As filed with the Securities and Exchange Commission on January 17, 2018.

Registration No. 333-222233

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ADT Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7381	47-4116383
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

1501 Yamato Road

Boca Raton, Florida 33431

(561) 988-3600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Timothy J. Whall

Chief Executive Officer

1501 Yamato Road

Boca Raton, Florida 33431

(561) 322-7235

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Taurie M. Zeitzer, Esq. Tracey A. Zaccone, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 (212) 373-3000	P. Gray Finney, Esq. Senior Vice President, Chief Legal Officer & Secretary 1501 Yamato Road Boca Raton, Florida 33431 (561) 988-3600	Arthur D. Robinson, Esq. David W. Azarkh, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share	127,777,778	$19.00	$2,427,777,782	$302,258.33

(1)	Estimated pursuant to Rule 457(a) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, and includes 16,666,667 shares of common stock that the underwriters have an option to purchase. See “Underwriting (Conflicts of Interest)”.
(2)	Calculated pursuant to Rule 457(a) of the Securities Act of 1933, as amended, based on an estimate of the proposed maximum aggregate offering price.
(3)	The Registrant previously paid $302,258.33 of the registration fee in connection with prior filings of this Registration Statement.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated January 17, 2018

PROSPECTUS

111,111,111 Shares

ADT Inc.

Common Stock

This is the initial public offering of ADT Inc., a Delaware corporation. We are offering 111,111,111 shares of common stock.

We expect the public offering price to be between $17.00 and $19.00 per share. Prior to this offering, no public market exists for the shares. We intend to apply to list our common stock on The New York Stock Exchange (“NYSE”) under the symbol “ADT.” Following the completion of this offering and related transactions, funds affiliated with or managed by Apollo Global Management, LLC will continue to own a majority of the voting power of our outstanding common stock. As a result, we expect to be a “controlled company” under the corporate governance rules for NYSE-listed companies and will be exempt from certain corporate governance requirements of such rules. See “Risk Factors—Risks Related to this Offering and Ownership of our Common Stock” and “Principal Stockholders.”

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 33 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)	See “Underwriting (Conflict of Interest)” for additional information regarding the underwriters’ compensation.

The underwriters may also exercise their over-allotment option to purchase up to an additional 16,666,667 shares from us at the public offering price, less underwriting discounts and commissions, for 30 days after the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock against payment on or about                     , 2018.

Joint Book-Running Managers

Morgan Stanley	Goldman Sachs & Co. LLC

Barclays	Deutsche Bank Securities	RBC Capital Markets

Citigroup	BofA Merrill Lynch	Credit Suisse

Co-Managers

Imperial Capital	Academy Securities	Allen & Company LLC
Apollo Global Securities	Citizens Capital Markets	LionTree

SunTrust Robinson Humphrey	The Williams Capital Group, L.P.

The date of this prospectus is                     , 2018.

140+ Years as the

MOST RECOGNIZED & TRUSTED BRAND

at home

at work

on the go

online

Redefining Security

8+ Million customers[†]

200+ Locations

18,000 Employees

15 Million alarms handled yearly

28 alarms a minute / 24 hours a day / 365 days a year

A+ BBB Rating

† 7.2 Million customers excluding contracts monitored but not owned.

SECURED BY
ADT
800.ADT.ASAP
ADT.COM

REDEFINING
SECURITY
HJG 381

ADT

Helping our customers protect
& connect to what matters most.

AMERICAN DISTRICT TELEGRAPH CO
Electric Protection Service
FIRE BURGLARY HOLD UP
140+ Years
of Security Innovation

REAL CUSTOMERS
Saved by ADT
#ADTsaves

For investors outside the United States: neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside of the United States.

You should rely only on the information contained in this prospectus and any related free writing prospectus that we may provide to you in connection with this offering. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

i

TRADEMARKS, TRADE NAMES, AND SERVICE MARKS

We use various trademarks, trade names and service marks in our business, including registered trademarks relating to the names “ASG SECURITY,” “PROTECTION ONE,” “ADT,” “ADT PULSE,” “CANOPY,” “ADT ALWAYS THERE,” “COMPANION SERVICE,” and “CREATING CUSTOMERS FOR LIFE,” as well as ADT’s (as defined herein) signature blue octagon logo. Pursuant to a Trademark Agreement between The ADT Corporation (as defined herein) and Tyco International Ltd., we may not use certain trademarks associated with ADT’s brand, including “ADT,” outside of the United States, Canada, Puerto Rico, and the U.S. Virgin Islands. This prospectus contains references to our trademarks and service marks. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

INDUSTRY AND MARKET DATA

We include in this prospectus statements regarding factors that have impacted our and our customers’ industries. Such statements are statements of belief and are based on industry data and forecasts that we have obtained from industry publications and surveys, including those published by Barnes Associates, as well as internal company sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of such information. In addition, while we believe that the industry information included herein is generally reliable, such information is inherently imprecise. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption “Risk Factors” in this prospectus.

BASIS OF PRESENTATION

In this prospectus, unless otherwise indicated or the context otherwise requires, references to the “Company,” the “Issuer,” “we,” “us,” “our,” and “ADT” refer to ADT Inc., a Delaware corporation (formerly named Prime Security Services Parent, Inc.), and its current and former consolidated subsidiaries, including Prime Security Services Borrower, LLC (“Prime Borrower”), The ADT Security Corporation (formerly named The ADT Corporation) (“The ADT Corporation”), Protection One, Inc. (“Protection One”), and ASG Intermediate Holding Corp. (“ASG”). References to our “Sponsor” refer to certain investment funds directly or indirectly affiliated with or managed by Apollo Global Management, LLC and its subsidiaries and its affiliates (“Apollo”) as described under “Prospectus Summary—Our Sponsor.”

On July 1, 2015, the Company’s indirect wholly owned subsidiary, Prime Protection One MS, Inc. (“Merger Sub”), was merged with and into Protection Holdings II, Inc. (the “Protection One Acquisition”). Upon consummation of the Protection One Acquisition, the separate corporate existence of Merger Sub ceased and Protection Holdings II, Inc. continued as an indirect wholly owned subsidiary of the Company. Prior to the Protection One Acquisition, Protection Holdings II, Inc. was owned by affiliates of GTCR Golder Rauner II, LLC (collectively, “GTCR”), management investors and certain co-investors.

On July 1, 2015, the Company acquired all of the outstanding stock of ASG (the “ASG Acquisition” and, together with the Protection One Acquisition, the “Formation Transactions”). Following the ASG Acquisition, ASG became an indirect wholly owned subsidiary of the Company.

On May 2, 2016, Prime Security One MS, Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Company (“Prime Merger Sub”), merged with and into The ADT Corporation (the “ADT Acquisition”). Upon consummation of the ADT Acquisition, the separate corporate existence of Prime Merger Sub ceased and The ADT Corporation survived as an indirect wholly owned subsidiary of the Company. Prior to the ADT Acquisition, The ADT Corporation was a publicly traded corporation listed on The New York Stock Exchange.

Protection One is the predecessor of ADT Inc. for accounting purposes. The period presented prior to the Protection One Acquisition (which occurred on July 1, 2015), is comprised solely of predecessor activity and is hereinafter referred to as the “Predecessor.” The period presented after the Successor’s (as defined below) inception on May 15, 2015 (“Inception”) is comprised of Company activity which is, prior to the ADT Acquisition on May 2, 2016, the collective activity of Protection One and ASG, and after the ADT Acquisition on May 2, 2016, the collective activity of The ADT Corporation, Protection One, and ASG, and is hereinafter referred to as the “Successor.”

This prospectus contains financial statements for the years ended December 31, 2016, 2015, and 2014 and for the nine months ended September 30, 2017 and 2016. The historical consolidated financial statements of the Company include (a) the consolidated results of ADT Inc. and its subsidiaries for the year ended December 31, 2016 and from Inception through December 31, 2015, and (b) Protection One and its subsidiaries for the period from January 1, 2015 through June 30, 2015 and for the year ended December 31, 2014.

This prospectus also contains the financial statements of Alarm Security Holdings LLC, the parent company of ASG, for the six months ended June 30, 2015 and the year ended December 31, 2014.

This prospectus further contains the financial statements of The ADT Corporation for the fiscal years ended September 25, 2015, September 26, 2014, and September 27, 2013 and the six months ended March 31, 2016 and March 31, 2015.

All financial statements presented in this prospectus supplement have been prepared in U.S. dollars in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

The Company reports financial and operating information in one segment. The Company’s operating segment is also the Company’s reportable segment.

USE OF NON-GAAP FINANCIAL INFORMATION

We have provided Adjusted EBITDA, Covenant Adjusted EBITDA, Pro Forma Adjusted EBITDA, Supplemental Pro Forma Adjusted EBITDA, Historical Combined Free Cash Flow, and Free Cash Flow in this prospectus because we believe such measures provide investors with additional information to measure our performance.

We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about certain material non-cash items and about unusual items that we do not expect to continue at the same level in the future, as well as other items. Further, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures. We believe that the presentation of Covenant Adjusted EBITDA is appropriate to provide additional information to investors about our ability to operate our business in compliance with the restrictions set forth in our debt agreements and is a component of compensation measures for our executives by supplementing GAAP measures of performance in the evaluation of the effectiveness of our business strategies. We also believe that Pro Forma Adjusted EBITDA appropriately illustrates the effect that the ADT Acquisition had, and the completion of this offering will have, on our Adjusted EBITDA, assuming that such transactions took place on January 1, 2016, as required under Article 11 of Regulation S-X. We also believe that Supplemental Pro Forma Adjusted EBITDA is appropriate to illustrate the effect that the ADT Acquisition and the Formation Transactions had on our Adjusted EBITDA, assuming that such transactions took place on January 1, 2015.

Adjusted EBITDA, Covenant Adjusted EBITDA, Pro Forma Adjusted EBITDA, and Supplemental Pro Forma Adjusted EBITDA are not presentations made in accordance with GAAP. Our use of the terms Adjusted EBITDA, Covenant Adjusted EBITDA, Pro Forma Adjusted EBITDA, and Supplemental Pro Forma Adjusted EBITDA may vary from others in our industry. Adjusted EBITDA, Covenant Adjusted EBITDA, Pro Forma Adjusted EBITDA, and Supplemental Pro Forma Adjusted EBITDA should not be considered as alternatives to operating income or net income. Adjusted EBITDA, Covenant Adjusted EBITDA, Pro Forma Adjusted EBITDA, and Supplemental Pro Forma Adjusted EBITDA have important limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA, Covenant Adjusted EBITDA, Pro Forma Adjusted EBITDA, and Supplemental Pro Forma Adjusted EBITDA:

•	exclude certain tax payments that may represent a reduction in cash available to us;

•	do not reflect any cash capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	do not reflect changes in, or cash requirements for, our working capital needs;

•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

•	exclude certain non-cash and non-recurring charges; and

•	exclude charges and gains related to acquisitions, integrations, restructurings, impairments, and other income or charges.

Our definitions of Adjusted EBITDA, Covenant Adjusted EBITDA, Pro Forma Adjusted EBITDA, and Supplemental Pro Forma Adjusted EBITDA allow us to add back certain non-cash and non-recurring charges that are deducted in calculating net income and to deduct certain non-recurring gains that are included in calculating net income. However, these expenses and gains may recur in the future, vary greatly, and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, in the case of charges or expenses, these items can represent the reduction of cash that could be used for other corporate purposes.

Historical Combined Free Cash Flow is defined as cash from operating activities less cash outlays related to capital expenditures and reports, on a combined basis, the Historical Free Cash Flow results for the Company, The ADT Corporation, Protection One, and ASG Intermediate Holding Corp., where applicable, for the periods presented. Free Cash Flow is defined as cash from operating activities less cash outlays related to capital expenditures. We define capital expenditures to include purchases of property and equipment; capitalized costs associated with transactions in which we retain ownership of the security system; and accounts purchased through our network of authorized dealers or third parties outside of our authorized dealer network. In arriving at Historical Combined Free Cash Flow and Free Cash Flow, we subtract these items from cash from operating activities because they represent long-term investments that are required for normal business activities. As a result, subject to the limitations described below, Historical Combined Free Cash Flow and Free Cash Flow are useful measures of our cash available to repay debt, make other investments, and pay dividends.

Historical Combined Free Cash Flow and Free Cash Flow adjust for cash items that are ultimately within management’s discretion to direct and therefore may imply that there is less or more cash that is available than the most comparable GAAP measure. Historical Combined Free Cash Flow and Free Cash Flow are not intended

v

to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Historical Combined Free Cash Flow and Free Cash Flow in combination with the GAAP cash flow measures.

Due to these limitations, we rely primarily on our GAAP results and use Adjusted EBITDA, Covenant Adjusted EBITDA, Pro Forma Adjusted EBITDA, Supplemental Pro Forma Adjusted EBITDA, Historical Combined Free Cash Flow, and Free Cash Flow only supplementally.

For more information on the use of non-GAAP financial information and reconciliations to the nearest GAAP measures, see “Prospectus Summary—Summary Historical and Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Covenant Adjusted EBITDA,” and “Supplemental Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

PROSPECTUS SUMMARY

The following summary contains selected information about us and about this offering. It does not contain all of the information that is important to you and your investment decision. Before you make an investment decision, you should review this prospectus in its entirety, including matters set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” consolidated financial statements and the related notes thereto included elsewhere in this prospectus, and the Company’s historical financial statements and the related notes thereto included elsewhere in this prospectus. Some of the statements in the following summary constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement to (i) ”we,” “our,” “us,” “ADT,” and the “Company” refer to ADT Inc. (the “Issuer”) (formerly named Prime Security Services Parent, Inc.) and each of its consolidated subsidiaries, (ii) “The ADT Corporation” refers to The ADT Security Corporation (formerly named The ADT Corporation) and each of its consolidated subsidiaries prior to the consummation of the ADT Acquisition described below under “—Our Formation,” (iii) “ASG” refers to ASG Intermediate Holding Corp and each of its consolidated subsidiaries prior to the consummation of the ASG Acquisition described below under “—Our Formation,” (iv) “Protection One” refers to Protection One, Inc. and each of its consolidated subsidiaries prior to the consummation of the Protection One Acquisition described below under “—Our Formation,” (v) “Holdings” refers to Prime Security Services Holdings, LLC, (vi) “Prime Borrower” refers to Prime Security Services Borrower, LLC, our operating company, (vii) “Ultimate Parent” refers to Prime Security Services TopCo Parent, LP, our direct parent company, and (viii) our “Sponsor” refers to certain investment funds directly or indirectly managed by Apollo Global Management, LLC, its subsidiaries and its affiliates (“Apollo”) as described under “—Our Sponsor.”

COMPANY OVERVIEW

We are the leading provider of monitored security, interactive home and business automation and related monitoring services in the United States and Canada. Our mission is to help our customers protect and connect to what matters most—their families, homes, and businesses. The ADT brand is synonymous with security and, as the most recognized and trusted brand in the industry, is a key driver of our success. A 2017 survey found that the ADT brand had approximately 95% brand awareness, and nearly half of ADT customers surveyed did not consider any other security alarm provider during their purchase process. We estimate that we are approximately five times larger than the next largest residential competitor, with an approximate 30% market share of the residential monitored security industry in the United States and Canada. Excluding contracts monitored but not owned, we currently serve approximately 7.2 million residential and business customers, making us the largest company of our kind in the United States and Canada. We are one of the largest full-service companies with a national footprint providing both residential and commercial monitored security. We deliver an integrated customer experience by maintaining the industry’s largest sales, installation, and service field force, as well as a 24/7 professional monitoring network, all supported by approximately 18,000 employees visiting approximately 10,000 homes and businesses daily. We handle approximately 15 million alarms annually. We provide support from over 200 sales and service locations and through our 12 monitoring centers listed by Underwriters Laboratories (“U.L.”).

Largest Security Monitoring Companies by Monitoring and Related Services Revenue ($ amounts in millions)(1)

(1)	Information for companies other than ADT, Stanley, Comcast, and AT&T is based on monthly recurring monitoring and related services revenue as of December 31, 2016 published in SDM Magazine’s 2017 rankings, a publicly available report, which we annualized for the twelve-month period ended December 31, 2016. Information for Stanley is based on Stanley’s monthly recurring monitoring and related services revenue published in Stanley’s investor day presentation, dated May 16, 2017. Information for ADT is monitoring and related services revenue for the supplemental pro forma year ended December 31, 2016. We present monitoring and related services revenue as of the twelve-month period ended on December 31, 2016 because that is the latest period for which we have access to reliable information for other large security monitoring companies. We believe that ADT continues to have comparably larger monitoring and related services revenue than other security monitoring companies for the periods following December 31, 2016.
(2)	Information for Comcast and AT&T is not available for the twelve-month period ended December 31, 2016. We have estimated the above figures assuming that Comcast and AT&T have 1,000,000 and 400,000 customers, respectively, which numbers are derived from public reports. Additionally, we have assumed revenues of $40 per month per customer for each company, which is the cost of the most affordable plan they offer.

Our brand, scale, and national footprint underpin our extremely attractive business model, which is characterized by significant and stable cash flow on recurring services and contractually committed revenue streams, attractive returns on new customer acquisition expenditures, and attractive growth opportunities for new complementary products and services.

Significant and Stable Cash Flow Generation. More than 90% of our revenue is recurring from contractually-committed monthly payments under customer contract terms that are generally three to five years in length and where the average customer tenure exceeds the initial contract term. The stability of our revenues is further driven by our industry’s resilience to economic recessions, as demonstrated by the positive market growth in every year through the 2008-2010 economic crisis. As a result of our approximately $3.5 billion net operating loss position, we do not expect to be a material cash taxpayer until approximately 2022 to 2024. This estimate is based on a number of significant assumptions including, but not limited to, a preliminary interpretation of the impact of U.S federal income tax reform and could be impacted by several factors as outlined in “Risk Factors—Risks Related to Our Business—U.S. federal income tax reform could adversely affect us” and “Risk Factors—Risks Related to Our Business—We have significant deferred tax assets, and any impairments of or valuation allowances against these deferred tax assets in the future could materially adversely affect our results of operations, financial condition, and cash flows.” Additionally, we have limited working capital needs and are able to reduce capitalized and expensed subscriber acquisition costs as attrition continues to decrease. As a result of our high margins, we are able to generate significant cash flow from operating activities.

Highly Attractive Rate of Return on Customer Acquisition Expenditures. We generate attractive returns on new customer acquisition expenditures and believe we will be able to further increase these returns through several key initiatives, including our focus on improving attrition and reducing subscriber acquisition costs. The expansion of our offerings through new channels to market such as Do-it-Yourself (“DIY”) and retail, along with growth in commercial markets, where subscriber acquisition costs are lower, will also drive improvement in our internal rates of return.

Attractive Growth Opportunities. We are well-positioned to drive growth in our residential channel by leveraging ADT’s brand and scale and our renewed focus on the customer experience. We are also well-positioned to drive growth in our commercial and multi-site customer channels as a result of these factors coupled with Protection One’s strong existing commercial and multi-site customer base and expertise. In addition, we have attractive growth opportunities for complementary products and services, including through partnerships with leading technology firms such as Honeywell, Samsung, Amazon, Life 360, and Cisco Meraki. These partnerships collectively extend our presence to new channels (including DIY, retail, and e-commerce) and new and complementary offerings in automation, cyber security, and mobile on-the-go applications.

We offer our residential, commercial, and multi-site customers a comprehensive set of burglary, video, access control, fire and smoke alarm, and medical alert solutions. Our 24/7 monitoring capabilities are enabled by our 12 monitoring centers listed by U.L., which ensure that any detected threats are met with a rapid response by a trained ADT professional. Our core professional monitored security offering is complemented by a broad set of innovative products and services, including interactive home and business automation solutions that are designed to control access, react to movement, and sense carbon monoxide, flooding, and changes in temperature or other environmental conditions, as well as address personal emergencies, such as injuries, medical incidents or incapacitation. These products and services include interactive technologies to enhance our monitored solutions and to allow our customers to remotely manage their residential and commercial environments by adding increased automation through video, access control and other smart building functionality. Through ADT’s interactive platform, customers can use their smart phones, tablets, and laptops to arm and disarm their security systems, adjust lighting or thermostat levels, view real-time video of their premises, and program customizable schedules for the management of a range of smart home products. ADT customers can also arm their systems via Amazon Alexa-enabled devices, such as an Amazon Echo or Echo Dot. To further complement security beyond the home, ADT will soon offer a mobile security service available via a downloadable application, which provides family location technology, 24/7 crash detection, and roadside assistance with professional panic response monitoring via ADT. In addition, we offer professional monitoring of third party devices through our ADT Canopy platform. ADT Canopy enables other companies to integrate solutions into our monitoring and billing platform and allows us to provide monitoring solutions to customers who do not currently have an ADT security system or interactive automation platform installed on premise. The ADT platform easily integrates third-party hubs, DIY solutions, and Internet-of-Things (“IoT”) devices to our professional monitoring network on a contracted or per-month billing basis.

Our significant size and scale provide us several competitive advantages when compared to smaller local and regional companies. We achieve meaningful economies of scale in monitoring, customer service, and purchasing power, while significant density in major markets reduces our installation and service costs per customer. Our national footprint drives marketing efficiency, and our leading brand allows us to reduce new customer acquisition costs. Importantly, our scale, distribution platform, and brand strength make us the “partner of choice” for major technology companies, which has enabled us to leverage our service and monitoring expertise to expand our addressable market to include a wide range of technology-driven monitoring and service solutions.

In the nine months ended September 30, 2017 and the year ended December 31, 2016, we had total revenues of $3,210 million and $2,950 million, respectively, and net losses of $296 million and $537 million, respectively. In the twelve months ended September 30, 2017, we generated $4,007 million of monitoring and related services revenue and $2,308 million of Adjusted EBITDA, see footnote (k) under “—Summary Historical and Pro Forma Financial Information.” On a supplemental pro forma basis, for the year ended December 31, 2016, we generated $3,954 million of pro forma monitoring and related services revenue and $2,177 million of Supplemental Pro Forma Adjusted EBITDA. We use the non-GAAP measures Adjusted EBITDA and Supplemental Pro Forma Adjusted EBITDA as measures of our performance. Adjusted EBITDA and Supplemental Pro Forma Adjusted EBITDA are reconciled to net loss in the section titled “—Summary Historical and Pro Forma Financial Information” and “—Supplemental Information.”

OUR HISTORY AND TRANSFORMATION

ADT has a long legacy as a trusted and innovative security service provider for homes and businesses. Now an iconic American brand, ADT’s history began in 1874, when it was established as The American District Telegraph Company, embracing the most advanced communications technology of the 1800s. A core aspect of ADT’s success over our more than 140-year history has been our culture of technological and service innovations that have allowed us to remain a market leader and to pursue our core mission of keeping our customers safe and their property protected.

Over the last 20 years we have continued to bring new products and services to market to meet changing customer needs and make use of newly emerging technologies. In 2001, we became the first security company to offer a web-enabled home security system, ADT Safewatch iCenter. We diversified our offerings further with the introduction of the ADT Companion Services System, designed to make sure people could live comfortably and safely in their own homes for as long as possible. In 2010, we launched ADT Pulse, making it possible to meet the expanding customer security, professional monitoring, and interactive automation needs for today’s increasingly active, mobile, and technology-centered lifestyles. ADT also continues to innovate through partnerships with leading technology providers.

Since the ADT Acquisition and our integration with Protection One, a new executive management team has driven a transformation that has resulted in a “New ADT” with a substantially improved customer experience and operating culture. As part of the ADT Acquisition, we combined the brand, history, and scale of legacy ADT with the customer service and operational excellence of Protection One to create an industry leader with the broadest portfolio, largest scale, and leading financial and operating metrics.

Our transformation has been led by our Chief Executive Officer Tim Whall, an industry veteran and former Protection One Chief Executive Officer with more than 35 years of industry experience, and a senior team comprised of both industry veterans and executives with deep functional expertise hired from outside the industry. This leadership team has coalesced to drive a culture centered on the customer, and one where all of our employees are fully aligned to the importance of our mission of helping our customers protect and connect to what matters most—their families, homes, and businesses. In addition to customer centricity, our internal cultural markers are characterized by a bias to act with urgency, high levels of teamwork and collaboration, individual accountability, and discretionary effort.

Through high levels of customer satisfaction and disciplined operating processes, the new management team has notably improved customer retention, reduced customer acquisition costs and improved profitability, thereby improving cash flow generation and increasing expected rates of return on new customer acquisition expenditures. Our strategy in this regard is organized around the following: (i) a strong focus on serving and satisfying our customer base to drive down attrition; (ii) disciplined and intelligent customer acquisition based on, among other factors, credit quality; (iii) improvements in the efficiency with which we acquire new customers; (iv) optimization of our cost structure including cost savings achieved through the combination of Protection One and The ADT Corporation; (v) expansion of our total addressable market through continued innovation and growth in technology-driven products and services, commercial security and other customer channels; and (vi) creation of a culture of engagement that breeds collaboration, accountability and discretionary effort among our employees.

We believe these strategies have already delivered significant improvements in operational and financial results. Importantly, we believe that we can drive further improvements that will create and capture additional value in the future. Our progress achieved since the ADT Acquisition includes:

•	Improved Operational and Financial Metrics. Comparing pre-acquisition Legacy ADT (as defined below) for its fiscal year ended September 25, 2015 to post-acquisition Legacy ADT (as defined below) in the trailing twelve-month period ended September 30, 2017, we reduced gross customer revenue attrition from 16.5% to 13.9%. In addition, in comparing pre-acquisition Legacy ADT for its fiscal year ended September 25, 2015 to the post-acquisition Company in the trailing twelve-month period ended September 30, 2017, we increased Adjusted EBITDA margins as a percentage of monitoring and related services revenues from 54.1% to 57.6%, and we reduced the customer revenue payback period from 2.7 years to 2.5 years. We also reduced total net capital expenditures as a percentage of Adjusted EBITDA and improved our cash flow.

We present these comparisons of pre-acquisition Legacy ADT to the post-acquisition combined Company of Protection One, ASG, and ADT because we believe pre-acquisition Legacy ADT is a familiar and meaningful historical data point, with which users of our financial statements may be familiar as it was a public company until May 2, 2016. Additionally, we believe these are meaningful comparisons as the operations of pre-acquisition Legacy ADT comprise a significant portion of the combined Company. We use the non-GAAP measure Adjusted EBITDA to measure our operating performance. Adjusted EBITDA is reconciled to net loss in the section titled “—Summary Historical and Pro Forma Financial Information.” Customer revenue payback period measures the approximate time in years required to recover our initial investment through contractual monthly recurring fees.

•	Strengthened Operating Discipline. We manage our business with a heavy reliance on data and daily operational measurements. We analyze specific and detailed reports, many of which go to transactional level detail, to evaluate performance across branches, teams, and individual employees. We place an emphasis on identifying variances and taking actions to improve outliers. This approach allows us to drive optimized performance across the business to improve customer service, operational execution, and financial performance.

•

Improved Customer Experience. Since the ADT Acquisition, we have made substantial progress in improving the experience of our customers through better processes, employee training, and the implementation of key initiatives at our call centers, across our sales teams, and at our local branch operations. We believe these improvements are demonstrated by some of the following key performance metrics: substantially reduced longest and average call wait times at our call centers, resulting in a significantly improved experience for customers calling for service on their accounts; reduced service backlog, enabling us to dispatch installation and service technicians to a customer’s premises far more quickly than before; lower call abandonment rates resulting from new processes at our call centers; and lower call center employee turnover. We believe these improvements create a virtuous cycle of more satisfied customers, leading to more engaged employees who, in turn, continue to improve service to our customers.

•	Reduced Customer Revenue Attrition. As a result of a combination of (i) increased discipline related to the credit quality of the new customers we acquire, including the expansion of credit scoring metrics to substantially all new customers, (ii) improved customer service, especially in the speed of our responsiveness in our call centers and field operations, and (iii) a technology-driven product and service offering that increases customer contact and allows us to provide tailored offerings, we have improved annual customer revenue attrition at legacy ADT by more than two and a half percentage points since the consummation of the ADT Acquisition. Customer revenue attrition is one of the most important drivers of value creation in security monitoring businesses, and based on our estimates every one percentage point improvement in attrition frees up more than $100 million of cash flow we would otherwise need to spend to replace those lost customers. We believe that substantial additional opportunities remain to further reduce attrition.

The ADT Corporation Trailing Twelve Month Gross Customer Revenue Attrition(1)

Note: Post-close and pre-close refer to the periods before and after the closing of the ADT Acquisition.

(1)	Gross Customer Revenue Attrition means recurring revenue lost as a result of customer attrition, net of dealer chargebacks and reinstatements, excluding contracts monitored but not owned. The information in this graph presents gross customer revenue attrition (a) prior to The ADT Acquisition, of The ADT Corporation (“pre-acquisition Legacy ADT”) and (b) following the consummation of the ADT Acquisition, of the Company excluding customers acquired under the Protection One and ASG brands (“post-acquisition Legacy ADT”).

•	Progress in Growth Areas. We have made substantial progress in the development of numerous potential growth areas for our Company, including: leveraging Protection One’s history in the commercial market to continue building a world-class commercial security business; expanding our total addressable market by leveraging the ADT brand to bring security monitoring to innovative new customer experiences and offerings, evidenced by progress in developing cyber security and our new on-the-go mobile offerings; and continuing to take advantage of our status as a “partner of choice” to leading technology companies, evidenced by our recently announced partnership with Amazon.

COMPETITIVE STRENGTHS

We believe the following competitive strengths position us to remain the leader in the markets we serve and to capture growth opportunities with complementary products and services:

Highest Brand Recognition

Trusted by customers since 1874, the ADT brand is synonymous with security. In an industry where customers rely on their security service provider to respond quickly in moments of detected threats, we have maintained that trust. In a 2017 survey, our scale, high-quality customer care, and service expertise have earned us the highest brand awareness among consumers (approximately 95%) and make us the “best brand,” according to approximately 54% of consumers surveyed (compared to the next highest competitor mention with approximately 6%). Additionally, nearly half of ADT’s customers surveyed do not consider other competitors during their monitored security purchase process. In combination with our scale and national footprint, our brand drives marketing efficiencies enabling us to optimize new customer acquisition costs. We also believe our iconic brand will continue to differentiate our business and provide us with the opportunity to grow our product and service offerings and enter new channels.

Clear Market Leader with Five Times the Market Share of the Next Largest Residential Competitor

We are the clear market leader in the large, fragmented, growing, and economically resilient residential, commercial, and multi-site monitored security industry. We serve approximately 7.2 million customers, excluding contracts monitored but not owned. We estimate that we are approximately five times larger than the next residential competitor, with an approximate 30% market share in the residential monitored security industry in the United States and Canada. Our significant size and scale provide us with several competitive advantages when compared to smaller and local regional companies, including meaningful economies of scale in monitoring, customer service, and purchasing power, and reduced installation and acquisition costs per customer.

Nationwide Presence with the Most Diverse Distribution and Support Network

We are one of the largest nationwide, multi-channel security monitoring companies. Our installed security system and professional monitoring customers include residences, commercial facilities, and multi-site locations. As of September 30, 2017, our customers were supported by more than 200 customer sales and service offices and a team of approximately 18,000 employees across the United States and Canada. Our team represents the industry’s largest sales, installation, and service field force, and includes over 2,800 field sales professionals, approximately 450 phone sales agents, a dedicated health sales team, an exclusive network of approximately 300 authorized dealer partners across the United States and Canada, and approximately 4,600 installation and service technicians. We also maintain the industry’s largest 24/7, professional monitoring network of 12 U.L.-listed monitoring centers in the United States and Canada. Combined with our leading brand and scale, we believe our national footprint makes us the “partner of choice” for major technology companies, which has enabled us to leverage our service and monitoring expertise to expand our addressable market to include a wide range of technology-driven monitoring and service solutions.

Comprehensive, Innovative Security Platform with Extensions Beyond the Home and Business

We believe we offer the most comprehensive and innovative suite of products and services that meet a range of customer security and professional monitoring needs for today’s increasingly active, mobile, and technology-centered lifestyles. Our principal service offerings involve the installation and professional monitoring of residential and commercial security systems designed to detect intrusion, control access, and react to movement, smoke, carbon monoxide, flooding, temperature, and other environmental conditions and hazards, as well as to address personal emergencies such as injuries, medical incidents, or incapacitation.

We have complemented and extended these security and interactive automation solutions with a number of innovative offerings delivered through our platforms. Our ADT interactive platform enables our customers to integrate compatible devices and services into existing security systems to permit remote management and professional monitoring. ADT provides remote management and professional monitoring, as well as professional monitoring to owners and users of DIY solutions, IoT devices, and artificial intelligence hubs who do not currently have an installed ADT security system.

By integrating advanced and internet-based technologies into our installed security systems and professional monitoring network, we believe we represent an attractive collaboration partner for third-party technology companies and vendors, such as Honeywell, Samsung, Amazon, Cisco Meraki, Apple HomeKit, Life360, and the growing list of companies in smart home technologies who may seek to introduce their products and services to our customer base.

We will soon make commercially available ADT Go, a new family safety service and mobile application built in conjunction with trusted partner and family location market leader, Life360, offering customers peace of mind by combining Life360’s proprietary family location technology, 24/7 crash detection, and roadside assistance with professional beyond-premise and on-the-go panic response monitoring via ADT. This combination brings our professional monitoring capabilities to individuals and families when they are outside of their home or business.

Customer-First Culture Delivering an Exceptional Customer Experience

To complement our advanced security and monitoring solutions, we are committed to providing superior customer service with a focus on speed and quality of responsiveness. Our key customer service objectives include the following, which we believe provide significant differentiation relative to our industry competitors:

•	target of under 60 seconds wait time for all calls,

•	minimize call abandonment rate,

•	live call answer with no or limited auto-attendant,

•	minimize field service backlog with a pledge to provide same day or next day service, and

•	low employee turnover.

We are also highly focused on offering a fully-integrated and seamless customer experience by fostering close collaboration between our sales representatives, customer service representatives, and installation and service technicians. We believe our commitment to delivering high-quality customer service will further enhance our brand, improve customer satisfaction, increase customer retention, and drive our internal rates of return and cash flow generation.

Attractive Financial Profile with Strong Rates of Return and Cash Flow Generation

We benefit from a stable revenue profile, with more than 90% of our revenue coming from recurring contractually-committed monthly payments under contracts with initial terms that are generally three to five years in length, and where the average customer tenure exceeds the initial contract term. The stability of our revenues is further driven by our industry’s resilience to economic recessions, as demonstrated by the positive market growth in every year through the 2008-2010 economic crisis. We are able to generate significant cash flow from operating activities as a result of our high margins, limited cash taxes and limited working capital needs. We also believe that our returns on new customer acquisition expenditures relating to new residential, commercial, and multi-site customers are attractive, as they generally achieve a revenue break-even point in less than three years.

Significant Growth Opportunities in Commercial and Multi-Site Customer Channels

We believe the commercial and multi-site channels represent attractive opportunities for disciplined growth and are characterized by higher returns on new customer acquisition expenditures relative to the residential channel. The commercial and multi-site customer channels generally have higher customer retention, higher average revenue per customer, and lower costs to add new customers relative to the recurring revenue they generate. These characteristics provide further opportunity to optimize our key business drivers that focus on, and yield, strong cash flow generation. We believe that ADT’s combination with Protection One has enabled, and will continue to enable, us to combine Protection One’s expertise in the commercial and multi-site customer space with the strength of the ADT brand and customer network to capture additional commercial and multi-site customer market share.

Highly Experienced, Expert Management Team with Successful Track Record of Delivering Results

Our highly experienced management team shares a long and successful history of collaboration and accomplishments in the security monitoring industry. Led by Chief Executive Officer Tim Whall, a security industry veteran with over 35 years of industry experience, core members of our management team have decades of combined operating experience, and, prior to joining our Company, had driven operational success followed by profitable growth at five different companies: legacy ADT, SecurityLink, Honeywell Security Monitoring, Stanley Convergent Security, and Protection One. Since joining our Company, the management team has further enhanced our strong foundation with an integrated strategy based on productivity, customer selection, exceptional customer service, and delivery on financial commitments.

Strengthened Operating Discipline

We manage our business with a heavy reliance on data and daily operational measurements. We analyze specific and detailed reports, many of which go to transactional level detail, to evaluate performance across branches, teams, and individual employees. We focus especially on identifying variances and taking actions to improve outliers. This approach allows us to drive optimized performance across the business to improve customer service, operational execution, and financial performance.

BUSINESS STRATEGIES

We believe the following core business strategies will continue to position our Company as the leader in the markets we serve:

Optimize Key Business Drivers that Drive Returns and Cash Flow Generation

We intend to optimize returns on new customer acquisition expenditures and cash flow generation by continuing to focus on the following key drivers of our business: best-in-class customer service; disciplined, high-quality residential, commercial, and multi-site customer additions; efficient customer acquisition; reduced costs incurred to provide ongoing services to customers; and increased customer retention. We believe we have already demonstrated a track record under our new management team of successfully executing on these key business drivers and delivering optimized cash flow generation. By utilizing best-in-class industry practices, we believe we are well-positioned to further optimize financial returns and drive continued value creation.

Maintain Our Commitment to Best-in-Class Customer Service

We are focused on instilling a culture aimed at driving industry-leading customer service to our broad customer base. We believe our commitment to best-in-class customer service will drive increased customer retention, and as a result, greater cash flow generation. We serve our customer base from more than 200 locations throughout the United States and Canada, including 12 U.L.-listed monitoring centers. From these locations, our teams provide monitored security and interactive residential and commercial automation solutions including installation, field service and repair, and ongoing monitoring and customer support. Our installation and service technicians and customer service representatives deliver a high-quality customer service experience that enhances our brand, improves customer satisfaction, increases customer retention, and accelerates the adoption of additional interactive automation solutions, and therefore drives returns on new customer acquisition expenditures and greater cash flow generation. In the past year, we believe we have revitalized the customer service culture at ADT—our daily call abandonment rates are almost always less than 1% and more than 99% of our customer calls are answered within sixty seconds, and we pride ourselves on being responsive to our customers and providing same or next day service for the majority of our customers.

Maintain Our High-Quality Customer Base

In addition to customer service improvements, we believe customer retention is also strongly correlated with the credit quality of our customers. We plan to maintain our focus on strict underwriting standards, and have established processes to evaluate potential new customers’ creditworthiness to improve our customer selection or require upfront payments for higher risk customers. We expect our focus on generating high-quality customers will continue to result in a portfolio of customers with attractive credit scores, thereby improving retention, decreasing credit risk exposure, and generating a strong, long-term customer portfolio that generates robust returns on new customer acquisition expenditures and drives strong cash flow generation.

Partner with Leading Third Parties to Extend and Enhance Our Product Offering and Customer Base

ADT has a proven history of partnering with leading third-party vendors, and we intend to continue to leverage these relationships to expand and enhance our digital footprint to create a platform for further integration. In January 2016, we announced a new nationwide professional monitoring service via the ADT platform, which is positioned to provide on demand services to compatible DIY and IoT devices such as cameras, sensors, and wearables. Compatible devices and platforms include those manufactured by Samsung, Honeywell, NETGEAR, and Apple’s HomeKit. In January 2017, we announced integration with Amazon Alexa to aid ADT customers in facilitating home security through voice commands via our ADT interactive platform. In January 2017, we announced a partnership with Life360, to develop a family safety service and mobile application we expect to launch later this year. We also announced in June 2017 that we will feature advanced managed and monitored network security and location analytics capabilities for retailers, such as foot traffic, heat mapping, dwell time, and new versus repeat customer visit analysis, using Cisco Meraki Access Points (AP). In August 2017, we also launched the ADT Panic Response service with the Samsung Gear S2 and S3 smartwatches, which are the first wearable devices to include this new level of personal protection. Together with Samsung, in October 2017, we introduced the Samsung SmartThings ADT home security system, which is a safe, easy, and flexible DIY security and smart home solution that gives consumers the ability to create a safe and secure home and grow their connected home ecosystem as their needs evolve. We expect a growing opportunity to expand from our core business to drive growth in adjacent markets, capitalizing on our core expertise and monitoring and service capabilities—along with our brand strength and high degree of customer trust—to expand our addressable market. We intend to pursue additional opportunities in adjacent markets, including through potential selective acquisitions.

Disciplined Expansion of Our Commercial and Multi-Site Account Customer Base

We intend to continue building the industry’s leading nationwide platform that leverages the complementary characteristics of each of our three key customer channels: residential, commercial, and multi-site customers. By leveraging ADT’s scale and leading brand recognition and Protection One’s leading customer care, service expertise, and existing commercial and multi-site customer base and platform, we will continue to seek disciplined growth in our commercial and multi-site channels. While the economics of our residential channels remain attractive, we believe disciplined growth in the commercial and multi-site customer channels will provide further opportunity to optimize our key business drivers that focus on, and yield, strong cash flow generation. We believe returns on new customer acquisition expenditures in these channels are attractive relative to our residential channels, as they have traditionally produced higher average revenues per customer and have lower customer acquisition costs as a multiple of recurring revenues. In fact, many multi-site customers often seek customized solutions with little-to-no upfront net customer acquisition costs. Commercial and multi-site customers also generally have stronger retention rates than residential customers as a result of higher vendor switching costs, longer contract terms, and a more limited set of competitors in the commercial market.

OUR MARKET OPPORTUNITY

Overview of U.S. Monitored Security Market

According to Barnes Associates, the U.S. monitored security market is a $55 billion industry as of 2016 and includes all companies that design, sell, install, monitor, and service alarm systems for residential, commercial, and multi-site customers. Monitoring and service revenue, estimated at $27 billion in 2016, has grown every year for the past 15 years, and we believe is well-positioned to benefit from additional growth generated by value-added services and additional market penetration. The recurring revenue portion of the industry is highly predictable and economically resilient, as evidenced by its continued growth during the recent economic downturn. From 2000 to 2016, monitoring and service revenue increased every year from $8 billion to $27 billion, representing a compound annual growth rate (“CAGR”) of approximately 7.7%. We believe that the historical rates of growth will continue going forward, with potential upside from the evolution and advancement of industry products and services which could grow the total addressable market and may result in increases in penetration.

Historical Industry Monitoring and Service Revenue

Source: Barnes Associates, Security Alarm Industry Overview, February 2017.

Residential Market

The residential monitored security market in the United States and Canada is highly fragmented, with a small number of major firms and thousands of smaller regional and local companies. We are the clear market leader, based on our estimates that we are approximately five times larger than the next largest residential competitor, with an approximate 30% market share of the residential monitored security industry in the United States and Canada.

Professionally monitored home security alarm systems have been proven to be very effective at not only preventing intruders from entering homes, but also reducing the amount of loss. According to a study by the

UNC Charlotte Department of Criminal Justice and Criminology, approximately 83% of burglars said they would try to determine if an alarm were present before attempting a burglary, and approximately 60% said they would seek an alternative target if there was an alarm on-site. Among those who discovered the presence of an alarm while attempting a burglary, half reported they would discontinue the attempt. Additionally, the Rutgers University School of Criminal Justice conducted a four-year study of the relationship between break-ins and the presence of home security systems in New Jersey. It found that a security system not only deters burglars from breaking into a home, but also acts as a protection for nearby homes, indicating the presence of several homes with security systems in the same neighborhood deterred burglars from the entire area. Moreover, according to the Alarm Industry Research and Educational Foundation, average losses on homes without an alarm are over 60% higher than homes equipped with alarms. We believe the effectiveness of professionally monitored alarms will continue to be recognized by the market. In addition, we believe many of our customers purchase monitored security and automation services as a result of their insurance carriers, who may offer lower insurance premium rates if a security system is installed or may require that a system be installed as a condition of coverage.

The residential security and smart home industry has the following key characteristics:

•	Stable, Growing Core Security Market. Customer demand for monitored security services has grown every year since 2000. Customers demand a trusted brand, a high level of ongoing customer service, and rapid response in the event of a detected threat. Because of how ingrained the security providers are within the home, we believe that security is one of the key anchors in the broader smart home offering.

•	Economically-Resilient Industry that Grew During Recession. The monitored security market demonstrates a high degree of economic resilience, and grew approximately 3% annually during the 2008-2010 recession. The economic resilience of the industry is driven by several key factors including: (i) the contractual, recurring nature of industry revenues; (ii) reduced attrition during economic downturns, due to a decline in home moves which is typically among the biggest drivers of system disconnects; and (iii) a perceived increase in the threat of crime that historically accompanies economic downturns.

•	Low Current Penetration Rates Expanding with the Smart Home. According to a 2017 Parks Associates Industry Report, the residential monitored security industry in the United States has an estimated penetration rate of only approximately 20% and remains underpenetrated relative to other subscription-based services such as pay-TV and the Internet with greater than 80% penetration rates. Many industry observers expect that the increased awareness and emergence of smart home applications, such as interactive security and energy management, will drive increased penetration for home services from approximately 20% as of 2017 to approximately 40% by 2020. The value proposition for customers offered by a broader range of technology and applications seeking to automate the home will continue to be attractive, and as the technology and systems become more integrated, the increased ease of use will enhance this attractive value proposition.

•	Evolving Smart Home Ecosystem. According to industry analysts, the global connected home market, including services, is expected to grow from approximately $24 billion in 2015 to approximately $112 billion by 2020, representing approximately 36% CAGR over that period. Smart home devices worldwide are expected to grow from 0.3 billion units in 2015 to 5.3 billion units in 2020, representing approximately 75% annual growth. While manufacturers of a range of products in the home, from thermostats to home appliances, will strive for increased connectivity and automation, the smart home ecosystem will likely develop around hubs to manage the breadth of connected products and related services and software. For any smart home services or technology provider, integration with these smart home hubs will be critically important, as will the continued collaboration with technology partners within the evolving landscape.

•	Fragmented Competitive Landscape. While the top five industry players represent roughly half of the market, with our Company maintaining approximately 30% estimated residential market share in the United States and Canada, there are more than 10,000 players comprising the remainder of the industry. Scale is a significant advantage for security monitoring businesses, providing the ability to monitor and service a national subscriber base, to develop technology for next generation applications, and to attract technology partners.

Commercial and Multi-Site Market

The commercial and multi-site monitored security industry is less fragmented than the residential monitored security industry, with only a handful of principal competitors, including Johnson Controls (formerly named Tyco) and Stanley Security Solutions, as well as local and regional providers. The commercial and multi-site monitored security market is also, unlike the residential market and as a result of fire code regulations and insurance requirements, almost fully penetrated.

Commercial and multi-site customers often utilize fully-integrated solutions that combine multiple products and technologies, including video surveillance, alarm monitoring, biometrics, access control, fire alarm systems, identity management, and perimeter intrusion detection. Some participants in the space, such as our Company, Johnson Controls, and Stanley Security Solutions, are full-service providers who sell, install, service, and provide monitoring services for these customers. Other participants are integration-only companies, typically receiving project-based revenue for the design and installation of security systems and arranging for the provision of outsourced monitoring services.

Commercial and multi-site security solutions are comprised of complex systems that are often integrated with other critical systems, including HVAC, building automation controls, and other more standardized solutions frequently utilized by customers that require multi-site deployments. Multi-site customer accounts are particularly attractive in that they offer the opportunity for service providers to complete a single sale at the corporate level followed by large, multi-site deployments. These customers also tend to be large, stable companies with low attrition rates.

Multi-site customers place substantial emphasis on the importance of a single point of contact from the service provider and require coverage for installation, service, and monitoring across all the geographies in which they operate. Accordingly, incumbent service providers are well-positioned to grow with existing customers as they open new locations. Very few national platforms exist today. Due to limited competition and strong demand for comprehensive solutions, customers are often willing to pay for installation costs and design capabilities, resulting in lower upfront costs to acquire new customers or new sites. Customer service and client responsiveness are the primary market share drivers for multi-site account customers.

OUR FORMATION

On July 1, 2015, we consummated two acquisitions that were instrumental in the formation of our company. First, we acquired Protection One for total consideration of $1,526 million (the “Protection One Acquisition”). Protection One is the predecessor of the Company for accounting purposes, and is hereinafter referred to as the “Predecessor.” Second, on July 1, 2015, we acquired ASG for total consideration of $509 million (the “ASG Acquisition”).

The Protection One Acquisition and the ASG Acquisition were funded by a combination of equity invested by our Sponsor and the Predecessor’s management of $755 million, as well as borrowings under (i) first lien credit facilities, which included a $1,095 million term loan facility and a $95 million revolving credit facility, and (ii) a $260 million second lien term loan facility.

On May 2, 2016, we acquired The ADT Corporation (the “ADT Acquisition” and, together with the Protection One Acquisition and the ASG Acquisition, the “Transactions”). The ADT Acquisition significantly increased our market share in the security industry, making us the largest monitored security company in the United States and Canada.

Total consideration in connection with the ADT Acquisition was $12,114 million, which includes the assumption, on the acquisition date, of The ADT Corporation’s outstanding debt (inclusive of capital lease obligations) at a fair value of $3,551 million and cash of approximately $54 million.

We funded the ADT Acquisition, as well as amounts due for merger costs, using the net proceeds from a combination of the following:

(i)	equity proceeds of $3,571 million, net of issuance costs, which resulted from equity issuances by the Company and Ultimate Parent to our Sponsor and certain other investors;

(ii)	incremental first lien term loan borrowings of $1,555 million and the issuance of $3,140 million second priority senior secured notes (the “Prime Notes”); and

(iii)	issuance by the Company of 750,000 shares of preferred securities (the “Koch Preferred Securities”) and issuance by Ultimate Parent of detachable warrants for the purchase of 7,620,730 Class A-1 Units in Ultimate Parent (the “Warrants”) to an affiliate of Koch Industries, Inc. (the “Koch Investor”) for an aggregate amount of $750 million. The Company allocated $659 million to the Koch Preferred Securities, which is reflected net of issuance costs of $27 million as a liability in the Company’s historical consolidated balance sheet. The Company allocated the remaining $91 million in proceeds to the Warrants, which was contributed by Ultimate Parent in the form of common equity to the Company, net of $4 million in issuance costs.

RECENT DEVELOPMENTS

Our audited consolidated financial statements for the year ended December 31, 2017 are not yet available. We have presented preliminary estimated ranges of certain of our financial results below for the year ended December 31, 2017 based on information currently available to management. Our financial closing procedures for the three months and year ended December 31, 2017 are not yet complete. As a result, our actual results for the year ended December 31, 2017 may differ materially from the preliminary estimated financial results set forth below upon the completion of our financial closing procedures, final adjustments, and other developments that may arise prior to the time our financial results are finalized. You should not place undue reliance on these estimates. The preliminary estimated financial results set forth below have been prepared by, and are the responsibility of, management and are based on a number of assumptions. Our independent registered certified public accounting firm, PricewaterhouseCoopers LLP, has not audited, reviewed, compiled, or performed any procedures with respect to the preliminary estimated financial results. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. See “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Cautionary Note Regarding Forward-Looking Statements” for additional information regarding factors that could result in differences between the preliminary estimated ranges of certain of our financial results that are presented below and the actual financial results we will report for the year ended December 31, 2017.

The preliminary estimated financial results set forth below should not be viewed as a substitute for full financial statements prepared in accordance with GAAP. We will not publicly file our actual audited consolidated financial statements and related notes for the year ended December 31, 2017 with the U.S. Securities and Exchange Commission (the “SEC”) until after the consummation of this offering. In addition, the preliminary estimated financial results set forth below are not necessarily indicative of results we may achieve in any future period. While we currently expect that our actual results will be within the ranges described below, it is possible that our actual results may not be within the ranges we currently estimate. Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Supplemental Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information regarding our historical financial results.

We have presented the following preliminary estimated ranges of certain of our financial results for the year ended December 31, 2017:

	For the Year Ended December 31, 2017
	Low	High
	(in thousands)
Statement of Operations Data:
Total revenue	$4,262,449	$4,342,449
Net income(a)	$86,832	$550,832
Key Performance Indicators:
Gross customer revenue attrition (percent)(b)	13.6%	13.8%
Adjusted EBITDA(c)	$2,326,082	$2,372,082

(a)	See footnote (1) to the table titled “Reconciliation of Adjusted EBITDA to net income” below.
(b)	See footnote (h) under “—Summary Historical and Pro Forma Financial Information.”
(c)	Adjusted EBITDA is a non-GAAP measure and is defined in the section “Use of Non-GAAP Financial Information.” The table below presents a reconciliation of Adjusted EBITDA to net income.

	For the Year Ended December 31, 2017
	Low	High
	(in thousands)
Reconciliation of Adjusted EBITDA to net income
Net income(1)	$86,832	$550,832
Interest expense, net	744,840	724,840
Income tax benefit(2)	(597,000)	(897,000)
Depreciation and intangible asset amortization	1,888,298	1,848,298
Merger, restructuring, integration, and other costs(3)	66,814	52,814
Financing and consent fees(4)	64,593	62,593
Foreign currency gains(5)	(18,804)	(24,804)
Loss on extinguishment of debt(6)	4,331	4,331
Other non-cash items(7)	15,658	5,658
Radio conversion costs(8)	14,244	10,244
Amortization of deferred subscriber acquisition costs and revenue, net(9)	7,037	3,037
Share-based compensation expense(10)	13,221	9,221
Management fees and other charges(11)	36,018	22,018

Adjusted EBITDA	$2,326,082	$2,372,082

(1)	The Company’s preliminary estimated range for net income is significantly impacted by the Company’s preliminary estimated range for its income tax benefit. For the nine months ended September 30, 2017, the Company reported a net loss of $296 million. The Company expects that the preliminary estimated range for its income tax benefit will drive net income for the three months and year ended December 31, 2017. Refer to footnote 2 below for further information regarding the Company’s preliminary estimated range for its income tax benefit.
(2)	This preliminary estimated range considers the Company’s estimated provisional amounts in connection with the Company’s interpretation of the impact of U.S federal income tax reform pursuant to the recently issued guidance in Staff Accounting Bulletin No. 118. The tax benefit reflected is primarily driven by the revaluation of the Company’s net deferred tax liabilities. In addition to the federal tax impact of tax reform, the Company expects to further refine these provisional amounts for the impacts related to the state implications of tax reform, the implications of the transition from a worldwide tax regime to a territorial tax regime (including a provisional calculation of the transition tax), and the related evaluation of the realizability of the Company’s existing deferred tax assets. In addition, this preliminary estimated range reflects potential changes which may result from the completion of the Company’s financial closing procedures for the three months and year ended December 31, 2017. This preliminary estimated range also considers several factors outlined in “Risk Factors—Risks Related to our Business—U.S. federal income tax reform could adversely affect us” and “Risk Factors—Risks Related to our Business—We have significant deferred tax assets, and any impairments of or valuation allowances against these deferred tax assets in the future could materially adversely affect our results of operations, financial conditions, and cash flows.”
(3)	Includes certain direct and incremental costs resulting from acquisitions and certain related integration efforts as a result of those acquisitions, as well as costs related to our restructuring efforts.

(4)	Includes fees incurred in connection with the Special Dividend (as defined herein), and fees incurred in connection with the 2017 First Lien Credit Agreement Amendments and the 2017 Incremental First Lien Term B-1 Loan, (each as defined herein).
(5)	Foreign currency gains relate to the translation of monetary assets and liabilities that are denominated in Canadian dollars, primarily due to intercompany loans.
(6)	Loss on extinguishment of debt primarily relates to the write-off of debt discount and issuance costs associated with amendments to the First Lien Credit Facilities (as defined herein).
(7)	Primarily includes certain asset write-downs as well as other non-cash items.
(8)	Represents costs associated with our program that began in 2015 to upgrade cellular technology used in many of our security systems.
(9)	Represents non-cash amortization expense associated with deferred subscriber acquisition costs, net of non-cash amortization of deferred installation revenue.
(10)	Share based compensation expense represents compensation expense associated with our equity compensation plans. Refer to Note 12 to the Company’s audited consolidated financial statements for additional information.
(11)	Primarily includes fees paid under the Management Consulting Agreement (as defined herein). This agreement will terminate in accordance with its terms upon the consummation of this offering (See “Certain Relationships and Related Party Transactions—Management Consulting Agreement”).

As of December 31, 2017
(in thousands)
Other Information:
Aggregate principal amount of debt outstanding(a)	$10,425,838
Aggregate liquidation preference of Koch Preferred Securities(b)	$750,000

(a)	Excludes capital leases.
(b)	Excludes accumulated dividends associated with the Koch Preferred Securities of $45 million.

CORPORATE STRUCTURE

The following diagram sets forth our corporate structure and our principal indebtedness (excluding capital leases) as of September 30, 2017 after the consummation of the offering and after giving effect to the use of proceeds therefrom; see “Use of Proceeds.” This chart is for illustrative purposes only and does not represent all legal entities affiliated with, or all obligations of, the entities depicted(1):

(1)	Unless otherwise indicated, subsidiaries are 100% owned by their immediate parent company. Certain of our subsidiaries are omitted.
(2)	Parent GP owns 100% of the general partner interests, but none of the economic interests, in Ultimate Parent. Our Sponsor, certain other investors, members of management and certain of our employees, directly or indirectly, as applicable, own 100% of the economic interests in Ultimate Parent. See “Principal Stockholders” and “Executive Compensation.”
(3)	We intend to deposit a portion of the proceeds from this offering into a separate account, which amount will be used to redeem the Koch Preferred Securities following the consummation of this offering; the Koch Investor will continue to own the Warrants following the consummation of this offering. See “Use of Proceeds.”
(4)	The Issuer was formerly named Prime Security Services Parent, Inc.
(5)	Prior to this offering, there was $3,140 million aggregate principal amount of Prime Notes outstanding as of September 30, 2017. Following the consummation of this offering and the use of proceeds therefrom, including the redemption of $1,057 million aggregate principal amount of Prime Notes, there will be $2,083 million aggregate principal amount of Prime Notes outstanding. See “Use of Proceeds.”
(6)	The ADT Corporation, issuer of the ADT Notes, is one of our operating subsidiaries.
(7)	Simultaneously with this offering, each holder of Class B Units will have all of his or her Class B interests in Ultimate Parent redeemed in full for a combination of common stock and options in the Issuer. See “Executive Compensation—Looking Ahead—Post-IPO Compensation—Redemption of Class B Units.”

RISK FACTORS

Participating in this offering involves substantial risk. Our ability to execute our strategy also is subject to certain risks. The risks described under the heading “Risk Factors” immediately following this summary may cause us not to realize the full benefits of our competitive strengths or may cause us to be unable to successfully execute all or part of our strategy. Some of the more significant challenges and risks we face include the following:

•	changing economic conditions, changing regulations, new interpretations of existing laws, and difficulties and delays in obtaining or maintaining required licenses or approvals;

•	our ability to successfully offer, develop, enhance, and/or introduce products that keep pace with evolving technology related to our business;

•	our ability to retain customers for a long period of time;

•	our ability to comply with evolving laws, regulations, and industry standards addressing information and technology networks, privacy, and data security;

•	our ability to protect our products and services from potential vulnerabilities of wireless and IoT devices; and

•	our ability to operate within the restrictions set by, and service the obligations under, our substantial indebtedness.

OUR SPONSOR

Founded in 1990, Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, Bethesda, Chicago, St. Louis, Toronto, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong, and Shanghai. Apollo had assets under management of approximately $242 billion, as of September 30, 2017, in its affiliated private equity, credit, and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. In 2017, we distributed a Special Dividend (as defined herein) of $750 million to certain of our investors, which primarily included distributions to our Sponsor. An affiliate of our Sponsor, Apollo Global Securities, LLC, is acting as an underwriter in connection with this offering and will receive customary underwriting commissions and discounts in connection with the offering. Except as set forth in the preceding sentence, our Sponsor will not receive any fees or proceeds from this offering.

CORPORATE INFORMATION

We were incorporated under the laws of the state of Delaware, on May 15, 2015, under the name Apollo Security Services Parent, Inc. and changed our name to Prime Security Services Parent, Inc., on April 29, 2016. We changed our name to ADT Inc., on September 27, 2017. Our principal executive offices are located at 1501 Yamato Road, Boca Raton, FL 33431. Our telephone number is (561) 988-3600. Our website is located at https://investor.adt.com. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on our website or any such information in making your decision whether to purchase shares of our common stock.

The Offering

Issuer	ADT Inc.

Common stock offered by us	111,111,111 shares (or 127,777,778 shares, if the underwriters exercise in full their over-allotment option as described below).

Over-allotment option	We have granted the underwriters an option to purchase up to an additional 16,666,667 shares. The underwriters may exercise this option at any time within 30 days from the date of this prospectus. See “Underwriting (Conflict of Interest).”

Common stock outstanding after giving effect to this offering	755,388,851 shares (or 772,055,518 shares if the underwriters exercise their over-allotment option in full) (which includes 3,163,371 vested shares of common stock distributed in redemption of Class B Units of Ultimate Parent in connection with this offering, which is described below).

Use of proceeds	We estimate that our net proceeds before expenses from this offering will be approximately $1,915 million (or approximately $2,202 million if the underwriters exercise their over-allotment option), after deducting underwriting discounts and commissions, based on an assumed initial offering price of $18.00 per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus).

We currently expect to use (i) an amount equal to approximately $1,155 million of the proceeds of this offering to redeem $1,057 million aggregate principal amount of the Prime Notes and pay the related call premium, and (ii) approximately $15 million of the proceeds from this offering to pay related fees and expenses. In addition, we intend to deposit approximately $750 million of the net proceeds from this offering into a separate account, which amount will be used to redeem the Koch Preferred Securities on a date to be determined following the consummation of this offering. If the net proceeds from this offering are not sufficient to fund these amounts in entirety, we will use cash on hand to fund the balance of the separate account, or we will reduce the principal amount of Prime Notes that will be redeemed. See “Use of Proceeds” and “Description of Koch Preferred Securities.” We intend to use remaining proceeds, if any, for general corporate purposes. See “Use of Proceeds.”

Directed Share Program	At our request, the underwriters have reserved three percent of the shares of common stock to be issued by the Company and offered by this prospectus for sale, at the initial public offering price, to certain employees and dealers. If purchased by any of our directors or officers, such shares will be subject to a lock-up restrictions for a period of 180 days. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

Controlled company	Upon completion of this offering, funds affiliated with or managed by Apollo will continue to beneficially own more than 50% of our outstanding common stock. As a result, we intend to avail ourselves of the “controlled company” exemptions under the rules of the NYSE, including exemptions from certain of the corporate governance listing requirements. See “Management—Controlled Company.”

Dividend policy	We intend to initiate the payment of dividends after the consummation of this offering, although any declaration and payment of cash dividends in the future, if any, will be at the discretion of our board of directors and will depend upon such factors as earning levels, cash flows, capital requirements, levels of indebtedness, restrictions imposed by applicable law, our overall financial condition, restrictions in our debt agreements and the restrictions in the Koch Preferred Securities, and any other factors deemed relevant by our board of directors. See “Description of the Koch Preferred Securities” and “Description of Material Indebtedness.”

Listing	We have applied to list our common stock on the NYSE under the symbol “ADT.”

Risk Factors	You should read the section titled “Risk Factors” beginning on page 33 of, and the other information included in, this prospectus for a discussion of some of the risks and uncertainties you should carefully consider before deciding to invest in our common stock.

Conflict of Interest	Apollo Global Securities, LLC, an affiliate of Apollo, is an underwriter in this offering. Affiliates of Apollo beneficially own, through their ownership of Class A-1 Units in Ultimate Parent (which owns 100% of shares of our common stock), in excess of 10% of our issued and outstanding common stock. As a result, Apollo Global Securities, LLC is deemed to have a “conflict of interest” under FINRA Rule 5121, and this offering will be conducted in compliance with the requirements of Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering as the members primarily responsible for managing the public offering do not have a conflict of interest, are not affiliates of any member that has a conflict of interest and meet the requirements of paragraph (f)(12)(E) of Rule 5121. Apollo Global Securities, LLC will not confirm sales of the securities to any account over which it exercises discretionary authority without the specific written approval of the account holder.

Except as otherwise indicated, all of the information in this prospectus assumes:

•	an initial public offering price of $18.00 per share of common stock, the midpoint of the price range set forth on the cover page of this prospectus;

•	no exercise of the underwriters’ over-allotment option to purchase up to 16,666,667 additional shares of common stock in this offering;

•	our restated certificate of incorporation and our restated bylaws in connection with this offering are in effect, pursuant to which the provisions described under “Description of Capital Stock” would become operative; and

•	the completion of a 1.681-for-1 split of our common stock on January 4, 2018.

Prior to the consummation of this offering, we have 644,277,740 shares of common stock outstanding, after giving effect to the stock split described above and also reflecting the following: (a) the 3,163,371 vested shares, but not the unvested shares, of common stock distributed in redemption of Class B Units of Ultimate Parent in connection with this offering, (b) the 30,895 shares of common stock we issued in October and November 2017, and (c) the redemption of 4,203 shares of common stock held by former employees in connection with this offering.

The number of shares of common stock to be outstanding after consummation of this offering is based on 111,111,111 shares of our common stock to be sold by us in this offering and, except where we state otherwise, the information with respect to our common stock we present in this prospectus:

•	does not reflect 4,844,228 shares of common stock that may be issued upon the exercise of options outstanding as of the consummation of this offering issued under our 2016 Equity Incentive Plan (the “Equity Incentive Plan”). See “Shares Eligible for Future Sales”. No further issuances of securities shall take place under the Equity Incentive Plan. The following table sets forth the outstanding stock options under the Equity Incentive Plan as of December 19, 2017:

	Number of Options(1)	Weighted-Average Exercise Price Per Share
Vested stock options (service-based vesting)	288,105	$6.59
Unvested stock options (service-based vesting)	2,115,565	$6.81
Unvested stock options (performance-based vesting)	2,440,558	$6.78

(1)	Upon a holder’s exercise of one option, the Company shall issue to such holder one share of common stock.

•	does not reflect an additional 37,545,456 shares of our common stock reserved for future grants under our new equity incentive plan before giving effect to the redemption of the Class B Units as described below. See “Executive Compensation—2018 Omnibus Incentive Plan” and “Shares Eligible for Future Sales”; and

•	does not reflect 20,330,014 unvested shares of common stock and 9,985,075 shares of common stock that may be issued upon exercise of stock options issued under our new equity incentive plan in connection with the redemption of Class B Units of Ultimate Parent in connection with this offering. See “Executive Compensation—Looking Ahead—Post-IPO Compensation—Redemption of Class B Units.” The table below sets forth the number of shares of vested and unvested common stock (subject to certain transfer restrictions), in the aggregate, that would be distributed in connection with the redemption of Class B Units of Ultimate Parent, and the number of stock options, in the aggregate, that would be granted in connection with the redemption of Class B Units of Ultimate Parent in connection with this offering, assuming, in each case an initial public offering price of $18.00 per share of common stock, the midpoint of the price range set forth on the cover page of this prospectus. See “Executive Compensation—Looking Ahead—Post-IPO Compensation” for additional details:

	Number of Shares or Options(3)	Weighted-Average Exercise Price Per Share
Vested distributed shares of common stock(1) (service-based vesting)	3,163,371	n/a
Unvested distributed shares of common stock(1) (service-based vesting)	8,583,321	n/a
Unvested distributed shares of common stock(1) (performance-based vesting)	11,746,693	n/a
Vested stock options(2) (service-based vesting)	1,267,921	$18.00
Unvested stock options(2) (service-based vesting)	3,724,617	$18.00
Unvested stock options(2) (performance-based vesting)	4,992,537	$18.00

(1)	Distributed shares of common stock (whether vested or unvested) are subject to certain transfer restrictions set forth in our Amended and Restated Management Investor Rights Agreement.

(2)	Upon a holder’s exercise of one option, the Company will issue to such holder one share of common stock.
(3)	The calculations below assume an initial public offering price of $18.00 per share (the midpoint of the price range set forth on the cover page of this prospectus). A $1.00 increase in the assumed initial public offering price would (a) increase the number of shares of common stock that would be distributed to our employees in connection with the redemption of the Class B Units by 525,530 shares of common stock and (b) decrease the stock options granted to our employees by 525,530 stock options. A $1.00 decrease in the assumed initial public offering price would (a) decrease the number of shares of common stock that would be distributed to our employees in connection with redemption of the Class B Units by 587,357 shares of common stock and (b) increase the stock options granted to our employees by 587,357 stock options. The distributed shares of common stock (whether vested or unvested) reflect an in-kind distribution of the common stock held by Ultimate Parent, while the granted options preserve the intended percentage of the future appreciation of Ultimate Parent that the Class B Units would have been allocated had such Class B Units not been redeemed in connection with this offering. As a result, and as indicated above, a change in the initial public offering price creates an opposite effect on the number of common stock and the number of stock options to be distributed.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

The following tables present our summary historical and pro forma financial data for the periods presented.

The summary historical consolidated statements of operations for the nine months ended September 30, 2017 and September 30, 2016 and the summary historical consolidated balance sheet information as of September 30, 2017 have been derived from our unaudited interim condensed consolidated financial statements, included elsewhere in this prospectus.

The summary historical consolidated statements of operations for the year ended December 31, 2016, for the periods from May 15, 2015 (“Inception”) through December 31, 2015 (Successor) and from January 1, 2015 through June 30, 2015 (Predecessor), and for the year ended December 31, 2014 (Predecessor), and the summary historical consolidated balance sheet information as of December 31, 2016 and December 31, 2015 (Successor) have been derived from our audited consolidated financial statements, included elsewhere in this prospectus.

Prior to the Formation Transactions on July 1, 2015, ADT Inc. was a holding company with no assets or liabilities, and Protection One is the predecessor of ADT Inc. for accounting purposes. The summary historical consolidated statement of operations for the period from January 1, 2015 through June 30, 2015 and the year ended December 31, 2014 have been derived from the audited consolidated financial statements of Protection One, included elsewhere in this prospectus. The summary historical consolidated balance sheet information as of December 31, 2014 has been derived from the audited consolidated financial statements of Protection One, not included elsewhere in this prospectus. Our historical financial data through June 30, 2015 consists solely of Protection One’s historical financial data. From July 1, 2015, which was also the date of the ASG Acquisition, our historical financial data includes ASG’s financial data in addition to the financial data of Protection One. On May 2, 2016, we acquired The ADT Corporation. Our historical financial data beginning May 2, 2016 also includes The ADT Corporation’s financial data.

The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the Successor audited consolidated financial statements and, in the opinion of our management, consist only of normal and recurring adjustments necessary for a fair presentation of the information set forth herein.

The summary pro forma condensed combined statement of operations for the nine months ended September 30, 2017, and the summary pro forma condensed combined balance sheet information as of September 30, 2017 have been derived from our unaudited interim condensed consolidated financial statements, included elsewhere in this prospectus and have been adjusted to reflect the completion of this offering, including the issuance of common stock and the use of proceeds therefrom, as described under “Use of Proceeds,” to the extent they have not been fully reflected in our historical consolidated financial statements. These pro forma financial statements have been prepared pursuant to Article 11 of Regulation S-X.

The summary pro forma condensed combined statement of operations for the year ended December 31, 2016 has been derived from our audited consolidated financial statements, included elsewhere in this prospectus, and the unaudited condensed consolidated financial statements of The ADT Corporation for the period from January 1, 2016 to May 2, 2016 (the date of the ADT Acquisition), which are not included in this prospectus, and gives effect to the ADT Acquisition and the completion of this offering, including the issuance of common stock and the use of proceeds therefrom, as described under “Use of Proceeds,” to the extent they have not been fully reflected in our historical consolidated financial statements. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2017 and for the year ended December 31, 2016 give effect to this offering and the ADT Acquisition as if they had occurred on January 1, 2016. The summary pro forma condensed combined balance sheet gives effect to this offering as if it had occurred on September 30, 2017. These pro forma financial statements have been prepared pursuant to Article 11 of Regulation S-X.

The following financial information should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Unaudited Pro Forma Condensed Combined Financial Information,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical consolidated financial statements and the related notes included elsewhere in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future, and interim financial results are not necessarily indicative of results that may be expected for the full fiscal year.

	Successor				Predecessor		Pro Forma (ADT Acquisition and Completion of Offering)(b)
	Nine Months Ended Septem- ber 30, 2017(k)	Nine Months Ended Septem- ber 30, 2016(a)(k)	Year Ended Decem- ber 31, 2016(a)(k)	From Inception through Decem- ber 31, 2015(a)	Period from January 1, 2015 through June 30, 2015	Year Ended Decem- ber 31, 2014	Nine Months Ended Septem- ber 30, 2017	Year Ended Decem- ber 31, 2016
	(in thousands, except per share data)
Statement of Operations Data:
Monitoring and related services	$3,017,026	$1,757,923	$2,748,222	$238,257	$189,028	$358,439	$3,017,026	$3,954,424
Installation and other	192,944	140,691	201,544	73,310	48,681	108,118	192,944	212,492

Total revenue	3,209,970	1,898,614	2,949,766	311,567	237,709	466,557	3,209,970	4,166,916
Cost of revenue	658,095	465,357	693,430	148,521	100,591	200,054	658,095	869,689
Selling, general and administrative expenses	923,048	561,337	858,896	84,134	74,977	134,299	908,048	1,218,923
Depreciation and intangible asset amortization	1,387,245	805,389	1,232,967	83,650	41,548	79,650	1,387,245	1,689,164
Merger, restructuring, integration, and other costs(c)	54,170	370,860	393,788	35,036	9,361	10,252	54,170	86,186

Operating income (loss)	187,412	(304,329)	(229,315)	(39,774)	11,232	42,302	202,412	302,954
Interest expense, net(e)	(553,529)	(337,441)	(521,491)	(45,169)	(29,129)	(59,329)	(478,601)	(650,371)
Other income (expense)	31,634	(39,567)	(51,932)	325	331	1,087	31,634	(51,688)

Loss before income taxes	(334,483)	(681,337)	(802,738)	(84,618)	(17,566)	(15,940)	(244,555)	(399,105)
Income tax benefit (expense)	38,922	229,695	266,151	30,365	(1,025)	(2,548)	4,390	117,054

Net loss	$(295,561)	$(451,642)	$(536,587)	$(54,253)	$(18,591)	$(18,488)	$(240,165)	$(282,051)

Net loss per share:
Basic and diluted	$(0.46)	$(0.70)	$(0.84)	$(0.08)	$(185,910)	$(184,880)	$(0.32)	$(0.38)
Weighted average shares used to compute net loss per share	641,061	640,723	640,725	640,723	0.1	0.1	752,172	751,836
Cash dividends per share	$1.17	—	—	—	—	—	—	—
Balance Sheet Data (at period end):
Cash and cash equivalents	$170,657	$163,027	$75,891	$15,759		$89,834	$133,294
Total assets(d)	$17,086,997	$17,333,976	$17,176,481	$2,319,515		$1,099,531	$17,798,039
Total debt(d)	$10,174,465	$9,489,221	$9,509,970	$1,346,958		$872,904	$9,129,373
Mandatorily redeemable preferred securities(e)	$658,402	$633,277	$633,691	$—		$—	$658,402
Total liabilities(d)	$14,290,295	$13,455,292	$13,371,505	$1,616,618		$1,057,639	$13,170,495
Total stockholders’ equity(e)(f)	$2,796,702	$3,878,684	$3,804,976	$702,897		$41,892	$4,627,544
Statement of cash flows data:
Net cash provided by operating activities	$1,262,340	$381,813	$617,523	$1,754	$34,556	$60,825
Net cash used in investing activities	$(1,038,049)	$(9,062,956)	$(9,384,869)	$(2,062,022)	$(39,638)	$(58,219)
Net cash (used in) provided by financing activities	$(129,586)	$8,829,270	$8,828,775	$2,076,027	$(6,212)	$83,863
Other historical and pro forma data:
RMR(g)	$333,814	$327,228	$327,948	$40,142	$30,598	$29,722
Gross customer revenue attrition (percent)(h)	13.8%	15.2%	14.8%	15.9%	N/A	16.0%
Adjusted EBITDA(i)	$1,754,383	$979,758	$1,532,889	$104,828	$72,326	$146,532	$1,754,383	$2,176,943
Free Cash Flow(j)	$228,431	$(249,511)	$(336,672)	$(32,292)	$3,934	$2,913

N/A—Not applicable or not meaningful.

(a)	During the third quarter of 2015, the Company acquired Protection One, our Predecessor. The operating results of our Predecessor have been included for the year ended December 31, 2014 and the period from January 1, 2015 through June 30, 2015. During the third quarter of 2015 and second quarter of 2016, we completed the Formation Transactions and the ADT Acquisition, respectively. The impact of these transactions on our operating results has been included from the dates of these acquisitions. See the notes to the consolidated financial statements included elsewhere in this prospectus for details on these acquisitions.

(b)	In accordance with Article 11 of Regulation S-X, these pro forma financial statements give effect to the ADT Acquisition and the completion of this offering, including the issuance of common stock and the use of proceeds therefrom, as described under “Use of Proceeds.” In connection with this offering, the Company will deposit into a separate account an amount equal to at least $750 million, which amounts may only be used by the Company to redeem the Koch Preferred Securities. Such amounts will be restricted cash on our balance sheet.
(c)	Includes certain direct and incremental costs resulting from acquisitions and certain related integration efforts as a result of those acquisitions, as well as costs related to our restructuring efforts. For the nine months ended September 30, 2017, these costs primarily include restructuring and integration efforts incurred in connection with the ADT Acquisition and certain asset impairment charges. For the nine months ended September 30, 2016 and year ended December 31, 2016, these costs are primarily related to transaction costs and restructuring efforts incurred in connection with the ADT Acquisition. Costs incurred during the Successor and Predecessor 2015 periods primarily relate to charges associated with the Formation Transactions. Costs incurred during the Predecessor year ended December 31, 2014 were not material.
(d)	Total assets and total liabilities for 2015 and 2014 were adjusted to reflect the impact of the accounting standards adopted in 2016 related to the presentation of debt issuance costs and income tax. Total debt for these years was also adjusted to reflect the impact from the accounting standard adoption related to the presentation of debt issuance costs.
(e)	On May 2, 2016, the Company issued the Koch Preferred Securities and Ultimate Parent issued the Warrants to the Koch Investor for aggregate consideration of $750 million. Of this amount, $659 million, net of issuance costs of $27 million, was allocated to the Koch Preferred Securities and reflected as a liability in the Company’s consolidated balance sheet. The remaining $91 million, in proceeds, was allocated to the Warrants and such proceeds were contributed by Ultimate Parent in the form of common equity to the Company, net of $4 million in issuance costs. Refer to Note 6 to the Company’s audited consolidated financial statements for additional information. The proceeds from these issuances were used to fund a portion of the ADT Acquisition and to pay related fees and expenses. Dividends of $41 million, $32 million, and $53 million were paid during the nine months ended September 30, 2017 and 2016, and year ended December 31, 2016, respectively. Such dividends are recorded in interest expense, net in the consolidated statements of operations.
(f)	During the nine months ended September 30, 2017, we paid $750 million of dividends to certain investors of the Company and Ultimate Parent, which primarily include distributions to our Sponsor. Such dividends are presented on the unaudited interim condensed consolidated statement of stockholders’ equity for the nine months ended September 30, 2017 included elsewhere in this prospectus.
(g)	Recurring Monthly Revenue (“RMR”) is defined as contractual monthly recurring fees for monitoring and other recurring services provided to our customers, including contracts monitored but not owned at the end of each respective period.
(h)	Gross customer revenue attrition is defined as the recurring revenue lost as a result of customer attrition, net of dealer charge-backs and reinstatements, excluding contracts monitored but not owned. Customer sites are considered canceled when all services are terminated. Dealer charge-backs represent customer cancellations charged back to the dealers because the customer canceled service during the charge-back period, generally twelve to fifteen months.

Gross customer revenue attrition is calculated on a trailing twelve month basis, the numerator of which is the annualized recurring revenue lost during the period due to attrition, net of dealer charge-backs and reinstatements, and the denominator of which is total annualized recurring revenue based on an average of recurring revenue under contract at the beginning of each month during the period. Recurring revenue is generated by contractual monthly recurring fees for monitoring and other recurring services provided to our customers. Gross customer revenue attrition (percent) is presented on a pro forma basis for The ADT Corporation business and ASG, as applicable.

(i)	Adjusted EBITDA is a non-GAAP measure and is defined above in the section “Use of Non-GAAP Financial Information.” The following table presents a reconciliation of Adjusted EBITDA to net loss.

	Successor				Predecessor		Pro Forma (ADT Acquisition and Completion of Offering)(11)
	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016	Year Ended December 31, 2016	From Inception through December 31, 2015	Period from January 1, 2015 through June 30, 2015	Year Ended December 31, 2014	Nine Months Ended September 30, 2017	Year Ended December 31, 2016
	(in thousands)
Net loss	$(295,561)	$(451,642)	$(536,587)	$(54,253)	$(18,591)	$(18,488)	$(240,165)	$(282,051)
Interest expense, net	553,529	337,441	521,491	45,169	29,129	59,329	478,601	650,371
Income tax (benefit) expense	(38,922)	(229,695)	(266,151)	(30,365)	1,025	2,548	(4,390)	(117,054)
Depreciation and intangible asset amortization	1,387,245	805,389	1,232,967	83,650	41,548	79,650	1,387,245	1,689,164
Merger, restructuring, integration, and other costs(1)	54,170	370,860	393,788	35,036	9,361	10,252	54,170	86,186
Financing and consent fees(2)	63,593	2,878	5,302	—	—	—	63,593	5,302
Foreign currency (gains) / losses(3)	(26,773)	16,336	16,042	—	—	—	(26,773)	16,042
Loss on extinguishment of debt(4)	4,331	16,051	28,293	—	—	377	4,331	28,293
Purchase accounting deferred revenue fair value adjustment(5)	—	59,348	62,845	18,574	—	—	—	—
Other non-cash items(6)	10,122	12,146	16,276	—	—	209	10,122	16,276
Radio conversion costs(7)	9,597	26,668	34,405	4,312	1,014	—	9,597	67,816
Amortization of deferred subscriber acquisition costs and revenue, net(8)	3,987	3,169	6,052	770	7,578	10,656	3,987	6,052
Share-based compensation expense(9)	8,498	2,763	4,625	2,259	781	1,913	8,498	10,108
Management fees and other charges(10)	20,567	8,046	13,541	(324)	481	86	5,567	438

Adjusted EBITDA	$1,754,383	$979,758	$1,532,889	$104,828	$72,326	$146,532	$1,754,383	$2,176,943

(1)	Includes certain direct and incremental costs resulting from acquisitions and certain related integration efforts as a result of those acquisitions, as well as costs related to our restructuring efforts. For the nine months ended September 30, 2017, these costs primarily include restructuring and integration efforts incurred in connection with the ADT Acquisition and certain asset impairment charges. For the nine months ended September 30, 2016 and year ended December 31, 2016, these costs are primarily related to transaction costs and restructuring efforts incurred in connection with the ADT Acquisition. Costs incurred during the Successor and Predecessor 2015 periods primarily relate to charges associated with the Formation Transactions. Costs incurred during the Predecessor year ended December 31, 2014 were not material.
(2)	Nine months ended September 30, 2017 includes fees incurred in connection with the Special Dividend, and fees incurred in connection with the 2017 First Lien Credit Agreement Amendments and the 2017 Incremental First Lien Term B-1 Loan.
(3)	Foreign currency (gains) / losses relate to the translation of monetary assets and liabilities that are denominated in Canadian dollars, primarily due to intercompany loans.
(4)	Loss on extinguishment of debt for the nine months ended September 30, 2017 and nine months ended September 30, 2016 primarily relates to the write-off of debt discount and issuance costs associated with amendments to the First Lien Credit Facilities. Loss on extinguishment of debt for the year ended December 31, 2016 includes $14 million relating to the write-off of debt discount and issuance costs associated with the voluntary paydown of $260 million of the second lien term loans, and $14 million relating to the write-off of debt discount and issuance costs associated with amendments to the First Lien Credit Facilities.
(5)	Includes purchase accounting adjustments related to fair value of deferred revenue under GAAP.
(6)	Primarily includes a net loss on the settlement of derivative contracts that were executed to hedge future cash flows associated with the ADT Acquisition during the nine months ended September 30, 2016 and year ended December 31, 2016, and primarily certain asset write-downs during the nine months ended September 30, 2017, and in each case, as well as other non-cash items.
(7)	Represents costs associated with our program that began in 2015 to upgrade cellular technology used in many of our security systems.
(8)	Represents non-cash amortization expense associated with deferred direct and incremental selling expenses (“deferred subscriber acquisition costs”), net of non-cash amortization of revenue associated with deferred non-refundable fees received in connection with the initiation of a monitoring contract (“deferred installation revenue”).
(9)	Share based compensation expense represents compensation expense associated with our equity compensation plans. Refer to Note 12 to the Company’s audited consolidated financial statements for additional information.
(10)	The nine months ended September 30, 2017 and year ended December 31, 2016 primarily include $15 million and $13 million, respectively, of fees paid under the Management Consulting Agreement (as defined herein). This agreement will terminate in accordance with its terms upon the consummation of this offering (See “Certain Relationships and Related Party Transactions—Management Consulting Agreement”).
(11)	In accordance with Article 11 of Regulation S-X, these pro forma financial statements give effect to the ADT Acquisition and the completion of this offering, including the issuance of common stock and the use of proceeds therefrom, as described in “Use of Proceeds.”

(j)	Free Cash Flow is a non-GAAP measure and is defined above in the section “Use of Non-GAAP Financial Information.” The following table presents a reconciliation of Free Cash Flow to net cash provided by (used in) operating activities.

	Successor				Predecessor
	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016	Year Ended December 31, 2016	From Inception through December 31, 2015	Period from January 1, 2015 through June 30, 2015	Year Ended December 31, 2014
	(in thousands)
Net cash provided by operating activities	$1,262,340	$381,813	$617,523	$1,754	$34,556	$60,825
Dealer generated customer accounts and bulk account purchases	(486,037)	(259,330)	(407,102)	—	—	—
Subscriber system assets and deferred subscriber installation costs	(445,201)	(320,906)	(468,594)	(29,556)	(24,527)	(48,996)
Capital expenditures	(102,671)	(51,088)	(78,499)	(4,490)	(6,095)	(8,916)

Free Cash Flow	$228,431	$(249,511)	$(336,672)	$(32,292)	$3,934	$2,913

(k)	Monitoring and related services revenue of $4,007 million and Adjusted EBITDA of $2,308 million for the twelve months ended September 30, 2017 are derived by deducting the historical unaudited consolidated statement of operations data for the nine months ended September 30, 2016 from the historical audited statement of operations data for the year ended December 31, 2016, and then adding thereto the historical unaudited consolidated statement of operations data for the nine months ended September 30, 2017.

SUPPLEMENTAL INFORMATION

We believe that presenting supplemental pro forma financial information and Historical Combined Free Cash Flow promotes the overall usefulness of information presented herein and is consistent with how our management team evaluates our performance. This approach may yield results that are not strictly comparable on a period to period basis. These results are not necessarily indicative of results that may be expected for any future period and interim financial results are not necessarily indicative of results that may be expected for the full fiscal year. This information is for illustrative and informational purposes only and is not intended to represent or be indicative of what our financial condition or results of operations would have been had the underlying transactions occurred on the dates indicated.

Supplemental Pro Forma Financial Information

We have presented unaudited supplemental pro forma financial information for the periods presented below, which includes pro forma adjustments necessary to reflect the ADT Acquisition and the Formation Transactions as if they had occurred on January 1, 2015. The unaudited supplemental pro forma financial information does not give effect to the completion of this offering, including the issuance of common stock and the use of proceeds therefrom and related adjustments. We refer investors to the Supplemental Management’s Discussion and Analysis of Financial Condition and Results of Operations section, included elsewhere in this prospectus, which provides additional information to investors about our financial performance in a manner consistent with how management views our performance and reflects the Formation Transactions and the ADT Acquisition as if they had occurred on January 1, 2015.

The information below has been prepared on a basis consistent with Article 11 of Regulation S-X, but does not constitute Article 11 pro forma information since it reflects the ADT Acquisition and the Formation Transactions as if they occurred on January 1, 2015. The information contained below should therefore be read in conjunction with our historical consolidated financial statements and the related notes included elsewhere in this prospectus.

	Supplemental Pro Forma Nine Months Ended September 30, 2016	Supplemental Pro Forma December 31, 2016	Supplemental Pro Forma December 31, 2015
	(in thousands, except as otherwise indicated)
Results of Operations:
Monitoring and related services	$2,960,628	$3,954,424	$3,897,107
Installation and other	151,639	212,492	160,135

Total revenue	3,112,267	4,166,916	4,057,242
Cost of revenue	641,616	869,689	807,536
Selling, general and administrative expenses	941,364	1,238,923	1,331,326
Depreciation and intangible asset amortization	1,155,145	1,574,219	1,591,410
Merger, restructuring, integration, and other costs	65,403	86,186	33,224

Operating income	308,739	397,899	293,746
Interest expense, net	(565,956)	(750,006)	(768,789)
Other income (expense)	(39,323)	(51,688)	4,422

Loss before income taxes	(296,540)	(403,795)	(470,621)
Income tax benefit	87,830	118,854	189,251

Net loss	$(208,710)	$(284,941)	$(281,370)

Key Performance Indicators:
RMR	$327,228	$327,948	$322,106
Gross customer revenue attrition (percent)	15.2%	14.8%	15.9%
Supplemental Pro Forma Adjusted EBITDA(1)	$1,623,812	$2,176,943	$2,031,281

(1)	Supplemental Pro Forma Adjusted EBITDA is a non-GAAP measure. Refer to “Supplemental Management’s Discussion and Analysis of Financial Condition and Results of Operations—Notes to the Unaudited Supplemental Pro Forma Supplemental Financial Information Presented in the Supplemental Management’s Discussion and Analysis of Financial Conditions and Results of Operations” for further information on the components of Supplemental Pro Forma Adjusted EBITDA. The following table presents a reconciliation of Supplemental Pro Forma Adjusted EBITDA to net loss for the periods presented.

	Supplemental Pro Forma Nine Months Ended September 30, 2016	Supplemental Pro Forma December 31, 2016	Supplemental Pro Forma December 31, 2015
	(in thousands)
Net loss	$(208,710)	$(284,941)	$(281,370)
Interest expense, net	565,956	750,006	768,789
Income tax benefit	(87,830)	(118,854)	(189,251)
Depreciation and intangible asset amortization	1,155,145	1,574,219	1,591,410
Merger, restructuring, integration, and other costs(1)	65,403	86,186	33,224
Financing and consent fees(2)	2,878	5,302	—
Foreign currency losses(3)	16,336	16,042	—
Loss on extinguishment of debt(4)	16,051	28,293	—
Other non-cash items(5)	12,146	16,276	—
Radio conversion costs(6)	60,079	67,816	60,410
Amortization of deferred subscriber acquisition costs and revenue, net(7)	3,169	6,052	1,063
Share-based compensation expense(8)	8,246	10,108	28,103
Management fees and other charges(9)	14,943	20,438	18,903

Supplemental Pro Forma Adjusted EBITDA	$1,623,812	$2,176,943	$2,031,281

(1)	Includes certain direct and incremental costs resulting from acquisitions and certain related integration efforts as a result of those acquisitions, as well as costs related to our restructuring efforts. For the supplemental pro forma nine months ended September 30, 2016 and supplemental pro forma year ended December 31, 2016, these costs are primarily related to restructuring charges incurred in connection with the ADT Acquisition.
(2)	Financing and consent fees represents fees associated with amendments and restatements to our First Lien Credit Agreement.
(3)	Foreign currency losses relates to the translation of monetary assets and liabilities that are denominated in Canadian dollars, primarily due to intercompany loans.
(4)	Loss on extinguishment of debt primarily relates to the write-off of debt discount and issuance costs associated with amendments to the First Lien Credit Agreement on June 23, 2016 in the amount of $9 million for both the supplemental pro forma nine months ended September 30, 2016 and supplemental pro forma year ended December 31, 2016. In addition, loss on extinguishment of debt for the supplemental pro forma year ended December 31, 2016 also includes the write-off of debt discount and issuance costs associated with the voluntary paydown of $260 million of the second lien term loans in July and October 2016 in the amount of $14 million, as well as $5 million related to the amendment to the First Lien Credit Agreement on December 28, 2016.
(5)	Represents items including a net loss on the settlement of derivative contracts that were executed to hedge future cash flows associated with the ADT Acquisition during the supplemental pro forma nine months ended September 30, 2016 and supplemental pro forma year ended December 31, 2016, as well as other non-cash items including certain asset write-downs.
(6)	Represents costs associated with our program that began in 2015 to upgrade cellular technology used in many of our security systems.
(7)	Represents non-cash amortization expense associated with deferred subscriber acquisition costs, net of non-cash amortization of deferred installation revenue.
(8)	Share based compensation expense represents compensation expense associated with our equity compensation plans. Refer to Note 12 to the Company’s audited consolidated financial statements for additional information.
(9)	Primarily includes management fees to our Sponsor for certain management consulting and advisory services under the Management Consulting Agreement. This agreement will terminate in accordance with its terms upon the consummation of this offering (See “Certain Relationships and Related Party Transactions—Management Consulting Agreement”).

Historical Combined Free Cash Flow

Historical Combined Free Cash Flow is defined as cash from operating activities less cash outlays related to capital expenditures, and represents the mathematical additions of Free Cash Flow of the Company, The ADT Corporation, Protection One, and ASG, where applicable, for the periods presented. Investors should be aware that Free Cash Flow of the respective companies may not be comparable to the Company’s measures of Free Cash Flow included elsewhere in this prospectus. Historical Combined Free Cash Flow has not been prepared in accordance with the requirements of Regulation S-X or any other securities laws relating to the presentation of pro forma financial information, and has not been prepared in accordance with Article 11. In addition, the financial results for the Successor period include the impact of applying purchase accounting. Historical Combined Free Cash Flow and Free Cash Flow are non-GAAP measures and are defined above in the section “Use of Non-GAAP Financial Information.”

The table below is an illustration of our Historical Combined Free Cash Flow for the periods presented.

	Nine Months Ended September 30, 2016(a)	Year Ended December 31, 2016(b)	Year Ended December 31, 2015(c)
		(in thousands)
Successor Free Cash Flow(d)	$(249,511)	$(336,672)	$(32,292)
Predecessor Free Cash Flow(d)	N/A	N/A	3,934
The ADT Corporation Free Cash Flow(e)	105,587	105,587	256,623
ASG Free Cash Flow(f)	N/A	N/A	(7,232)

Historical Combined Free Cash Flow	$(143,924)	$(231,085)	$221,033

N/A—Not applicable for the period as Free Cash Flow results are included in Successor from the date of the Formation Transactions.

(a)	The Historical Combined Free Cash Flow for the nine months ended September 30, 2016 includes cash interest paid by Successor, The ADT Corporation for the three months ended March 31, 2016, and The ADT Corporation for the period from April 1, 2016 to May 1, 2016 of approximately $174 million, $59 million, and $21 million, respectively; cash paid for merger costs primarily related to the ADT Acquisition by Successor, The ADT Corporation for the three months ended March 31, 2016, and The ADT Corporation for the period from April 1, 2016 to May 1, 2016 of approximately $347 million, $4 million, and $3 million, respectively; cash paid for radio conversion costs by Successor, The ADT Corporation for the three months ended March 31, 2016, and The ADT Corporation for the period from April 1, 2016 to May 1, 2016 of approximately $33 million, $27 million, and $8 million, respectively; cash paid by Successor in connection with certain fees associated with amendments and restatements to the First Lien Credit Facilities and management fees and other of approximately $26 million and $9 million, respectively; and cash paid for restructuring and integration activities primarily associated with the ADT Acquisition by Successor, The ADT Corporation for the three months ended March 31, 2016, and The ADT Corporation for the period from April 1, 2016 to May 1, 2016 of approximately $46 million, $2 million, and $1 million, respectively. In addition, capital expenditures include cash payments for integration related capital expenditures by Successor, The ADT Corporation for the three months ended March 31, 2016, and The ADT Corporation for the period from April 1, 2016 to May 1, 2016 of approximately $7 million, $1 million, and $1 million, respectively.
(b)

The Historical Combined Free Cash Flow for the year ended December 31, 2016 includes cash interest paid by Successor, The ADT Corporation for the three months ended March 31, 2016, and The ADT Corporation for the period from April 1, 2016 to May 1, 2016 of approximately $431 million, $59 million, and $21 million, respectively; cash paid for merger costs primarily related to the ADT Acquisition by Successor, The ADT Corporation for the three months ended March 31, 2016, and The ADT Corporation for the period from April 1, 2016 to May 1, 2016 of approximately $347 million, $4 million, and $3 million, respectively; cash paid for radio conversion costs by Successor, The ADT Corporation for the three months ended March 31, 2016, and The ADT Corporation for the period from April 1, 2016 to May 1, 2016 of approximately $43 million, $27 million, and $8 million, respectively; cash paid by Successor in connection with certain fees associated with amendments and restatements to the First Lien Credit Facilities and management fees and other of approximately $29 million and $14 million, respectively; and cash paid for restructuring and integration activities primarily associated with the ADT Acquisition by Successor, The ADT Corporation for the three months ended March 31, 2016, and The ADT Corporation for the period from April 1, 2016 to May 1, 2016 of approximately $67 million, $2 million, and $1 million, respectively. In addition, capital expenditures include cash payments for integration related capital expenditures by Successor, The ADT Corporation for the three months ended March 31, 2016, and The ADT Corporation for the period from April 1, 2016 to May 1, 2016 of approximately $15 million, $1 million, and $1 million, respectively.
(c)	The Historical Combined Free Cash Flow for the year ended December 31, 2015 includes cash interest paid by Successor and Predecessor combined, The ADT Corporation for the twelve months ended December 31, 2015, and ASG for the six months ended June 30, 2015 of approximately $69 million, $205 million, and $6 million, respectively; cash paid for merger costs primarily related to the Formation Transactions by Successor and Predecessor of approximately $34 million and $7 million, respectively; cash paid for radio conversion costs by Successor, Predecessor, and The ADT Corporation of approximately $4 million, $1 million, and $54 million, respectively; cash paid for management fees and other by Predecessor of approximately $1 million; and cash paid for restructuring and integration activities by Successor, Predecessor, and The ADT Corporation of approximately $1 million, $3 million, and $10 million, respectively.
(d)	Refer to the table shown in footnote (j) under “—Summary Historical and Pro Forma Financial Information” above for the reconciliation of Free Cash Flow for the Successor and Predecessor periods to net cash provided by (used in) operating activities.
(e)	Refer to the table below for the reconciliation of Free Cash Flow for the ADT Corporation for the respective periods to net cash provided by (used in) operating activities.

The ADT Corporation Free Cash Flow for the nine months ended September 30, 2016, and for the year ended December 31, 2016 reflects Free Cash Flow for the period from January 1, 2016 to May 1, 2016, which has been derived by adding the historical Free Cash Flow for the three months ended March 31, 2016 and the historical Free Cash Flow from the period from April 1, 2016 to May 1, 2016, as illustrated in the table below:

	The ADT Corporation
	For the period from January 1, 2016 to May 1, 2016

		Add:
	Three Months Ended March 31, 2016	Period from April 1, 2016 to May 1, 2016	The ADT Corporation
	(in thousands)
Net cash provided by operating activities	$413,918	$111,483	$525,401
Dealer generated customer accounts and bulk account purchases	(133,080)	(42,538)	(175,618)
Subscriber system assets and deferred subscriber installation costs	(165,462)	(56,050)	(221,512)
Capital expenditures	(18,570)	(4,114)	(22,684)

The ADT Corporation Free Cash Flow	$96,806	$8,781	$105,587

The ADT Corporation Free Cash Flow for the three months ended March 31, 2016 has been derived by deducting the historical Free Cash Flow for the three months ended December 31, 2015 from the historical Free Cash Flow for the six months ended March 31, 2016, as illustrated in the table below:

	The ADT Corporation
	For the Three Months Ended March 31, 2016
	Less:

	Six Months Ended March 31, 2016	Three Months Ended December 31, 2015	Three Months Ended March 31, 2016
	(in thousands)
Net cash provided by operating activities	$789,103	$375,185	$413,918
Dealer generated customer accounts and bulk account purchases	(282,369)	(149,289)	(133,080)
Subscriber system assets and deferred subscriber installation costs	(340,034)	(174,572)	(165,462)
Capital expenditures	(43,417)	(24,847)	(18,570)

The ADT Corporation Free Cash Flow	$123,283	$26,477	$96,806

The ADT Corporation Free Cash Flow for the year ended December 31, 2015 includes Free Cash Flow for the twelve months ended December 31, 2015, which has been derived by deducting the historical Free Cash Flow for the three months ended December 26, 2014 from the historical Free Cash Flow for the fiscal year ended September 25, 2015, and then adding thereto the historical Free Cash Flow from the three months ended December 31, 2015, as illustrated in the table below:

	The ADT Corporation
	For the Twelve Months Ended December 31, 2015

		Less:	Add:
	Fiscal Year Ended September 25, 2015	Three Months Ended December 26, 2014	Three Months Ended December 31, 2015	Twelve Months Ended December 31, 2015
	(in thousands)
Net cash provided by operating activities	$1,604,809	$369,104	$375,185	$1,610,890
Dealer generated customer accounts and bulk account purchases	(559,290)	(145,948)	(149,289)	(562,631)
Subscriber system assets and deferred subscriber installation costs	(699,344)	(177,163)	(174,572)	(696,753)
Capital expenditures	(102,398)	(32,362)	(24,847)	(94,883)

The ADT Corporation Free Cash Flow	$243,777	$13,631	$26,477	$256,623

(f)	Refer to the table below for the reconciliation of Free Cash Flow for ASG for the six months ended June 30, 2015 to net cash provided by operating activities. ASG Free Cash Flow for the year ended December 31, 2015 includes historical Free Cash Flow for the six months ended June 30, 2015, as illustrated in the table below:

Six Months Ended June 30, 2015
(in thousands)
Net cash provided by operating activities	$11,665
Payments for acquisitions of purchased accounts	(9,726)
Deferred customer acquisition costs	(15,399)
Deferred customer acquisition revenue	6,964
Purchases of property and equipment	(736)

ASG Free Cash Flow	$(7,232)

RISK FACTORS

You should carefully consider the risks and uncertainties described below, as well as the other information contained in this prospectus, including our consolidated financial statements and the related notes thereto included elsewhere in this prospectus, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our common stock. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. Any of the following risks could materially adversely affect our business, financial condition and results of operations, in which case the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to Our Business

Our future growth is dependent upon our ability to keep pace with rapid technological and industry changes in order to develop or acquire new technologies for our products and service introductions that achieve market acceptance with acceptable margins.

Our business operates in markets that are characterized by rapidly changing technologies, evolving industry standards, potential new entrants, and changes in customer needs and expectations. For example, a number of cable and other telecommunications companies and large technology companies with home automation solutions offer interactive security services that are competitive with our products and services. If these services gain greater market acceptance and traction, our ability to grow our business, in particular our ADT Pulse and other interactive service offerings, could be materially and adversely affected. Accordingly, our future success depends in part on our ability to accomplish the following: identify emerging technological trends in our target end-markets; develop, acquire, and maintain competitive products and services that capitalize on existing and emerging trends; enhance our existing products and services by adding innovative features on a timely and cost-effective basis that differentiates us from our competitors; sufficiently capture intellectual property rights in new inventions and other innovations; and develop or acquire and bring products and services, including enhancements, to market quickly and cost-effectively. Our ability to develop or acquire new products and services that are technologically innovative requires the investment of significant resources and can affect our competitive position. These acquisition and development efforts divert resources from other potential investments in our businesses, and they may not lead to the development of new commercially successful technologies, products, or services on a timely basis. Moreover, as we introduce new products and services, we may be unable to detect and correct defects in the product or in its installation, which could result in loss of sales or delays in market acceptance. New or enhanced products and services may not satisfy customer preferences and potential product failures may cause customers to reject our products. As a result, these products and services may not achieve market acceptance and our brand image could suffer. In addition, our competitors may introduce superior products or business strategies, impairing our brand and the desirability of our products and services, which may cause customers to defer or forego purchases of our products and services, and impacting our ability to charge monthly service fees. If our competitors implement new technologies before we are able to implement them, those competitors may be able to provide more effective products than ours, possibly at lower prices. Any delay or failure in the introduction of new or enhanced solutions could harm our business, results of operations and financial condition. In addition, the markets for our products and services may not develop or grow as we anticipate. The failure of our technology, products, or services to gain market acceptance, the potential for product defects, or the obsolescence of our products and services could significantly reduce our revenue, increase our operating costs, or otherwise materially adversely affect our business, financial condition, results of operations and cash flows.

In addition to developing and acquiring new technologies and introducing new offerings, we may need, from time to time, to phase out outdated and unsuitable technologies and services. See “—Shifts in our customers’ choice of, or telecommunications providers’ support for, telecommunications services and equipment could materially adversely affect our business and require significant capital expenditures.” If we are unable to do so on a cost-effective basis, we could experience reduced profits.

We sell our products and services in highly competitive markets, including the home automation market, which may result in pressure on our profit margins and limit our ability to maintain or increase the market share of our products and services.

The monitored security industry is highly fragmented and subject to significant competition and pricing pressures. We experience significant competitive pricing pressures on installation, monitoring, and service fees. Several competitors offer installation fees that match or are lower than ours. Other competitors charge significantly more for installation, but in many cases, less for monitoring. In addition, cable and telecommunications companies have expanded into the monitored security industry and are bundling their existing offerings with monitored security services.

In many cases, we face competition for direct sales from our independent, third-party authorized dealers, who may offer installation for considerably less than we do in particular markets. We believe that the monitoring and service fees we offer are generally competitive with rates offered by other security service providers. We face competition from other providers such as cable and telecommunications companies that may have existing access to and relationship with subscribers and highly recognized brands, which may drive increased awareness of their security/automation offerings relative to ours, have access to greater capital and resources than us, and may spend significantly more on advertising, marketing, and promotional resources, any of which could have a material adverse effect on our ability to drive awareness and demand for our products and services. In particular, these companies may be able to offer subscribers a lower price by bundling their services. We also face potential competition from DIY products, which enable customers to self-monitor and control their environments without third-party involvement through the Internet, text messages, emails, or similar communications, but with the disadvantage that alarm events may go unnoticed. Some DIY providers may also offer professional monitoring with the purchase of their systems and equipment without a contractual commitment, which may be attractive to some customers and put us at a competitive disadvantage. Other DIY providers may offer new IoT devices and services with automated features and capabilities that may be appealing to customers. Shifts in customer preferences towards DIY systems could increase our attrition rates over time and the risk of accelerated amortization of customer contracts resulting from a declining customer base. It is possible that one or more of our competitors could develop a significant technological advantage over us that allows them to provide additional service or better quality service or to lower their price, which could put us at a competitive disadvantage. Continued pricing pressure, improvements in technology, and shifts in customer preferences towards self-monitoring or DIY could adversely impact our customer base and/or pricing structure and have a material adverse effect on our business, financial condition, results of operations, and cash flows.

We rely on a significant number of our customers remaining with us as customers for long periods of time.

We operate our business with the goal of retaining customers for long periods of time in order to recoup our initial investment in new customers, and we generally achieve cash flow break-even in less than three years. Accordingly, our long-term profitability is dependent on long customer tenure. This requires that we minimize our rate of customer disconnects, or attrition. One reason for disconnects is when customers relocate and do not reconnect. Customer relocations are impacted by changes in the housing market. See “—General economic conditions can affect our business, and we are susceptible to changes in the business economy, housing market, and business and consumer discretionary income, which may inhibit our ability to sustain customer base growth rates and impact our results of operations.” Other factors that can increase disconnects include problems experienced with our product or service quality, customer service, customer non-pay, unfavorable general economic conditions, and the preference for lower pricing of competitors’ products and services over ours. If we fail to keep our customers for a sufficiently long period of time, our profitability, business, financial condition, results of operations and cash flows could be materially adversely affected.

If we experience significantly higher rates of customer revenue attrition than we anticipate, we may be required to change the estimated useful lives and/or the accelerated method of depreciation and amortization related to accounts associated with our security monitoring customers, increasing our depreciation and amortization expense or causing asset impairment.

We amortize the costs of our acquired and dealer-generated contracts and related customer relationships based on the estimated life of the customer relationships. We similarly depreciate the cost of our direct channel subscriber system assets and deferred subscriber acquisition costs. If attrition rates rise significantly, we may be required to accelerate the amortization of expenses related to such contracts and the depreciation/amortization of our subscriber system assets/deferred subscriber acquisition costs or to impair such assets, which could cause a material adverse effect on our business, financial condition and results of operations.

Our reputation as a service provider of high quality security offerings may be materially adversely affected by product defects or shortfalls in customer service.

Our business depends on our reputation and ability to maintain good relationships with our subscribers, dealers and local regulators, among others. Our reputation may be harmed either through product defects, such as the failure of one or more of our subscribers’ alarm systems, or shortfalls in customer service. Subscribers generally judge our performance through their interactions with the staff at the monitoring and customer care centers, dealers, and technicians who perform on-site maintenance services. Any failure to meet subscribers’ expectations in such customer service areas could cause an increase in attrition rates or make it difficult to recruit new subscribers. Any harm to our reputation or subscriber relationships caused by the actions of our dealers, personnel, or third-party service providers or any other factors could have a material adverse effect on our business, financial condition, and results of operations.

General economic conditions can affect our business, and we are susceptible to changes in the business economy, housing market, and business and consumer discretionary income, which may inhibit our ability to sustain customer base growth rates and impact our results of operations.

Demand for alarm monitoring services and home automation systems is affected by the general economy, the business environment, and the turnover in the housing market, among other things. Downturns in the rate of the sale of new and existing homes, which we believe drives a substantial portion of our new customer volume in any given year, would reduce opportunities to make sales of new security and home automation systems and services and reduce opportunities to take over existing security and home automation systems. Recoveries in the housing market increase the occurrence of relocations, which may lead to customers disconnecting service and not contracting with us in their new homes.

Further, the alarm monitoring business is dependent, in part, on national, regional, and local economic conditions. In particular, where disposable income available for discretionary spending is reduced (such as by higher housing, energy, interest or other costs, or where the actual or perceived wealth of customers has decreased because of circumstances such as lower residential real estate values, increased foreclosure rates, inflation, increased tax rates or other economic disruptions), the alarm monitoring business could experience increased attrition rates and reduced customer demand. No assurance can be given that we will be able to continue acquiring quality alarm monitoring contracts or that we will not experience higher attrition rates. Changes in individualized economic circumstances could cause current security alarm and home automation customers to disconnect our services in an effort to reduce their monthly spending, or such customers could default on their remaining contractual obligations to us.

Our long-term revenue growth rate depends on installations and new contracts exceeding disconnects. If customer disconnects and defaults increase, our business, financial condition, results of operations, and cash flows could be materially adversely affected. See “—We rely on a significant number of our customers remaining with us as customers for long periods of time.”

We are subject to credit risk and other risks associated with our subscribers.

A substantial part of our revenues is derived from the recurring monthly revenue due from subscribers under the alarm monitoring contracts. Therefore, we are dependent on the ability and willingness of subscribers to pay amounts due under the alarm monitoring contracts on a monthly basis in a timely manner. Although subscribers are contractually obligated to pay amounts due under an alarm monitoring contract, and are generally contractually obligated to pay early cancellation fees if they prematurely cancel the alarm monitoring contract during the initial term of the alarm monitoring contract (typically between three and five years), subscribers’ payment obligations are unsecured, which could impair our ability to collect any unpaid amounts from our subscribers. To the extent payment defaults by subscribers under the alarm monitoring contracts are greater than anticipated, our business, financial condition and results of operations could be materially adversely affected.

We are also exploring different pricing plans for our products and services, including larger up-front payments and consumer financing options for residential equipment purchases. We currently have arrangements with a third-party financing company to provide financing to small business and commercial customers who wish to finance their equipment purchases from us. We also recently launched a pilot program in a small number of markets for residential customers to pay for equipment purchases through installments to the Company under a consumer financing arrangement. These lending services could increase the credit risks associated with our subscribers. While we intend to manage such credit risk by monitoring the credit quality of our financing portfolios, our efforts to mitigate risk may not be sufficient to prevent an adverse effect on our business, financial condition and results of operations.

If the insurance industry changes its practice of providing incentives to homeowners for the use of alarm monitoring services, we may experience a reduction in new customer growth or an increase in our subscriber attrition rate.

It has been common practice in the insurance industry to provide a reduction in rates for policies written on homes that have monitored alarm systems. There can be no assurance that insurance companies will continue to offer these rate reductions. If these incentives were reduced or eliminated, new homeowners who otherwise might not feel the need for alarm monitoring services would be removed from our potential customer pool, which could hinder the growth of our business, and existing subscribers may choose to disconnect or not renew their service contracts, which could increase our attrition rates. In either case, our results of operations and growth prospects could be materially adversely affected.

We have and will continue to invest in new businesses, services, and technologies outside the traditional security and interactive services market, which is inherently risky, and could disrupt our current operations.

We have invested and will continue to invest in new businesses, products, services, and technologies beyond traditional security and interactive services. Our investments may involve significant risks and uncertainties, including capital loss on some or all of our investments, insufficient revenues from such investments to offset any new liabilities assumed and expenses associated with these new investments, distraction of management from current operations, and issues not identified during pre-investment planning and due diligence that could cause us to fail to realize the anticipated benefits of such investments and incur unanticipated liabilities. Since these investments are inherently risky, these new businesses, products, services, and technologies may not be successful and as a result, may materially adversely affect our reputation, financial condition, and results of operations.

Failure to successfully upgrade and maintain the security of our information and technology networks, including personally identifiable information and other data, could materially adversely affect us.

We are dependent on information technology networks and systems, including Internet and Internet-based or “cloud” computing services, to collect, process, transmit, and store electronic information. We are currently implementing modifications and upgrades to these information technology systems, including making changes to legacy systems, replacing legacy systems with successor systems with new functionality, and implementing new systems. There are inherent costs and risks associated with replacing and changing these systems and implementing new systems, including potential disruption of our sales, operations and customer service functions, potential disruption of our internal control structure, substantial capital expenditures, additional administration and operating expenses, retention of sufficiently skilled personnel to implement and operate the new systems, demands on management time, and other risks and costs of delays or difficulties in transitioning to new systems or of integrating new systems into our current systems. In addition, our information technology system implementations may not result in productivity improvements at a level that outweighs the costs of implementation, or at all. The implementation of new information technology systems may also cause disruptions in our business operations and have a material adverse effect on our business, cash flows, and results of operations.

If we fail to comply with constantly evolving laws, regulations, and industry standards addressing information and technology networks, privacy and data security, we could face substantial penalties, liability, and reputational harm, and our business, operations, and financial condition could be materially adversely affected.

Along with our own confidential data and information in the normal course of our business, we or our partners collect and retain significant volumes of certain types of data, some of which are subject to certain laws and regulations. Our ability to analyze this data to present the subscriber with improved user experience is a valuable component of our services, but we cannot assure you that the data we require will be available from these sources in the future or that the cost of such data will not increase. If the data that we require is not available to us on commercially reasonable terms or at all, we may not be able to provide certain parts of our current or planned products and services, and our business and financial condition could be materially adversely affected.

For example, the data that we collect and retain includes personally identifiable information related to our consumers and employees and may be protected health information subject to certain requirements under the Health Insurance Portability Accountability Act (“HIPAA”) and its implementing regulations, which regulate the use, storage, and disclosure of personally identifiable health information. We may change our processes or modify our product and service offerings in a manner that requires us to adopt additional or different policies and procedures to meet our obligations under HIPAA. Becoming fully HIPAA compliant involves adopting and implementing privacy and security policies and procedures as well as administrative, physical, and technical safeguards. Additionally, HIPAA compliance requires certain agreements with contracting partners to be in place. Endeavoring to become fully HIPAA compliant may be costly both financially and in terms of administrative resources. It may take substantial time and require the assistance of external resources, such as attorneys, information technology, and/or other consultants. We would have to be HIPAA compliant to provide services pursuant to which we are required to collect or manage patient information for or on behalf of a health care provider or health plan. Thus, if we do not become fully HIPAA compliant, our expansion opportunities may be limited. Furthermore, it is possible that HIPAA may be expanded in the future to apply to certain of our current products or services.

In addition, we may also collect and retain other sensitive types of data, including audio recordings of telephone calls and video images of customer sites. We must comply with applicable federal and state laws and regulations governing the collection, retention, processing, storage, disclosure, access, use, security, and privacy of such information in addition to our own posted information security and privacy policies and applicable industry standards. The legal, regulatory, and contractual environment surrounding the foregoing continues to evolve, and there has been an increasing amount of focus on privacy and data security issues with the potential to affect our business. These privacy and data security laws and regulations, as well as contractual requirements, could increase our cost of doing business, and failure to comply with these laws, regulations and contractual requirements could result in government enforcement actions (which could include civil or criminal penalties), private litigation, and/or adverse publicity.

In the event of a breach of personal information that we hold, we may be subject to governmental fines, individual and class action claims, remediation expenses, and/or harm to our reputation. Further, if we fail to comply with applicable privacy and security laws, regulations, policies and standards, properly protect the integrity and security of our facilities and systems and the data located within them, or defend against cybersecurity attacks, or if our third-party service providers, partners, or vendors fail to do any of the foregoing with respect to data and information assessed, used, stored, or collected on our behalf, our business, reputation, results of operations, and cash flows could be materially adversely affected.

Due to the ever-changing threat landscape, our products may be subject to potential vulnerabilities of wireless and IoT devices and our services may be subject to certain risks, including hacking or other unauthorized access to control or view systems and obtain private information.

Companies that collect and retain sensitive and confidential information are under increasing attack by cyber-criminals around the world. While we implement security measures within our products, services, operations and systems, those measures may not prevent cybersecurity breaches, the access, capture or alteration of information by criminals, the exposure or exploitation of potential security vulnerabilities, distributed denial of service attacks, the installation of malware or ransomware, acts of vandalism, computer viruses, misplaced data or data loss that could be detrimental to our reputation, business, financial condition, and results of operations. Third parties, including our partners and vendors, could also be a source of security risk to us in the event of a failure of their own products, components, networks, security systems, and infrastructure. In addition, we cannot be certain that advances in criminal capabilities, new discoveries in the field of cryptography, or other developments will not compromise or breach the technology protecting the networks that access our products and services.

A significant actual or perceived (whether or not valid) theft, loss, fraudulent use or misuse of customer, employee, or other personally identifiable data, whether by us, our partners and vendors, or other third parties, or as a result of employee error or malfeasance or otherwise, non-compliance with applicable industry standards or our contractual or other legal obligations regarding such data, or a violation of our privacy and information security policies with respect to such data, could result in costs, fines, litigation, or regulatory actions against us. Such an event could additionally result in unfavorable publicity and therefore materially and adversely affect the market’s perception of the security and reliability of our services and our credibility and reputation with our customers, which may lead to customer dissatisfaction and could result in lost sales and increased customer revenue attrition.

In addition, we depend on our information technology infrastructure for business-to-business and business-to-consumer electronic commerce. Security breaches of, or sustained attacks against, this infrastructure could create system disruptions and shutdowns that could negatively impact our operations. Increasingly, our products and services are accessed through the Internet, and security breaches in connection with the delivery of our services via the Internet may affect us and could be detrimental to our reputation, business, operating results, and financial condition. We continue to invest in new and emerging technology and other solutions to protect our network and information systems, but there can be no assurance that these investments and solutions will prevent any of the risks described above. While we maintain cyber liability insurance that provides both third-party liability and first-party insurance coverages, our insurance may not be sufficient to protect against all of our losses from any future disruptions or breaches of our systems or other event as described above.

We depend on third-party providers and suppliers for components of our security and automation systems, third-party software licenses for our products and services, and third-party providers to transmit signals to our monitoring facilities and provide other services to our subscribers. Any failure or interruption in products or services provided by these third parties could harm our ability to operate our business.

The components for the security and automation systems that we install are manufactured by third parties. We are therefore susceptible to interruptions in supply and to the receipt of components that do not meet our standards. Any financial or other difficulties our providers face may have negative effects on our business. We exercise little control over our suppliers, which increases our vulnerability to problems with the products and services they provide. While we strive to utilize dual-sourcing methods to allow similar hardware components for our security systems to be interchangeable in order to minimize the risk of a disruption from a single supplier, any interruption in supply could cause delays in installations and repairs and the loss of current and potential customers. Also, if a previously installed component were found to be defective, we might not be able to recover the costs associated with its repair or replacement across our installed customer base, and the diversion of technical personnel to address the defect could materially adversely affect our business, financial condition, results of operations, and cash flows.

We rely on third-party software for key automation features in certain of our offerings, and on the interoperation of that software with our own, such as our mobile applications and related platform. We could experience service disruptions if customer usage patterns for such offerings exceed, or are otherwise outside of, design parameters for the system and the ability for us or our third-party provider to make corrections. Such interruptions in the provision of services could result in our inability to meet customer demand, damage our reputation and customer relationships, and materially and adversely affect our business. We also rely on certain software technology that we license from third parties and use in our products and services to perform key functions and provide critical functionality. For example, we license the software platform for our monitoring operations from third parties. Because a number of our products and services incorporate technology developed and maintained by third parties, we are, to a certain extent, dependent upon such third parties’ ability to update, maintain, or enhance their current products and services, to ensure that their products are free of defects or security vulnerabilities, to develop new products and services on a timely and cost-effective basis, and to respond to emerging industry standards, customer preferences, and other technological changes. Further, these third-party technology licenses may not always be available to us on commercially reasonable terms, or at all. If our agreements with third-party vendors are not renewed or the third-party software becomes obsolete, is incompatible with future versions of our products or services, or otherwise fails to address our needs, we cannot provide assurance that we would be able to replace the functionality provided by the third-party software with technology from alternative providers. Furthermore, even if we obtain licenses to alternative software products or services that provide the functionality we need, we may be required to replace hardware installed at our monitoring centers and at our customers’ sites, including security system control panels and peripherals, in order to execute our integration of or migration to alternative software products. Any of these factors could materially adversely affect our business, financial condition, results of operations, and cash flows.

We also rely on various third-party telecommunications providers and signal processing centers to transmit and communicate signals to our monitoring facility in a timely and consistent manner. These telecommunications providers and signal processing centers could fail to transmit or communicate these signals to the monitoring facility for many reasons, including disruptions from fire, natural disasters, weather, transmission interruption, malicious acts, or terrorism. The failure of one or more of these telecommunications providers or signal processing centers to transmit and communicate signals to the monitoring facility in a timely manner could affect our ability to provide alarm monitoring, home automation, and interactive services to our subscribers. We also rely on third-party technology companies to provide home automation and interactive services to our subscribers. These technology companies could fail to provide these services consistently, or at all, which could result in our inability to meet customer demand and damage our reputation. There can be no assurance that third-party telecommunications providers, signal processing centers, and other technology companies will continue to transmit and communicate signals to the monitoring facility or provide home automation and interactive services to subscribers without disruption. Any such disruption, particularly one of a prolonged duration, could have a material adverse effect on our business. See also “—Shifts in our customers’ choice of, or telecommunications providers’ support for, telecommunications services and equipment could materially adversely affect our business and require significant capital expenditures” with respect to risks associated with changes in signal transmissions.

An event causing a disruption in the ability of our monitoring facilities to operate could materially adversely affect our business.

A disruption in our ability to provide security monitoring services and otherwise serve our customers could have a material adverse effect on our business. A disruption could occur for many reasons, including fire, natural disasters, weather, health epidemics or pandemics, transportation interruption, extended power outages, human or other error, war, terrorism, sabotage, or other conflicts, or as a result of disruptions to internal and external networks or third-party transmission lines. Monitoring could also be disrupted by information systems and network-related events or cyber security attacks, such as computer hacking, computer viruses, worms or other malicious software, distributed denial of service attacks, malicious social engineering, or other destructive or disruptive activities that could also cause damage to our properties, equipment, and data. While our monitoring systems are redundant, a failure of our back-up procedures or a disruption affecting multiple monitoring facilities could disrupt our ability to provide security monitoring services to our customers. These events could also make it difficult or impossible to receive equipment from suppliers or impair our ability to deliver products and services to customers on a timely basis. If we experience such disruptions, we may experience customer dissatisfaction and potential loss of confidence, and liabilities to customers or other third parties, each of which could harm our reputation and impact future revenues from these customers. We could also be subject to claims or litigation with respect to losses caused by such disruptions. Our property and business interruption insurance and our cyber liability insurance may not be sufficient to fully cover our losses or may not cover a particular event at all. Any of these outcomes could have a material adverse effect on our business, results of operations, and financial condition.

Our independent, third-party authorized dealers may not be able to mitigate certain risks such as information technology breaches, data security breaches, product liability, errors and omissions, and marketing compliance.

We generate a portion of our new customers through our authorized dealer network. We rely on independent, third-party authorized dealers to implement mitigation plans for certain risks they may experience, including but not limited to, information technology breaches, data security breaches, product liability, errors and omissions, and marketing compliance. If our authorized dealers experience any of these risks, or fail to implement mitigation plans for their risks, or if such implemented mitigation plans are inadequate or fail, we may be susceptible to risks associated with our authorized dealers on which we rely to generate customers. Any interruption or permanent disruption in the generation of customer accounts or services provided by our authorized dealers could materially adversely affect our business, financial condition, results of operations, and cash flows.

We may pursue business opportunities that diverge from our current business model, which may materially adversely affect our business results.

We may pursue business opportunities that diverge from our current business model, including expanding our products or service offerings, investing in new and unproven technologies, adding customer acquisition channels, and forming new alliances with companies to market our services. We can provide no assurance that any such business opportunities will prove to be successful. Among other negative effects, our pursuit of such business opportunities could cause our cost of investment in new customers to grow at a faster rate than our recurring revenue and fees collected at the time of installation. We recently acquired DataShield, LLC, a provider of cybersecurity services for mid-sized companies, which expands our suite of services. We are also currently exploring the option of offering certain of our monitoring and cybersecurity services under non-ADT brands to international markets outside of the United States and Canada. Additionally, any new alliances or customer acquisition channels could require developmental investments or have higher cost structures than our current arrangements, which could reduce operating margins and require more working capital. In the event that working capital requirements exceed operating cash flow, we could be required to draw on our Revolving Credit Facilities (as defined herein), which are described in Note 5 to our audited consolidated financial statements included elsewhere in this prospectus and “Description of Material Indebtedness,” or pursue other external financing, which may not be readily available. Any of these factors could materially adversely affect our business, financial condition, results of operations and cash flows.

We continue to integrate the acquisition of The ADT Corporation with our business, which may divert management’s attention from our ongoing operations. We may not achieve all of the anticipated benefits, synergies, and cost savings from the acquisition.

Our acquisition of The ADT Corporation in May 2016 involves the integration of two companies that have previously operated independently. While the integration of The ADT Corporation with our business is ongoing, the anticipated financial and operational benefits, including increased revenues, synergies, and cost savings from the acquisition of The ADT Corporation, depends in part on our ability to successfully continue to combine and integrate The ADT Corporation with our other business. Since the integration is not yet complete, there can be no assurance regarding the extent to which we will be able to realize these increased revenues, synergies, cost savings, or other benefits. These benefits may not be achieved within the anticipated time frame and we may not realize all of these anticipated benefits.

The continued integration of The ADT Corporation’s operations, products, and personnel will continue to require the attention of our management and place demands on other internal resources. The diversion of management’s attention, and any difficulties encountered in the transition and integration process, could materially adversely affect our business, financial condition and results of operations.

In addition, the overall continued integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, and loss of customer relationships. The difficulties of combining the operations of the companies may generally include, among others:

•	difficulties in achieving anticipated cost savings, synergies, business opportunities, and growth prospects from the combination;

•	difficulties in the integration of operations and systems;

•	difficulties in replacing numerous systems, including those involving management information, purchasing, accounting and finance, sales, billing, employee benefits, payroll, data privacy, and security and regulatory compliance, many of which may be dissimilar;

•	conforming standards, controls, procedures, accounting and other policies, business cultures, and compensation structures between the two companies;

•	difficulties in the assimilation of employees, including possible culture conflicts and different opinions on technical decisions and product roadmaps;

•	difficulties in managing the expanded operations of a significantly larger and more complex company;

•	challenges in keeping existing customers and obtaining new customers;

•	challenges in attracting and retaining key personnel; and

•	coordinating a geographically dispersed organization.

While we have not experienced any material difficulties to date in connection with the integration, many of these factors are outside our control and any one of them could result in increased costs, decreases in the amount of expected revenues, and further diversion of management’s time and energy, which could materially adversely affect our business, financial condition, and results of operations.

Our customer generation strategies through third parties, including our authorized dealer and affinity marketing programs, and the competitive market for customer accounts may affect our future profitability.

An element of our business strategy is the generation of new customer accounts through third parties, including our authorized dealers, which accounted for over 40% of our new customer accounts for 2016 and for the nine months ended September 30, 2017. Our future operating results will depend in large part on our ability to continue to manage this business generation strategy effectively. Although we currently generate accounts through hundreds of independent third parties, including authorized dealers, a significant portion of our accounts originate from a smaller number of such third parties, including an authorized premier provider that signed a nine-year renewal agreement with us in December 2017 and accounted for approximately 19% of all our new accounts in 2016. We experience loss of third-party sales partnerships, including authorized dealers from our authorized dealer program, due to various factors, such as dealers and third parties becoming inactive or discontinuing their electronic security business, non-renewal of our dealer and sales generation contracts, and competition from other alarm monitoring companies. If we experience a loss of authorized dealers or third-party sellers representing a significant portion of our customer account generation, or if we are unable to replace or recruit authorized dealers, other third-party sellers, or alternate distribution channel partners in accordance with our business strategy, our business, financial condition, results of operations, and cash flows could be materially adversely affected.

In addition, successful promotion of our brands depends on the effectiveness of our marketing efforts and on our ability to offer member discounts and special offers for our products and services to our partners. We have actively pursued affinity marketing programs, which provide members of participating organizations with special offers on our products and services. The organizations with which we have affinity marketing programs typically closely monitor their relationships with us, as well as their members’ satisfaction with our products and services. These organizations may require us to pay higher fees to them, decrease our pricing for their members, introduce additional competitive options, or otherwise alter the terms of our participation in their marketing programs in ways that are unfavorable to us. These organizations may also terminate their relationships with us if we fail to meet member satisfaction standards, among other things. If any of our affinity or marketing relationships is terminated or altered in an unfavorable manner, we may lose a source of sales leads, and our business, financial condition, results of operations, and cash flows could be materially adversely affected.

We may not be able to continue to develop and execute a competitive yet profitable pricing structure.

We face competition from cable and telecommunications companies that are actively targeting the home automation and monitored security market, as well as from large technology companies that are expanding into the connected home market either through the development of their own solutions or the acquisition of other companies with home automation solution offerings. This increased competition could result in pricing pressure, a shift in customer preferences towards the services of these companies, reduce our market share and make it more difficult for us to compete on brand-name recognition and reputation. Continued pricing pressure from these competitors or failure to achieve pricing based on the competitive advantages previously identified above could prevent us from maintaining competitive price points for our products and services resulting in lost customers or in our inability to attract new customers and have a material adverse effect on our business, financial condition, results of operations, and cash flows.

We face risks in acquiring and integrating customer accounts.

An element of our business strategy may involve the bulk acquisition of customer accounts. Acquisitions of customer accounts involve a number of special risks, including the possibility of unexpectedly high rates of attrition and unanticipated deficiencies in the accounts and systems acquired despite our investigations prior to acquisition. We face competition from other alarm monitoring companies, including companies that may offer higher prices and more favorable terms for customer accounts purchased, and/or lower minimum financial or operational qualification or requirements for purchased accounts. This competition could reduce the acquisition opportunities available to us, slowing our rate of growth, and/or increase the price we pay for such account acquisitions, thus reducing our return on investment and negatively impacting our revenue and results of operations. We can provide no assurance that we will be able to purchase customer accounts on favorable terms in the future.

The purchase price we pay for customer accounts is affected by the recurring revenue historically generated by such accounts, as well as several other factors, including the level of competition, our prior experience with accounts purchased in bulk from specific sellers, the geographic location of accounts, the number of accounts purchased, the customers’ credit scores, and the type of security or automation equipment or platform used by the customers. In purchasing accounts, we have relied on management’s knowledge of the industry, due diligence procedures, and representations and warranties of bulk account sellers. We can provide no assurance that in all instances the representations and warranties made by bulk account sellers are true and complete or, if the representations and warranties are inaccurate, that we will be able to recover damages from bulk account sellers in an amount sufficient to fully compensate us for any resulting losses. If any of these risks materialize, our business, financial condition, results of operations, and cash flows could be materially adversely affected.

Shifts in our customers’ choice of, or telecommunications providers’ support for, telecommunications services and equipment could materially adversely affect our business and require significant capital expenditures.

Certain elements of our operating model have historically relied on our customers’ continued selection and use of traditional land-line telecommunications to transmit alarm signals to our monitoring centers. There is a growing trend for customers to switch to the exclusive use of cellular, satellite, or Internet communication technology in their homes and businesses, and telecommunication providers may discontinue their land-line services in the future. Some older installed security systems use technology that is not compatible with the newer cellular, satellite or Internet communication technology, such as 3G and 4G networks, and will not be able to transmit alarm signals on these networks. The discontinuation of land-line, older cellular technologies, and any other services by telecommunications providers, and the switch by customers to the exclusive use of cellular, satellite, or Internet communication technology, may require system upgrades to alternative, and potentially more expensive, technologies to transmit alarm signals and for systems to function properly. This could increase our customer revenue attrition and slow new customer generation. In January 2017, most major wireless network providers had fully retired their 2G networks. In order to maintain our customer base that uses security and automation system components that communicate over 2G networks, we substantially completed a conversion program to replace 2G cellular technology used in many of our security systems at little or no additional cost to our customers. Certain existing subscribers chose not to replace their 2G cellular technology, thereby increasing our attrition rates. We continue to incur additional costs associated with upgrades and modifications to subscribers’ cellular technology resulting from the retirement of 2G networks. In December 2017, as part of the Federal Communication Commission’s (the “FCC”) efforts to facilitate the transition from traditional copper-based wireline networks to IP-based fiber broadband networks, the FCC repealed its rules requiring telecommunications carriers to provide direct advanced public notice to consumers of the retirement of copper-based wireline networks used for traditional land-line telecommunications. Many of our customers rely solely on copper-based telephone networks to transmit alarm signals from their premises to our monitoring stations. In response to changes to existing network technology such as the eventual retirement of 3G and copper-based wireline networks, we will be required to upgrade or implement other new technologies in the future, including offering to subsidize the replacement of customers’ outdated systems at our expense. The FCC’s changes to copper-based wireline network retirement rules could lead to customer confusion and impede our ability to timely transfer customers to new network technologies. Any technology upgrades or implementations could require significant capital expenditures, may increase our attrition rates, and may also divert management’s attention and other important resources away from our customer service and sales efforts for new customers. In the future, we may not be able to successfully implement new technologies or adapt existing technologies to changing market demands. If we are unable to adapt timely to changing technologies, market conditions or customer preferences, our business, financial condition, results of operations, and cash flows could be materially adversely affected.

In addition, we use broadband Internet access service, including video streaming services, to support our product offerings, and we may choose to implement broadband Internet access in our intrusion panels as a communications option for our services. Video streaming services use significantly more bandwidth than non-video Internet activity. As utilization rates and penetration of these services increases, our high-speed customers may use more bandwidth than in the past. If this occurs, we could be required to make significant capital expenditures to increase network capacity in order to avoid service disruptions or reduced capacity for customers and potentially increase our cost for the corresponding network usage. See “—Our future growth is dependent upon our ability to keep pace with rapid technological and industry changes in order to develop or acquire new technologies for our products and service introductions that achieve market acceptance with acceptable margins.”

Unauthorized use of our brand names by third parties, and the expenses incurred in developing and preserving the value of our brand names, may materially adversely affect our business.

Our brand names are critical to our success. Unauthorized use of our brand names by third parties may materially adversely affect our business and reputation, including the perceived quality and reliability of our products and services. We rely on trademark law, company brand name protection policies, and agreements with our employees, customers, business partners, and others to protect the value of our brand names. Despite our precautions, we cannot provide assurance that those procedures are sufficiently effective to protect against unauthorized third-party use of our brand names. In particular, in recent years, various third parties have used our brand names to engage in fraudulent activities, including unauthorized telemarketing conducted in our names to induce our existing customers to switch to competing monitoring service providers, lead generation activities for competitors, and obtaining personally identifiable or personal financial information. Third parties sometimes use our names and trademarks, or other confusingly similar variances thereof, in other contexts that may impact our brands. We may not be successful in detecting, investigating, preventing, or prosecuting all unauthorized third-party use of our brand names. Future litigation with respect to such unauthorized use could also result in substantial costs and diversion of our resources. These factors could materially adversely affect our reputation, business, financial condition, results of operations and cash flows.

Third parties hold rights to certain key brand names outside of the United States and Canada.

Our success depends in part on our continued ability to use trademarks in order to capitalize on our brands’ name-recognition and to further develop our brands in U.S. and Canadian markets, as well as in other international markets should we choose to expand our business in the future. Not all of the trademarks that are used by our brands have been registered in all of the countries in which we may do business in the future, and some trademarks may never be registered in any or all of these countries. Rights in trademarks are generally territorial in nature and are obtained on a country-by-country basis by the first person to obtain protection through use or registration in that country in connection with specified products and services. Some countries’ laws do not protect unregistered trademarks at all, or make them more difficult to enforce, and third parties may have filed for “ADT,” “ASG SECURITY,” “PROTECTION ONE,” or similar marks in countries where we have not registered these brands as trademarks. Accordingly, we may not be able to adequately protect our brands everywhere in the world, and use of such brands may result in liability for trademark infringement, trademark dilution, or unfair competition.

In particular, certain trademarks associated with the ADT brand, including “ADT” and the blue octagon, are owned in all territories outside of the United States and Canada by Johnson Controls International plc, which recently acquired and merged with and into Tyco International plc (“Johnson Controls” or “Tyco”). In certain instances, such trademarks are licensed in certain territories outside the United States and Canada by Johnson Controls to third parties. Pursuant to a trademark agreement entered into between The ADT Corporation and Tyco (the “Tyco Trademark Agreement”) in connection with the separation of The ADT Corporation from Tyco in 2012, which endures in perpetuity, The ADT Corporation and its affiliates are prohibited from ever registering, attempting to register or using such trademarks outside the United States (including Puerto Rico and the US Virgin Islands) and Canada, and The ADT Corporation may not challenge Tyco’s rights in such trademarks outside the United States and Canada. Additionally, under the Tyco Trademark Agreement, each of The ADT Corporation and Tyco has the right to propose new secondary source indicators (e.g., ‘Pulse’) to become designated source indicators of such party. To qualify as a designated source indicator, certain specified criteria must be met, including that the indicator has not been used as a material indicator by the non-proposing party or its affiliates over the previous seven years. If The ADT Corporation were unable to object to Tyco’s proposal for a new designated source indicator by successfully asserting that the new indicator did not meet the requisite criteria, The ADT Corporation would subsequently be precluded from using, registering, or attempting to register such indicator in any jurisdiction, including the United States and Canada, whether alone or in connection with an ADT brand. While The ADT Corporation and Tyco are each required to (i) adhere to specified quality control standards with respect to the use of the subject trademarks in their respective jurisdictions, (ii) cooperate with respect to enforcement in their respective territories, and (iii) cooperate to avoid and correct any potential or actual customer confusion over the proper ownership of the ADT brand in any particular territory, it is nonetheless possible that dilution, infringement, or customer confusion may result from the arrangement.

Infringement of our intellectual property rights could negatively affect us.

We rely on a combination of patents, copyrights, trademarks, trade secrets, confidentiality provisions, and licensing arrangements to establish and protect our proprietary rights. We cannot guarantee, however, that the steps we have taken to protect our intellectual property rights will be adequate to prevent infringement of our rights or misappropriation of our intellectual property or technology. Adverse events affecting the use of our trademarks could affect our use of those trademarks and negatively impact our brands. In addition, if we expand our business outside of the United States and Canada in the future, effective patent, trademark, copyright, and trade secret protection may be unavailable or limited in some jurisdictions. Furthermore, while we enter into confidentiality agreements with certain of our employees and third parties to protect our intellectual property, such confidentiality agreements could be breached or otherwise may not provide meaningful protection for our confidential information, trade secrets and know-how related to the design, manufacture, or operation of our products and services. If it becomes necessary for us to resort to litigation to protect our intellectual property rights, any proceedings could be burdensome and costly, and we may not prevail. Further, adequate remedies may not be available in the event of an unauthorized use or disclosure of our confidential information, trade secrets, or know-how. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could materially adversely affect our business, financial condition, results of operations, and cash flows.

Allegations that we have infringed the intellectual property rights of third parties could negatively affect us.

We may be subject to claims of intellectual property infringement by third parties. In particular, as our services have expanded, we have become subject to claims alleging infringement of intellectual property, including litigation brought by special purpose or so-called “non-practicing” entities that focus solely on extracting royalties and settlements by alleging infringement and threatening enforcement of patent rights. These companies typically have little or no business or operations, and there are few effective deterrents available to prevent such companies from filing patent infringement lawsuits against us. In addition, we rely on licenses and other arrangements with third parties covering intellectual property related to the products and services that we market. Notwithstanding these arrangements, we could be at risk for infringement claims from third parties. Additionally, while The ADT Corporation is party to a patent agreement with Tyco, which generally includes a covenant by Tyco not to bring an action against The ADT Corporation alleging that the manufacture, use, or sale of any products or services in existence as of the date of The ADT Corporation’s separation from Tyco infringes any patents owned or controlled by Tyco and used by The ADT Corporation on or prior to such date, such agreement does not protect the Company, including The ADT Corporation, from infringement claims for future product or service expansions. In general, if a court determines that one or more of our services infringes on intellectual property rights owned by others, we may be required to cease marketing those services, to obtain licenses from the holders of the intellectual property at a material cost or on unfavorable terms, or to take other potentially costly or burdensome actions to avoid infringing third-party intellectual property rights. The litigation process is costly and subject to inherent uncertainties, and we may not prevail in litigation matters regardless of the merits of our position. Intellectual property lawsuits or claims may become extremely disruptive if the plaintiffs succeed in blocking the trade of our products and services and may have a material adverse effect on our business, financial condition, results of operations, and cash flows.

We are subject to credit risk and other risks associated with our dealers.

Under the standard alarm monitoring contract acquisition agreements that we enter into with our dealers, if a subscriber terminates their service with us during the first twelve months after the alarm monitoring contract has been acquired, the dealer is typically required to elect between substituting another alarm monitoring contract for the terminating alarm monitoring contract or compensating us in an amount based on the original acquisition cost of the terminating alarm monitoring contract. We are subject to the risk that dealers will breach their obligation to provide a comparable substitute alarm monitoring contract for a terminating alarm monitoring contract or compensate us in an amount based on the original acquisition cost of the terminating alarm monitoring contract. Although we withhold specified amounts from the acquisition cost paid to dealers for alarm monitoring contracts (“holdback”), which may be used to satisfy or offset these and other applicable dealer obligations under the alarm monitoring contract acquisition agreements, there can be no guarantee that these amounts will be sufficient to satisfy or offset the full extent of the default by a dealer of its obligations under its agreement. If the holdback does prove insufficient to cover dealer obligations, we are also subject to the credit risk that the dealers may not have sufficient funds to compensate us or that any such dealer will otherwise breach its obligation to compensate us for a terminating alarm monitoring contract. To the extent defaults by dealers of the obligations under their agreements are greater than anticipated, our business, financial condition, and results of operations could be materially adversely affected.

Our dealers may expose us to additional risks.

We are subject to reputational risks that may arise from the actions of our dealers and their employees, independent contractors, and other agents that are wholly or partially beyond our control, such as violations of our marketing policies and procedures as well as any failure to comply with applicable laws and regulations. If our dealers engage in marketing practices that are not in compliance with local laws and regulations, we may be in breach of such laws and regulations, which may result in regulatory proceedings and potential penalties that could materially impact our financial results, and results of operations. In addition, unauthorized activities in connection with sales efforts by employees, independent contractors, and other agents of our dealers, including calling consumers in violation of the Telephone Consumer Protection Act and predatory door-to-door sales tactics and fraudulent misrepresentations, could subject us to governmental investigations and class action lawsuits for, among others, false advertising and deceptive trade practice damage claims, against which we will be required to defend. Such defense efforts will be costly and time-consuming, there can be no assurance that such defense efforts will be successful, and could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

We may be subject to securities class actions which may harm our business and results of operations.

We have previously been subject to securities class actions in connection with issues that arose prior to the ADT Acquisition while The ADT Corporation was still a publicly traded company. Following certain periods of volatility in the market price of The ADT Corporation’s securities, The ADT Corporation became the subject of securities litigation as described in The ADT Corporation’s filings with the SEC. We may be subject to additional suits in the future in connection with issues that may have arisen prior to the ADT Acquisition while The ADT Corporation was still a publicly traded company. This type of litigation may be lengthy, and may result in substantial costs and a diversion of management’s attention and resources. Results cannot be predicted with certainty and an adverse outcome in such litigation could result in monetary damages or injunctive relief that could materially adversely affect our business, results of operations, financial condition and cash flows.

In addition, we are currently and may in the future become subject to legal proceedings and commercial or contractual disputes. These are typically claims that arise in the normal course of business including, without limitation, commercial or contractual disputes with our suppliers, intellectual property matters, third party liability, including product liability claims and employment claims. There is a possibility that such claims may have a material adverse effect on our results of operations that is greater than we anticipate and/or negatively affect our reputation.

Increasing government regulation of telemarketing, email marketing, door-to-door sales and other marketing methods may increase our costs and restrict the operation and growth of our business.

We rely on telemarketing, email marketing, door-to-door sales, and other marketing methods conducted internally and through third parties to generate a substantial number of leads for our business. The telemarketing and email marketing services industries are subject to an increasing amount of regulation in the United States and Canada. Regulations have been issued in the United States by the Federal Trade Commission (“FTC”) and the FCC and in Canada by the Canada Radio-television and Telecommunications Commission (“CRTC”) that place restrictions on unsolicited telephone calls to residential and wireless telephone subscribers, whether direct dial or by means of automatic telephone dialing systems, prerecorded, or artificial voice messages and telephone fax machines, and require us to maintain a “do not call” list and to train our personnel to comply with these restrictions. In the United States, the FTC regulates sales practices generally and email marketing and telemarketing specifically and has broad authority to prohibit a variety of advertising or marketing practices that may constitute “unfair or deceptive acts or practices.” Most of the statutes and regulations in the United States applicable to telemarketing and email marketing allow a private right of action for the recovery of damages or provide for enforcement by the FTC and FCC, state attorneys general, or state agencies permitting the recovery of significant civil or criminal penalties, costs and attorneys’ fees in the event that regulations are violated. In Canada, the CRTC enforces the Unsolicited Telecommunications Rules restricting unsolicited communications from telemarketers using direct dial, automatic dialing and announcing devices and fax. The CRTC also enforces the Canadian Anti-Spam Law (“CASL”), which prohibits the sending of commercial emails without prior consent of the consumer or an existing business relationship and sets forth rules governing the sending of commercial emails. Rules have been approved under CASL to allow private rights of action for the recovery of damages, which rules may come into force at any time. CASL also allows the CRTC to recover significant civil penalties, costs, and legal fees in the event that email or telemarketing regulations are violated. We strive to comply with all such applicable regulations, but provide no assurance that we, our authorized dealers or third parties that we rely on for telemarketing, email marketing, and other lead generation activities will be in compliance with all applicable regulations at all times. Although our contractual arrangements with our authorized dealers, affinity marketing partners, and other third parties generally require them to comply with all such regulations and to indemnify us for damages arising from their failure to do so, we can provide no assurance that the FTC, FCC, CRTC, private litigants, or others will not attempt to hold us responsible for any unlawful acts conducted by our authorized dealers, affinity marketing partners and other third parties or that we could successfully enforce or collect upon any indemnities. Additionally, certain FCC rulings and FTC enforcement actions may support the legal position that we may be held vicariously liable for the actions of third parties, including any telemarketing violations by our independent, third-party authorized dealers that are performed without our authorization or that are otherwise prohibited by our policies. The FCC, the FTC, and the CRTC have relied on certain actions to support the notion of vicarious liability, including but not limited to the use of the company brand or trademark, the authorization or approval of telemarketing scripts, or the sharing of consumer prospect lists. Changes in such regulations or the interpretation thereof that further restrict such activities could result in a material reduction in the number of leads for our business and could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Our business operates in a regulated industry.

Our operations and employees are subject to various federal, state, provincial, and local laws and regulations in the United States and Canada in such areas as consumer protection, occupational licensing, environmental protection, labor and employment, tax and other laws and regulations. Most states and provinces in which we operate have licensing laws directed specifically toward the security services industry. Our business relies heavily upon the use of both wireline and wireless telecommunications to communicate signals, and telecommunications companies are regulated by federal, state, provincial, and local governments.

In certain jurisdictions, we are required to obtain licenses or permits in order to comply with standards governing employee selection and training and to meet certain standards in the conduct of our business. The loss of such licenses or permits or the imposition of conditions to the granting or retention of such licenses or permits could have a material adverse effect on us. Furthermore, in certain jurisdictions, certain security systems must meet fire and building codes in order to be installed, and it is possible that our current or future products and service offerings will fail to meet such codes, which could require us to make costly modifications to our products and services or to forego marketing in certain jurisdictions.

We must also comply with numerous federal, state, provincial, and local laws and regulations that govern matters relating to our interactions with residential customers, including those pertaining to privacy and data security, consumer financial and credit transactions, home improvement contracts, warranties, and door-to-door solicitation. These laws and regulations are dynamic and subject to potentially differing interpretations, and various federal, state, provincial, and local legislative and regulatory bodies may initiate investigations, expand current laws or regulations, or enact new laws and regulations, regarding these matters. As we expand our product and service offerings and enter into new jurisdictions, we may be subject to more expansive regulation and oversight. For example, as a result of our acquisition of DataShield, we are expanding our cybersecurity services and exploring markets outside of United States and Canada, and we will need to identify and comply with laws and regulations that apply to such services in the relevant jurisdictions. In addition, any financing or lending activity will subject us to various rules and regulations, such as the U.S. federal Truth in Lending Act and analogous U.S. state and Canadian federal and provincial legislation.

Changes in these laws or regulations or their interpretation could dramatically affect how we do business, acquire customers, and manage and use information we collect from and about current and prospective customers and the costs associated therewith. We strive to comply with all applicable laws and regulations relating to our interactions with all customers. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices.

Changes in laws or regulations could require us to change the way we operate or to utilize resources to maintain compliance, which could increase costs or otherwise disrupt operations. In addition, failure to comply with any applicable laws or regulations could result in substantial fines or revocation of our operating permits and licenses. If laws and regulations were to change or if we or our products failed to comply with them, our business, financial condition, results of operations, and cash flows could be materially adversely affected.

We could be assessed penalties for false alarms.

Some local governments impose assessments, fines, penalties, and limitations on either customers or the alarm companies for false alarms. Certain municipalities have adopted ordinances under which both permit and alarm dispatch fees are charged directly to the alarm companies. Our alarm service contracts generally allow us to pass these charges on to customers, but we may not be able to collect these charges if customers are unwilling or unable to pay them and such outcome may materially and adversely affect our operating results. Furthermore, our customers may elect to terminate or not renew our services if assessments, fines, or penalties for false alarms become significant. If more local governments were to impose assessments, fines, or penalties, our customer base, financial condition, results of operations, and cash flows could be materially adversely affected.

Police departments could refuse to respond to calls from monitored security service companies.

Police departments in certain U.S. and Canadian jurisdictions do not respond to calls from monitored security service companies unless certain conditions are met, such as video or other verification or eyewitness accounts of suspicious activities, either as a matter of policy or by local ordinance. We offer video verification in certain jurisdictions which increases costs of some security systems, which may increase costs to customers. As an alternative to video cameras in some jurisdictions, we have offered affected customers the option of receiving response from private guard companies, at least as an initial means to verify suspicious activities. In most cases this is accomplished through contracts with private guard companies, which increases the overall cost to customers. If more police departments were to refuse to respond or be prohibited from responding to calls from monitored security service companies unless certain conditions are met, such as video or other verification or eyewitness accounts of suspicious activities, our ability to attract and retain customers could be negatively impacted and our business, financial condition, results of operations, and cash flows could be materially adversely affected.

Adoption of statutes and governmental policies purporting to characterize certain of our charges as unlawful may adversely affect our business.

Generally, if a customer cancels their contract with us prior to the end of the initial contract term, other than in accordance with the contract, we may charge the customer an early cancellation fee. Consumer protection policies or legal precedents could be proposed or adopted to restrict the charges we can impose upon contract cancellation. Such initiatives could compel us to increase our prices during the initial term of our contracts and consequently lead to less demand for our services and increased attrition. Adverse judicial determinations regarding these matters could cause us to incur legal exposure to customers against whom such charges have been imposed and expose us to the risk that certain of our customers may seek to recover such charges through litigation, including class action lawsuits. In addition, the costs of defending such litigation and enforcement actions could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

In the absence of regulation, certain providers of Internet access may block our services or charge their customers more for using our services, or government regulations relating to the Internet could change, which could materially adversely affect our revenue and growth.

Our interactive and home automation services are primarily accessed through the Internet and our security monitoring services, including those utilizing video streaming, are increasingly delivered using Internet technologies. Users who access our services through mobile devices, such as smart phones, laptops, and tablet computers must have a high-speed Internet connection, such as Wi-Fi, 3G, or 4G, to use our services. Currently, this access is provided by telecommunications companies and Internet access service providers that have significant and increasing market power in the broadband and Internet access marketplace. In the absence of government regulation, these providers could take measures that affect their customers’ ability to use our products and services, such as degrading the quality of the data packets we transmit over their lines, giving our packets low priority, giving other packets higher priority than ours, blocking our packets entirely, or attempting to charge their customers more for using our products and services. To the extent that Internet service providers implement usage-based pricing, including meaningful bandwidth caps, or otherwise try to monetize access to their networks, we could incur greater operating expenses and customer acquisition and retention could be negatively impacted. Furthermore, to the extent network operators were to create tiers of Internet access service and either charge us for or prohibit our services from being available to our customers through these tiers, our business could be negatively impacted. Some of these providers also offer products and services that directly compete with our own offerings, which could potentially give them a competitive advantage. While actions like these by Canadian providers would violate the net neutrality rules adopted by the CRTC described below, the FCC recently rolled back net neutrality protections in the United States as described below and most other countries have not adopted formal net neutrality or open Internet rules.

In 2009, the CRTC adopted Internet traffic management practices aimed at providing stronger net neutrality protections, and preventing Canadian Internet service providers from engaging in traffic shaping that are “unjustly discriminatory” or “unduly preferential.” On February 26, 2015, the FCC reclassified broadband Internet access services in the United States as a telecommunications service subject to some elements of common carrier regulation, including the obligation to provide service on just and reasonable terms, and adopted specific net neutrality rules prohibiting the blocking, throttling or “paid prioritization” of content or services. However, in May 2017, the FCC issued a notice of proposed rulemaking to roll back net neutrality rules and return to a “light touch” regulatory framework. Consistent with this notice, on December 14, 2017, the FCC once again classified broadband Internet access service as an unregulated information service and repealed the specific rules against blocking, throttling or “paid prioritization” of content or services. It retained a rule requiring Internet service providers to disclose their practices to consumers, entrepreneurs and the FCC. A number of parties have already stated they would appeal this order and it is possible Congress may adopt legislation restoring some net neutrality requirements. The elimination of net neutrality rules and any changes to the rules could affect the market for broadband Internet access service in a way that impacts our business, for example, if Internet access providers provide better Internet access for their own alarm monitoring or interactive services that compete with ADT’s services or limit the bandwidth and speed for the transmission of data from ADT equipment, thereby depressing demand for our services or increasing the costs of services we provide.

Goodwill and other identifiable intangible assets represent a significant portion of our total assets, and we may never realize the full value of our intangible assets.

As of September 30, 2017, we had approximately $13 billion of goodwill and identifiable intangible assets, excluding deferred financing costs. Goodwill and other identifiable intangible assets are recorded at fair value on the date of acquisition. We review such assets for impairment at least annually. Impairment may result from, among other things, deterioration in performance, adverse market conditions, adverse changes in applicable laws or regulations, including changes that restrict the activities of or affect the products and services we offer, challenges to the validity of certain registered intellectual property, reduced sales of certain products or services incorporating registered intellectual property, increased attrition, and a variety of other factors. The amount of any quantified impairment must be expensed immediately as a charge to results of operations. Depending on future circumstances, it is possible that we may never realize the full value of our intangible assets. Any future determination of impairment of goodwill or other identifiable intangible assets could have a material adverse effect on our financial condition and results of operations.

We have significant deferred tax assets, and any impairments of or valuation allowances against these deferred tax assets in the future could materially adversely affect our results of operations, financial condition, and cash flows.

We are subject to income taxes in the United States and Canada and in various state, territorial, provincial, and local jurisdictions. The amount of income taxes we pay is subject to our interpretation and application of tax laws in jurisdictions in which we file. Changes in current or future laws or regulations, the imposition of new or changed tax laws or regulations or new related interpretations by taxing authorities in the jurisdictions in which we file could materially adversely affect our financial condition results of operations, and cash flows.

Our future consolidated federal and state income tax liability may be significantly reduced by tax credits and tax net operating loss (“NOL”) carryforwards available to us under the applicable tax codes. Each of ASG, Protection One, and The ADT Corporation had material NOL carryforwards prior to our acquisition of such entity. Our ability to fully utilize these deferred tax assets, however, may be limited for various reasons, such as if projected future taxable income becomes insufficient to recognize the full benefit of our NOL carryforwards prior to their expirations. If a corporation experiences an “ownership change,” Sections 382 and 383 of the Code (as defined herein) provide annual limitations with respect to the ability of a corporation to utilize its NOL (as well as certain built-in losses) and tax credit carryforwards against future U.S. taxable income. In general, an ownership change may result from transactions increasing the ownership of certain stockholders in the stock of the corporation by more than 50 percentage points over a three-year testing period.

Our acquisitions of The ADT Corporation, ASG, and Protection One resulted in an ownership change of each of those entities. Our ability to fully utilize the NOL carryforwards of those entities is subject to the limitations under Section 382 of the Code. We do not expect that this limitation will impact our ability to utilize these tax attributes (NOLs). However, it is possible that future changes in the direct or indirect ownership in our equity might result in additional ownership changes that may trigger the imposition of limitations under Section 382 of the Code with respect to these tax attributes.

In addition, audits by the U.S. Internal Revenue Service (“IRS”) as well as state, territorial, provincial, and local tax authorities could reduce our tax attributes and/or subject us to tax liabilities if tax authorities make adverse determinations with respect to our NOL or tax credits carryforwards. The ADT Corporation is currently subject to federal income tax audits covering the 2010-2012 tax years (not including a post-Tyco separation IRS audit for 2013). During the third quarter of 2017, Tyco was notified by the IRS of its intent to disallow amortization deductions claimed on the Company’s $987 million trademark. Tyco intends to challenge this decision before the Appeals Division of the IRS. If Tyco were to lose the dispute, it would result in minimal cash tax liabilities to ADT, no impact to the Company’s income statement, but material loss to the Company’s NOL deferred tax asset. The Company strongly disagrees with the IRS’s position and maintains that the deductions claimed are appropriate. Tyco has advised the Company that they intend to vigorously defend its originally filed tax return position. There can be no assurance that adjustments that would reduce The ADT Corporation’s tax attributes or otherwise affect The ADT Corporation’s tax liability will not be proposed by the IRS with respect to these tax years. Further, any future disallowance of some or all of our tax credits or NOL carryforwards as a result of legislative change could materially adversely affect our tax obligations. Accordingly, there can be no assurance that in the future we will not be subject to increased taxation or experience limitations with respect to recognizing the benefits of our NOL carryforwards and other tax attributes. Any such increase in taxation or limitation of benefits could have a material adverse effect on our financial condition, results of operations, or cash flows. Finally, in 2016, the IRS commenced an audit of The ADT Corporation related to the 2013 tax year. The issue discussed above related to the amortization of the Company’s trademark being disputed by the IRS and Tyco would have a carryforward impact into ADT’s 2013 tax year and forward. As of the date of this prospectus, the Company does not believe this audit will impair The ADT Corporation tax attributes.

U.S. federal income tax reform could adversely affect us.

On December 22, 2017, President Trump signed into law H.R. 1, originally known as the “Tax Cuts and Jobs Act,” which legislation significantly reforms the Internal Revenue Code of 1986, as amended. The new legislation, among other things, includes changes to U.S. federal tax rates, imposes significant additional limitations on the deductibility of interest, allows for the expensing of capital expenditures, and puts into effect the migration from a “worldwide” system of taxation to a territorial system. We do not expect tax reform to have a material impact to our projection of minimal cash taxes or to our NOLs. Our net deferred tax assets and liabilities will be revalued at the newly enacted U.S. corporate rate, and the impact will be recognized in our tax benefit for the year ending December 31, 2017. The impact on the year ended December 31, 2017 and on future years may be material to the consolidated financial statements. We continue to examine the impact this tax reform legislation may have on our business. The impact of this tax reform on holders of our common shares is uncertain and could be adverse. This prospectus does not discuss any such tax legislation or the manner in which it might affect purchasers of our common stock. We urge our stockholders to consult with their legal and tax advisors with respect to any such legislation and the potential tax consequences of investing in our common stock.

We are exposed to greater risks of liability for employee acts or omissions or system failures than may be inherent in other businesses.

If a customer or third party believes that it has suffered harm to person or property due to an actual or alleged act or omission of one of our authorized dealers, employees, independent contractors, or other agents, or a security or interactive system failure, they (or their insurers) may pursue legal action against us, and the cost of defending the legal action and of any judgment against us could be substantial. In particular, because our products and services are intended to help protect lives and real and personal property, we may have greater exposure to litigation risks than businesses that provide other commercial, consumer, and small business products and services. Our standard customer contracts contain a series of risk-mitigation provisions that serve to limit our liability and/or limit a claimant’s ability to pursue legal action; however, in the event of litigation with respect to such matters, it is possible that these risk-mitigation provisions may be deemed not applicable or unenforceable and, regardless of the ultimate outcome, we may incur significant costs of defense that could materially adversely affect our business, financial condition, results of operations, and cash flows, and there can be no assurance that any such defense efforts will be successful.

If we are unable to recruit and retain key personnel, including an effective sales force, our ability to manage our business could be materially and adversely affected.

Our success will depend in part upon the continued services of our management team and sales representatives. Our ability to recruit and retain key personnel for management positions and effective sales representatives could be impacted adversely by the competitive environment for management and sales talent. The loss, incapacity, or unavailability for any reason of key members of our management team and the inability or delay in hiring new key employees, including sales force personnel, could materially adversely affect our ability to manage our business and our future operational and financial results.

The loss of our senior management could disrupt our business.

Our senior management is important to the success of our business because there is significant competition for executive personnel with experience in the security and home automation industry. As a result of this need and the competition for a limited pool of industry-based executive experience, we may not be able to retain our existing senior management. In addition, we may not be able to fill new positions or vacancies created by expansion or turnover. Moreover, we do not currently have and do not expect to have in the future “key person” insurance on the lives of any member of our senior management. The loss of any member of our senior management team without retaining a suitable replacement (either from inside or outside our existing management team) could have a material adverse effect on our business, financial condition, and results of operations.

Adverse developments in our relationship with our employees could materially and adversely affect our business, results of operations, and financial condition.

As of September 30, 2017, approximately 1,700 of our employees at various sites, or approximately 10% of our total workforce, were represented by unions and covered by collective bargaining agreements. We are currently party to approximately 39 collective bargaining agreements in the United States and Canada. Almost one-third of these agreements are up for renewal in any given year. We cannot predict the outcome of negotiations of the collective bargaining agreements covering our employees. If we are unable to reach new agreements or renew existing agreements, employees subject to collective bargaining agreements may engage in strikes, work slowdowns, or other labor actions, which could materially disrupt our ability to provide services. New labor agreements or the renewal of existing agreements may impose significant new costs on us, which could materially adversely affect our financial condition and results of operations in the future.

We may be required to make indemnification payments relating to The ADT Corporation’s separation from Tyco.

In connection with its separation from Tyco, The ADT Corporation entered into a tax sharing agreement (the “2012 Tax Sharing Agreement”) with Tyco and Pentair Ltd., formerly Tyco Flow Control International, Ltd. (“Pentair”), which governs the rights and obligations of The ADT Corporation, Tyco, and Pentair for certain pre-separation tax liabilities. The 2012 Tax Sharing Agreement provides that The ADT Corporation, Tyco, and Pentair will share (i) certain pre-separation income tax liabilities that arise from adjustments made by tax authorities to The ADT Corporation’s, Tyco’s, and Pentair’s U.S. and certain non-U.S. income tax returns, and (ii) payments required to be made by Tyco in respect of a tax sharing agreement it entered into in connection with a 2007 spinoff transaction (collectively, “Shared Tax Liabilities”). Tyco is responsible for the first $500 million of Shared Tax Liabilities. The ADT Corporation and Pentair share 58% and 42%, respectively, of the next $225 million of Shared Tax Liabilities. The ADT Corporation, Tyco, and Pentair share 27.5%, 52.5%, and 20.0%, respectively, of Shared Tax Liabilities above $725 million. In addition, The ADT Corporation retained sole liability for certain specified U.S. and non-U.S. income and non-income tax items. In 2010, The ADT Corporation acquired Broadview Security, a business formerly owned by The Brink’s Company. In connection with Broadview Security’s separation from The Brink’s Company, in 2008 it entered into a tax sharing agreement, which allocates historical and separation related tax liabilities between Broadview Security and The Brink’s Company (the “2008 Tax Sharing Agreement”). Under the 2012 Tax Sharing Agreement, The ADT Corporation bears 100% of all tax liabilities related to Broadview Security, including any tax liability that may be asserted under the 2008 Tax Sharing Agreement. To our knowledge, no such tax liability has been asserted to date.

Under the terms of the 2012 Tax Sharing Agreement, Tyco controls all U.S. income tax audits relating to the pre-separation taxable period (including the separation itself). Tyco has been subject to federal income tax audits for the 1997—2009 tax years, and has resolved all aspects of its disputes before the U.S. Tax Court and before the Appeals Division of the IRS for audit cycles 1997 through 2009. The resolution had an immaterial impact on the Company’s financial position, results of operations, and cash flows. The 2010 through 2012 tax years are still under review with the IRS.

In addition, under the terms of the 2012 Tax Sharing Agreement, in the event the distribution of The ADT Corporation’s common shares to the Tyco stockholders, the distribution of Pentair common shares to the Tyco stockholders, or certain internal transactions undertaken in connection therewith were determined to be taxable as a result of actions taken by The ADT Corporation, Pentair, or Tyco after the distributions, the party responsible for such failure would be responsible for all taxes imposed on The ADT Corporation, Pentair, or Tyco as a result thereof. If such failure is not the result of actions taken after the distributions by The ADT Corporation, Pentair, or Tyco, then The ADT Corporation, Pentair, and Tyco would be responsible for any distribution taxes imposed on The ADT Corporation, Pentair, or Tyco as a result of such determination in the same manner and in the same proportions as the Shared Tax Liabilities.

See the Notes to the financial statements included elsewhere in this prospectus for additional discussion of the Tax Sharing Agreement and the status of the Company’s income tax audits.

We may be subject to liability for obligations of The Brink’s Company under the Coal Act or other coal-related liabilities of The Brink’s Company.

On May 14, 2010, The ADT Corporation acquired Broadview Security, a business formerly owned by The Brink’s Company. Under the Coal Industry Retiree Health Benefit Act of 1992, as amended (the “Coal Act”), The Brink’s Company and its majority-owned subsidiaries as of July 20, 1992 (including certain legal entities acquired in the Broadview Security acquisition) are jointly and severally liable with certain of The Brink’s Company’s other current and former subsidiaries for health care coverage obligations provided for by the Coal Act. A Voluntary Employees’ Beneficiary Association (“VEBA”) trust has been established by The Brink’s Company to pay for these liabilities, although the trust may have insufficient funds to satisfy all future obligations. We cannot rule out the possibility that certain legal entities acquired in the Broadview Security acquisition may also be liable for other liabilities in connection with The Brink’s Company’s former coal operations. At the time of the separation of Broadview Security from The Brink’s Company in 2008, Broadview Security entered into an agreement pursuant to which The Brink’s Company agreed to indemnify it for any and all liabilities and expenses related to The Brink’s Company’s former coal operations, including any health care coverage obligations. The Brink’s Company has agreed that this indemnification survives The ADT Corporation’s acquisition of Broadview Security. We in turn agreed to indemnify Tyco for such liabilities in our separation from it. We have evaluated Broadview Security’s potential liability under the Coal Act and otherwise with respect to The Brink’s Company’s former coal operations as a contingency in light of all known facts, including the funding of the VEBA, indemnification provided by The Brink’s Company and the absence of any such claims against us to date. We have concluded that no accrual is necessary due to the existence of the indemnification and our belief that The Brink’s Company and VEBA will be able to satisfy all future obligations under the Coal Act and any other coal-related liabilities of The Brink’s Company. However, if The Brink’s Company and the VEBA are unable to satisfy all such obligations, we could be held liable, which could have a material adverse effect on our financial condition, results of operations and cash flows.

Risks Related to our Indebtedness

Our substantial indebtedness could materially adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, and prevent us from making debt service payments.

As of September 30, 2017, on a consolidated basis, we had $10.4 billion face value of outstanding indebtedness (excluding capital leases), and our estimated debt service (including interest and non-discretionary principal repayments) is $650 million for 2017. Additionally, we had $772 million accumulated stated value of the Koch Preferred Securities and our estimated dividend obligation is $84 million for 2017.

During the nine months ended September 30, 2017, excluding borrowings and payments under our Revolving Credit Facilities, our cash flow used for debt service totaled $447 million, which includes scheduled quarterly principal payments of the First Lien Term B-1 Loan of $18 million, interest payments on our debt of $388 million, and dividend payments of $41 million on the Koch Preferred Securities. Also during the nine months ended September 30, 2017, our cash flows from operating activities totaled $1,262 million, which includes interest paid of $429 million. As such, our cash flows from operating activities (before giving effect to the payment of interest) amounted to $1,691 million. Cash payments used to service our debt represented approximately 26% of our net cash flows from operating activities (before giving effect to the payment of interest). Furthermore, we repaid $140 million of borrowings under our Revolving Credit Facilities and made $4 million of interest payment thereunder during the nine months ended September 30, 2017.

During 2016, excluding borrowings and payments under our Revolving Credit Facilities, our cash flow used for debt service totaled $698 million, which includes voluntary prepayments of our then outstanding Second Lien Term B Loan of $260 million, scheduled quarterly principal payments of the First Lien Term B-1 Loan of $10 million, interest payments on our debt of $375 million, and dividend payments of $53 million on the Koch Preferred Securities. Also during 2016, our cash flows from operating activities totaled $618 million, which includes interest paid of $428 million. As such, our cash flows from operating activities (before giving effect to the payment of interest) amounted to $1,046 million. Cash payments used to service our debt represented approximately 67% of our cash flows from operating activities (before giving effect to the payment of interest). Furthermore, we borrowed $210 million and repaid $92 million of borrowings under our Revolving Credit Facilities and made $3 million of interest payment thereunder during the year ended December 31, 2016. Refer to Note 4 and Note 5 to our unaudited and audited consolidated financial statements, respectively, included elsewhere in this prospectus and “Description of Material Indebtedness” for details of our debt outstanding and related restrictive covenants.

Our substantial indebtedness and the restrictive covenants under the agreements governing such indebtedness could:

•	limit our ability to borrow money for our working capital, capital expenditures, debt service requirements, strategic initiatives, or other purposes;

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the agreements governing our indebtedness;

•	require us to dedicate a substantial portion of our cash flow from operations to the repayment of our indebtedness, thereby reducing funds available to us for other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	make us more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	make us more vulnerable to downturns in our business or the economy;

•	restrict us from making strategic acquisitions, engaging in development activities, introducing new technologies, or exploiting business opportunities;

•	cause us to make non-strategic divestitures;

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or dispose of assets; or

•	expose us to the risk of increased interest rates, as certain of our borrowings are at variable rates of interest.

In addition, the agreements governing our indebtedness contain restrictive covenants that may limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of substantially all of our indebtedness.

Despite our substantial indebtedness, we may still be able to incur significantly more debt, which could intensify the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial indebtedness in the future. Although the terms of the agreements governing our indebtedness contain certain restrictions on our and our subsidiaries’ ability to incur additional indebtedness, these restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. Additionally, the covenants under any future debt instruments could allow us to incur a significant amount of additional indebtedness. The more leveraged we become, the more we, and in turn our security holders, will be exposed to certain risks described above under “—Our substantial indebtedness could materially adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, and prevent us from making debt service payments.”

We may not be able to generate sufficient cash to service all of our indebtedness and to fund our working capital and capital expenditures, and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.

Our ability to satisfy our debt obligations depends upon, among other things:

•	our future financial and operating performance (including the realization of any cost savings described herein), which will be affected by prevailing economic, industry, and competitive conditions and financial, business, legislative, regulatory and other factors, many of which are beyond our control; and

•	our future ability to borrow under our Revolving Credit Facilities, the availability of which depends on, among other things, our complying with the covenants in the credit agreement governing such facilities.

We can provide no assurance that our business will generate cash flow from operations, or that we will be able to draw under our Revolving Credit Facilities or otherwise, in an amount sufficient to fund our liquidity needs.

If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital, or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt agreements may restrict us from adopting some of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due. Our Sponsor and its affiliates have no continuing obligation to provide us with debt or equity financing. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, could result in a material adverse effect on our business, financial condition and results of operations and could negatively impact our ability to satisfy our obligations under our indebtedness.

If we cannot make scheduled payments on our indebtedness, we will be in default and holders of the Prime Notes and the ADT Notes could declare all outstanding principal and interest to be due and payable, the lenders under our Revolving Credit Facilities could terminate their commitments to loan money, our secured lenders (including the lenders under our First Lien Credit Facilities (as defined herein) and the holders of the Notes) could foreclose against the assets securing the indebtedness owing to them, and we could be forced into bankruptcy or liquidation.

If our indebtedness is accelerated, we may need to repay or refinance all or a portion of our indebtedness before maturity. There can be no assurance that we will be able to obtain sufficient funds to enable us to repay or refinance our debt obligations on commercially reasonable terms, or at all.

Our debt agreements contain restrictions that limit our flexibility.

Our debt agreements contain, and any future indebtedness of ours would likely contain, a number of covenants that impose significant operating and financial restrictions on us, including restrictions on our and our subsidiaries’ ability to, among other things:

•	incur additional debt, guarantee indebtedness, or issue certain preferred equity interests;

•	pay dividends on or make distributions in respect of, or repurchase or redeem, our capital stock, or make other restricted payments;

•	prepay, redeem, or repurchase certain debt;

•	make loans or certain investments;

•	sell certain assets;

•	create liens on certain assets;

•	consolidate, merge, sell, or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates;

•	alter the businesses we conduct;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	designate our subsidiaries as unrestricted subsidiaries.

As a result of these covenants, we will be limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.

We have pledged a significant portion of our assets as collateral under our debt agreements. If any of the holders of our indebtedness accelerate the repayment of such indebtedness, there can be no assurance that we will have sufficient assets to repay our indebtedness.

A failure to comply with the covenants under our debt agreements or any future indebtedness could result in an event of default, which, if not cured or waived, could have a material adverse effect on our business, financial condition, and results of operations. In the event of any such default, the lenders thereunder:

•	will not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be immediately due and payable; or

•	could require us to apply all of our available cash to repay these borrowings.

Such actions by the lenders could cause cross-defaults under our other indebtedness. If we are unable to repay those amounts, our secured lenders (including the lenders under our Credit Facilities and the holders of the Prime Notes and the ADT Notes) could proceed against the collateral granted to them to secure that indebtedness.

If any of our outstanding indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our Credit Facilities are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on certain of our variable rate indebtedness will increase even though the amount borrowed remains the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. Assuming our Revolving Credit Facilities are fully drawn, each 0.125% change in assumed blended interest rates under the Credit Facilities would result in a $4 million change in annual interest expense on indebtedness under our Credit Facilities. We currently have entered into, and in the future we may continue to enter into, interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any such swaps may not fully mitigate our interest rate risk, may prove disadvantageous, or may create additional risks.

The certificate of designation and other definitive agreements governing the Koch Preferred Securities contain certain designations, rights, preferences, powers, restrictions and limitations that could materially and adversely affect our business, results of operations, and financial condition.

Under the certificate of designation and other definitive agreements governing the Koch Preferred Securities, the Koch Preferred Securities are required to be redeemed on May 2, 2030. Although we intend to redeem the Koch Preferred Securities in full prior to that time, if the Koch Preferred Securities remain outstanding, we will be required to redeem all remaining Koch Preferred Securities on May 2, 2030. There can be no assurance that we will have sufficient funds available to redeem in full the Koch Preferred Securities at such time.

In connection with this offering, the Company is required to deposit into a separate account (the “Segregated Account”) an amount in cash equal to at least $750 million, which may only be used by the Company to redeem the Koch Preferred Securities (in whole or in part, from time to time). In the event that the Company consummates an underwritten public offering of common stock following this offering, but prior to the date that all Koch Preferred Securities have been redeemed in full, the Company is required to increase the cash amount deposited in the Segregated Account to an amount sufficient to redeem the Koch Preferred Securities as of certain dates. The Company has agreed with the Koch Investor to maintain at all times the balance of the Segregated Account in an amount equal to at least the Minimum Segregated Account Amount (as defined in the section entitled “Description of the Koch Preferred Securities”) until the Koch Preferred Securities have been redeemed in full. In the event the Company does not maintain the Minimum Segregated Account Amount at any time, the Company will be required to redeem the Koch Preferred Securities in full. There can be no assurance that we will have sufficient funds available to redeem in full the Koch Preferred Securities at such time.

The certificate of designation and other definitive agreements governing the Koch Preferred Securities also contain certain other designations, rights, preferences, powers, restrictions, and limitations that could require us to redeem all or a portion of the Koch Preferred Securities or require that we obtain the consent of the holders of a majority of the Koch Preferred Securities before taking certain actions or entering into certain transactions. Such designations, rights, preferences, powers, restrictions, and limitations could hinder or delay our operations and materially and adversely affect our business, results of operations, and financial condition. For example, prior to the redemption of the Koch Preferred Securities in full, the Company and its subsidiaries are subject to certain affirmative and negative covenants, such as engaging in transactions with affiliates and paying dividends on our common stock, among other things, under the certificate of designation and other definitive agreements governing the Koch Preferred Securities. See “Description of the Koch Preferred Securities.”

Risks Related to this Offering and Ownership of our Common Stock

Our stock price may fluctuate significantly.

The market price of our common stock could vary significantly as a result of a number of factors, some of which are beyond our control. In the event of a drop in the market price of our common stock, you could lose a substantial part or all of your investment in our common stock. The following factors could affect our stock price:

•	our operating and financial performance and prospects;

•	quarterly variations in the rate of growth (if any) of our financial indicators, such as net income per share, net income and revenues;

•	the public reaction to our press releases, our other public announcements and our filings with the SEC;

•	strategic actions by our competitors;

•	changes in operating performance and the stock market valuations of other companies;

•	announcements related to litigation;

•	our failure to meet revenue or earnings estimates made by research analysts or other investors;

•	changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

•	speculation in the press or investment community;

•	sales of our common stock by us or our stockholders, or the perception that such sales may occur;

•	changes in accounting principles, policies, guidance, interpretations, or standards;

•	additions or departures of key management personnel;

•	actions by our stockholders;

•	general market conditions;

•	domestic and international economic, legal and regulatory factors unrelated to our performance;

•	material weakness in our internal controls over financial reporting; and

•	the realization of any risks described under this “Risk Factors” section, or other risks that may materialize in the future.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our business, financial condition, and results of operations.

We will incur significant costs and devote substantial management time as a result of operating as a public company.

As a public company, we will continue to incur significant legal, accounting, and other expenses. For example, we will be required to comply with certain of the requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the SEC, and the rules of the NYSE, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we expect to continue incurring significant expenses and to devote substantial management effort toward ensuring compliance with the requirements of the Sarbanes-Oxley Act. In that regard, we may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

In addition, we are becoming a public company while continuing to integrate the financial reporting systems of the Successor and The ADT Corporation. Successfully implementing our business plan and complying with the Sarbanes-Oxley Act and other regulations described above requires us to be able to prepare timely and accurate financial statements. Any delay in this implementation of, or disruption in, the transition to new or enhanced systems, procedures or controls, may cause us, as we did in the third quarter of 2016, to present restatements, or cause our operations to suffer and we may be unable to conclude that our internal controls over financial reporting are effective and to obtain an unqualified report on internal controls from our auditors.

We continue to be controlled by Apollo, and Apollo’s interests may conflict with our interests and the interests of other stockholders.

Following this offering, Apollo will beneficially own 84.87% of our common equity (or 83.04% if the underwriters exercise their over-allotment option in full). As a result, Apollo will have the power to elect a majority of our directors. Therefore, individuals affiliated with Apollo will have effective control over the outcome of votes on all matters requiring approval by our stockholders, including entering into significant corporate transactions such as mergers, tender offers, and the sale of all or substantially all of our assets and issuance of additional debt or equity. The interests of Apollo and its affiliates, including funds affiliated with Apollo, could conflict with or differ from our interests or the interests of our other stockholders. For example, the concentration of ownership held by funds affiliated with Apollo could delay, defer, or prevent a change in control of our company or impede a merger, takeover, or other business combination which may otherwise be favorable for us. Additionally, Apollo and its affiliates are in the business of making investments in companies and may, from time to time, acquire and hold interests in or provide advice to businesses that compete directly or indirectly with us, or are suppliers or customers of ours. Apollo and its affiliates may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. Any such investment may increase the potential for the conflicts of interest discussed in this risk factor. So long as funds affiliated with

Apollo continue to directly or indirectly own a significant amount of our equity, even if such amount is less than 50%, Apollo and its affiliates will continue to be able to substantially influence or effectively control our ability to enter into corporate transactions. In addition, we have an executive committee that serves at the discretion of our Board and is composed of two Apollo designees and our CEO, who are authorized to take actions (subject to certain exceptions) that it reasonably determines are appropriate. See “Management—Board Committees—Executive Committee” for a further discussion.

We are a “controlled company” within the meaning of the NYSE rules and, as a result, qualify for and intend to rely on exemptions from certain corporate governance requirements.

Following this offering, Apollo will continue to control a majority of the voting power of our outstanding voting stock, and as a result we will be a controlled company within the meaning of the NYSE corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a controlled company and may elect not to comply with certain corporate governance requirements, including the requirements that:

•	a majority of the board of directors consist of independent directors;

•	the nominating and corporate governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	there be an annual performance evaluation of the nominating and corporate governance and compensation committees.

We intend to utilize these exemptions as long as we remain a controlled company. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

Our organizational documents may impede or discourage a takeover, which could deprive our investors of the opportunity to receive a premium of their shares.

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws may make it more difficult for, or prevent a third party from, acquiring control of us without the approval of our board of directors. These provisions include:

•	providing that our board of directors will be divided into three classes, with each class of directors serving staggered three-year terms;

•	providing for the removal of directors only for cause and only upon the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class, if less than 50.1% of our outstanding common stock is beneficially owned by funds affiliated with Apollo;

•	empowering only the board to fill any vacancy on our board of directors (other than in respect of a Sponsor Director (as defined below)), whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

•	authorizing the issuance of “blank check” preferred stock without any need for action by stockholders;

•	prohibiting stockholders from acting by written consent if less than 50.1% of our outstanding common stock is beneficially owned by funds affiliated with Apollo;

•	to the extent permitted by law, prohibiting stockholders from calling a special meeting of stockholders if less than 50.1% of our outstanding common stock is beneficially owned by funds affiliated with Apollo; and

•	establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

Additionally, Section 203 of the Delaware General Corporation Law (the “DGCL”) prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, unless the business combination is approved in a prescribed manner. An interested stockholder includes a person, individually or together with any other interested stockholder, who within the last three years has owned 15% of our voting stock. However, our amended and restated certificate of incorporation, which will become effective on the consummation of this offering, will include a provision that restricts us from engaging in any business combination with an interested stockholder for three years following the date that person becomes an interested stockholder. Such restrictions shall not apply to any business combination between our Sponsor and any affiliate thereof or their direct and indirect transferees, on the one hand, and us, on the other.

Our issuance of shares of preferred stock could delay or prevent a change in control of us. Following the expected redemption of the Koch Preferred Securities, our board of directors shall have the authority to cause us to issue, without any further vote or action by the stockholders, shares of preferred stock, par value $0.01 per share, in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges, and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices, and liquidation preferences of such series. The issuance of shares of our preferred stock may have the effect of delaying, deferring, or preventing a change in control without further action by the stockholders, even where stockholders are offered a premium for their shares.

In addition, as long as funds affiliated with or managed by Apollo beneficially own a majority of our outstanding common stock, Apollo will be able to control all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation, and certain corporate transactions. Together, these charter, bylaw and statutory provisions could make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock. Furthermore, the existence of the foregoing provisions, as well as the significant common stock beneficially owned by funds affiliated with Apollo and its right to nominate a specified number of directors in certain circumstances, could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of us, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition. For a further discussion of these and other such anti-takeover provisions, see “Description of Capital Stock—Certain Corporate Anti-takeover Provisions.”

Our amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf; (b) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders; (c) any action asserting a claim arising pursuant to any provision of the DGCL or of our amended and restated certificate of incorporation or our amended and restated bylaws; or (d) any action asserting a claim related to or involving the Company that is governed by the internal affairs doctrine. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition and results of operations.

Our amended and restated certificate of incorporation will contain a provision renouncing our interest and expectancy in certain corporate opportunities.

Under our amended and restated certificate of incorporation, none of Apollo, the one Co-Investor that maintains a right to appoint a Co-Investor designee, the Koch Investor, or any of their respective portfolio companies, funds, or other affiliates, or any of their officers, directors, agents, stockholders, members, or partners will have any duty to refrain from engaging, directly or indirectly, in the same business activities, similar business activities, or lines of business in which we operate. In addition, our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, no officer or director of ours who is also an officer, director, employee, managing director, or other affiliate of Apollo, the Co-Investor, or the Koch Investor will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to Apollo, the Co-Investor, or the Koch Investor, as applicable, instead of us, or does not communicate information regarding a corporate opportunity to us that the officer, director, employee, managing director, or other affiliate has directed to Apollo, the Co-Investor, or the Koch Investor, as applicable. For instance, a director of our company who also serves as a director, officer, or employee of Apollo, the Co-Investor, the Koch Investor, or any of their respective portfolio companies, funds, or other affiliates may pursue certain acquisitions or other opportunities that may be complementary to our business and, as a result, such acquisition or other opportunities may not be available to us. As of the date of this prospectus, this provision of our amended and restated certificate of incorporation relates only to the Apollo Designees, the Co-Investor Designee, and the Koch Investor Designee. There are currently ten directors of the Company, six of whom are Apollo Designees, one of which is a Co-Investor Designee and one of which is a Koch Investor Designee. These potential conflicts of interest could have a material adverse effect on our business, financial condition, results of operations, or prospects if attractive corporate opportunities are allocated by Apollo, the Co-Investor, or the Koch Investor to itself or their respective portfolio companies, funds, or other affiliates instead of to us. A description of our obligations related to corporate opportunities under our amended and restated certificate of incorporation are more fully described in “Description of Capital Stock—Corporate Opportunity.”

We are a holding company and rely on dividends, distributions, and other payments, advances, and transfers of funds from our subsidiaries to meet our obligations.

We are a holding company that does not conduct any business operations of our own. As a result, we are largely dependent upon cash dividends and distributions and other transfers, including for payments in respect of our indebtedness, from our subsidiaries to meet our obligations. The agreements governing the indebtedness of our subsidiaries impose restrictions on our subsidiaries’ ability to pay dividends or other distributions to us. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” Each of our subsidiaries is a distinct legal entity, and under certain circumstances legal and contractual restrictions may limit our ability to obtain cash from them and we may be limited in our ability to cause any future joint ventures to distribute their earnings to us. The deterioration of the earnings from, or other available assets of, our subsidiaries for any reason could also limit or impair their ability to pay dividends or other distributions to us.

Investors in this offering will experience immediate and substantial dilution.

Based on our pro forma net tangible book value per share as of September 30, 2017 and an assumed initial public offering price of $18.00 per share (the midpoint of the range set forth on the cover of this prospectus), purchasers of our common stock in this offering will experience an immediate and substantial dilution of $29.15 per share, representing the difference between our pro forma net tangible book value per share and the assumed initial public offering price. This dilution is due in large part to earlier investors having paid substantially less than the initial public offering price when they purchased their shares. See “Dilution.”

You may be diluted by the future issuance of additional common stock or convertible securities in connection with our incentive plans, acquisitions or otherwise, which could adversely affect our stock price.

After the completion of this offering, we will have 3,243,611,149 shares of common stock authorized but unissued (assuming no exercise of the underwriters’ over-allotment option). Our amended and restated certificate of incorporation will authorize us to issue these shares of common stock and options, rights, warrants and appreciation rights relating to common stock for the consideration and on the terms and conditions established by our Board of Directors in its sole discretion, whether in connection with acquisitions or otherwise. At the closing of this offering, we will have approximately 14,829,303 options outstanding, which are exercisable into approximately 14,829,303 shares of common stock. We have reserved approximately 14,829,303 shares for issuance upon exercise of outstanding stock options (9,985,075 of which are issuable under our new equity incentive plan) and an additional approximately 27,560,381 shares for issuances under our new equity incentive plan. See “Executive Compensation—2018 Omnibus Incentive Plan.” Any common stock that we issue, including under our new equity incentive plan or other equity incentive plans that we may adopt in the future, as well as under outstanding options would dilute the percentage ownership held by the investors who purchase common stock in this offering.

From time to time in the future, we may also issue additional shares of our common stock or securities convertible into common stock pursuant to a variety of transactions, including acquisitions. Our issuance of additional shares of our common stock or securities convertible into our common stock would dilute your ownership of us and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of our common stock.

Future sales of our common stock in the public market, or the perception in the public market that such sales may occur, could reduce our stock price.

After the completion of this offering and the use of proceeds therefrom, we will have 755,388,851 shares of common stock outstanding (which includes vested shares of common stock, but excludes unvested shares of common stock, issued in connection with the redemption of Class B Units of Ultimate Parent in connection with this offering). The number of outstanding shares of common stock includes 644,277,740 shares (which includes vested shares of common stock, but excludes unvested shares of common stock, issued in connection with the redemption of Class B Units of Ultimate Parent in connection with this offering) beneficially owned by Apollo and certain of our employees, that are “restricted securities,” as defined under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), and eligible for sale in the public market subject to the requirements of Rule 144. We, each of our officers and directors, Apollo and substantially all of our existing stockholders have agreed that (subject to certain exceptions), for a period of 180 days after the date of this prospectus, we and they will not, without the prior written consent of certain underwriters dispose of any shares of common stock or any securities convertible into or exchangeable for our common stock. See “Underwriting (Conflict of Interest).” Following the expiration of the applicable lock-up period, all of the issued and outstanding shares of our common stock will be eligible for future sale, subject to the applicable volume, manner of sale, holding periods, and other limitations of Rule 144. Certain underwriters may, in their sole discretion, release all or any portion of the shares subject to lock-up agreements at any time and for any reason. In addition, Apollo has certain rights to require us to register the sale of common stock held by Apollo including in connection with underwritten offerings. Sales of significant amounts of stock in the public market upon expiration of lock-up agreements, the perception that such sales may occur, or early release of any lock-up agreements, could adversely affect prevailing market prices of our common stock or make it more difficult for you to sell your shares of common stock at a time and price that you deem appropriate. See “Shares Eligible for Future Sale” for a discussion of the shares of common stock that may be sold into the public market in the future.

There can be no assurances that a viable public market for our common stock will develop.

Prior to this offering, our common stock was not traded on any market. An active, liquid, and orderly trading market for our common stock may not develop or be maintained after this offering. Active, liquid, and orderly trading markets usually result in less price volatility and more efficiency in carrying out investors’

purchase and sale orders. We cannot predict the extent to which investor interest in our common stock will lead to the development of an active trading market on the NYSE or otherwise or how liquid that market might become. The initial public offering price for the common stock will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. See “Underwriting (Conflict of Interest).” If an active public market for our common stock does not develop, or is not sustained, it may be difficult for you to sell your shares at a price that is attractive to you or at all.

The initial public offering price of our common stock may not be indicative of the market price of our common stock after this offering.

The initial public offering price was determined by negotiations between us and representatives of the underwriters, based on numerous factors which we discuss in “Underwriting (Conflict of Interest),” and may not be indicative of the market price of our common stock after this offering. If you purchase our common stock, you may not be able to resell those shares at or above the initial public offering price.

If securities or industry analysts do not publish research or reports about our business or publish negative reports, our stock price could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover our company downgrades our common stock or if our operating results do not meet their expectations, our stock price could decline.

We may issue preferred securities, the terms of which could adversely affect the voting power or value of our common stock.

Our amended and restated certificate of incorporation will authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred securities having such designations, preferences, limitations, and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred securities could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred securities the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred securities could affect the residual value of the common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which involve risks and uncertainties. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management, and expected market growth are forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” and include, among other things, statements relating to:

•	our strategy, outlook and growth prospects;

•	our operational and financial targets and dividend policy;

•	general economic trends and trends in the industry and markets; and

•	the competitive environment in which we operate.

These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Important factors that could cause our results to vary from expectations include, but are not limited to:

•	our ability to keep pace with the rapid technological and industry changes in order to develop or acquire new technologies for our products and services that achieve market acceptance with acceptable margins;

•	competition in the markets we serve, including the home automation market, which may result in pressure on our profit margins and limit our ability to maintain the market share of our products and services;

•	our reliance on retaining customers for long periods of time;

•	an increase in the rate of customer revenue attrition;

•	our reputation as a service provider of high quality security offerings may be materially adversely affected by product defects or shortfalls in customer service;

•	our susceptibility to general economic conditions, changes in the housing market, and consumer discretionary income;

•	credit risk associated with our subscribers;

•	any change to the insurance industry practice of providing incentives to homeowners for the use of alarm monitoring services;

•	risks associated with investing in new business, services and technologies outside the traditional security and interactive services market, which could disrupt our operations;

•	failure to successfully upgrade and maintain the security of our information and technology networks;

•	failure to comply with laws, regulations and industry standards addressing information and technology networks, privacy, and data security could lead to penalties, liability, and reputational harm;

•	our products may be subject to potential vulnerabilities of wireless and IoT devices and our services may be subject to risks including hacking or other unauthorized access to control or view systems and obtain private information;

•	our dependence on third-party providers and suppliers;

•	disruptions in our ability to provide security monitoring services and otherwise serve our customers;

•	risks associated with our independent, third-party authorized dealers, who may not be able to mitigate risks associated with information technology breaches, data security breaches, product liability, errors and omissions, and marketing compliance;

•	risks associated with pursuing business opportunities that diverge from our current business model;

•	risks associated with the continuing integration of The ADT Corporation with our business;

•	any failure of our customer generation strategies;

•	failure to continue to develop and execute a competitive yet profitable pricing structure;

•	risks associated with acquiring and integrating customer accounts;

•	shifts in customers’ choice of, or telecommunication providers’ support for, telecommunication services and equipment;

•	unauthorized use of our brand names by third parties;

•	third parties hold rights to certain key brand names outside of the United States and Canada;

•	infringement of our intellectual property rights and allegations that we have infringed the intellectual property rights of third parties;

•	failure of our independent, third-party authorized dealers to mitigate certain risks;

•	credit risk and other risks associated with our dealers;

•	current and potential securities litigation;

•	increasing government regulation of telemarketing, email marketing, door-to-door sales, and other marketing methods;

•	we operate in a regulated industry;

•	penalties for false alarms;

•	police departments could refuse to respond to calls from monitored security service companies;

•	adoption of statutes and governmental policies purporting to characterize certain of our charges as unlawful may materially adversely affect our business;

•	providers of Internet access may block our services or charge their customers more for using our services;

•	goodwill and other identifiable intangible assets represent a significant portion of our total assets, and we may never realize the full value of our intangible assets;

•	potential that the benefit of our deferred tax assets may not be realized;

•	we are exposed to greater risks of liability for employee acts or omissions or system failures than may be inherent in other businesses;

•	any inability to hire and retain key personnel, including an effective sales force and our senior management;

•	loss of senior management could cause disruption in our business;

•	any adverse developments in our relationship with our employees;

•	we may be required to make indemnification payments relating to The ADT Corporation’s separation from Tyco;

•	we may be subject to liability for obligations of The Brink’s Company under the Coal Act;

•	we may not be able to raise additional capital due to our substantial indebtedness;

•	we may incur more debt, which could increase the risks associated with our substantial indebtedness;

•	we may not be able to generate sufficient cash to service all of our indebtedness and to fund our working capital and capital expenditures;

•	restrictions in our debt agreements limiting our flexibility in operating our business;

•	a significant portion of our assets is pledged as collateral under our debt agreements;

•	risks associated with the interest rate due to our variable rate indebtedness;

•	fluctuations in our stock price;

•	the significant costs and time associated with operating as a public company;

•	risks associated with being controlled by Apollo and a “controlled company” within the meaning of the NYSE rules, including that Apollo’s interests may conflict with our own and the interests of our stockholders;

•	our organizational documents may impede or discourage a takeover;

•	we are a holding company and rely on dividends, distributions and other payments, advances and transfers of funds from our subsidiaries;

•	investors will experience immediate and substantial dilution in this offering and future dilution due to future issuances of common stock or convertible securities in connection with our incentive plans, acquisitions, or otherwise;

•	future sales of our common stock could lead to stock price reductions;

•	there are no assurances that a public market will develop for our stock;

•	the initial public offering price may not be indicative of the market price of our common stock;

•	stock price declines if securities or industry analysts do not publish research or reports about our business or publish negative reports;

•	we may issue preferred securities, which could adversely affect the voting power and value of our common stock; and

•	other risks, uncertainties, and factors set forth in this prospectus, including those set forth under “Risk Factors.”

These forward-looking statements reflect our views with respect to future events as of the date of this prospectus and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events, or otherwise after the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. You should read this prospectus and the documents filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures, or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We expect to receive approximately $1,915 million of net proceeds (based upon the assumed initial public offering price of $18.00 per share, the midpoint of the range set forth on the cover page of this prospectus and assuming no exercise of the underwriters’ over-allotment option) from the sale of the common stock offered by us, after deducting underwriting discounts and commissions. Assuming no exercise of the underwriters’ over-allotment option, each $1.00 increase (decrease) in the public offering would increase (decrease) our net proceeds by approximately $106 million. We estimate that the net proceeds to us, if the underwriters exercise their right to purchase the maximum of additional shares of common stock from us, will be approximately $2,202 million, after deducting underwriting discounts and commissions in connection with this offering (based upon the assumed initial public offering price of $18.00 per share, the midpoint of the range set forth on the cover page of this prospectus).

We currently expect to use (i) an amount equal to approximately $1,155 million of the proceeds from this offering to redeem $1,057 million aggregate principal amount of Prime Notes and pay the related call premium and (ii) approximately $15 million of the proceeds from this offering to pay fees and expenses in connection with this offering, which include legal and accounting fees, SEC and FINRA registration fees, printing expenses, and other similar fees and expenses. Following this offering, there will be $2,083 million aggregate principal amount of Prime Notes outstanding. In addition, we intend to deposit approximately $750 million of the net proceeds from this offering into a separate account, which amount will be used to redeem the Koch Preferred Securities on a date to be determined following the consummation of this offering. If the net proceeds from this offering are not sufficient to fund these amounts in entirety, we will use cash on hand to fund the balance of the separate account, or we will reduce the principal amount of Prime Notes that will be redeemed. See “Description of Koch Preferred Securities.”

The Prime Notes, issued on May 2, 2016, mature on May 15, 2023 and bear interest at a rate of 9.250% per annum, payable semi-annually in arrears on May 15 and November 15 of each year, and commenced on November 15, 2016. See “Description of Material Indebtedness—Prime Notes.”

Any remaining net proceeds will be used for general corporate purposes. While we currently have no specific plan for the use of the remaining net proceeds of this offering, we anticipate using a significant portion of these proceeds to implement our growth strategies, generate funds for working capital, and opportunistically repay outstanding indebtedness. Our management team will retain broad discretion to allocate the net proceeds of this offering. The precise amounts and timing of our use of any remaining net proceeds will depend upon market conditions, among other factors.

DIVIDEND POLICY

On February 16, 2017, we paid a dividend in an aggregate amount of $550 million to equity holders of the Company and Ultimate Parent, which included distributions to our Sponsor. On April 18, 2017, we paid an additional dividend of $200 million to equity holders of the Company and Ultimate Parent, which included distributions to our Sponsor. We did not declare any dividend in the years ended December 31, 2016, 2015 and 2014.

We intend to initiate the payment of dividends after the consummation of this offering, although any declaration and payment of cash dividends in the future, if any, will be at the discretion of our board of directors and will depend upon such factors as earning levels, cash flows, capital requirements, levels of indebtedness, restrictions imposed by applicable law, our overall financial condition, restrictions in our debt agreements and the restrictions in the Koch Preferred Securities, and any other factors deemed relevant by our board of directors. See “Description of the Koch Preferred Securities” and “Description of Material Indebtedness.”

While the certificate of designation of the Koch Preferred Securities restricts the Company from paying dividends on its common stock, the Koch Investor has consented to a one-time distribution in an aggregate amount not to exceed $50 million, in the event the Company elects to declare and pay a dividend on its common stock prior to June 30, 2018. See “Description of Koch Preferred Securities.”

As a holding company, our ability to pay dividends depends on our receipt of cash dividends from our operating subsidiaries. Our ability to pay dividends will therefore be restricted as a result of restrictions on their ability to pay dividends to us under the Credit Facilities, the Prime Notes and the ADT Notes and under future indebtedness that we or they may incur. See “Risk Factors—Risks Related to this Offering and Ownership of our Common Stock,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “Description of Material Indebtedness.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents, non-current restricted cash and cash equivalents, and our capitalization as of September 30, 2017, on:

•	an actual basis, giving effect to the 1.681-for-1 stock split of our common stock that was effected on January 4, 2018;

•	a pro forma basis to give effect to this offering and the application of the net proceeds of this offering as described under “Use of Proceeds;” and

•	a pro forma as adjusted basis to give effect to the redemption of the Koch Preferred Securities in full including payment of the related redemption premium and other related amounts following the closing of this offering, assuming a redemption date of July 1, 2018 and assuming a five-year Treasury Rate of 2.07%. See “Description of the Koch Preferred Securities.”

You should read this table together with the information included elsewhere in this prospectus, including “Prospectus Summary—Summary Historical and Pro Forma Financial Information,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes thereto.

	As of September 30, 2017
	Actual	Pro forma		Pro forma as adjusted(5)
	(in thousands, except per share data)
Cash and cash equivalents(1)	$170,657	$133,294		$3,203
Non-current restricted cash and cash equivalents	—	750,000	(1)	—

Total	$170,657	$883,294		$3,203

Total debt(2)	$10,174,465	$9,129,373	(4)	$9,129,373

Mandatorily redeemable preferred securities—authorized 1,000,000 shares Series A of $0.01 par value; issued and outstanding 750,000 shares of $0.01 par value as of September 30, 2017(3)	658,402	658,402		—

Stockholders’ Equity:
Common stock—$0.01 par value; 3,999,000,000 shares authorized, 641,087,675 shares issued and outstanding (actual); 752,198,786 shares issued and outstanding (Pro forma and Pro forma as adjusted);	2	1,113		1,113
Additional paid-in capital(3)	4,432,599	6,329,893		6,329,893
Accumulated deficit(3)	(1,636,400)	(1,703,963)		(1,925,652)
Accumulated other comprehensive income	501	501		501

Total stockholders’ equity	2,796,702	4,627,544		4,405,855

Total capitalization	$13,629,569	$14,415,319		$13,535,228

(1)	In connection with this offering, the Company will deposit into a separate account an amount in cash equal to at least $750 million, which amount may only be used by the Company to redeem the Koch Preferred Securities at a date to be determined following the consummation of this offering. See “Description of Koch Preferred Securities.”

(2)	The Company’s total debt as of September 30, 2017 primarily includes the following:

•	a first lien term loan facility, in an aggregate principal amount of $3,545 million, with a maturity date of May 2, 2022 (the “First Lien Term Loan Facility”);

•	a first lien revolving credit facility, in an aggregate principal amount of up to $95 million, maturing on July 1, 2020, including a letter of credit sub-facility (the “2020 Revolving Credit Facility”);

•	a first lien revolving credit facility, in an aggregate principal amount of up to $255 million, maturing on May 2, 2021, including a letter of credit sub-facility and a swingline loan sub-facility (the “2021 Revolving Credit Facility”);

•	$3,140 million aggregate principal amount of 9.250% second-priority senior secured notes due 2023 (the “Prime Notes”), $2,083 million aggregate principal amount of which will remain outstanding after the completion of this offering after giving effect to the application of the net proceeds therefrom. See “Use of Proceeds”; and

•	$3,519 million aggregate principal amount in six series of senior secured notes issued by The ADT Corporation (the “ADT Notes”).

As of September 30, 2017, the Company had $47 million of letters of credit issued but undrawn under the First Lien Credit Facilities. All of the material wholly owned domestic subsidiaries of the Company, subject to certain exceptions, guarantee the Credit Facilities, the Prime Notes and the ADT Notes. Prime Borrower has pledged its capital stock and substantially all of its assets and those of each subsidiary guarantor, including capital stock of the subsidiary guarantors and 65% of the capital stock of the first-tier foreign subsidiaries that are not subsidiary guarantors, in each case subject to exceptions. See “Description of Material Indebtedness” for a description of the Credit Facilities, the Prime Notes and the ADT Notes. Actual total debt, as of September 30, 2017, in the capitalization table above reflects net reduction in the aggregate of approximately $87 million from unamortized discount and debt issuance costs, partially offset by $13 million from accretion of purchase accounting fair value adjustments.

(3)	On May 2, 2016, the Company issued the Koch Preferred Securities and Ultimate Parent issued the Warrants to the Koch Investor for aggregate consideration of $750 million. Of this amount, $659 million, net of issuance costs of $27 million, was allocated to the Koch Preferred Securities and reflected as a liability in the Company’s consolidated balance sheet. The remaining $91 million in proceeds was allocated to the Warrants and was contributed by Ultimate Parent in the form of common equity to the Company, net of $4 million in issuance costs. Refer to Note 6 to the Company’s audited consolidated financial statements for additional information. In accordance with the definitive agreements governing the Koch Preferred Securities, following the consummation of this offering, the Company is required to maintain cash in an amount equal to at least $750 million in a separate account until the Koch Preferred Securities have been redeemed in full. The Company intends to fund this separate account with the proceeds of this offering. Amounts held in the separate account will be used to redeem the Koch Preferred Securities. The Company expects that additional amounts necessary to redeem the Koch Preferred Securities in full, including the payment of the related redemption premium and other related amounts, will be funded with cash on hand at the time of redemption. The Company is required to increase the amounts held in this separate account in certain circumstances, such as the completion of a public equity offering of our common stock. The Company expects that upon the redemption of the Koch Preferred Securities, the Company’s interest expense (dividends on the Koch Preferred Securities are recorded as interest expense) will be reduced by approximately $88 million on an annual basis, assuming the Koch Preferred Securities are redeemed on July 1, 2018 and assuming a five-year Treasury Rate of 2.07%. See “Use of Proceeds” and “Description of Koch Preferred Securities.”

(4)	The Company intends to use approximately $1,155 million of the proceeds from this offering to redeem $1,057 million aggregate principal amount of Prime Notes and pay the related call premium. Following this offering, there will be $2,083 million aggregate principal amount of Prime Notes outstanding. See “Use of Proceeds.” The Company expects that upon the redemption of the Prime Notes, the Company’s interest expense will be reduced by approximately $100 million on an annual basis.

(5)	Assuming the Company redeems the Koch Preferred Securities in full, and pays the related redemption premium and other related amounts on July 1, 2018 and the calculation of all such amounts is based on a fixed daily five-year treasury rate of 2.07%. The pro forma adjustment in accumulated deficit related to the estimated loss associated with the redemption of the Koch Preferred Securities has not been tax effected.

DILUTION

Purchasers of the common stock in this offering will experience immediate and substantial dilution to the extent of the difference between the initial public offering price per share of our common stock and the net tangible book value per share of our common stock as of September 30, 2017.

Our historical net tangible book deficit as of September 30, 2017 was $10,219 million, or $15.94 per share. Our historical net tangible book deficit represents the amount of our total tangible assets (total assets less goodwill and total intangible assets) less total liabilities. Historical net tangible book deficit per share represents historical net tangible book value divided by the number of shares of common stock issued and outstanding as of September 30, 2017.

Our pro forma net tangible book deficit as of September 30, 2017 was $8,389 million, or $11.15 per share of our common stock. Pro forma net tangible book deficit per share represents our pro forma net tangible book deficit divided by the 752,198,786 shares outstanding as of September 30, 2017, which gives effect to the sale of 111,111,111 shares of common stock in this offering at the assumed initial public offering price of $18.00 per share (the midpoint of the estimated price range on the cover page of this prospectus) and the application of the net proceeds from this offering pursuant to Article 11 of Regulation S-X. See “Capitalization”.

The following table illustrates the dilution per share of our common stock, assuming the underwriters do not exercise their over-allotment option:

Assumed initial public offering price per share		$18.00
Historical net tangible book deficit per share as of September 30, 2017	$(15.94)
Increase per share attributable to the pro forma adjustments described above	4.79

Pro forma net tangible book deficit per share after this offering		(11.15)
Dilution in net tangible book deficit per share		$(29.15)

Dilution is determined by subtracting pro forma net tangible book deficit per share after this offering from the initial public offering price per share of common stock.

The following table summarizes, as of December 19, 2017, the total number of shares of common stock owned by existing stockholders (which (a) includes the 3,163,371 vested shares of common stock, but not the unvested shares of common stock, distributed in redemption of Class B Units of Ultimate Parent in connection with this offering, (b) includes the 30,895 shares of common stock we issued in October and November 2017, and (c) reflects the redemption of 4,203 shares of common stock held by former employees in connection with this offering, see “Prospectus Summary—The Offering”) and to be owned by new investors, the total consideration paid, and the average price per share paid by our existing stockholders and to be paid by new investors in this offering at the assumed initial public offering price of $18.00 per share, calculated before deduction of estimated underwriting discounts and commissions.

	Shares Purchased		Total Consideration		Average Price per Share
	Number	Percent	Amount	Percent
Existing stockholders	644,277,740	85.29%	$4,426,212,571	68.88%	$6.87
Investors in the offering	111,111,111	14.71%	2,000,000,000	31.12%	18.00
Total	755,388,851	100%	$6,426,212,571	100%	$8.50

To the extent the underwriters’ over-allotment option is exercised, there will be further dilution to new investors.

A $1.00 increase (decrease) in the assumed initial public offering price of $18.00 per share would increase (decrease) total consideration paid by new investors and total consideration paid by all stockholders by approximately $106 million and approximately $106 million, respectively, and would increase (decrease) the average price per share paid by all stockholders by $0.14 per share, in each case assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting estimated underwriting discounts and commissions and without deducting estimated expenses payable by us.

If the underwriters were to fully exercise their over-allotment option, the percentage of common stock held by existing investors would be 83.45%, and the percentage of shares of common stock held by new investors would be 16.55%.

Except as otherwise indicated, all of the information in this prospectus assumes:

•	an initial public offering price of $18.00 per share of common stock, the midpoint of the price range set forth on the cover page of this prospectus;

•	no exercise of the underwriters’ over-allotment option to purchase up to 16,666,667 additional shares of common stock in this offering;

•	our restated certificate of incorporation and our restated bylaws in connection with this offering are in effect, pursuant to which the provisions described under “Description of Capital Stock” would become operative; and

•	the completion of a 1.681-for-1 split of our common stock on January 4, 2018.

Prior to the consummation of this offering, we have 644,277,740 shares of common stock outstanding, after giving effect to the stock split described above and also reflecting the following: (a) the 3,163,371 vested shares, but not the unvested shares, of common stock distributed in redemption of Class B Units of Ultimate Parent in connection with this offering, (b) the 30,895 shares of common stock we issued in October and November 2017, and (c) the redemption of 4,203 shares of common stock held by former employees in connection with this offering.

The number of shares of common stock to be outstanding after consummation of this offering is based on 111,111,111 shares of our common stock to be sold by us in this offering and, except where we state otherwise, the information with respect to our common stock we present in this prospectus:

•	does not reflect 4,844,228 shares of common stock that may be issued upon the exercise of options outstanding as of the consummation of this offering issued under our 2016 Equity Incentive Plan. See “Shares Eligible for Future Sales”. No further issuances of securities shall take place under the Equity Incentive Plan. The following table sets forth the outstanding stock options under the Equity Incentive Plan as of December 19, 2017;

	Number of Options(1)	Weighted-Average Exercise Price Per Share
Vested stock options (service-based vesting)	288,105	$6.59
Unvested stock options (service-based vesting)	2,115,565	$6.81
Unvested stock options (performance-based vesting)	2,440,558	$6.78

(1)	Upon a holder’s exercise of one option, the Company shall issue to such holder one share of common stock.

•	does not reflect an additional 37,545,456 shares of our common stock reserved for future grants under our new equity incentive plan before giving effect to the redemption of the Class B Units as described below. See “Executive Compensation—2018 Omnibus Incentive Plan” and “Shares Eligible for Future Sales”; and

•	does not reflect 20,330,014 unvested shares of common stock and 9,985,075 shares of common stock that may be issued upon exercise of stock options issued under the ADT Inc. 2018 Omnibus Incentive Plan in connection with the redemption of Class B Units of Ultimate Parent in connection with this offering. See “Executive Compensation—Looking Ahead—Post-IPO Compensation—Redemption of Class B Units.” The table below sets forth the number of shares of vested and unvested common stock (subject to certain transfer restrictions), in the aggregate, that would be distributed in connection with redemption of Class B Units of Ultimate Parent, and the number of stock options, in the aggregate, that would be granted in connection with redemption of Class B Units of Ultimate Parent in connection with this offering, assuming, in each case an initial public offering price of $18.00 per share of common stock, the midpoint of the price range set forth on the cover page of this prospectus.

	Number of Shares or Options(3)	Weighted-Average Exercise Price Per Share
Vested distributed shares of common stock(1) (service-based vesting)	3,163,371	n/a
Unvested distributed shares of common stock(1) (service-based vesting)	8,583,321	n/a
Unvested distributed shares of common stock(1) (performance-based vesting)	11,746,693	n/a
Vested stock options(2) (service-based vesting)	1,267,921	$18.00
Unvested stock options(2) (service-based vesting)	3,724,617	$18.00
Unvested stock options(2) (performance-based vesting)	4,992,537	$18.00

(1)	Distributed shares of common stock (whether vested or unvested) are subject to certain transfer restrictions set forth in our Amended and Restated Management Investor Rights Agreement.
(2)	Upon a holder’s exercise of one option, the Company will issue to such holder one share of common stock.
(3)	The calculations below assume an initial public offering price of $18.00 per share of common stock (the midpoint of the price range set forth on the cover page of this prospectus). A $1.00 increase in the assumed initial public offering price would (a) increase the number of shares of common stock that would be distributed to our employees in connection with the redemption of the Class B Units by 525,530 shares of common stock and (b) decrease the stock options granted to our employees by 525,530 stock options. A $1.00 decrease in the assumed initial public offering price would (a) decrease the number of shares of common stock that would be distributed to our employees in connection with redemption of the Class B Units by 587,357 shares of common stock and (b) increase the stock options granted to our employees by 587,357 stock options. The distributed shares of common stock (whether vested or unvested) reflect an in-kind distribution of the common stock held by Ultimate Parent, while the granted options preserve the intended percentage of the future appreciation of Ultimate Parent that the Class B Units would have been allocated had such Class B Units not been redeemed in connection with this offering. As a result, and as indicated above, a change in the initial public offering price creates an opposite effect on the number of common stock and the number of stock options to be distributed.

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities could result in further dilution to our stockholders.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The selected financial data presented in the table below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus. The selected historical consolidated statements of operations data for the nine months ended September 30, 2017 and September 30, 2016 has been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus and which, in the opinion of management, contain all normal recurring adjustments necessary for a fair statement of the results for the unaudited interim periods and have been prepared on the same basis as the Successor audited consolidated financial statements. The selected historical consolidated balance sheet data as of December 31, 2016 and December 31, 2015 (Successor) and the selected historical consolidated statements of operations data for the year ended December 31, 2016, for the periods from May 15, 2015 through December 31, 2015 (Successor) and January 1, 2015 through June 30, 2015 (Predecessor), and for the year ended December 31, 2014 (Predecessor), have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated balance sheet data as of December 31, 2014, December 31, 2013, and December 31, 2012 and the selected historical consolidated statements of operations data for the years ended December 31, 2013, and December 31, 2012, have been derived from our audited consolidated financial statements not included in this prospectus. The selected historical consolidated balance sheet data as of September 30, 2016 has been derived from our unaudited condensed consolidated financial statements not included in this prospectus.

Prior to the Formation Transactions on July 1, 2015, ADT Inc. was a holding company with no assets or liabilities, and Protection One is the predecessor of ADT Inc. for accounting purposes. Our historical financial data through June 30, 2015 consists solely of Protection One’s historical financial data. From July 1, 2015, which was also the date of the ASG Acquisition, our selected financial data includes ASG’s financial data in addition to the financial data of Protection One. Additionally, on May 2, 2016, we acquired The ADT Corporation. Our selected financial data beginning May 2, 2016 also includes The ADT Corporation’s selected financial data.

You should read the following information together with “Risk Factors,” “Use of Proceeds,” “Capitalization,” “Unaudited Pro Forma Condensed Combined Financial Information,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes included elsewhere in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future, and interim financial results are not necessarily indicative of results that may be expected for the full fiscal year.

	Successor				Predecessor
	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016(a)	Year Ended December 31, 2016(a)	From Inception through December 31, 2015(a)	Period from January 1, 2015 through June 30, 2015	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012
	(in thousands, except per share data)
Statement of Operations Data:
Total revenue	$3,209,970	$1,898,614	$2,949,766	$311,567	$237,709	$466,557	$429,277	$373,283
Operating income (loss)	187,412	(304,329)	(229,315)	(39,774)	11,232	42,302	26,138	61,302
Net loss	(295,561)	(451,642)	(536,587)	(54,253)	(18,591)	(18,488)	(38,585)	(12,175)
Net loss per share:
Basic and diluted	$(0.78)	$(1.18)	$(1.41)	$(0.14)	$(185,910)	$(184,880)	$(385,850)	$(121,750)
Weighted average shares used to compute net loss per share	381,357	381,156	381,157	381,156	0.1	0.1	0.1	0.1
Cash dividends per share	$1.97	—	—	—	—	—	—	—
Balance Sheet Data (at period end):
Cash and cash equivalents	$170,657	$163,027	$75,891	$15,759		$89,834	$3,365	$5,634
Total assets(b)	17,086,997	17,333,976	17,176,481	2,319,515		1,099,531	1,011,930	969,500
Total debt(b)	10,174,465	9,489,221	9,509,970	1,346,958		872,904	775,910	722,353
Mandatorily redeemable preferred securities(c)	658,402	633,277	633,691	—		—	—	—
Total liabilities(b)	14,290,295	13,455,292	13,371,505	1,616,618		1,057,639	955,882	877,887
Total stockholders’ equity(c)(d)	2,796,702	3,878,684	3,804,976	702,897		41,892	56,048	91,613

(a)	During the third quarter of 2015 and second quarter of 2016, we completed the Formation Transactions and the ADT Acquisition, respectively. The impact of these transactions on our operating results has been included from the dates of these acquisitions. See the notes to the consolidated financial statements included elsewhere in this prospectus for details of these acquisitions.
(b)

Total assets and total liabilities for 2015, 2014, 2013, and 2012 were adjusted to reflect the impact of the accounting standards adopted in 2016 related to the presentation of debt issuance costs and income tax. Total debt for these years was also adjusted to reflect the impact from the accounting standard adoption related to the presentation of debt issuance costs.
(c)	On May 2, 2016, the Company issued the Koch Preferred Securities and Ultimate Parent issued the Warrants to the Koch Investor for aggregate consideration of $750 million. Of this amount, $659 million, net of issuance costs of $27 million, was allocated to the Koch Preferred Securities and reflected as a liability in the Company’s consolidated balance sheet. The remaining $91 million in proceeds was allocated to the Warrants and such proceeds were contributed by Ultimate Parent in the form of common equity to the Company, net of $4 million in issuance costs. Refer to Note 6 to the Company’s audited consolidated financial statements for additional information. The proceeds from these issuances were used to fund a portion of the ADT Acquisition and to pay related fees and expenses. Dividends of $41 million, $32 million, and $53 million were paid during the nine months ended September 30, 2017 and 2016, and year ended December 31, 2016, respectively. Such dividends are recorded in interest expense, net in the consolidated statements of operations.
(d)	During the nine months ended September 30, 2017, we paid $750 million of dividends to certain investors of the Company and Ultimate Parent, which primarily includes distributions to our Sponsor. Such dividends are presented on the condensed consolidated statement of stockholders’ equity for the nine months ended September 30, 2017.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and explanatory notes, which have been prepared pursuant to Article 11 of Regulation S-X, give effect to the following transactions:

•	the ADT Acquisition, which we completed on May 2, 2016; and

•	the completion of this offering (assuming the issuance and sale by the Company of 111,111,111 shares of common stock at an offering price of $18.00 per share, which represents the midpoint of the price range set forth on the cover page of this prospectus, generating estimated net proceeds of $1,900 million after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us), and the use of the proceeds from this offering as described in the section entitled “Use of Proceeds.”

The historical condensed consolidated financial information of the Company as of and for the nine months ended September 30, 2017 has been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. The historical consolidated financial information of the Company for the year ended December 31, 2016 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. The ADT Corporation’s historical consolidated statement of operations data for the period from January 1, 2016 through May 1, 2016 has been derived from (a) The ADT Corporation’s historical unaudited consolidated statement of operations for the three months ended March 31, 2016 included elsewhere in this prospectus, and (b) The ADT Corporation’s historical unaudited consolidated statement of operations for the period April 1, 2016 to May 1, 2016 not included in the prospectus. The table in Note 1 to the “Notes to the Unaudited Pro Forma Financial Information” illustrates this derivation. The historical financial information of the Company and The ADT Corporation is presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) with all amounts stated in United States dollars. The impact of the ADT Acquisition has been fully reflected in the Company’s historical condensed consolidated financial statements as of and for the nine-month period ended September 30, 2017.

The unaudited pro forma condensed combined balance sheet gives effect to the transactions described above as if they had occurred on September 30, 2017 to the extent they have not been fully reflected in the historical consolidated financial statements. The unaudited pro forma statements of operations for the nine months ended September 30, 2017 and for the year ended December 31, 2016 give effect to the transactions described above as if they occurred on January 1, 2016.

The unaudited condensed combined pro forma financial information set forth below is based upon available information and assumptions that we believe are reasonable. The historical financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the transactions, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what our financial condition or results of operations would have been had the above transactions occurred on the dates indicated. The unaudited pro forma condensed combined financial information also should not be considered representative of our future financial condition or results of operations. The unaudited pro forma statements of operations do not reflect projected realization of revenue synergies and cost savings. In addition, the pro forma financial information does not reflect the impact this offering may have on our stock-based compensation awards. As of September 30, 2017, total unrecognized compensation costs related to profit unit awards and option awards were $62 million and $8 million, respectively.

In addition, the pro forma condensed consolidated financial information should be read in conjunction with:

•	the accompanying notes, referred to herein as the notes to the unaudited condensed combined pro forma financial information;

•	the Company’s historical audited and unaudited consolidated financial statements and the related notes included elsewhere in this prospectus;

•	The ADT Corporation’s unaudited consolidated financial statements and the related notes included in this prospectus; and

•	the sections of this prospectus titled “Prospectus Summary—Summary Historical and Pro Forma Financial Information,” “Selected Historical Consolidated Financial and Other Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

ADT Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2017

(in thousands, except for share and per share data)

	ADT Inc. Historical	Offering Adjustments (Note 3)		Pro Forma (ADT Acquisition and Completion of Offering)(a)
Assets
Current Assets:
Cash and cash equivalents	$170,657	$(37,363)	(3a)	$133,294
Current portion of restricted cash and cash equivalents	3,881	—		3,881
Accounts receivable trade, less allowance for doubtful accounts	134,243	—		134,243
Inventories	86,311	—		86,311
Work-in-progress	23,796	—		23,796
Prepaid expenses and other current assets	73,855	(1,595)	(3b)	72,260

Total current assets	492,743	(38,958)		453,785
Property and equipment, net	342,513	—		342,513
Subscriber system assets, net	2,891,939	—		2,891,939
Intangible assets, net	7,974,823	—		7,974,823
Goodwill	5,041,262	—		5,041,262
Deferred subscriber acquisition costs, net	258,192	—		258,192
Non-current restricted cash and cash equivalents	—	750,000	(3c)	750,000
Other assets	85,525	—		85,525

Total Assets	$17,086,997	$711,042		$17,798,039

Liabilities and Stockholders’ Equity
Current Liabilities:
Current maturities of long-term debt	$44,456	$—		$44,456
Accounts payable	199,774	—		199,774
Deferred revenue	315,483	—		315,483
Accrued expenses and other current liabilities	398,750	(32,591)	(3d)	366,159

Total current liabilities	958,463	(32,591)		925,872
Long-term debt	10,130,009	(1,045,092)	(3e)	9,084,917
Mandatorily redeemable preferred securities—authorized 1,000,000 shares Series A of $0.01 par value; issued and outstanding 750,000 shares of $0.01 par value as of September 30, 2017	658,402	—		658,402
Deferred subscriber acquisition revenue	324,340	—		324,340
Deferred tax liabilities	2,077,656	(42,117)	(3f)	2,035,539
Other liabilities	141,425	—		141,425

Total Liabilities	14,290,295	(1,119,800)		13,170,495

Stockholders’ Equity:
Common stock—authorized 3,999,000,000 shares of $0.01 par value; issued and outstanding shares—641,087,675 (historical); 752,198,786 shares issued and outstanding (pro forma)	2	1,111	(3g)	1,113
Additional paid-in capital	4,432,599	1,897,294	(3g)	6,329,893
Accumulated deficit	(1,636,400)	(67,563)	(3h)	(1,703,963)
Accumulated other comprehensive income	501	—		501

Total Stockholders’ Equity	2,796,702	1,830,842		4,627,544

Total Liabilities and Stockholders’ Equity	$17,086,997	$711,042		$17,798,039

(a)	In accordance with Article 11 of Regulation S-X, these pro forma financial statements give effect to the ADT Acquisition and the completion of this offering, including the issuance of common stock and the use of proceeds therefrom, as described under “Use of Proceeds.”

The accompanying notes are an integral part of this Unaudited Pro Forma Condensed Combined Balance

Sheet.

ADT Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

Nine Months Ended September 30, 2017

(in thousands, except per share data)

	ADT Inc. Historical	Offering Adjustments (Note 3)		Pro Forma (ADT Acquisition and Completion of Offering)(a)
Monitoring and related services	$3,017,026	$—		$3,017,026
Installation and other	192,944	—		192,944

Total Revenue	3,209,970	—		3,209,970
Cost of revenue	658,095	—		658,095
Selling, general and administrative expenses	923,048	(15,000)	3(i)	908,048
Depreciation and intangible asset amortization	1,387,245	—		1,387,245
Merger, restructuring, integration, and other costs	54,170	—		54,170

Operating income	187,412	15,000		202,412
Interest expense, net	(553,529)	74,928	3(j)	(478,601)
Other income	31,634	—		31,634

Loss before income taxes	(334,483)	89,928		(244,555)
Income tax benefit	38,922	(34,532)	3(k)	4,390

Net loss	$(295,561)	$55,396		$(240,165)

Loss per share:
Basic and diluted	$(0.46)			$(0.32)	3(l)
Weighted average shares:
Basic and diluted	641,061			752,172	3(l)

(a)	In accordance with Article 11 of Regulation S-X, these pro forma financial statements give effect to the ADT Acquisition and the completion of this offering, including the issuance of common stock and the use of proceeds therefrom, as described under “Use of Proceeds.”

The accompanying notes are an integral part of this Unaudited Pro Forma Condensed Combined Statement of Operations.

ADT Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2016

(in thousands, except per share data)

	ADT Inc. Historical	The ADT Corporation Historical (Note 1)	Acquisition Adjustments (Note 2)		Subtotal	Offering Adjustments (Note 3)		Pro Forma (ADT Acquisition and Completion of Offering)(a)
Monitoring and related services	$2,748,222	$1,143,357	$62,845	2(a)	$3,954,424	$—		$3,954,424
Installation and other	201,544	69,352	(58,404)	2(a)	212,492	—		212,492

Total Revenue	2,949,766	1,212,709	4,441	2(a)	4,166,916	$—		4,166,916
Cost of revenue	693,430	176,259	—		869,689	—		869,689
Selling, general and administrative expenses	858,896	425,315	(45,288)	2(b)	1,238,923	(20,000)	3(i)	1,218,923
Depreciation and intangible asset amortization	1,232,967	394,827	61,370	2(c)	1,689,164	—		1,689,164
Merger, restructuring, integration, and other costs	393,788	46,595	(354,197)	2(d)	86,186	—		86,186

Operating (loss) income	(229,315)	169,713	342,556		282,954	20,000		302,954
Interest expense, net	(521,491)	(71,605)	(157,174)	2(e)	(750,270)	99,899	3(j)	(650,371)
Other (expense) income	(51,932)	244	—		(51,688)	—		(51,688)

(Loss) income before income taxes	(802,738)	98,352	185,382		(519,004)	119,899		(399,105)
Income tax benefit (expense)	266,151	(31,869)	(71,187)	2(f)	163,095	(46,041)	3(k)	117,054

Net (loss) income	$(536,587)	$66,483	$114,195		$(355,909)	$73,858		$(282,051)

Loss per share:
Basic and diluted	$(0.84)							$(0.38)	3(l)
Weighted average shares:
Basic and diluted	640,725							751,836	3(l)

(a)	In accordance with Article 11 of Regulation S-X, these pro forma financial statements give effect to the ADT Acquisition and the completion of this offering, including the issuance of common stock and the use of proceeds therefrom, as described under “Use of Proceeds.”

The accompanying notes are an integral part of this Unaudited Pro Forma Condensed Combined Statement of Operations.

NOTES TO THE UNAUDITED PRO FORMA FINANCIAL INFORMATION

1. The ADT Corporation Historical

The ADT Corporation Historical information presented in the table above presents The ADT Corporation Historical results for the period ended May 1, 2016, after Reclassification, as set forth below.

The ADT Corporation Acquisition

On May 2, 2016, the Company completed its acquisition of The ADT Corporation. Total consideration in connection with the ADT Acquisition was $12,114 million, which includes the assumption of The ADT Corporation’s outstanding debt (inclusive of capital lease obligations) at fair value of $3,551 million, and cash of $54 million on the acquisition date.

The Company funded the ADT Acquisition, as well as amounts due for merger costs, using the net proceeds from a combination of the following:

(i)	equity proceeds of $3,571 million, net of issuance costs, which resulted from equity issuances by the Company and Ultimate Parent to our Sponsor and certain other investors;

(ii)	incremental first lien term loan borrowings of $1,555 million and the issuance of $3,140 million of Prime Notes; and

(iii)	issuance by the Company of 750,000 shares of Series A preferred securities (the “Koch Preferred Securities”) and issuance by Ultimate Parent of the Warrants to the Koch Investor for an aggregate amount of $750 million. The Company allocated $659 million to the Koch Preferred Securities, which is reflected net of issuance costs of $27 million as a liability in the Company’s historical consolidated balance sheet. The Company allocated the remaining $91 million in proceeds to the Warrants, which proceeds were contributed by Ultimate Parent in the form of common equity to the Company, net of $4 million in issuance costs.

Accounting Policies

The Company reviewed the accounting policies of The ADT Corporation and is not aware of any accounting policy differences between the Company and The ADT Corporation that would have a material impact on the Company’s consolidated financial statements. The unaudited pro forma financial information, therefore, assumes there are no differences in accounting policies between the two companies.

The ADT Corporation Historical Presentation

The ADT Corporation’s historical condensed combined statement of operations data for the period January 1, 2016 to May 1, 2016 has been derived by adding the historical unaudited condensed consolidated statement of operations for the three months ended March 31, 2016 and the historical unaudited condensed consolidated statement of operations for the period April 1, 2016 to May 1, 2016, as illustrated in the table below:

The ADT Corporation

Condensed Combined Statements of Operations

(unaudited)

(in thousands)

	Three Months Ended March 31, 2016	Period from April 1, 2016 to May 1, 2016	The ADT Corporation Historical for the period ended May 1, 2016
Monitoring and related services	$848,322	$295,035	$1,143,357
Installation and other	51,347	18,005	69,352

Total revenue	899,669	313,040	1,212,709
Cost of revenue	404,181	139,193	543,374
Selling, general and administrative expenses	325,682	140,529	466,211
Radio conversion costs	26,179	7,232	33,411

Operating income	143,627	26,086	169,713
Interest expense, net	(53,380)	(18,225)	(71,605)
Other income	4	240	244

Income before income taxes	90,251	8,101	98,352
Income tax expense	(27,859)	(4,010)	(31,869)

Net income	$62,392	$4,091	$66,483

Reclassifications

The ADT Corporation’s historical presentation of certain expenses has been reclassified to conform to the Company’s presentation as follows:

	Before Reclassification	Reclassification	Note		After Reclassification
	(in thousands)
Cost of revenue	$543,374	$(367,115)	(i	)	$176,259
Selling, general and administrative expenses	466,211	(40,896)	(i), (ii), (iii	)	425,315
Radio conversion costs	33,411	(33,411)	(ii	)	—
Depreciation and intangible asset amortization	—	394,827	(i	)	394,827
Merger, restructuring, integration, and other costs	—	46,595	(iii	)	46,595

(i)	To reclassify amortization on dealer and customer intangible assets and depreciation on subscriber system assets historically recorded to cost of revenue, and depreciation on property and equipment and other intangible assets historically recorded to selling, general and administrative expenses, to conform to the Company’s presentation as depreciation and intangible asset amortization.
(ii)	To reclassify radio conversion costs to conform to the Company’s presentation as selling, general and administrative expenses.
(iii)	To reclassify certain merger, restructuring, integration, and other costs historically recorded to selling, general and administrative expenses, to conform to the Company’s presentation as merger, restructuring, integration and other costs.

2. Acquisition Adjustments

Pro Forma Adjustments

Unaudited Pro Forma Condensed Combined Statements of Operations—Year Ended December 31, 2016

(a)	Reflects the impact of:

(i)	the reversal of a purchase accounting adjustment related to the write-down to fair value of deferred revenue associated with services not yet rendered of $63 million that is directly related to the ADT Acquisition, but does not have a continuing impact on the Company; and

(ii)	the elimination of The ADT Corporation historical amortization of deferred installation revenue of $58 million as a result of the purchase price allocation for the ADT Acquisition as if the acquisition had occurred on January 1, 2016 because the application of this purchase accounting adjustment has a continuing impact on the Company.

(b)	Reflects the impact of:

(i)	the elimination of The ADT Corporation historical amortization of deferred subscriber acquisition costs of $52 million as a result of the purchase price allocation for the ADT Acquisition as if the acquisition had occurred on January 1, 2016 because the application of this purchase accounting adjustment has a continuing impact on the Company; and

(ii)	an increase in management fees of $7 million associated with the Management Consulting Agreement directly related to the ADT Acquisition as if the acquisition had occurred on January 1, 2016 because it has a continuing impact on the Company due to the term of the agreement (see “Certain Relationships and Related Party Transactions—Management Consulting Agreement”).

(c)	To record the following net increase in depreciation and intangible asset amortization as a result of the purchase price allocation associated with the ADT Acquisition:

Year Ended December 31, 2016
(in thousands)
Amortization of intangible assets(i)	$281,133
Subscriber system assets and property and equipment depreciation(ii)	175,064
Elimination of historical The ADT Corporation depreciation and intangible asset amortization expense	(394,827)

Net pro forma adjustment	$61,370

(i)	Primarily consists of amortization of customer relationships and dealer relationships under the ADT Authorized Dealer Program (as defined herein). As of the date of the ADT Acquisition, customer relationships have a weighted average remaining useful life of approximately 6 years, and are amortized on an accelerated basis. The following table summarizes the amortization expense associated with the $4,676 million related to customer relationships acquired as part of the ADT Acquisition:

Pro forma amortization of customer relationships (in thousands):
Year 1	$750,043
Year 2	750,043
Year 3	750,043
Year 4	726,621
Year 5	638,818

The Company maintains agreements with a network of third-party independent alarm dealers who sell alarm equipment and ADT Authorized Dealer-branded monitoring and interactive services to end users (the “ADT Authorized Dealer Program”). The dealers of this program generate new end user contracts with customers which the Company has the right, but not the obligation, to purchase from the dealer. The Company may charge back the acquisition cost of any end user contract if the end user contract is cancelled during the charge-back period, generally twelve to fifteen months from acquisition by the Company. Dealer relationships have a remaining life of 19 years and are amortized on a straight-line basis.

(ii)	As of The ADT Corporation acquisition date, subscriber system assets have a weighted average remaining useful life of approximately 7 years, and are depreciated on an accelerated basis. Property and equipment has a remaining average life of 3 years and are depreciated on a straight-line basis.

(d)	To remove transaction costs associated with the ADT Acquisition of $354 million included in the historical results, as these costs will not have a continuing impact on the Company’s results.

(e)	To record incremental interest expense (including related amortization of debt issuance costs and discount) of $168 million associated with borrowings to fund the ADT Acquisition as a result of: (1) the incremental first lien term loan of $1,555 million; (2) the issuance of $3,140 million of Prime Notes; (3) the amortization of issuance costs and fees associated with the $255 million 2021 Revolving Credit Facility; (4) the Koch Preferred Securities, which have an aggregate stated value of $750 million (dividends for the Koch Preferred Securities are recorded as interest expense); and (5) the amortization of the fair value adjustment made to the ADT Notes assumed as a result of the acquisition. These increases are net of the removal of interest expense of $11 million on The ADT Corporation debt repaid (including related amortization of capitalized debt acquisition costs) in connection with the consummation of the acquisition.

A 1/8% increase or decrease in variable interest rates would result in a change in interest expense on our variable rate debt of approximately $1 million for the year ended December 31, 2016.

(f)	To record the income tax impact of the pro forma adjustments at the blended statutory rate of 38.4%. The ADT Corporation operated in multiple jurisdictions, and as such the statutory rate may not reflect the actual impact of the tax effects of the adjustments.

3. Offering Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	Reflects the pro forma net adjustment of a $37 million decrease to cash and cash equivalents to reflect estimated net proceeds of approximately $1,900 million from this offering, and the pro forma net adjustment of $1,937 million decrease to cash and cash equivalents to reflect the use of proceeds from this offering and cash on hand for the redemption of $1,057 million aggregate principal amount of Prime Notes and the payment of the related call premium and interest, and the payment of related fees and expenses. The Company intends to place approximately $750 million of the net proceeds from this offering in restricted cash, see (c) below.

(b)	Reflects the pro forma adjustment of approximately $2 million to reclassify prepaid fees and expenses directly related to this offering into additional paid-in capital as a reduction against offering proceeds.

(c)	Reflects the pro forma net adjustment of a $750 million increase to restricted cash to reflect the establishment of the restricted cash balance relating to the redemption of the Koch Preferred Securities, which the Company is required to deposit into a separate account pursuant to the terms of the certificate of designation and the other definitive documents governing the Koch Preferred Securities. The cash amount in this account may only be used by the Company to redeem the Koch Preferred Securities and pay the related redemption premium and other related amounts. The pro forma effect of the redemption of the Koch Preferred Securities and the related reduction in interest expense (dividends on the Koch Preferred Securities are recorded as interest expense) are not presented in the unaudited pro forma condensed combined balance sheet and statement of operations, respectively, because the redemption is not factually supportable as the actual redemption date is currently unknown.

(d)	Reflects the pro forma adjustment to reflect the payment of accrued interest under indebtedness, repurchased, repaid or redeemed upon consummation of this offering.

(e)	Reflects the pro forma net adjustment of $1,045 million to long-term debt to reflect (i) the redemption of $1,057 million aggregate principal amount of Prime Notes and the payment of the related call premium, and (ii) the write-off of unamortized debt issuance costs associated with the repayment of the principal amount of Prime Notes.

(f)	Reflects the pro forma adjustment to deferred tax liabilities attributable to pro forma adjustments at the blended statutory rate assumed in effect at September 30, 2017 of 38.4%.

(g)	Reflects the pro forma net adjustments of $1 million to common stock and $1,897 million to additional paid-in capital (net of the estimated underwriting discounts and commissions, and estimated offering expenses) to reflect the issuance of 111,111,111 shares of common stock in this offering.

(h)	Reflects the pro forma net adjustment of a $68 million to accumulated deficit to reflect the write-off of issuance costs and extinguishment of debt resulting from the redemption of $1,057 million aggregate principal amount of Prime Notes using the net proceeds of this offering, and to reflect the pro forma adjustment to income tax benefit attributable to pro forma adjustments using the Company’s blended statutory federal and state income tax rates in effect at September 30, 2017 of 38.4%. The Company expects its effective tax rate to vary from these estimated statutory tax rates in future years.

Any decrease in net proceeds from the amount set forth in 3(a) above would decrease the amount of cash and cash equivalents on the Company’s balance sheet. An increase in net proceeds from the amount set forth in 3(a) above would increase the amount of cash and cash equivalents on the Company’s balance sheet.

Unaudited Pro Forma Condensed Combined Statements of Operations

(i)	Reflects the pro forma adjustment to eliminate management fees to our Sponsor under the Management Consulting Agreement. This agreement will terminate in accordance with its terms upon the consummation of this offering.

(j)	Reflects the pro forma adjustment to eliminate interest expense associated with the repayment of the Prime Notes using the net proceeds from this offering.

(k)	Reflects the income tax expense impact of the pro forma adjustments at the blended statutory rate assumed to be in effect during this period of 38.4%. The Company operates in multiple jurisdictions, and as such the statutory rate may not reflect the actual impact of the tax effects of the adjustments.

(l)	Reflects the adjustment of the weighted average shares outstanding used to compute basic and diluted loss per share to give effect to the issuance of shares of common stock in this offering, based on an assumed initial public offering price of $18.00 per share, which is the midpoint of the price range set forth on the cover page of the prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes thereto included elsewhere in this prospectus, as well as the information presented under “Selected Historical Consolidated Financial Data” and “Unaudited Pro Forma Condensed Combined Financial Information.” The following discussion and analysis contains forward-looking statements about our business, operations and financial performance based on current plans and estimates that involve risks, uncertainties, and assumptions. Actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause such differences are discussed in the sections of this prospectus titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

OVERVIEW

We are the leading provider of monitored security, interactive home and business automation and related monitoring services in the United States and Canada. We offer our residential, commercial, and multi-site customers a comprehensive set of burglary, video, access control, fire and smoke alarm, and medical alert solutions. Our core professional monitored security offering is complemented by a broad set of innovative products and services, including interactive home and business automation solutions that are designed to control access, react to movement, and sense carbon monoxide, flooding, and changes in temperature or other environmental conditions, as well as address personal emergencies, such as injuries, medical emergencies, or incapacitation. These products and services include interactive technologies to enhance our monitored solutions and to allow our customers to remotely manage their residential and commercial environments by adding increased automation through video, access control, and other smart building functionality. Through ADT Pulse, customers can use their smart phones, tablets, and laptops to arm and disarm their security systems, adjust lighting or thermostat levels, view real-time video of their premises, and program customizable schedules for the management of a range of smart home products. ADT Pulse customers can also arm their systems via Amazon Alexa-enabled devices, such as an Amazon Echo or Echo Dot.
In addition, we offer professional monitoring of third party devices through our ADT Canopy platform. ADT Canopy enables other companies to integrate solutions into our monitoring and billing platform and allows us to provide monitoring solutions to customers who do not currently have an ADT security system or interactive automation platform installed on premise.

As of September 30, 2017, we serve approximately 7.2 million customers, excluding contracts monitored but not owned. We believe we are approximately five times larger than the next residential competitor, with an approximate 30% market share in the residential monitored security industry in the United States and Canada. We are one of the largest full-service companies with a national footprint providing both residential and commercial monitored security. We deliver an integrated customer experience by maintaining the industry’s largest sales, installation, and service field force, as well as a 24/7 professional monitoring network, all supported by approximately 18,000 employees visiting approximately 10,000 homes and businesses daily.

BASIS OF PRESENTATION

On July 1, 2015, we acquired Protection One (the “Protection One Acquisition”). Additionally, on July 1, 2015, we acquired ASG (the “ASG Acquisition” and, together with the Protection One Acquisition, the “Formation Transactions”).

On May 2, 2016, we acquired The ADT Corporation (the “ADT Acquisition”). Prior to the ADT Acquisition, The ADT Corporation was a publicly traded corporation listed on The New York Stock Exchange.

Protection One is the predecessor of ADT Inc. for accounting purposes. The period presented prior to the Protection One Acquisition, on July 1, 2015, is comprised solely of Predecessor activity and is hereinafter referred to as the “Predecessor.” The period presented after the Successor’s (as defined herein) inception on May 15, 2015 (“Inception”) is comprised of our activity which is, prior to the ADT Acquisition on May 2, 2016, the collective activity of Protection One and ASG, and after the ADT Acquisition on May 2, 2016, the collective activity of The ADT Corporation, Protection One and ASG and is hereinafter referred to as the “Successor.”

All financial information presented in this prospectus supplement have been prepared in U.S. dollars in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

We report financial and operating information in one segment. Our operating segment is also our reportable segment.

We have presented results of operations, including the related discussion and analysis, for the following periods:

•	nine months ended September 30, 2017 compared to nine months ended September 30, 2016;

•	year ended December 31, 2016 compared to the period from Inception through December 31, 2015 (Successor) and the period from January 1, 2015 through June 30, 2015 (Predecessor); and

•	the period from Inception through December 31, 2015 (Successor) and the period from January 1, 2015 through June 30, 2015 (Predecessor) compared to the year ended December 31, 2014 (Predecessor).

FACTORS AFFECTING OPERATING RESULTS

Our subscriber-based business requires significant upfront investment to generate new customers, which in turn provides predictable contractual recurring revenue generated from our monitoring fees and additional services. We focus on the following key drivers of our business with the intent of optimizing returns on new customer acquisition expenditures and cash flow generation: best-in-class customer service; disciplined, high-quality residential, commercial, and multi-site customer additions; efficient customer acquisition; reduced costs incurred to provide ongoing services to customers; and increased customer retention.

Our ability to add new subscribers depends on the overall demand for our products and solutions, which is driven by a number of external factors. The overall economic condition in the geographies in which we operate can impact our ability to attract new customers and grow our business in all customer channels. Growth in our residential customer base can be influenced by the overall state of the housing market. Growth in our commercial and multi-site customer base can be influenced by the rate at which new businesses begin operating or existing businesses grow. The demand for our products and solutions is also impacted by the perceived threat of crime as well as the quality of the service of our competitors.

The monthly fees that we generate from any individual customer depend primarily on the customer’s level of service. We offer a wide range of services at various price points, from basic burglar alarm monitoring to our full suite of interactive services. Our ability to increase monthly fees at the individual customer level depends on a number of factors, including our ability to effectively introduce and market additional features and services that increase the value of our offerings to customers, which we believe drives customers to purchase higher levels of service and supports our ability to make periodic adjustments to pricing.

Attrition has a direct impact on the number of customers we monitor and service, as well as our financial results, including revenues, operating income, and cash flows. A portion of our customer base can be expected to cancel its service every year. Customers may choose not to renew or may terminate their contracts for a variety of reasons including, but not limited to, relocation, cost, loss to competition, or service issues.

In the third quarter of 2017, there were three hurricanes impacting certain areas in which we operate that resulted in power outages and service disruptions to certain of our customers. The financial impact from these hurricanes to the third quarter 2017 results was not material. We are currently in the process of estimating the potential financial and business impacts these hurricanes may have on future periods.

SIGNIFICANT EVENTS

The comparability of our results of operations have been significantly impacted by the following:

On July 1, 2015, we consummated the Formation Transactions. The Formation Transactions were funded by a combination of equity invested by our Sponsor and the Predecessor’s management of $755 million, as well as borrowings under (i) the first lien credit facilities, which included a $1,095 million term loan facility and a $95 million revolving credit facility, and (ii) a $260 million second lien term loan facility.

On May 2, 2016, we consummated the ADT Acquisition which significantly increased our market share in the security industry, making us the largest monitored security company in the United States and Canada. Total consideration in connection with the ADT Acquisition was $12,114 million, which included the assumption, on the acquisition date, of The ADT Corporation’s outstanding debt (inclusive of capital lease obligations) at a fair value of $3,551 million and cash of approximately $54 million.

We funded the ADT Acquisition as well as related transaction costs, using the net proceeds from a combination of the following:

(i)	equity proceeds of $3,571 million, net of issuance costs, which resulted from equity issuances by the Company and Ultimate Parent to our Sponsor and certain other investors;

(ii)	incremental first lien term loan borrowings of $1,555 million and the issuance of $3,140 million of Prime Notes; and

(iii)	issuance by the Company of 750,000 shares of Series A preferred securities (the “Koch Preferred Securities”) and issuance by Ultimate Parent of the Warrants to the Koch Investor for an aggregate amount of $750 million. The Company allocated $659 million to the Koch Preferred Securities, which is reflected net of issuance costs of $27 million as a liability in the Company’s historical consolidated balance sheet. The Company allocated the remaining $91 million in proceeds to the Warrants, which was contributed by Ultimate Parent in the form of common equity to the Company, net of $4 million in issuance costs.

Refer to Notes to the consolidated financial statements included elsewhere in this prospectus for additional information regarding these acquisitions and our debt, respectively.

KEY PERFORMANCE INDICATORS

In evaluating our financial results, we review the following key performance indicators.

Recurring Monthly Revenue (“RMR”). RMR is generated by contractual monthly recurring fees for monitoring and other recurring services provided to our customers, including contracts monitored but not owned. Our computation of RMR may not be comparable to other similarly titled measures reported by other companies. We believe the presentation of RMR is useful because it measures the volume of revenue under contract at a given point in time. Management monitors RMR, among other things, to evaluate our ongoing performance.

Gross Customer Revenue Attrition. Gross customer revenue attrition is defined as the recurring revenue lost as a result of customer attrition, net of dealer charge-backs and reinstated customers, excluding contracts monitored but not owned. Customer sites are considered canceled when all services are terminated. Dealer charge-backs represent customer cancellations charged back to the dealers because the customer canceled service during the charge-back period, generally twelve to fifteen months.

Gross customer revenue attrition is calculated on a trailing twelve month basis, the numerator of which is the annualized recurring revenue lost during the period due to attrition, net of dealer charge-backs and reinstatements, and the denominator of which is total annualized recurring revenue based on an average of recurring revenue under contract at the beginning of each month during the period. Recurring revenue is generated by contractual monthly recurring fees for monitoring and other recurring services provided to our customers.

Adjusted EBITDA. Adjusted EBITDA is a non-GAAP measure that we believe is useful to investors and lenders to measure the operational strength and performance of our business. Our definition of Adjusted EBITDA, a reconciliation of Adjusted EBITDA to net loss (the most comparable GAAP measure) and additional information, including a description of the limitations relating to the use of Adjusted EBITDA, are provided under “—Non-GAAP Measures.”

Free Cash Flow. Free Cash Flow is a non-GAAP measure that our management employs to measure cash that is available to repay debt, make other investments, and pay dividends. Our definition of Free Cash Flow, a reconciliation of Free Cash Flow to net cash provided by operating activities and additional information, including a description of the limitations relating to the use of Free Cash Flow, are provided under “—Non-GAAP Measures.”

RESULTS OF OPERATIONS

Nine Months Ended September 30, 2017 Compared to Nine Months Ended September 30, 2016

The following table sets forth our consolidated results of operations, summary cash flow data, and key performance indicators for the periods presented:

	For the Nine Months Ended
	September 30, 2017	September 30, 2016	Change	% Change
	(in thousands)
Results of Operations:
Monitoring and related services	$3,017,026	$1,757,923	$1,259,103	72%
Installation and other	192,944	140,691	52,253	37%

Total revenue	3,209,970	1,898,614	1,311,356	69%
Cost of revenue	658,095	465,357	192,738	41%
Selling, general and administrative expenses	923,048	561,337	361,711	64%
Depreciation and intangible asset amortization	1,387,245	805,389	581,856	72%
Merger, restructuring, integration, and other costs	54,170	370,860	(316,690)	(85)%

Operating income (loss)	187,412	(304,329)	491,741	(162)%
Interest expense, net	(553,529)	(337,441)	(216,088)	64%
Other income (expense)	31,634	(39,567)	71,201	(180)%

Loss before income taxes	(334,483)	(681,337)	346,854	(51)%
Income tax benefit	38,922	229,695	(190,773)	(83)%

Net loss	$(295,561)	$(451,642)	$156,081	(35)%

Summary Cash Flow Data:
Net cash provided by operating activities	$1,262,340	$381,813	$880,527	231%
Net cash used in investing activities	$(1,038,049)	$(9,062,956)	$8,024,907	(89)%
Net cash (used in) provided by financing activities	$(129,586)	$8,829,270	$(8,958,856)	(101)%

Key Performance Indicators:(1)
RMR	$333,814	$327,228	$6,586	2%
Gross customer revenue attrition (percent)(2)	13.8%	15.2%	(1.4) % points	N/M
Adjusted EBITDA(3)	$1,754,383	$979,758	$774,625	79%
Free Cash Flow(3)	$228,431	$(249,511)	$477,942	(192)%

N/M—Not meaningful

(1)	Refer to the “—Key Performance Indicators” section for the definitions of these key performance indicators.
(2)	Gross customer revenue attrition (percent) as of September 30, 2016 is presented on a supplemental pro forma basis for The ADT Corporation business.
(3)	Adjusted EBITDA and Free Cash Flow are non-GAAP measures. Refer to the “—Non-GAAP Measures” section for the definitions thereof and reconciliations to the most comparable GAAP measures.

Revenue

Monitoring and related services revenue increased by $1,259 million for the nine months ended September 30, 2017 as compared to the nine months ended September 30, 2016. This increase was largely attributable to incremental revenue of approximately $1,168 million for the nine months ended September 30, 2017 associated with The ADT Corporation business, which we acquired on May 2, 2016, and the amortization of deferred revenue as a result of the application of purchase accounting in connection with the ADT Acquisition that reduced revenue by $59 million during the nine months ended September 30, 2016.

The remainder of the increase in monitoring and related services revenue was primarily driven by an increase in contractual monthly recurring fees for monitoring and other recurring services, which was favorably impacted by an improvement in average pricing, partially offset by lower customer volume. The improvement in average pricing was driven by the addition of new customers at higher rates, largely due to an increase in ADT Pulse customers as compared to total customer additions as well as price escalations on our existing customer base. These factors also were the primary driver for an increase in RMR, which increased to $334 million as of September 30, 2017 from $327 million as of September 30, 2016. The decrease due to lower customer volume resulted from negative net customer additions, which was partially offset by improvements in gross customer revenue attrition of 1.4 percentage points. Both the negative net customer additions as well as the improvements in gross customer revenue attrition resulted from our enhanced focus on high quality customer additions through our disciplined customer selection process.

Installation and other revenue increased by $52 million for the nine months ended September 30, 2017 as compared to the nine months ended September 30, 2016. This increase primarily resulted from an increase of $27 million related to the amortization of deferred installation revenue, which includes $11 million of incremental deferred installation revenue associated with the operations of The ADT Corporation. Additionally, the increase in installation and other revenue resulted from $25 million related to revenue from security equipment sold outright to customers, which includes $10 million of incremental revenue associated with the operations of The ADT Corporation.

Cost of Revenue

Cost of revenue increased by $193 million for the nine months ended September 30, 2017 as compared to the nine months ended September 30, 2016. The increase in cost of revenue was primarily attributable to incremental expenses associated with The ADT Corporation business of approximately $178 million incurred during the nine months ended September 30, 2017. These costs primarily include expenses incurred associated with service calls for customers who have maintenance contracts, costs of monitoring, and costs associated with call center customer service.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $362 million for the nine months ended September 30, 2017 as compared to the nine months ended September 30, 2016. The increase in selling, general and administrative expenses was primarily attributable to incremental expenses associated with The ADT Corporation business of approximately $324 million. The remainder of the increase, excluding the impact from the incremental expenses associated with the operations of The ADT Corporation business, was primarily due to

$64 million of fees in connection with the Special Dividend, and fees incurred in connection with the February and June 2017 amendments and restatements to our First Lien Credit Facilities and the 2017 Incremental First Lien Term B-1 Loan, each as defined herein, partially offset by a decrease of $22 million in radio conversion costs.

Depreciation and Intangible Asset Amortization

Depreciation and intangible asset amortization expense increased by $582 million for the nine months ended September 30, 2017 as compared to the nine months ended September 30, 2016. This increase primarily related to depreciation and intangible asset amortization associated with assets acquired in the ADT Acquisition, which primarily includes amortization of definite-lived intangible assets and depreciation of subscriber system assets. Additionally, the increase in depreciation and intangible asset amortization was also attributable to amortization expense on new customer contracts acquired under the ADT Authorized Dealer Program of $78 million, an increase in amortization expense of $42 million primarily associated with the Protection One trade name, which we began amortizing in July 2016, and amortization of software license expenses of $28 million related to a newly-adopted cloud computing accounting standard.

Merger, Restructuring, Integration, and Other Costs

Merger, restructuring, integration, and other costs decreased by $317 million for the nine months ended September 30, 2017 as compared to the nine months ended September 30, 2016. This decrease was primarily due to merger costs of $309 million associated with the ADT Acquisition incurred during the nine months ended September 30, 2016 and a decrease in restructuring charges of $31 million for the nine months ended September 30, 2017, partially offset by an increase of $18 million in asset impairment charges associated with our cost method investments.

Interest Expense, Net

Net interest expense increased by $216 million for the nine months ended September 30, 2017 as compared to the nine months ended September 30, 2016. Net interest expense is primarily comprised of interest expense on our long-term debt and the dividend obligation for the Koch Preferred Securities. The increases in interest expense were primarily the result of the increase in borrowings to fund the ADT Acquisition.

Other Income (Expense)

Other income (expense) was attributable to net foreign currency gains of $27 million and (losses) of $16 million for the nine months ended September 30, 2017 and nine months ended September 30, 2016, respectively, related to the translation of monetary assets and liabilities that are denominated in Canadian dollars, primarily due to intercompany loans. Also included in other income (expense) are losses on extinguishment of debt for the nine months ended September 30, 2017 and nine months ended September 30, 2016 of $4 million and $16 million, respectively, primarily related to the amendments and restatements of our First Lien Credit Facilities. Other expense for the nine months ended September 30, 2016 further includes a net loss on the settlement of derivative contracts that were executed to hedge future cash flows associated with the ADT Acquisition.

Income Tax Benefit

Income tax benefit for the nine months ended September 30, 2017 was $39 million resulting in an effective tax rate for the period of 11.6%. The effective tax rate for the nine months ended September 30, 2017 reflects the impact of an increase in our unrecognized tax benefits related to income tax positions primarily associated with prior years, including pre-Separation tax years, the impact of legislative changes, and an increase in the Company’s valuation allowance for certain deferred tax assets.

Income tax benefit for the nine months ended September 30, 2016 was $230 million, resulting in an effective tax rate for the period of 33.7%. The effective tax rate for the nine months ended September 30, 2016 primarily reflects the impact of permanent items mainly related to non-deductible acquisition costs associated with the ADT Acquisition.

The effective tax rates for the nine months ended September 30, 2017 and September 30, 2016 reflect the tax impact of permanent items, state tax expense, changes in tax laws, and non-U.S. net earnings. The effective tax rate can vary from period to period due to permanent tax adjustments, discrete items such as the settlement of income tax audits and changes in tax laws, as well as recurring factors such as changes in the overall effective state tax rate.

Year Ended December 31, 2016 compared to the period from Inception through December 31, 2015 (Successor) and the period from January 1, 2015 through June 30, 2015 (Predecessor), and the period from Inception through December 31, 2015 (Successor) and the period from January 1, 2015 through June 30, 2015 (Predecessor) compared to the year ended December 31, 2014 (Predecessor)

The following table sets forth our consolidated results of operations, summary cash flow data, and key performance indicators for the periods presented.

	Successor		Predecessor
	Year Ended December 31, 2016	From Inception through December 31, 2015	Period from January 1, 2015 through June 30, 2015	Year Ended December 31, 2014
	(in thousands, except as otherwise indicated)
Results of Operations:
Monitoring and related services	$2,748,222	$238,257	$189,028	$358,439
Installation and other	201,544	73,310	48,681	108,118

Total revenue	2,949,766	311,567	237,709	466,557
Cost of revenue	693,430	148,521	100,591	200,054
Selling, general and administrative expenses	858,896	84,134	74,977	134,299
Depreciation and intangible asset amortization	1,232,967	83,650	41,548	79,650
Merger, restructuring, integration, and other costs	393,788	35,036	9,361	10,252

Operating (loss) income	(229,315)	(39,774)	11,232	42,302
Interest expense, net	(521,491)	(45,169)	(29,129)	(59,329)
Other (expense) income	(51,932)	325	331	1,087

Loss before income taxes	(802,738)	(84,618)	(17,566)	(15,940)
Income tax benefit (expense)	266,151	30,365	(1,025)	(2,548)

Net loss	$(536,587)	$(54,253)	$(18,591)	$(18,488)

Summary Cash Flow Data:
Net cash provided by operating activities	$617,523	$1,754	$34,556	$60,825
Net cash used in investing activities	$(9,384,869)	$(2,062,022)	$(39,638)	$(58,219)
Net cash provided by (used in) financing activities	$8,828,775	$2,076,027	$(6,212)	$83,863

Key Performance Indicators:(1)
RMR	$327,948	$40,142	$30,598	$29,722
Gross customer revenue attrition (percent)(2)	14.8%	15.9%	N/A	16.0%
Adjusted EBITDA(3)	$1,532,889	$104,828	$72,326	$146,532
Free Cash Flow(3)	$(336,672)	$(32,292)	$3,934	$2,913

N/A—Not	applicable
(1)	Refer to the “—Key Performance Indicators” section for the definitions of these key performance indicators.

(2)	Gross customer revenue attrition (percent) is presented on a pro forma basis for The ADT Corporation business and ASG, as applicable.
(3)	Adjusted EBITDA and Free Cash Flow are non-GAAP measures. Refer to the “—Non-GAAP Measures” section for the definitions of these terms and reconciliations to the most comparable GAAP measures.

Revenue

Successor 2016 compared to Successor and Predecessor 2015

Monitoring and related services revenue amounted to $2,748 million for the year ended December 31, 2016 as compared to $238 million and $189 million for the period from Inception through December 31, 2015 and January 1, 2015 through June 30, 2015, respectively. The increase was primarily attributable to incremental revenue of approximately $2,227 million and $65 million associated with The ADT Corporation business and ASG business, which we acquired on May 2, 2016 and July 1, 2015, respectively. The increase in monitoring and related services revenue was also attributable to the write down of deferred revenue by $17 million more in 2015 as compared to 2016.

Installation and other revenue amounted to $202 million for the year ended December 31, 2016 as compared to $73 million and $49 million for the period from Inception through December 31, 2015 and January 1, 2015 through June 30, 2015, respectively. The increase was attributable to greater revenue for security related equipment sold outright to customers, and includes incremental revenue of approximately $24 million and $15 million associated with The ADT Corporation business and ASG business, which we acquired on May 2, 2016 and July 1, 2015, respectively.

Successor and Predecessor 2015 compared to Predecessor 2014

Monitoring and related services revenue amounted to $238 million and $189 million for the period from Inception through December 31, 2015 and January 1, 2015 through June 30, 2015, respectively, compared to $358 million for the year ended December 31, 2014. The increase was attributable to incremental monitoring and service revenue of approximately $62 million associated with the ASG business. In addition, monitoring and related services revenue increased approximately $21 million primarily related to growth in our recurring revenue customer base. These increases were partially offset by amortization of deferred revenue associated with purchase accounting for the Formation Transactions, which reduced revenue by $19 million in 2015.

Installation and other revenue amounted to $73 million and $49 million for the period from Inception through December 31, 2015 and January 1, 2015 through June 30, 2015, respectively, compared to $108 million for the year ended December 31, 2014. The majority of this increase resulted from security related equipment sold outright to customers by the sales force acquired as part of the ASG Acquisition.

Cost of Revenue

Successor 2016 compared to Successor and Predecessor 2015

Cost of revenue amounted to $693 million for the year ended December 31, 2016 as compared to $149 million and $101 million for the period from Inception through December 31, 2015, and January 1, 2015 through June 30, 2015, respectively. The increase was attributable to approximately $370 million and $37 million of incremental costs associated with The ADT Corporation business and ASG business from the respective dates of the acquisitions. In addition, the remainder of the increase resulted from higher expenses of where security related equipment is sold outright to the customer.

Successor and Predecessor 2015 compared to Predecessor 2014

Cost of revenue amounted to $149 million and $101 million for the period from Inception through December 31, 2015 and January 1, 2015 through June 30, 2015, respectively, compared to $200 million for the year ended December 31, 2014. This increase was a result of incremental costs of approximately $33 million associated with the ASG business, and higher costs associated with growth in our recurring customer base.

Selling, General and Administrative Expenses

Successor 2016 compared to Successor and Predecessor 2015

Selling, general and administrative expenses amounted to $859 million for the year ended December 31, 2016 as compared to $84 million and $75 million for the period from Inception through December 31, 2015, and January 1, 2015 through June 30, 2015, respectively. This increase primarily relates to approximately $670 million and $13 million of incremental costs associated with the operations of The ADT Corporation business and ASG business from the dates of the acquisitions.

Successor and Predecessor 2015 compared to Predecessor 2014

Selling, general and administrative expenses amounted to $84 million and $75 million for the period from Inception through December 31, 2015, and January 1, 2015 through June 30, 2015, respectively, compared to $134 million for the year ended December 31, 2014. This increase was primarily related to greater general and administrative costs associated with the ASG Acquisition, as well as incremental selling costs attributable to the additional sales volume from ASG.

Depreciation and Intangible Asset Amortization

Successor 2016 compared to Successor and Predecessor 2015

Depreciation and intangible asset amortization expense amounted to $1,233 million for the year ended December 31, 2016 as compared to $84 million and $42 million for the period from Inception through December 31, 2015, and January 1, 2015 through June 30, 2015, respectively. This increase is primarily related to amortization of definite-lived intangible assets and depreciation of subscriber system assets acquired in the ADT Acquisition, as well as greater amortization of definite-lived intangible assets acquired in connection with the Formation Transactions.

Successor and Predecessor 2015 compared to Predecessor 2014

Depreciation and intangible asset amortization expense amounted to $84 million and $42 million for the period from Inception through December 31, 2015, and January 1, 2015 through June 30, 2015, respectively, compared to $80 million for the year ended December 31, 2014. This increase was attributable to greater amortization of definite-lived intangible assets acquired in connection with the Formation Transactions.

Merger, Restructuring, Integration, and Other Costs

Successor 2016 compared to Successor and Predecessor 2015

Merger, restructuring, integration, and other costs amounted to $394 million for the year ended December 31, 2016 as compared to $35 million and $9 million for the period from Inception through December 31, 2015 and January 1, 2015 through June 30, 2015, respectively. This increase primarily related to $311 million of merger related costs incurred in connection with the ADT Acquisition in 2016, as compared to $23 million of merger related costs incurred in the period from Inception through December 31, 2015 related to the Formation Transactions. The costs associated with the ADT Acquisition consisted of: (i) financing costs associated with unused bridge and backstop credit facilities; (ii) transaction fees paid to Apollo; (iii) incremental stock-based compensation expense as a result of the acceleration of vesting of all unvested stock options and restricted stock units in connection with the ADT Acquisition; and (iv) other merger related costs such as advisory fees, legal, accounting, and other professional costs. We also incurred restructuring charges of $54 million in 2016 primarily related to severance of certain former The ADT Corporation executives and employees in connection with the ADT Acquisition. Furthermore, included in other costs in 2016 are certain impairment charges.

Successor and Predecessor 2015 compared to Predecessor 2014

Merger, restructuring, integration, and other costs amounted to $35 million and $9 million for the period from Inception through December 31, 2015, and January 1, 2015 through June 30, 2015, respectively, compared to $10 million for the year ended December 31, 2014. This increase was primarily attributable to costs incurred in connection with the Formation Transactions, which primarily consisted of accounting, investment banking, legal, and other professional fees.

Interest Expense, Net

Successor 2016 compared to Successor and Predecessor 2015

Net interest expense amounted to $521 million for the year ended December 31, 2016 as compared to $45 million and $29 million for the period from Inception through December 31, 2015, and January 1, 2015 through June 30, 2015, respectively. Net interest expense is primarily comprised of interest expense on our long-term debt. The increase in interest expense is primarily the result of the increase in borrowings to fund the ADT Acquisition, which consisted of borrowings under the second lien notes, The ADT Corporation debt assumed as part of the acquisition, and an incremental first lien term loan facility, all as defined herein under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” In addition, included in interest expense are dividends associated with the Koch Preferred Securities that were issued in connection with the ADT Acquisition. Refer to the consolidated financial statements included elsewhere in this prospectus for further discussion regarding these borrowings and the Koch Preferred Securities.

Successor and Predecessor 2015 compared to Predecessor 2014

Net interest expense amounted to $45 million and $29 million for the period from Inception through December 31, 2015, and January 1, 2015 through June 30, 2015, respectively, compared to $59 million for the year ended December 31, 2014. Net interest expense is comprised primarily of interest on our long-term debt. The increase reflects an increase in borrowings in connection with the Formation Transactions.

Other (Expense) Income

Other expense for the year ended December 31, 2016 primarily included (i) net foreign currency transaction losses of $16 million from the translation of monetary assets and liabilities that are denominated in Canadian dollars, most of which relates to intercompany loans, and (ii) losses on extinguishment of debt of $28 million primarily relating to the write-off of debt discount and issuance costs associated with the voluntary paydown of $260 million of the second lien notes in July and October of 2016 and the amendments to the First Lien Credit Facilities as of June 23, 2016, and December 28, 2016.

Income Tax Benefit (Expense)

Successor 2016 compared to Successor and Predecessor 2015

Income tax benefit (expense) for the year ended December 31, 2016 was $266 million, compared with $30 million and $(1) million for the period from Inception through December 31, 2015, and January 1, 2015 through June 30, 2015, respectively, resulting in effective tax rates of 33.2%, 35.9%, and (5.8)% for those periods, respectively. The change in the effective tax rate and income tax benefit primarily reflects the impact of permanent items mainly related to non-deductible acquisition costs associated with the ADT Acquisition.

Successor and Predecessor 2015 compared to Predecessor 2014

Income tax benefit (expense) for the period from Inception through December 31, 2015, and January 1, 2015 through June 30, 2015 was $30 million and $(1) million, respectively, compared with $(3) million of income tax expense for the year ended December 31, 2014, resulting in effective tax rates of 35.9%, (5.8)%, and (16.0)% for those periods, respectively. The change in the effective tax rate reflects the release in the valuation allowance for deferred tax items due to our assessment of sources of future taxable income, and the likelihood of the realization of the deferred tax items as a result of the revaluation of our definite-lived intangible assets in connection with the Formation Transactions.

The effective tax rate can vary from period to period due to permanent tax adjustments, discrete items such as the settlement of income tax audits and changes in tax laws, as well as recurring factors such as changes in the overall effective state tax rate. Refer to Note 7 to the audited consolidated financial statements included elsewhere in this prospectus for more information on income taxes.

NON-GAAP MEASURES

To provide investors with additional information in connection with our results as determined by GAAP, we also disclose Adjusted EBITDA, Free Cash Flow, and Covenant Adjusted EBITDA as non-GAAP measures which management believes provide useful information to investors. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, operating profit, or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. We use Adjusted EBITDA to measure the operational strength and performance of our business. We use Free Cash Flow as an additional measure of our ability to repay debt, make other investments, and pay dividends. We use Covenant Adjusted EBITDA as a supplemental measure of our performance and ability to service debt and incur additional debt. Our definition of Covenant Adjusted EBITDA, a reconciliation of Covenant Adjusted EBITDA to net loss (the most comparable GAAP measure) and additional information, including a description of the limitations relating to the use of Covenant Adjusted EBITDA, are provided under “—Covenant Adjusted EBITDA.”

Adjusted EBITDA

We define Adjusted EBITDA as net income or loss adjusted for (i) interest, (ii) taxes, (iii) depreciation and amortization, including depreciation of subscriber system assets and other fixed assets, amortization of dealer and other intangible assets, (iv) amortization of deferred costs and deferred revenue associated with subscriber acquisitions, (v) share-based compensation expense, (vi) purchase accounting adjustments related to fair value of deferred revenue under GAAP, (vii) merger, restructuring, integration, and other costs, (viii) financing and consent fees, (ix) foreign currency gains/losses, (x) loss on extinguishment of debt, (xi) radio conversion costs, (xii) management fees and other charges, and (xiii) other non-cash items.

We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about certain material non-cash items and about unusual items that we do not expect to continue at the same level in the future as well as other items. Further, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.

There are material limitations to using Adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items, including depreciation and amortization, interest expense, income tax expense, and other adjustments which directly affect our net income. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering Adjusted EBITDA in conjunction with net income as calculated in accordance with GAAP.

Free Cash Flow

We define Free Cash Flow as cash from operating activities less cash outlays related to capital expenditures. We define capital expenditures to include purchases of property, plant, and equipment; capitalized costs associated with transactions in which we retain ownership of the security system; and accounts purchased through our network of authorized dealers or third parties outside of our authorized dealer network. These items are subtracted from cash from operating activities because they represent long-term investments that are required for normal business activities. As a result, subject to the limitations described below, Free Cash Flow is a useful measure of our cash available to repay debt, make other investments, and pay dividends.

Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow in combination with the GAAP cash flow numbers.

Nine Months Ended September 30, 2017 Compared to Nine Months Ended September 30, 2016

Adjusted EBITDA

The table below reconciles Adjusted EBITDA to net loss for the periods presented.

	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016
	(in thousands)
Net loss	$(295,561)	$(451,642)
Interest expense, net	553,529	337,441
Income tax benefit	(38,922)	(229,695)
Depreciation and intangible asset amortization	1,387,245	805,389
Merger, restructuring, integration, and other costs(1)	54,170	370,860
Financing and consent fees(2)	63,593	2,878
Foreign currency (gains) / losses(3)	(26,773)	16,336
Loss on extinguishment of debt(4)	4,331	16,051
Purchase accounting deferred revenue fair value adjustment(5)	—	59,348
Other non-cash items(6)	10,122	12,146
Radio conversion costs(7)	9,597	26,668
Amortization of deferred subscriber acquisition costs and revenue, net(8)	3,987	3,169
Share-based compensation expense(9)	8,498	2,763
Management fees and other charges(10)	20,567	8,046

Adjusted EBITDA	$1,754,383	$979,758

(1)	Represents direct and incremental costs resulting from acquisitions made by the Company, primarily associated with the ADT Acquisition, and certain related restructuring and integration efforts as a result of those acquisitions, as well as certain asset impairment charges related to cost method investments.
(2)	The nine months ended September 30, 2017 primarily includes fees incurred in connection with the Special Dividend, and fees incurred in connection with amendments and restatements to our First Lien Credit Facilities and the 2017 Incremental Term B-1 Loan.
(3)	Foreign currency (gains) / losses are related to the translation of monetary assets and liabilities that are denominated in Canadian dollars, primarily due to intercompany loans.
(4)	Loss on extinguishment of debt for the nine months ended September 30, 2016 primarily relates to the write-off of debt discount and issuance costs associated with the voluntary paydown of $260 million of the second lien notes.
(5)	Represents adjustment related to the fair value of deferred revenue under GAAP, primarily related to the ADT Acquisition.
(6)	Primarily represents non-cash asset write downs associated cost method investments during the nine months ended September 30, 2017, as well as a net loss on the settlement of derivative financial instruments that were executed to hedge future cash flows associated with the ADT Acquisition during the nine months ended September 30, 2016.
(7)	Represents costs associated with our program that began in 2015 to upgrade cellular technology used in many of our security systems.

(8)	Represents non-cash amortization expense associated with deferred subscriber acquisition costs, net of non-cash amortization of deferred installation revenue.
(9)	Share-based compensation expense represents compensation expense associated with our equity compensation plans. Refer to Note 12 to the Company’s audited consolidated financial statements for additional information.
(10)	Primarily represents fees paid under the Management Consulting Agreement (as defined in the notes to the consolidated financial statements).

For the nine months ended September 30, 2017, Adjusted EBITDA increased by $775 million, compared to the nine months ended September 30, 2016. This increase was primarily due to incremental revenue, net of incremental costs associated with The ADT Corporation business. The remainder of this increase was attributable to revenue growth, excluding the impact of purchase accounting, and a decrease in selling, general and administrative expenses, excluding radio conversion costs, fees associated with the amendments and restatements to our First Lien Credit Facilities, and other non-cash items that are excluded under our definition of Adjusted EBITDA, partially offset by increase in cost of revenue.

For further details on the drivers of these changes, refer to the discussions above under “—Results of Operations.”

Free Cash Flow

The table below reconciles Free Cash Flow to net cash provided by operating activities for the periods presented.

	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016
	(in thousands)
Net cash provided by operating activities	$1,262,340	$381,813
Dealer generated customer accounts and bulk account purchases	(486,037)	(259,330)
Subscriber system assets and deferred subscriber installation costs	(445,201)	(320,906)
Capital expenditures	(102,671)	(51,088)

Free Cash Flow	$228,431	$(249,511)

Net cash provided by operating activities for the nine months ended September 30, 2017 resulted from $1,141 million of net income, exclusive of depreciation and intangible assets amortization and other non-cash items, and reflects (i) cash interest paid of $433 million, (ii) cash paid of $64 million for fees associated with the Special Dividend and fees in connection with the amendments and restatements to the First Lien Credit Facilities and Incremental First Lien Term B-1 Loan, (iii) restructuring and integration payments of $35 million primarily associated with the ADT Acquisition, (iv) cash paid for fees under the Management Consulting Agreement of $15 million, (v) cash paid for radio conversion costs of $11 million, and (vi) other cash payments of $8 million that are excluded items under our definition of Adjusted EBITDA. The remainder relates to changes in assets and liabilities due to timing of other operating cash receipts and payments.

Net cash provided by operating activities for nine months ended September 30, 2016 resulted from net income of $265 million, exclusive of depreciation and intangible assets amortization and other non-cash items, and reflects (i) cash interest paid of $174 million; (ii) transaction costs of $347 million associated with the ADT Acquisition; (iii) cash paid of $26 million for fees associated with amendment and restatements to the First Lien Credit Facilities; (iv) cash paid for radio conversion costs of $33 million; (v) restructuring and integration payments of $46 million primarily associated with the ADT Acquisition; and (vi) other cash payments of $10 million that are excluded items under our definition of Adjusted EBITDA. The remainder relates to changes in assets and liabilities due to timing of other operating cash receipts and payments.

Refer to the discussions above under “—Results of Operations” for further details.

For the nine months ended September 30, 2017 and September 30, 2016, cash paid for dealer generated customer accounts and bulk account purchases was $486 million and $259 million, respectively, which relates primarily to dealer account purchases under the ADT Authorized Dealer Program. The increase in purchases under this program is generated by the larger combined company activity subsequent to the ADT Acquisition.

For the nine months ended September 30, 2017 and September 30, 2016, cash paid for subscriber system assets and deferred subscriber installation costs was $445 million and $321 million, respectively, and cash paid for capital expenditures was $103 million and $51 million, respectively. The increases in these amounts are primarily due to larger combined company activity subsequent to the ADT Acquisition. In addition, capital expenditures includes cash payments for integration related capital expenditures of $21 million and $7 million for nine months ended September 30, 2017 and nine months ended September 30, 2016, respectively.

Year Ended December 31, 2016 compared to the period from Inception through December 31, 2015 (Successor) and the period from January 1, 2015 through June 30, 2015 (Predecessor), and the period from Inception through December 31, 2015 (Successor) and the period from January 1, 2015 through June 30, 2015 (Predecessor) compared to the year ended December 31, 2014 (Predecessor)

Adjusted EBITDA

The table below reconciles Adjusted EBITDA to net loss for the periods presented.

	Successor		Predecessor	Predecessor
	Year Ended December 31, 2016	From Inception through December 31, 2015	Period from January 1, 2015 through June 30, 2015	Year Ended December 31, 2014
	(in thousands)
Net loss	$(536,587)	$(54,253)	$(18,591)	$(18,488)
Interest expense, net	521,491	45,169	29,129	59,329
Income tax (benefit) expense	(266,151)	(30,365)	1,025	2,548
Depreciation and intangible asset amortization	1,232,967	83,650	41,548	79,650
Merger, restructuring, integration, and other costs(1)	393,788	35,036	9,361	10,252
Financing and consent fees(2)	5,302	—	—	—
Foreign currency losses(3)	16,042	—	—	—
Loss on extinguishment of debt(4)	28,293	—	—	377
Purchase accounting deferred revenue fair value adjustment(5)	62,845	18,574	—	—
Other non-cash items(6)	16,276	—	—	209
Radio conversion costs(7)	34,405	4,312	1,014	—
Amortization of deferred subscriber acquisition costs and revenue, net(8)	6,052	770	7,578	10,656
Share-based compensation expense(9)	4,625	2,259	781	1,913
Management fees and other charges(10)	13,541	(324)	481	86

Adjusted EBITDA	$1,532,889	$104,828	$72,326	$146,532

(1)	Includes certain direct and incremental costs resulting from acquisitions and certain related integration efforts as a result of acquisitions, as well as costs related to our restructuring efforts. For 2016, these costs are primarily related to restructuring charges incurred in connection with the ADT Acquisition.
(2)	Financing and consent fees represents fees associated with amendments and restatements to our First Lien Credit Facilities.

(3)	Foreign currency losses relate to the translation of monetary assets and liabilities that are denominated in Canadian dollars, primarily due to intercompany loans.
(4)	Loss on extinguishment of debt of $28 million for the year ended December 31, 2016 primarily relates to the write-off of debt discount and issuance costs associated with the voluntary paydown of $260 million of the second lien term loans in July and October of 2016 and the amendments and restatements to the First Lien Credit Facilities as of June 23, 2016 and December 28, 2016.
(5)	Represents adjustment related to the fair value of deferred revenue under GAAP, primarily related to the ADT Acquisition in 2016, and the Formation Transactions in 2015.
(6)	Other non-cash items for the year ended December 31, 2016 primarily include a net loss on the settlement of derivative contracts that were executed to hedge future cash flows associated with the ADT Acquisition, as well as other non-cash items including certain asset write-downs.
(7)	Represents costs associated with our program that began in 2015 to upgrade cellular technology used in many of our security systems.
(8)	Represents non-cash amortization expense associated with deferred subscriber acquisition costs, net of non-cash amortization of revenue associated with deferred installation revenue
(9)	Share-based compensation expense represents compensation expense associated with our equity compensation plans. Refer to Note 12 to the Company’s audited consolidated financial statements for additional information.
(10)	Management fees and other charges primarily include $13 million of management fees to our Sponsor for certain management consulting and advisory services for the year ended December 31, 2016.

Successor 2016 compared to Successor and Predecessor 2015

Adjusted EBITDA amounted to $1,533 million for the year ended December 31, 2016 as compared to $105 million and $72 million for the period from Inception through December 31, 2015, and January 1, 2015 through June 30, 2015, respectively. This increase was primarily driven by the operations of The ADT Corporation business and the ASG business from the date of the acquisitions.

Successor and Predecessor 2015 compared to Predecessor 2014

Adjusted EBITDA amounted to $105 million and $72 million for the period from Inception through December 31, 2015, and January 1, 2015 through June 30, 2015 as compared to $147 million for the year ended December 31, 2014. This increase was primarily driven by the operations of ASG.

For further details on the drivers of these changes, refer to the discussions above under “—Results of Operations.”

Free Cash Flow

The table below reconciles Free Cash Flow to net cash provided by operating activities for the periods presented.

	Successor		Predecessor
	Year Ended December 31, 2016	From Inception through December 31, 2015	Period from January 1, 2015 through June 30, 2015	Year Ended December 31, 2014
	(in thousands)
Net cash provided by operating activities	$617,523	$1,754	$34,556	$60,825
Dealer generated customer accounts and bulk account purchases	(407,102)	—	—	—
Subscriber system assets and deferred subscriber installation costs	(468,594)	(29,556)	(24,527)	(48,996)
Capital expenditures	(78,499)	(4,490)	(6,095)	(8,916)

Free Cash Flow	$(336,672)	$(32,292)	$3,934	$2,913

Net cash provided by operating activities for the year ended December 31, 2016 resulted from $620 million of net income, exclusive of depreciation and intangible assets amortization and other non-cash items, and reflects: (i) cash interest paid of $431 million; (ii) transaction costs of $347 million associated with the ADT Acquisition; (iii) cash paid of $29 million for fees associated with amendment and restatements to the First Lien Credit Facilities; (iv) cash paid for radio conversion costs of $43 million; (v) restructuring payments of $52 million primarily associated with the ADT Acquisition; and (vi) other cash payments of $28 million that are excluded items under our definition of Adjusted EBITDA. The remainder relates to changes in assets and liabilities due to timing of other operating cash receipts and payments.

Net cash provided by operating activities for the periods from Inception through December 31, 2015, and January 1, 2015 through June 30, 2015 resulted from $26 million and $36 million, respectively, of net loss exclusive of depreciation and intangible asset amortization and other non-cash items, including cash interest paid of $42 million and $27 million, respectively. In addition, operating activities was impacted by transaction costs associated with the ADT Acquisition and changes in assets and liabilities due to timing of other operating cash receipts and payments.

Net cash provided by operating activities for the year ended December 31, 2014 resulted from $86 million of net income, exclusive of depreciation and intangible assets amortization and other non-cash items, including cash interest paid of $54 million. The remainder relates to changes in assets and liabilities due to timing of other operating cash receipts and payments.

Refer to the discussions above under “—Results of Operations” for further details.

For the year ended December 31, 2016, cash paid for dealer generated customer accounts and bulk account purchases of $407 million relates primarily to dealer account purchases under the ADT Authorized Dealer Program.

Cash paid for subscriber system assets and deferred subscriber installation costs was $469 million for the year ended December 31, 2016, $30 million and $25 million for the periods from Inception through December 31, 2015, and January 1, 2015 through June 30, 2015, respectively, and $49 million for the year ended December 31, 2014. The increases in each of the periods are a result of customer accounts generated by the larger combined company activity subsequent to the ADT Acquisition, and in 2015 the ASG Acquisition.

Cash paid for capital expenditures was $78 million for the year ended December 31, 2016, $4 million and $6 million, for the periods from Inception through December 31, 2015, and January 1, 2015 through June 30, 2015, respectively, and $9 million for the year ended December 31, 2014. The increases in each of the periods are a result of the larger combined company activity subsequent to the ADT Acquisition, and in 2015 the ASG Acquisition. In addition, capital expenditures include cash payments for integration related capital expenditures of $15 million for the year ended December 31, 2016.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity

Our principal liquidity requirements are to finance current operations, investments in internally generated subscriber systems and dealer generated customer accounts, expenditures for property and equipment, debt service requirements, and for potential mergers and acquisitions. These liquidity requirements are primarily funded by our cash flows from operations which include cash received from monthly recurring revenue and upfront fees received from customers, less cash costs to provide services to our customers, including general and administrative costs, certain costs associated with acquiring new customers, and interest payments.

Following the closing of this offering, we expect our ongoing sources of liquidity to include cash generated from operations, borrowings under our Revolving Credit Facilities, and the issuance of additional equity and/or debt securities as appropriate given market conditions. Our future cash needs are expected to include cash for operating activities, working capital, capital expenditures, strategic investments, periodic principal and interest payments in relation to our debt, and potential dividend payments to our shareholders. We believe our cash position, amounts available under our Revolving Credit Facilities, and cash provided by operating activities are and will continue to be adequate to meet our operational and business needs in the next twelve months as well as our long term liquidity needs.

Our ability to meet our debt service obligations and other capital requirements, including capital expenditures, as well as make acquisitions, will depend on our future operating performance which, in turn, will be subject to general economic, financial, business, competitive, legislative, regulatory, and other conditions, many of which are beyond our control. See “Risk Factors–Risks Related to Our Business.” As a normal part of our business, depending on market conditions, we will from time to time consider opportunities to repay, redeem, repurchase, or refinance our indebtedness. Changes in our operating plans, material changes in anticipated sales, increased expenses, acquisitions, or other events may cause us to seek additional equity and/or debt financing in future periods. There can be no guarantee that financing will be available on acceptable terms or at all. Debt financing, if available, could impose additional cash payment obligations and additional covenants and operating restrictions. In addition, any of the items discussed in detail under the section titled “Risk Factors” may also significantly impact our liquidity.

We are a highly leveraged company with significant debt service requirements. As of September 30, 2017 and December 31, 2016, we had $171 million and $76 million in cash and cash equivalents, respectively, and $303 million and $157 million available under our Revolving Credit Facilities (as defined herein), respectively, after giving effect to $47 million and $53 million, respectively, in outstanding letters of credit. The carrying value of total debt outstanding (excluding the Koch Preferred Securities) as of September 30, 2017 and December 31, 2016, was $10,174 million and $9,510 million, respectively.

We estimate that our net proceeds before expenses from this offering will be approximately $1,915 million (or approximately $2,202 million if the underwriters exercise their over-allotment option), after deducting underwriting discounts and commissions, based on an assumed initial offering price of $18.00 per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus).

We currently expect to use (i) an amount equal to approximately $1,155 million of the proceeds from this offering to redeem $1,057 million aggregate principal amount of Prime Notes and to pay the related call premium and (ii) approximately $15 million of the proceeds from this offering to pay fees and expenses, which includes legal and accounting fees, SEC and FINRA registration fees, printing expenses, and other similar fees and expenses. In accordance with definitive documents governing the Koch Preferred Securities, following the consummation of this offering, the Company is required to maintain cash in a separate account in an amount equal to at least $750 million until the Koch Preferred Securities have been redeemed in full. The Company expects to fund this separate account amount with the net proceeds of this offering. Amounts held in this separate account will be used to redeem the Koch Preferred Securities following the consummation of this offering. The

Company is required to increase the amounts held in the separate account in certain circumstances, such as the completion of a public equity offering. Redemption of the Koch Preferred Securities prior to maturity will result in a material impact on our consolidated financial statements. The funds deposited in this separate account will be restricted cash on our balance sheet. If the net proceeds from this offering are not sufficient to fund amounts in entirety, we will use cash on hand to fund the balance of the separate account, or we will reduce the principal amount of Prime Notes that will be redeemed. See “Use of Proceeds” and “Description of the Koch Preferred Securities.” Following this offering, we expect the principal amount of our total indebtedness, including the stated value of the Koch Preferred Securities (excluding accumulated dividends thereon), to be reduced by at least $1,807 million and our annual interest expense (dividends on the Koch Preferred Securities are recorded as interest expense) to be reduced by approximately $100 million and $88 million per year to reflect the redemption of the Prime Notes and the Koch Preferred Securities, respectively, assuming with respect to the Koch Preferred Securities, that the applicable redemption date was July 1, 2018 and the five year Treasury Rate was 2.07%.

Long-Term Debt

Prior to May 2, 2016, the Company’s indebtedness under its first and second lien credit agreements (the “First Lien Credit Agreement” and “Second Lien Credit Agreement,” respectively) consisted of the following:

•	a first lien term loan facility with an initial aggregate principal amount of $1,095 million maturing on July 1, 2021 (the “First Lien Term B Loan”). Interest rate on the First Lien Term B Loan was originally calculated as a margin of 4.00% over the greater of three-month London Interbank Offered Rate (“LIBOR”) or a floor of 1.00%, and was payable on each interest payment date, at least quarterly, in arrears;

•	a first lien revolving credit facility maturing on July 1, 2020, with an aggregate commitment of up to $95 million, (the “2020 Revolving Credit Facility”); and

•	a second lien term loan facility with an initial aggregate principal amount of $260 million maturing on July 1, 2022 (the “Second Lien Term B Loan”). Interest rate on the Second Lien Term B Loan was originally calculated as a margin of 8.75% over the greater of three-month LIBOR or a floor of 1.00% and was payable on each interest payment date, at least quarterly, in arrears.

The ADT Corporation Acquisition

The ADT Acquisition was completed on May 2, 2016. The consideration for the ADT Acquisition was funded from $3,571 million of equity contributions, net of equity issuance costs, from Apollo and certain other investors, as well as proceeds received from debt financing arrangements, as further detailed below:

•	We successfully completed the offering of $3,140 million aggregate principal amount of Prime Notes and received net cash proceeds totaling $3,096 million. Interest on the Prime Notes accrues at 9.250% per annum and will be paid semi-annually, in arrears, on May 15 and November 15 of each year.

•	We entered into an incremental first lien term loan facility, in an aggregate principal amount of $1,555 million, maturing on May 2, 2022 (the “First Lien Term B-1 Loan”) and received net cash proceeds totaling $1,516 million. The interest rate for the First Lien Term B-1 Loan was originally calculated as a margin of 4.50% (subsequently reduced following amendments and restatements of the First Lien Credit Agreement on June 23, 2016 and December 28, 2016 as described below) over the greater of LIBOR or a floor of 1.00%, and is payable on each interest payment date, at least quarterly, in arrears.

•	We entered into an incremental first lien revolving facility, with an aggregate commitment of up to $255 million, maturing on May 2, 2021 (the “2021 Revolving Credit Facility,” collectively with the 2020 Revolving Credit Facility, the “Revolving Credit Facilities”). The interest rate for the 2021 Revolving Credit Facility is calculated as a margin of 4.50% over LIBOR, subject to adjustment to 4.25% pursuant to a leverage-based pricing grid, and is payable on each interest payment date, at least quarterly, in arrears.

•	As a result of the ADT Acquisition, we recorded incremental debt (excluding capital lease obligations and other) at a fair value of $3,519 million, which was originally issued by The ADT Corporation. Interest rates on this debt range from 3.50% to 6.50%, and is payable semi-annually on dates based on each respective original issuance.

•	We amended and restated the First Lien Credit Agreement as of May 2, 2016 to include, among other matters, an increase to the applicable margins utilized for the First Lien Term B Loan and the 2020 Revolving Credit Facility from 4.00% to 4.50%.

•	We issued 750,000 shares of the Koch Preferred Securities and Ultimate Parent issued the Warrants to the Koch Investor for an aggregate amount of $750 million. We allocated $659 million to the Koch Preferred Securities, which is reflected net of issuance costs of $27 million as a liability in the historical consolidated balance sheet. We allocated the remaining $91 million in proceeds to the Warrants, which was contributed to us by Ultimate Parent in the form of common equity, net of $4 million in issuance costs. Subsequent to September 30, 2017, we amended and restated the certificate of designation and investors rights agreement governing the Koch Preferred Securities to provide for certain redemption provisions and to remove certain covenants following an initial public offering. Refer to “Description of the Koch Preferred Securities” for additional information.

Amendment and Restatements of First Lien Credit Agreement

2016 First Lien Credit Agreement Amendments

On June 23, 2016, we amended and restated our First Lien Credit Agreement. Significant terms consist of the following:

•	We entered into an incremental first lien term loan facility, in an aggregate principal amount of $125 million, maturing on May 2, 2022 (the “Incremental First Lien Term B-1 Loan”) and received net cash proceeds totaling $108 million. The proceeds were used to pay down a portion of the outstanding principal balance on the Second Lien Term B Loan on July 1, 2016, as discussed further below. The interest rate for the Incremental First Lien Term B-1 Loan was originally calculated as a margin of 3.75% over the greater of LIBOR or a floor of 1.00%, and is payable on each interest payment date, at least quarterly, in arrears.

•	An aggregate principal amount of $172 million was re-allocated from the First Lien Term B Loan to the First Lien Term B-1 Loan.

•	The applicable margin utilized in the calculation of interest for all term borrowings under the First Lien Credit Agreement was decreased from 4.50% to 3.75%, and the applicable margin with respect to borrowings under the Revolving Credit Facilities remained at 4.50%, subject to adjustment to 4.25% pursuant to a leverage-based pricing grid.

We refer to, collectively, the First Lien Term B Loan, the First Lien Term B-1 Loan, and the Incremental First Lien Term B-1 Loan, as the “First Lien Term Loan Facility.” We refer to, collectively, the First Lien Term Loan Facility and the Revolving Credit Facilities, as the “First Lien Credit Facilities.”

On December 28, 2016, we amended and restated our First Lien Credit Agreement. Significant terms consist of the following:

•	We re-allocated the remaining outstanding principal amount of $916 million from the First Lien Term B Loan to the First Lien Term B-1 Loan.

•	The applicable margin utilized in the calculation of interest for all term borrowings under the First Lien Credit Agreement was decreased from 3.75% to 3.25%, and the applicable margin with respect to term borrowings under the Revolving Credit Facilities remained at 4.50%, subject to adjustment to 4.25% pursuant to a leverage-based pricing grid.

We refer to all the above amendments collectively as the “2016 First Lien Credit Agreement Amendments.” As a result of the 2016 First Lien Credit Agreement Amendments, we incurred third party modification fees of $22 million, a significant portion of which is included in merger, restructuring, integration, and other costs in the consolidated statement of operations for the year ended December 31, 2016. We also recorded a loss on extinguishment of debt of $14 million, which is included in other (expense) income in the consolidated statement of operations for the year ended December 31, 2016.

2017 First Lien Credit Agreement Amendments

On February 13, 2017, we amended and restated our First Lien Credit Agreement. As a result of this amendment and restatement, we entered into an incremental first lien term loan facility in an aggregate principal amount of $800 million under the First Lien Credit Agreement (the “2017 Incremental First Lien Term B-1 Loan”). The 2017 Incremental First Lien Term B-1 Loan has the same terms as the existing term loans under the First Lien Credit Agreement. Additionally, this amendment and restatement added an exception to the covenant under the First Lien Credit Agreement governing restricted payments to permit us to fund one or more distributions to our equity holders in an aggregate amount not to exceed $795 million (collectively, the “Special Dividend”).

On June 29, 2017, we further amended and restated our First Lien Credit Agreement. Under the June 29, 2017 amendment and restatement, the applicable margin utilized in the calculation of interest for all term borrowings under the First Lien Credit Agreement decreased from 3.25% to 2.75%, and the applicable margin with respect to borrowing under the Revolving Credit Facilities remained at 4.50%, subject to adjustment to 4.25% pursuant to a leverage-based pricing grid.

As a result of the Special Dividend and the February and June 2017 amendments and restatements to the First Lien Credit Agreement and the Incremental First Lien Term B-1 Loan, we incurred fees of $64 million during the nine months ended September 30, 2017, which are included in selling, general and administrative expenses in the condensed consolidated statements of operations. We also recorded an immaterial loss on extinguishment of debt for the nine months ended September 30, 2017.

We refer to all the above amendments collectively as the “2017 First Lien Credit Agreement Amendments.”

Second Lien Term B Loan

As discussed above, in July 2016, we used the proceeds received from the Incremental First Lien Term B-1 Loan to voluntarily prepay $125 million of the Second Lien Term B Loan. In October 2016, we voluntarily prepaid the remaining outstanding balance of $135 million of the Second Lien Term B Loan using proceeds from operations, and terminated the Second Lien Credit Agreement. In connection with these prepayments, we recorded a loss on extinguishment of debt of $14 million primarily related to the write-off of deferred financing costs and discount, which is included in other (expense) income in the consolidated statement of operations for the year ended December 31, 2016.

Revolving Credit Facilities

During the year ended December 31, 2016, we borrowed $210 million and repaid $70 million under the 2021 Revolving Credit Facility. We also repaid the remaining outstanding balance of $22 million under the 2020 Revolving Credit Facility during the year ended December 31, 2016. As of December 31, 2016, we had $140 million of outstanding borrowings under our Revolving Credit Facilities, which we repaid in its entirety during the nine months ended September 30, 2017.

Debt Covenants

The credit agreement and indentures associated with our existing borrowings and the borrowings above contain certain covenants and restrictions that limit our ability to, among other things, incur additional debt or issue certain preferred equity interests; create liens on certain assets; make certain loans or investments (including acquisitions); pay dividends on or make distributions in respect of our capital stock or make other restricted payments; consolidate, merge, sell, or otherwise dispose of all or substantially all of our assets; sell assets; enter into certain transactions with our affiliates; enter into sale-leaseback transactions; restrict dividends from our subsidiaries or restrict liens; change our fiscal year; and modify the terms of certain debt or organizational agreements.

We are also subject to a springing financial maintenance covenant under the Revolving Credit Facilities, which requires us to maintain a net first lien senior secured leverage ratio of no greater than 3.30 to 1.00 at the end of each fiscal quarter. The covenant is tested if the outstanding loans under the Revolving Credit Facilities, subject to certain exceptions, exceed 30% of the total commitments under the Revolving Credit Facilities at the testing date (i.e., the last day of any fiscal quarter).

At December 31, 2016 and September 30, 2017, we were in compliance with the financial covenant and other maintenance tests for all our debt obligations.

Refer to Note 4 and Note 5 of the unaudited and audited consolidated financial statements, respectively, included elsewhere in this prospectus for further information regarding our indebtedness.

Dividends

During the first half of 2017, the net proceeds from the 2017 Incremental First Lien Term B-1 Loan, together with cash on hand, were used to fund distributions of $750 million of the Special Dividend to certain investors of the Company and Ultimate Parent, which primarily includes distributions to our Sponsor, and to pay related fees and expenses. Such dividends are presented in the condensed consolidated statement of stockholders’ equity for the nine months ended September 30, 2017.

We paid cash of $41 million and $53 million to meet our dividend obligation associated with the Koch Preferred Securities issued to Koch Investor during the nine months ended September 30, 2017 and the year ended December 31, 2016, respectively. In addition, in the third quarter of 2017, we elected to satisfy the dividend obligation to the holders of the Koch Preferred Securities through a payment-in-kind, which increased mandatorily redeemable preferred securities on our consolidated balance sheet by approximately $22 million as of September 30, 2017. Dividends on the Koch Preferred Securities are recorded in interest expense in the condensed consolidated statement of operations.

Cash Flow Analysis

Nine Months Ended September 30, 2017 Compared to Nine Months Ended September 30, 2016

The following table is a summary of our cash flow activity for the periods presented:

	For the Nine Months Ended
	September 30, 2017	September 30, 2016
	(in thousands)
Net cash provided by operating activities	$1,262,340	$381,813
Net cash used in investing activities	$(1,038,049)	$(9,062,956)
Net cash (used in) provided by financing activities	$(129,586)	$8,829,270

Cash Flows from Operating Activities

For the nine months ended September 30, 2017 and September 30, 2016, net cash provided by operating activities was $1,262 million and $382 million, respectively. See discussion of net cash provided by operating activities included in Free Cash Flow under “—Non-GAAP Measures.”

Cash Flows from Investing Activities

We make certain investments in our business, which are intended to grow our customer base, enhance the overall customer experience, improve the productivity of our field workforce, and support greater efficiency of our back office systems and our customer care centers. For the nine months ended September 30, 2017 and September 30, 2016, our investing activities consisted of subscriber system asset and deferred subscriber installation cost additions of $445 million and $321 million, respectively. Additionally, we paid $486 million and $259 million during the nine months ended September 30, 2017 and September 30, 2016, respectively, for customer contracts for electronic security services purchased under the ADT Authorized Dealer Program and bulk account purchases. We also paid $103 million and $51 million for capital expenditures during nine months ended September 30, 2017 and September 30, 2016, respectively. In addition to the items described above, the net cash used in investing activities during the nine months ended September 30, 2017 and nine months ended September 30, 2016 was attributable to cash paid for acquisitions of businesses of $32 million and the ADT Acquisition, net of cash acquired, in the amount of $8,502 million, respectively. Furthermore, net cash received for other investing activities during the nine months ended September 30, 2017 of $28 million primarily relates to proceeds received from the sale of a cost basis investment. Net cash received for other investing activities during the nine months ended September 30, 2016 includes net proceeds received of $42 million from the termination of derivative financial instruments related to the ADT Acquisition and proceeds of $28 million related to the release of restricted cash associated with the Protection One and ASG Acquisitions.

Cash Flows from Financing Activities

For the nine months ended September 30, 2017, the net cash used in financing activities was primarily attributable to dividend payments of $750 million to certain investors of the Company and Ultimate Parent, which primarily includes distributions to our Sponsor. Cash flows from financing activities also include net proceeds from long-term borrowings of $631 million, including $800 million in 2017 Incremental First Lien Term B-1 Loan, offset by repayments of $140 million outstanding under our Revolving Credit Facilities and principal paydowns of $18 million under our first lien term loan.

For the nine months ended September 30, 2016, the net cash provided by financing activities was primarily attributable to proceeds from borrowings, equity capital contributions, as well as proceeds from the issuance of the Koch Preferred Securities to fund the ADT Acquisition. The remaining net proceeds from financing activities were primarily attributable to the amendments and restatements to our First Lien Credit Agreement that occurred on May 2, 2016 and June 23, 2016, which was partially offset by a $22 million paydown under our Revolving Credit Facilities, and $105 million in deferred financing costs primarily associated with the long-term borrowings and the issuance of the Koch Preferred Securities discussed above.

Refer to notes to the unaudited consolidated financial statements included elsewhere in this prospectus for further information regarding our dividends and debt.

Year Ended December 31, 2016 compared to the period from Inception through December 31, 2015 (Successor) and the period from January 1, 2015 through June 30, 2015 (Predecessor), and the period from Inception through December 31, 2015 (Successor) and the period from January 1, 2015 through June 30, 2015 (Predecessor) compared to the year ended December 31, 2014 (Predecessor)

The following table is a summary of our cash flow activity for the periods presented:

	Successor		Predecessor
(in thousands)	Year Ended December 31, 2016	From Inception through December 31, 2015	Period from January 1, 2015 through June 30, 2015	Year Ended December 31, 2014
Net cash provided by operating activities	$617,523	$1,754	$34,556	$60,825
Net cash used in investing activities	$(9,384,869)	$(2,062,022)	$(39,638)	$(58,219)
Net cash provided by (used in) financing activities	$8,828,775	$2,076,027	$(6,212)	$83,863

Cash Flows from Operating Activities

For the year ended December 31, 2016, for the period from Inception through December 31, 2015 and January 1, 2015 through June 30, 2015, and for the year ended December 31, 2014, net cash provided by (used in) operating activities was $618 million, $2 million, $35 million and $61 million, respectively. See discussion of net cash provided by (used in) operating activities included in Free Cash Flow under “—Non-GAAP Measures.”

Cash Flows from Investing Activities

For the year ended December 31, 2016, the net cash used in investing activities was primarily attributable to cash paid for the ADT Acquisition, net of cash acquired, in the amount of $8,502 million. We also make certain investments in our business which are intended to grow our customer base, enhance the overall customer experience, improve the productivity of our field workforce, and support greater efficiency of our back office systems and our customer care centers. For the year ended December 31, 2016, our investing activities consisted of subscriber system asset additions and deferred subscriber installation costs of $469 million and cash paid for customer contracts for electronic security services generated under the ADT authorized dealer program and bulk account purchases of $407 million. We also paid $78 million for capital expenditures.

In addition, in 2016, we received net proceeds of $42 million from the termination of derivative financial instruments transactions related to the ADT Acquisition. Furthermore, proceeds received from other investing activities of $29 million is primarily related to the release of restricted cash associated with the Protection One and ASG Acquisitions.

For the period from Inception through December 31, 2015 and January 1, 2015 through June 30, 2015, the net cash used in investing activities was primarily attributable to cash paid for the Protection One Acquisition and the ASG Acquisition, net of cash acquired, of $1,988 million and other acquisitions of businesses of $9 million, respectively. Also included in investing activities for each of these periods were deferred subscriber installation costs of $30 million and $25 million associated with the installation of Company-owned security systems. Furthermore, other investing activities included $39 million of payments primarily related to restricted cash associated with the Formation Transactions.

For the year ended December 31, 2014, the net cash used in investing activities primarily included cash paid for deferred subscriber installation costs of $49 million associated with the installation of Company-owned security systems. Additionally, we paid $9 million for capital expenditures.

Cash Flows from Financing Activities

For the year ended December 31, 2016, the net cash provided by financing activities was primarily attributable to proceeds from borrowings, and equity capital contributions, as well as proceeds from the issuance of the Koch Preferred Securities to fund the ADT Acquisition. The proceeds, as well as repayments from long-term borrowings, was also primarily attributable to the amendments to the First Lien Credit Facilities that occurred on May 2, 2016, June 23, 2016, and December 28, 2016. Additionally, repayments from long-term borrowings includes $260 million of voluntary prepayments of the outstanding principal balance on the Second Lien Term B Loan, as well as a $22 million pay down of the outstanding balance on the 2020 Revolving Credit Facility. We also incurred approximately $104 million in deferred financing costs associated with the long-term borrowings and the issuance of the Koch Preferred Securities discussed above, and paid other financing activities of $35 million primarily associated with escrow payments to former ASG and Protection One shareholders in connection with the Formation Transactions.

For the period from Inception through December 31, 2015 and January 1, 2015 through June 30, 2015, the net cash provided by financing activities was primarily attributable to the proceeds from borrowings and equity contributions to finance the Formation Transactions and the associated debt issuance costs.

For the year ended December 31, 2014, the net cash provided by financing activities primarily consisted of proceeds received from new borrowings of $98 million, which was partially offset by principal payments on our long-term debt and capital lease payments of $11 million.

COMMITMENTS AND CONTRACTUAL OBLIGATIONS

The following table provides a summary of our commitments and contractual obligations for debt, minimum lease payment obligations under non-cancelable leases, and other obligations as of December 31, 2016.

	2017	2018	2019	2020	2021	Thereafter	Total
	(in thousands)
Debt principal(1)	$27,626	$27,626	$27,626	$327,626	$1,167,626	$8,214,471	$9,792,601
Interest payments(2)	605,105	619,418	629,232	625,607	611,601	954,102	4,045,065
Preferred securities including dividends(3)	83,607	86,553	87,763	88,781	89,119	1,501,711	1,937,534
Operating leases	63,051	57,677	47,701	36,841	20,792	28,609	254,671
Capital leases(4)	14,945	12,657	10,052	7,759	5,081	2,435	52,929
Purchase obligations(5)	184,926	4,765	1,054	—	—	—	190,745

Total contractual cash obligations(6)	$979,260	$808,696	$803,428	$1,086,614	$1,894,219	$10,701,328	$16,273,545

(1)	Debt principal consists of short-term and long-term debt obligations, and excludes capital lease obligations and other, debt discounts, deferred financing costs, and interest. Future obligations related to debt assumed in the ADT Acquisition are based on principal balances due at maturity, and exclude amounts related to the purchase accounting fair value adjustments.
(2)	Interest payments represent estimated interest payments on our outstanding debt balance as of December 31, 2016. The interest payments assume the outstanding borrowings under our Revolving Credit Facilities were $140 million for all periods presented above. Interest payments are calculated based on a Forward 3-Month LIBOR curve (or floor, whichever is higher) plus the applicable margin in effect at December 31, 2016. The actual interest rates on the variable indebtedness incurred and the amount of our indebtedness could vary from those used to compute the above interest payments.
(3)	Represents our dividend obligation associated with the Koch Preferred Securities. The table above includes estimated dividend payments, and assumed payment of the aggregate stated value amount of $750 million in full at May 2, 2030, which is the date of the mandatory redemption. Dividend payments are calculated based on a rate of the five year U.S. Treasury yield in effect at December 31, 2016 plus 9.00% per annum, with a floor of 1.25%. Dividends paid on the Koch Preferred Securities are presented as interest expense.
(4)	Capital leases reflect the principal amount of capital lease obligations, including related interest.
(5)

Purchase obligations consist of commitments related to agreements for purchases of goods and services, including purchase orders, entered into in the ordinary course of business. The purchase obligations in the table above primarily relate to an existing supply and purchasing agreement, as amended, between The ADT Corporation and one of its suppliers for the purchase of certain security system equipment and components. The agreement provides that The ADT Corporation meet minimum purchase requirements, which are subject to adjustments based on certain performance conditions. The agreement expires on December 31, 2017.
(6)	Total contractual cash obligations in the table above exclude income taxes as we are unable to make a reasonably reliable estimate of the timing for the remaining payments in future years. As of December 31, 2016, we had unrecognized tax benefits of $102 million. Accrued interest and penalties related to the unrecognized tax benefits were not material. Refer to Note 8 to the Company’s audited consolidated financial statements included elsewhere in this prospectus for further information.

As of December 31, 2016, standby letters of credit primarily relating to our insurance programs were $53 million.

We may also be required to make mandatory prepayments on outstanding term loan borrowings with our excess cash flow, as defined in the First Lien Credit Agreement, if it exceeds certain specified thresholds beginning in 2018.

As of September 30, 2017, there have been no material changes to the commitments and contractual obligations table above outside the ordinary course of business, except as noted below.

Debt Principal and Interest Payments

Our debt principal and interest payments have changed as a result of the activity related to our debt as discussed in Note 4 to the Company’s audited consolidated financial statements included elsewhere in this prospectus.

Purchase Obligations

In May 2017, we entered into an agreement with one of our suppliers for the purchase of certain security system equipment and components. Based on certain milestones in the agreement, the Company could potentially be required to make purchases in aggregate of up to $150 million over a multi-year period. As of September 30, 2017, the Company does not have any purchase obligation under this agreement.

OFF-BALANCE SHEET ARRANGEMENTS

There were no material off-balance sheet arrangements as of December 31, 2016 or September 30, 2017.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of the consolidated financial statements in conformity with GAAP requires management to use judgment in making estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenue and expenses. The following accounting policies are based on, among other things, judgments and assumptions made by management that include inherent risks and uncertainties. Management’s estimates are based on the relevant information available at the end of each period. Actual results could differ materially from these estimates under different assumptions or market conditions.

Revenue Recognition

Substantially all of our revenue is generated by contractual monthly recurring fees received for monitoring services provided to customers. Revenue from monitoring services is recognized as those services are provided to customers. Customer billings for services not yet rendered are deferred and recognized as revenue as the services are rendered. The balance of deferred revenue is included in current liabilities or long-term liabilities, as appropriate.

For transactions in which we retain ownership of the security system, non-refundable fees (referred to as deferred subscriber acquisition revenue) received in connection with the initiation of a monitoring contract are deferred and amortized over the estimated life of the customer relationship.

Sales of security monitoring systems, whereby ownership of the system is transferred to the customer, may have multiple elements, and can include equipment, installation, monitoring services, and maintenance agreements. We determine the deliverables under such arrangements, as well as the appropriate units of accounting for those deliverables. Revenues associated with the sale of equipment and related installations are recognized once delivery, installation, and customer acceptance is completed, while the revenue for monitoring and maintenance services are recognized as those services are rendered.

Early termination of the contract by the customer results in a termination charge in accordance with the customer contract, which is recognized when collectability is reasonably assured.

Subscriber System Assets and Deferred Subscriber Acquisition Costs

We capitalize certain costs associated with transactions in which we retain ownership of the security system. These costs include equipment, installation costs, and other direct and incremental costs. Subscriber system assets represent capitalized equipment and installation costs incurred in connection with transactions where we retain ownership of the security system. Upon customer termination, we may retrieve such assets. Deferred subscriber acquisition costs primarily represent direct and incremental selling expenses (i.e., commissions) related to acquiring the customer. Commissions paid in connection with the establishment of the monitoring contract generally do not exceed deferred subscriber acquisition revenue.

Subscriber system assets and any related deferred subscriber acquisition costs and deferred subscriber acquisition revenue resulting from the customer acquisition are accounted for using pools based on the month and year of acquisition. We amortize our pooled subscriber system assets and related deferred costs and deferred revenue using an accelerated method over the expected life of the customer relationship, which is 15 years. In cases where deferred subscriber acquisition costs are in excess of deferred customer acquisition revenues, we amortize such costs over the initial term of the contract on a straight-line basis. We periodically perform lifing studies to estimate the expected life of the customer relationship and the attrition pattern of our customers. The lifing studies are based on historical customer terminations and are used to establish the amortization rates of our customer account pools in order to reflect the pattern of future benefit. The results of the lifing studies indicate that we can expect attrition to be the greatest in the initial years of asset life; therefore, an accelerated method best matches the future amortization cost with the estimated revenue stream from these customer pools.

Definite-Lived Intangible Assets

Definite-lived intangible assets primarily include customer and dealer relationships that originated from the Formation Transactions and the ADT Acquisition. The amortizable life and method of amortization of our customer relationship intangible assets are based on the estimated timing of expected future revenue from customer accounts, and average customer account life. The amortizable life and method of amortization of our dealer relationship intangible assets are based on the estimated longevity of the underlying dealer network and the attrition of those respective dealers that existed as of the Formation Transactions and the ADT Acquisition, respectively.

Certain contracts and related customer relationships are generated from an external network of independent dealers who operate under the ADT authorized dealer program. These contracts and related customer relationships are recorded at their contractually determined purchase price. During the charge-back period, generally twelve to fifteen months, any cancellation of monitoring service, including those that result from customer payment delinquencies, results in a charge-back by the Company to the dealer for the full amount of the contract purchase price. We record the amount charged back to the dealer as a reduction of the intangible assets.

Definite-lived intangible assets arising from the ADT authorized dealer program, as described above, are accounted for using pools based on the month and year of acquisition. We amortize our pooled dealer intangible assets using an accelerated method over the expected life of the pool of customer relationships, which is 15 years.

Long-Lived Assets

We review long-lived assets held and used by us, including property and equipment, definite-lived intangible assets, and deferred subscriber acquisition costs, for impairment whenever events or changes in business circumstances indicate that the carrying amount of an asset or asset group may not be fully recoverable. If an impairment is determined to exist, we calculate any related impairment loss based on the difference between the fair value and carrying values of the respective assets or asset groups.

Impairments on long-lived assets to be disposed of are determined based upon the fair value less the cost to sell the applicable assets. The calculation of the fair value of long-lived assets is based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk. There were no material long-lived asset impairments recorded in the consolidated financial statements.

Goodwill

We assess goodwill for impairment annually or more frequently if events or changes in business circumstances indicate that it is more likely than not that the carrying value of a reporting unit exceeds its fair value. In performing these assessments, management relies on various factors, including operating results, business plans, economic projections, anticipated future cash flows, and other market data. There are inherent uncertainties related to these factors and judgment is required in applying them to the goodwill impairment test. Historically, our annual goodwill impairment test was performed on the first day of our third quarter. Subsequent to the completion of the third quarter 2016 annual goodwill impairment test, we changed our annual impairment test date to the first day of our fourth quarter of each year in order to align the annual impairment test dates for our goodwill and indefinite-lived intangible assets across all of our reporting units with our budgeting and forecasting cycle.

Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions and factors. As a result, there can be no assurance that the estimates and assumptions made for purposes of the annual goodwill impairment test will prove to be accurate predictions of the future. Examples of events or circumstances that could reasonably be expected to negatively affect the underlying key assumptions and ultimately impact the estimated fair value of the business may include such items as: a prolonged downturn in the business environment; changes in economic conditions that significantly differ from our assumptions in timing or degree; volatility in equity and debt markets resulting in higher discount rates; and unexpected regulatory changes.

As discussed in Note 4 to the audited consolidated financial statements, and as part of our 2016 goodwill impairment tests, we performed a quantitative goodwill impairment test for all of our reporting units. A quantitative test was performed over the Retail and Wholesale reporting units on July 1, 2016, and a quantitative test was performed over the ADT United States and ADT Canada reporting units on October 1, 2016. The fair value for each reporting unit was determined using a discounted cash flow method. Key assumptions for computing fair value included discount rates, long term growth rates, foreign currency exchange rate, and cash flow projections for each of our reporting units. Based on the results of our step one testing, the fair values of each of our reporting units exceeded their carrying values. Therefore, step two of the goodwill impairment test was not required and no goodwill impairment was recognized for 2016.

In connection with our annual impairment test date change, we also qualitatively tested the goodwill associated with the Retail and Wholesale reporting units for impairment as of October 1, 2016, and concluded that it was not more likely than not that the fair value of the Retail and Wholesale reporting units were less than their respective carrying values.

In connection with the change in our reporting units during the second quarter of 2017, as discussed in Note 1 to the unaudited and audited consolidated financial statements, we tested goodwill for the historical Retail, Wholesale, and ADT United States reporting units prior to and immediately after this change. The fair values of the reporting units tested were determined under a discounted cash flow approach which utilized forecasted cash flows that were then discounted using an estimated weighted-average cost of capital of market participants. In determining fair value, management relies on and considers a number of factors, including operating results, business plans, economic projections, anticipated future cash flows, and other market data. There are inherent uncertainties related to these factors which require judgment in applying them during these impairment tests. As a result of the impairment tests, the fair values of the historical Retail, Wholesale, and ADT United States reporting units each substantially exceeded its respective carrying value, resulting in no impairment.

While our goodwill impairment tests resulted in fair values of goodwill in excess of carrying values, if our assumptions are not realized, or if there are changes in any of the assumptions in the future due to a change in economic conditions, it is possible that in the future an impairment charge may need to be recorded. We will continue to monitor the recoverability of our goodwill.

Business Combinations and Asset Acquisitions

We account for business combinations using the acquisition method of accounting. Under the acquisition method of accounting, our consolidated financial statements reflect the operations of an acquired business starting from the completion of the acquisition. In addition, the assets acquired and liabilities assumed are recorded at the date of acquisition at their estimated fair values, with any excess of the purchase price over the estimated fair values of the net assets acquired recorded as goodwill.

Significant judgment is required in estimating the fair value of intangible assets and in assigning their respective useful lives. Accordingly, we may engage third-party valuation specialists to assist us in these determinations. The fair value estimates are based on available historical information and on future expectations and assumptions deemed reasonable by management, but are inherently uncertain.

Additionally, as noted above, we purchase customer accounts from an external network of independent dealers who operate under the ADT authorized dealer program. Purchases of new accounts are considered asset acquisitions and are recorded at their contractually determined purchase price. During the charge-back period, generally twelve to fifteen months, any cancellation of monitoring service, including those that result from customer payment delinquencies, results in a charge-back by the Company to the dealer for the full amount of the contract purchase price. We record the amount charged back to the dealer as a reduction of the intangible assets.

Loss Contingencies

We record accruals for various contingencies including legal proceedings and other claims that arise in the normal course of business. The accruals are based on judgment, the probability of losses, and where applicable, the consideration of opinions of internal and/or external legal counsel and actuarially determined estimates. We record an accrual when a loss is deemed probable to occur and is reasonably estimable. Additionally, we record insurance recovery receivables from third-party insurers when recovery has been determined to be probable.

Income Taxes

For purposes of our consolidated financial statements, income tax expense, deferred tax balances, and tax carryforwards are recorded on a consolidated return basis for U.S. entities, and following the ADT Acquisition, on a standalone basis for Canadian entities.

In determining taxable income for our consolidated financial statements, we must make certain estimates and judgments. These estimates and judgments affect the calculation of certain tax liabilities and the determination of the recoverability of certain of the deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenue and expense.

In evaluating our ability to recover our deferred tax assets, we consider all available positive and negative evidence including our past operating results, the existence of cumulative losses in the most recent years, and our forecast of future taxable income. In estimating future taxable income, we develop assumptions including the amount of future pre-tax operating income, adjustments to temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates we are using to manage our underlying businesses.

We do not have any significant valuation allowances against our net deferred tax assets.

Changes in tax laws and rates could also affect recorded deferred tax assets and liabilities in the future. We record the effect of a tax rate or law change on our deferred tax assets and liabilities in the period of enactment. Future tax rate or law changes could have a material effect on our results of operations, financial condition, or cash flows.

In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations in the United States and Canada. We recognize potential liabilities and record tax liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on estimates of whether, and the extent to which, additional taxes will be due in accordance with the authoritative guidance regarding the accounting for uncertain tax positions. These tax liabilities are reflected net of related tax loss carryforwards. We adjust these reserves in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. If our estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities would result in tax benefits being recognized in the period when we determine the liabilities are no longer necessary.

ACCOUNTING PRONOUNCEMENTS

See the consolidated financial statements included in this prospectus for information about recent accounting pronouncements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Our operations include activities in the U.S. and Canada. These operations expose us to a variety of market risks, including the effects of changes in interest rates and foreign currency exchange rates. We monitor and manage these financial exposures as an integral part of our overall risk management program. Our policies allow for the use of specified financial instruments for hedging purposes only. Use of derivatives for speculation purposes is prohibited.

Interest Rate Risk

Our debt includes fixed-rate, variable-rate debt, and Revolving Credit Facilities that bear interest based on LIBOR. As a result, we are exposed to fluctuations in interest rates on our long-term debt. The carrying value of our long-term debt, excluding capital lease and other long term obligations, was $9,464 million and $1,332 million as of December 31, 2016 and December 31, 2015, respectively. The fair value of our long-term debt, excluding capital lease and other long term obligations, was $10,014 million and $1,351 million as of

December 31, 2016 and December 31, 2015, respectively. As of December 31, 2016, a hypothetical 10% increase or decrease in interest rates would change the fair value of our fixed-rate debt by approximately $282 million. As of December 31, 2016, the exposure associated with our variable-rate borrowings to a hypothetical 10% increase or decrease in interest rates would not be material to earnings, fair values, or cash flows. As of September 30, 2017, our exposure to fluctuations in interest rates did not materially change subsequent to December 31, 2016.

To help manage borrowing costs, we may from time to time enter into interest rate swap transactions with financial institutions acting as principal counterparties. As of December 31, 2016, we did not have any interest rate swap contracts outstanding. In April 2017, we entered into interest rate swap contracts with notional amounts aggregating $1,000 million, to hedge a portion of our variable rate debt under our First Lien Credit Facilities. Refer to Note 7 to the unaudited consolidated financial statements included elsewhere in this prospectus for more information about our derivatives.

Foreign Currency Risk

We have exposure to the effects of foreign currency exchange rate fluctuations on the results of our Canadian operations. Our Canadian operations use the Canadian dollar to conduct business, but our results are reported in U.S. dollars.

We are exposed to the foreign currency exchange rate fluctuations to the extent that we enter into transactions denominated in currencies other than our subsidiaries’ respective functional currencies. We may from time to time use financial derivatives, which may include forward foreign currency exchange contracts and foreign currency options, to hedge this risk. We generally do not hedge investments in foreign subsidiaries if such investments are long-term in nature. We hedge our exposure to fluctuations in foreign currency exchange rates through the use of forward foreign currency exchange contracts.

Our largest exposure to foreign exchange rates relates to the Canadian dollar against the U.S. dollar. The Company recognized net foreign currency gains of $27 million and losses of $16 million for the nine months ended September 30, 2017 and year ended December 31, 2016, respectively, related to the translation of monetary assets and liabilities that are denominated in currencies other than the underlying functional currency of the applicable entity, and primarily relate to intercompany loans. Such amounts are included in other income (expense) in the consolidated statements of operations.

COVENANT ADJUSTED EBITDA

We present the non-GAAP measure Covenant Adjusted EBITDA, which is defined in the indenture governing the Prime Notes and the First Lien Credit Facilities as “EBITDA,” as a supplemental measure of our performance and ability to service debt and incur additional debt. For instance, the indenture governing the Prime Notes contains limitations on the incurrence or guarantee of additional indebtedness, subject to certain exceptions, including, but not limited to, the ability to incur additional indebtedness if on the date of such incurrence, after giving effect to such incurrence Prime Borrower’s ratio of Covenant Adjusted EBITDA to fixed charges for the most recently ended four full fiscal quarters would have been at least 2.00 to 1.00. Covenant Adjusted EBITDA is also important in measuring certain other restrictions imposed on Prime Borrower and its subsidiaries under the Prime Notes and the Credit Facility, such as their ability to make investments, distribute dividends, and pledge some or all of their assets. Additionally, the Revolving Credit Facilities include a springing financial maintenance covenant that requires Prime Borrower’s ratio of consolidated net debt secured by first-priority liens on the collateral to last twelve month’s Covenant Adjusted EBITDA not to exceed 3.30 to 1.00. The covenant will be tested quarterly when the Revolving Credit Facilities are more than 30.0% drawn (excluding outstanding cash collateralized letters of credit), and will be a condition to drawings under the Revolving Credit Facilities that would result in more than 30.0% drawn thereunder.

For the twelve months ended September 30, 2017, Covenant Adjusted EBITDA was $2,662 million, and Prime Borrower’s net first lien senior secured leverage ratio was 2.7x to 1.00, excluding the impact of the Koch Preferred Securities. As of September 30, 2017, the borrowings under the Revolving Credit Facilities were less than 30.0% of the outstanding commitments; therefore, the springing financial maintenance covenant under the Revolving Credit Facilities was not in effect.

Under the indenture governing the Prime Notes and the First Lien Credit Agreement governing the First Lien Credit Facilities, Prime Borrower is allowed to add back certain non-cash and non-recurring charges or gains that are deducted in calculating net income. All such expenses are set forth in the table below. The Prime Notes and the First Lien Credit Facilities require the calculation of Covenant Adjusted EBITDA to be based on the financial statements of Prime Borrower, our main operating entity, which is the issuer of the Prime Notes and the borrower under the First Lien Credit Facilities. The financial statements of Prime Borrower are not included in this prospectus. The financial statements of Prime Borrower are different from the financial statements of the Company only in so far that they do not account for the Koch Preferred Securities. As a result, Covenant Adjusted EBITDA is the same for both Prime Borrower and the Company.

Our calculation of Covenant Adjusted EBITDA is presented below and is based on the financial statements of ADT Inc. and is substantially consistent with the Covenant Adjusted EBITDA of Prime Borrower:

Twelve Months Ended September 30, 2017
(in thousands)
Net loss	$(380,506)
Interest expense, net	737,579
Income tax benefit	(75,378)
Depreciation and intangible asset amortization	1,814,823
Merger, restructuring, integration, and other costs(1)	77,098
Financing and consent fees(2)	66,017
Foreign currency gains(3)	(27,067)
Loss on extinguishment of debt(4)	16,573
Purchase accounting deferred revenue fair value adjustment(5)	3,497
Other non-cash items(6)	14,252
Radio conversion costs(7)	17,334
Amortization of deferred subscriber acquisition costs and revenue, net(8)	6,870
Share-based compensation expense(9)	10,360
Management fees and other charges(10)	26,062

Adjusted EBITDA	2,307,514
Gross subscriber acquisition cost expenses, net(11)	354,649

Covenant Adjusted EBITDA	$2,662,163

(1)	Represents direct and incremental costs resulting from acquisitions made by the Company, primarily associated with the ADT Acquisition, which occurred on May 2, 2016 and certain related restructuring and integration efforts as a result of those acquisitions, as well as certain other impairment charges associated with cost method investments.
(2)	Represents fees associated with amendments and restatements to our First Lien Credit Agreement. Nine months ended September 30, 2017, also includes fees paid related to the Special Dividend and fees incurred related to the 2017 Incremental Term B-1 Loan.
(3)	Relates to the translation of monetary assets and liabilities that are denominated in Canadian dollars, primarily due to intercompany loans.
(4)	Represents the write-off of debt discount and issuance costs associated with certain repayments of our outstanding debt, as well as amendments and restatements to our First Lien Credit Agreement.
(5)	Includes purchase accounting adjustments related to fair value of deferred revenue under GAAP.
(6)	Primarily represents certain asset write downs associated with cost method investments.
(7)	Represents costs associated with our program that began in 2015 to upgrade cellular technology used in many of our security systems.
(8)	Represents non-cash amortization expense associated with deferred subscriber acquisition costs, net of non-cash amortization deferred installation revenue.
(9)	Share-based compensation expense represents compensation expense associated with our equity compensation plans. Refer to Note 12 to the Company’s audited consolidated financial statements for additional information.
(10)	Primarily represents fees paid under the Management Consulting Agreement (see “Certain Relationships and Related Party Transactions—Management Consulting Agreement”).
(11)	Represents costs in our statement of operations associated with the acquisition of customers, net of revenue associated with the sale of equipment.

Our presentation of Covenant Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by the adjustments included above. Covenant Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity. Covenant Adjusted EBITDA has limitations as an analytical tool and should not be viewed in isolation or as a substitute for GAAP measures of earnings. See “Use of Non-GAAP Financial Information.”

SUPPLEMENTAL MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We believe this section provides additional information to investors about our financial performance in a manner consistent with how management views our performance. The presentation of supplemental pro forma results is for informational purposes only and is prepared on a basis consistent with Article 11 of Regulation S-X, however, it does not constitute Article 11 pro forma financial information since it reflects the ADT Acquisition and the Formation Transactions as if they had occurred on January 1, 2015.

The unaudited supplemental pro forma nine months ended September 30, 2016, supplemental pro forma year ended December 31, 2016, and supplemental pro forma year ended December 31, 2015 presented herein reflect the ADT Acquisition and the Formation Transactions as if they had occurred on January 1, 2015, to the extent they have not been fully reflected in our historical consolidated financial statements included elsewhere in this prospectus. These unaudited supplemental pro forma results of operations disclosures are not impacted by, nor adjusted for, the impact from the completion of this offering, the issuance of common stock, and the use of the proceeds from this offering as described in the section entitled “Use of Proceeds.”

We have presented below the financial information and operating results for the following:

•	nine months ended September 30, 2017, on a historical basis compared to the nine months ended September 30, 2016 on a supplemental pro forma basis; and

•	year ended December 31, 2016 compared to the year ended December 31, 2015, in each case on supplemental pro forma basis.

Additionally, we have presented notes to our unaudited supplemental pro forma financial information which describe all supplemental pro forma adjustments and their underlying assumptions.

The unaudited supplemental pro forma financial information set forth below is based upon available information and assumptions that we believe are reasonable. The historical financial information has been adjusted to give effect to supplemental pro forma events that are: (1) directly attributable to the ADT Acquisition and the Formation Transactions; (2) factually supportable; and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited supplemental pro forma financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of our financial condition or results of operations had the above transactions occurred on the date indicated. The unaudited supplemental pro forma financial information also should not be considered representative of our future financial condition or results of operations.

Nine Months Ended September 30, 2017 Compared with Unaudited Supplemental Pro Forma Nine Months Ended September 30, 2016

	Nine Months Ended September 30, 2017	Supplemental Pro Forma Nine Months Ended September 30, 2016(1)	Change	% Change
	(in thousands, except as otherwise indicated)
Results of Operations:
Monitoring and related services	$3,017,026	$2,960,628	$56,398	2%
Installation and other	192,944	151,639	41,305	27%

Total revenue	3,209,970	3,112,267	97,703	3%
Cost of revenue	658,095	641,616	16,479	3%
Selling, general and administrative expenses	923,048	941,364	(18,316)	(2)%
Depreciation and intangible asset amortization	1,387,245	1,155,145	232,100	20%
Merger, restructuring, integration, and other costs	54,170	65,403	(11,233)	(17)%

Operating income	187,412	308,739	(121,327)	(39)%
Interest expense, net	(553,529)	(565,956)	12,427	(2)%
Other income (expense)	31,634	(39,323)	70,957	(180)%

Loss before income taxes	(334,483)	(296,540)	(37,943)	13%
Income tax benefit	38,922	87,830	(48,908)	(56)%

Net loss	$(295,561)	$(208,710)	$(86,851)	42%

Key Performance Indicators:(2)
RMR	$333,814	$327,228	$6,586	2%
Gross customer revenue attrition (percent)(3)	13.8%	15.2%	(1.4)% points	N/M
Adjusted EBITDA(4)	$1,754,383	$1,623,812	$130,571	8%

N/M—Not meaningful

(1)	Refer to Note 1 to Notes to the Unaudited Supplemental Pro Forma Financial Information presented in the Supplemental Management’s Discussion and Analysis of Financial Condition and Results of Operations.
(2)	Refer to the “—Key Performance Indicators” section for the definitions of these key performance indicators.
(3)	Gross customer revenue attrition (percent) as of September 30, 2016 is presented on a pro forma basis for The ADT Corporation business.
(4)	Adjusted EBITDA and Supplemental Pro Forma Adjusted EBITDA are non-GAAP measures. Refer to the “—Non-GAAP Measures” section for the definition thereof and below for a reconciliation to net loss, the most comparable GAAP measure. This table presents our Adjusted EBITDA for the nine months ended September 30, 2017 and our Supplemental Pro Forma Adjusted EBITDA for the nine months ended September 30, 2016.

Revenue

Total revenue increased $98 million for the nine months ended September 30, 2017 as compared to the supplemental pro forma nine months ended September 30, 2016. This increase was a result of an increase in monitoring and related services of $56 million and an increase in installation and other revenue of $41 million.

The increase in monitoring and related services was primarily driven by a change in contractual monthly recurring fees for monitoring and other recurring services, which were favorably impacted by an improvement in average pricing, partially offset by lower customer volume. The improvement in average pricing was driven by price escalations on our existing customer base, as well as the addition of new customers at higher rates, largely due to an increase in ADT Pulse customers as compared to total customer additions. These factors also were the primary driver for an increase in RMR, which increased from $327 million as of September 30, 2016 to $334 million as of September 30, 2017. The decrease due to lower customer volume resulted from negative net customer additions, which was partially offset by improvements in gross customer revenue attrition of 1.4 percentage points, both of which resulted from our enhanced focus on high quality customer additions through our disciplined customer selection process.

The increase in installation and other revenue was primarily due to $27 million of additional revenue from the amortization of deferred installation revenue during the nine months ended September 30, 2017 as compared to the supplemental pro forma nine months ended September 30, 2016.

Cost of Revenue

Cost of revenue increased $16 million for the nine months ended September 30, 2017 as compared to the supplemental pro forma nine months ended September 30, 2016. The increase in cost of revenue was attributable to increased costs of approximately $22 million in maintenance and field service expenses incurred to lower customer backlog, partially offset by decreased customer service expenses of approximately $16 million, which consisted of reduced software license expenses related to a newly adopted cloud computing accounting standard, partially offset by an increase in customer service associated with enhanced customer revenue attrition improvement initiatives.

Selling, General and Administrative Expenses

Selling, general and administrative expenses decreased $18 million for the nine months ended September 30, 2017 as compared to the supplemental pro forma nine months ended September 30, 2016. Primarily included in selling, general and administrative expenses for the nine months ended September 30, 2017 were costs of approximately $64 million related to financing and consent fees paid in connection with the Koch Preferred Securities and amendments and restatements to the First Lien Credit Facilities and increased costs of approximately $28 million related to the amortization of deferred subscriber acquisition costs associated with direct and incremental costs incurred to acquire new customers. Such costs were offset by decreased radio conversion costs of $50 million, related to a program that began in 2015 to upgrade cellular technology used in many of our security systems, and decreased costs of approximately $37 million in selling and marketing costs and general and administrative expenses, as well as $29 million in advertising costs, primarily related to reductions in costs as a result of the integration of The ADT Corporation business.

Depreciation and Intangible Asset Amortization

Depreciation and intangible asset amortization increased $232 million for the nine months ended September 30, 2017, as compared to the supplemental pro forma nine months ended September 30, 2016. This increase was primarily attributable to increased depreciation expense of approximately $78 million related to subscriber system assets acquired in the ADT Acquisition, increased amortization of approximately $78 million related to new customer contracts acquired as a result of the ADT Authorized Dealer Program, increased amortization expense of $42 million associated with the Protection One trade name, which we began amortizing in July 2016, and increased software license expenses of $28 million related to a newly adopted cloud computing standard.

Merger, Restructuring, Integration, and Other Costs

Merger, restructuring, integration, and other costs decreased $11 million for the nine months ended September 30, 2017, as compared to the supplemental pro forma nine months ended September 30, 2016. Included in merger, restructuring, integration, and other costs during the nine months ended September 30, 2017 were certain impairment charges associated with cost method investments of $18 million, which was more than offset by a decrease of $28 million in restructuring and integration costs primarily associated with severance of certain former The ADT Corporation executives and employees in connection with the ADT Acquisition included in the supplemental pro forma nine months ended September 30, 2016 which did not recur in 2017.

Interest Expense, Net

Net interest expense decreased $12 million for the nine months ended September 30, 2017 as compared to the supplemental pro forma nine months ended September 30, 2016. Net interest expense is primarily comprised of interest expense on our long-term debt. The decrease in interest expense is primarily related to the voluntary paydown of our $260 million of Second Lien Term B Loan in July and October of 2016.

Other Income (Expense)

Other income (expense) is attributable to net foreign currency gains of $27 million for the nine months ended September 30, 2017, and losses of $16 million for the supplemental pro forma nine months ended September 30, 2016, related to the translation of monetary assets and liabilities that are denominated in Canadian dollars, primarily due to intercompany loans. Also included in other income (expense) are losses on extinguishment of debt for the nine months ended September 30, 2017, and supplemental pro forma nine months ended September 30, 2016 of $4 million and $16 million, respectively, related to the amendments and restatements of our First Lien Credit Facilities. Other expense for the supplemental pro forma nine months ended September 30, 2016 further includes a net loss on the settlement of derivative contracts that were executed to hedge future cash flows associated with the ADT Acquisition.

Income Tax Benefit

Income tax benefit for the nine months ended September 30, 2017 was $39 million as compared to $88 million for the supplemental pro forma nine months ended September 30, 2016, resulting in an effective tax rate of 11.6% as compared to an effective tax rate of 29.6% for the respective periods. The effective tax rate for the nine months ended September 30, 2017 primarily reflects the unfavorable impact from additional tax expense associated with an increase in our unrecognized tax benefits related to deductions claimed in The ADT Corporation’s pre-Separation from Tyco tax returns, as well as permanent non-deductible expenses.

Adjusted EBITDA and Supplemental Pro Forma Adjusted EBITDA

The following table presents a reconciliation of net loss to Adjusted EBITDA and Supplemental Pro Forma Adjusted EBITDA for the nine months ended September 30, 2017 and supplemental pro forma nine months ended September 30, 2016, respectively.

	Nine Months Ended September 30, 2017	Supplemental Pro Forma Nine Months Ended September 30, 2016
	(in thousands)
Net loss	$(295,561)	$(208,710)
Interest expense, net	553,529	565,956
Income tax benefit	(38,922)	(87,830)
Depreciation and intangible asset amortization	1,387,245	1,155,145
Merger, restructuring, integration, and other costs(1)	54,170	65,403
Financing and consent fees(2)	63,593	2,878
Foreign currency (gains) / losses(3)	(26,773)	16,336
Loss on extinguishment of debt(4)	4,331	16,051
Other non-cash items(5)	10,122	12,146
Radio conversion costs(6)	9,597	60,079
Amortization of deferred subscriber acquisition costs and revenue, net(7)	3,987	3,169
Share-based compensation expense(8)	8,498	8,246
Management fees and other charges(9)	20,567	14,943

Adjusted EBITDA	$1,754,383	N/A
Supplemental Pro Forma Adjusted EBITDA	N/A	$1,623,812

(1)	Represents post-acquisition restructuring and integration charges associated with various acquisitions and other asset impairments.
(2)	Financing and consent fees represents fees associated with (i) the Special Dividend, (ii) amendments and restatements to our First Lien Credit Facilities, and (iii) the 2017 Incremental First Lien Term B-1 Loan.
(3)	Foreign currency (gains) / losses relates to the translation of monetary assets and liabilities that are denominated in Canadian dollars, primarily due to intercompany loans.
(4)	Loss on extinguishment of debt for the nine months ended September 30, 2017 and supplemental pro forma nine months ended September 30, 2016 primarily relate to the write-off of debt discount and issuance costs associated with amendments and restatements to the First Lien Credit Facilities.
(5)	Represents other non-cash items such as certain asset write-downs, as well as a net loss on the settlement of derivative contracts that were executed to hedge future cash flows associated with the ADT Acquisition during the supplemental pro forma nine months ended September 30, 2016.
(6)	Represents costs associated with our program that began in 2015 to upgrade cellular technology used in many of our security systems.
(7)	Represents non-cash amortization expense associated with deferred subscriber acquisition costs, net of non-cash amortization of revenue associated with deferred installation revenue.
(8)	Share-based compensation expense represents compensation expense associated with our equity compensation plans. Refer to Note 12 to the Company’s audited consolidated financial statements.
(9)	The nine months ended September 30, 2017 and supplemental pro forma nine months ended September 30, 2016 includes $15 million and $15 million, respectively, of management fees to our Sponsor for certain management consulting and advisory services.

Adjusted EBITDA increased $131 million for the nine months ended September 30, 2017, as compared to the supplemental pro forma nine months ended September 30, 2016. This increase is primarily due to revenue growth. For further details on the drivers of this change, refer to the discussions above.

Unaudited Supplemental Pro Forma Year Ended December 31, 2016 Compared with Unaudited Supplemental Pro Forma Year Ended December 31, 2015

	Supplemental Pro Forma December 31, 2016(1)	Supplemental Pro Forma December 31, 2015(2)	Change	% Change
	(in thousands, except as otherwise indicated)
Results of Operations:
Monitoring and related services	$3,954,424	$3,897,107	$57,317	1%
Installation and other	212,492	160,135	52,357	33%

Total revenue	4,166,916	4,057,242	109,674	3%
Cost of revenue	869,689	807,536	62,153	8%
Selling, general and administrative expenses	1,238,923	1,331,326	(92,403)	(7)%
Depreciation and intangible asset amortization	1,574,219	1,591,410	(17,191)	(1)%
Merger, restructuring, integration, and other costs	86,186	33,224	52,962	159%

Operating income	397,899	293,746	104,153	35%
Interest expense, net	(750,006)	(768,789)	18,783	(2)%
Other (expense) income	(51,688)	4,422	(56,110)	N/M

Loss before income taxes	(403,795)	(470,621)	66,826	(14)%
Income tax benefit	118,854	189,251	(70,397)	(37)%

Net loss	$(284,941)	$(281,370)	$(3,571)	1%

Key Performance Indicators:(3)
RMR	$327,948	$322,106	$5,842	2%
Gross customer revenue attrition (percent)	14.8%	15.9%	(1.1)% points	N/M
Supplemental Pro Forma Adjusted EBITDA(4)	$2,176,943	$2,031,281	$145,662	7%

N/M—Not meaningful

(1)	Refer to Note 2 to Notes to the Unaudited Supplemental Pro Forma Financial Information Presented in the Supplemental Management’s Discussion and Analysis of Financial Condition and Results of Operations.

(2)	Refer to Note 3 to Notes to the Unaudited Supplemental Pro Forma Financial Information Presented in the Supplemental Management’s Discussion and Analysis of Financial Condition and Results of Operations.
(3)	Refer to the “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Key Performance Indicators” section for the definitions of these key performance indicators.
(4)	Supplemental Pro Forma Adjusted EBITDA is a non-GAAP measure. Refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures” section for the definition thereof and below for a reconciliation to net loss, the most comparable GAAP measure.

Revenue

Total revenue increased $110 million for the supplemental pro forma year ended December 31, 2016 as compared to the supplemental pro forma year ended December 31, 2015. This increase was a result of an increase in monitoring and related services of $57 million and an increase in installation and other revenue of $52 million.

The increase in monitoring and related services revenue was primarily driven by a change in contractual monthly recurring fees for monitoring and other recurring services, which were favorably impacted by an improvement in average pricing, partially offset by lower customer volume. The improvement in average pricing was driven by price escalations on our existing customer base, as well as the addition of new customers at higher rates, largely due to an increase in ADT Pulse customers as compared to total customer additions. These factors also were the primary driver for an increase in RMR, which increased from $322 million as of December 31, 2015 to $328 million as of December 31, 2016. The decrease due to lower customer volume resulted from a decrease in net customer additions, which was partially offset by improvements in gross customer revenue attrition of 1.1 percentage points from 15.9% for the year ended December 31, 2015 to 14.8% as of December 31, 2016, both of which resulted from our enhanced focus on high quality customer additions through our disciplined customer selection process.

The increase in installation and other revenue was primarily due to greater revenue of approximately $42 million for security related equipment sold outright to our customers for the supplemental pro forma year ended December 31, 2016, as compared to the supplemental pro forma year ended December 31, 2015.

Cost of Revenue

Cost of revenue increased $62 million for the supplemental pro forma year ended December 31, 2016, as compared to the supplemental pro forma year ended December 31, 2015. The increase in cost of revenue was attributable to (i) a $23 million increase in installation costs associated with the higher volume of sales where security related equipment is sold outright to the customer; and (ii) enhanced customer revenue attrition improvement initiatives, which resulted in an increase in customer service expenses of approximately $22 million and an increase maintenance expenses of approximately $18 million to lower customer backlog.

Selling, General and Administrative Expenses

Selling, general and administrative expenses decreased $92 million for the supplemental pro forma year ended December 31, 2016, as compared to the supplemental pro forma year ended December 31, 2015. This decrease primarily relates to a reduction in advertising costs of approximately $46 million, and a decrease in general and administrative expenses of approximately $39 million that were a result of synergies associated with the ADT Acquisition.

Depreciation and Intangible Asset Amortization

Depreciation and intangible asset amortization decreased $17 million for the supplemental pro forma year ended December 31, 2016, as compared to the supplemental pro forma year ended December 31, 2015. This decrease is primarily related to a decrease of approximately $99 million in amortization of definite-lived intangible assets and depreciation of subscriber system assets acquired in the ADT Acquisition and the Formation Transactions that were recognized on an accelerated basis. This decrease is partially offset by approximately $41 million of an increase in amortization expense primarily associated with the Protection One trade name, which we began amortizing in July 2016, and approximately $26 million of an increase in amortization expense on new customer contracts acquired under the ADT Authorized Dealer Program.

Merger, Restructuring, Integration, and Other Costs

Merger, restructuring, integration, and other costs increased by $53 million for the supplemental pro forma year ended December 31, 2016 as compared to the supplemental pro forma year ended December 31, 2015. Included in merger, restructuring, integration, and other costs were increased restructuring costs of $47 million primarily associated with severance of certain former The ADT Corporation executives and employees in connection with the ADT Acquisition, increased integration costs of $9 million primarily related to the integration of The ADT Corporation businesses, and other impairments of $13 million during the year ended December 31, 2016. These were offset by decreased acquisition costs of $16 million.

Interest Expense, Net

Net interest expense decreased $19 million for the supplemental pro forma year ended December 31, 2016 as compared to the supplemental pro forma year ended December 31, 2015. Net interest expense is primarily comprised of interest expense on our long-term debt. The decrease in interest expense is primarily related to the voluntary paydown of our $260 million of second lien notes in July and October 2016.

Other (Expense) Income

Other expense increased $56 million for the supplemental pro forma year ended December 31, 2016 as compared to the supplemental pro forma year ended December 31, 2015. Other expense for the supplemental pro forma year ended December 31, 2016 primarily includes (i) net foreign currency losses of $16 million from the translation of monetary assets and liabilities that are denominated in Canadian dollars, most of which relates to intercompany loans, and (ii) losses on extinguishment of debt of $28 million primarily relating to the write-off of debt discount and issuance costs associated with the voluntary paydown of $260 million of the second lien notes in July and October of 2016 and the amendments to the First Lien Credit Facilities as of June 23, 2016 and December 28, 2016.

Income Tax Benefit (Expense)

Income tax benefit for the supplemental pro forma year ended December 31, 2016 was $119 million, compared with $189 million for the supplemental pro forma year ended December 31, 2015, resulting in an effective tax rate of 29.4% compared with an effective tax rate of 40.2% for the same periods. The change in the effective tax rate and income tax benefit primarily reflects the impact of permanent items mainly related to non-deductible acquisition costs associated with the ADT Acquisition.

Supplemental Pro Forma Adjusted EBITDA

The following table presents a reconciliation of net loss to Supplemental Pro Forma Adjusted EBITDA for the supplemental pro forma year ended December 31, 2016 and December 31, 2015.

	Supplemental Pro Forma December 31, 2016	Supplemental Pro Forma December 31, 2015
	(in thousands)
Net loss	$(284,941)	$(281,370)
Interest expense, net	750,006	768,789
Income tax benefit	(118,854)	(189,251)
Depreciation and intangible asset amortization	1,574,219	1,591,410
Merger, restructuring, integration, and other costs(1)	86,186	33,224
Financing and consent fees(2)	5,302	—
Foreign currency losses(3)	16,042	—
Loss on extinguishment of debt(4)	28,293	—
Other non-cash items(5)	16,276	—
Radio conversion costs(6)	67,816	60,410
Amortization of deferred subscriber acquisition costs and revenue, net(7)	6,052	1,063
Share-based compensation expense(8)	10,108	28,103
Management fees and other charges(9)	20,438	18,903

Supplemental Pro Forma Adjusted EBITDA	$2,176,943	$2,031,281

(1)	Represents post-acquisition restructuring and integration charges associated with various acquisitions and other asset impairments.
(2)	Represents fees associated with our First Lien Credit Facilities.
(3)	Foreign currency losses relate to the translation of monetary assets and liabilities that are denominated in Canadian dollars, primarily due to intercompany loans.
(4)	Loss on extinguishment of debt of $28 million for the supplemental pro forma year ended December 31, 2016 primarily relates to the write-off of debt discount and issuance costs associated with the voluntary paydown of $260 million of the second lien term loans in July and October of 2016 and the amendments and restatements to the First Lien Credit Facilities as of June 23, 2016 and December 28, 2016.
(5)	Other non-cash items for the supplemental pro forma year ended December 31, 2016 primarily include a net loss on the settlement of derivative contracts that were executed to hedge future cash flows associated with the ADT Acquisition, as well as other non-cash items including certain asset write-downs.
(6)	Represents costs associated with our program that began in 2015 to upgrade cellular technology used in many of our security systems.
(7)	Represents non-cash amortization expense associated with deferred subscriber acquisition costs, net of non-cash amortization of revenue associated with deferred installation revenue.
(8)	Share-based compensation expense represents compensation expense associated with our equity compensation plans. Refer to Note 12 to the Company’s audited consolidated financial statements.
(9)	Includes $20 million of management fees to our Sponsor for certain management consulting and advisory services for the supplemental pro forma year ended December 31, 2016 and supplemental pro forma year ended December 31, 2015.

Adjusted EBITDA increased $146 million for the supplemental pro forma year ended December 31, 2016 as compared to the supplemental pro forma year ended December 31, 2015. This increase was driven by an increase in revenue as well as a reduction in selling, general and administrative expenses, which were partially offset by an increase in cost of revenue and foreign currency losses from the translation of monetary assets and liabilities that are denominated in Canadian dollars, most of which relates to intercompany loans.

For further details on the drivers of these changes, refer to the discussions above.

NOTES TO THE UNAUDITED SUPPLEMENTAL PRO FORMA FINANCIAL INFORMATION PRESENTED IN THE SUPPLEMENTAL MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

1. Unaudited Supplemental Pro Forma Statement of Operations for the Nine Months Ended September 30, 2016

	ADT Inc. Historical	The ADT Corporation Historical 1(a)	Acquisition Adjustments			Supplemental Pro Forma Nine Months Ended September 30, 2016
	(in thousands)
Monitoring and related services	$1,757,923	$1,143,357	$59,348	1	(b)	$2,960,628
Installation and other	140,691	69,352	(58,404)	1	(b)	151,639

Total revenue	1,898,614	1,212,709	944	1	(b)	3,112,267
Cost of revenue	465,357	176,259	—			641,616
Selling, general and administrative expenses	561,337	425,315	(45,288)	1	(c)	941,364
Depreciation and intangible asset amortization	805,389	394,827	(45,071)	1	(d)	1,155,145
Merger, restructuring, integration, and other costs	370,860	46,595	(352,052)	1	(e)	65,403

Operating (loss) income	(304,329)	169,713	443,355			308,739
Interest expense, net	(337,441)	(71,605)	(156,910)	1	(f)	(565,956)
Other (expense) income	(39,567)	244	—			(39,323)

(Loss) income before income taxes	(681,337)	98,352	286,445			(296,540)
Income tax benefit (expense)	229,695	(31,869)	(109,996)	1	(g)	87,830

Net (loss) income	$(451,642)	$66,483	$176,449			$(208,710)

1(a)	Refer to Note 1 to the “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this prospectus for a discussion on the presentation of The ADT Corporation’s historical statement of operations through May 1, 2016, the day prior to the completion of the ADT Acquisition.

1(b)	Reflects the impact of:

(i)	the reversal of a purchase accounting adjustment related to the write-down to fair value of deferred revenue associated with services not yet rendered of $59 million that is directly related to the ADT Acquisition, but does not have a continuing impact on the Company; and

(ii)	the elimination of The ADT Corporation historical amortization of deferred installation revenue of $58 million as a result of the purchase price allocation for the ADT Acquisition as if the acquisition had occurred on January 1, 2015 because the application of this purchase accounting adjustment has a continuing impact on the Company.

1(c)	Reflects the impact of:

(i)	the elimination of The ADT Corporation historical amortization of deferred subscriber acquisition costs of $52 million as a result of the purchase price allocation for the ADT Acquisition as if the acquisition had occurred on January 1, 2015 because the application of this purchase accounting adjustment has a continuing impact on the Company; and

(ii)	an increase in management fees of $7 million associated with the Management Consulting Agreement directly related to the ADT Acquisition as if the acquisition had occurred on January 1, 2015 because it has a continuing impact on the Company due to the term of the agreement (see “Certain Relationships and Related Party Transactions—Management Consulting Agreement”).

1(d)	To record the following net decrease in depreciation and intangible asset amortization as a result of the purchase price allocation associated with the ADT Acquisition:

Nine Months Ended September 30, 2016
(in thousands)
Amortization of intangible assets(i)	$221,197
Subscriber system asset and property and equipment depreciation(ii)	128,559
Elimination of historical The ADT Corporation depreciation and amortization expense	(394,827)

Net supplemental pro forma adjustment	$(45,071)

(i)	Primarily consists of amortization of customer relationships and dealer relationships under the ADT Authorized Dealer Program. As of the acquisition date, customer relationships have a weighted average remaining useful life of approximately 6 years, and are amortized on an accelerated basis.
(ii)	As of the acquisition date, subscriber system asset have a weighted average remaining useful life of approximately 7 years, and are depreciated on an accelerated basis. Property and equipment depreciation have a remaining average life of 3 years and are depreciated on a straight-line basis.

1(e)	To remove transaction costs associated with the ADT Acquisition, as these costs will not have a continuing impact on the Company’s results.

1(f)	To record incremental interest expense (including related amortization of debt issuance costs and discount) of $168 million associated with borrowings to fund the ADT Acquisition as a result of (1) the incremental first lien term loan facility of $1,555 million, (2) the issuance of $3,140 million of Prime Notes, (3) the amortization of issuance costs and fees associated with the $255 million 2021 Revolving Credit Facility, (4) the Koch Preferred Securities, which have an aggregate stated value of $750 million (dividends for the Koch Preferred Securities are recorded as interest expense), and (5) the amortization of the fair value adjustment made to the ADT Notes assumed as a result of the acquisition. These increases are net of the removal of interest expense of $11 million on the portion of The ADT Corporation debt repaid (including related amortization of capitalized debt acquisition costs) in connection with the consummation of the acquisition.

1(g)	To record the income tax expense impact of the supplemental pro forma adjustments at the blended statutory rate of 38.4%. The Company operates in multiple jurisdictions, and as such the statutory rate may not be reflective of the actual impact of the tax effects of the adjustments.

2. Unaudited Supplemental Pro Forma Statement of Operations for the Year Ended December 31, 2016

	ADT Inc. Historical	The ADT Corporation Historical 2(a)	Acquisition Adjustments			Supplemental Pro Forma Year Ended December 31, 2016
	(in thousands)
Monitoring and related services	$2,748,222	$1,143,357	$62,845	2	(b)	$3,954,424
Installation and other	201,544	69,352	(58,404)	2	(b)	212,492

Total revenue	2,949,766	1,212,709	4,441	2	(b)	4,166,916
Cost of revenue	693,430	176,259	—			869,689
Selling, general and administrative expenses	858,896	425,315	(45,288)	2	(c)	1,238,923
Depreciation and intangible asset amortization	1,232,967	394,827	(53,575)	2	(d)	1,574,219
Merger, restructuring, integration, and other costs	393,788	46,595	(354,197)	2	(e)	86,186

Operating (loss) income	(229,315)	169,713	457,501			397,899
Interest expense, net	(521,491)	(71,605)	(156,910)	2	(f)	(750,006)
Other (expense) income	(51,932)	244	—			(51,688)

(Loss) income before income taxes	(802,738)	98,352	300,591			(403,795)
Income tax benefit (expense)	266,151	(31,869)	(115,428)	2	(g)	118,854

Net (loss) income	$(536,587)	$66,483	$185,163			$(284,941)

2(a)	Refer to Note 1 to the “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this prospectus for a discussion on the presentation of The ADT Corporation’s historical statement of operations through May 1, 2016, the day prior to the completion of the ADT Acquisition.

2(b)	Reflects the impact of:

(i) the reversal of a purchase accounting adjustment related to the write-down to fair value of deferred revenue associated with services not yet rendered of $63 million that is directly related to the ADT acquisition but does not have a continuing impact on the Company; and

(ii) the elimination of The ADT Corporation historical amortization of deferred installation revenue of $58 million as a result of the purchase price allocation for the ADT Acquisition as if the acquisition had occurred on January 1, 2015 because the application of this purchase accounting adjustment has a continuing impact on the Company.

2(c)	Reflects the impact of:

(i) the elimination of The ADT Corporation historical amortization of deferred subscriber acquisition costs of $52 million as a result of the purchase price allocation for the ADT Acquisition as if the acquisition had occurred on January 1, 2015 because the application of this purchase accounting adjustment has a continuing impact on the Company; and

(ii) an increase in management fees of $7 million associated with the Management Consulting Agreement directly related to the ADT Acquisition as if the acquisition had occurred on January 1, 2015 because it has a continuing impact on the Company due to the term of the agreement (see “Certain Relationships and Related Party Transactions—Management Consulting Agreement”).

2(d)	To record the following net decrease in depreciation and intangible asset amortization as a result of the purchase price allocation associated with the ADT Acquisition:

Year Ended December 31, 2016
(in thousands)
Amortization of intangible assets(i)	$234,284
Subscriber system asset and property and equipment depreciation(ii)	106,968
Elimination of historical The ADT Corporation depreciation and amortization expense	(394,827)

Net supplemental pro forma adjustment	$(53,575)

(i)	Primarily consists of amortization of customer relationships and dealer relationships under the ADT Authorized Dealer Program. As of the acquisition date, customer relationships have a weighted average remaining useful life of approximately 6 years, and are amortized on an accelerated basis.
(ii)	As of the acquisition date, subscriber system assets have a weighted average remaining useful life of approximately 7 years, and are depreciated on an accelerated basis. Property and equipment depreciation has a remaining average life of 3 years and are depreciated on a straight-line basis.

2(e)	To remove transaction costs associated with the ADT Acquisition, as these costs will not have a continuing impact on the Company’s results.
2(f)	To record incremental interest expense (including related amortization of debt issuance costs and discount) of $168 million associated with borrowings to fund the ADT Acquisition as a result of: (1) the incremental first lien term loan facility of $1,555 million; (2) the issuance of $3,140 million of Prime Notes; (3) the amortization of issuance costs and fees associated with the $255 million 2021 Revolving Credit Facility; (4) the Koch Preferred Securities, which have an aggregate stated value of $750 million (dividends for the Koch Preferred Securities are recorded as interest expense); and (5) the amortization of the fair value adjustment made to the ADT Notes assumed as a result of the acquisition. These increases are net of the removal of interest expense of $11 million on The ADT Corporation debt repaid (including related amortization of capitalized debt acquisition costs) in connection with the consummation of the acquisition.

2(g)	To record the income tax expense impact of the supplemental pro forma adjustments at the blended statutory rate of 38.4%.

3. Unaudited Supplemental Pro Forma Statement of Operations for the Year Ended December 31, 2015

	Predecessor	Successor
	Period from January 1, 2015 through June 30, 2015	From Inception through December 31, 2015	ASG Six Months Ended June 30, 2015 After Reclassifications-1(a)	Formation Transaction Adjustments (See Note 1 to this Note 3)			Subtotal	The ADT Corporation Twelve Months Ended December 31, 2015 After Reclassifications (See Note 2 to this Note 3)	ADT Acquisition Adjustments (See Note 3 to this Note 3)			Supplemental Pro Forma Year Ended December 31, 2015
		(in thousands)
Monitoring and related services	$189,028	$238,257	$59,697	$18,573	1	(b)	$505,555	$3,391,552	$—	3	(a)	$3,897,107
Installation and other	48,681	73,310	12,064	(2,936)	1	(b)	131,119	195,293	(166,277)	3	(a)	160,135

Total revenue	237,709	311,567	71,761	15,637	1	(b)	636,674	3,586,845	(166,277)	3	(a)	4,057,242
Cost of revenue	100,591	148,521	31,672	1,228	1	(c)	282,012	525,524	—			807,536
Selling, general and administrative expenses	74,977	84,134	24,354	(12,656)	1	(d)	170,809	1,285,356	(124,839)	3	(b)	1,331,326
Depreciation and intangible asset amortization	41,548	83,650	26,038	8,295	1	(e)	159,531	1,139,166	292,713	3	(c)	1,591,410
Merger, restructuring, integration, and other costs	9,361	35,036	925	(23,951)	1	(f)	21,371	11,853	—			33,224

Operating income (loss)	11,232	(39,774)	(11,228)	42,721			2,951	624,946	(334,151)			293,746
Interest expense, net	(29,129)	(45,169)	(10,844)	(5,706)	1	(g)	(90,848)	(207,257)	(470,684)	3	(d)	(768,789)
Other income	331	325	—	—			656	3,766	—			4,422

(Loss) income before income taxes	(17,566)	(84,618)	(22,072)	37,015			(87,241)	421,455	(804,835)			(470,621)
Income tax (expense) benefit	(1,025)	30,365	(584)	(14,214)	1	(h)	14,542	(134,348)	309,057	3	(e)	189,251

Net (loss) income	$(18,591)	$(54,253)	$(22,656)	$22,801			$(72,699)	$287,107	$(495,778)			$(281,370)

Note 1 to Note 3. ASG Reclassifications and Formation Transactions Adjustments:

1(a)	ASG’s historical presentation of its revenues and certain expenses contained within its historical Consolidated Statement of Operations for the six months ended June 30, 2015 have been reclassified to conform with our presentation as follows:

	Before Reclassification	Reclassification	Note	After Reclassification
	(in thousands)
Monitoring and service	$59,697	$—		$59,697
Installation	12,064	—		12,064

Total revenues	71,761	—		71,761
Cost of revenue	—	31,672	(i)	31,672
Cost of services	37,714	(37,714)	(i), (iii)	—
Selling, general and administrative expenses	—	24,354	(ii)	24,354
Selling expenses	13,488	(13,488)	(ii)	—
General and administrative	13,485	(13,485)	(ii), (iv)	—
Depreciation and intangible asset amortization	—	26,038	(iii)	26,038
Depreciation and amortization	20,351	(20,351)	(iii), (v)	—
Change in equity compensation plan expense	(1,694)	1,694	(ii)	—
Merger, restructuring, integration, and other costs	—	925	(iv)	925

Operating loss	(11,583)	355		(11,228)
Interest expense	(10,489)	(355)	(v)	(10,844)

Loss before income taxes	(22,072)	—		(22,072)
Income tax expense	(584)	—		(584)

Net loss	$(22,656)	$—		$(22,656)

(i)	To reclassify cost of services to conform to our presentation as cost of revenue.
(ii)	To reclassify certain selling expenses, general and administrative, and change in equity compensation plan expense to conform to our presentation as selling, general and administrative expenses.
(iii)	To reclassify depreciation and amortization, and amortization of deferred customer installation costs (included in cost of services) to conform to our presentation as depreciation and intangible asset amortization.
(iv)	To reclassify transaction costs included in general and administrative to conform to our presentation as merger, restructuring, integration, and other costs.
(v)	To reclassify debt issuance amortization expense of $355 thousand included in depreciation and amortization to conform to our presentation as interest expense.

1(b)	To record an increase to revenue consisting of: (i) the reversal of a purchase accounting adjustment related to the write-down to fair value of deferred revenue associated with services not yet rendered of $19 million that is directly related to the Formation Transactions, but does not have a continuing impact on the Company; (ii) the elimination of historical amortization of deferred installation revenue of $7 million as a result of the purchase price allocation for the Formation Transactions as if they had occurred on January 1, 2015 because the application of the purchase accounting adjustment has a continuing impact on the Company; and (iii) an accounting policy adjustment increasing revenue by $4 million to conform ASG’s revenue accounting policy to the Company’s policy. For certain types of sales, ASG used the percentage-of-completion method to recognize revenue and cost. In contrast, the Company recognized all revenue and costs for the same types of sales upon project completion (“completed contract method”). In addition to revenue, the accounting policy adjustment impacts both the cost of revenue and selling, general and administrative expenses line items as noted below.
1(c)	To record an increase to cost of revenue for an accounting policy adjustment to conform ASG’s revenue accounting policy to the Company’s policy, as noted above in note 1(b).

1(d)	To record a decrease in selling, general and administrative expenses as follows:

Year Ended December 31, 2015
(in thousands)
Protection One and ASG historical amortization of deferred subscriber acquisition costs(i)	$(14,127)
ADT Inc.’s share based award expenses(ii)	1,490
ASG equity compensation plan expenses(iii)	1,694
Accounting policy adjustment(iv)	(992)
Management fees(v)	(721)

Net supplemental pro forma adjustment	$(12,656)

(i)	To eliminate Protection One and ASG historical amortization of deferred subscriber acquisition costs as a result of purchase accounting associated with the Formation Transactions.
(ii)	ADT Inc.’s share based award expenses reflects the incremental expense related to the new executive compensation plan entered into as a result of ADT Inc.’s acquisition of Protection One, Inc.
(iii)	ASG equity compensation plan expenses reflect the elimination of the historical benefit that was recorded by ASG as presented in the statement of operations of the consolidated financial statements of ASG for the six months ended June 30, 2015. Final payout was made in conjunction with ADT Inc.’s acquisition of ASG as of July 1, 2015.
(iv)	The accounting policy adjustment conforms ASG’s revenue accounting policy to the Company’s accounting policy, as noted above in footnote (b).
(v)	Management fees reflects the elimination of the historical fees paid to affiliates of GTCR Golder Rauner II, L.L.C. and PCap L.P., respectively, by Protection One, Inc. and ASG. Subsequent to the Formation Transactions (and prior to the ADT Acquisition), there were no management fees in place with respect to Protection One, Inc. and ASG payable to our Sponsor.

1(e)	To record the following net increase in depreciation and intangible asset amortization as a result of the purchase price allocation associated with the Formation Transactions:

Year Ended December 31, 2015
(in thousands)
Amortization of intangible assets(i)	$145,243
Property and equipment depreciation(i)	14,288
Elimination of historical Protection One and ASG depreciation and amortization expense	(151,236)

Net supplemental pro forma adjustment	$8,295

(i)	Reflects amortization and depreciation as a result of the purchase price allocation associated with the Formation Transactions.

1(f)	Transaction fees reflect the elimination of historical acquisition-related transaction costs that were non-recurring, expensed as incurred and are directly attributable to the Formation Transactions.
1(g)	To record the incremental interest expense (including amortization of discount and debt issuance costs) due to the new debt acquired to finance the Formation Transactions.
1(h)	To record the income tax expense impact of the supplemental pro forma adjustments at the statutory rate of 38.4%. The Company operates in multiple jurisdictions, and as such the statutory rate may not be reflective of the actual impact of the tax effects of the adjustments.

Note 2 to Note 3. The ADT Corporation Twelve Months Ended December 31, 2015 and Reclassifications

The ADT Corporation’s historical consolidated statement of operations data for the twelve months ended December 31, 2015 has been derived by deducting the historical unaudited consolidated statement of operations for the three months ended December 26, 2014 from the historical audited statement of operations for the fiscal year ended September 25, 2015, and then adding thereto the historical unaudited consolidated statement of operations data from the three months ended December 31, 2015, as illustrated in the table below:

	The ADT Corporation-Consolidated Statements of Operations
	Fiscal Year Ended September 25, 2015	Less:	Add:	Twelve Months Ended December 31, 2015
		Three Months Ended December 26, 2014	Three Months Ended December 31, 2015
	(in thousands)
Monitoring and related services	$3,382,670	$839,449	$848,331	$3,391,552
Installation and other	191,326	47,334	51,301	195,293

Total revenue	3,573,996	886,783	899,632	3,586,845
Cost of revenue(i)	1,575,454	387,678	400,804	1,588,580
Selling, general and administrative(i)	1,305,470	317,961	330,726	1,318,235
Radio conversion costs(i)	54,560	22,879	23,403	55,084

Operating income	638,512	158,265	144,699	624,946
Interest expense, net	(204,947)	(50,249)	(52,559)	(207,257)
Other income (loss)	3,636	(65)	65	3,766

Income before income taxes	437,201	107,951	92,205	421,455
Income tax expense	(141,435)	(35,474)	(28,387)	(134,348)

Net income	$295,766	$72,477	$63,818	$287,107

(i)	These costs have been reclassified in the reclassification section below to conform to the presentation of the Company’s statement of operations.

Reclassifications

The ADT Corporation’s historical presentation of certain expenses has been reclassified to conform to the Company’s presentation as follows:

	Before Reclassification	Reclassification	Note	After Reclassification
	(in thousands)
Cost of revenue	$1,588,580	$(1,063,056)	(i)	$525,524
Selling, general and administrative expenses	1,318,235	(32,879)	(i), (ii), (iii)	1,285,356
Radio conversion costs	55,084	(55,084)	(ii)	—
Depreciation and intangible asset amortization	—	1,139,166	(i)	1,139,166
Merger, restructuring, integration, and other costs	—	11,853	(iii)	11,853

(i)	To reclassify intangible asset amortization on dealer and customer intangibles and depreciation on subscriber system assets historically recorded to cost of revenue, to conform to our presentation as intangible asset amortization and depreciation, respectively.
(ii)	To reclassify radio conversion costs to conform to our presentation as selling, general and administrative expenses.
(iii)	To reclassify certain merger, restructuring, integration and other costs historically recorded to selling, general and administrative expenses, to conform to our presentation.

Note 3 to Note 3. ADT Acquisition Adjustments:

3(a)	Reflects the impact of the elimination of The ADT Corporation historical amortization of deferred installation revenue of $166 million as a result of the purchase price allocation for the ADT Acquisition as if the acquisition had occurred on January 1, 2015 because the application of this purchase accounting adjustment has a continuing impact on the Company.
3(b)	Reflects the impact of:

(i)	the elimination of The ADT Corporation historical amortization of deferred subscriber acquisition costs of $145 million as a result of the purchase price allocation for the ADT Acquisition as if the acquisition had occurred on January 1, 2015 because the application of this purchase accounting adjustment has a continuing impact on the Company; and

(ii)	an increase in management fees of $20 million associated with the Management Consulting Agreement directly related to the ADT Acquisition as if the acquisition had occurred on January 1, 2015 because it has a continuing impact on the Company due to the term of the agreement (see “Certain Relationships and Related Party Transactions—Management Consulting Agreement”).
3(c)	To record the following net increase in depreciation and intangible asset amortization as a result of the purchase price allocation associated with the ADT Acquisition:

Year Ended December 31, 2015
(in thousands)
Amortization of intangible assets(i)	$881,929
Subscriber system asset and property and equipment depreciation(ii)	549,950
Elimination of historical The ADT Corporation depreciation and amortization expense	(1,139,166)

Net supplemental pro forma adjustment	$292,713

(i)	Primarily consists of amortization of customer relationships and dealer relationships under the ADT Authorized Dealer Program. As of the acquisition date, customer relationships have a weighted average remaining useful life of approximately 6 years, and are amortized on an accelerated basis.
(ii)	As of the acquisition date, subscriber system asset have a weighted average remaining useful life of approximately 7 years, and are amortized on an accelerated basis. Property and equipment have a remaining average life of 3 years and are depreciated on a straight-line basis.

3(d)	To record incremental interest expense (including related amortization of debt issuance costs and discount) of $518 million associated with borrowings to fund the ADT Acquisition as a result of: (1) the incremental first lien term loan facility of $1,555 million; (2) the issuance of $3,140 million second priority senior secured notes; (3) the amortization of issuance costs and fees associated with the $255 million 2021 Revolving Credit Facility; (4) the Koch Preferred Securities, which have an aggregate stated value of $750 million (dividends for the Koch Preferred Securities are recorded as interest expense); and (5) the amortization of the fair value adjustment made to the ADT Notes assumed as a result of the acquisition. These increases are net of the removal of interest expense of $47 million on The ADT Corporation debt repaid (including related amortization of capitalized debt acquisition costs) in connection with the consummation of the acquisition.
3(e)	To record the income tax expense impact of the supplemental pro forma adjustments at the blended statutory rate of 38.4%. The Company operates in multiple jurisdictions, and as such the statutory rate may not be reflective of the actual impact of the tax effects of the adjustments.

Components of Supplemental Pro Forma Adjusted EBITDA

The following tables present a reconciliation of Supplemental Pro Forma Adjusted EBITDA to net loss for the periods presented as well as details of the components of Adjusted EBITDA for each period.

Supplemental pro forma nine months ended September 30, 2016

The supplemental pro forma nine months ended September 30, 2016 has been derived from (i) the Company’s historical condensed consolidated financial information for the nine months ended September 30, 2016 included in this prospectus, (ii) The ADT

Corporation’s historical condensed consolidated financial information for the three months ended March 31, 2016 included in this prospectus, and (iii) The ADT Corporation’s historical condensed consolidated financial information for the period April 1, 2016 to May 1, 2016 not included in the prospectus, as illustrated in the table below:

		The ADT Corporation Historical
	ADT, Inc. Historical Nine Months Ended September 30, 2016	Three Months Ended March 31, 2016	Period from April 1, 2016 to May 1, 2016	Pro Forma Adjustments	Supplemental Pro Forma Nine Months Ended September 30, 2016
	(in thousands)
(Net loss)/income	$(451,642)	$62,392	$4,091	$176,449	$(208,710)
Interest expense, net	337,441	53,380	18,225	156,910	565,956
Income tax (benefit) / expense	(229,695)	27,859	4,010	109,996	(87,830)
Depreciation and intangible asset amortization	805,389	292,823	102,004	(45,071)	1,155,145
Merger, restructuring, integration, and other costs	370,860	10,299	36,296	(352,052)	65,403
Financing and consent fees	2,878	—	—	—	2,878
Foreign currency losses	16,336	—	—	—	16,336
Loss on extinguishment of debt	16,051	—	—	—	16,051
Purchase accounting deferred revenue fair value adjustment	59,348	—	—	(59,348)	—
Other non-cash items	12,146	—	—	—	12,146
Radio conversion costs	26,668	26,179	7,232	—	60,079
Amortization of deferred subscriber acquisition costs and revenue, net	3,169	(4,739)	(1,656)	6,395	3,169
Share-based compensation expense	2,763	6,298	(815)	—	8,246
Management fees and other charges	8,046	416	(240)	6,721	14,943

Supplemental Pro Forma Adjusted EBITDA	$979,758	$474,907	$169,147	$—	$1,623,812

Supplemental pro forma year ended December 31, 2016

The supplemental pro forma year ended December 31, 2016 has been derived from (i) the Company’s historical consolidated financial information for the year ended December 31, 2016 included in this prospectus, (ii) The ADT Corporation’s historical condensed consolidated financial information for the three months ended March 31, 2016 included in this prospectus, and (iii) The ADT Corporation’s historical condensed consolidated financial information for the period April 1, 2016 to May 1, 2016 not included in the prospectus, as illustrated in the table below:

		The ADT Corporation Historical
	ADT, Inc. Historical Year Ended December 31, 2016	Three Months Ended March 31, 2016	Period from April 1, 2016 to May 1, 2016	Pro Forma Adjustments	Supplemental Pro Forma December 31, 2016
	(in thousands)
(Net loss)/income	$(536,587)	$62,392	$4,091	$185,163	$(284,941)
Interest expense, net	521,491	53,380	18,225	156,910	750,006
Income tax (benefit) / expense	(266,151)	27,859	4,010	115,428	(118,854)
Depreciation and intangible asset amortization	1,232,967	292,823	102,004	(53,575)	1,574,219
Merger, restructuring, integration, and other costs	393,788	10,299	36,296	(354,197)	86,186
Financing and consent fees	5,302	—	—	—	5,302
Foreign currency losses	16,042	—	—	—	16,042
Loss on extinguishment of debt	28,293	—	—	—	28,293
Purchase accounting deferred revenue fair value adjustment	62,845	—	—	(62,845)	—
Other non-cash items	16,276	—	—	—	16,276
Radio conversion costs	34,405	26,179	7,232	—	67,816
Amortization of deferred subscriber acquisition costs and revenue, net	6,052	(4,739)	(1,656)	6,395	6,052
Share-based compensation expense	4,625	6,298	(815)	—	10,108
Management fees and other charges	13,541	416	(240)	6,721	20,438

Supplemental Pro Forma Adjusted EBITDA	$1,532,889	$474,907	$169,147	$—	$2,176,943

Supplemental pro forma year ended December 31, 2015

The supplemental pro forma year ended December 31, 2015 has been derived from (i) the historical consolidated financial information for the Successor period from Inception through December 31, 2015 and the Predecessor period from January 1, 2015 through June 30, 2015 included in this prospectus, (ii) The ADT Corporation’s historical condensed combined consolidated financial information for the twelve months ended December 31, 2015 not included in this prospectus, and (iii) ASG’s historical consolidated financial information for the six months ended June 30, 2015 included in this prospectus, as illustrated in the table below:

	Predecessor	Successor
	Period from January 1, 2015 through June 30, 2015	From Inception through December 31, 2015	ASG Six Months Historical Ended June 30, 2015	Other Pro Forma Adjustments	Subtotal	The ADT Corporation Twelve Months Ended December 31, 2015(a)	ADT Acquisition Adjustments	Supplemental Pro Forma Year Ended December 31, 2015
		(in thousands)
(Net loss)/income	$(18,591)	$(54,253)	$(22,656)	$22,801	$(72,699)	$287,107	$(495,778)	$(281,370)
Interest expense, net	29,129	45,169	10,844	5,706	90,848	207,257	470,684	768,789
Income tax (benefit)/expense	1,025	(30,365)	584	14,214	(14,542)	134,348	(309,057)	(189,251)
Depreciation and intangible asset amortization	41,548	83,650	26,038	8,295	159,531	1,139,166	292,713	1,591,410
Merger, restructuring, integration, and other costs	9,361	35,036	925	(23,951)	21,371	11,853	—	33,224
Purchase accounting deferred revenue fair value adjustment	—	18,574	—	(18,574)	—	—	—	—
Radio conversion costs	1,014	4,312	—	—	5,326	55,084	—	60,410
Amortization of deferred subscriber acquisition costs and revenue, net	7,578	770	(571)	(6,714)	1,063	(21,438)	21,438	1,063
Share-based compensation expense	781	2,259	(1,694)	3,184	4,530	23,573	—	28,103
Management fees and other charges	481	(324)	221	(720)	(342)	(755)	20,000	18,903

Adjusted EBITDA	$72,326	$104,828	$13,691	$4,241	$195,086	$1,836,195	$—	$2,031,281

(a)	The ADT Corporation’s historical consolidated financial information for the twelve months ended December 31, 2015 has been derived by deducting the historical consolidated financial information for the three months ended December 26, 2014 from the historical consolidated financial information for the fiscal year ended September 25, 2015, and then adding thereto the historical consolidated financial information for the three months ended December 31, 2015, as illustrated in the table below:

	The ADT Corporation
	For the twelve months ended December 31, 2015

		Less:	Add:
	Fiscal Year Ended September 25, 2015	Three Months Ended December 26, 2014	Three Months Ended December 31, 2015	The ADT Corporation Twelve Months Ended December 31, 2015
	(in thousands)
Net income	$295,766	$72,477	$63,818	$287,107
Interest expense, net	204,947	50,249	52,559	207,257
Income tax expense	141,435	35,474	28,387	134,348
Depreciation and intangible asset amortization	1,123,871	274,717	290,012	1,139,166
Merger, restructuring, integration, and other costs	10,215	2,503	4,141	11,853
Radio conversion costs	54,560	22,879	23,403	55,084
Amortization of deferred subscriber acquisition costs and revenue, net	(22,344)	(5,845)	(4,939)	(21,438)
Share-based compensation expense	22,915	5,496	6,154	23,573
Management fees and other charges	(622)	279	146	(755)

Adjusted EBITDA	$1,830,743	$458,229	$463,681	$1,836,195

INDUSTRY

Overview of U.S. Monitored Security Market

According to Barnes Associates, the U.S. monitored security market is a $55 billion industry as of 2016 and includes all companies that design, sell, install, monitor, and service alarm systems for residential, commercial, and multi-site customers. Monitoring and service revenue, estimated at $27 billion in 2016, has grown every year for the past 15 years, and we believe is well-positioned to benefit from additional growth generated by value-added services and additional market penetration. The recurring revenue portion of the industry is highly predictable and economically resilient, as evidenced by its continued growth during the recent economic downturn. From 2000 to 2016, monitoring and service revenue increased every year from $8 billion to $27 billion, representing a CAGR of approximately 7.7%. We believe that the historical rates of growth will continue going forward, with potential upside from the evolution and advancement of industry products and services which could grow the total addressable market and may result in increases in penetration.

Historical Industry Monitoring and Service Revenue

Source: Barnes Associates, Security Alarm Industry Overview, February 2017.

Residential Market

The residential monitored security market in the United States and Canada is highly fragmented, with a small number of major firms and thousands of smaller regional and local companies. We are the clear market leader, based on our estimates that we are approximately five times larger than the next largest residential competitor, with an approximate 30% market share of the residential monitored security industry in the United States and Canada.

Professionally monitored home security alarm systems have been proven to be very effective at not only preventing intruders from entering homes, but also reducing the amount of loss. According to a study by the UNC Charlotte Department of Criminal Justice and Criminology, approximately 83% of burglars said they would try to determine if an alarm were present before attempting a burglary, and approximately 60% said they would seek an alternative target if there was an alarm on-site. Among those who discovered the presence of an alarm while attempting a burglary, half reported they would discontinue the attempt. Additionally, the Rutgers University School of Criminal Justice conducted a four-year study of the relationship between break-ins and the presence of home security systems in New Jersey. It found that a security system not only deters burglars from breaking into a home, but also acts as a protection for nearby homes, indicating the presence of several homes with security systems in the same neighborhood deterred burglars from the entire area. Moreover, according to the Alarm Industry Research and Educational Foundation, average losses on homes without an alarm are over 60% higher than homes equipped with alarms. We believe the effectiveness of professionally monitored alarms will continue to be recognized by the market. In addition, we believe many of our customers purchase monitored security and automation services as a result of their insurance carriers, who may offer lower insurance premium rates if a security system is installed or may require that a system be installed as a condition of coverage.

The residential security and smart home industry has the following key characteristics:

•	Stable, Growing Core Security Market. Customer demand for monitored security services has grown every year since 2000. Customers demand a trusted brand, a high level of ongoing customer service, and rapid response in the event of a detected threat. Because of how ingrained the security providers are within the home, we believe that security is one of the key anchors in the broader smart home offering.

•	Economically-Resilient Industry that Grew During Recession. The monitored security market demonstrates a high degree of economic resilience, and grew approximately 3% annually during the 2008-2010 recession. The economic resilience of the industry is driven by several key factors including: (i) the contractual, recurring nature of industry revenues; (ii) reduced attrition during economic downturns, due to a decline in home moves which is typically among the biggest drivers of system disconnects; and (iii) a perceived increase in the threat of crime that historically accompanies economic downturns.

•	Low Current Penetration Rates Expanding with the Smart Home. According to a 2017 Parks Associates Industry Report, the residential monitored security industry in the United States has an estimated penetration rate of only approximately 20% and remains underpenetrated relative to other subscription-based services such as pay-TV and the Internet with greater than 80% penetration rates. Many industry observers expect that the increased awareness and emergence of smart home applications, such as interactive security and energy management, will drive increased penetration for home services from approximately 20% as of 2017 to approximately 40% by 2020. The value proposition for customers offered by a broader range of technology and applications seeking to automate the home will continue to be attractive, and as the technology and systems become more integrated, the increased ease of use will enhance this attractive value proposition.

•	Evolving Smart Home Ecosystem. According to industry analysts, the global connected home market, including services, is expected to grow from approximately $24 billion in 2015 to approximately $112 billion by 2020, representing approximately 36% CAGR over that period. Smart home devices worldwide are expected to grow from 0.3 billion units in 2015 to 5.3 billion units in 2020, representing approximately 75% annual growth. While manufacturers of a range of products in the home, from thermostats to home appliances, will strive for increased connectivity and automation, the smart home ecosystem will likely develop around hubs to manage the breadth of connected products and related services and software. For any smart home services or technology provider, integration with these smart home hubs will be critically important, as will the continued collaboration with technology partners within the evolving landscape.

•	Fragmented Competitive Landscape. While the top five industry players represent roughly half of the market, with our Company maintaining approximately 30% estimated residential market share in the United States and Canada, there are more than 10,000 players comprising the remainder of the industry. Scale is a significant advantage for security monitoring businesses, providing the ability to monitor and service a national subscriber base, to develop technology for next generation applications, and to attract technology partners.

Commercial and Multi-Site Market

The commercial and multi-site monitored security industry is less fragmented than the residential monitored security industry, with only a handful of principal competitors, including Johnson Controls (formerly named Tyco) and Stanley Security Solutions, as well as local and regional providers. The commercial and multi-site monitored security market is also, unlike the residential market and as a result of fire code regulations and insurance requirements, almost fully penetrated.

Commercial and multi-site customers often utilize fully-integrated solutions that combine multiple products and technologies, including video surveillance, alarm monitoring, biometrics, access control, fire alarm systems, identity management, and perimeter intrusion detection. Some participants in the space, such as our Company, Johnson Controls, and Stanley Security Solutions, are full-service providers who sell, install, service, and provide monitoring services for these customers. Other participants are integration-only companies, typically receiving project-based revenue for the design and installation of security systems and arranging for the provision of outsourced monitoring services.

Commercial and multi-site security solutions are comprised of complex systems that are often integrated with other critical systems, including HVAC, building automation controls, and other more standardized solutions frequently utilized by customers that require multi-site deployments. Multi-site customer accounts are particularly attractive in that they offer the opportunity for service providers to complete a single sale at the corporate level followed by large, multi-site deployments. These customers also tend to be large, stable companies with low attrition rates.

Multi-site customers place substantial emphasis on the importance of a single point of contact from the service provider and require coverage for installation, service, and monitoring across all the geographies in which they operate. Accordingly, incumbent service providers are well-positioned to grow with existing customers as they open new locations. Very few national platforms exist today. Due to limited competition and strong demand for comprehensive solutions, customers are often willing to pay for installation costs and design capabilities, resulting in lower upfront costs to acquire new customers or new sites. Customer service and client responsiveness are the primary market share drivers for multi-site account customers.

BUSINESS

Company Overview

We are the leading provider of monitored security, interactive home and business automation and related monitoring services in the United States and Canada. Our mission is to help our customers protect and connect to what matters most—their families, homes, and businesses. The ADT brand is synonymous with security and, as the most recognized and trusted brand in the industry, is a key driver of our success. A 2017 survey found that the ADT brand had approximately 95% brand awareness, and nearly half of ADT customers surveyed did not consider any other security alarm provider during their purchase process. We estimate that we are approximately five times larger than the next largest residential competitor, with an approximate 30% market share of the residential monitored security industry in the United States and Canada. Excluding contracts monitored but not owned, we currently serve approximately 7.2 million residential and business customers, making us the largest company of our kind in the United States and Canada. We are one of the largest full-service companies with a national footprint providing both residential and commercial monitored security. We deliver an integrated customer experience by maintaining the industry’s largest sales, installation, and service field force, as well as a 24/7 professional monitoring network, all supported by approximately 18,000 employees visiting approximately 10,000 homes and businesses daily. We handle approximately 15 million alarms annually. We provide support from over 200 sales and service locations and through our 12 monitoring centers listed by U.L.

Largest Security Monitoring Companies by Monitoring and Related Services Revenue ($ amounts in millions)(1)

(1)	Information for companies other than ADT, Stanley, Comcast, and AT&T is based on monthly recurring monitoring and related services revenue as of December 31, 2016 published in SDM Magazine’s 2017 rankings, a publicly available report, which we annualized for the twelve-month period ended December 31, 2016. Information for Stanley is based on Stanley’s monthly recurring monitoring and related services revenue published in Stanley’s investor day presentation, dated May 16, 2017. Information for ADT is monitoring and related service revenue for the supplemental pro forma year ended December 31, 2016. We present monitoring and related services revenue as of the twelve-month period ended on December 31, 2016 because that is the latest period for which we have access to reliable information for other large security monitoring companies. We believe that ADT continues to have comparably larger monitoring and related services revenue than other security monitoring companies for the periods following December 31, 2016.
(2)	Information for Comcast and AT&T is not available for the twelve-month period ended December 31, 2016. We have estimated the above figures assuming that Comcast and AT&T have 1,000,000 and 400,000 customers, respectively, which numbers are derived from public reports. Additionally, we have assumed revenues of $40 per month per customer for each company, which is the cost of the most affordable plan they offer.

Our brand, scale, and national footprint underpin our extremely attractive business model, which is characterized by significant and stable cash flow on recurring services and contractually committed revenue streams, attractive returns on new customer acquisition expenditures, and attractive growth opportunities for new complementary products and services.

Significant and Stable Cash Flow Generation. More than 90% of our revenue is recurring from contractually-committed monthly payments under customer contract terms that are generally three to five years in length and where the average customer tenure exceeds the initial contract term. The stability of our revenues is further driven by our industry’s resilience to economic recessions, as demonstrated by the positive market growth in every year through the 2008-2010 economic crisis. As a result of our approximately $3.5 billion net operating loss position, we do not expect to be a material cash taxpayer until approximately 2022 to 2024. This estimate is based on a number of significant assumptions including, but not limited to, a preliminary interpretation of the impact of U.S federal income tax reform and could be impacted by several factors as outlined in “Risk Factors—Risks Related to Our Business—U.S. federal income tax reform could adversely affect us” and “Risk Factors—Risks Related to Our Business—We have significant deferred tax assets, and any impairments of or valuation allowances against these deferred tax assets in the future could materially adversely affect our results of operations, financial condition, and cash flows.” Additionally, we have limited working capital needs and are able to reduce capitalized and expensed subscriber acquisition costs as attrition continues to decrease. As a result of our high margins, we are able to generate significant cash flow from operating activities.

Highly Attractive Rate of Return on Customer Acquisition Expenditures. We generate attractive returns on new customer acquisition expenditures and believe we will be able to further increase these returns through several key initiatives, including our focus on improving attrition and reducing subscriber acquisition costs. The expansion of our offerings through new channels to market such as DIY and retail, along with growth in commercial markets, where subscriber acquisition costs are lower, will also drive improvement in our internal rates of return.

Attractive Growth Opportunities. We are well-positioned to drive growth in our residential channel by leveraging ADT’s brand and scale and our renewed focus on the customer experience. We are also well-positioned to drive growth in our commercial and multi-site customer channels as a result of these factors coupled with Protection One’s strong existing commercial and multi-site customer base and expertise. In addition, we have attractive growth opportunities for complementary products and services, including through partnerships with leading technology firms such as Honeywell, Samsung, Amazon, Life 360, and Cisco Meraki. These partnerships collectively extend our presence to new channels (including DIY, retail, and e-commerce) and new and complementary offerings in automation, cyber security, and mobile on-the-go applications.

We offer our residential, commercial, and multi-site customers a comprehensive set of burglary, video, access control, fire and smoke alarm, and medical alert solutions. Our 24/7 monitoring capabilities are enabled by our 12 monitoring centers listed by U.L., which ensure that any detected threats are met with a rapid response by a trained ADT professional. Our core professional monitored security offering is complemented by a broad set of innovative products and services, including interactive home and business automation solutions that are designed to control access, react to movement, and sense carbon monoxide, flooding, and changes in temperature or other environmental conditions, as well as address personal emergencies, such as injuries, medical incidents, or incapacitation. These products and services include interactive technologies to enhance our monitored solutions and to allow our customers to remotely manage their residential and commercial environments by adding increased automation through video, access control and other smart building functionality. Through ADT’s interactive platform, customers can use their smart phones, tablets, and laptops to arm and disarm their security systems, adjust lighting or thermostat levels, view real-time video of their premises, and program customizable schedules for the management of a range of smart home products. ADT customers can also arm their systems via Amazon Alexa-enabled devices, such as an Amazon Echo or Echo Dot. To further complement security beyond the home, ADT will soon offer a mobile security service available via a downloadable application, which provides family location technology, 24/7 crash detection, and roadside assistance with professional panic response monitoring via ADT. In addition, we offer professional monitoring of third party devices through our ADT Canopy platform. ADT Canopy enables other companies to integrate solutions into our monitoring and billing platform and allows us to provide monitoring solutions to customers who do not currently have an ADT security system or interactive automation platform installed on premise. The ADT platform easily integrates third-party hubs, DIY solutions, and IoT devices to our professional monitoring network on a contracted or per-month billing basis.

Our significant size and scale provide us several competitive advantages when compared to smaller local and regional companies. We achieve meaningful economies of scale in monitoring, customer service, and purchasing power, while significant density in major markets reduces our installation and service costs per customer. Our national footprint drives marketing efficiency, and our leading brand allows us to reduce new customer acquisition costs. Importantly, our scale, distribution platform, and brand strength make us the “partner of choice” for major technology companies, which has enabled us to leverage our service and monitoring expertise to expand our addressable market to include a wide range of technology-driven monitoring and service solutions.

We report financial and operating information in one segment. Our operating segment is also our reportable segment. For the results of our operations outside of the United States, which consist of our operations in Canada, refer to the information provided in Note 15 to the audited consolidated financial statements.

Competitive Strengths

We believe the following competitive strengths position us to remain the leader in the markets we serve and to capture growth opportunities with complementary products and services:

Highest Brand Recognition

Trusted by customers since 1874, the ADT brand is synonymous with security. In an industry where customers rely on their security service provider to respond quickly in moments of detected threats, we have maintained that trust. In a 2017 survey, our scale, high-quality customer care, and service expertise have earned us the highest brand awareness among consumers (approximately 95%) and make us the “best brand,” according to approximately 54% of consumers surveyed (compared to the next highest competitor mention with approximately 6%). Additionally, nearly half of ADT’s customers surveyed do not consider other competitors during their monitored security purchase process. In combination with our scale and national footprint, our brand drives marketing efficiencies enabling us to optimize new customer acquisition costs. We also believe our iconic brand will continue to differentiate our business and provide us with the opportunity to grow our product and service offerings and enter new channels.

Clear Market Leader with Five Times the Market Share of the Next Largest Residential Competitor

We are the clear market leader in the large, fragmented, growing, and economically resilient residential, commercial, and multi-site monitored security industry. We serve approximately 7.2 million customers, excluding contracts monitored but not owned. We estimate that we are approximately five times larger than the next residential competitor, with an approximate 30% market share in the residential monitored security industry in the United States and Canada. Our significant size and scale provide us with several competitive advantages when compared to smaller and local regional companies, including meaningful economies of scale in monitoring, customer service, and purchasing power, and reduced installation and acquisition costs per customer.

Nationwide Presence with the Most Diverse Distribution and Support Network

We are one of the largest nationwide, multi-channel security monitoring companies. Our installed security system and professional monitoring customers include residences, commercial facilities, and multi-site locations.

As of September 30, 2017, our customers were supported by more than 200 customer sales and service offices and a team of approximately 18,000 employees across the United States and Canada. Our team represents the industry’s largest sales, installation, and service field force, and includes over 2,800 field sales professionals, approximately 450 sales phone agents, a dedicated health sales team, an exclusive network of approximately 300 authorized dealer partners across the United States and Canada, and approximately 4,600 installation and service technicians. We also maintain the industry’s largest 24/7, professional monitoring network of 12 U.L.-listed monitoring centers in the United States and Canada. Combined with our leading brand and scale, we believe our national footprint makes us the “partner of choice” for major technology companies, which has enabled us to leverage our service and monitoring expertise to expand our addressable market to include a wide range of technology-driven monitoring and service solutions.

Comprehensive, Innovative Security Platform with Extensions Beyond the Home and Business

We believe we offer the most comprehensive and innovative suite of products and services that meet a range of customer security and professional monitoring needs for today’s increasingly active, mobile, and technology-centered lifestyles. Our principal service offerings involve the installation and professional monitoring of residential and commercial security systems designed to detect intrusion, control access, and react to movement, smoke, carbon monoxide, flooding, temperature, and other environmental conditions and hazards, as well as to address personal emergencies such as injuries, medical incidents, or incapacitation.

We have complemented and extended these security and interactive automation solutions with a number of innovative offerings delivered through our ADT platforms. Our ADT platform enables our customers to integrate compatible devices and services into existing security systems to permit remote management and professional monitoring. ADT provides remote management and professional monitoring, as well as professional monitoring to owners and users of DIY solutions, IoT devices, and artificial intelligence hubs who do not currently have an installed ADT security system.

By integrating advanced and internet-based technologies into our installed security systems and professional monitoring network, we believe we represent an attractive collaboration partner for third-party technology companies and vendors, such as Honeywell, Samsung, Amazon, Cisco Meraki, Apple HomeKit, Life360, and the growing list of companies in smart home technologies who may seek to introduce their products and services to our customer base.

We will soon make commercially available ADT Go, a new family safety service and mobile application built in conjunction with trusted partner and family location market leader, Life360, offering customers peace of mind by combining Life360’s proprietary family location technology, 24/7 crash detection, and roadside assistance with professional beyond-premise and on-the-go panic response monitoring via ADT. This combination brings our professional monitoring capabilities to individuals and families when they are outside of their home or business.

Customer-First Culture Delivering an Exceptional Customer Experience

To complement our advanced security and monitoring solutions, we are committed to providing superior customer service with a focus on speed and quality of responsiveness. Our key customer service objectives include the following, which we believe provide significant differentiation relative to our industry competitors:

•	target of under 60 seconds wait time for all calls,

•	minimize call abandonment rate,

•	live call answer with no or limited auto-attendant,

•	minimize field service backlog with a pledge to provide same day or next day service, and

•	low employee turnover.

We are also highly focused on offering a fully-integrated and seamless customer experience by fostering close collaboration between our sales representatives, customer service representatives, and installation and service technicians. We believe our commitment to delivering high-quality customer service will further enhance our brand, improve customer satisfaction, increase customer retention, and drive our internal rates of return and cash flow generation.

Attractive Financial Profile with Strong Rates of Return and Cash Flow Generation

We benefit from a stable revenue profile, with more than 90% of our revenue coming from recurring contractually-committed monthly payments under contracts with initial terms that are generally three to five years in length, and where the average customer tenure exceeds the initial contract term. The stability of our revenues is further driven by our industry’s resilience to economic recessions, as demonstrated by the positive market growth in every year through the 2008-2010 economic crisis. We are able to generate significant cash flow from operating activities as a result of our high margins, limited cash taxes and limited working capital needs. We also believe that our returns on new customer acquisition expenditures relating to new residential, commercial, and multi-site customers are attractive, as they generally achieve a revenue break-even point in less than three years.

Significant Growth Opportunities in Commercial and Multi-Site Customer Channels

We believe the commercial and multi-site channels represent attractive opportunities for disciplined growth and are characterized by higher returns on new customer acquisition expenditures relative to the residential channel. The commercial and multi-site customer channels generally have higher customer retention, higher average revenue per customer, and lower costs to add new customers relative to the recurring revenue they generate. These characteristics provide further opportunity to optimize our key business drivers that focus on, and yield, strong cash flow generation. We believe that ADT’s combination with Protection One has enabled, and will continue to enable, us to combine Protection One’s expertise in the commercial and multi-site customer space with the strength of the ADT brand and customer network to capture additional commercial and multi-site customer market share.

Highly Experienced, Expert Management Team with Successful Track Record of Delivering Results

Our highly experienced management team shares a long and successful history of collaboration and accomplishments in the security monitoring industry. Led by Chief Executive Officer Tim Whall, a security industry veteran with over 35 years of industry experience, core members of our management team have decades of combined operating experience, and, prior to joining our Company, had driven operational success followed by profitable growth at five different companies: legacy ADT, SecurityLink, Honeywell Security Monitoring, Stanley Convergent Security, and Protection One. Since joining our Company, the management team has further enhanced our strong foundation with an integrated strategy based on productivity, customer selection, exceptional customer service, and delivery on financial commitments.

Strengthened Operating Discipline

We manage our business with a heavy reliance on data and daily operational measurements. We analyze specific and detailed reports, many of which go to transactional level detail, to evaluate performance across branches, teams, and individual employees. We focus especially on identifying variances and taking actions to improve outliers. This approach allows us to drive optimized performance across the business to improve customer service, operational execution, and financial performance.

Business Strategies

We believe the following core business strategies will continue to position our Company as the leader in the markets we serve:

Optimize Key Business Drivers that Drive Returns and Cash Flow Generation

We intend to optimize returns on new customer acquisition expenditures and cash flow generation by continuing to focus on the following key drivers of our business: best-in-class customer service; disciplined, high-quality residential, commercial, and multi-site customer additions; efficient customer acquisition; reduced costs incurred to provide ongoing services to customers; and increased customer retention. We believe we have already demonstrated a track record under our new management team of successfully executing on these key business drivers and delivering optimized cash flow generation. By utilizing best-in-class industry practices, we believe we are well-positioned to further optimize financial returns and drive continued value creation.

Maintain Our Commitment to Best-in-Class Customer Service

We are focused on instilling a culture aimed at driving industry-leading customer service to our broad customer base. We believe our commitment to best-in-class customer service will drive increased customer retention, and as a result, greater cash flow generation. We serve our customer base from more than 200 locations throughout the United States and Canada, including 12 U.L.-listed monitoring centers. From these locations, our teams provide monitored security and interactive residential and commercial automation solutions including installation, field service and repair, and ongoing monitoring and customer support. Our installation and service technicians and customer service representatives deliver a high-quality customer service experience that enhances our brand, improves customer satisfaction, increases customer retention, and accelerates the adoption of additional interactive automation solutions, and therefore drives returns on new customer acquisition expenditures and greater cash flow generation. In the past year, we believe we have revitalized the customer service culture at ADT—our daily call abandonment rates are almost always less than 1% and more than 99% of our customer calls are answered within sixty seconds, and we pride ourselves on being responsive to our customers and providing same or next day service for the majority of our customers.

Maintain Our High-Quality Customer Base

In addition to customer service improvements, we believe customer retention is also strongly correlated with the credit quality of our customers. We plan to maintain our focus on strict underwriting standards, and have established processes to evaluate potential new customers’ creditworthiness to improve our customer selection or require upfront payments for higher risk customers. We expect our focus on generating high-quality customers will continue to result in a portfolio of customers with attractive credit scores, thereby improving retention, decreasing credit risk exposure, and generating a strong, long-term customer portfolio that generates robust returns on new customer acquisition expenditures and drives strong cash flow generation.

Partner with Leading Third Parties to Extend and Enhance Our Product Offering and Customer Base

ADT has a proven history of partnering with leading third-party vendors, and we intend to continue to leverage these relationships to expand and enhance our digital footprint to create a platform for further integration. In January 2016, we announced a new nationwide professional monitoring service via the ADT platform, which is positioned to provide on demand services to compatible DIY and IoT devices such as cameras, sensors, and wearables. Compatible devices and platforms include those manufactured by Samsung, Honeywell, NETGEAR, and Apple’s HomeKit. In January 2017, we announced integration with Amazon Alexa to aid ADT customers in facilitating home security through voice commands via our ADT platform. In January 2017, we announced a partnership with Life360, to develop a family safety service and mobile application we expect to launch later this year. We also announced in June 2017 that we will feature advanced managed and monitored network security and location analytics capabilities for retailers, such as foot traffic, heat mapping, dwell time, and new versus repeat customer visit analysis, using Cisco Meraki Access Points (AP). In August 2017, we also launched the ADT Panic Response service with the Samsung Gear S2 and S3 smartwatches, which are the first wearable devices to include this new level of personal protection. Together with Samsung, in October 2017, we introduced the Samsung SmartThings ADT home security system, which is a safe, easy, and flexible DIY security and smart home solution that gives consumers the ability to create a safe and secure home and grow their connected home ecosystem as their needs evolve. We expect a growing opportunity to expand from our core business to drive growth in adjacent markets, capitalizing on our core expertise and monitoring and service capabilities—along with our brand strength and high degree of customer trust—to expand our addressable market. We intend to pursue additional opportunities in adjacent markets, including through potential selective acquisitions.

Disciplined Expansion of Our Commercial and Multi-Site Account Customer Base

We intend to continue building the industry’s leading nationwide platform that leverages the complementary characteristics of each of our three key customer channels: residential, commercial, and multi-site customers. By leveraging ADT’s scale and leading brand recognition and Protection One’s leading customer care, service expertise, and existing commercial and multi-site customer base and platform, we will continue to seek disciplined growth in our commercial and multi-site channels. While the economics of our residential channels remain attractive, we believe disciplined growth in the commercial and multi-site customer channels will provide further opportunity to optimize our key business drivers that focus on, and yield, strong cash flow generation. We believe returns on new customer acquisition expenditures in these channels are attractive relative to our residential channels, as they have traditionally produced higher average revenues per customer and have lower customer acquisition costs as a multiple of recurring revenues. In fact, many multi-site customers often seek customized solutions with little-to-no upfront net customer acquisition costs. Commercial and multi-site customers also generally have stronger retention rates than residential customers as a result of higher vendor switching costs, longer contract terms, and a more limited set of competitors in the commercial market.

Our History and Transformation

ADT has a long legacy as a trusted and innovative security service provider for homes and businesses. Now an iconic American brand, ADT’s history began in 1874, when it was established as The American District Telegraph Company, embracing the most advanced communications technology of the 1800s. A core aspect of ADT’s success over our more than 140-year history has been our culture of technological and service innovations that have allowed us to remain a market leader and to pursue our core mission of keeping our customers safe and their property protected.

Over the last 20 years we have continued to bring new products and services to market to meet changing customer needs and make use of newly emerging technologies. In 2001, we became the first security company to offer a web-enabled home security system, ADT Safewatch iCenter. We diversified our offerings further with the introduction of the ADT Companion Services System, designed to make sure people could live comfortably and safely in their own homes for as long as possible. In 2010, we launched ADT Pulse, making it possible to meet the expanding customer security, professional monitoring, and interactive automation needs for today’s increasingly active, mobile, and technology-centered lifestyles. ADT also continues to innovate through partnerships with leading technology providers.

Since the ADT Acquisition and our integration with Protection One, a new executive management team has driven a transformation that has resulted in a “New ADT” with a substantially improved customer experience and operating culture. As part of the ADT Acquisition, we combined the brand, history, and scale of legacy ADT with the customer service and operational excellence of Protection One to create an industry leader with the broadest portfolio, largest scale, and leading financial and operating metrics.

Our transformation has been led by our Chief Executive Officer Tim Whall, an industry veteran and former Protection One Chief Executive Officer with more than 35 years industry of experience, and a senior team comprised of both industry veterans and executives with deep functional expertise hired from outside the industry. This leadership team has coalesced to drive a culture centered on the customer, and one where all of our employees are fully aligned to the importance of our mission of helping our customers protect and connect to what matters most—their families, homes, and businesses. In addition to customer centricity, our internal cultural markers are characterized by a bias to act with urgency, high levels of teamwork and collaboration, individual accountability, and discretionary effort.

Through high levels of customer satisfaction and disciplined operating processes, the new management team has notably improved customer retention, reduced customer acquisition costs and improved profitability, thereby improving cash flow generation and increasing expected rates of return on new customer acquisition expenditures. Our strategy in this regard is organized around the following: (i) a strong focus on serving and satisfying our customer base to drive down attrition; (ii) disciplined and intelligent customer acquisition based on, among other factors, credit quality; (iii) improvements in the efficiency with which we acquire new customers; (iv) optimization of our cost structure including cost savings achieved through the combination of Protection One and The ADT Corporation; (v) expansion of our total addressable market through continued innovation and growth in technology-driven products and services, commercial security and other customer channels; and (vi) creation of a culture of engagement that breeds collaboration, accountability and discretionary effort among our employees.

We believe these strategies have already delivered significant improvements in operational and financial results. Importantly, we believe that we can drive further improvements that will create and capture additional value in the future. Our progress achieved since the ADT Acquisition includes:

•	Improved Operational and Financial Metrics. Comparing pre-acquisition Legacy ADT for its fiscal year ended September 25, 2015 to post-acquisition Legacy ADT in the trailing twelve-month period ended September 30, 2017, we reduced gross customer revenue attrition from 16.5% to 13.9%. In addition, in comparing pre-acquisition Legacy ADT for its fiscal year ended September 25, 2015 to the post-acquisition Company in the trailing twelve-month period ended September 30, 2017, we increased Adjusted EBITDA margins as a percentage of monitoring and related services revenues from 54.1% to 57.6%, and we reduced the customer revenue payback period from 2.7 years to 2.5 years. We also reduced total net capital expenditures as a percentage of Adjusted EBITDA and improved our cash flow.

We present these comparisons of pre-acquisition Legacy ADT to the post-acquisition combined Company of Protection One, ASG, and ADT because we believe pre-acquisition Legacy ADT is a familiar and meaningful historical data point, with which users of our financial statements may be familiar as it was a public company until May 2, 2016. Additionally, we believe these are meaningful comparisons as the operations of pre-acquisition Legacy ADT comprise a significant portion of the combined Company. We use the non-GAAP measure Adjusted EBITDA to measure our operating performance. Adjusted EBITDA is reconciled to net loss in the section titled “Summary—Summary Historical and Pro Forma Financial Information.” Customer revenue payback period measures the approximate time in years required to recover our initial investment through contractual monthly recurring fees.

•	Strengthened Operating Discipline. We manage our business with a heavy reliance on data and daily operational measurements. We analyze specific and detailed reports, many of which go to transactional level detail, to evaluate performance across branches, teams, and individual employees. We place an emphasis on identifying variances and taking actions to improve outliers. This approach allows us to drive optimized performance across the business to improve customer service, operational execution, and financial performance.

•	Improved Customer Experience. Since the ADT Acquisition, we have made substantial progress in improving the experience of our customers through better processes, employee training, and the implementation of key initiatives at our call centers, across our sales teams, and at our local branch operations. We believe these improvements are demonstrated by some of the following key performance metrics: substantially reduced longest and average call wait times at our call centers, resulting in a significantly improved experience for customers calling for service on their accounts; reduced service backlog, enabling us to dispatch installation and service technicians to a customer’s premises far more quickly than before; lower call abandonment rates resulting from new processes at our call centers; and lower call center employee turnover. We believe these improvements create a virtuous cycle of more satisfied customers, leading to more engaged employees who, in turn, continue to improve service to our customers.

•	Reduced Customer Revenue Attrition. As a result of a combination of (i) increased discipline related to the credit quality of the new customers we acquire, including the expansion of credit scoring metrics to substantially all new customers, (ii) improved customer service, especially in the speed of our responsiveness in our call centers and field operations, and (iii) a technology-driven product and service offering that increases customer contact and allows us to provide tailored offerings, we have improved annual customer revenue attrition at legacy ADT by more than two and a half percentage points since the consummation of the ADT Acquisition. Customer revenue attrition is one of the most important drivers of value creation in security monitoring businesses, and based on our estimates every one percentage point improvement in attrition frees up more than $100 million of cash flow we would otherwise need to spend to replace those lost customers. We believe that substantial additional opportunities remain to further reduce attrition.

The ADT Corporation Trailing Twelve Month Gross Customer Revenue Attrition(1)

Note: Post-close and pre-close refer to the periods before and after the closing of the ADT Acquisition.

(1)	Gross Customer Revenue Attrition means recurring revenue lost as a result of customer attrition, net of dealer chargebacks and reinstatements, excluding contracts monitored but not owned. The information in this graph presents gross customer revenue attrition (a) prior to The ADT Acquisition, of The ADT Corporation (“pre-acquisition Legacy ADT”) and (b) following the consummation of the ADT Acquisition, of the Company excluding customers acquired under the Protection One and ASG brands (“post-acquisition Legacy ADT”) .

•	Progress in Growth Areas. We have made substantial progress in the development of numerous potential growth areas for our Company, including: leveraging Protection One’s history in the commercial market to continue building a world-class commercial security business; expanding our total addressable market by leveraging the ADT brand to bring security monitoring to innovative new customer experiences and offerings, evidenced by progress in developing cyber security and our new on-the-go mobile offerings; and continuing to take advantage of our status as a “partner of choice” to leading technology companies, evidenced by our recently announced partnership with Amazon.

Brands and Services

Our key brands are ADT and ADT Pulse, as well as the Protection One brand, which is being maintained in select channels. We believe these brands are among the most respected, trusted, and well-known brands in the monitored security industry. The strength of our brands is built upon a long-standing record of providing high-quality and reliable monitored security services and commitment to best-in-class customer care and service expertise. Due to the importance that customers place on reputation and trust when purchasing monitored security, we believe the strength of our brands is a key competitive advantage and contributor to our success.

Our monitored security and automation offerings involve the installation and monitoring of residential and business security and premises automation systems designed to detect intrusion, control access, and react to movement, smoke, carbon monoxide, flooding, temperature, and other environmental conditions and hazards, as well as to address personal emergencies such as injuries, medical emergencies, or incapacitation. Upon the occurrence of a triggering event, our monitored security systems connect to one of our U.L. listed monitoring centers. Depending upon the type of service contract and recorded customer preferences, our monitoring center personnel respond to alarms by relaying appropriate information to local police or fire departments and notifying the customer or others on the customer’s emergency contact list. Additional action may be taken by our monitoring center personnel as needed, depending on the specific situation and recorded customer preferences. The breadth of our solutions allows us to meet a wide variety of customer needs.

Additionally, through the use of our interactive technologies, primarily ADT Pulse, our customers are able to remotely monitor and manage their residential and commercial environments by adding automation capabilities to our monitored security systems. This is done in a way that maintains the separate network integrity and redundancy of a customer’s life safety and security signals. Depending on the service plan purchased and the type and level of product installation, customers are able to remotely access information regarding the security of their residential or commercial environment, arm and disarm their security system, adjust lighting or thermostat levels, or view real-time video from cameras covering different areas of their premises, all via secure access from web-enabled devices (such as smart phones, laptops, and tablet computers) and a customized web portal. Additionally, our interactive automation solutions enable customers to create customized schedules or automation for managing lights, thermostats, appliances, and garage doors. The system can also be programmed to perform additional functions, such as recording and viewing live video and sending text messages based on triggering events.

Customers’ increasingly mobile and active lifestyles have created new opportunities for us in the fast-growing market for self-monitored, or do-it-yourself, products and services. With technology such as ADT Canopy, a platform that provides customers the ability to access our professional monitoring services via various connected and wearable devices, we can continue to service our customers whether they are home or on-the-go.

Many of our residential customers are driven to purchase monitored security and automation services as a result of a perceived or actual increase in crime, life safety concerns in their neighborhood, or other significant life events. In addition, we believe many of our customers purchase monitored security and automation services as a result of their insurance carriers, who may offer lower insurance premium rates if a security system is installed or may require that a system be installed as a condition of coverage.

Reasons for purchasing monitored security and automation systems vary for our commercial customers. Most commercial customers require a basic security system for insurance purposes. However, as IP video solutions have become more affordable and interactive, businesses view these solutions for applications beyond just security, and leverage them for operational purposes as well, including employee safety, theft prevention, and inventory management.

Some of our customers use traditional land-line telephone service as the primary communication method for alarm signals from their sites. As the use of land-line telephone service has decreased, the ability to provide alternative communication methods from a customer’s control panel to our central monitoring centers has become increasingly important. We currently offer, and recommend, a variety of alternate and back-up alarm transmission methods including cellular and broadband Internet.

Additionally, we offer personal emergency response system products and services to our customers, which are supported by monitoring centers, and leverage our security monitoring infrastructure to provide customers with solutions that help sustain independent living, encourage better self-care activities, and improve communication of critical health information.

In addition to monitoring services, we provide other services such as routine maintenance and the installation of upgraded or additional equipment. A majority of our customer base is enrolled in a service plan, which provides additional value to the customer and generates incremental recurring monthly revenue. Purchasers of our monitored security and interactive solutions typically contract for both monitoring and maintenance services at the time of initial equipment installation.

Most of the monitoring services, and a large portion of the maintenance services, we provide to our customers, are governed by multi-year contracts with automatic renewal provisions that provide us with contractually committed recurring monthly revenue. Under our typical customer contract (three-year initial term for residential and five years or longer initial term for commercial and national accounts), the customer pays an upfront fee and is then obligated to make monthly payments for the remainder of the initial contract term. In the residential channel, the standard contract term is three years (two years in California), with automatic renewals for successive 30-day periods, unless cancelled by either party. If a customer cancels or is otherwise in default under the contract prior to the end of the initial contract term, we have the right under the contract to receive a termination payment from the customer in an amount equal to a designated percentage of all remaining monthly payments. Monitoring services are generally billed monthly or quarterly in advance. More than 70% of our residential customers pay us through automated payment methods, with a significantly higher percentage of new residential customers opting for these payment methods. We periodically adjust the standard monthly monitoring rate charged to new and existing customers.

Our Markets

We operate in the following three markets: Residential, Commercial, and Growth Markets.

•	Residential: Residential customers are typically owners of single-family homes who have purchased monitored security and automation services as a result of having moved to a new residence, in response to changes in the perceived threat of crime or life safety concerns in their neighborhood, or in conjunction with other significant life events, such as the birth of a child. We believe that the residential security market is meaningfully underpenetrated, with approximately 20% of U.S. homes using security systems.

•	Commercial: Commercial customers generally include small and large retail businesses, food and beverage service providers, medical offices, financial institutions, service businesses, and multi-site customers with sites around the country. The market is characterized by higher penetration rates, which are driven by insurance requirements and regulations, and by a higher degree of complexity with respect to system installations. As internet protocol (“IP”) video solutions have become more affordable and interactive, businesses increasingly view these solutions for applications beyond just security, and leverage them for operational purposes as well, including employee safety, theft prevention, and inventory management.

•	Growth Markets: New customer types and new offerings present opportunities for us to leverage our brand name, our core focus on security, and our high degree of trust among our customer base to pursue complementary markets such as smart home technologies, network and cyber security, and mobile security. We also leverage our security monitoring infrastructure to provide customers with solutions that help sustain independent living, encourage better self-care activities, and improve communications of critical health information.

We believe the U.S. monitored security market is large, underpenetrated, growing, and economically resilient. The residential market is highly fragmented with several thousand security monitoring companies, the vast majority of which operate in a single regional market, while only a few possess nationwide platforms. The business model is characterized primarily by contractual, subscription-based recurring revenue, which is predictable and resilient, as evidenced by continued growth in the industry during the recent 2008-2010 economic downturn. Industry monitoring and service revenue has grown every year for the past 15 years, and we believe such revenue is well-positioned to benefit from additional growth generated by value-added interactive residential and commercial automation services and additional market penetration. According to Barnes Associates, from 2000 to 2016, monitoring and service revenue increased every year from $8 billion to $27 billion, representing a CAGR of approximately 7.7%. Currently, approximately 20% of households in the United States have home security services, and according to industry observers, market penetration rates are expected to continue to increase to upwards of 40%, as awareness continues to increase and drive demand for advanced solutions, new technologies, and home automation.

Customers and Marketing

We serve approximately 7.2 million customers (excluding contracts monitored but not owned) throughout the United States and Canada. Our residential customers are typically owners of single-family homes, while our business customers include retail businesses, food and beverage service providers, medical offices and clinics, mechanical and auto-body shops, professional service providers, and commercial facilities, among others. Our commercial customers range from smaller businesses to multi-site, national companies.

We manage our existing customer base to maximize customer lifetime value, which includes continually evaluating our product offerings, pricing, and service strategies, managing our costs to provide service to customers, upgrading existing customers to ADT Pulse, IP video solutions for businesses, or other upgraded solutions, and achieving long customer tenure. Our ability to increase our average selling prices for individual customers is dependent on a number of factors including, the quality of our service as well as our continued introduction of additional features and services that increase the value of our offerings to customers and the competitive environment in which we operate.

To support the growth of our customer base and to improve awareness of our brands, we market our monitored security and automation systems and services through national television and radio advertisements, as well as through Internet advertising, including national search engine marketing, email, online video, local search, direct mail, and social media. We continually work to optimize our marketing spend through a lead modeling process, whereby we flex and shift our spending based on lead flow and measured marketing channel effectiveness. In addition to traditional and digital marketing, we have several affinity partnerships with organizations whereby they promote our services to their customer bases.

We continually consider and evaluate new customer lead methods and channels in an effort to increase our customer base and drive greater market penetration without sacrificing customer quality. We also explore opportunities to expand our market presence by providing branded solutions through various third parties, including telecommunications companies, broadband and cable companies, retailers, public and private utilities, and software service providers.

Sales and Distribution Channels

We utilize a network of complementary distribution channels that includes a mix of direct and indirect. In 2016, we generated approximately 60% of our new customers through our internal sales force, including our phone and field teams, supported by our direct response marketing efforts. We generated our remaining new customers in 2016 mainly through our ADT Authorized Dealer Program, and to a smaller extent, through agreements with leading homebuilders and related partners. As opportunities arise, we may also engage in selective bulk account purchases, which typically involve the purchase of a set of customer accounts from other security service providers.

New customers typically require us to make an upfront investment, consisting primarily of installation costs including direct materials and labor, direct and indirect sales costs, marketing costs, and administrative costs related to the installation activities. While the economics of our installation business can vary depending on the customer acquisition channel, we operate our business with the goal of retaining customers for long periods of time in order to recoup our initial investment in new customers, generally achieving revenue break-even in approximately three years.

Direct Channel

Our national sales call centers (inbound and outbound) close sales from prospective customers generated through national marketing efforts and lead generation channel partners. Our telephone sales associates work to understand customer needs and then direct customers to the most suitable sales approach. We close a sale over the phone, if appropriate, while balancing the opportunity for up-sales and customer education that occurs when a sales representative works with the customer in their home or business to fully understand their individual needs. When the sale is best handled in the customer’s home or business, the sales center associate can schedule a field sales consultant appointment in real-time.

The approximately 2,800 sales consultants that make up our field sales force generate sales from customers through company-generated leads, as well as customer referrals and other lead methods. Our field sales consultants undergo an in-depth screening process prior to hire. Each field sales consultant completes comprehensive centralized training prior to conducting customer sales presentations and participates in ongoing training in support of new offerings and the use of our structured model sales call. We utilize a highly structured sales approach, which includes, in addition to the structured model sales call, daily monitoring of sales activity and effectiveness metrics and regular coaching by our sales management teams.

Indirect Channel

Our authorized dealer network, which we acquired in May 2016 in connection with the ADT Acquisition, consists of approximately 300 authorized dealers operating across the United States and Canada, and extends our reach by aligning us with select independent security sales and installation companies. These authorized dealers generally have exclusivity arrangements with us for security related services. We monitor each authorized dealer to help ensure the dealer’s financial stability, use of sound and ethical business practices, and delivery of reliable and consistent high-quality sales and installation methods. Authorized dealers are required to adhere to the same high-quality standards for sales and installation as our own field offices.

Typically, our authorized dealers are contractually obligated to offer exclusively to us all qualified security services accounts they generate, but we are not obligated to accept these accounts. We pay our authorized dealers for the services they provide in generating qualified monitored accounts. In certain instances in which we reject an account, we generally still indirectly provide monitoring services for that account through a monitoring services agreement with the authorized dealer. Like our direct sales contracts, dealer generated customer contracts typically have an initial term of three years (two years in California) with automatic renewals for successive 30-day periods, unless canceled by either party. If an accepted security services account is canceled during the charge-back period, which is generally twelve to fifteen months, the dealer is required to provide an account with equivalent economic characteristics or to refund our payment for their services for generating the account.

Field Operations

We serve our customer base from approximately 200 sales and service offices located throughout the United States and Canada. From these locations, our staff of approximately 4,600 installation and service technicians provides monitored security and automation system installations and field service and repair. We staff our field offices to efficiently and effectively make sales calls, install systems, and provide service support based on customer needs and our evaluation of growth opportunities in each market. We utilize third-party subcontract labor when appropriate to assist with these efforts. We maintain the relevant and necessary licenses related to the provision of installation of security and related services in the jurisdictions in which we operate. Our objective is to provide a differentiated service experience by providing same-day service.

Monitoring Centers and Support Services

We operate 12 monitoring centers that are listed by U.L. across the United States and Canada. We employ approximately 4,000 customer care professionals who are required to complete extensive initial training, as well as receive ongoing training and coaching. To obtain and maintain a U.L. listing, a security system monitoring center must be located in a building meeting U.L.’s structural requirements, have back-up computer and power systems, and meet U.L. specifications for staffing and standard operating procedures. Many jurisdictions have laws requiring that security systems for certain buildings be monitored by U.L. listed centers. In addition, a U.L. listing is required by insurers of certain customers as a condition of insurance coverage. In the event of an emergency at one of our monitoring centers (e.g., fire, tornado, major interruption in telephone or computer service, or any other event affecting the functionality of the center), all monitoring operations can be automatically transferred to another monitoring center. All of our monitoring centers operate 24 hours a day on a year-round basis.

We serve our largest multi-site customers from our call center in Irving, Texas. Our multi-site customers may call one location to resolve all customer support issues, including billing, installations, service calls, upgrades, or other service-related assistance. This concept is unique in our industry and is a strong selling point for National Accounts choosing us for their security needs.

Newark, Delaware is home to our Network Operations Center (“NOC”). The NOC houses a group of highly experienced certified engineers capable of designing and provisioning broadband networks for our customers. These employees are Cisco Certified and Meraki Certified, and our NOC earned the Cisco Cloud and Managed Services Express Partner Certification, which makes us one of the few security companies in the industry with this designation.

Three of our monitoring centers provide monitoring under the CMS brand, which is a wholesale monitoring company providing services to independent alarm companies.

Customer Care

We believe that the fastest and most profitable way to grow our company is by keeping the customers we already have. To maintain our high standard of customer service, we provide ongoing high-quality training to call center and field employees and to dealer personnel. We also continually measure and monitor key performance metrics that drive a high-value customer experience, including customer satisfaction oriented metrics across each customer touch point.

Our call center operations provide support 24 hours a day on a year-round basis. Customer care specialists answer non-emergency inquiries regarding service, billing, and alarm testing and support, while our monitoring centers primarily handle inbound alarms and dispatch of alarms. To ensure that technical service requests are handled promptly and professionally, all requests are routed through our customer contact centers. Customer care specialists help customers resolve minor service and operating issues; and in many cases, the specialists are able to remotely resolve customer concerns. We continue to implement new customer self-service tools via interactive voice response systems and the Internet, thereby providing customers additional choices in managing their services.

Suppliers

We purchase equipment and components of our products from a limited number of suppliers and distributors. Inventory is held in our regional distribution center at levels we believe are sufficient to meet current and anticipated customer needs. We also maintain inventory of equipment and components at each field office and in technicians’ vehicles. Generally, our third-party distributors maintain a safety stock of certain key items to cover any minor supply chain disruptions. We also utilize dual sourcing methods to minimize the risk of a disruption from a single supplier. We do not anticipate any major interruptions in our supply chain.

Competition

Technology trends are creating significant change in our industry. Innovation has lowered the barriers to entry in the interactive services and automation market, and new business models and competitors have emerged. We believe that a combination of increasing customer interest in lifestyle and business productivity and technology advancements will support the increasing penetration of the interactive services and automation industry. We are focused on extending our leadership position in the monitored security industry while also growing our share of the fast-growing interactive automation industry. The security systems market in the United States and Canada remains highly competitive and fragmented, with a number of major firms and thousands of smaller regional and local companies. The high fragmentation of the industry is primarily the result of relatively low barriers to entering the business in local geographies and the availability of wholesale monitoring (whereby smaller companies outsource their monitoring to operations that provide monitoring services but do not maintain the customer relationship). We believe that our principal competitors within the security systems market are Johnson Controls International plc., Vivint, Inc., Stanley Security Solutions, a subsidiary of Stanley Black and Decker, MONI, a subsidiary of Ascent Capital Group, Inc. and Comcast Corporation.

Success in acquiring new customers is dependent on a variety of factors, including brand and reputation, market visibility, service and product capabilities, quality, price, and the ability to identify and sell to prospective customers. Competition is often based primarily on price in relation to the value of the solutions and service. Rather than compete purely on price, we emphasize the quality of our services, which we believe is distinguished by superior-class customer service, the reputation of our industry-leading brands, and our knowledge of customer needs, which we believe collectively enable us to deliver an outstanding experience. In addition, we are increasingly offering added features and functionality, such as those in our ADT Pulse interactive services offering, which provide new services and capabilities that serve to further differentiate our offering and support a pricing premium.

We believe our focus on safety and security, coupled with our field sales force, and including our nationwide team of in-home sales consultants, our solid reputation for and expertise in providing reliable security and monitoring services through our in-house network of redundant monitoring centers, our reliable product solutions, and our highly skilled installation and service organization, position us well to compete with traditional and new competitors.

Seasonality

Our business experiences a certain level of seasonality. Since more household moves take place during the second and third calendar quarters of each year, our disconnect rate and new customer additions are typically higher in those quarters than in the first and fourth calendar quarters. There is also a slight seasonal effect on our new customer installation volume and related cash expenses incurred in investments in new customers; however, other factors such as the level of marketing expense and relevant promotional offers can mitigate the effects of seasonality. In addition, we may see increased servicing costs related to higher alarm signals and customer service requests as a result of customer power outages and other issues due to weather-related incidents.

Intellectual Property

Patents, trademarks, copyrights, and other proprietary rights are important to our business, thus we continuously refine our intellectual property strategy to maintain and improve our competitive position. We register new intellectual property to protect our ongoing technological innovations and strengthen our brand, and we take appropriate action against infringements or misappropriations of our intellectual property rights by others. We review third-party intellectual property rights to help avoid infringement and to identify strategic opportunities. We typically enter into confidentiality agreements to further protect our intellectual property.

We own a portfolio of patents and patent applications that relate to a variety of monitored security and automation technologies utilized in our business, including security panels and sensors as well as video and information management solutions. We also own a portfolio of trademarks and trademark applications in the United States and Canada, including but not limited to, ADT, ADT Pulse, Canopy, ADT Always There, Protection One, in Canada only, Creating Customers for Life, and, in the United States only, ASG Security, and are a licensee of various intellectual property, including from our third-party suppliers and technology partners. Due to the importance that customers place on reputation and trust when making a decision on a security provider, our brand is critical to our business. Patents for individual products extend for varying periods according to the date of patent filing or grant and the legal term of patents in the various countries where patent protection is obtained. Trademark rights may potentially extend for longer periods of time and are dependent upon national laws and use of the marks.

In particular, certain trademarks associated with the ADT brand, including “ADT” and the blue octagon, are owned in all territories outside of the United States and Canada by Johnson Controls International plc, which recently acquired and merged with and into Johnson Controls. In certain instances, such trademarks are licensed in certain territories outside the United States and Canada by Johnson Controls to third parties. Pursuant to the Tyco Trademark Agreement entered into between The ADT Corporation and Tyco in connection with the separation of The ADT Corporation from Tyco in 2012, the Company is prohibited from ever registering, attempting to register or using such trademarks outside the United States (including Puerto Rico and the US Virgin Islands) and Canada. As a result, in the event that the Company chooses to sell products or services or otherwise do business outside the United States and Canada, it will have to do so using a brand other than “ADT” and may not use the blue octagon to promote its products and services. See “Risk Factors—Risks Related to Our Business—Third parties hold rights to certain key brand names outside of the United States and Canada.”

Government Regulation and Other Regulatory Matters

Our operations are subject to numerous federal, state, provincial, and local laws and regulations in the United States and Canada in areas such as consumer protection, occupational licensing, environmental protection, labor and employment, tax, permitting, and other laws and regulations. Most states and provinces in which we operate have licensing laws directed specifically toward the monitored security industry. In certain jurisdictions, we must obtain licenses or permits in order to comply with standards governing employee selection, training, and business conduct.

We also currently rely extensively upon the use of both wireline and wireless telecommunications to communicate signals, and wireline and wireless telephone companies in the United States and Canada are regulated by federal, state, provincial, and local governments. The operation and use of wireless telephone and radio frequencies is regulated in the United States by the Federal Communications Commission (“FCC”) and state public utilities commissions and in Canada by the Canada Radio-television and Telecommunications Commission (“CRTC”). Although the use of wireline phone service has been decreasing, we believe we are well positioned to respond to these trends with alternate transmission methods that we already employ, including cellular and broadband Internet technologies. Our advertising and sales practices are regulated by the U.S. Federal Trade Commission (“FTC”), the Canadian Competition Bureau, the CRTC, and state and provincial consumer protection laws. In addition, we are subject to certain administrative requirements and laws of the jurisdictions in which we operate. These laws and regulations may include restrictions on the manner in which we promote the sale of our security services and require us to provide most purchasers of our services with three-day or longer rescission rights. We must also comply with applicable laws governing telemarketing and email marketing in both the United Stated and Canada. See “Risk Factors—Risks Related to Our Business—Increasing government regulation of telemarketing, email marketing, door-to-door sales and other marketing methods may increase our costs and restrict the operation and growth of our business.”

Some local government authorities have adopted or are considering various measures aimed at reducing false alarms. Such measures include requiring permits for individual alarm systems, revoking such permits following a specified number of false alarms, imposing fines on customers or alarm monitoring companies for false alarms, limiting the number of times police will respond to alarms at a particular location after a specified number of false alarms, requiring additional verification of an alarm signal before the police respond, or providing no response to residential system alarms. See “Risk Factors—Risks Related to Our Business—We could be assessed penalties for false alarms” and “Risk Factors—Risks Related to Our Business—Police departments could refuse to respond to calls from monitored security service companies” for further discussion.

The monitored security industry is also subject to requirements, codes, and standards imposed by various insurance, approval and listing, and standards organizations. Depending upon the type of customer, security service provided, and requirements of the applicable local governmental jurisdiction, adherence to the requirements, codes, and standards of such organizations is mandatory in some instances and voluntary in others.

Changes in laws and regulations can affect our operations, both positively and negatively, and impact the manner in which we conduct our business. See “Risk Factors—Risks Related to Our Business—Our business operates in a regulated industry.”

Employees

As of September 30, 2017, we employed approximately 18,000 people. Approximately 10% of our employees are covered by collective bargaining agreements. We believe that our relations with our employees and labor unions have generally been good.

Properties

We currently operate through a network of over 200 sales and service offices, 12 U.L. listed monitoring centers, seven customer and field support locations, two national sales call centers and two regional distribution centers, located throughout the United States and Canada, the majority of which are leased.

We lease approximately 2.4 million square feet of space in the United States, including 150,000 square feet of office space for our corporate headquarters located in Boca Raton, Florida. We lease this property under a long-term operating lease with a third party. We also own approximately 450,000 square feet of space throughout the United States.

We lease approximately 250,000 square feet of space in Canada in support of our Canadian operations.

We believe our properties are adequate and suitable for our business as presently conducted and are adequately maintained.

Legal Proceedings

We are subject to various claims and lawsuits in the ordinary course of business, including from time to time, contractual disputes, employment matters, product and general liability claims, claims that the Company has infringed on the intellectual property rights of others, claims related to alleged security system failures, and consumer and employment class actions. In the ordinary course of business, we are also subject to regulatory and governmental examinations, information requests and subpoenas, inquiries, investigations, and threatened legal actions and proceedings. In connection with such formal and informal inquiries, we receive numerous requests, subpoenas, and orders for documents, testimony, and information in connection with various aspects of our activities. We have recorded accruals for losses that we believe are probable to occur and are reasonably estimable. For a description of certain on-going matters, refer to Note 8 the Company’s unaudited consolidated financial statements.

Corporate Information

Our principal executive offices are located at 1501 Yamato Road, Boca Raton, FL 33431. Our telephone number is (561) 988-3600. Our website is located at https://investor.adt.com. The information contained in, or accessible through, our website is not part of, and is not incorporated into, this prospectus, and investors should not rely on any such information in deciding whether to invest in our common stock.

MANAGEMENT

The following table sets forth the name, age and position of each of our executive officers and directors as of the date of this prospectus.

Name	Age	Position
Timothy J. Whall	56	Chief Executive Officer; Director
James D. DeVries	54	President
Daniel M. Bresingham	45	Executive Vice President, Chief Administrative Officer and Treasurer
P. Gray Finney	59	Senior Vice President, Chief Legal Officer and Secretary
Jeffrey Likosar	47	Executive Vice President and Chief Financial Officer
Jamie E. Haenggi	47	Senior Vice President and Chief Sales and Marketing Officer
Donald Young	53	Senior Vice President and Chief Information Officer
Jay Darfler	41	Senior Vice President, Emerging Growth Markets
Robert M. Dale	60	Senior Vice President, National Account Sales
Zachary Susil	35	Vice President, Controller
Amelia O. Pulliam	46	Senior Vice President, Chief Human Resources Officer
Andrew D. Africk	51	Director
Marc E. Becker	45	Director (Chairman)
Matthew H. Nord	37	Director
Reed B. Rayman	31	Director
Eric L. Press	51	Director
Lee J. Solomon	45	Director
Stephanie Drescher	44	Director
Brett Watson	37	Director
David Ryan	47	Director

The following are brief biographies describing the backgrounds of the executive officers and directors of the Company.

Timothy J. Whall is our Chief Executive Officer and a member of our board of directors. Mr. Whall has served as Chief Executive Officer and President of Prime Borrower since July 2015. Previously, Mr. Whall served as the President, Chief Executive Officer, and a member of the board of directors of Protection One, Inc. from June 2010 to March 2017. Mr. Whall joined SecurityLink in 1990 as a Service Manager. He served as a General Manager before joining the senior management team in various capacities and ultimately becoming President and Chief Operating Officer. After SecurityLink was acquired by GTCR in 2000, Mr. Whall continued to serve as President and Chief Operating Officer. Following SecurityLink’s sale to Tyco in 2001, Mr. Whall was ADT’s Senior Vice President of Business Operations from 2001 to 2004. In 2004, Mr. Whall partnered with GTCR to acquire Honeywell’s Security Monitoring division (“HSM”). At HSM he served as President and Chief Operating Officer. Following the sale of HSM to Stanley Black & Decker, Mr. Whall served as Chief Operating Officer of StanleyWorks’ Convergent Security Solutions division for one year. In 2008, he left Stanley to pursue opportunities with GTCR. That partnership led to GTCR’s acquisition of the Protection One business in June 2010.

James D. DeVries is our President. From May 2, 2016 to September 2017, Mr. DeVries served as The ADT Corporation’s Executive Vice President and Chief Operating Officer. From December 2014 to May 2016, Mr. DeVries served as Executive Vice President of Brand Operations at Allstate Insurance Company, the second largest personal lines insurer in the United States. During his tenure at Allstate, Mr. DeVries led the operations organization, comprising approximately 7,000 employees in the United States, Northern Ireland, and India, and was responsible for, among other things, customer care centers, outbound and inbound phone sales, procurement, technical support, life underwriting and claims, real estate and administration, and fleet management. From March 2008 to December 2014, Mr. DeVries served as Executive Vice President and Chief Administrative

Officer of Allstate, where has was accountable for, among other things, real estate and administration, human resources, and procurement. Prior to joining Allstate in 2008, Mr. DeVries served in various executive and management roles at Principal Financial Group, Ameritech, Quaker Oats Company, and Andrew Corporation. Mr. DeVries is a board member of Amsted Industries Inc., a diversified global manufacturer of industrial components serving primarily the railroad, vehicular and construction and building markets, and a past board member of the Human Resources Management Association of Chicago, the Chicago Public Library Foundation, and the Boys & Girls Clubs of Central Iowa. Mr. DeVries received a Bachelor’s degree from Trinity College, which is now known as Trinity International University, a master’s degree from Loyola University, and a Master of Business Administration from the Kellogg School of Management at Northwestern University.

Daniel M. Bresingham is our Executive Vice President, Chief Administrative Officer and Treasurer. He also serves as Executive Vice President, Treasurer, and Chief of Staff of Prime Borrower, and has served in this position since October 2016. Previously, Mr. Bresingham served as our Chief Financial Officer of Prime Borrower from July 2015 to October 2016. From April 2010 to June 2015, Mr. Bresingham served as the Chief Financial Officer of Protection One, Inc. Prior to joining the Company, Mr. Bresingham served as Chief Financial Officer of Stanley Convergent Security Solutions from January 2007 through April 2010. Prior to then, Mr. Bresingham served as Controller of HSM Electronic Protection Services from November 2004 to January 2007. Mr. Bresingham also has senior management experience in the telecommunications industry and public accounting experience from his time at Arthur Andersen and PricewaterhouseCoopers. Mr. Bresingham successfully completed the examinations required to become a Certified Public Accountant and a Certified Internal Auditor. Mr. Bresingham holds a Bachelor’s degree in Accounting from the University of Illinois at Urbana-Champaign and a MBA from the University of Chicago.

P. Gray Finney is our Senior Vice President, Chief Legal Officer and Secretary. He is also Prime Borrower’s Senior Vice President, General Counsel and Secretary. Previously, Mr. Finney served as Senior Vice President, General Counsel and Secretary of Protection One, Inc. from August 2010 to March 2017. From 2005 to 2010, Mr. Finney was the managing member of Finney Law Firm LLC, a law firm focusing primarily on the electronic security industry and telecommunications. From 1997 to 2003, Mr. Finney served as Senior Vice President, General Counsel and Secretary of ADT Security Services, Inc. From 1988 to 1996, Mr. Finney was a senior lawyer at Ryder System, Inc., and from 1982 to 1985, he was a Senior Tax Specialist at KPMG LLP. Mr. Finney is licensed to practice law in Alabama, Florida, Mississippi and Texas, and is also licensed to practice public accountancy in both Alabama and Florida. Mr. Finney holds a B.S. in Accounting and Finance from Florida State University and a J.D. from the University of Miami.

Jeffrey Likosar is our Executive Vice President and Chief Financial Officer. He is also Prime Borrower’s Executive Vice President and Chief Financial Officer and has served in this role since October 2016. From February 2014 to September 2016, Mr. Likosar served as CFO of Gardner Denver, a leading global provider of high quality industrial equipment, technologies, and services to a broad and diverse customer base through a family of highly recognized brands. Mr. Likosar was responsible for all aspects of the financial function in this role. From November 2008 to February 2014, Mr. Likosar served in various capacities at Dell Inc., a privately owned multinational computer technology company, including as Chief Financial Officer, End User Computing and Operations and Vice President of Financial Planning and Analysis and Acquisition Integration. Prior to joining Dell, Mr. Likosar spent most of his career at GE across the Appliances, Plastics, and Aviation Divisions. His roles included Chief Financial Officer of Resins (in GE’s Plastics Division) and Chief Financial Officer of Military Systems in GE’s Aviation Division, in addition to various other roles in the Plastics and Appliances Divisions. Mr. Likosar began his career at GE Appliances as an analyst in the Financial Management Program and holds a Bachelor’s degree in business administration from the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill.

Jamie E. Haenggi is our Senior Vice President and Chief Sales and Marketing Officer. She is also Prime Borrower’s Senior Vice President and Chief Marketing and Customer Experience Officer and has served in this role since July 2015. Previously, Ms. Haenggi was the Chief Revenue Officer of Protection One from June 2010 to June 2015. Ms. Haenggi has spent over 20 years in the security industry in a wide range of sales, marketing and operational positions. Prior to working at Protection One, Ms. Haenggi served as Chief Marketing Officer at Vonage. She has also held leadership positions at National Guardian, Holmes Protection, and ADT Security Services, Inc. At ADT Security Services, Inc., she served as Vice President, Marketing and later as Vice President of Worldwide Marketing. Ms. Haenggi received her Bachelor’s degree in International Relations and Japanese from the University of Minnesota.

Donald Young is our Senior Vice President and Chief Information Officer. He is also Prime Borrower’s Chief Information Officer and has served in this role since July 2015. Mr. Young served as the Chief Operating Officer and Chief Information Officer of Prime Borrower from July 2015 to May 2016 and for Protection One, Inc. from June 2010 to July 2015. Mr. Young joined the alarm industry in 1988 after serving four years in the United States Air Force as a Computer Programmer Analyst. In 1988, Mr. Young first joined SecurityLink as Operations Manager. In 2001, Mr. Young became SecurityLink’s Chief Information Officer. Following the sale of SecurityLink, he was the Vice President of Information Technology at ADT Security Services, Inc. Mr. Young became Chief Information Officer at HSM in 2004. After the January 2007 sale of HSM to StanleyWorks, he was retained as Chief Information Officer of Stanley Convergent Solutions through May 2010.

Jay Darfler is our Senior Vice President, Emerging Markets and has served in this position since May 2016. Previously, Mr. Darfler served as Vice President, Product Development & Connected Home of Cross Country Home Services from 2012 to 2016. Mr. Darfler has also served as Vice President and Divisional Merchandise Manager, Services for OfficeMax. Mr. Darfler has nearly 20 years of experience in emerging markets and commercializing new products and/or services. Mr. Darfler graduated from the University of Illinois at Urbana-Champaign with a degree in Finance.

Robert M. Dale is our Senior Vice President, National Account Sales and has served in this role since May 2012. He was previously Senior Vice President of Sales for Protection 1 from 2010 to 2011. Mr. Dale began his security career in 1983 as a Commercial Sales Representative for ADT and has held several managerial positions, including National Account Manager, Sales Manager, General Manager, and Regional General Manager before joining Protection 1 and being named Senior Vice President of Commercial Sales. Mr. Dale earned his bachelor’s degree in from the University of Louisville.

Zachary Susil is our Vice President, Controller and has served in this position since January 2017. Previously, Mr. Susil served as our Director of External Reporting and Accounting Research and Policy from November 2015 to December 2016 and Director of Accounting Research and Policy from March 2015 to October 2015. Mr. Susil held various accounting positions at the Company from September 2012. Prior to joining the Company, Mr. Susil held positions at Tyco International and Ernst & Young. Mr. Susil has more than 10 years of accounting experience and is a Certified Public Accountant in the state of Florida. Mr. Susil graduated from the University of Florida with a Master’s degree in Accounting.

Amelia O. Pulliam is our SVP and Chief Human Resources Officer and has served in this position since August 2016. In this role, she is responsible for leading all aspects of the company-wide HR strategy and people practices for ADT’s nearly 18,000 employees across the US and Canada. Ms. Pulliam joined ADT in August 2014 as Vice President, Talent Management and was responsible for developing the talent and assessment practices for the company. Prior to joining ADT Ms. Pulliam was with Coca Cola Enterprises from 2007 to 2014, and in her last post served as Vice President, HR Strategy/M&A and Employee Communications. Ms. Pulliam has nearly 20 years of experience in the field of Human Resources spanning the retail, manufacturing and services industries in the US and Europe. Ms. Pulliam graduated from the University of South Florida with a degree in Criminology.

Andrew D. Africk is a member of our board of directors. Mr. Africk has also served as a manager of Prime Borrower since its formation in May 2015. Mr. Africk is the founder of Searay Capital LLC, a private investment company. Mr. Africk established Searay Capital in July 2013 after 21 years leading private equity and capital markets investments for Apollo. As a Senior Partner at Apollo, Mr. Africk was responsible for investments in technology and communications and has over 25 years of experience financing, analyzing and investing in public and private companies. Mr. Africk also currently serves as a director of Suncoke Energy Inc. and RPX Corporation. In the last five years, Mr. Africk has served on the boards of directors for various public companies including Alliqua Biomedical, Hughes Telematics, Inc., and STR Holdings, Inc. Additionally, Mr. Africk serves on the Board of Overseers of the University of Pennsylvania School of Engineering and Applied Science, serves on the UCLA Science Board and is a trustee of the Trinity School in New York City. Mr. Africk graduated Summa Cum Laude, Phi Beta Kappa from UCLA with a B.A. in Economics, Magna Cum Laude from the University of Pennsylvania Law School with a J.D., and with Distinction from the University of Pennsylvania’s Wharton School of Business with an MBA.

Marc E. Becker is the chairman of our board of directors and a designee of Apollo. Mr. Becker has also served as a manager of Prime Borrower since its formation in May 2015. Mr. Becker is a Senior Partner of Apollo. He joined Apollo in 1996. Prior to that time, Mr. Becker was employed by Smith Barney Inc. within its Investment Banking division. Mr. Becker also serves on the board of directors of Pinnacle Agriculture Holdings, LLC. During the past five years, Mr. Becker also served as a director of Affinion Group Holdings, Inc., Apollo Residential Mortgage, Inc., CEVA Holdings, LLC, Evertec Group, LLC, Novitex Holdings, Inc., Quality Distribution, Inc., Realogy Holdings Corp., and SourceHOV Holdings Inc. Mr. Becker is actively involved in a number of non-profit organizations and serves as the chairman of the board of the TEAK Fellowship and as Treasurer of the Park Avenue Synagogue. Mr. Becker graduated cum laude with a B.S. in Economics from the University of Pennsylvania’s Wharton School of Business.

Matthew H. Nord is a member of our board of directors and a designee of Apollo. Mr. Nord has also served as a manager of Prime Borrower since its formation in May 2015. Mr. Nord is a Senior Partner of Apollo. He joined Apollo in 2003. From 2001 to 2003, Mr. Nord was a member of the Investment Banking division of Salomon Smith Barney Inc. Mr. Nord serves on the boards of directors of Elexa Technologies, Inc., Presidio Holdings, Inc., RegionalCare Hospital Partners Holdings, Inc., and West Corporation. Mr. Nord also serves on the Board of Trustees of Montefiore Health System and on the Board of Overseers of the University of Pennsylvania’s School of Design. During the past five years, Mr. Nord also served as a director of Affinion Group Inc., Constellium N.V., Evertec, Inc., Novitex Parent, L.P., MidCap Financial Holdings, Inc., Noranda Aluminum Holding Corporation, and SOURCEHOV Holdings, Inc. Mr. Nord graduated summa cum laude with a B.S. in Economics from the University of Pennsylvania’s Wharton School of Business.

Reed B. Rayman is a member of our board of directors and a designee of Apollo. Mr. Rayman has also been a manager of Prime Borrower since its formation in May 2015. He is a Principal of Apollo, where he has worked since 2010. Mr. Rayman previously was employed by Goldman, Sachs & Co. in both its Industrials Investment Banking and Principal Strategies groups from 2008 to 2010. Mr. Rayman holds a B.A. cum laude in Economics from Harvard University. Mr. Rayman currently serves on the board of directors of Coinstar, Redbox, CareerBuilder, Mood Media, and ecoATM. He previously served on the board of directors of Verso Corporation.

Eric L. Press is a member of our board of directors and a designee of Apollo. Mr. Press has also been a manager of Prime Borrower since May 2016. Mr. Press is a Senior Partner at Apollo. In his 18 years with Apollo, he has been involved in many of the firm’s investments in basic industrials, metals, lodging/gaming/leisure and financial services. Prior to joining Apollo in 1998, Mr. Press was associated with the law firm of Wachtell, Lipton, Rosen & Katz, specializing in mergers, acquisitions, restructurings, and related financing transactions. From 1987 to 1989, Mr. Press was a consultant with The Boston Consulting Group, a management consulting firm focused on corporate strategy. Mr. Press currently serves on the boards of directors of Apollo Commercial Real Estate Finance, Inc., Princimar Chemical Holdings, RegionalCare Hospital Partners, and Constellis Holdings. In the last five years, Mr. Press has served on the boards of directors for Verso Paper Corp., Affinion Group Holdings, Inc., Noranda Aluminum Holding Corporation, Athene Holding Ltd., and Metals USA Holdings Corp. Mr. Press graduated magna cum laude from Harvard College with an AB in Economics and Yale Law School, where he was a Senior Editor of the Yale Law Journal.

Lee J. Solomon is a member of our board of directors and a designee of Apollo. Mr. Solomon has also been a manager of Prime Borrower since May 2016. Mr. Solomon is a Partner at Apollo Private Equity having joined in 2009. Prior to that time, Mr. Solomon was an executive in the media industry. Prior thereto, he served as a Principal at Grosvenor Park, which was a joint venture with Fortress Investment Group. Prior to that, he was the Executive Vice President of Business Affairs for Helkon Media. Mr. Solomon serves on the board of directors of Endemol Shine Group, Redbox Automated Retail LLC, Coinstar LLC, ecoATM and Mood Media Corporation. He received his MBA from The Stern School of Business at New York University and graduated from the University of Rochester with a BA in Economics and Political Science.

Stephanie Drescher is a member of our board of directors and a designee of Apollo. Ms. Drescher has also been a manager of Prime Borrower since December 2017. Ms. Drescher is a Senior Partner at Apollo, having joined in 2004, and is a member of the firm’s Management Committee. Prior to joining Apollo, Ms. Drescher was employed by JP Morgan for ten years, primarily in its Alternative Investment group. Ms. Drescher has served on the board of directors of the JP Morgan Venture Capital Funds I and II, JP Morgan Corporate Finance Funds I and II, JP Morgan Private Investments Inc., and Allied Waste. Ms. Drescher is currently on the board of directors of The Young Woman’s Leadership Network, and the Allen Stevenson School. Ms. Drescher graduated summa cum laude, Phi Beta Kappa from Barnard College of Columbia University and earned her MBA from Columbia Business School.

Brett Watson is a member of our board of directors and a designee of the Koch Investor. Mr. Watson has also been a manager of Prime Borrower since May 2016. Mr. Watson is a Senior Managing Director with Koch Equity Development LLC. Mr. Watson also serves on the boards of directors of the parent companies of Infor, Flint Group and Transaction Network Services. Mr. Watson holds a B.S. and M.B.A. from Binghamton University. We anticipate that Mr. Watson will resign from our board of directors after we redeem in full the outstanding Koch Preferred Securities and pay the related redemption premium and other related amounts. See “Description of Capital Stock—Composition of Board of Directors; Election and Removal of Directors.”

David Ryan is a member of our board of directors and a Co-Investor Designee. Mr. Ryan has also been a manager of Prime Borrower since May 2016. Mr. Ryan has been an Adviser to Birchtree Fund Investments Private Limited (together with its affiliates, “Temasek”) since August 2016. Mr. Ryan retired from his position as President of Goldman Sachs Asia Pacific ex-Japan in December 2013, a position he held since the beginning of 2011. Mr. Ryan has over 22 years of experience in various senior roles at Goldman Sachs. Mr. Ryan also serves on the board of directors of Mapletree Investments Pte Ltd.

Controlled Company

We intend to apply to list the shares of our common stock offered in this offering on the NYSE. As Apollo will continue to control more than 50% of our combined voting power upon the completion of this offering, we will be considered a “controlled company” for the purposes of that exchange’s rules and corporate governance standards. As a “controlled company,” we will be permitted to, and we intend to, elect not to comply with certain corporate governance requirements, including (1) those that would otherwise require our board of directors to have a majority of independent directors, (2) those that would require that we establish a compensation committee composed entirely of independent directors and with a written charter addressing the committee’s purpose and responsibilities and (3) those that would require we have a nominating and corporate governance committee comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, or otherwise ensure that the nominees for directors are determined or recommended to our board of directors by the independent members of our board of directors pursuant to a formal resolution addressing the nominations process and such related matters as may be required under the federal securities laws. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and our shares continue to be listed on the NYSE, we will be required to comply with these provisions within the applicable transition periods.

Director Independence

As allowed under the applicable rules and regulations of the SEC and the NYSE, we intend to phase in compliance with the heightened independence requirements prior to the end of the one-year transition period. Upon consummation of this offering, we expect our independent director, as such term is defined by the applicable rules and regulations of the NYSE, will be Mr. Africk.

Board Composition

Our board of directors will consist of ten members upon completion of this offering. Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. The authorized number of each class of directors may be increased or decreased by our board of directors in accordance with our amended and restated certificate of incorporation. At any meeting of the board of directors, except as otherwise required by law, a majority of the total number of directors then in office will constitute a quorum for all purposes.

Board Committees

Following the completion of this offering, the board committees will include an executive committee, an audit committee, a compensation committee and a nominating and corporate governance committee. In addition, we intend to avail ourselves of the “controlled company” exception under the NYSE rules which exempts us from certain requirements, including the requirements that we have a majority of independent directors on our board of directors and that we have compensation and nominating and corporate governance committees composed entirely of independent directors. We will, however, remain subject to the requirement that we have an audit committee composed entirely of independent members by the end of the transition period for companies listing in connection with an initial public offering.

If at any time we cease to be a “controlled company” under the NYSE rules, the board of directors will take all action necessary to comply with the applicable NYSE rules, including appointing a majority of independent directors to the board of directors and establishing certain committees composed entirely of independent directors, subject to a permitted “phase-in” period.

Executive Committee

Following the consummation of this offering, our Executive Committee will consist of Messrs. Becker (Chair), Rayman and Whall. Subject to certain exceptions, the Executive Committee generally may exercise all of the powers of the Board of Directors when the Board of Directors is not in session. The executive committee serves at the pleasure of our Board of Directors. This committee and any of its members may continue or be changed once our Sponsor no longer owns a controlling interest in us.

Audit Committee

Following the consummation of this offering, our Audit Committee will consist of Messrs. Africk, Rayman (Chair), and Press. Our board of directors has determined that Mr. Africk qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and that Mr. Africk is independent as independence is defined in Rule 10A-3 of the Exchange Act and under the NYSE listing standards. The principal duties and responsibilities of our Audit Committee will be as follows:

•	to prepare the annual Audit Committee report to be included in our annual proxy statement;

•	to oversee and monitor our financial reporting process;

•	to oversee and monitor the integrity of our financial statements and internal control system;

•	to oversee and monitor the independence, retention, performance and compensation of our independent auditor;

•	to oversee and monitor the performance, appointment and retention of our senior internal audit staff person;

•	to discuss, oversee and monitor policies with respect to risk assessment and risk management;

•	to oversee and monitor our compliance with legal and regulatory matters; and

•	to provide regular reports to the board.

The Audit Committee will also have the authority to retain counsel and advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees.

Compensation Committee

Following the consummation of this offering, our Compensation Committee will consist of Messrs. Becker (Chair), Rayman, and Whall. The principal duties and responsibilities of the Compensation Committee will be as follows:

•	to review, evaluate and make recommendations to the full board of directors regarding our compensation policies and programs;

•	to review and approve the compensation of our chief executive officer, other officers and key employees, including all material benefits, option or stock award grants and perquisites and all material employment agreements, confidentiality and non-competition agreements;

•	to review and recommend to the board of directors a succession plan for the chief executive officer and development plans for other key corporate positions as shall be deemed necessary from time to time;

•	to review and make recommendations to the board of directors with respect to our incentive compensation plans and equity-based compensation plans;

•	to administer incentive compensation and equity-related plans;

•	to review and make recommendations to the board of directors with respect to the financial and other performance targets that must be met;

•	to set and review the compensation of members of the board of directors; and

•	to prepare an annual compensation committee report and take such other actions as are necessary and consistent with the governing law and our organizational documents.

We intend to avail ourselves of the “controlled company” exception under the NYSE rules which exempts us from the requirement that we have a Compensation Committee composed entirely of independent directors.

Nominating and Corporate Governance Committee

Prior to consummation of this offering, our board of directors will establish a Nominating and Corporate Governance Committee. Following the consummation of this offering, our Nominating and Corporate Governance Committee will consist of Messrs. Becker (Chair), Press, and Whall. The principal duties and responsibilities of the Nominating and Corporate Governance Committee will be as follows:

•	to identify candidates qualified to become directors of the Company, consistent with criteria approved by our board of directors;

•	to recommend to our board of directors nominees for election as directors at the next annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected, as well as to recommend directors to serve on the other committees of the board;

•	to recommend to our board of directors candidates to fill vacancies and newly created directorships on the board of directors;

•	to identify best practices and recommend corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance;

•	to develop and recommend to our board of directors guidelines setting forth corporate governance principles applicable to the Company; and

•	to oversee the evaluation of our board of directors and senior management.

We intend to avail ourselves of the “controlled company” exception under the NYSE rules which exempts us from the requirement that we have a Nominating and Corporate Governance Committee composed entirely of independent directors.

Code of Business Conduct and Ethics

Upon consummation of this offering, our board of directors will adopt a code of business conduct and ethics that will apply to all of our directors, officers and employees and is intended to comply with the relevant listing requirements for a code of conduct as well as qualify as a “code of ethics” as defined by the rules of the SEC. The code of business conduct and ethics will contain general guidelines for conducting our business consistent with the highest standards of business ethics. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, and our directors, on our website at https://investor.adt.com/. Following the consummation of this offering, the code of business conduct and ethics will be available on our website.

Board Leadership Structure and Board’s Role in Risk Oversight

The board of directors has an oversight role, as a whole and also at the committee level, in overseeing management of its risks. The board of directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. Following the completion of this offering, the compensation committee of the board of directors will be responsible for overseeing the management of risks relating to employee compensation plans and arrangements and the audit committee of the board of directors will oversee the management of financial risks. While each committee will be responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors will be regularly informed through committee reports about such risks.

EXECUTIVE COMPENSATION

This Executive Compensation section describes in detail the Company’s executive compensation philosophy and programs. This Compensation Discussion and Analysis focuses on the compensation of our Named Executive Officers (the “NEOs”) who, for fiscal year 2017, are listed below.

Name	Title
Timothy J. Whall	President and Chief Executive Officer (“CEO”) (until September 2017) and, since September 2017, CEO
Jeffrey Likosar	Executive Vice President and, since February 2017, Executive Vice President and Chief Financial Officer
Daniel M. Bresingham	Former Chief Financial Officer (until February 2017), Executive Vice President, Treasurer, and former Chief of Staff (until August 2017), and since September 2017, Executive Vice President, Treasurer, and Chief Administrative Officer
James D. DeVries	Executive Vice President and Chief Operating Officer (until September 2017) and, since September 2017, President
Jamie E. Haenggi	Senior Vice President and Chief Marketing Officer (until September 2017) and, since September 2017, Senior Vice President and Chief Sales and Marketing Officer
Donald Young	Senior Vice President and Chief Information Officer

Our executive compensation programs have historically been determined by the Executive Committee of Ultimate Parent. This Compensation Discussion and Analysis addresses the compensation philosophy and programs with respect to fiscal year 2017, and the decisions made by the Executive Committee with respect to our executive compensation programs. In connection with the offering, we are forming a Compensation Committee, which will be responsible for making decisions with respect to executive compensation following the offering.

Executive Compensation Philosophy

The Company’s executive compensation programs are guided by the following principles, which make up our executive compensation philosophy:

•	Pay for Performance. Compensation opportunities are designed to align executives’ pay with the Company’s performance and are focused on producing sustainable long-term growth.

•	Attract, Promote, and Retain Talented Management Team. We compete for talent with other companies of similar size in our market. In order to attract and retain executives with the experience necessary to achieve our business goals, compensation must be competitive and appropriately balanced between fixed compensation and at-risk compensation.

•	Align Interests with Interests of Shareholders. We believe that management should have a significant financial stake in the Company to align their interests with those of the shareholders and to encourage the creation of long-term value. Therefore, equity awards make up a substantial component of executive compensation.

Our executive compensation program has three key elements, which have been designed according to these principles: base salary, annual cash incentive compensation, and long-term equity compensation. We also provide limited perquisites and retirement benefits to our NEOs.

Prior to the offering, we have balanced our executive compensation program towards equity compensation that promoted direct ownership in the business, alignment of the interests of management with our Sponsor, and a focus on long-term success. Each NEO has made a direct investment in Ultimate Parent and also holds profits interests under the Ultimate Parent’s operating agreement (the “LP Agreement”), 50% of which vest based on performance factors and the remaining 50% of which vest based solely on service. We have also ensured that the base salary and target annual incentive level of each NEO is competitive in order to appropriately retain and reward the NEOs for their ongoing service and achievements.

We believe that the design of our executive compensation program and our compensation practices support our compensation philosophy. We expect that, following the offering, our Compensation Committee will evaluate our compensation philosophy to determine whether it should be adjusted to take into account our status as a publicly traded company, as well as each of the elements of our compensation program, and may make changes as it deems appropriate.

Process for Determining Executive Compensation

Role of Executive Committee

Historically, the Executive Committee has made all determinations regarding the compensation of our NEOs, including their base salaries, target bonus percentages, actual bonus payouts, and long-term equity-based incentives. The Executive Committee makes compensation decisions based on the expertise and knowledge of its members with respect to compensation in the general market for talent, as well as the individual executive’s role with the company, duties and responsibilities, and experience. The Executive Committee does not, however, specifically benchmark NEO compensation to the compensation of executives in similar positions at companies in a peer group. During 2017, the Executive Committee did not engage a compensation consultant in connection with the determination or recommendations of compensation for our NEOs for fiscal year 2017.

Role of Management

In making determinations with respect to executive compensation for executive officers, the Executive Committee considers input from the CEO, who is a member of the Executive Committee. The CEO provides insight to the Executive Committee on specific decisions and recommendations related to the compensation of the executive officers other than the CEO. The Executive Committee believes that the input of the CEO with respect to the assessment of individual performance, succession planning and retention is a key component of the process.

Role of Compensation Consultant

In connection with the offering, we engaged ClearBridge Compensation Group (“ClearBridge”) to perform an analysis of our executive compensation programs and to provide recommendations with respect to any changes that should be made to our executive compensation programs following the offering. ClearBridge was engaged by the Company and not by our Executive Committee or the Board of Ultimate Parent. ClearBridge does not provide any services to the Company other than those it has been engaged to provide in connection with the offering.

Process for Determining Executive Compensation After Completion of the Offering

In connection with the offering, we are forming a Compensation Committee of our Board of Directors (the “Compensation Committee”), which will be responsible for making all determinations with respect to our executive compensation programs and the compensation of our NEOs (with decisions regarding compensation of our CEO approved by our Board of Directors). Our CEO will not be a member of the Compensation Committee, but will remain involved with compensation decisions after the completion of the offering by providing insight to the Compensation Committee and recommendations regarding compensation for the other NEOs. Our CEO will not be directly involved with the decisions on executive compensation made by the Compensation Committee.

The Compensation Committee will have the authority to retain, compensate, and terminate an independent compensation consultant and any other advisors necessary to assist in its evaluation of executive compensation.

In December 2017, the Board retained Pearl Meyer & Partners, LLC, the compensation consulting firm, as its independent external advisor to assist it in its evaluation of non-management director, CEO and other senior executive compensation and to provide guidance with respect to developing and implementing our compensation philosophy and programs as a public company.

Elements of Executive Compensation

The Company’s total direct compensation program consists of three main elements: base salary, annual cash incentives, and equity-based long-term incentives. A significant majority of our NEOs’ total direct compensation is performance-based and at risk. The Company also provides various benefit and retirement programs, as well as an annual executive physical for our NEOs (and executive officers). The table below provides an overview of the elements of the Company’s executive compensation program, a brief description of each compensation element, and the reason for inclusion in the executive compensation program.

Compensation Element	Brief Description	Objectives
Base Salary	Fixed compensation

•     To attract and retain top talent with the experience, skills, and abilities critical to the long-term success of the Company

•     To reward sustained success in meeting or exceeding key corporate or business objectives through merit increases

Annual Cash Incentive Bonuses	Variable, performance-based cash compensation

•     To drive Company performance against key strategic goals that are aligned with the interests of stockholders, including our Sponsor

•     To recognize individuals based upon their performance against goals and objectives aligned to the delivery of key strategic priorities

•     Performance-based and not guaranteed

Long-Term Incentives—Equity Based	Variable, equity-based compensation (based in the equity of Ultimate Parent) to promote achievement of longer-term performance objectives

•     To directly align the interests of executives with the interests of stockholders, including our Sponsor

•     To support focus on long-term, sustainable Company performance, and to drive retention of key talent

Investment Requirement	Ability to make a direct investment in Ultimate Parent alongside our Sponsor	• To align executives’ and our Sponsor’s interests and to encourage executives to have “skin in the game” through direct ownership

Employee Benefits and Perquisites	Includes medical, dental, and disability plans, as well as relocation programs and limited perquisites	• To promote health, wellness, and well-being of executives

Compensation Element	Brief Description	Objectives

Retirement Programs	Includes both retirement savings plan and deferred compensation plan, as applicable	• To provide for basic retirement for our executives

Our executive compensation program also provides for retention bonuses where appropriate, cash severance payments and benefits tied to provisions within each NEO’s employment agreement, and accelerated vesting of equity awards in the event of certain terminations of employment following a change in ownership of our business.

Base Salary

Each NEO is party to an employment agreement that provides for a fixed base salary, subject to annual review by the Executive Committee (or, after the completion of the offering, by our Compensation Committee). Base salaries may be increased, but, under the terms of the employment agreements, may not be decreased. The Executive Committee (or, after the completion of the offering, the Compensation Committee) reviews base salary levels on an annual basis to determine whether the base salary level is appropriate given the NEO’s job responsibilities, experience, value to the Company, and market level. Base salary levels are determined taking into consideration all elements of compensation as a whole, and based on individual position, experience and competitive market base salaries for similar positions, but we do not specifically target or “bench mark” base salaries against any particular company or peer group.

2017 Base Salary

In April 2017, the Executive Committee reviewed base salaries of our NEOs and, based on individual performance and an assessment of market factors, determined that the base salaries should be adjusted upward. The new base salaries for each of our NEOs, effective April 30, 2017, are as follows:

Name	2016 Base Salary	2017 Base Salary (Effective 04/30/2017)	Increase %
Timothy J. Whall	$700,000	$707,000	1.0%
Jeffrey Likosar	$500,000	$504,548	0.9%
Daniel M. Bresingham	$500,000	$510,000	2.0%
James D. DeVries	$500,000	$520,000	4.0%
Jamie E. Haenggi	$430,000	$441,000	2.6%
Donald Young	$500,000	$510,000	2.0%

Annual Incentive Compensation

The second component of executive officer compensation is an annual cash incentive based on both company and individual performance. Tying a portion of total compensation to annual company performance permits us to adjust the performance metrics each year to reflect changing objectives and those that may be of special importance for a particular year. Through the annual incentive program, we seek to provide an appropriate amount of short-term cash compensation that is at risk and tied to the achievement of certain short-term performance goals.

Annual Bonus Targets

Name	January 1, 2017 Target Bonus %
Timothy J. Whall	125%
Jeffrey Likosar	100%
Daniel M. Bresingham	100%
James D. DeVries	100%
Jamie E. Haenggi	60%
Donald Young	100%

2017 Annual Bonus Program

For the 2017 fiscal year, the Executive Committee approved an annual incentive plan (the “AIP”) with a design that reflects the Company’s focus as a subscriber-based business with significant recurring monthly revenues. The metrics utilized in the AIP have been selected to drive results in those categories that have the most significant impact on the success of our business. The metrics utilized for the 2017 fiscal year, as well as the respective weightings for each metric, are set forth below.

Metric	Weighting
Covenant Adjusted EBITDA(a)	25%
Gross Attrition	25%
Revenue Payback Period	25%
New Recurring Monthly Revenue	25%

(a)	Our definition of Covenant Adjusted EBITDA, a reconciliation of Covenant Adjusted EBITDA to net loss (the most comparable GAAP measure) and additional information, including a description of the limitations relating to the use of Covenant Adjusted EBITDA, are provided under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures.”

Our Executive Committee has not made a determination related to the fiscal year 2017 AIP bonus payouts as of the date of this prospectus. ADT intends to disclose the actual amount of cash awards approved by the Executive Committee (or following this offering, our Compensation Committee) to be paid to and received by our NEOs as required in its filings with the SEC in 2018.

Long-Term Equity Compensation

The Company’s long-term incentive compensation program is designed to provide a significant portion of our executives’ compensation opportunity in equity-based instruments. We believe that long-term equity compensation is important to assure that the interests of our executives are aligned with those of our stockholders, thus promoting value-creation for our executives and our stockholders. Following this offering, the annual equity award grant process will occur in conjunction with our annual assessment of individual performance and potential, and will take into account the competitive compensation landscape. In addition to annual grants, the Company may make equity grants in certain other circumstances, such as for new hires or promotions or to recognize an individual’s extraordinary contributions to the Company.

Class B Units in Ultimate Parent. Each of our NEOs was granted profits interests (i.e., Class B Units in Ultimate Parent (“Class B Units”)) under the LP Agreement. Class B Units allow the NEOs to share in the future appreciation of Ultimate Parent, subject to certain vesting conditions including both service-based vesting (based on continued employment) and performance-based vesting (based on the return achieved by our Sponsor), as described in more detail below. These Class B Units are designed to foster a long-term commitment to us by our NEOs, provide a balance to the short-term cash components of our compensation program, align a portion of our executives’ compensation to the interests of our Sponsor, promote retention, and reinforce our pay-for-performance structure.

The Class B Units were issued pursuant to the terms of a Class B Unit award agreement between Ultimate Parent and each NEO. Class B Units represent an ownership interest in Ultimate Parent providing the holder with the opportunity to receive, upon a “Realization Event” (defined below), a return based on the appreciation of Ultimate Parent’s equity value from the date of grant. These Class B Units were issued as an upfront grant designed to provide a long-term incentive for five years following the grant date. The awards were structured so that if Ultimate Parent’s equity value were to appreciate, the executive would share in the growth in value from the date of grant solely with respect to the vested portion of the executive’s Class B Units. If Ultimate Parent’s equity were to not appreciate in value or to decrease in value in the future, then the Class B Units would have no value. Grantees were not required to make any capital contribution in exchange for their Class B Units, which were awarded as compensation. Class B Units have no voting rights, and Ultimate Parent may from time to time distribute its available cash to holders of Class B Units along with its other equity holders.

These equity awards also function as a retention device because 50% of the Class B Units subject to each award are scheduled to vest ratably over a five-year period (20% per year), subject to the NEO’s continued employment on each annual vesting date (the “Service Tranche”). The unvested portion of the Service Tranche will also vest on the earlier of (i) the six month anniversary of a change in control (which includes an initial public offering of the Company) or (ii) the NEO’s termination without cause or for good reason within six months following a change in control, whichever event occurs first.

To reinforce the pay-for-performance structure and alignment with interests of our stockholders, 50% of the Class B Units subject to each award are scheduled to vest only upon satisfaction of certain performance thresholds (the “Performance Tranche”). 50% of the Performance Tranche is scheduled to vest only if as of any measurement date (i.e., any date on which our Sponsor receives cash distributions and/or cash proceeds in respect of Class A Units in Ultimate Parent (“Class A Units”)) our Sponsor has achieved a multiple of invested capital (“MOIC”) of 1.75, and the remaining 50% of the Performance Tranche is scheduled to vest only if as of any measurement date, our Sponsor has achieved a MOIC of 2.0, provided, however, that in the event that a Realization Event occurs on or prior to July 1, 2018, 50% of the Performance Tranche will vest if our Sponsor has achieved, on or prior to July 1, 2018, an internal rate of return (“IRR”) of at least 17.5% and 100% of the Performance Tranche will vest if our Sponsor has achieved, on or prior to July 1, 2018, an IRR of at least 25%.

For purposes of the Class B Unit award agreements, a “Realization Event” means the first occurrence of any of the following: (i) a liquidation of Ultimate Parent and its subsidiaries; (ii) a transfer of all or substantially all of the assets of Ultimate Parent and its subsidiaries to a person or group other than our Sponsor or its affiliates; (iii) a sale or other disposition by our Sponsor, to a person or group other than our Sponsor and its affiliates, in either case, of fifty percent (50%) or more of the Class A Units held by our Sponsor, respectively, as of May 2, 2016; or (iv) a qualified initial public offering of Ultimate Parent (as defined in the LP Agreement).

See the “Outstanding Equity Awards at 2017 Fiscal Year-End” table below for more information regarding the Class B Units held by our NEOs.

Investment Requirement. We believe that it is important for key members of our senior management team and directors to build and maintain a long-term ownership position in our company, to further align their financial interests with those of our Sponsor and to encourage the creation of long-term value. In order to achieve such goals and to assure that management owns a meaningful level of equity in Ultimate Parent, each of our NEOs was required to make a direct investment in Ultimate Parent alongside our Sponsor through the purchase of Class A-2 Units of Ultimate Parent (“Class A-2 Units”). We believe that this investment requirement has provided our management team with a desirable level of direct ownership in the business and a sufficient level of capital at risk, thereby reinforcing our goal of aligning the interests of management with the interests of our Sponsor.

Sign-On Retention Bonus. As part of a sign-on compensation package, pursuant to the terms of their respective employment agreements with ADT LLC, Messrs. Likosar and DeVries were each granted a retention bonus opportunity, which is designed to increase their equity ownership in the business through the purchase of Class A-2 Units (and following this offering, shares of our common stock) with the after-tax proceeds of a cash bonus. Further details of Mr. Likosar’s and Mr. DeVries’ respective retention bonuses are described below under “—Employment Agreements” and “—Potential Payments upon Termination or Change in Control.”

Looking Ahead – Post-IPO Compensation

Following this offering, we expect that our Compensation Committee will review with its independent compensation consultant our compensation levels, our compensation mix, and our incentive compensation programs to determine whether any changes are warranted and to ensure that our programs are based on appropriate measures, goals and targets for the security industry and our business objectives and to ensure that the overall level of total compensation for our executive officers is reasonable in relation to, and competitive with, the compensation paid by similarly situated peer leaders in the security industry, subject to variation for factors such as the individual’s experience, performance, duties, scope of responsibility, prior contributions and future potential contributions to our business.

Redemption of Class B Units

Simultaneously with this offering, each holder of Class B Units (including the NEOs holding any such units) will have his or her entire Class B interest in Ultimate Parent redeemed in full for the number of shares of our common stock that would have been distributed to such holder under the terms of the LP Agreement if Ultimate Parent were to distribute to its partners in-kind all of the shares of our common stock that it holds, valuing such shares at the offering price, in a hypothetical liquidation on the date of this offering (such shares, the “Distributed Shares”). The redemption of Class B Units for Distributed Shares will not result in any accelerated vesting of such Class B Units; the Distributed Shares distributed in redemption of vested Class B Units shall be fully vested upon such distribution, and the Distributed Shares distributed in redemption of unvested Class B Units will be unvested upon such distribution, and will remain eligible to vest following the offering pursuant to the same vesting schedule as the unvested Class B Units in respect of which they are distributed (i.e., 50% of the Distributed Shares will be subject to vesting based on our Sponsor’s realizing specified multiples of invested capital, and the remainder of the Distributed Shares that are not already vested will generally remain subject to service-based vesting over the remainder of the vesting period (including, for the avoidance of doubt, accelerated vesting on the six-month anniversary of the offering or earlier upon a qualifying termination following the offering) applicable to the corresponding Class B Units). See “Elements of Compensation—Long-Term Equity Compensation” above for a more detailed description of the vesting schedule. In addition to the vesting terms, each individual who receives Distributed Shares in redemption of his or her Class B Units in connection with this offering will be required to execute a joinder to the Company’s Amended and Restated Management Investor Rights Agreement (the “MIRA”). Under the MIRA, the Distributed Shares will generally be subject to transfer restrictions, repurchase rights, and piggy-back registration rights in connection with certain offerings of our common stock.

In addition, each individual who receives Distributed Shares in the above-described redemption of his or her Class B Units will also receive a grant of stock options under the Omnibus Incentive Plan. The intended purpose of coupling these stock option grants with the distribution of Distributed Shares is to preserve the intended percentage of the future appreciation of Ultimate Parent that the Class B Units would have been allocated had they not been redeemed in connection with the offering. Such stock options will have an exercise price equal to the public offering price per share of common stock in this offering and a term of ten years. Such stock options shall be partially vested and partially unvested at grant, in the same proportion as the Class B Units held by the recipient immediately prior to the above-described redemption. The unvested portion of such stock options shall be eligible to vest pursuant to the same vesting schedule as the unvested Distributed Shares held by the recipient of such stock options. Any shares of our common stock acquired upon exercise of such stock options will be subject to the terms of the MIRA.

The table below sets forth an estimate, assuming an initial public offering price of $18.00 per share of common stock at the midpoint of the price range set forth on the cover page of this prospectus, of the number of Distributed Shares that would be distributed in redemption of Class B Units, and the number of stock options that would be granted to each of our NEOs in connection with the redemption described above:

Name	Distributed Shares		Stock Options
	Vested	Unvested	Vested	Unvested	Exercise Price Per Share of Common Stock
Timothy J. Whall	641,579	3,570,684	242,540	1,439,326	$18.00
Jeffrey Likosar	264,680	2,382,122	123,639	1,112,750	$18.00
Daniel M. Bresingham	422,688	2,352,451	159,791	948,262	$18.00
James D. DeVries	258,315	2,324,833	120,665	1,085,989	$18.00
Jamie E. Haenggi	362,304	2,016,386	136,964	812,796	$18.00
Donald Young	422,688	2,352,451	159,791	948,262	$18.00

The calculations set forth rely on an assumed initial public offering price of $18.00 per share (the midpoint of the price range set forth on the cover page of this prospectus). A $1.00 increase in the assumed initial public offering price would (a) increase the number of shares of common stock that would be distributed to our employees in redemption of the Class B Units by 525,530 shares of common stock and (b) decrease the stock options granted in our employees by 525,530 stock options. A $1.00 decrease in the assumed initial public offering price would (a) decrease the number of shares of common stock that would be distributed to our employees in redemption of the Class B Units by 587,357 shares of common stock and (b) increase the stock options granted to our employees by 587,357 stock options.

2018 NEO Compensation

Although our Compensation Committee may make changes to the compensation arrangements for our NEOs, we expect that, at least initially, the elements of our executive compensation program will be similar to the elements in our current program. The following summarizes the principal elements of compensation that we expect to provide to each of our named executive officers following the consummation of this offering.

Fiscal Year 2018 Named Executive Officer Target Compensation Levels

The table below summarizes the target compensation levels for each of our NEOs by element for fiscal year 2018. Subject to approval by our Compensation Committee and the completion of the offering, adjustments to base salaries and the target bonus opportunities for our NEOs (as applicable) will be effective as of January 1, 2018.

Timothy J. Whall
Base Salary	$1,000,000
Target Bonus	$1,250,000
Target Long-Term Incentives	$4,500,000

Total	$6,750,000

Jeffrey Likosar
Base Salary	$520,000
Target Bonus	$520,000
Target Long-Term Incentives	$1,000,000

Total	$2,040,000

Daniel M. Bresingham
Base Salary	$510,000
Target Bonus	$510,000
Target Long-Term Incentives	$600,000

Total	$1,620,000

James D. DeVries
Base Salary	$675,000
Target Bonus	$675,000
Target Long-Term Incentives	$2,200,000

Total	$3,550,000

Jamie E. Haenggi
Base Salary	$441,000
Target Bonus	$308,700
Target Long-Term Incentives	$600,000

Total	$1,349,700

Donald Young
Base Salary	$510,000
Target Bonus	$510,000
Target Long-Term Incentives	$600,000

Total	$1,620,000

2018 Annual Bonus Program Design

For fiscal year 2018, we expect that the Company’s AIP design will continue to reflect the Company’s focus as a subscriber-based business with significant recurring monthly revenues, and the metrics utilized have been selected to drive results in those categories that have the most significant impact on the success of our business.

Metric	Weighting
Adjusted EBITDA(a)	40%
Net Recurring Monthly Revenue	40%
Revenue Payback Period	20%

(a)	We define Adjusted EBITDA as net income or loss adjusted for (i) interest, (ii) taxes, (iii) depreciation and amortization, including depreciation of subscriber system assets and other fixed assets, amortization of dealer and other intangible assets, (iv) amortization of deferred costs and deferred revenue associated with subscriber acquisitions, (v) share-based compensation expense, (vi) purchase accounting adjustments related to fair value of deferred revenue under GAAP, (vii) merger, restructuring, integration, and other costs, (viii) financing and consent fees, (ix) foreign currency gains/losses, (x) loss on extinguishment of debt, (xi) radio conversion costs, (xii) management fees and other charges, and (xiii) other non-cash items.

Initial Public Offering Equity Awards

In connection with this offering, we adopted the Omnibus Incentive Plan, which is designed to align the interests of our management team with our new public investors. We also intend to grant equity awards to our NEOs under the Omnibus Incentive Plan in connection with the offering. Such awards will be delivered utilizing a mix of stock options and restricted stock units. The target value of such awards will be weighted as follows:

Grant Type	Weighting
Stock Options	50%
Restricted Stock Units	50%

Stock options granted to our employees, including our NEOs, in connection with the IPO will have an exercise price equal to the initial public offering price and a term of ten years, and, generally, will cliff vest on the third anniversary of the date of grant, subject to (i) satisfaction of the “IPO Condition” and (ii) the recipient’s continued employment with the Company through such date. Restricted stock units granted in connection with the IPO generally will cliff vest on the third anniversary of the date of grant, subject to (i) satisfaction of the IPO Condition and (ii) the recipient’s continued employment with the Company through such date. The “IPO Condition” shall be deemed satisfied upon the consummation of this offering.

Long-Term Equity Compensation After Completion of the Offering

Following the offering, we anticipate that we will continue to grant equity awards to employees, including our NEOs, which may be in the form of stock options, restricted stock units, or other such instruments as permitted under the Omnibus Incentive Plan.

2018 Omnibus Incentive Plan

Our board of directors has adopted, and our current stockholders have approved, the 2018 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) to become effective in connection with the consummation of this offering. Following the adoption of the Omnibus Incentive Plan, we do not expect to issue additional options under the Equity Incentive Plan. This summary is qualified in its entirety by reference to the Omnibus Incentive Plan.

Administration. The compensation committee of our board of directors (the “Compensation Committee”) will administer the Omnibus Incentive Plan. The Compensation Committee will have the authority to determine the terms and conditions of any agreements evidencing any awards granted under the Omnibus Incentive Plan and to adopt, alter and repeal rules, guidelines and practices relating to the Omnibus Incentive Plan. The Compensation Committee will have full discretion to administer and interpret the Omnibus Incentive Plan and to adopt such rules, regulations and procedures as it deems necessary or advisable and to determine, among other things, the time or times at which the awards may be exercised and whether and under what circumstances an award may be exercised.
Eligibility. Any current or prospective employees, directors, officers, consultants or advisors of the Company or its affiliates who are selected by the Compensation Committee will be eligible for awards under the Omnibus Incentive Plan. The Compensation Committee will have the sole and complete authority to determine who will be granted an award under the Omnibus Incentive Plan.

Number of Shares Authorized. Pursuant to the Omnibus Incentive Plan, we have reserved an aggregate of 37,545,456 shares of our common stock for issuance of awards to be granted thereunder. No more than 37,545,456 shares of our common stock may be issued with respect to incentive stock options under the Omnibus Incentive Plan. The maximum grant date fair value of cash and equity awards that may be awarded to a non-employee director under the Omnibus Incentive Plan during any one fiscal year, taken together with any cash fees paid to such non-employee director during such fiscal year, will be $400,000. If any award granted under the Omnibus Incentive Plan expires, terminates, or is canceled or forfeited without being settled, vested or exercised, shares of our common stock subject to such award will again be made available for future grants. Any shares that are surrendered or tendered to pay the exercise price of an award or to satisfy withholding taxes owed, or any shares reserved for issuance, but not issued, with respect to settlement of a stock appreciation right, will not again be available for grants under the Omnibus Incentive Plan.

Change in Capitalization. If there is a change in our capitalization in the event of a stock or extraordinary cash dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of our common stock or other relevant change in capitalization or applicable law or circumstances, such that the Compensation Committee determines that an adjustment to the terms of the Omnibus Incentive Plan (or awards thereunder) is necessary or appropriate, then the Compensation Committee shall make adjustments in a manner that it deems equitable. Such adjustments may be to the number of shares reserved for issuance under the Omnibus Incentive Plan, the number of shares covered by awards then outstanding under the Omnibus Incentive Plan, the limitations on awards under the Omnibus Incentive Plan, or the exercise price of outstanding options, or such other equitable substitution or adjustments as the Compensation Committee may determine appropriate.

Awards Available for Grant. The Compensation Committee may grant awards of non-qualified stock options, incentive (qualified) stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, other stock-based awards, other cash-based awards or any combination of the foregoing. Awards may be granted under the Omnibus Incentive Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines, which are referred to herein as “Substitute Awards.”

Stock Options. The Compensation Committee will be authorized to grant options to purchase shares of our common stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code for incentive stock options, or “non-qualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. All options granted under the Omnibus Incentive Plan shall be non-qualified unless the applicable award agreement expressly states that the option is intended to be an incentive stock option. Options granted under the Omnibus Incentive Plan will be subject to the terms and conditions established by the Compensation Committee. Under the terms of the Omnibus Incentive Plan, the exercise price of the options will not be less than the fair market value (or 110% of the fair market value in the case of a qualified option granted to a 10% stockholder) of our common stock at the time of grant (except with respect to Substitute Awards). Options granted under the Omnibus Incentive Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Compensation Committee and specified in the applicable award agreement. The maximum term of an option granted under the Omnibus Incentive Plan will be ten years from the date of grant (or five years in the case of a qualified option granted to a 10% stockholder), provided that if the term of a non-qualified option would expire at a time when trading in the shares of our common stock is prohibited by the Company’s insider trading policy, the option’s term shall be extended automatically until the 30th day following the expiration of such prohibition (as long as such extension shall not violate Section 409A of the Code). Payment in respect of the exercise of an option may be made in cash, by check, by cash equivalent and/or by delivery of shares of our common stock valued at the fair market value at the time the option is exercised, or any combination of the foregoing, provided that such shares are not subject to any pledge or other security interest, or by such other method as the Compensation Committee may permit in its sole discretion, including (i) by delivery of other property having a fair market value equal to the exercise price and all applicable required withholding taxes, (ii) if there is a public market for the shares of our common stock at such time, by means of a broker-assisted cashless exercise mechanism or (iii) by means of a “net exercise” procedure effected by withholding the minimum number of shares otherwise deliverable in respect of an option that are needed to pay the exercise price and all applicable required withholding taxes. In all events of cashless or net exercise, any fractional shares of common stock will be settled in cash.

Stock Appreciation Rights. The Compensation Committee will be authorized to award SARs under the Omnibus Incentive Plan. SARs will be subject to the terms and conditions established by the Compensation Committee. A SAR is a contractual right that allows a participant to receive, in the form of either cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. An option granted under the Omnibus Incentive Plan may include SARs, and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option shall be subject to terms similar to the option corresponding to such SARs, including with respect to vesting and expiration. Except as otherwise provided by the Compensation Committee (in the case of Substitute Awards or SARs granted in tandem with previously granted options), the strike price per share of our common stock underlying each SAR shall not be less than 100% of the fair market value of such share, determined as of the date of grant and the maximum term of a SAR granted under the Omnibus Incentive Plan will be ten years from the date of grant.

Restricted Stock. The Compensation Committee will be authorized to grant restricted stock under the Omnibus Incentive Plan, which will be subject to the terms and conditions established by the Compensation Committee. Restricted stock is common stock that is generally non-transferable and is subject to other restrictions determined by the Compensation Committee for a specified period. Any accumulated dividends will be payable at the same time that the underlying restricted stock vests.

Restricted Stock Unit Awards. The Compensation Committee will be authorized to grant restricted stock unit awards, which will be subject to the terms and conditions established by the Compensation Committee. A restricted stock unit award, once vested, may be settled in a number of shares of our common stock equal to the number of units earned, in cash equal to the fair market value of the number of shares of our common stock earned in respect of such restricted stock unit award or in a combination of the foregoing, at the election of the Compensation Committee. Restricted stock units may be settled at the expiration of the period over which the units are to be earned or at a later date selected by the Compensation Committee. To the extent provided in an award agreement, the holder of outstanding restricted stock units shall be entitled to be credited with dividend equivalent payments upon the payment by us of dividends on shares of our common stock, either in cash or, at the sole discretion of the Compensation Committee, in shares of our common stock having a fair market value equal to the amount of such dividends (or a combination of cash and shares), and interest may, at the sole discretion of the Compensation Committee, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the Compensation Committee, which accumulated dividend equivalents (and interest thereon, if applicable) shall be payable at the same time that the underlying restricted stock units are settled.

Other Stock-Based Awards. The Compensation Committee will be authorized to grant awards of unrestricted shares of our common stock, rights to receive grants of awards at a future date, other awards denominated in shares of our common stock, or awards that provide for cash payments based in whole or in part on the value of our common stock under such terms and conditions as the Compensation Committee may determine and as set forth in the applicable award agreement.

Effect of a Change in Control. Unless otherwise provided in an award agreement, or any applicable employment, consulting, change in control, severance or other agreement between us and a participant, in the event of a change in control (as defined in the Omnibus Incentive Plan), if a participant’s employment or service is terminated by us other than for cause (and other than due to death or disability) within the 12-month period following a change in control, then the Compensation Committee may provide that (i) all then-outstanding options and SARs held by such participant will become immediately exercisable as of such participant’s date of termination with respect to all of the shares subject to such option or SAR; and/or (ii) the restricted period (and any other conditions) shall expire as of such participant’s date of termination with respect to all of the then-outstanding shares of restricted stock or restricted stock units held by such participant (including without limitation a waiver of any applicable performance goals); provided that with respect to any award whose vesting or exercisability is otherwise subject to the achievement of performance conditions, the portion of such award that shall become fully vested and immediately exercisable shall be based on the assumed achievement of actual or target performance as determined by the Compensation Committee and, unless otherwise determined by the Compensation Committee, prorated for the number of days elapsed from the grant date of such award through the date of termination. In addition, the Compensation Committee may in its discretion and upon at least ten days’ notice to the affected persons, cancel any outstanding award and pay the holders, in cash, securities or other property (including of the acquiring or successor company), or any combination thereof, the value of such awards based upon the price per share of the Company’s common stock received or to be received by other shareholders of the Company in connection with the transaction (it being understood that any option or SAR having a per-share exercise price or strike price equal to, or in excess of, the fair market value (as of the date specified by the Compensation Committee) of a share of the Company’s common stock subject thereto may be canceled and terminated without payment or consideration therefor). Notwithstanding the above, the Compensation Committee shall exercise such discretion over the timing of settlement of any award subject to Section 409A of the Code at the time such award is granted.

Nontransferability. Each award may be exercised during the participant’s lifetime by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative. No award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution unless the Compensation Committee permits the award to be transferred to a permitted transferee (as defined in the Omnibus Incentive Plan).

Amendment. The Omnibus Incentive Plan will have a term of ten years. The board of directors may amend, suspend or terminate the Omnibus Incentive Plan at any time, subject to stockholder approval if necessary to comply with any tax, exchange rules, or other applicable regulatory requirement. No amendment, suspension or termination will materially and adversely affect the rights of any participant or recipient of any award without the consent of the participant or recipient.

The Compensation Committee may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award theretofore granted or the associated award agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant with respect to any award theretofore granted will not to that extent be effective without the consent of the affected participant; and provided further that, without stockholder approval, (i) no amendment or modification may reduce the exercise price of any option or the strike price of any SAR, (ii) the Compensation Committee may not cancel any outstanding option and replace it with a new option (with a lower exercise price) or cancel any SAR and replace it with a new SAR (with a lower strike price) or, in each case, with another award or cash in a manner that would be treated as a repricing (for compensation disclosure or accounting purposes), (iii) the Compensation Committee may not take any other action considered a repricing for purposes of the stockholder approval rules of the applicable securities exchange on which our common shares are listed and (iv) the Compensation Committee may not cancel any outstanding option or SAR that has a per-share exercise price or strike price (as applicable) at or above the fair market value of a share of our common stock on the date of cancellation and pay any consideration to the holder thereof. However, stockholder approval is not required with respect to clauses (i), (ii), (iii) and (iv) above with respect to certain adjustments on changes in capitalization.

Clawback/Forfeiture. Awards may be subject to clawback or forfeiture to the extent required by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of the New York Stock Exchange or other applicable securities exchange, or if so required pursuant to a written policy adopted by the Company or the provisions of an award agreement.

U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the grant, exercise and vesting of awards under the Omnibus Incentive Plan and the disposition of shares acquired pursuant to the exercise or settlement of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local or payroll tax considerations. This summary assumes that all awards described in the summary are exempt from, or comply with, the requirement of Section 409A of the Code. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Stock Options. Holders of incentive stock options will generally incur no federal income tax liability at the time of grant or upon vesting or exercise of those options. However, the spread at exercise will be an “item of tax preference,” which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before the later of two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming the holding period is satisfied, no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the incentive stock option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of an incentive stock option disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those Sections. Finally, if an incentive stock option becomes first exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock option in respect of those excess shares will be treated as a non-qualified stock option for federal income tax purposes.

No income will be realized by a participant upon grant or vesting of an option that does not qualify as an incentive stock option (“a non-qualified stock option”). Upon the exercise of a non-qualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise, and the participant’s tax basis will equal the sum of the compensation income recognized and the exercise price. We will be able to deduct this same excess amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections. In the event of a sale of shares received upon the exercise of a non-qualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such shares is more than one year.

SARs. No income will be realized by a participant upon grant or vesting of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the SAR. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock. A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture (i.e., the vesting date), the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. If the election is made, the participant will not be allowed a deduction for amounts subsequently required to be returned to us. (Special rules apply to the receipt and disposition of restricted shares received by officers and directors who are subject to Section 16(b) of the Exchange Act). We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock Units. A participant will not be subject to tax upon the grant or vesting of a restricted stock unit award. Rather, upon the delivery of shares or cash pursuant to a restricted stock unit award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the award. We will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Section 162(m). In general, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per person to the executives designated in Section 162(m) of the Code, including, but not limited to, its chief executive officer, chief financial officer, and the next three highly compensated executives of such corporation whose compensation is required to be disclosed in its proxy statement. As a new public company, we expect to be eligible for transition relief from the deduction limitations imposed under Section 162(m) of the Code until our first stockholders meeting at which directors are elected that occurs in 2022. In addition, we reserve the right to award compensation as to which a deduction may be limited under Section 162(m) where we believe it is appropriate to do so.

Executive Benefits and Perquisites

The Company’s Executive Officers, including the NEOs, are eligible to participate in the benefit plans that are available to substantially all of the Company’s employees, including defined contribution savings plans (e.g., the RSIP), medical, dental and life insurance plans and long-term disability plans. Additionally, the Company provides relocation benefits when a move is required, as well as certain limited perquisites to the NEOs. None of the NEOs participate in a defined benefit pension plan.

Employment Agreements

Each of our NEOs is party to an employment agreement with one of our operating subsidiaries, which specifies the terms of the executive’s employment including certain compensation levels, and is intended to assure us of the executive’s continued employment and to provide stability in our senior management team.

In connection with this offering, each of Messrs. Whall, Bresingham, and Young and Ms. Haenggi entered into an amended and restated employment agreement with The ADT Corporation and each of Messrs. Likosar and DeVries entered into an amended and restated employment agreement with ADT LLC. In addition to the terms of these agreements described under “—Employment Agreements” below, the employment agreements provide for certain severance payments and benefits following a termination of employment under certain circumstances. For details on the severance payment and benefits under each NEO’s respective employment agreement and Class B Unit award agreement, see “—Potential Payments Upon Termination or Change-In-Control.”

Supplemental Savings and Retirement Plan

All of our NEOs are eligible to participate in the ADT Supplemental Savings and Retirement Plan (the “SSRP”), a deferred compensation plan that permits the elective deferral of base salary and annual performance-based bonus for executives in certain career bands. The SSRP provides eligible employees the opportunity to:

•	contribute retirement savings in addition to amounts permitted under the ADT Retirement Savings and Investment Plan (the “RSIP”);

•	defer compensation on a tax-deferred basis and receive tax-deferred market-based growth; and

•	receive any Company contributions that were reduced under the RSIP due to IRS compensation limits.

Perquisites

We provide limited perquisites to our NEOs, including a monthly auto allowance for Messrs. Whall, Bresingham, and Young, and Ms. Haenggi, and an annual executive physical for all of our NEOs.

Other Compensation Policies and Practices

In connection with the offering, we expect that the Board of Directors will develop certain policies and practices, including an insider trading and equity transaction pre-approval policy, an anti-hedging policy, and a pay recoupment policy, to ensure that our compensation programs appropriately align the interests of our executives with the interests of our stockholders. Our Compensation Committee may also evaluate the share ownership of our NEOs and directors to determine whether stock ownership guidelines should be adopted in order to encourage share ownership and to ensure that the interests of our NEOs and directors are aligned with the interests of our shareholders.

Tax and Accounting Considerations

Section 162(m) of the Code

In general, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per person to the executives designated in Section 162(m) of the Code, including, but not limited to its chief executive officer, chief financial officer, and the next three highly compensated executives of such corporation whose compensation is required to be disclosed in its proxy statement. As a new public company, we expect to be eligible for transition relief from the deduction limitations imposed under Section 162(m) of the Code until our first stockholders meeting at which directors are elected that occurs in 2022. We expect that, following the offering, our Compensation Committee will consider the potential effects of Section 162(m) of the Code on the deductibility of compensation paid to our NEOs.

Section 280G of the Code

Section 280G of the Code disallows a tax deduction with respect to certain payments to executives of companies that undergo a change in control, and Section 4999 of the Code imposes a 20% penalty on the individual receiving “excess parachute payments.” Generally, parachute payments are compensation that is linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans, including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation.

The employment agreements with our NEOs provide that, to the extent an NEO would be subject to Section 280G or 4999 of the Code, the NEO’s parachute payments would be reduced to the extent that no portion of the payment shall be subject to the excise tax, but only if the NEO’s net after-tax benefit would exceed what the net after-tax benefit would have been if such reduction were not made and the NEO paid the applicable excise tax. We do not provide for excise tax gross-ups to our NEOs.

Risk Mitigation in Compensation Program Design

Our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Our annual incentive programs and long-term equity incentives provide an effective and appropriate balance of short-term and long-term incentives to ensure that our executive compensation program is aligned with the Company’s strategic goals without encouraging or rewarding excessive risk.

FISCAL YEAR 2017 AND 2016 NEO COMPENSATION

Summary Compensation Table

The information set forth in the following table reflects compensation paid or earned by the NEOs for fiscal years 2017 and 2016.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Timothy J. Whall	2017	705,386		254,208		20,724	980,318
President and Chief Executive Officer (“CEO”) (until September 2017) and, since September 2017, CEO	2016	572,727	857,500	3,523,855		15,748	4,969,830

Jeffrey Likosar	2017	502,974	537,078	173,254		143,480	1,356,786
Executive Vice President and, since February 2017, Executive Vice President and Chief Financial Officer	2016	102,865	101,749	5,082,107		71,037	5,357,758

Daniel M. Bresingham	2017	504,617		167,479		20,529	692,625
Former Chief Financial Officer (until February 2017), Executive Vice President, Treasurer, and Chief of Staff (until August 2017), and since September 2017, Executive Vice President, Treasurer, and Chief Administrative Officer	2016	446,667	411,633	2,321,599		15,748	3,195,647

James D. DeVries	2017	513,078	466,299	169,087		14,526	1,162,990
Executive Vice President and Chief Operating Officer (until September 2017) and, since September 2017, President	2016	303,387	298,552	4,959,885			5,561,824

Jamie E. Haenggi	2017	437,030		143,553		8,574	589,157
Senior Vice President and Chief Marketing Officer (until September 2017) and, since September 2017 Senior Vice President and Chief Sales and Marketing Officer

Donald Young	2017	498,848		167,479		13,511	679,838
Senior Vice President and Chief Information Officer	2016	456,667	419,130	2,321,599		15,748	3,213,144

(1)	The amounts in this column represent the first installment of the retention bonus opportunity paid to each of Mr. Likosar and Mr. DeVries in accordance with the terms of their respective employment agreements.
(2)	•

The values in the “Stock Awards” column for fiscal year 2017 reflects the incremental fair value associated with the April 17, 2017, modification of the service-based vesting Class B Units in Ultimate Parent, profit interest unit awards previously awarded to our NEOs computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Stock Compensation,” or FASB ASC Topic 718. The table above does not include performance-based vesting Class B Units as the achievement of the performance conditions was not deemed probable on the date of the modification. See below for further discussion. The increase in fair value associated with the April 17, 2017 modification for all granted performance-based vesting Class B units assuming achievement of the performance-based vesting conditions was as follows: Mr. Whall $2,226,516; Mr. Bresingham $1,466,881; Mr. DeVries $270,539; Mr. Likosar $277,206; Mr. Young $1,466,881; and Ms. Haenggi $1,257,326.

•

The values in the “Stock Awards” column for fiscal year 2016 reflect the aggregate grant date fair value of the service-based vesting Class B Units in Ultimate Parent, profits interests unit awards, in the year they were granted, computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Stock Compensation,” or FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the valuation assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of the Class B Unit awards contained in Note 12 to our audited consolidated financial statements for the year ended December 31, 2016, included elsewhere in this prospectus. Achievement of the performance conditions for the performance-based vesting Class B Units was not deemed probable on the date of grant, and, accordingly, pursuant to the SEC’s disclosure rules, no value is included in this table for those portions of the awards. The fair value at the grant date of the performance-based vesting Class B Units granted in 2016 assuming achievement of the performance-based vesting conditions was as follows: Mr. Whall $2,923,398; Mr. Bresingham $1,926,003; Mr. DeVries $4,018,634; Mr. Likosar $4,117,662; and Mr. Young $1,926,003.

(3)	The annual cash bonus payouts for fiscal year 2017 are not calculable at this time. Our Executive Committee (or, following this offering, our Compensation Committee) is expected to determine such awards on or before March 31, 2018, and we will file a Current Report on Form 8-K with this information when those amounts are determined.
(4)	Details with respect to the amounts in this column are set forth, in the All Other Compensation table below.

Summary Compensation Table—All Other Compensation

The components of the “All Other Compensation” column in the Summary Compensation Table for each NEO are shown in the following table.

Named Executive	Fiscal Year	Retirement Plan Contributions ($)(a)	Miscellaneous ($)(b)	Total All Other Compensation ($)
Timothy J. Whall	2017	13,500	7,224	20,724
	2016	7,950	7,798	15,748
Jeffrey Likosar	2017	13,500	129,980	143,480
	2016	—	71,037	71,037
Daniel M. Bresingham	2017	13,500	7,029	20,529
	2016	7,950	7,798	15,748
James D. DeVries	2017	14,021	505	14,526
	2016	—	—	—
Jamie E. Haenggi	2017	1,613	6,961	8,574
Donald Young	2017	6,481	7,029	13,511
	2016	7,950	7,798	15,748

(a)	The amounts shown in this column represent matching contributions made by the Company on behalf of each NEO to its tax-qualified retirement plans. For Mr. DeVries only, $13,500 of the amount in this column is in respect of Company contributions to the RSIP, a tax-qualified retirement plan, and $521 is in respect of Company contributions to the SSRP, a nonqualified deferred compensation plan, in fiscal year 2017.
(b)	Miscellaneous compensation in fiscal year 2017 includes the value of a monthly auto allowance and Company-paid contributions for life insurance benefits for Messrs. Whall, Bresingham, and Young, and Ms. Haenggi, and relocation benefits valued at $129,980 for Mr. Likosar. Miscellaneous compensation in fiscal year 2016 includes the value of a monthly auto allowance and Company-paid contributions for supplemental long-term disability insurance benefits for Messrs. Whall, Bresingham, and Young, and relocation benefits valued at $40,000 for Mr. Likosar.

Grants of Plan-Based Awards in Fiscal 2017 Table

The following table summarizes awards under our 2017 AIP to each of our NEOs for the year ended December 31, 2017. None of our NEOs were granted new equity awards during the year ended December 31, 2017; however, Class B Unit awards that were previously granted to our NEOs were modified in 2017 and the incremental fair value associated with such modification is reflected in the following table. All numbers have been rounded to the nearest whole dollar.

Name	Award Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Grant Date Fair Value of Stock Awards(2) ($)
		Threshold ($) (a)	Target ($) (b)	Maximum ($) (c)
	2017 AIP	441,875	883,750	1,767,500
Timothy J. Whall	Class B Units				254,208
	2017 AIP	252,274	504,548	1,009,096
Jeffrey Likosar	Class B Units				173,254
	2017 AIP	255,000	510,000	1,020,000
Daniel M. Bresingham	Class B Units				167,479
	2017 AIP	260,000	520,000	1,040,000
James D. DeVries	Class B Units				169,087
	2017 AIP	132,225	264,450	528,900
Jamie E. Haenggi	Class B Units				143,553
	2017 AIP	255,000	510,000	1,020,000
Donald Young	Class B Units				167,479

(1)	Under our 2017 AIP, each NEO is eligible to receive an annual cash incentive bonus for the fiscal year, the amount of which will vary depending on the degree of attainment of certain performance goals, as described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Compensation.” Amounts reported in columns (a) through (c) represent the potential amount of the bonus if performance goals were attained at certain threshold, target, or maximum levels.
(2)	The amounts reflected in the “Grant Date Fair Value of Stock Awards” column reflect the incremental fair value associated with the April 17, 2017, modification of the service-based vesting Class B Units in Ultimate Parent, profit interest unit awards previously awarded to our NEOs computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Stock Compensation,” or FASB ASC Topic 718. See footnote (2) to the “Stock Awards” column of the Summary Compensation Table above for additional information.

Employment Agreements

Timothy J. Whall

Mr. Whall is party to an amended and restated employment agreement with The ADT Corporation dated December 19, 2017, pursuant to which he serves as our Chief Executive Officer. The employment agreement has a term beginning on July 1, 2015, through July 1, 2020, which will automatically extend for successive one-year periods, unless either party provides written notice of non-renewal to the other party at least 90 days prior to the expiration of the then-applicable term. Under his employment agreement, Mr. Whall’s annual base salary is $707,000, which is subject to annual review and possible increase (but not decrease). In addition, he is eligible to receive an annual cash bonus based on the attainment of objective financial and/or other subjective or objective criteria. Mr. Whall’s target annual bonus is 125% of base salary. Mr. Whall participates in our long-term incentive plan, and is eligible to participate in the employee benefit plans, programs, and arrangements of the Company in effect from time to time, in accordance with their terms, including without limitation, retirement, medical and welfare benefits.

Mr. Whall’s employment agreement provides for certain severance benefits to be paid in the event of employment termination in certain circumstances, as well as post-termination restrictive covenant provisions, which are described below under “—Potential Payments upon Termination or Change in Control—Severance Payments and Benefits under Employment Agreements.”

Jeffrey Likosar

Mr. Likosar is party to an amended and restated employment agreement with ADT LLC, dated December 19, 2017, pursuant to which he serves as our Executive Vice President and Chief Financial Officer. The employment agreement has a term beginning on October 17, 2016, through October 17, 2021, which is automatically extended for successive one-year periods, unless either party provides written notice of non-renewal to the other party at least 90 days prior to the expiration of the then-applicable term. Under his employment agreement, Mr. Likosar’s annual base salary is $504,548, which is subject to annual review and possible increase (but not decrease). In addition, he is eligible to receive an annual cash bonus based on the attainment of objective financial and/or other subjective or objective criteria. Mr. Likosar’s target annual bonus is 100% of base salary. Mr. Likosar participates in our long-term incentive plan, and is eligible to participate in the employee benefit plans, programs, and arrangements of the Company in effect from time to time, in accordance with their terms, including, without limitation, retirement, medical and welfare benefits.

As part of his sign-on compensation package, pursuant to the terms of his employment agreement, Mr. Likosar was granted a retention bonus opportunity. On the first five anniversaries of October 17, 2016 (each, a “Bonus Date”), subject to his continued employment through each such Bonus Date, ADT LLC will pay Mr. Likosar a cash bonus in an amount equal to the fair market value (as determined in accordance with the LP Agreement) on such Bonus Date (as applicable, the “Bonus Date FMV”) of 16,666.67 Class A-2 Units, less applicable withholding taxes (each such bonus, a “Retention Bonus”). The after-tax proceeds from each Retention Bonus payment are then automatically applied by ADT LLC on Mr. Likosar’s behalf to purchase Class A-2 Units at the applicable Bonus Date FMV. In 2017, it was determined that Mr. Likosar would also receive a cash payment on each Bonus Date that is equal to the value of distributions with respect to a Class A-2 Unit made prior to such Bonus Date multiplied by the number of Class A-2 Units in respect of the bonus tranche that vests on such Bonus Date. Following the consummation of this offering, each Retention Bonus installment that becomes due will be satisfied by the Company through issuance of shares of common stock to Mr. Likosar with a value equal to the value of the portion of the Retention Bonus that vests on the Bonus Date. Alternatively, on or after this offering, the Company may elect to issue Mr. Likosar, in lieu of paying future Retention Bonus installments, a one-time grant of restricted shares of our common stock having an aggregate grant date value equal to the value of all then-unpaid Retention Bonus installments, which shares shall thereafter vest ratably on each subsequent Bonus Date.

Mr. Likosar’s employment agreement provides for certain severance benefits to be paid in the event of employment termination in certain circumstances, as well as post-termination restrictive covenant provisions, which are described below under “—Potential Payments upon Termination or Change in Control—Severance Payments and Benefits under Employment Agreements.”

Daniel M. Bresingham

Mr. Bresingham is party to an amended and restated employment agreement with The ADT Corporation, dated December 19, 2017, pursuant to which he serves as our Executive Vice President, Treasurer and Chief Administrative Officer. The employment agreement has a term beginning on July 1, 2015, through July 1, 2020, which will automatically extend for successive one-year periods, unless either party provides written notice of non-renewal to the other party at least 90 days prior to the expiration of the then-applicable term. Under his employment agreement, Mr. Bresingham’s annual base salary is $510,000, which is subject to annual review and possible increase (but not decrease). In addition, he is eligible to receive an annual cash bonus based on the attainment of objective financial and/or other subjective or objective criteria. Mr. Bresingham’s target annual bonus is 100% of base salary. Mr. Bresingham participates in our long-term incentive plan, and is eligible to participate in the employee benefit plans, programs, and arrangements of the Company in effect from time to time, in accordance with their terms, including, without limitation, retirement, medical and welfare benefits.

Mr. Bresingham’s employment agreement provides for certain severance benefits to be paid in the event of employment termination in certain circumstances, as well as post-termination restrictive covenant provisions, which are described below under “—Potential Payments upon Termination or Change in Control—Severance Payments and Benefits under Employment Agreements.”

James D. DeVries

Mr. DeVries is party to an amended and restated employment agreement with ADT LLC dated December 19, 2017, pursuant to which he serves as our President. The employment agreement has a term beginning on May 23, 2016, through May 23, 2021, which will automatically extend for successive one-year periods, unless either party provides written notice of non-renewal to the other party at least 90 days prior to the expiration of the then-applicable term. Under his employment agreement, Mr. DeVries’ annual base salary is $520,000, which is subject to annual review and possible increase (but not decrease). In addition, he is eligible to receive an annual cash bonus based on the attainment of objective financial and/or other subjective or objective criteria. Mr. DeVries target annual bonus is 100% of base salary. Mr. DeVries participates in our long-term incentive plan, and is eligible to participate in the employee benefit plans, programs, and arrangements of the Company in effect from time to time, in accordance with their terms, including, without limitation, retirement, medical and welfare benefits.

As part of his sign-on compensation package, pursuant to the terms of his employment agreement, Mr. DeVries was granted a retention bonus opportunity. On the first five anniversaries of May 2, 2016 (each, a “Bonus Date”), subject to his continued employment through each such Bonus Date, ADT LLC will pay Mr. DeVries a cash bonus in an amount equal to the fair market value (as determined in accordance with the LP Agreement) on such Bonus Date of 33,333.334 Class A-2 Units, less applicable withholding taxes (each such bonus, a “Retention Bonus”). The after-tax proceeds from each Retention Bonus payment are then automatically applied by ADT LLC on Mr. DeVries’ behalf to purchase Class A-2 Units at the applicable Bonus Date FMV. In 2017, it was determined that Mr. DeVries would also receive a cash payment on each Bonus Date that is equal to the value of distributions with respect to a Class A-2 Unit made prior to such Bonus Date multiplied by the number of Class A-2 Units in respect of the bonus tranche that vests on such Bonus Date. In connection with the consummation of this offering, each Retention Bonus installment that has not yet been paid will accelerate in full and be paid to Mr. DeVries in the form of an issuance of shares of common stock having a value based on the offering price equal to the value of such unpaid installments, and any unpaid prior distributions contemplated by the immediately preceding sentence will be paid in cash, as described below under “—Potential Payments upon Termination or Change in Control—Severance Payments and Benefits under Employment Agreements.”

Mr. DeVries’ employment agreement provides for certain severance benefits to be paid in the event of employment termination in certain circumstances, as well as post-termination restrictive covenant provisions, which are described below under “—Potential Payments upon Termination or Change in Control—Severance Payments and Benefits under Employment Agreements.”

Jamie E. Haenggi

Ms. Haenggi is party to an amended and restated employment agreement with The ADT Corporation, dated December 19, 2017, pursuant to which she serves as our Senior Vice President and Chief Sales and Marketing Officer. The employment agreement has a term beginning on July 1, 2015, through July 1, 2020, which will automatically extend for successive one-year periods, unless either party provides written notice of non-renewal to the other party at least 90 days prior to the expiration of the then-applicable term. Under her employment agreement, Ms. Haenggi’s annual base salary is $441,000, which is subject to annual review and possible increase (but not decrease). In addition, she is eligible to receive an annual cash bonus based on the attainment of objective financial and/or other subjective or objective criteria. Ms. Haenggi’s target annual bonus is 60% of base salary. Ms. Haenggi participates in our long-term incentive plan, and is eligible to participate in the employee benefit plans, programs, and arrangements of the Company in effect from time to time, in accordance with their terms, including, without limitation, retirement, medical and welfare benefits.

Ms. Haenggi’s employment agreement provides for certain severance benefits to be paid in the event of employment termination in certain circumstances, as well as post-termination restrictive covenant provisions, which are described below under “—Potential Payments upon Termination or Change in Control—Severance Payments and Benefits under Employment Agreements.”

Donald Young

Mr. Young is party to an amended and restated employment agreement with The ADT Corporation, dated December 19, 2017, pursuant to which he serves as our Senior Vice President and Chief Information Officer. The employment agreement has a term beginning on July 1, 2015, through July 1, 2020, which will automatically extend for successive one-year periods, unless either party provides written notice of non-renewal to the other party at least 90 days prior to the expiration of the then-applicable term. Under his employment agreement, Mr. Young’s annual base salary is $510,000, which is subject to annual review and possible increase (but not decrease). In addition, he is eligible to receive an annual cash bonus based on the attainment of objective financial and/or other subjective or objective criteria. Mr. Young’s target annual bonus is 100% of base salary. Mr. Young participates in our long-term incentive plan and is eligible to participate in the employee benefit plans, programs, and arrangements of the Company in effect from time to time, in accordance with their terms, including, without limitation, retirement, medical and welfare benefits.

Mr. Young’s employment agreement provides for certain severance benefits to be paid in the event of employment termination in certain circumstances, as well as post-termination restrictive covenant provisions, which are described below under “—Potential Payments upon Termination or Change in Control—Severance Payments and Benefits under Employment Agreements.”

Class B Unit Awards

Each of our NEOs were previously granted Class B Units which are subject to the same service-based and performance-based vesting conditions as described above under “Elements of Compensation—Long-Term Equity Compensation.” These Class B Units were granted in connection with the ADT Acquisition in order to compensate Messrs. Whall, Bresingham, Young, and Ms. Haenggi for their additional duties and responsibilities with the larger combined company and to prevent the dilution of the Class B Units that they held in Ultimate Parent prior to the transaction. For Messrs. Likosar and DeVries, these Class B Units were granted in connection with their hiring. On April 17, 2017, the Executive Committee of Ultimate Parent approved an adjustment to all Class B Unit awards outstanding as of such date to reduce the impact on such individuals of certain incremental interest expenses and other impairments to equity value resulting from the incurrence of certain debt obligations by Prime Borrower, the proceeds of which were used to fund the payment of a distribution to the partners of Ultimate Parent.

Outstanding Equity Awards at Fiscal 2017 Year-End Table

The following table shows outstanding Class B Units outstanding as of December 31, 2017, for each of the NEOs. All numbers have been rounded to the nearest whole dollar or unit.

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)(4)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Timothy J. Whall	08/11/2016	701,265	14,460,084	876,581	18,075,100
	07/01/2015	525,949	11,896,966	876,581	19,828,262

Jeffrey Likosar	11/21/2016	924,020	19,053,292	1,155,024	23,816,595

Daniel M. Bresingham	08/11/2016	462,010	9,526,646	577,512	11,908,297
	07/01/2015	346,508	7,838,011	577,512	13,063,321

James D. DeVries	11/21/2016	901,798	18,595,075	1,127,247	23,243,833

Jamie E. Haenggi	08/11/2016	396,008	8,165,685	495,010	10,207,106
	07/01/2015	297,006	6,718,276	495,010	11,197,126

Donald Young	08/11/2016	462,010	9,526,646	577,512	11,908,297
	07/01/2015	346,508	7,838,011	577,512	13,063,321

(1)	Represents unvested Class B Units subject to service-based vesting requirements (i.e., the Service Tranche). See footnote 4 for Service Tranche vesting dates.
(2)	The Class B Units represent profit interests in Ultimate Parent, which will have value only if the value of Ultimate Parent increases following the date on which the awards of such Class B Units are granted and only after the aggregate amount of capital contributions in respect of all Class A Units have been repaid to the holders of the Class A Units. There is no public market for the Class B Units, accordingly, the market or payout value of the unvested B Units is based on the value of the underlying shares of our common stock that are held by Ultimate Parent as of December 31, 2017. For purposes of this table, the shares of our common stock were valued using an initial public offering price of $18.00 per share of our common stock which is the midpoint of the price range set forth on the cover page of this prospectus.
(3)	Represents unvested Class B Units subject to performance-based vesting requirements (i.e., the Performance Tranche). These performance-based Class B Units will vest upon a “Realization Event” if, and to the extent that, our Sponsor receives specified levels of its invested capital in the Company in connection with the Realization Event. See “Elements of Compensation—Long-Term Equity Compensation” above for a discussion of the Performance Tranche vesting criteria.

(4)	The vesting schedules of the Class B Units designated as the Service Tranche are as follows (subject to the NEO’s continued employment through each applicable vesting date):

Name	Grant Date	Vesting Schedule
Timothy J. Whall	08/11/2016	Vests 20% per year over 5 years. Approximately 175,316 Class B Units are scheduled to vest on each of May 2, 2018, 2019, 2020, and 2021.
	07/01/2015	Vests 20% per year over 5 years. Approximately 175,316 Class B Units are scheduled to vest on each of July 1, 2018, 2019, and 2020.
Jeffrey Likosar	11/21/2016	Vests 20% per year over 5 years. Approximately 231,004 Class B Units are scheduled to vest on each of May 2, 2018, 2019, 2020, and 2021.
Daniel M. Bresingham	08/11/2016	Vests 20% per year over 5 years. Approximately 115,502 Class B Units are scheduled to vest on each of May 2, 2018, 2019, 2020, and 2021.
	07/01/2015	Vests 20% per year over 5 years. Approximately 115,502 Class B Units are scheduled to vest on each of July 1, 2018, 2019, and 2020.
James D. DeVries	11/21/2016	Vests 20% per year over 5 years. Approximately 225,449 Class B Units are scheduled to vest on each of May 2, 2018, 2019, 2020, and 2021.
Jamie E. Haenggi	08/11/2016	Vests 20% per year over 5 years. Approximately 99,002 Class B Units are scheduled to vest on each of May 2, 2018, 2019, 2020, and 2021.
	07/01/2015	Vests 20% per year over 5 years. Approximately 99,002 Class B Units are scheduled to vest on each of July 1, 2018, 2019 and 2020.
Donald Young	08/11/2016	Vests 20% per year over 5 years. Approximately 115,502 Class B Units are scheduled to vest on each of May 2, 2018, 2019, 2020, and 2021.
	07/01/2015	Vests 20% per year over 5 years. Approximately 115,502 Class B Units are scheduled to vest on each of July 1, 2018, 2019, and 2020.

Stock Vested in Fiscal 2017 Table

The following table sets forth information regarding Class B Units that vested during fiscal year 2017 for the NEOs. All numbers have been rounded to the nearest whole dollar or unit, where applicable.

Name	Vesting Date	Stock Awards
		Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Timothy J. Whall	05/02/2017	175,316	419,005
	07/01/2017	175,316	987,029
Jeffrey Likosar	05/02/2017	231,004	552,100
Daniel M. Bresingham	05/02/2017	115,502	276,050
	07/01/2017	115,502	650,276
James D. DeVries	05/02/2017	225,449	538,823
Jamie E. Haenggi	05/02/2017	99,002	236,614
	07/01/2017	99,002	557,381
Donald Young	05/02/2017	115,502	276,050
	07/01/2017	115,502	650,276

(1)	Awards of Class B Units (i.e., the Service Tranche), which generally vest in five annual installments of 20% each. See footnote 4 to the “Outstanding Equity Awards at Fiscal 2017 Year-End Table and Elements of Compensation—Long-Term Equity Compensation” for additional vesting details.
(2)	The Class B Units represent profit interests in Ultimate Parent, which will have value only if the value of Ultimate Parent increases following the date on which the awards of such Class B Units are granted and only after the aggregate amount of capital contributions in respect of all Class A Units have been repaid to the holders of the Class A Units. There is no public market for the Class B Units, accordingly, the market or payout value of the unvested B Units represents the value of each such B Unit based on the value of the business as of the vesting date (i.e. $12.02 per Class A Unit and $13.26 per Class A Unit, which was the fair market value of a Class A Unit on May 2, 2017 and July 1, 2017, respectively, as determined by the Executive Committee of Ultimate Parent).

Nonqualified Deferred Compensation for Fiscal 2017

The following table sets forth information related to the non-qualified deferred compensation accounts of our NEOs as of December 31, 2017.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)
	(a)	(b)	(c)	(d)	(e)
Jeffrey Likosar	16,736		1,465		18,202
James D. DeVries	32,498	521	223		43,664
Donald Young	18,010		1,693		19,703

(1)	The amounts shown in columns (a) and (b) reflect employee and Company contributions, respectively, under the SSRP, the Company’s non-qualified retirement savings plan during fiscal 2017. All of the amounts in columns (a) and (b) are included in the Summary Compensation Table under the column heading “Salary” and “All Other Compensation,” respectively.
(2)	The amounts shown in this column include earnings (or losses) on the NEO’s notional account in the SSRP.
(3)	For Mr. DeVries, the amounts reflected in this column are inclusive of amounts in respect of his contributions to the SSRP for fiscal 2016 ($10,417) which contributions are included in the aggregate amount reported in the Summary Compensation Table under the column heading “Salary” for fiscal 2016.

The SSRP is a nonqualified deferred compensation plan that operates in conjunction with our RSIP. A participant must designate the portion of the credits to his or her account that shall be allocated among the various measurement funds. In default of such designation, credits to a participant’s account are allocated to one or more measurement funds as determined by the SSRP’s plan administrator. Participant notional account balances are credited daily with the rate of return earned by the applicable measurement fund. The measurement funds for the SSRP are consistent with those funds available under the Company’s RSIP.

For fiscal 2017 (i) Mr. Likosar elected to make pre-tax contributions equal to 5% of his base salary, (ii) Mr. DeVries elected to make pre-tax contributions equal to 6% of his base salary and 6% of his performance bonus, and (iii) Mr. Young elected to make pre-tax contributions equal to 5% of his base salary. The Company will make matching contributions equal to 100% of the first 5% of eligible pay contributed by each eligible executive. Under the terms of the SSRP, an eligible executive may elect to defer up to 50% of his base salary and up to 100% of his performance bonus.

A participant is always fully vested in the participant’s own contributions and vests in the Company contributions over three years from the date of hire (subject to full vesting upon death, disability, retirement (e.g., (i) age 55 and (ii) a combination of age and years of service at separation totaling at least 60), or a change in control). Distributions are made in either a lump sum or in annual installments (up to 15 years) in accordance with a participant’s election. In the event a separation from service is due to a participant’s death or disability a distribution is made in a lump sum within 90 days of such event.

Potential Payments Upon Termination or Change in Control

Severance Payments and Benefits under Employment Agreements

All of our NEOs are entitled to certain severance payments and benefits following termination of employment under his employment agreement. All severance payments and benefits are conditioned upon the execution by each NEO of a general release of claims in favor of the Company and the NEO’s continued compliance with the restrictive covenants contained in the NEO’s employment agreement. All of the NEOs’ employment agreements prohibit the NEO from disclosing confidential information of the Company at any time. In addition, the NEOs may not make disparaging statements about the Company, its products or practices, or any of its directors, officers, agents, representatives, stockholders, or the Company’s affiliates at any time. All of our

NEOs are required during employment and for the twenty-four (24) month period thereafter (except that Mr. Young’s restricted period is reduced to six (6) months if his employment is terminated following a Realization Event) not to compete with the Company and are required during such same period not to solicit the employees, customers, subscribers, or suppliers of the Company. References to the “Company” in this paragraph and in this section mean Ultimate Parent and any direct or indirect subsidiaries thereof and any successors thereto. A Realization Event for purposes of Mr. Young’s employment agreement is generally consistent with the definition in the Class B Unit award agreement, except that the relevant date of reference for clause (iii) of the definition of Realization Event in Mr. Young’s employment agreement is December 19, 2017.

If an NEO’s employment is terminated by the Company without Cause (defined below), by the Company in the event the Company elects not to renew the term of his employment, or by the NEO for Good Reason (defined below) (each, a “Qualifying Termination”), the NEO will be entitled to: (i) continued payment of his annual base salary beginning on the date of the Qualifying Termination (the “Qualifying Termination Date”) and ending on the earlier of (x) the twenty-four (24) month anniversary of the Qualifying Termination Date (or, in the case of Mr. Young, if such Qualifying Termination Date occurs following a Realization Event, the six (6) month anniversary of the Qualifying Termination Date) and (y) the first date that the NEO violates any restrictive covenants in his employment agreement (the “Severance Period”), (ii) continued coverage during the Severance Period for the NEO and any eligible dependents under the health and welfare plans in which the NEO and any such dependents participated immediately prior to the Qualifying Termination Date, subject to any active-employee cost-sharing or similar provision in effect for the executive as of immediately prior to the Qualifying Termination Date, and (iii) a prorated portion of the annual bonus payable with respect to the year of such Qualifying Termination, based solely on the actual level of achievement of the applicable performance goals for such year, and payable if and when annual bonuses are paid to other senior executives of the Company with respect to such year.

With respect to Mr. DeVries’ retention bonus, if (i) his employment is terminated by the Company without Cause, due to his death, or on account of his disability, or if Mr. DeVries terminates his employment for Good Reason prior to May 23, 2021, or (ii) a change in control occurs, then, upon the earlier of (i) and (ii), the Company will pay Mr. DeVries a cash bonus equal to the fair market value (as determined in accordance with the LP Agreement) on such date (the “Relevant Date FMV”) in respect of the unpaid Retention Bonus installments. The after-tax proceeds from such payment will then be automatically applied by ADT LLC on Mr. DeVries’ behalf to purchase Class A-2 at the applicable Relevant Date FMV. In addition, Mr. DeVries will receive a cash payment that is equal to the value of distributions with respect to a Class A-2 Unit made prior to such date multiplied by the number of Class A-2 Units in respect of the bonus tranche(s) that vest on such date. The completion of this offering will qualify as a change in control for purposes of Mr. DeVries’ Retention Bonus. Accordingly, Mr. DeVries will be paid the unpaid Retention Bonus installments as of the date of the completion of this offering and the additional cash payment in respect of prior distributions as described in this paragraph. The unpaid Retention Bonus installments that will be payable upon the completion of this offering will be satisfied by the Company through issuance of shares of common stock to Mr. DeVries under the Omnibus Incentive Plan equal to the value of the portion of the Retention Bonus that vests on the Bonus Date and will be subject to the terms and conditions of the MIRA which include transfer restrictions, repurchase rights, and piggy-back registration rights in connection with certain offerings of our common stock.

With respect to Mr. Likosar’s retention bonus, in the event that his employment is terminated by the Company without Cause, due to his death, or on account of his disability, or if Mr. Likosar terminates his employment for Good Reason prior to October 17, 2021, then the Company will pay Mr. Likosar a cash bonus equal to the fair market value (as determined in accordance with the LP Agreement) on such date (the “Termination Date FMV”) in respect of the unpaid Retention Bonus installments. The after-tax proceeds from such payment will then be automatically applied by ADT LLC on Mr. Likosar’s behalf to purchase Class A-2 Units at the applicable Termination Date FMV. In addition, Mr. Likosar will receive a cash payment that is equal to the value of distributions with respect to a Class A-2 Unit made prior to such date multiplied by the number of Class A-2 Units in respect of the bonus tranche(s) that vest on such date. Following the consummation of this offering, each Retention Bonus installment that becomes due will be satisfied by the Company through issuance of shares of common stock to Mr. Likosar under the Omnibus Incentive Plan equal to the value of the portion of the Retention Bonus that vests on the Bonus Date and will be subject to the terms and conditions of the MIRA which include transfer restrictions, repurchase rights, and piggy-back registration rights in connection with certain offerings of our common stock. Alternatively, on or after this offering, the Company may elect to issue Mr. Likosar in lieu of paying future Retention Bonus installments, a one-time grant of restricted shares of our common stock having an aggregate grant date value equal to the value of all then-unpaid Retention Bonus installments, which shares shall thereafter vest ratably on each subsequent Bonus Date.

The Company does not reimburse its NEOs with respect to any excise tax triggered by Section 4999 of the Code, but any parachute payments (i.e., payments made in connection with a change in control as defined in Section 280G of the Code and the regulations thereunder) will be capped at three times the NEO’s “base amount” under Section 280G of the Code and the regulations thereunder if the cap results in a greater after-tax payment to the NEO than if the payments were not capped.

Applicable Definitions

For purposes of the employment agreements with our NEOs:

A termination is for “Cause” if the NEO:

•	Is convicted of, or pleads nolo contendere to, a crime that constitutes a felony or involves fraud or a breach of the executive’s duty of loyalty with respect to the Company, or any of its customers or suppliers that results in material injury to the Company,

•	Repeatedly fails to perform reasonably assigned duties which remains uncured for ten (10) days after receiving written notice,

•	Commits an act of fraud, misappropriation, embezzlement, or materially misuses funds or property belonging to the Company,

•	Commits a willful violation of the Company’s written policies, or other willful misconduct that results in material injury to the Company, which remains uncured for ten (10) days after receiving written notice,

•	Materially breaches his employment agreement resulting in material injury to the Company, which remains uncured for ten (10) days after receiving written notice, or

•	Violates the terms of his confidentiality, non-disparagement, non-competition and non-solicitation provisions.

The NEOs may terminate their employment for “Good Reason” if any of the following events occur without the NEO’s prior express written consent:

•	The executive’s annual base salary or target bonus are decreased,

•	The Company (for purposes of this definition, means The ADT Corporation or ADT LLC) fails to pay any material compensation due and payable to the executive in connection with his employment or employment agreement,

•	The executive’s duties, responsibilities, authority, positions, or titles are materially diminished,

•	The Company requires the executive to be relocated more than thirty (30) miles from a specified location (the Romeoville, Illinois, area for Messrs. Whall and Bresingham, the Longwood, Florida, area for Mr. Young, the Wichita, Kansas, area for Ms. Haenggi, and the Boca Raton, Florida, area for Messrs. DeVries and Likosar), or

•	The Company breaches its obligations under the executive’s employment agreement.

The NEO must provide written notice to the Company describing the events that constitute Good Reason within forty-five (45) days following the first occurrence of such events and the Company has a thirty (30) day cure period following receipt of such notice, before an NEO may terminate his employment for Good Reason.

Equity Awards. In addition, the Class B Unit award agreements for the outstanding equity awards held by our NEOs provide for special treatment upon certain terminations of employment, including a Qualifying Termination following a “change in control” (defined below) or in connection with a change in control.

•	Termination of Employment. Pursuant to the terms for the Class B Unit award agreements, other than in the case of a change in control, if an NEO experiences a Qualifying Termination before the Service Tranche is fully vested, an additional 20% of the Service Tranche will immediately vest on the Qualifying Termination Date (the cumulative vested percentage of the Service Tranche after giving effect to such additional vesting is referred to as the “Vested Percentage at Termination”) and the unvested Class B Units attributed to the Service Tranche will be forfeited immediately. If an NEO experiences a Qualifying Termination and during the one (1) year period following the Qualifying Termination Date all or any portion of the Performance Tranche would have vested had the NEO’s employment not been terminated, then the NEO will also be deemed vested in a percentage of the Performance Trance equal to the product of (i) the percentage of the Performance Tranche (e.g., 50% or 100%) that would have vested had the NEO’s employment not been terminated multiplied by (ii) the Vested Percentage at Termination.

•	In the event the NEO’s employment is terminated for Cause all Class B Units (whether vested or unvested) then held by the NEO are immediately forfeited. Other than as described in the immediately preceding paragraph and the following paragraph, in the event that the NEO experiences a termination of employment, all unvested Class B Units then held by the NEO are immediately forfeited.

•	Change in Control. Pursuant to the terms for the Class B Unit award agreements, the Service Tranche will vest in full on the earlier of (i) the six (6) month anniversary of a change in control and (ii) a Qualifying Termination of the NEO following a change in control. The proceeds from any transaction resulting in a change in control that related to the unvested portion of the Service Tranche will be held in escrow for the NEO’s benefit from the date of the change in control through the date on which the NEO either vests in or forfeits the unvested portion of the Service Tranche.

For purposes of the Class B Unit award agreements and Mr. DeVries’ Retention Bonus, a “change in control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: (i) (A) our Sponsor ceases to be the beneficial owner, directly or indirectly, of a majority of the combined voting power of Ultimate Parent’s outstanding securities; and (B) a person or group other than our Sponsor becomes the direct or indirect beneficial owner of a percentage of the combined voting power of Ultimate Parent’s outstanding securities that is greater than the percentage of the combined voting power of Ultimate Parent’s outstanding securities beneficially owned directly or indirectly by our Sponsor; (ii) sale of all or substantially all of the assets of Ultimate Parent to a person or group other than our Sponsor; (iii) a liquidation or dissolution of Ultimate Parent and its subsidiaries; or (iv) an initial public offering of Ultimate Parent or one of its subsidiaries. The completion of this offering will constitute a change in control for purposes of the Class B Unit award agreements and Mr. DeVries’ Retention Bonus.

SSRP Accelerated Vesting of Company Contributions. To the extent that a participant in the SSRP is not fully vested in the Company contributions made to his or her notional account balance, the participant will fully vest in such amounts upon a termination of employment due to his or her death, disability, retirement (e.g., (i) age 55 and (ii) a combination of age and years of service at separation totaling at least 60), or upon a change in control (regardless of whether or not the participant’s employment terminates).

The following table summarizes the severance benefits that would have been payable to each of the NEOs upon termination of employment or upon a qualifying termination in connection with a change in control (including, a Realization Event), assuming that the triggering event or events occurred on December 31, 2017, which was the last business day of 2017.

	Change in Control		Termination of Employment
Name/Form of Compensation	Without Qualified Termination ($)(1)	With Qualified Termination ($)(1)	With Cause ($)	With Qualified Termination ($)(2)	Retirement ($)	Death or Disability ($)
Timothy J. Whall
Salary Continuation	—	1,414,000	—	1,414,000	—	—
Prorated Bonus	—	883,750	—	883,750	—	—
Benefit Continuation	—	18,882	—	18,882	—	—
Accelerated Vesting of Class B Unit Awards	64,260,412	64,260,412	—	7,580,664	—	—
Total	64,260,412	66,577,044	—	9,897,296	—	—

Jeffrey Likosar
Salary Continuation	—	1,009,096	—	1,009,096	—	—
Prorated Bonus	—	504,548	—	504,548	—	—
Benefit Continuation	—	22,722	—	22,722	—	—
Accelerated Vesting of Class B Unit Awards	42,869,887	42,869,887	—	4,763,323	—	—
Accelerated Vesting of Retention Bonus(3)	—	2,148,314	—	2,148,314	—	2,148,314
Accelerated Vesting of SSRP Account(4)	—	—	—	—	—	—
Total	42,869,887	46,554,567	—	8,448,003	—	2,148,314

Daniel M. Bresingham
Salary Continuation	—	1,020,000	—	1,020,000	—	—
Prorated Bonus	—	510,000	—	510,000	—	—
Benefit Continuation	—	25,241	—	25,241	—	—
Accelerated Vesting of Class B Unit Awards	42,336,275	42,336,275	—	4,994,306	—	—
Total	42,336,275	43,891,516	—	6,549,547	—	—

James D. DeVries
Salary Continuation	—	1,040,000	—	1,040,000	—	—
Prorated Bonus	—	520,000	—	520,000	—	—
Benefit Continuation	—	22,722		22,722	—	—
Accelerated Vesting of Class B Unit Awards	41,838,908	41,838,908	—	4,648,759	—	—
Accelerated Vesting of Retention Bonus(3)	4,296,627	4,296,627	—	4,296,627	—	4,296,627
Accelerated Vesting of SSRP Account(4)	521	521	—	—	521	521
Total	46,136,056	47,718,778	—	10,528,108	521	4,297,148

Jamie E. Haenggi
Salary Continuation	—	882,000	—	882,000	—	—
Prorated Bonus	—	264,450	—	264,450	—	—
Benefit Continuation	—	25,644	—	25,644	—	—
Accelerated Vesting of Class B Unit Awards	36,288,193	36,288,193	—	4,280,846	—	—
Total	36,288,193	37,460,287	—	5,452,940	—	—

	Change in Control		Termination of Employment
Name/Form of Compensation	Without Qualified Termination ($)(1)	With Qualified Termination ($)(1)	With Cause ($)	With Qualified Termination ($)(2)	Retirement ($)	Death or Disability ($)

Donald Young
Salary Continuation(5)	—	1,020,000	—	1,020,000	—	—
Prorated Bonus	—	510,000	—	510,000	—	—
Benefit Continuation	—	17,639	—	17,639	—	—
Accelerated Vesting of Class B Unit Awards	42,336,275	42,336,275	—	4,994,306	—	—
Accelerated Vesting of SSRP Account(4)	—	—	—	—	—	—
Total	42,336,275	43,883,914	—	6,541,945	—	—

(1)	As previously noted in this prospectus, Class B Units represent profit interests in Ultimate Parent, which will have value only if the value of Ultimate Parent increases following the date on which the awards of such Class B Units are granted and only after the aggregate amount of capital contributions in respect of all Class A Units have been repaid to the holders of the Class A Units. In accordance with the terms of the Class B Unit award agreements, assuming that a change in control was also a Realization Event, (i) the hypothetical return to our Sponsor would have been sufficient to trigger full vesting of the Performance Tranche and (ii) the vesting of the Service Tranche would have accelerated and become vested in connection with a change in control, as described in this section under the heading “—Equity Awards.” Based on the value of the business at the end of fiscal year 2017, using an initial public offering price of $18.00 per share of common stock, which is the midpoint of the price range set forth on the cover page of this prospectus, the value attributed to the Accelerated Vesting of Class B Unit Awards with respect to the Performance Tranche and the Service Tranche is reflected in the table above.
(2)	As previously noted in this prospectus, Class B Units represent profit interests in Ultimate Parent, which will have value only if the value of Ultimate Parent increases following the date on which the awards of such Class B Units are granted and only after the aggregate amount of capital contributions in respect of all Class A Units have been repaid to the holders of the Class A Units. In accordance with the terms of the Class B Unit award agreements, absent a change in control, upon a qualified termination of employment the executive would vest in an additional 20% of the Class B Units in respect of the Service Tranche, as described in this section under the heading “—Equity Awards.” Based on the value of the business at the end of fiscal year 2017, using an initial public offering price of $18.00 per share of common stock which is the midpoint of the price range set forth on the cover page of this prospectus, the value attributed to the Accelerated Vesting of Class B Unit Awards with respect to the Service Tranche is reflected in the table above.
(3)	There is no public market for the Class A Units, accordingly, amounts with respect to Messrs. DeVries’ and Likosar’s retention bonuses are calculated based on an initial public offering price of $18.00 per share of common stock which is the midpoint of the price range set forth on the cover page of this prospectus multiplied by 1.681, assuming that this was the fair market value of a Class A Unit on December 31, 2017, multiplied by the number of Class A-2 Units in respect of the bonus tranche that vests on such date. The amounts reflected also include the value of the additional cash payment that each of Mr. DeVries and Mr. Liksoar is entitled to receive for previous accrued but unpaid distributions in respect of the Class A-2 Units comprising the retention bonus tranche that vests on such date (for Mr. DeVries $262,227, and for Mr. Likosar, $131,113).
(4)	While each of Messrs. Likosar, DeVries, and Young participated in the Company’s SSRP in fiscal year 2017, only Mr. DeVries had any unvested Company contributions in his SSRP account that would be subject to accelerated vesting upon a qualifying event as of December 31, 2017.
(5)	If Mr. Young’s employment is terminated following a change in control that also qualifies as a Realization Event, then Mr. Young’s salary continuation will be decreased to $255,000.

COMPENSATION OF NON-MANAGEMENT DIRECTORS

In respect of 2017, each of our non-employee directors was appointed by our Sponsor (or their affiliates) and, with the exception of Mr. Africk, none of them received any compensation for services as a director or is party to any contract with us.

Pursuant to the agreement entered into on November 30, 2015, between Prime Borrower and Mr. Africk, Mr. Africk receives an annual cash retainer equal to $50,000 for his service as a member of the board of managers of Prime Borrower, which is paid quarterly in arrears retroactive to July 1, 2015. In addition to his cash retainer, Mr. Africk receives an annual grant of Class A-2 Units in with an aggregate fair market value on the date of grant equal to $50,000. Each annual grant of Class A-2 Units vest in three substantially equal annual installments over the three years immediately following the year of issuance, in each case subject to Mr. Africk’s continued service on the board of managers of Prime Borrower through the applicable vesting date. In connection with this offering, Mr. Africk’s agreement with Prime Borrower will be terminated, subject to and contingent upon the completion of the offering.

Director Compensation

The following table summarizes the compensation earned by, or awarded or paid to Mr. Africk for the year ended December 31, 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Andrew D. Africk	50,000	50,000	100,000

(1)	On July 27, 2017, Mr. Africk received a grant of 3,770.74 Class A-2 Units which shall vest subject to his continued service, as to one-third of the Class A-2 Units on each of the first three anniversaries of July 1, 2017. The amount reported in this column reflects the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718, excluding estimated forfeitures. The fair value of Class A-2 Units is computed by multiplying the total number of Class A-2 Units subject to the award by the fair market value of a Class A Unit, as determined by the Executive Committee of Ultimate Parent, on the date of grant. Mr. Africk was previously granted 4,166.67 Class A-2 Units on August 11, 2016, which shall vest, subject to his continued service, as to one-third of the Class A-2 Units on each of the first three anniversaries of August 11, 2016. Mr. Africk was previously granted 10,000 Class A-2 Units on November 30, 2015, which shall vest, subject to his continued service, one-third of the Class A-2 Units on each of the first three anniversaries of November 30, 2015.

Looking Ahead—2018 Director Compensation

In connection with this offering, our Board of Directors will approve and implement the following director compensation program, which will include the following for each of our non-employee directors (other than those that were appointed by our Sponsor).

Compensation for our non-employee directors, including Mr. Africk, will consist of an annual cash retainer in the amount of $100,000, paid quarterly in arrears, and an annual equity award of restricted stock units with a grant date fair value of approximately $100,000. Annual restricted stock unit awards to our non-employee directors will vest on the first anniversary of the date of grant, subject to such director’s continued service through such date. The chairs of the Audit, Compensation and Nominating and Governance Committees will receive an additional annual cash retainer in the amount of $25,000, $20,000, and $15,000 per year, respectively, each of will be paid quarterly in arrears.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements for our named executive officers and directors (see “Executive Compensation”), there were no transactions, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Policies and Procedures for Related Party Transactions

Upon the consummation of this offering, we will adopt a written Related Person Transaction Policy (the “policy”), which will set forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our audit committee. In accordance with the policy, our audit committee will have overall responsibility for implementation of and compliance with the policy.

For purposes of the policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeded, exceeds or will exceed $120,000 and in which any related person (as defined in the policy) had, has or will have a direct or indirect material interest. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship that has been reviewed and approved by our board of directors or audit committee.

The policy will require that notice of a proposed related person transaction be provided to our legal department prior to entry into such transaction. If our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our audit committee for consideration. Under the policy, our audit committee may approve only those related person transactions that are in, or not inconsistent with, our best interests and the best interests of our stockholders. In the event that we become aware of a related person transaction that has not been previously reviewed, approved or ratified under the policy and that is ongoing or is completed, the transaction will be submitted to the audit committee so that it may determine whether to ratify, rescind or terminate the related person transaction.

The policy will also provide that the audit committee review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders. Additionally, we will make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.

Limited Partnership Agreement of Ultimate Parent

On November 7, 2016, Parent GP, as the general partner of Ultimate Parent, certain members of management (the “Management Partners”) and the Koch Investor, as warrant holders, entered into the LP Agreement.

Pursuant to the LP Agreement, in exchange for contributing capital to Ultimate Parent, our Sponsor was issued Class A-1 Units in Ultimate Parent, the Management Partners were issued Class A-2 Units in Ultimate Parent, and the Koch Investor was issued the Warrants.

Additionally, the Management Partners and certain other members of management have received awards from an incentive pool in the form of options in the Company and profits interests in our Ultimate Parent.

The LP Agreement provides for customary drag-along rights for our Sponsor, customary tag-along rights for Class A-2 limited partners and holders of profits interests, and customary preemptive rights for Class A-1 and Class A-2 limited partners.

Our Sponsor, the Management Partners and the members of management of the Company holding profits interests will receive distributions from the Ultimate Parent on the Class A-1 Units and Class A-2 Units, as applicable, in accordance with the waterfall provisions in the LP Agreement, which provide for distributions in respect of the Class A-1 Units until contributed capital is returned and thereafter, distributions to be ratably shared between the Class A-1 Units and one or more tranches of Class A-2 Units, subject to certain return hurdles being achieved by the business.

As of the date of this prospectus, the business and affairs of Ultimate Parent are managed by Parent GP which is in turn managed by a board of managers that is controlled by affiliates of our Sponsor.

Transaction Fee Agreement

Apollo Global Securities, LLC, an affiliate of our Sponsor (the “Service Provider”) entered into a transaction fee agreement with Prime Borrower (the “Transaction Fee Agreement”), relating to the provision of certain structuring, financial, investment banking, and other similar advisory services by the Service Provider to Prime Borrower, in connection with the ADT Acquisition. During the second quarter of 2016, Prime Borrower paid the Service Provider a one-time transaction fee of $65 million in the aggregate in exchange for services rendered in connection with structuring, arranging the financing, and performing other services in connection with the ADT Acquisition. This transaction fee is reflected in merger, restructuring, integration, and other costs in our consolidated statements of operations for the year ended December 31, 2016 included elsewhere in this prospectus. Following the payment of the transaction fee, the Transaction Fee Agreement terminated in accordance with its terms.

Management Consulting Agreement

In connection with the ADT Acquisition, Apollo Management Holdings, L.P., an affiliate of our Sponsor (the “Management Service Provider”) entered into a management consulting agreement with Prime Borrower (the “Management Consulting Agreement”) relating to the provision of certain management consulting and advisory services to Prime Borrower following the ADT Acquisition. In exchange for the provision of such services, Prime Borrower is required to pay the Management Service Provider $5 million each quarter. Fees under the Management Consulting Agreement of $13 million and $15 million are included in the selling, general and administrative expenses in our consolidated statements of operations for the year ended December 31, 2016 and the nine months ended September 30, 2017, respectively, both of which are included elsewhere in this prospectus. The Management Consulting Agreement will terminate in accordance with its terms upon the consummation of this offering.

Koch Preferred Securities

In connection with the ADT Acquisition, we issued the Koch Preferred Securities, and Ultimate Parent issued the Warrants, to the Koch Investor for an aggregate amount of $750 million. Of this amount, $659 million, net of issuance costs of $27 million, was allocated to the Koch Preferred Securities and reflected as a liability in our consolidated balance sheet. The remaining $91 million in proceeds was allocated to the Warrants and was contributed by Ultimate Parent in the form of common equity to us, net of $4 million in issuance costs. Refer to Note 6 to our audited consolidated financial statements for additional information. See also “Description of the Koch Preferred Securities.”

On February 16, 2017, we paid a dividend in an aggregate amount of $550 million to equity holders of the Company and Ultimate Parent, which included distributions to our Sponsor. On April 18, 2017, we paid an additional dividend of $200 million to equity holders of the Company and Ultimate Parent, which included distributions to our Sponsor. We did not declare any dividend in the years ended December 31, 2016, 2015 and 2014.

In connection with the Special Dividend, we paid $45 million in structuring fees to the Koch Investor. See “Certain Relationships and Related Party Transactions.”

Participation of our Sponsor in the Issuance of the Prime Notes

An affiliate of our Sponsor purchased $4 million of the Prime Notes upon their issuance on May 2, 2016. All of such Prime Notes have been sold by such affiliate.

Other Transactions

During the second quarter of 2016, we paid various structuring fees associated with the ADT Acquisition to affiliates of our Sponsor in the amount of $9 million.

During the first half of 2017, we paid $750 million in dividends to equity holders of the Company and Ultimate Parent, which includes distributions to our Sponsor. Such dividends are included in the condensed consolidated statement of stockholders’ equity for the nine months ended September 30, 2017 included elsewhere in this prospectus.

In addition, we paid $425,000 and $180,000 to affiliates of our Sponsor in connection with the 2016 First Lien Credit Agreement Amendments and the 2017 First Lien Credit Agreement Amendments. We paid $800,000 in structuring fees to affiliates of our Sponsor in connection with the 2017 Incremental First Lien Term B-1 Loan.

We have an ongoing agreement to pay $14,000 per month to Professional Resources International (“PRI”) for staff recruiting services. We paid approximately $168,000 and $126,000 to PRI in 2016 and for the nine months ended September 30, 2017, respectively. A brother of our Chief Executive Officer has an ownership interest in PRI.

An immediate family member of our Chief Executive Officer is a regular full-time employee of the Company in a managerial position and has target annual compensation, including base salary, bonus, and company-paid benefits, of approximately $136,000. The family member was also granted options to acquire 5,555.56 shares of common stock in ADT Inc. on June 29, 2017, valued at approximately $18,000.

Stockholders Agreement

Prior to the consummation of this offering, we intend to enter into a Stockholders Agreement with Ultimate Parent, one of the Co-Investors (as defined herein), and the Koch Investor. The Stockholders Agreement will give our Sponsor the right to nominate a majority of our directors after the consummation of this offering as long as our Sponsor beneficially owns 50% or more of our outstanding common stock and shall specify how the Sponsor’s nominations rights shall decrease as our Sponsor’s beneficial ownership of our common stock also decreases. See “Description of Capital Stock—Composition of Board of Directors; Election and Removal of Directors.” Additionally, the Stockholders Agreement specifies that one of our Co-Investors and the Koch Investor will each nominate one director to the board, subject to specified ownership thresholds. The Stockholders Agreement sets forth certain information rights granted to Ultimate Parent. It also specifies that we will not take certain significant actions specified therein without the prior consent our Ultimate Parent. Such specified actions include, but are not limited to:

•	amendments or modifications to our Company’s or our Company’s subsidiaries’ organizational documents in a manner that adversely affects Ultimate Parent or our Sponsor;

•	issuances of our Company’s or our Company’s subsidiaries’ equity other than pursuant to an equity compensation plan approved by the stockholders or a majority of the Apollo Designees (as defined below), or intra-company issuances among our Company and its wholly-owned subsidiaries;

•	making any payment or declaration of any dividend or other distribution on any shares of our common stock;

•	merging or consolidating with or into any other entity, or transferring all or substantially all of our Company’s or our Company’s Subsidiaries’ assets, taken as a whole, to another entity, or undertaking any transaction that would constitute a “Change of Control” as defined in our Company’s or our Company’s subsidiaries’ credit facilities or note indentures;

•	incurring financial indebtedness in a single or a series of related transactions aggregating to more than $25 million;

•	hiring or terminating any Executive Officer of our Company or designating any new Executive Officer of the Company; and

•	changing the size of the board of directors.

Registration Rights Agreement

Prior to the consummation of this offering, we intend to enter into a registration rights agreement with Ultimate Parent (the “Registration Rights Agreement”), pursuant to which Ultimate Parent will be entitled to demand the registration of the sale of certain or all of our common stock that it beneficially owns. Among other things, under the terms of the Registration Rights Agreement:

•	if we propose to file certain types of registration statements under the Securities Act with respect to an offering of equity securities, we will be required to use our reasonable best efforts to offer the other parties to the Registration Rights Agreement, if any, the opportunity to register the sale of all or part of their shares on the terms and conditions set forth in the Registration Rights Agreement (customarily known as “piggyback rights”); and

•	Ultimate Parent has the right, subject to certain conditions and exceptions, to request that we file registration statements with the Commission for one or more underwritten offerings of all or part of our common stock that it beneficially owns and the Company is required to cause any such registration statements (a) to be filed with the Commission promptly and, in any event, on or before the date that is 90 days, in the case of a registration statement on Form S-1, or 45 days, in the case of a registration statement on Form S-3, after we receive the written request to effectuate the demand registration, or on or before the date that is 60 days after we receive written notice requiring us to file a shelf registration statement and (b) to become effective as promptly as reasonably practicable and in any event, in the case of a shelf registration statement, no later than 90 days after it is initially filed.

All expenses of registration under the Registration Rights Agreement, including the legal fees of one counsel retained by or on behalf of Ultimate Parent, will be paid by us.

The registration rights granted in the Registration Rights Agreement are subject to customary restrictions such as minimums, blackout periods and, if a registration is underwritten, any limitations on the number of shares to be included in the underwritten offering as reasonably advised by the managing underwriter. The Registration Rights Agreement also contains customary indemnification and contribution provisions. The Registration Rights Agreement is governed by New York law.

Management Investor Rights Agreement

Prior to the consummation of this offering, we intend to enter into an Amended and Restated Management Investor Rights Agreement. Each holder of our shares of common stock issued upon exercise of options that had been issued under the Equity Incentive Plan shall automatically become a party to the MIRA. Additionally, each individual who receives Distributed Shares in redemption of his or her Class B Units in connection with this offering will be required to execute a joinder to the MIRA. See “Executive Compensation— Looking Ahead—Post-IPO Compensation—Redemption of Class B Units.” The MIRA will provide that all shares of our common stock governed thereunder will generally be subject to transfer restrictions, repurchase rights, and piggy-back registration rights in connection with certain offerings of our common stock.

PRINCIPAL STOCKHOLDERS

Our Common Stock

The following table sets forth the beneficial ownership of our common stock by:

•	each person, or group of affiliated persons, who we know to beneficially own more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Unless otherwise indicated, the address of each person or entity named in the table below is 1501 Yamato Road, Boca Raton, Florida 33431.

	Shares Beneficially Owned Before the Offering(1)		Shares Beneficially Owned After the Offering assuming underwriters’ option is not exercised(1)		Shares Beneficially Owned After the Offering assuming underwriters’ option is exercised(1)
	Number	Percent	Number	Percent	Number	Percent
5% Stockholders
Apollo Funds(2)	641,114,368	100%	641,114,368	84.87%	641,114,368	83.04%
Named Executive Officers and Directors(3)
Timothy J. Whall	—	0%	641,579	*	641,579	*
Daniel M. Bresingham	—	0%	422,688	*	422,688	*
James D. DeVries	—	0%	258,315	*	258,315	*
Jamie E. Haenggi	—	0%	362,304	*	362,304	*
Jeffrey Likosar	—	0%	264,680	*	264,680	*
Donald Young	—	0%	422,688	*	422,688	*
Andrew D. Africk	—	0%	—	0%	—	0%
Marc E. Becker	—	0%	—	0%	—	0%
Matthew H. Nord	—	0%	—	0%	—	0%
Reed B. Rayman	—	0%	—	0%	—	0%
Eric L. Press	—	0%	—	0%	—	0%
Lee J. Solomon	—	0%	—	0%	—	0%
Stephanie Drescher	—	0%	—	0%	—	0%
Brett Watson	—	0%	—	0%	—	0%
David Ryan	—	0%	—	0%	—	0%
All current directors and executive officers as a group (20 persons)	—	0%	2,674,626	0.35%	2,674,626	0.35%

*	Represents less than 1%.
(1)	Percentage of shares beneficially owned before this offering is based on 641,118,571 shares of common stock outstanding as of January 5, 2018. Percentage of shares beneficially owned following this offering is based on 755,388,851 shares of common stock outstanding (or 772,055,518 if the underwriters exercise their over-allotment option in full), which excludes unvested common shares and assumes no options are exercised by any holder in accordance with Rule 13d-3(d)(1)(i) of the Exchange Act.
(2)

Represents shares of our common stock held of record by Prime Security Services TopCo Parent, L.P. (“Ultimate Parent”). Prime Security Services TopCo Parent GP, LLC (“Parent GP”) is the general partner of Ultimate Parent. AP VIII Prime Security Services Holdings, L.P. (“AP VIII Prime Security LP”) is the sole member of Parent GP and a limited partner of TopCo Parent. AP VIII Prime Security Services Management, LLC (“AP VIII Prime Security

Management”) is the investment manager of AP VIII Prime Security LP. Apollo Management, L.P. (“Apollo Management”) is the sole member of AP VIII Prime Security Management, and Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP. Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Leon Black, Joshua Harris and Marc Rowan are the managers, as well as executive officers, of Management Holdings GP, and as such may be deemed to have voting and dispositive control of the shares of common stock held of record by Ultimate Parent. The address of Ultimate Parent, Parent GP, and AP VIII Prime Security LP is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of each of AP VIII Prime Security Management, Apollo Management, Management GP, Management Holdings and Management Holdings GP, and Messrs. Black, Harris and Rowan, is 9 West 57th Street, 43rd Floor, New York, New York 10019.
(3)	None of our named executive officers and directors beneficially own shares of common stock issuable upon the exercise of options within 60 days.

Units of Ultimate Parent

The equity interests of Ultimate Parent consist of Class A-1 Units, Class A-2 Units and Class B Units. Our Sponsor beneficially owns 100% of the 371,416,666.67 issued and outstanding Class A-1 Units of Ultimate Parent and the Koch Investor beneficially owns detachable warrants for the purchase of 7,620,730 Class A-1 Units in Ultimate Parent. Following the redemption of Class B Units of Ultimate Parent in connection with this offering, there shall be no outstanding Class B Units. See “Executive Compensation—Looking Ahead—Post-IPO Compensation—Redemption of Class B Units.” There are 2,351,281.98 issued and outstanding Class A-2 Units. The following table sets forth the beneficial ownership of the Class A-2 Units of Ultimate Parent by:

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the Class A-2 Units beneficially owned by them, subject to applicable community property laws. Unless otherwise indicated, the address of each person or entity named in the table below is 1501 Yamato Road, Boca Raton, Florida 33431.

	Class A-2 Units Beneficially Owned(1)
	Number	Percent
Named Executive Officers and Directors(2)
Timothy J. Whall	672,351.12	28.6%
Daniel M. Bresingham	196,613.39	8.36%
James D. DeVries	100,903.78	4.29%
Jamie E. Haenggi	196,613.39	8.36%
Jeffrey Likosar	88,795.45	3.78%
Donald Young	436,427.72	18.56%
Andrew D. Africk	17,937.41	0.7%
Marc E. Becker	—	0%
Matthew H. Nord	—	0%
Reed B. Rayman	—	0%
Eric L. Press	—	0%
Lee J. Solomon	—	0%
Stephanie Drescher	—	0%
Brett Watson	—	0%
David Ryan	—	0%
All current directors and executive officers as a group (20 persons)	2,202,478.30	93.67%

(1)	Percentage of shares beneficially owned is calculated using 2,351,281.98 Class A-2 Units outstanding.
(2)	None of our named executive officers and directors beneficially own Class A-2 Units issuable upon the exercise of options.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws and of specific provisions of Delaware law. The following description is intended as a summary only and is qualified in its entirety by reference to our amended and restated certificate of incorporation, our amended and restated bylaws and the DGCL.

General

Pursuant to our amended and restated certificate of incorporation, our capital stock consists of 4,000,000,000 authorized shares, of which 3,999,000,000 shares, par value $0.01 per share, are designated as “common stock” and 1,000,000 shares, par value $0.01 per share, are designated as “preferred stock.” As of September 30, 2017, we had 381,372,799.31 shares of common stock and 750,000 shares of Series A Preferred Stock outstanding. We completed a 1.681-for-1 split of our common stock on January 4, 2018.

Common Stock

Voting Rights. The holders of our common stock are entitled to one vote per share on all matters submitted for action by the stockholders generally.

Dividend Rights. Subject to any preferential rights of any then outstanding preferred stock, all shares of our common stock are entitled to share equally in any dividends our board of directors may declare from legally available sources.

Liquidation Rights. Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, after payment in full of the amounts required to be paid to holders of any the outstanding preferred stock, all shares of our common stock are entitled to share equally in the assets available for distribution to stockholders after payment of all of our prior obligations.

Other Matters. Holders of our common stock have no preemptive or conversion rights, and our common stock are not subject to further calls or assessments by us, except with respect to common stock issued in connection with the exercise of options, which is subject to a call right by our Sponsor.

Preferred Stock

Pursuant to our amended and restated certificate of incorporation, shares of preferred stock are issuable from time to time, in one or more series, with the designations, voting rights (full, limited or no voting rights), powers, preferences and relative, participating, optional or other special rights (if any), and any qualifications, limitations or restrictions thereof, of each series as our board of directors from time to time may adopt by resolution (and without further stockholder approval). Each series of preferred stock will consist of an authorized number of shares as will be stated and expressed in the certificate of designations providing for the creation of the series.

As of the date of this prospectus, we have issued the Koch Preferred Securities to the Koch Investor, which consists of 750,000 Series A Preferred Stock. In accordance with the definitive agreements governing the Koch Preferred Securities, following the consummation of this offering, the Company is required to maintain cash in a separate account in an amount equal to at least $750 million until the Koch Preferred Securities have been redeemed in full. The Company expects to fund this separate account amount with the proceeds of this offering. The Company expects that additional amounts necessary to redeem the Koch Preferred Securities in full, including the payment of the related redemption premium and other related amounts on a date to be determined following the consummation of this offering will be funded with cash on hand at the time of redemption. Amounts held in this separate account will be used to redeem the Koch Preferred Securities and pay the related redemption premium and other related amounts following the closing of this offering. The Company is required to increase the amounts held in the separate account in certain circumstances, such as the completion of a public equity offering of our common stock. See “Use of Proceeds” and “Description of the Koch Preferred Securities.”

Composition of Board of Directors; Election and Removal of Directors

In accordance with our amended and restated certificate of incorporation and our amended and restated bylaws, the number of directors comprising our board of directors is determined from time to time exclusively by our board of directors; provided that the number of directors shall not exceed fifteen (15). Following the one year transition period for controlled companies following an initial public offering, we will be subject to the requirement that we have an audit committee composed entirely of independent members.

Currently, the total number of directors constituting the board of directors is 10. In connection with this offering, we will be amending and restating our certificate of incorporation to provide for a board of directors divided into three classes (each as nearly as equal as possible and with directors in each class serving staggered three-year terms), consisting of three directors in Class I (expected to be Messrs. Watson, Ryan, and Solomon), three directors in Class II (expected to be Messrs. Press, Nord, and Africk) and four directors in Class III (expected to be Messrs. Rayman, Becker, Whall, and Ms. Drescher). See “Description of Capital Stock—Certain Corporate Anti-takeover Provisions—Classified Board of Directors.” Under our Stockholders Agreement, Ultimate Parent has the right, but not the obligation, to nominate (a) a majority of our directors, as long as our Sponsor beneficially owns 50% or more of our outstanding common stock, (b) 50% of our directors, as long as our Sponsor beneficially owns 40% or more, but less than 50% of our outstanding common stock, (c) 40% of our directors, as long as our Sponsor beneficially owns 30% or more, but less than 40% of our outstanding common stock, (d) 30% of our directors, as long as our Sponsor beneficially owns 20% or more, but less than 30% of our outstanding common stock, (e) 20% of our directors, as long as our Sponsor beneficially owns 5% or more, but less than 20% of our outstanding common stock. See “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

In connection with the ADT Acquisition in May 2016, funds affiliated with or managed by Apollo and certain other investors in our indirect parent entities (the “Co-Investors”) received certain rights, including the right of three Co-Investors to designate one person to serve as a director (such director, the “Co-Investor Designee”) as long as such Co-Investor’s ownership exceeds a specified threshold. Two such Co-Investor Designees resigned from our board of directors on November 14, 2017 and December 19, 2017, respectively, and their respective Co-Investors subsequently executed waiver letters whereby they each waive all rights to designate an individual to serve as a director. Currently, only one Co-Investor has the right to designate a Co-Investor Designee. Under the Stockholders Agreement, Ultimate Parent has the right, but not the obligation, to nominate the Co-Investor Designee, and the Koch Investor Designee to serve as members of our board of directors. Ultimate Parent’s right to nominate the Co-Investor Designee and the Koch Investor Designee is in addition to Ultimate Parent’s right to nominate a specified percentage of the directors based on the percentage of our outstanding common stock beneficially owned by the Sponsor, as described above. We refer to the directors nominated by Ultimate Parent at the direction of our Sponsor based on such percentage ownership as the “Apollo Designees” and we refer to the Co-Investor Designee and the Apollo Designees collectively as the “Sponsor Directors.”

Under a separate agreement entered into in connection with the ADT Acquisition in May 2016, the Koch Investor has the right, so long as the Koch Investor holds at least 25% of the Koch Preferred Securities, to (i) designate one director to our board (the “Koch Investor Designee”) and (ii) designate up to two observers to our board. Each of these rights will terminate and the Koch Investor Designee will resign from our board after we redeem in full the outstanding Koch Preferred Securities and pay the related redemption premium and other related amounts following the closing of this offering.

Each director is to hold office for a three year term and until the annual meeting of stockholders for the election of the class of directors to which such director has been elected and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Any vacancy on our board of directors (other than in respect of a Sponsor Director) will be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum. Any vacancy on our board of directors in respect of an Apollo Designee will be filled only by a majority of the Apollo Designees then in office or, if there are no such directors then in office, our Sponsor. Any vacancy on our board of directors in respect of the Co-Investor Designee or the Koch Investor Designee

will be filled only by a majority of the Sponsor Directors then in office or, if there are no such directors then in office, our Sponsor. Under our amended and restated certificate of incorporation, stockholders do not have the right to cumulative votes in the election of directors. At any meeting of our board of directors, except as otherwise required by law, a majority of the total number of directors then in office will constitute a quorum for all purposes, except that if funds affiliated with or managed by Apollo own any shares of our common stock and there is at least one member of our board of directors who is an Apollo representative, then that representative must be present for there to be a quorum unless each Apollo representative waives his or her right to be included in the quorum at such meeting.

Certain Corporate Anti-takeover Provisions

Certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Preferred Stock

Our amended and restated certificate of incorporation contains provisions that permit our board of directors to issue, without any further vote or action by stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preference and relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

Classified Board of Directors

Our amended and restated certificate of incorporation provides that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors in each class serving staggered three-year terms. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. Our amended and restated certificate of incorporation provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by our board of directors, as described above in “—Composition of Board of Directors; Election and Removal of Directors.”

Removal of Directors; Vacancies

Under the DGCL, unless otherwise provided in our amended and restated certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our amended and restated certificate of incorporation provides that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, however, that from and after the time Apollo and its affiliates cease to beneficially own, in the aggregate, at least 50.1% of our outstanding common stock, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class. Any vacancy caused by the removal of an Apollo nominee shall only be filled by Apollo. Any vacancy on our board of directors (other than in respect of a Sponsor Director) will be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum. Any vacancy on our board of directors in respect of an Apollo Designee will be filled only by a majority of the Apollo Designees then in office or, if there are no such directors then in office, our Sponsor. Any vacancy on our board of directors in respect of a Co-Investor Designee will be filled only by a majority of the Sponsor Directors then in office or, if there are no such directors then in office, our Sponsor, as described above in “—Composition of Board of Directors; Election and Removal of Directors.”

No Cumulative Voting

Under our amended and restated certificate of incorporation, stockholders do not have the right to cumulative votes in the election of directors.

Special Meetings of Stockholders

Our amended and restated certificate of incorporation provides that if less than 50.1% of our outstanding common stock is beneficially owned by Apollo, special meetings of the stockholders may be called only by the chairman of the board of directors or by the secretary at the direction of a majority of the directors then in office. For so long as at least 50.1% of our outstanding common stock is beneficially owned by Apollo, special meetings may also be called by the secretary at the written request of the holders of a majority of the voting power of the then outstanding common stock. The business transacted at any special meeting will be limited to the proposal or proposals included in the notice of the meeting.

Stockholder Action by Written Consent

Subject to the rights of the holders of one or more series of our preferred stock then outstanding, any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of our stockholders; provided, that prior to the time at which Apollo ceases to beneficially own at least 50.1% of our outstanding common stock, any action required or permitted to be taken at any annual or special meeting of our stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by or on behalf of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and are delivered in accordance with applicable Delaware law.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our amended and restated bylaws provide that stockholders who are not parties to the Stockholders Agreement and who are seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally must be delivered to and received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, that in the event that the date of such meeting is advanced more than 30 days prior to, or delayed by more than 60 days after, the anniversary of the preceding year’s annual meeting of our stockholders, a stockholder’s notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or, if the first public announcement of the date of such meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made. Our amended and restated bylaws specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

All the foregoing provisions of our amended and restated certificate of incorporation and amended and restated bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change in control. These same provisions may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest. In addition, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Delaware Takeover Statute

Our amended and restated certificate of incorporation provides that we are not governed by Section 203 of the DGCL which, in the absence of such provisions, would have imposed additional requirements regarding mergers and other business combinations.

However, our amended and restated certificate of incorporation, which will become effective on the consummation of this offering, will include a provision that restricts us from engaging in any business combination with an interested stockholder for three years following the date that person becomes an interested stockholder. Such restrictions shall not apply to any business combination between our Sponsor and any affiliate thereof or their direct and indirect transferees, on the one hand, and us, on the other.

Additionally, we would be able to enter into a business combination with an interested stockholder if:

•	before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•	upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) stock held by directors who are also officers of our Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

•	following the transaction in which that person became an interested stockholder, the business combination is approved by our Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock not owned by the interested stockholder.

In general, a “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” is any person who, together with affiliates and associates, is the owner of 15% or more of our outstanding voting stock or is our affiliate or associate and was the owner of 15% or more of our outstanding voting stock at any time within the three-year period immediately before the date of determination. Under our amended and restated certificate of incorporation, an “interested stockholder” generally does not include our Sponsor and any affiliate thereof or their direct and indirect transferees.

This provision of our amended and restated certificate of incorporation could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Amendment of Our Certificate of Incorporation

Under Delaware law, our amended and restated certificate of incorporation may be amended only with the affirmative vote of holders of at least a majority of the outstanding stock entitled to vote thereon.

Notwithstanding the foregoing, our amended and restated certificate of incorporation provides that, from and after the time Apollo ceases to beneficially own at least 50.1% of our outstanding common stock, in addition to any vote required by applicable law, our amended and restated certificate of incorporation or our amended and restated bylaws, the affirmative vote of holders of at least 66 2/3% of all of the outstanding shares of our capital stock entitled to vote thereon, voting together as a single class is required to amend the following provisions of our amended and restated certificate of incorporation:

•	the provision authorizing the board of directors to designate one or more series of preferred stock and, by resolution, to provide the rights, powers and preferences, and the qualifications, limitations and restrictions thereof, of any series of preferred stock;

•	the provisions providing for a classified board of directors, establishing the term of office of directors, relating to the removal of directors, and specifying the manner in which vacancies on the board of directors and newly created directorships may be filled;

•	the provisions authorizing our board of directors to make, alter, amend or repeal our amended and restated bylaws;

•	the provisions regarding the calling of special meetings and stockholder action by written consent in lieu of a meeting;

•	the provisions eliminating monetary damages for breaches of fiduciary duty by a director;

•	the provisions providing for indemnification and advance of expenses of our directors and officers;

•	the provisions regarding competition and corporate opportunities;

•	the provision specifying that, unless we consent in writing to the selection of an alternative forum, the Chancery Court of the State of Delaware will be the sole and exclusive forum for intra-corporate disputes;

•	the provisions regarding entering into business combinations with interested stockholders;

•	the provision requiring that, from and after the time Apollo ceases to beneficially owns at least 50.1% in voting power of our outstanding common stock, amendments to specified provisions of our amended and restated certificate of incorporation require the affirmative vote of 66 2/3% in voting power of our outstanding stock, voting as a single class; and

•	the provision requiring that, from and after the time Apollo ceases to beneficially owns at least 50.1% of our outstanding common stock, amendments by the stockholders to our amended and restated bylaws require the affirmative vote of 66 2/3% in voting power of our outstanding stock, voting as a single class.

Amendment of Our Bylaws

Our amended and restated bylaws provide that they can be amended by the vote of the holders of shares constituting a majority of the voting power or by the vote of a majority of the board of directors. However, our amended and restated certificate of incorporation provides that, from and after the time Apollo ceases to beneficially owns at least 50.1% in voting power of our outstanding common stock, in addition to any vote required under our amended and restated certificate of incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock entitled to vote thereon, voting as a single class, is required for the stockholders to alter, amend or repeal any provision of our amended and restated bylaws or to adopt any provision inconsistent therewith.

The provisions of the DGCL, our amended certificate and our amended bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Corporate Opportunity

Under Delaware law, officers and directors generally have an obligation to present to the corporation they serve business opportunities which the corporation is financially able to undertake and which falls within the corporation’s business line and are of practical advantage to the corporation, or in which the corporation has an actual or expectant interest. A corollary of this general rule is that when a business opportunity comes to an officer or director that is not one in which the corporation has an actual or expectant interest, the officer is generally not obligated to present it to the corporation. Certain of our officers and directors may serve as officers, directors or fiduciaries of other entities and, therefore, may have legal obligations relating to presenting available business opportunities to us and to other entities. Potential conflicts of interest may arise when our officers and directors learn of business opportunities (e.g., the opportunity to acquire an asset or portfolio of assets, to make a specific investment, to effect a sale transaction, etc.) that would be of material advantage to us and to one or more other entities of which they serve as officers, directors or other fiduciaries.

Section 122(17) of the Delaware General Corporation Law permits a corporation to renounce, in advance, in its certificate of incorporation or by action of its board of directors, any interest or expectancy of a corporation in certain classes or categories of business opportunities. Where business opportunities are so renounced, certain of our officers and directors will not be obligated to present any such business opportunities to us. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, no officer or director of ours who is also an officer, director, employee, managing director or other affiliate of Apollo, the Co-Investor, or the Koch Investor will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to Apollo, the Co-Investor, or the Koch Investor, as applicable, instead of us, or does not communicate information regarding a corporate opportunity to us that the officer, director, employee, managing director or other affiliate has directed to Apollo, the Co-Investor, or the Koch Investor, as applicable. As of the date of this prospectus, this provision of our amended and restated certificate of incorporation relates only to the Apollo Designees, the Co-Investor Designee, and the Koch Investor Designee.

Exclusive Forum Selection

Unless we consent in writing to the selection of an alternative forum, the Chancery Court of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders;

•	any action asserting a claim arising pursuant to any provision of the DGCL or of our amended and restated certificate of incorporation or our amended and restated bylaws; or

•	any action asserting a claim against us or any of our directors or officers governed by the internal affairs doctrine,

in each such case subject to the Delaware Court of Chancery having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and, to the fullest extent permitted by law, to have consented to the provisions described in this paragraph. However, the enforceability of similar forum provisions in other companies’ certificates of incorporation have been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be unenforceable.

Limitation of Liability and Indemnification

Our amended and restated certificate of incorporation limits the liability of our directors to the maximum extent permitted by the DGCL. The DGCL provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability:

•	for any breach of their duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws;

•	under Section 174 of the DGCL (governing distributions to stockholders); or

•	for any transaction from which the director derived an improper personal benefit.

However, if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The modification or repeal of this provision of our amended and restated certificate of incorporation will not adversely affect any right or protection of a director existing at the time of such modification or repeal.

Our amended and restated certificate of incorporation provides that we will, to the fullest extent from time to time permitted by law, indemnify our directors and officers against all liabilities and expenses in any suit or proceeding, arising out of their status as an officer or director or their activities in these capacities. We will also indemnify any person who, at our request, is or was serving as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise. We may, by action of our board of directors, provide indemnification to our employees and agents within the same scope and effect as the foregoing indemnification of directors and officers.

The right to be indemnified will include the right of an officer or a director to be paid expenses in advance of the final disposition of any proceeding, provided that, if required by law, we receive an undertaking to repay such amount if it will be determined that he or she is not entitled to be indemnified.

Our board of directors may take such action as it deems necessary to carry out these indemnification provisions, including adopting procedures for determining and enforcing indemnification rights and purchasing insurance policies. Our board of directors may also adopt bylaws, resolutions or contracts implementing indemnification arrangements as may be permitted by law. Neither the amendment nor the repeal of these indemnification provisions, nor any provision of our amended and restated certificate of incorporation that is inconsistent with these indemnification provisions, will eliminate or reduce any rights to indemnification relating to their status or any activities prior to such amendment, repeal or adoption.

We believe these provisions will assist in attracting and retaining qualified individuals to serve as directors.

Listing

Our shares of common stock will be listed on the NYSE under the symbol “ADT.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer.

DESCRIPTION OF THE KOCH PREFERRED SECURITIES

On May 2, 2016, concurrently with the consummation of the ADT Acquisition, the Company issued 750,000 shares of preferred securities and Ultimate Parent issued 7,420,730 detachable warrants for the purchase of Class A-1 Units in Ultimate Parent to an affiliate of Koch Industries, Inc. for an aggregate amount in cash of $750 million. The Company allocated $659 million to the Koch Preferred Securities, which is reflected net of issuance costs of $27 million as a liability in the Company’s historical consolidated balance sheet. The Company allocated the remaining $91 million in proceeds to the Warrants, which proceeds were contributed by Ultimate Parent in the form of common equity to the Company, net of $4 million in issuance costs.

The Koch Preferred Securities have payment priority, liquidation preference, and rank senior to any other class or series of equity of the Company, subject to certain specified exceptions. The Koch Preferred Securities have no voting rights, except with respect to certain specified actions. The Koch Preferred Securities accrue and accumulate preferential cumulative dividends in arrears on the then current stated value of the Koch Preferred Securities. Dividends are payable quarterly in cash at a rate equal to the daily five-year treasury rate plus 9.00% per annum. In the event that dividends for any quarter are not paid in cash for any reason, dividends for such quarter will accrue and accumulate at a rate equal to the daily five-year treasury rate plus 9.75% per annum and will be added to the then current stated value of the Koch Preferred Securities at the end of such quarter.

The Company is required to redeem the Koch Preferred Securities on May 2, 2030. The Company may redeem the Koch Preferred Securities at its option, in whole or in part, at any time on or after May 2, 2019. In connection with any redemption occurring on or after May 2, 2019, the redemption price per share shall be equal to (i) the aggregate accumulated dividends as of such redemption date (declared and paid separately in cash prior to payment of amounts set forth in clauses (ii) or (iii)), (ii) any dividends received deduction gross up payments owing, if any, and (iii) an amount per share equal to the difference of (1) the Series A Preference Amount (as defined below) as of such redemption date minus (2) the aggregate accumulated dividends as of such redemption date. The “Series A Preference Amount” means, as of any date that is on or after May 2, 2019, an amount per share equal to the product of (a) the redemption percentage applicable as of such redemption date multiplied by (b) the accumulated stated value of such share (which includes aggregate accumulated dividends) as of such redemption date. The applicable redemption percentages are set forth below:

Time Period	Redemption Percentage
May 2, 2019 to May 1, 2020	105.50%
May 2, 2020 to May 1, 2021	102.75%
On or after May 2, 2021	100.00%

In addition, prior to May 2, 2019, the Company may redeem the Koch Preferred Securities at its option, in whole or in part, from time to time, at a redemption price per share equal to (A) the sum of (1) the aggregate accumulated dividends as of such redemption date plus (2) a “make-whole” premium as of such redemption date (calculated on the basis of 105.5% of the accumulated stated value as of May 2, 2019) (each to be declared and paid separately in cash prior to payment of amounts set forth in clause (B)) and (B) the sum of (1) $750 million and (2) any dividends that received deduction gross up payments, if any.

If the applicable redemption date with respect to the Koch Preferred Securities occurs on or after June 30, 2018 but prior to May 2, 2019, and if the cash balance of the Segregated Account has been at all times between the date of the consummation of this offering and July 1, 2018 equal to at least the Minimum Segregated Account Amount, then the “make-whole” premium shall be reduced by an amount equal to the sum of (x) the difference between (A) the “make-whole” premium per share calculated on the basis of the accumulated stated value of such share assuming a redemption date of July 1, 2018 and (B) the “make-whole” premium per share calculated on the basis of the accumulated stated value equal to $1,000 (assuming a redemption date of July 1, 2018 without regard to any compounding dividends with respect to such share as of July 1, 2018), plus (y) the difference between (A) the aggregate accumulated dividends as of July 1, 2018 for any optional redemption and (B) the aggregate accumulated dividends as of July 1, 2018 for any optional redemption, calculated assuming that (i) from June 30, 2017 to and including July 1, 2018, the accrued dividend rate was equal to the daily five-year treasury rate plus 9.00% per annum irrespective of whether the dividend accrued at such rate and (ii) dividends accrued on each date during such period accumulated in arrears on a stated value per share equal to $1,000.

In connection with this offering, the Company is required to deposit into a separate account (the Segregated Account) an amount in cash equal to at least $750 million (the Minimum Segregated Account Amount), which amount may only be used by the Company to redeem the Koch Preferred Securities (in whole or in part, from time to time). The Company has agreed with the Koch Investor to maintain at all times the balance of the segregated account in an amount equal to at least the Minimum Segregated Account Amounts until the Koch Preferred Securities have been redeemed in full. In the event that the Company does not maintain the Minimum Segregated Account Amount balance at any time, the Company is required to redeem the Koch Preferred Securities in full. The Company intends to fund approximately $750 million of the Segregated Account with the net proceeds of this offering. If the Company consummates any subsequent public offering of equity prior to June 30, 2018, the Company will deposit additional funds in the Segregated Account so that the Minimum Segregated Account Amount is equal to the redemption price of the Koch Preferred Securities on July 1, 2018. Additionally, if the Company consummates any subsequent public offering of equity after June 30, 2018, the Company will deposit additional funds in the Segregated Account so that the Minimum Segregated Account Amount is equal to the Redemption Price of the Koch Preferred Securities on the last date of the quarter during which such subsequent public offering of equity occurs.

Prior to the redemption of the Koch Preferred Securities in full, the Company and its subsidiaries are subject to certain affirmative and negative covenants under the certificate of designation and other definitive agreements governing the Koch Preferred Securities. For example, the definitive agreements governing the Koch Preferred Securities restrict the Company from engaging in certain transactions with affiliates of the Company and paying dividend on our common stock, among other things. Additionally, the Company is required to offer to redeem all the Koch Preferred Securities in cash upon the occurrence of (i) any liquidation, dissolution, winding up or voluntary or involuntary bankruptcy of AP VIII Prime Security LP, Parent GP, Ultimate Parent, the Company, Prime Borrower, or any material subsidiary of the foregoing, (ii) an acceleration of any long term indebtedness of the Company, or (iii) a change in control, which, as defined in the certificate of designations governing the Koch Preferred Securities, includes (a) a change in control in Parent GP, Ultimate Parent, or the Company, (b) our Sponsor ceasing to have the power to appoint a majority of the directors or manager of Parent GP, Ultimate Parent, or the Company, and (c) the beneficial ownership of our Sponsor in Ultimate Parent or the Company falling below approximately 30%, in each case subject to certain exceptions.

While the certificate of designation of the Koch Preferred Securities restricts the Company from paying dividends on its common stock, the Koch Investor has consented to a one-time distribution in an aggregate amount not to exceed $50 million, in the event the Company elects to declare and pay a dividend on its common stock prior to June 30, 2018.

DESCRIPTION OF MATERIAL INDEBTEDNESS

We are a holding company that does not conduct any business operations of our own and have not issued or guaranteed any indebtedness. Two of our operating subsidiaries, however, Prime Borrower, Prime Finance Inc., and The ADT Corporation, have issued significant amounts of indebtedness pursuant to financing arrangements that are described below. Additionally, a significant number of our other subsidiaries guarantee the obligations under these financing arrangements and a significant amount of our consolidated assets secure these obligations. The following summary of the material terms of these financing arrangements does not purport to be complete and is subject to, and qualified in its entirety by reference to, the underlying documents that are included elsewhere in this prospectus and are incorporated herein by reference.

First Lien Credit Facilities

General

Prime Borrower is the borrower under the following credit arrangements, which we refer to herein as the “First Lien Credit Facilities” and which provide senior secured financing of $3,895 million, consisting of:

•	a first lien term loan, in an aggregate principal amount of $3,545 million, maturing on May 2, 2022 (the “First Lien Term Loan Facility”);

•	a first lien revolving credit facility, in an aggregate principal amount of up to $95 million, maturing on July 1, 2020, including a letter of credit sub-facility (the “2020 Revolving Credit Facility”); and

•	a first lien revolving credit facility, in an aggregate principal amount of up to $255 million, maturing on May 2, 2021, including a letter of credit sub-facility and a swingline loan sub-facility (the “2021 Revolving Credit Facility” and, together with the 2020 Revolving Credit Facility, the “Revolving Credit Facilities”).

As of September 30, 2017, Prime Borrower had borrowings of $3,545 million outstanding under the First Lien Term Loan Facility, no borrowings outstanding under the 2020 Revolving Credit Facility in the form of letters of credit, leaving $95 million undrawn thereunder, and no borrowings outstanding under the 2021 Revolving Credit Facility in the form of letters of credit or swingline loans, leaving $255 million undrawn thereunder, with a total borrowing capacity of $303 million, after giving effect to letters of credit and swingline loans, as applicable.

In addition: (i) under the First Lien Credit Facilities, Prime Borrower may request one or more incremental term loan facilities or incremental revolving credit facilities and/or increase commitments under the First Lien Term Loan Facility or the Revolving Credit Facilities in an aggregate amount of up to the sum of a specified dollar amount plus any additional amounts so long as on a pro forma basis (a) in the case of loans under such incremental facilities secured by liens that rank pari passu with the liens securing the First Lien Credit Facilities, Prime Borrower’s consolidated net first lien senior secured leverage ratio would be no greater than 2.35 to 1.00 and (b) in the case of loans under such incremental facilities that rank junior to the liens securing the First Lien Credit Facilities, Prime Borrower’s consolidated total net secured leverage ratio would be no greater than 3.60 to 1.00. The incurrence of incremental facilities under the credit agreements governing the First Lien Credit Facilities is subject, in each case, to certain conditions, the receipt of commitments from existing or additional lenders and the limitations on incurring additional indebtedness applicable to Prime Borrower and its subsidiaries, including under the indentures governing the Prime Notes and the ADT Notes and each other agreement governing Prime Borrower’s indebtedness.

All borrowings under the Revolving Credit Facilities are subject to the satisfaction of customary conditions, including the absence of a default and the material accuracy of representations and warranties, and are available to fund any ordinary course working capital requirements or for general corporate purposes.

Interest Rates and Fees

Borrowings under the First Lien Credit Facilities bear interest at a rate per annum equal to, at our option, either (a) adjusted LIBOR determined by reference to the cost of funds for dollar deposits for the interest period relevant to such borrowing, subject to a 1.00% floor in the case of term loans and a 0.00% floor in the case of the Revolving Credit Facilities, or (b) a base rate determined by reference to the highest of (i) the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted or any similar release by the Federal Reserve Board, (ii) the federal funds effective rate plus 0.50% and (iii) one-month adjusted LIBOR plus 1.00%, in each case plus an applicable margin. The applicable margin for borrowings under the Revolving Credit Facilities is subject to one step-down based on a certain specified leverage ratio.

In addition to paying interest on outstanding principal under the First Lien Credit Facilities, Prime Borrower is required to pay a commitment fee equal 0.50% in respect of the unutilized commitments under the Revolving Credit Facilities. The commitment fee under the Revolving Credit Facilities is subject to one step-down based on a certain specified leverage ratio. Prime Borrower is also required to pay customary agency fees as well as letter of credit participation fees computed at a rate per annum equal to the applicable margin on the revolver for LIBOR rate borrowings on the dollar equivalent of the daily stated amount of outstanding letters of credit, plus such letter of credit issuer’s customary documentary and processing fees and charges and a fronting fee computed at a rate equal to 0.125% per annum on the daily stated amount of each letter of credit.

Amortization and Prepayments

The First Lien Term Loan Facility requires scheduled quarterly payments in annual amounts equal to 1.0% of the original principal amount of the term loans, with the balance payable at maturity.

In addition, the First Lien Credit Facilities require us to prepay outstanding term loan borrowings, subject to certain exceptions, with:

•	50% (which percentage will be reduced if the consolidated net first lien senior secured leverage ratio is less than or equal to certain thresholds) of Prime Borrower’s excess cash flow, as defined under the First Lien Credit Facilities;

•	100% of the net cash proceeds of all non-ordinary course asset sales, other dispositions of property or certain casualty events, in each case subject to certain exceptions and provided that Prime Borrower may (a) reinvest within twelve months or (b) commit to reinvest those proceeds and so reinvest such proceeds within 18 months in assets to be used in its business, or certain other permitted investments; and

•	100% of the net cash proceeds of any issuance of debt, other than proceeds from debt permitted under the First Lien Credit Facilities.

Collateral and Guarantors

All obligations under the First Lien Credit Facilities are unconditionally guaranteed by Holdings on a limited-recourse basis and by each of Prime Borrower’s existing and future direct and indirect material, wholly owned domestic subsidiaries, subject to certain exceptions. The obligations are secured by a pledge of Prime Borrower’s capital stock and substantially all of Prime Borrower’s assets and those of each subsidiary guarantor, including capital stock of the subsidiary guarantors and 65% of the capital stock of the first-tier foreign subsidiaries that are not subsidiary guarantors, in each case subject to certain exceptions. Such security interests consist of a first-priority lien with respect to the collateral.

Restrictive Covenants and Other Matters

The Revolving Credit Facilities require that Prime Borrower, subject to a testing threshold, comply as of the last day of each fiscal quarter with a specified maximum consolidated net first lien senior secured leverage ratio. The testing threshold will be satisfied at any time at which the sum of outstanding loans under the Revolving Credit Facilities, and swingline loans and letters of credit, subject to certain exceptions, exceeds 30% of the outstanding commitments under the Revolving Credit Facilities at such fiscal quarter end.

The First Lien Credit Facilities contain certain customary affirmative covenants and events of default. The negative covenants in the First Lien Credit Facilities include, among other things, limitations (none of which are absolute) on our ability to:

•	incur additional debt or issue certain preferred equity interests;

•	create liens on certain assets;

•	make certain loans or investments (including acquisitions);

•	pay dividends on or make distributions in respect of our capital stock or make other restricted payments;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	sell assets;

•	enter into certain transactions with our affiliates;

•	enter into sale-leaseback transactions;

•	restrict dividends from our subsidiaries or restrict liens;

•	change our fiscal year; and

•	modify the terms of certain debt or organizational agreements in a manner materially adverse to lenders under the First Lien Credit Facilities.

Prime Notes

On May 2, 2016, Prime Borrower and Prime Finance Inc. issued $3,140 million in principal amount of 9.250% Second-Priority Senior Secured Notes due 2023 (the “Prime Notes”). The Prime Notes mature on May 15, 2023 and bear interest at a rate of 9.250% per annum, payable semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 2016.

Prime Borrower and Prime Finance Inc. may redeem the Prime Notes at their option, in whole or in part, at any time on or after May 15, 2019, at certain redemption prices. In addition, prior to May 15, 2019, Prime Borrower and Prime Finance Inc. may redeem the Prime Notes at their option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the Prime Notes redeemed, plus a “make-whole” premium and accrued and unpaid interest and additional interest, if any. Notwithstanding the foregoing, at any time and from time to time on or prior to May 15, 2019, Prime Borrower and Prime Finance Inc. may redeem in the aggregate up to 40% of the original aggregate principal amount of the Prime Notes (calculated after giving effect to any issuance of additional notes) in an aggregate amount equal to the net cash proceeds of one or more equity offerings at a redemption price equal to 109.250% of the principal amount being redeemed, plus accrued and unpaid interest and additional interest, if any, so long as at least 50% of the original aggregate principal amount of the Prime Notes (calculated after giving effect to any issuance of additional notes) must remain outstanding after each such redemption. In addition, the issuers of the Prime Notes are required to make an offer to repurchase such notes in the event of certain change in control transactions. We intend to redeem $1,057 million aggregate principal amount of the Prime Notes and pay the related call premium with the proceeds of this offering. See “Use of Proceeds.”

The Prime Notes are fully and unconditionally guaranteed by each of Prime Borrower’s domestic restricted subsidiaries that guarantee the First Lien Credit Facilities. The Prime Notes are also secured by substantially all of Prime Borrower’s assets and those of each subsidiary guarantor, in each case by the same assets that secure the First Lien Credit Facilities including the capital stock of the subsidiary guarantors and 65% of the capital stock of the first-tier foreign subsidiaries that are not subsidiary guarantors, in each case subject to certain exceptions. Such security interests consist of a second-priority lien with respect to the collateral.

The Prime Notes contain certain customary negative covenants and events of default. The negative covenants limit Prime Borrower and its restricted subsidiaries’ ability to, among other things, incur additional indebtedness or issue certain preferred shares, create liens on certain assets, pay dividends or prepay junior debt or make other restricted payments, make certain loans, acquisitions or investments, engage in transactions with affiliates, conduct asset sales, restrict dividends from subsidiaries or restrict liens, or merge, consolidate, sell or otherwise dispose of all or substantially all of Prime Borrower’s assets.

ADT Notes

The ADT Corporation is the issuer of each of the following series of notes, which we refer to collectively as the “ADT Notes”:

•	$300 million aggregate principal amount of 5.250% Senior Notes due 2020, which mature on March 15, 2020;

•	$1,000 million aggregate principal amount of 6.250% Senior Notes due 2021, which mature on October 15, 2021;

•	$1,000 million aggregate principal amount of 3.500% Notes due 2022, which mature on July 15, 2022;

•	$700 million aggregate principal amount of 4.125% Senior Notes due 2023, which mature on June 15, 2023;

•	$22 million aggregate principal amount of 4.875% Notes due 2042, which mature on July 15, 2042; and

•	$728 million aggregate principal amount of 4.875% First-Priority Senior Secured Notes due 2032, which mature on July 15, 2032.

Each series of ADT Notes is governed by an indenture between ADT and Wells Fargo Bank, National Association, as trustee, and we refer to these indentures (as they may have been supplemented from time to time prior to the date hereof) collectively as the “ADT Notes Indentures.” Under the ADT Notes Indentures, The ADT Corporation may redeem ADT Notes, in whole or in part, at any time at a redemption price equal to the principal amount of the notes to be redeemed, plus an applicable make-whole premium for each series of the ADT Notes, plus accrued and unpaid interest to, but excluding, the redemption date.

The ADT Notes Indentures contain covenants that, among other things and subject to a number of qualifications and exceptions, limit The ADT Corporation’s ability, and the ability of its restricted subsidiaries, to (i) create liens on certain assets; (ii) enter into sale and lease-back transactions; and (iii) consolidate, merge, sell or otherwise dispose of all or substantially all of its assets. In the event of a change in control triggering event (as defined in the applicable indenture), the ADT Corporation is required to make an offer to repurchase such notes. The ADT Notes Indentures also provide for customary events of default which, if triggered, would permit the acceleration of the debt thereunder.

In addition, the ADT Notes benefit from (i) guarantees by Prime Borrower and each of its domestic restricted subsidiaries that guarantees the First Lien Credit Facilities (other than The ADT Corporation, as the issuer of the ADT Notes), (ii) first-priority security interests, subject to permitted liens, in substantially all of Prime Borrower’s existing and future assets and those of each guarantor, which assets also secure the First Lien Credit Facilities on a first-priority basis and the Prime Notes on a second-priority basis, and (iii) the same reporting covenant as the Prime Notes.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of a substantial number of shares of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our common stock at such time and our ability to raise equity-related capital at a time and price we deem appropriate.

After giving effect to this offering, we will have outstanding an aggregate of 755,388,851 shares (or 772,055,518 shares if the underwriters exercise their over-allotment option in full) of common stock not including unvested common shares granted in redemption of Class B Units of Ultimate Parent. Additionally, we will have approximately 14,829,303 options outstanding, which are exercisable into approximately 14,829,303 shares of common stock. Of these shares, all of the 111,111,111 shares of common stock to be sold in this offering (or 127,777,778 shares assuming the underwriters exercise the over-allotment option in full) will be freely tradable without restriction unless the shares are held by any of our “affiliates” as such term is defined in Rule 144 under the Securities Act, and without further registration under the Securities Act. All remaining shares of common stock will be restricted as a result of securities laws, lock-up agreements or other contractual restrictions. Any restricted securities were, or will be, issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below.

Of these securities, as a result of the lock-up agreements described below, the provisions of Rule 144 and Rule 701 under the Securities Act and the applicable contractual restrictions, the shares of our common stock (excluding the shares to be sold in this offering) that will be available for sale in the public market are as follows:

•	no shares will be eligible for sale on the date of this prospectus or prior to 180 days after the date of this prospectus; and

•	all remaining shares will be eligible for sale upon the expiration of the lock-up agreements beginning 180 days after the date of this prospectus and when permitted under Rule 144 or Rule 701.

Lock-up Agreements

We, affiliates of Apollo, certain of our other existing stockholders and all of our directors and executive officers have agreed not to sell any common stock or securities convertible into or exercisable or exchangeable for shares of common stock for a period of 180 days from the date of this prospectus, subject to certain exceptions. Please see “Underwriting (Conflict of Interest)” for a description of these lock-up provisions. Certain underwriters, as described in “Underwriting (Conflict of Interest),” in their sole discretion, may at any time release all or any portion of the shares from the restrictions in such agreements.

Rule 144

In general, under Rule 144 under the Securities Act as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the six months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock reported by the NYSE during the four calendar weeks preceding the filing of notice of the sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

In general, under Rule 701 under the Securities Act, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirement of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice filing provisions of Rule 144. The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus.

Stock Options

As of December 19, 2017, we had issued 4,844,228 outstanding options to purchase shares of our common stock, of which options to purchase 288,105 shares have met the vesting criteria. Assuming an initial public offering price of $18.00 per share of common stock, the midpoint of the price range set forth on the cover page of this prospectus, we will grant 9,985,075 options in redemption of Class B Units of Ultimate Parent in connection with this offering, of which options to purchase 1,267,921 shares have met the vesting criteria. See “Executive Compensation—Looking Ahead—Post-IPO Compensation.” During the period the options are outstanding, we will reserve from our authorized and unissued common stock a sufficient number of shares to provide for the issuance of shares of common stock underlying the options upon the exercise of the options, including an additional 37,545,456 shares of our common stock reserved for future grants under our 2018 Omnibus Incentive Plan (which includes the 9,985,075 options referenced above).

Stock Issued to Certain Employees

Assuming an initial public offering price of $18.00 per share of common stock, the midpoint of the price range set forth on the cover page of this prospectus, we will issue 23,493,385 shares of common stock to certain employees in redemption of Class B Units of Ultimate Parent in connection with this offering, of which 3,163,371 shares have met the vesting criteria. See “Executive Compensation—Looking Ahead—Post-IPO Compensation.”

Stock Issued Under Employee Plans

We intend to file a registration statement on Form S-8 under the Securities Act to register stock issuable under the Equity Incentive Plan and the 2018 Omnibus Incentive Plan. This registration statement on Form S-8 is expected to be filed following the effective date of the registration statement of which this prospectus is a part and will be effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market following the effective date, unless such shares are subject to vesting restrictions with us, Rule 144 restrictions applicable to our affiliates or the lock-up restrictions described above. No further issuances of securities shall take place under the Equity Incentive Plan.

Registration Rights

Following this offering, and subject to the lock-up agreements, Ultimate Parent will be entitled to certain rights with respect to the registration of the sale of its shares of our common stock under the Securities Act. For more information, see “Certain Relationships and Related Party Transactions—Registration Rights Agreement.” After such registration, these shares of our common stock will become freely tradable without restriction under the Securities Act.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations applicable to Non-U.S. Holders (as defined herein) with respect to the ownership and disposition of our common stock issued pursuant to this offering. The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. judicial decisions, administrative pronouncements and existing and proposed Treasury regulations, all as in effect as of the date hereof. All of the preceding authorities are subject to change at any time, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested, and will not request, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences described below, and as a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions we have reached and describe herein.

This discussion only addresses beneficial owners of our common stock that hold such common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to a Non-U.S. Holder in light of such Non-U.S. Holder’s particular circumstances or that may be applicable to Non-U.S. Holders subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, regulated investment companies, real estate investment trusts, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, Non-U.S. Holders who acquire our common stock pursuant to the exercise of employee stock options or otherwise as compensation for their services, Non-U.S. Holders liable for the alternative minimum tax, controlled foreign corporations, passive foreign investment companies, former citizens or former long-term residents of the United States, and Non-U.S. Holders that hold our common stock as part of a hedge, straddle, constructive sale or conversion transaction). In addition, this discussion does not address U.S. federal tax laws other than those pertaining to U.S. federal income tax (such as U.S. federal estate or gift tax or the Medicare contribution tax on certain net investment income), nor does it address any aspects of U.S. state, local or non-U.S. taxes. Non-U.S. Holders are urged to consult with their own tax advisors regarding the possible application of these taxes.

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of our common stock that is an individual, corporation, estate or trust, other than:

•	an individual who is a citizen or resident of the United States, as determined for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if: (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a person treated as a partner of such partnership generally will depend on the status of the partner and the activities of the partnership. Persons that, for U.S. federal income tax purposes, are treated as partners in a partnership holding shares of our common stock are urged to consult their own tax advisors.

Prospective purchasers are urged to consult their tax advisors as to the particular consequences to them under U.S. federal, state and local, and applicable foreign tax laws of the acquisition, ownership and disposition of our common stock.

Distributions

Distributions of cash or property that we pay in respect of our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Subject to the discussions below under “—U.S. Trade or Business Income,” “—Information Reporting and Backup Withholding” and “—FATCA,” you generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our common stock. If the amount of the distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of your tax basis in our common stock, and thereafter will be treated as capital gain. However, except to the extent that we elect (or the paying agent or other intermediary through which you hold your common stock elects) otherwise, we (or the intermediary) must generally withhold on the entire distribution, in which case you would be entitled to a refund from the IRS for the withholding tax on the portion of the distribution that exceeded our current and accumulated earnings and profits.

In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, you will be required to provide a properly executed IRS Form W-8BEN or Form W-8BEN-E (or, in each case, a successor form) certifying your entitlement to benefits under the treaty. Special certifications and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. You are urged to consult your own tax advisor regarding your possible entitlement to benefits under an applicable income tax treaty.

Sale, Exchange or Other Taxable Disposition of Common Stock

Subject to the discussions below under “—U.S. Trade or Business Income,” “—Information Reporting and Backup Withholding” and “—FATCA,” you generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other taxable disposition of our common stock unless:

•	the gain is U.S. trade or business income, in which case, such gain will be taxed as described in “—U.S. Trade or Business Income” below;

•	you are an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case you will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable income tax treaty) on the amount by which certain capital gains allocable to U.S. sources exceed certain capital losses allocable to U.S. sources; or

•	we are or have been a “United States real property holding corporation” (a “USRPHC”) under Section 897 of the Code at any time during the shorter of the five-year period ending on the date of the disposition and your holding period for the common stock, in which case, subject to the exception set forth in the second sentence of the next paragraph, such gain will be subject to U.S. federal income tax in the same manner as U.S. trade or business income discussed below.

In general, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. In the event that we are determined to be a USRPHC, gain will not be subject to tax as U.S. trade or business income if your holdings (direct and indirect) at all times during the applicable period described in the third bullet point above constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market during such period. We believe that we are not currently, and we do not anticipate becoming in the future, a “United States real property holding corporation” for U.S. federal income tax purposes.

U.S. Trade or Business Income

For purposes of this discussion, dividend income and gain on the sale, exchange or other taxable disposition of our common stock will be considered to be “U.S. trade or business income” if (A)(i) such income or gain is effectively connected with your conduct of a trade or business within the United States and (ii) if you are eligible for the benefits of an income tax treaty with the United States and such treaty requires, such gain is attributable to a permanent establishment (or, if you are an individual, a fixed base) that you maintain in the United States or (B) with respect to gain, we are or have been a USRPHC at any time during the shorter of the five-year period ending on the date of the disposition of our common stock and your holding period for our common stock (subject to the 5% ownership exception set forth above in the second paragraph of “—Sale, Exchange or Other Taxable Disposition of Common Stock”). Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided that you comply with applicable certification and disclosure requirements, including providing a properly executed IRS Form W-8ECI (or successor form)); instead, you are subject to U.S. federal income tax on a net basis at regular U.S. federal income tax rates (generally in the same manner as a U.S. person) on your U.S. trade or business income. If you are a corporation, any U.S. trade or business income that you receive may also be subject to a “branch profits tax” at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty.

Information Reporting and Backup Withholding

We must annually report to the IRS and to each Non-U.S. Holder any dividend income that is subject to U.S. federal withholding tax or that is exempt from such withholding pursuant to an income tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which a Non-U.S. Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation on certain reportable payments. Dividends paid to you will generally be exempt from backup withholding if you provide a properly executed IRS Form W-8BEN or Form W-8BEN-E (or, in each case, a successor form) or otherwise establish an exemption and the applicable withholding agent does not have actual knowledge or reason to know that you are a U.S. person or that the conditions of such other exemption are not, in fact, satisfied.

The payment of the proceeds from the disposition of our common stock to or through the U.S. office of any broker (U.S. or non-U.S.) will be subject to information reporting and possible backup withholding unless you certify as to your non-U.S. status under penalties of perjury or otherwise establish an exemption and the broker does not have actual knowledge or reason to know that you are a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of proceeds from the disposition of our common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related financial intermediary”). In the case of the payment of proceeds from the disposition of our common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related financial intermediary, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is not a U.S. person and the broker has no knowledge to the contrary. You are urged to consult your tax advisor on the application of information reporting and backup withholding in light of your particular circumstances.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you will be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

FATCA

Pursuant to Section 1471 through 1474 of the Code, commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles) and certain other foreign entities that do not otherwise qualify for an exemption must comply with information reporting rules with respect to their U.S. account holders and investors or be subject to a withholding tax on U.S. source payments made to them (whether received as a beneficial owner or as an intermediary for another party).

More specifically, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements or otherwise qualify for an exemption will generally be subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments generally include U.S.-source payments otherwise subject to nonresident withholding tax (e.g., U.S.-source dividends) and also include the entire gross proceeds from the sale of any equity instruments of U.S. issuers (such as our common stock). The FATCA withholding tax will apply even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

FATCA currently applies to dividends made in respect of our common stock. Final Treasury regulations defer this withholding obligation for gross proceeds from dispositions of U.S. common stock until January 1, 2019. To avoid withholding on dividends and gross proceeds, as applicable, Non-U.S. Holders may be required to provide the Company (or its withholding agents) with applicable tax forms or other information. Non-U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

UNDERWRITING (CONFLICT OF INTEREST)

We are offering the shares of common stock described in this prospectus through a number of underwriters. Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC, Barclays Capital Inc., Deutsche Bank Securities Inc., and RBC Capital Markets, LLC are acting as joint book-managers of the offering and as representatives of the underwriters. Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below have severally agreed to purchase, and we have agreed to sell to them the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
Goldman Sachs & Co. LLC
Barclays Capital Inc.
Deutsche Bank Securities Inc.
RBC Capital Markets, LLC
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporation
Credit Suisse Securities (USA) LLC
Imperial Capital, LLC
Academy Securities, Inc.
Allen & Company LLC
Apollo Global Securities, LLC
Citizens Capital Markets, Inc.
LionTree Advisors LLC
SunTrust Robinson Humphrey, Inc.
The Williams Capital Group, L.P.

Total

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to certain conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option, as described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $             per share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 16,666,667 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions and the per share amount, if any, of dividends declared by us and payable on the shares purchased by them from us other than by exercise of their over-allotment option but not payable on the shares that are subject to that option. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus.

To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 16,666,667 shares of common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $15 million. We have agreed to reimburse the underwriters for certain expenses, in amount up to $25,000 incurred in connection with the review by the Financial Industry Regulatory Authority, Inc. of the terms of this offering and up to $10,000 for “blue sky” fees and expenses, as set forth in the underwriting agreement.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

We intend to apply to have our common stock listed on the NYSE under the trading symbol “ADT.”

We, all of our directors and officers, and certain of our existing stockholders (including Ultimate Parent) have agreed with the underwriters that, without the prior written consent of Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC, we and they will not, during the period ending 180 days after the date of this prospectus:

•	offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•	file or confidentially submit any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing; provided that confidential or non-public submissions with the SEC are permitted so long as (i) no public announcement of such submission is made, (ii) if any demand was made for, or any right exercised with respect to, such registration, no public announcement of such demand or exercise is made, (iii) we provide each of Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC with written notice at least two business days prior to such confidential submission, and (iv) no such submission becomes a publicly available registration statement during the lock-up period; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, each of our directors, officers and certain funds affiliated with Apollo have agreed that, without the prior written consent of Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC, it will not, during the period ending 180 days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock other than any demand or exercise of rights with respect to confidential or non-public submission for registration; provided that (i) such holder or we will give Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC with written notice at least two business days prior to such confidential submission, (ii) no public announcement of such demand or exercise, or of such confidential submission, is made, and (iii) no such confidential submission shall become a publicly available registration statement during the lock-up period.

The lock-up restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of shares of common stock pursuant to the underwriting agreement;

•	transactions by a holder relating to shares of common stock or certain other securities acquired in open market transactions after the closing of our initial public offering, provided that no filing under Section 16(a) of the Exchange Act is required or voluntarily made (other than a Form 5 after the lock-up period) in connection with subsequent sales of common stock or other securities acquired in such open market transactions;

•	transfers of shares of common stock or certain other securities (i) as a bona fide gift or charitable contribution in a transaction exempt under Section 16(b) of the Exchange Act, (ii) to an immediate family member or a trust for the direct or indirect benefit of the director, officer, stockholder or such immediate family member, (iii) by will or intestacy, (iv) to a partnership, limited liability company or other entity of which the holder and the immediate family of the holder are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv) above, (vi) pursuant to an order of a court or regulatory agency, (vii) by a stockholder that is a trust to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust, or (viii) from an executive officer to us or our parent entities upon death, disability or termination of employment, in each case of such executive officer; provided that (x) each donee, transferee or trustee of the trust (in the case of a transfer to a trust) shall sign and deliver a lock up agreement with the same restrictions described herein, (y) such transfer shall not be a disposition for value and (z) no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of common stock or such other securities is required or voluntarily made during the lock-up period;

•	if the holder is a corporation, partnership or limited liability company, (i) distributions of shares of common stock or certain other securities to partners, limited liability company members, stockholders or holders of similar interests or (ii) transfers of shares of common stock or other securities to affiliates (as defined in Rule 405 of the Securities Act of 1933, as amended); provided that (x) each distributee and transferee shall sign and deliver a lock up agreement with the same restrictions described herein , (y) such distribution or transfer shall not be a disposition for value and (z) no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of common stock is required or voluntarily made during the lock-up period;

•	issuance, or the receipt of, shares of common stock upon the exercise of options, the vesting of restricted stock or grant of equity based awards, in each case granted under our equity incentive plans or other agreement described in this prospectus, provided that such shares of common stock or equity based awards remain, or become, subject to the same restrictions described herein;

•	transfers of shares of common stock or certain other securities by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement; provided that any filing required by Section 16 of the Exchange Act shall indicate in the footnotes thereto that such transfer is being made pursuant to such circumstances and such shares or securities remain subject to the same restrictions described herein, provided, further, that no other public announcement or filing shall be required or shall be voluntarily made during the lock-up period;

•	transfers by a holder to us of shares of our common stock upon the “net” or “cashless” exercise of options to purchase shares of common stock or the vesting of restricted stock to satisfy tax withholding obligations; provided that any required filing under Section 16(a) of the Exchange Act shall indicate in the footnotes thereto that such transfer is being made pursuant to such circumstances;

•	transfer of shares of our common stock or certain other securities pursuant to a bona fide third party tender offer, merger or other similar transaction made to all holders of shares of our common stock involving a change of control of us;

•	entry into an agreement providing for the issuance of shares of common stock or certain other securities convertible into or exercisable for shares of common stock in connection with acquisitions, joint ventures, commercial relationships or other strategic transactions, in an aggregate number of shares not to exceed 5% of the total number of shares of common stock outstanding immediately following this offering, provided that each recipient of these shares of common stock or other securities executes and delivers a lock-up agreement;

•	the filing by us of a registration statement on Form S-8 in respect of our employee benefit plans described in this prospectus;

•	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the lock-up period and to the extent a public announcement or public filing regarding the establishment of such plan is required or voluntarily made, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period; and

•	transfer of shares of common stock or certain other securities to us in connection with the repurchase by us of shares of common stock or other securities pursuant to a repurchase right arising upon the termination of a holder’s employment with us; provided that any required filing under Section 16(a) of the Exchange Act shall indicate in the footnotes thereto that such transfer is being made pursuant to such circumstances.

Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions. We have agreed to indemnify the several underwriters, including their controlling persons, against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Pricing of the Offering

Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours.

Directed Share Program

At our request, the underwriters have reserved three percent of the shares of common stock to be issued by the Company and offered by this prospectus for sale, at the initial public offering price, to certain employees and dealers. If purchased by any of our directors or officers, such shares will be subject to a lock-up restrictions for a period of 180 days. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

Selling Restrictions

Canada

The common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares may be made to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except: (a) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (b) where no consideration is or will be given for the transfer; (c) where the transfer is by operation of law; (d) as specified in Section 276(7) of the SFA; or (e) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they have received or may receive customary fees and expenses. Certain of the underwriters or their affiliates may have an indirect ownership interest in us through various private equity funds, including funds affiliated with Apollo.

In the ordinary course of business, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account or for the accounts of their customers, and such investment and securities activities may involve or relate to assets, securities or instruments of the issuer (directly, as collateral securing other obligations or otherwise) or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also make investment recommendations, market color or trading ideas or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such assets, securities and instruments.

In particular, affiliates of Barclays Capital Inc. and Credit Suisse Securities (USA) LLC, act as various agents, and together with affiliates of certain other underwriters and/or their respective affiliates, are lenders under our First Lien Credit Facilities, for which such underwriters and their affiliates received or will receive customary fees and expenses. In addition, an affiliate of Apollo Global Securities, LLC, an underwriter, also received certain fees relating to management consulting and advisory services provided under the Management Consulting Agreement, which will terminate in accordance with its terms upon the consummation of this offering. See “Certain Relationships and Related Party Transactions.”

Certain underwriters and/or their respective affiliates may hold positions in the Prime Notes, and to the extent they hold any such notes, they may also receive a portion of the proceeds from this offering. See “Use of Proceeds.”

In June 2017 and October 2017, we issued to Ultimate Parent an aggregate of 40,096 shares of our common stock for aggregate proceeds of approximately $490,000. Apollo and certain of its affiliates beneficially own shares of our common stock through Ultimate Parent, and Apollo Global Securities, LLC, an underwriter in this offering, is an affiliate of Apollo. The 40,096 shares of common stock have been deemed underwriting compensation pursuant to FINRA Rule 5110, but meet an exception to lock-up restriction pursuant to FINRA Rule 5110(g)(2)(A)(iii). During the first and second quarters of 2017, we paid dividends in an aggregate amount of $750 million to equity holders of the Company and Ultimate Parent, which includes distributions to Apollo, an affiliate of one of our underwriters.

Conflict of Interest

Apollo Global Securities, LLC, an affiliate of Apollo, is an underwriter in this offering. Affiliates of Apollo beneficially own, through their ownership of Class A-1 Units in Ultimate Parent (which owns 100% of shares of our common stock), in excess of 10% of our issued and outstanding common stock. As a result, Apollo Global Securities, LLC is deemed to have a “conflict of interest” under FINRA Rule 5121, and this offering will be conducted in compliance with the requirements of Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering as the members primarily responsible for managing the public offering do not have a conflict of interest, are not affiliates of any member that has a conflict of interest and meet the requirements of paragraph (f)(12)(E) of Rule 5121. Apollo Global Securities, LLC will not confirm sales of the securities to any account over which it exercises discretionary authority without the specific written approval of the account holder.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. The validity of the shares of common stock offered hereby will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements of ADT Inc. and subsidiaries (Successor) as of December 31, 2016 and December 31, 2015, and for the year ended December 31, 2016, and for the period from May 15, 2015 (date of inception) through December 31, 2015 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Protection One, Inc. and subsidiaries (Predecessor) for the period from January 1, 2015 through June 30, 2015 and for the year ended December 31, 2014 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Alarm Security Holdings LLC at June 30, 2015 and for the six months then ended and at December 31, 2014 and for the year then ended, appearing in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of The ADT Corporation as of September 25, 2015 and September 26, 2014, and for each of the three years in the period ended September 25, 2015, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon such report given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 with respect to the common stock being sold in this offering. This prospectus constitutes a part of that registration statement. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules to the registration statement, because some parts have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our common stock being sold in this offering, you should refer to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus regarding the contents of any agreement, contract or other document referred to herein are not necessarily complete; reference is made in each instance to the copy of the contract or document filed as an exhibit to the registration statement. Each statement is qualified by reference to the exhibit. You may inspect a copy of the registration statement without charge at the SEC’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained after payment of fees prescribed by the SEC from the SEC’s Public Reference Room at the SEC’s principal office, at 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The SEC’s website address is www.sec.gov.

After we have completed this offering, we will file annual, quarterly and current reports, proxy statements and other information with the SEC. We intend to make these filings available on our website once this offering is completed. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC, or you can review these documents on the SEC’s website, as described above. In addition, we will provide electronic or paper copies of our filings free of charge upon request.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
ADT INC.

Unaudited Interim Condensed Consolidated Financial Statements as of September 30, 2017 and for the periods ended September 30, 2017 and September 30, 2016

ADT INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) AS OF SEPTEMBER 30, 2017 AND DECEMBER 31, 2016	F-4

ADT INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND SEPTEMBER 30, 2016	F-5

ADT INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (UNAUDITED) FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND SEPTEMBER 30, 2016	F-6

ADT INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (UNAUDITED) FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017	F-7

ADT INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND SEPTEMBER 30, 2016	F-8

ADT INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	F-9

Audited Consolidated Financial Statements as of December 31, 2016 and 2015 (Successor) and for the year ended December 31, 2016, for the periods from May 15, 2015 (date of Inception) through December 31, 2015 (Successor) and January 1, 2015 through June 30, 2015 (Predecessor) and for the year ended December 31, 2014 (Predecessor)

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM (SUCCESSOR)	F-26

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM (PREDECESSOR)	F-27

ADT INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (SUCCESSOR) AS OF DECEMBER 31, 2016 AND DECEMBER 31, 2015	F-28

ADT INC. AND SUBSIDIARIES (SUCCESSOR) AND PROTECTION ONE, INC. AND SUBSIDIARIES (PREDECESSOR) CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2016, FROM INCEPTION THROUGH DECEMBER 31, 2015, FOR THE PERIOD FROM JANUARY 1, 2015 THOUGH JUNE 30, 2015 AND FOR THE YEAR ENDED DECEMBER 31, 2014

F-29

ADT INC. AND SUBSIDIARIES (SUCCESSOR) AND PROTECTION ONE, INC. AND SUBSIDIARIES (PREDECESSOR) CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS FOR THE YEAR ENDED DECEMBER 31, 2016, FROM INCEPTION THROUGH DECEMBER 31, 2015, FOR THE PERIOD FROM JANUARY 1, 2015 THOUGH JUNE 30, 2015 AND FOR THE YEAR ENDED DECEMBER 31, 2014

F-30

PROTECTION ONE, INC. AND SUBSIDIARIES (PREDECESSOR) CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY	F-31

ADT INC. AND SUBSIDIARIES (SUCCESSOR) CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY	F-32

Page

ADT INC. AND SUBSIDIARIES (SUCCESSOR) AND PROTECTION ONE, INC. AND SUBSIDIARIES (PREDECESSOR) CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2016, FROM INCEPTION THROUGH DECEMBER 31, 2015, FOR THE PERIOD FROM JANUARY 1, 2015 THOUGH JUNE 30, 2015 AND FOR THE YEAR ENDED DECEMBER 31, 2014

F-33

ADT INC. (SUCCESSOR) AND PROTECTION ONE, INC. AND SUBSIDIARIES (PREDECESSOR) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F-34

ADT INC. AND SUBSIDIARIES (SUCCESSOR) AND PROTECTION ONE, INC. AND SUBSIDIARIES (PREDECESSOR) SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS FOR THE YEAR ENDED DECEMBER 31, 2016, FROM INCEPTION THROUGH DECEMBER 31, 2015, FOR THE PERIOD FROM JANUARY 1, 2015 THROUGH JUNE 30, 2015 AND FOR THE YEAR ENDED DECEMBER 31, 2014

F-74

The ADT Corporation

Unaudited Interim Condensed Consolidated Financial Statements for the periods ended March 31, 2016 and March 27, 2015

THE ADT CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) AS OF MARCH 31, 2016 AND SEPTEMBER 25, 2015	F-75

THE ADT CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) FOR THE QUARTERS ENDED MARCH 31, 2016 AND MARCH 27, 2015 AND FOR THE SIX MONTHS ENDED MARCH 31, 2016 AND MARCH 27, 2015	F-76

THE ADT CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED) FOR THE QUARTERS ENDED MARCH 31, 2016 AND MARCH 27, 2015 AND FOR THE SIX MONTHS ENDED MARCH 31, 2016 AND MARCH 27, 2015

F-77

THE ADT CORPORATION CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (UNAUDITED) AS OF SEPTEMBER 25, 2015 AND MARCH 31, 2016	F-78

THE ADT CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) FOR THE SIX MONTHS ENDED MARCH 31, 2016 AND MARCH 27, 2015	F-79

THE ADT CORPORATION NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)	F-80

Audited Consolidated Financial Statements for the years ended September 25, 2015, September 26, 2014 and September 27, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-96

THE ADT CORPORATION CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 25, 2015 AND SEPTEMBER 26, 2014	F-97

THE ADT CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS FISCAL YEARS ENDED SEPTEMBER 25, 2015, SEPTEMBER 26, 2014, AND SEPTEMBER 27, 2013	F-98

THE ADT CORPORATION CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME FISCAL YEARS ENDED SEPTEMBER 25, 2015, SEPTEMBER 26, 2014, AND SEPTEMBER 27, 2013	F-99

THE ADT CORPORATION CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY FISCAL YEARS ENDED SEPTEMBER 25, 2015, SEPTEMBER 26, 2014, AND SEPTEMBER 27, 2013	F-100

ADT INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except share and per share data)

	September 30, 2017	December 31, 2016
Assets
Current Assets:
Cash and cash equivalents	$170,657	$75,891
Current portion of restricted cash and cash equivalents	3,881	14,932
Accounts receivable trade, less allowance for doubtful accounts of $31,980 and $28,109, respectively	134,243	135,218
Inventories	86,311	89,513
Work-in-progress	23,796	19,376
Prepaid expenses and other current assets	73,855	53,426

Total current assets	492,743	388,356
Property and equipment, net	342,513	342,994
Subscriber system assets, net	2,891,939	2,836,733
Intangible assets, net	7,974,823	8,308,749
Goodwill	5,041,262	5,013,376
Deferred subscriber acquisition costs, net	258,192	179,100
Other assets	85,525	107,173

Total Assets	$17,086,997	$17,176,481

Liabilities and Stockholder’s Equity
Current Liabilities:
Current maturities of long-term debt	$44,456	$40,288
Accounts payable	199,774	212,239
Deferred revenue	315,483	313,278
Accrued expenses and other current liabilities	398,750	286,734

Total current liabilities	958,463	852,539
Long-term debt	10,130,009	9,469,682
Mandatorily redeemable preferred securities—authorized 1,000,000 shares Series A of $0.01 par value; issued and outstanding 750,000 shares of $0.01 par value as of September 30, 2017 and December 31, 2016	658,402	633,691
Deferred subscriber acquisition revenue	324,340	167,075
Deferred tax liabilities	2,077,656	2,117,943
Other liabilities	141,425	130,575

Total Liabilities	14,290,295	13,371,505

Commitments and contingencies (See Note 6)
Stockholders’ Equity:
Common stock—authorized 3,999,000,000 shares of $0.01 par value; issued and outstanding shares—641,087,675 as of September 30, 2017 and 641,046,968 as of December 31, 2016	2	2
Additional paid-in capital	4,432,599	4,424,321
Accumulated deficit	(1,636,400)	(590,840)
Accumulated other comprehensive income (loss)	501	(28,507)

Total Stockholders’ Equity	2,796,702	3,804,976

Total Liabilities and Stockholders’ Equity	$17,086,997	$17,176,481

See Notes to Condensed Consolidated Financial Statements

ADT INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share data)

	For the Nine Months Ended
	September 30, 2017	September 30, 2016
Monitoring and related services	$3,017,026	$1,757,923
Installation and other	192,944	140,691

Total revenue	3,209,970	1,898,614
Cost of revenue (exclusive of depreciation and amortization shown separately below)	658,095	465,357
Selling, general and administrative expenses	923,048	561,337
Depreciation and intangible asset amortization	1,387,245	805,389
Merger, restructuring, integration, and other costs	54,170	370,860

Operating income (loss)	187,412	(304,329)
Interest expense, net	(553,529)	(337,441)
Other income (expense)	31,634	(39,567)

Loss before income taxes	(334,483)	(681,337)
Income tax benefit	38,922	229,695

Net loss	$(295,561)	$(451,642)

Net loss per share:
Basic and Diluted	$(0.46)	$(0.70)

Weighted-average number of shares:
Basic and Diluted	641,061	640,723

Pro forma net loss per share (unaudited):
Basic and Diluted	$(0.43)

Pro forma weighted-average number of shares (unaudited):
Basic and Diluted	682,728

See Notes to Condensed Consolidated Financial Statements

ADT INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(UNAUDITED)

(in thousands)

	For the Nine Months Ended
	September 30, 2017	September 30, 2016
Net loss	$(295,561)	$(451,642)
Other comprehensive income (loss):
Foreign currency translation and other	29,008	(33,768)

Total other comprehensive income (loss), net of tax	29,008	(33,768)

Comprehensive loss	$(266,553)	$(485,410)

See Notes to Condensed Consolidated Financial Statements

ADT INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(UNAUDITED)

(in thousands)

	Number of Common Shares	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance as of December 31, 2016	641,047	$2	$4,424,321	$(590,840)	$(28,507)	$3,804,976
Issuance of shares	—	—	—	—	—	—
Other comprehensive income, net of tax	—	—	—	—	29,008	29,008
Net loss	—	—	—	(295,561)	—	(295,561)
Dividends	—	—	—	(749,999)	—	(749,999)
Share-based compensation expense	41	—	8,498	—	—	8,498
Other	—	—	(220)	—	—	(220)

Balance as of September 30, 2017	641,088	$2	$4,432,599	$(1,636,400)	$501	$2,796,702

See Notes to Condensed Consolidated Financial Statements

ADT INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	For the Nine Months Ended
	September 30, 2017	September 30, 2016
Cash Flows from Operating Activities:
Net loss	$(295,561)	$(451,642)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and intangible asset amortization	1,387,245	805,389
Amortization of deferred subscriber acquisition costs and revenue, net	3,987	3,169
Amortization of unearned revenue fair value adjustment	—	59,348
Share-based compensation expense	8,498	2,763
Deferred income taxes	(46,133)	(230,680)
Provision for losses on accounts receivable and inventory	42,322	24,373
Loss on extinguishment of debt	4,325	13,897
Other non-cash items, net	36,804	38,399
Changes in operating assets and liabilities, net of the effects of acquisitions	120,853	116,797

Net cash provided by operating activities	1,262,340	381,813

Cash Flows from Investing Activities:
Dealer generated customer accounts and bulk account purchases	(486,037)	(259,330)
Subscriber system assets and deferred subscriber installation costs	(445,201)	(320,906)
Capital expenditures	(102,671)	(51,088)
Acquisition of businesses, net of cash acquired	(31,810)	(8,501,542)
Proceeds received from settlement of derivative contracts, net	—	41,586
Other investing	27,670	28,324

Net cash used in investing activities	(1,038,049)	(9,062,956)

Cash Flows from Financing Activities:
Proceeds from long-term borrowings	1,344,126	5,387,303
Proceeds received from issuance of preferred securities	—	658,551
Repayment of long-term borrowings	(712,690)	(741,181)
Equity capital contribution	—	3,658,186
Dividends	(749,999)	—
Deferred financing costs	(400)	(104,205)
Other financing	(10,623)	(29,384)

Net cash (used in) provided by financing activities	(129,586)	8,829,270

Effect of currency translation on cash	61	(859)
Net increase in cash and cash equivalents	94,766	147,268
Cash and cash equivalents at beginning of period	75,891	15,759

Cash and cash equivalents at end of period	$170,657	$163,027

See Notes to Condensed Consolidated Financial Statements

ADT INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENT

Note 1. Basis of Presentation and Summary of Significant Accounting Policies

Nature of Business—ADT Inc. (“ADT Inc.”), a company incorporated in the state of Delaware, and its wholly owned subsidiaries (collectively, the “Company”), is principally engaged in the sale, installation, servicing, and monitoring of electronic home and business security and automation systems in the United States and Canada. ADT Inc. is owned by Prime Security Services TopCo Parent, L.P. (“Ultimate Parent”). Ultimate Parent is owned by Apollo Investment Fund VIII, L.P. and related funds that are directly or indirectly managed by Apollo Global Management, LLC, its subsidiaries and its affiliates (“Apollo” or the “Sponsor”), and management investors.

On July 1, 2015, ADT Inc.’s wholly owned subsidiary, Prime Protection One MS, Inc. (“Merger Sub”) was merged with and into a holding company of Protection One, Inc. (“Protection One”) (the “Protection One Acquisition”). Upon consummation of the Protection One Acquisition, the separate corporate existence of Merger Sub ceased, and the holding company continued as a wholly owned subsidiary of ADT Inc. Additionally, on July 1, 2015, ADT Inc. acquired all of the outstanding stock of ASG Intermediate Holding Corp. (“ASG”) (the “ASG Acquisition”). Following the ASG Acquisition, ASG became a wholly owned subsidiary of ADT Inc.

On May 2, 2016, ADT Inc.’s wholly owned subsidiary, Prime Security One MS, Inc., a Delaware corporation, (“Prime Merger Sub”) was merged with and into The ADT Security Corporation (formerly named The ADT Corporation) (“The ADT Corporation”) (the “ADT Acquisition”). Upon consummation of the ADT Acquisition, the separate corporate existence of Prime Merger Sub ceased, and The ADT Corporation continued as a wholly owned subsidiary of ADT Inc. Refer to Note 2 for additional information regarding the ADT Acquisition.

Basis of Presentation—The Condensed Consolidated Financial Statements include the accounts of ADT Inc. and its wholly owned subsidiaries, and have been prepared in U.S. dollars in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The Condensed Consolidated Financial Statements included herein are unaudited, but in the opinion of management, such financial statements include all adjustments, consisting of normal recurring adjustments, necessary to summarize fairly the Company’s financial position, results of operations, and cash flows for the interim periods presented. All intercompany transactions have been eliminated. The interim results reported in these Condensed Consolidated Financial Statements should not be taken as indicative of results that may be expected for future interim periods or the full year. For a more comprehensive understanding of the Company and its Condensed Consolidated Financial Statements, these interim financial statements should be read in conjunction with the Company’s audited financial statements included elsewhere in this prospectus for the year ended December 31, 2016.

The Company conducts business through its operating entities based on the manner in which the Chief Executive Officer, who is the chief operating decision maker (“CODM”), evaluates performance and makes decisions about how to allocate resources. Beginning with the second quarter of 2017, in connection with the integration of The ADT Corporation businesses, the Company changed its operating segment structure to a single operating segment to better align with how the CODM evaluates the performance of the business. In connection with this realignment, the Company also changed its reporting units, which are now comprised of two reporting units: United States and Canada. The United States reporting unit is comprised of the Company’s historical retail, wholesale, and ADT United States reporting units. The Company’s historical ADT Canada reporting unit (now referred to as “Canada”) was not impacted by this change. Refer to Note 3 for additional information regarding the Company’s goodwill impairment tests performed associated with this reporting unit change.

The results of companies acquired are included in these Condensed Consolidated Financial Statements from the effective dates of the acquisitions.

Use of Estimates—The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities, and reported amounts of revenue and expenses. Significant estimates and judgments inherent in the preparation of the consolidated financial statements include, but are not limited to, estimates of future cash flows and valuation related assumptions associated with asset impairment testing, useful lives and methods for depreciation and amortization, loss contingencies, income taxes and tax valuation allowances, and purchase price allocations. Actual results could differ materially from these estimates.

Radio Conversion Costs—Charges incurred related to a program that began in 2015 to upgrade cellular technology used in many of the Company’s security systems are reflected in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations.

Merger, Restructuring, Integration, and Other Costs—These costs include certain direct and incremental costs resulting from acquisitions made by the Company and certain related integration efforts as a result of those acquisitions, as well as costs related to the Company’s restructuring efforts. Also, included in other costs are certain impairment charges. Refer to Note 2 for additional information regarding the Company’s acquisitions and Note 8 for further discussion on restructuring activities.

Other Income (Expense)—Other income (expense) primarily includes net foreign currency gains and losses related to the translation of monetary assets and liabilities that are denominated in Canadian dollars, primarily due to intercompany loans, as well as a loss on extinguishment of debt associated with amendments and restatements to our First Lien Credit Agreement.

Inventories—Inventories are primarily comprised of security system components and parts, as well as finished goods. The Company records inventory at the lower of cost and net realizable value. Inventories are presented net of an obsolescence reserve.

Work-in-Progress—Work-in-progress includes certain costs incurred for installations of security system equipment sold outright to customers that have not yet been completed.

Prepaid Expenses and Other Current Assets—Prepaid expenses are assets resulting from expenditures for goods or services that occur before the goods are used or services are received. Prepaid expenses are included in prepaid expenses and other current assets on the Condensed Consolidated Balance Sheets, and were $30 million and $25 million as of September 30, 2017 and December 31, 2016, respectively.

Subscriber System Assets—Subscriber system assets represent capitalized equipment and installation costs incurred in connection with transactions in which the Company retains ownership of the security system. The following table sets forth the gross carrying amount and accumulated depreciation of the Company’s subscriber system assets as of September 30, 2017 and December 31, 2016 ($ in thousands):

	September 30, 2017	December 31, 2016
Gross carrying amount	$3,630,646	$3,182,064
Accumulated depreciation	(738,707)	(345,331)

Subscriber system assets, net	$2,891,939	$2,836,733

Depreciation expense relating to subscriber system assets for nine months ended September 30, 2017 was $401 million.

Accrued Expenses and Other Current Liabilities—Accrued expenses and other current liabilities include accrued interest of $166 million and $93 million as of as of September 30, 2017 and December 31, 2016, respectively. Accrued expenses and other current liabilities also include $70 million and $44 million of payroll-related accruals as of September 30, 2017 and December 31, 2016, respectively.

Financial Instruments—The Company’s financial instruments consist primarily of cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, accounts payable, debt, and derivatives. Due to their short-term and/or liquid nature, the fair values of cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, and accounts payable approximated their carrying values as of September 30, 2017 and December 31, 2016.

Cash Equivalents—Included in cash and cash equivalents as of September 30, 2017 are investments in money market mutual funds of approximately $86 million. These investments are classified as Level 1 for purposes of fair value measurement. Cash equivalents were not material as of December 31, 2016.

Restricted Cash and Cash Equivalents—Restricted cash and cash equivalents are restricted for specific purposes and cannot be included in the general cash account. The Company’s restricted cash and cash equivalents as of September 30, 2017 and December 31, 2016 were restricted to cover potential adjustments to the purchase price of the Protection One Acquisition and ASG Acquisition. Restricted cash and cash equivalents consist of highly liquid investments with remaining maturities when purchased of three months or less. The fair value of restricted cash and cash equivalents is determined using quoted prices available in active markets for identical investments, which is a Level 1 input.

Long-Term Debt Instruments and Preferred Securities—The fair values of the Company’s debt instruments were determined using market pricing data, which is considered a Level 2 input. The carrying amount of debt outstanding, if any, under the Company’s Revolving Credit Facilities approximates fair value as interest rates on these borrowings approximate current market rates, which are considered Level 2 inputs. The fair value of the Koch Preferred Securities (as defined below) was estimated using a discounted cash-flow approach in conjunction with a binomial lattice interest rate model to incorporate the contractual dividends and the Company’s ability to redeem the Koch Preferred Securities. Key input assumptions to the valuation analysis are the credit spread and yield volatility associated with the Koch Preferred Securities, which are considered Level 3 inputs. The credit spread was estimated using the credit spread at issuance of the Koch Preferred Securities and adjusted for the change in observed publicly traded debt of the Company between the issuance date and the measurement date. The yield volatility estimate was based on the historical yield volatility observed from comparable public high yield debt.

The carrying value and fair value of the Company’s debt and Koch Preferred Securities that are subject to fair value disclosures as of September 30, 2017 and December 31, 2016 were as follows ($ in thousands):

	September 30, 2017		December 31, 2016
	Carrying Value	Fair Value	Carrying Value	Fair Value
Debt instruments, excluding capital lease obligations and other debt	$10,130,100	$10,898,102	$9,464,251	$10,014,292
Koch Preferred Securities	$658,402	$852,100	$633,691	$776,800

Derivative Instruments—All derivative financial instruments are reported on the Condensed Consolidated Balance Sheets at fair value. The fair values of the Company’s derivative instruments were determined using market pricing data, which is considered a Level 2 input. The Company has not designated any of its derivative financial instruments as hedges, and therefore, all changes in fair value are recognized in the Condensed Consolidated Statements of Operations. Refer to Note 7 for information about the Company’s derivatives.

Guarantees—In the normal course of business, the Company is liable for contract completion and product performance. The Company does not believe such obligations will significantly affect its financial position, results of operations, or cash flows. As of September 30, 2017 and December 31, 2016, the Company had $48 million and $53 million, respectively, primarily in standby letters of credit related to its insurance programs.

Recent Hurricanes—In the third quarter of 2017, there were three hurricanes that impacted certain areas in which the Company operates that resulted in power outages and service disruptions to certain of the Company’s customers. The financial impact from these hurricanes to the third quarter 2017 results was not material. The Company is currently in the process of estimating the potential financial and business impacts that these hurricanes may have on future periods.

Recently Adopted Accounting Pronouncements—In July 2015, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance to simplify the subsequent measurement of inventory. Under this new standard, an entity should measure inventory at the lower of cost and net realizable value. In the first quarter of 2017, the Company adopted this guidance on a prospective basis. The adoption of this guidance did not have a material impact on these Condensed Consolidated Financial Statements.

In March 2016, the FASB issued authoritative guidance to simplify the accounting for employee share-based payment transactions. The new guidance simplifies the accounting for income taxes, forfeitures, and statutory tax withholding requirements associated with share-based payment transactions, as well as simplifies the classification of transactions in the statement of cash flows. In the first quarter of 2017, the Company adopted this guidance on a prospective basis, accordingly, prior periods have not been adjusted. The adoption of this standard did not have a material impact on these Condensed Consolidated Financial Statements.

Recently Issued Accounting Pronouncements—In May 2014, the FASB issued authoritative guidance, which sets forth a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. Companies may use either a full retrospective or a modified retrospective approach to adopt this guidance. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. Early adoption is permitted. This guidance, including subsequently issued amendments by the FASB, will be effective for the Company in the first quarter of 2018.

A final decision regarding the adoption method has not been finalized at this time. The Company’s final determination will depend on a number of factors such as the significance of the impact of the new standard on the Company’s financial results, system readiness, and the Company’s ability to accumulate and analyze the information necessary to assess the impact on prior period financial statements, as necessary.

The Company is in the process of evaluating the impact of the new standard on its accounting policies, processes, and system requirements. The Company has assigned internal resources in addition to the engagement of third-party service providers to assist in the evaluation. While the Company continues to assess the potential impacts under the new standard, the Company is assessing the potential impacts related to the allocation of contract revenues to the identified performance obligations, and the timing in which those revenues are recognized.

Additionally, the Company is assessing all incremental costs of obtaining contracts, as the new cost guidance, as interpreted by the FASB Transition Resource Group for Revenue Recognition, requires the capitalization of all incremental costs that the Company incurs to obtain a contract with a customer that it would not have incurred if the contract had not been obtained, provided the Company expects to recover the costs.

While the Company continues to assess the potential impacts of the new standard, including the areas described above, the Company does not know or cannot reasonably estimate quantitative information related to the impact of the new standard on the financial statements at this time.

In January 2016, the FASB issued authoritative guidance related to the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, this update clarifies the guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from the unrealized losses on available-for-sale debt securities. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. This guidance will be effective for the Company in the first quarter of 2018. Entities may early adopt the provision within this guidance to record fair value changes for financial liabilities under the fair value option resulting from instrument-specific credit risk in other comprehensive income. An entity should apply the amendments in the standard by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The amendments in the standard that address equity securities without readily determinable fair values should be applied prospectively to equity investments that exist as of the date of adoption of the standard. The Company is currently evaluating the impact of this guidance.

In February 2016, the FASB issued authoritative guidance on accounting for leases. This new guidance requires lessees to recognize a right-to-use asset and a lease liability for substantially all leases and to disclose key information about leasing arrangements. The recognition, measurement, and presentation of expenses and cash flows for lessees will remain significantly unchanged from current guidance. This guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. This guidance will be effective for the Company in the first quarter of 2019. Early adoption is permitted. The guidance is to be adopted using a modified retrospective approach as of the earliest period presented. The Company is currently evaluating the impact of this guidance.

In January 2017, the FASB issued authoritative guidance to simplify the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. This guidance will be effective for the Company for annual or any interim goodwill impairment tests beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently evaluating the impact of this guidance.

In May 2017, the FASB issued authoritative guidance that addresses changes to the terms or conditions of a share-based payment award, specifically regarding which changes to the terms or conditions of a share-based payment award would require modification accounting. This guidance does not change the accounting for modifications, but clarifies that an entity should apply modification accounting except when the fair value, vesting conditions, and classification of the modified award are the same as the original award immediately before the original award is modified. This guidance will be effective for the Company for the first quarter of 2018. Early adoption is permitted, including during an interim period. The adoption of this guidance will be applied prospectively to an award that is modified on or after the adoption date. The Company is currently evaluating the impact of this guidance.

Note 2. Acquisitions

The ADT Acquisition

On May 2, 2016, the Company completed its acquisition of The ADT Corporation, a leading provider of monitored security, interactive automation, and related monitoring services in the United States and Canada. The ADT Acquisition provides the Company the ability to continue to expand its market presence in the security industry by leveraging The ADT Corporation brand name and other best practices. In September 2017, the Company changed its name from Prime Security Services Parent Inc. to ADT Inc.

Upon completion of the ADT Acquisition, The ADT Corporation shareholders received $42.00 in cash, without interest and subject to applicable withholding taxes, for each share of common stock held immediately prior to the closing of the ADT Acquisition.

Additionally, pursuant to the agreement to acquire The ADT Corporation, all outstanding stock option awards, and restricted stock awards (except for certain performance share awards), held by The ADT Corporation employees were automatically canceled and converted into the right to receive cash consideration of $42.00 per share. Outstanding performance share awards held by The ADT Corporation employees were cancelled and converted into the right to receive cash at 115% of the target award, and will be paid only if the requisite service period vesting conditions are met or if The ADT Corporation employee is separated from the Company under certain conditions.

Total consideration in connection with the ADT Acquisition was $12,114 million, which included the assumption, on the acquisition date, of The ADT Corporation’s outstanding debt (inclusive of capital lease obligations and other debt) at fair value of $3,551 million and cash of $54 million.

The Company funded the ADT Acquisition, as well as amounts due for merger costs, using the net proceeds from a combination of the following:

(i)	equity proceeds of $3,571 million, net of issuance costs, which resulted from equity issuances by the Company and Ultimate Parent to our Sponsor and certain other investors;

(ii)	incremental first lien term loan borrowings of $1,555 million and the issuance of $3,140 million of Prime Notes; and

(iii)	issuance by the Company of 750,000 shares of Series A preferred securities (the “Koch Preferred Securities”) and issuance by Ultimate Parent of detachable warrants for the purchase of Class A-1 Units in Ultimate Parent (the “Warrants”) to an affiliate of Koch Industries, Inc. (the “Koch Investor”) for an aggregate amount of $750 million. The Company allocated $659 million to the Koch Preferred Securities, which is reflected net of issuance costs of $27 million as a liability in the Company’s historical consolidated balance sheet. The Company allocated the remaining $91 million in proceeds to the Warrants which was contributed by Ultimate Parent in the form of common equity to the Company, net of $4 million in issuance costs.

The Company accounted for the ADT Acquisition using the acquisition method of accounting for business combinations, whereby the total purchase price was allocated to the net tangible and intangible assets acquired and liabilities assumed, based on estimated fair values as of the acquisition date, with the excess of the purchase price over the fair values of the acquired net assets allocated to goodwill. The goodwill associated with the ADT Acquisition is not deductible for income tax purposes.

The purchase price allocation, as reflected in these Condensed Consolidated Financial Statements, is based on estimates from currently available information. The following table summarizes the allocation of the purchase price to the estimated fair values of the net tangible and intangible assets acquired and liabilities assumed at the date of acquisition ($ in thousands):

Estimated fair value of assets acquired and liabilities assumed:
Current assets	$281,215
Property and equipment	296,246
Definite-lived intangible assets	6,245,564
Goodwill	4,126,512
Indefinite-lived intangible assets	1,333,000
Subscriber system assets	2,739,383
Other assets	167,454
Current liabilities	(626,707)
Long-term debt (excluding capital lease obligations and other debt)	(3,519,351)
Deferred tax liabilities, net	(2,330,491)
Other liabilities	(149,409)

Total consideration transferred	$8,563,416

Significant assumptions inherent in developing the valuations included the estimated annual net cash flows for each indefinite-lived or definite-lived intangible asset (including net sales, cost of revenue, selling and marketing costs, and working capital/contributory asset charges), the discount rate that appropriately reflects the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, as well as other factors. The primary assumptions used in the financial forecasts were developed using historical data, supplemented by current and anticipated market conditions, estimated growth rates, and attrition rates.

Goodwill from the ADT Acquisition was assigned to both the United States and Canada reporting units. Goodwill primarily represents the value of the assembled workforce, the value attributable to future customer additions and expansion of services to both new and existing customers, and expected synergies from combining operations.

Trade receivables and payables, as well as certain other current and non-current assets and liabilities were valued at the existing carrying values as they were determined to represent the fair value of those items at the time of the ADT Acquisition.

Property and equipment and subscriber system assets have been valued using the cost approach, which is based on current replacement and/or reproduction cost of the asset as new, less depreciation attributable to physical, functional, and economic factors.

Indefinite-lived intangible assets consist of the ADT trade name. The ADT trade name has been valued using the relief from royalty method. The relief from royalty method is an income approach that estimates the cost savings that accrue to the Company, which it would otherwise have to pay in the form of royalties or license fees on revenues earned through the use of the asset.

Definite-lived intangible assets primarily consist of customer relationships and dealer relationships under the ADT Authorized Dealer Program. Customer relationships and dealer relationships were valued using the excess earnings method. The excess earnings method is an income approach that estimates the amount of residual (or excess) cash flows generated by an asset, which are reduced by certain contributory asset charges that represent the charges for the use of the asset. As of the acquisition date, customer relationships had a weighted average remaining useful life of approximately 6 years, and are being amortized on an accelerated basis. Dealer relationships had a remaining life of 19 years as of the acquisition date, and are being amortized on a straight-line basis.

The fair value of long-term debt assumed in the ADT Acquisition was determined using broker-quoted market prices of identical or similar instruments.

Deferred tax liabilities, net, which includes deferred tax assets and liabilities as of the acquisition date, represent the expected future tax consequences of temporary differences between the fair values of the assets acquired and liabilities assumed and their tax bases.

During the nine months ended September 30, 2016, the Company incurred $309 million, in merger related costs on a pretax basis in connection with the ADT Acquisition. These costs are reflected in merger, restructuring, integration, and other costs in the Condensed Consolidated Statements of Operations.

Pro Forma Results

The following summary, prepared on a pro forma basis, presents the Company’s unaudited Condensed Consolidated Results of Operations for the nine months ended September 30, 2016 as if the ADT Acquisition had been completed as of January 1, 2015. The pro forma results below include the impact of certain adjustments related to the amortization of intangible assets, merger related costs incurred as of the acquisition date, and interest expense on related borrowings, and in each case, the related income tax effects, as well as certain other post-acquisition adjustments directly attributable to the acquisition. This pro forma presentation does not include any impact of transaction synergies. The pro forma results are not necessarily indicative of the results of operations that would have been achieved had the ADT Acquisition been consummated as of that time ($ in thousands):

For the Nine Months Ended
September 30, 2016
Revenue	$3,052,919
Net loss	(462,101)

Revenues and net loss attributable to The ADT Corporation of $1,387 million and $120 million, respectively, are included in the Condensed Consolidated Statement of Operations from the date of the ADT Acquisition to September 30, 2016.

Other Acquisitions

From time to time, the Company may pursue acquisitions of companies that either strategically fit with the Company’s existing core business or expands the Company’s security and monitoring solutions in new and attractive adjacent markets. There were no material acquisitions during the nine months ended September 30, 2017.

Dealer Generated Customer Accounts and Bulk Account Purchases

During the nine months ended September 30, 2017 and September 30, 2016, the Company paid $486 million and $259 million, respectively, for customer contracts for electronic security services purchased under the ADT Authorized Dealer Program and bulk account purchases. These contracts are reflected in the consolidated balance sheet as definite-lived intangible assets, and are recorded at their contractually determined purchase price.

Note 3. Goodwill and Other Intangible Assets

Goodwill

There were no material changes in the carrying amount of goodwill during the nine months ended September 30, 2017.

As discussed in Note 1, in connection with the change in the Company’s reporting units during the second quarter of 2017, the Company tested goodwill for the historical retail, wholesale, and ADT United States reporting units prior to and immediately after this change. The fair values of the reporting units tested were determined under a discounted cash flow approach which utilized forecasted cash flows that were then discounted using an estimated weighted-average cost of capital of market participants. In determining fair value, management relies on and considers a number of factors, including operating results, business plans, economic projections, anticipated future cash flows, and other market data. There are inherent uncertainties related to these factors which require judgment in applying them during these impairment tests. As a result of the impairment tests, the fair values of the Company’s historical retail, wholesale, and ADT United States reporting units each substantially exceeded its respective carrying value, resulting in no impairment.

While the Company’s impairment tests resulted in fair values in excess of carrying values, if the Company’s assumptions are not realized, or if there are changes in any of the assumptions in the future due to a change in economic conditions, it is possible that in the future an impairment charge may need to be recorded.

Other Intangible Assets

The following table sets forth the gross carrying amounts and accumulated amortization of the Company’s other intangible assets as of September 30, 2017 and December 31, 2016 ($ in thousands):

	September 30, 2017		December 31, 2016
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Definite-lived intangible assets:
Contracts and related customer relationships	$6,575,219	$(1,493,328)	$6,046,702	$(756,068)
Dealer relationships	1,606,617	(125,005)	1,600,231	(60,570)
Other	203,258	(124,938)	202,502	(57,048)

Total amortizable intangible assets	8,385,094	(1,743,271)	7,849,435	(873,686)

Indefinite-lived intangible assets:
Trade names	1,333,000	—	1,333,000	—

Total intangible assets	$9,718,094	$(1,743,271)	$9,182,435	$(873,686)

The changes in the net carrying amount of contracts and related customer relationships during the nine months ended September 30, 2017 were as follows ($ in thousands):

Balance as of December 31, 2016	$5,290,634
Customer contract additions, net of dealer charge-backs	486,820
Acquisitions of customer relationship	16,132
Amortization	(733,116)
Currency translation and other	21,421

Balance as of September 30, 2017	$5,081,891

The weighted-average amortization period for customer contract additions during the nine months ended September 30, 2017 was 15 years. Amortization expense for definite-lived intangible assets for the periods presented was as follows ($ in thousands):

	For the Nine Months Ended
	September 30, 2017	September 30, 2016
Definite-lived intangible asset amortization expense	$864,918	$535,012

The estimated aggregate amortization expense for definite-lived intangible assets is expected to be as follows ($ in thousands):

Remainder of 2017	$294,871
2018	1,109,125
2019	1,030,730
2020	997,110
2021	911,417
2022	577,978

Note 4. Debt

First Lien Credit Agreement

On February 13, 2017, the Company amended and restated its first lien credit agreement, dated as of July 1, 2015, and as amended and restated on May 2, 2016, June 23, 2016, and December 28, 2016 (the “First Lien Credit Agreement”), which consists of term loan facilities and revolving credit facilities (the “First Lien Credit Facilities”).

Significant terms of the February 13, 2017 amendment and restatement consist of the following:

•	The Company issued an incremental first lien term loan facility under the First Lien Credit Agreement in an aggregate principal amount of $800 million (the “2017 Incremental First Lien Term B-1 Loan”). The 2017 Incremental First Lien Term B-1 Loan has the same terms as the existing first lien term loan under the First Lien Credit Agreement.

•	Certain covenants under the First Lien Credit Agreement governing restricted payments were amended to permit the Company to fund one or more distributions to certain investors of ADT Inc. and Ultimate Parent in an aggregate amount not to exceed $795 million (collectively, the “Special Dividend”).

During the nine months ended September 30, 2017, the net proceeds from the 2017 Incremental First Lien Term B-1 Loan, together with cash on hand, were used to fund distributions of $750 million of the Special Dividend, and to pay related fees and expenses.

On June 29, 2017, the Company further amended and restated its First Lien Credit Agreement. Under the June 29, 2017 amendment and restatement, the applicable margin utilized in the calculation of interest for all term borrowings under the First Lien Credit Agreement decreased from 3.25% to 2.75%, and the applicable margin with respect to borrowing under the Revolving Credit Facilities remained at 4.50%, subject to adjustment to 4.25% pursuant to a leverage-based pricing grid.

As a result of the February and June 2017 amendments and restatements to the First Lien Credit Agreement and the payment of the Special Dividend, the Company incurred fees of $64 million during the nine months ended September 30, 2017. These fees are included in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations. The Company also recorded an immaterial loss on extinguishment of debt for the nine months ended September 30, 2017.

Revolving Credit Facilities

The First Lien Credit Facilities include a $255 million revolving credit facility maturing on May 2, 2021 (“2021 Revolving Credit Facility”), and a $95 million revolving credit facility maturing on July 1, 2020 (collectively, with the 2021 Revolving Credit Facility, the “Revolving Credit Facilities”). As of December 31, 2016, the Company had $140 million of outstanding borrowings under the Revolving Credit Facilities, which the Company repaid in its entirety during the nine months ended September 30, 2017. The applicable margin with respect to term borrowings under the Revolving Credit Facilities remains at 4.50%, subject to adjustment to 4.25% pursuant to a leverage-based pricing grid. As of September 30, 2017, the Company had $303 million in available borrowing capacity under its Revolving Credit Facilities after giving effect to $47 million in outstanding letters of credit.

Refer to Note 1 for information on the fair value of the Company’s debt.

Note 5. Income Taxes

Unrecognized Tax Benefits

During the nine months ended September 30, 2017, the Company increased its unrecognized tax benefits by $38 million primarily related to deductions claimed in the Company’s pre-separation from Tyco tax returns. The

Company’s uncertain tax positions relate to tax years that are subject to audit by the taxing authorities in the U.S. federal, state and local, and foreign jurisdictions. Based on the current tax statutes and status of its income tax audits, it is reasonably possible that a significant portion of the Company’s remaining unrecognized tax benefits will be resolved in the next twelve months.

Effective Tax Rate

The Company’s income tax benefit for the nine months ended September 30, 2017 was $39 million, resulting in an effective tax rate of 11.6%. The effective tax rate primarily reflects the impact of an increase in the Company’s unrecognized tax benefits as discussed above, as well as permanent non-deductible expenses. The Company’s income tax benefit for the nine months ended September 30, 2016 was $230 million, resulting in an effective tax rate of 33.7%. The effective tax rate for the nine months ended September 30, 2016 primarily reflects the impact of permanent items mainly related to non-deductible acquisition costs associated with the ADT Acquisition.

The effective tax rates for both periods reflect the tax impact of permanent items, state tax expense, changes in tax laws, and non-U.S. net earnings. The effective tax rate can vary from period to period due to permanent tax adjustments, discrete items such as the settlement of income tax audits and changes in tax laws, as well as recurring factors such as changes in the overall effective state tax rate.

Note 6. Commitments and Contingencies

Purchase Obligations

As of September 30, 2017, there have been no material changes to the Company’s purchase obligations outside the ordinary course of business as compared to December 31, 2016, except as noted below.

In May 2017, the Company entered into an agreement with one of its suppliers for the purchase of certain security system equipment and components. Based on certain milestones in the agreement, the Company could potentially be required to make purchases in aggregate of up to $150 million over a multi-year period. As of September 30, 2017, the Company does not have any purchase obligation under this agreement.

Legal Proceedings

The Company is subject to various claims and lawsuits in the ordinary course of business, including from time to time, contractual disputes, employment matters, product and general liability claims, claims that the Company has infringed on the intellectual property rights of others, claims related to alleged security system failures, and consumer and employment class actions. In the ordinary course of business, the Company is also subject to regulatory and governmental examinations, information requests and subpoenas, inquiries, investigations, and threatened legal actions and proceedings. In connection with such formal and informal inquiries, the Company receives numerous requests, subpoenas, and orders for documents, testimony, and information in connection with various aspects of its activities. The Company has recorded accruals for losses that it believes are probable to occur and are reasonably estimable. While the ultimate outcome of these matters cannot be predicted with certainty, the Company believes that the resolution of any such proceedings (other than matters specifically identified below), will not have a material adverse effect on its financial position, results of operations, or cash flows.

Environmental Matters relating to The ADT Corporation and Protection One

On October 25, 2013, The ADT Corporation was notified by subpoena that the Office of the Attorney General of California, in conjunction with the Alameda County District Attorney, is investigating whether certain of The ADT Corporation’s electronic waste disposal policies, procedures, and practices are in violation of the California

Business and Professions Code and the California Health and Safety Code. The California Attorney General is also investigating Tyco Integrated Security (“TycoIS”), the former commercial business operations of ADT Security Services, Inc., now a subsidiary of Johnson Controls plc (the surviving entity from the merger of Tyco International plc with Johnson Controls), because of commingled ADT residential and commercial business operations out of California branch offices that existed through early 2014. During 2016, Protection One was also notified by the same parties that it was subject to a similar investigation. The California Attorney General has invited a joint handling of The ADT Corporation/TycoIS investigations. The Company is attempting to coordinate joint handling of the TycoIS and Protection One investigations. The ADT Corporation, TycoIS, and Protection One have entered into a Joint Defense Agreement. The Company is otherwise cooperating fully with the respective authorities. The Company is currently unable to predict the outcome of this investigation or reasonably estimate a range of possible loss.

Wireless Encryption Litigation relating to The ADT Corporation

The Company is subject to five class action claims regarding wireless encryption in certain ADT security systems. Jurisdictionally, three of the five cases are in Federal Court (in districts within Illinois, Arizona, and California), and both of the remaining two cases are in Florida State Court (both in Palm Beach County Circuit Court). Each of the five plaintiffs brought a claim under the respective state’s consumer fraud statute alleging that The ADT Corporation made misrepresentations and material omissions in its advertising regarding the unencrypted wireless signal pathways in certain security systems monitored by The ADT Corporation. The complaints in all five cases further allege that certain security systems monitored by The ADT Corporation are not secure because the wireless signal pathways are unencrypted, and can be easily hacked. On January 10, 2017, the parties agreed to settle all five class action lawsuits. On October 16, 2017, the U.S. District Court for the Northern District of California entered an order granting preliminary approval of the settlement. Administration of the settlement process is expected to take approximately six months. The Company believes its reserves are adequate for this matter.

TCPA Class Action relating to 2G-3G Radio Conversion Project

In August 2016, the Company was served with a class action complaint pending in the United States District Court for the Northern District of Georgia filed by a customer alleging that The ADT Corporation violated the Telephone Consumer Protection Act of 1991 (“TCPA”) by calling his cell phone, which was the only telephone number he provided to The ADT Corporation for his customer account, as part of The ADT Corporation’s efforts to communicate with customers affected by the Federal Communications Commission order allowing wireless carriers to sunset 2G wireless networks. Plaintiff seeks to represent a nationwide class of all The ADT Corporation customers who received such calls to their cell phones from 2013 to present. The premise of the plaintiff’s claim is that The ADT Corporation’s calls were telemarketing calls, which require a higher level of consent, and not transactional/business relationship calls because The ADT Corporation used the 2G transactional calls in an attempt to sell additional products and services. Plaintiff filed a motion for class certification. The ADT Corporation filed its opposition to class certification and further filed a motion for summary judgment. The Company firmly disputes liability and is currently unable to predict the outcome of this litigation.

Income Tax Matters

On September 28, 2012, Tyco, now known as Johnson Controls International plc (and hereinafter referred to as “Tyco”), distributed to its public stockholders The ADT Corporation’s common stock (the “Separation from Tyco”), and The ADT Corporation became an independent public company. In connection with the Separation from Tyco in September 2012, The ADT Corporation entered into a tax sharing agreement with Tyco and Pentair Ltd. (the “2012 Tax Sharing Agreement”) that governs the rights and obligations of The ADT Corporation, Tyco, and Pentair Ltd. for certain pre-Separation from Tyco tax liabilities, including Tyco’s obligations under the tax sharing agreement among Tyco, Covidien plc (“Covidien”) now operating as a subsidiary of Medtronic plc

(“Medtronic”), and TE Connectivity Ltd. (“TE Connectivity”) entered into in 2007 (the “2007 Tax Sharing Agreement”). The ADT Corporation is responsible for all of its own taxes that are not shared pursuant to the 2012 Tax Sharing Agreement’s sharing formulae. Tyco and Pentair Ltd. are likewise responsible for their tax liabilities that are not subject to the 2012 Tax Sharing Agreement’s sharing formulae. Tyco has the right to administer, control, and settle all U.S. income tax audits for the periods prior to and including the Separation from Tyco.

During 2016, Tyco resolved all aspects of the disputes before the U.S. Tax Court and before the Appeals Division of the IRS for audit cycles 1997 through 2007. The resolution did not have a material impact on the Company’s financial position, results of operations, and cash flows.

During 2015, the IRS concluded its field examination of certain of Tyco’s U.S. federal income tax returns for the 2008 and 2009 tax years of Tyco and its subsidiaries. Tyco received Revenue Agents’ Reports (the “2008-2009 RARs”) proposing adjustments to certain Tyco entities’ previously filed tax return positions, including the predecessor to The ADT Corporation, relating primarily to certain intercompany debt. In response, Tyco filed a formal, written protest with the IRS Office of Appeals requesting review of the 2008-2009 RARs. During the first quarter of 2017, Tyco successfully resolved the dispute with the IRS. This resolution did not have a material impact on the Company’s financial position, results of operations, and cash flows.

The IRS is currently auditing the 2010-2012 tax years, and should the IRS successfully challenge any tax positions taken in those years, the Company’s share of the collective liability, if any, would be determined pursuant to the 2012 Tax Sharing Agreement. In accordance with the 2012 Tax Sharing Agreement, Tyco is responsible for the first $500 million of tax, interest, and penalties assessed against pre-2013 tax years, including its 27% share of the tax, interest, and penalties assessed for periods prior to Tyco’s 2007 spin-off transaction. In addition to the Company’s share of cash taxes pursuant to the 2012 Tax Sharing Agreement, the Company’s net operating loss (“NOL”) and credit carryforwards may be significantly reduced or eliminated by audit adjustments to pre-2013 tax periods. NOL and credit carryforwards may be reduced prior to incurring any cash tax liability, and will not be compensated for under the 2012 Tax Sharing Agreement. The Company believes that its income tax reserves and the liabilities recorded on the Condensed Consolidated Balance Sheet for the 2012 Tax Sharing Agreement continue to be appropriate. However, the ultimate resolution of these matters is uncertain, and if the IRS were to prevail, could have a material adverse impact on the Company’s financial position, results of operations, and cash flows, potentially including a significant reduction in the Company’s available NOL and credit carryforwards generated in pre-Separation from Tyco periods. Further, to the extent The ADT Corporation is responsible for any liability under the 2012 Tax Sharing Agreement, there could be a material impact on its financial position, results of operations, cash flows, or its effective tax rate in future reporting periods.

During the third quarter of 2017, Tyco was notified by the IRS of its intent to disallow amortization deductions claimed on the Company’s $987 million trademark. Tyco intends to challenge this decision before the Appeals Division of the IRS. If Tyco were to lose the dispute, it would result in minimal cash tax liabilities to ADT Corporation, no impact to the Company’s income statement, but material loss to the Company’s Net Operating Loss deferred tax asset. The Company strongly disagrees with the IRS’s position and maintains that the deductions claimed are appropriate. Tyco has advised the Company that they intend to vigorously defend its originally filed tax return position.

Other liabilities on the Company’s Condensed Consolidated Balance Sheets as of September 30, 2017 and December 31, 2016 include $2 million and $11 million, respectively, related to The ADT Corporation’s obligations under certain tax related agreements entered into in conjunction with the Separation from Tyco. The maximum amount of potential future payments is not determinable as such payments relate to unknown conditions and future events that cannot be predicted.

Note 7. Derivative Financial Instruments

In April 2017, the Company entered into interest rate swap contracts with a notional amount of $1,000 million to economically hedge future cash flows associated with a portion of its variable rate debt under its First Lien Credit Facilities. The Company did not apply hedge accounting to these derivative instruments. Immaterial changes in fair market value were recorded to interest expense in the Condensed Consolidated Statements of Operations.

During the nine months ended September 30, 2016, the Company held derivative financial instruments with varying counterparties to hedge future cash flows associated with the ADT Acquisition (“2016 Derivatives”). Additionally, in connection with the ADT Acquisition, the Company acquired $47 million of derivative assets related to The ADT Corporation interest rate swap transactions that were previously used to hedge certain of The ADT Corporation’s outstanding debt. The Company did not apply hedge accounting to these derivative financial instruments and all changes in fair market value were recorded to other income (expense) in the Condensed Consolidated Statements of Operations.

In addition, the Company terminated the 2016 Derivatives and received approximately $42 million in net proceeds, which are reflected in the proceeds from the settlement of derivative contracts, net in the investing activities section on the Condensed Consolidated Statement of Cash Flows for the nine months ended September 30, 2016. There was an immaterial impact to the Condensed Consolidated Statement of Operations as a result of the settlements.

Note 8. Restructuring

The Company has identified and pursued opportunities for cost savings through restructuring activities and workforce reductions to improve operating efficiencies, including certain restructuring actions entered into in connection with the ADT Acquisition. The Company incurred certain expenses primarily related to employee severance and other employee benefits as a direct result of these restructuring efforts. These charges are included in merger, restructuring, integration, and other costs in the Condensed Consolidated Statements of Operations for the nine months ended September 30, 2017 and September 30, 2016.

The Company had accrued restructuring liabilities of $12 million and $11 million as of September 30, 2017 and December 31, 2016, respectively. During the nine months ended September 30, 2017, the Company incurred restructuring charges of $21 million that are primarily related to employee severance in connection with the integration of The ADT Corporation. During the nine months ended September 30, 2017, the Company paid $20 million related to these restructuring activities.

During the nine months ended September 30, 2016, the Company incurred restructuring charges of $51 million primarily related to employee severance and other employee benefits as a direct result of restructuring efforts in connection with the ADT Acquisition. Restructuring payments during the nine months ended September 30, 2016 were $38 million.

Note 9. Equity

Dividends

During the nine months ended September 30, 2017, the Company paid $750 million of dividends to certain investors of the Company and Ultimate Parent, which primarily includes distributions to the Company’s Sponsors. Such dividends are presented on the condensed consolidated statement of stockholders’ equity for the nine months ended September 30, 2017.

Other

During the nine months ended September 30, 2017, the Company did not record any material reclassifications out of accumulated other comprehensive income (loss).

Note 10. Net Loss Per Share and Unaudited Pro Forma Net Loss Per Share

Basic net loss per share is computed by dividing net loss attributable to common shares by the weighted average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted net loss per share is calculated by dividing net loss available to common stockholders by the diluted weighted average number of common shares outstanding for the period. Diluted net loss per share would reflect the potential dilutive effect of common stock equivalents outstanding for the period, determined using the treasury-stock method. For purposes of the diluted net loss per share calculation, issued non-qualified stock options of 1.5 million shares for the nine months ended September 30, 2017 are considered to be common stock equivalents but are excluded from the calculation of diluted net loss per share because their effect would be anti-dilutive and therefore, basic and diluted net loss per share were the same for all periods presented. In addition, non-qualified stock options of 1.5 million shares with performance conditions have been excluded from diluted weighted-average number of shares outstanding for the nine months ended September 30, 2017 since performance condition on these awards were not met in the period.

The computations of basic and diluted net loss per share for the periods presented are as follows:

	For the Nine Months Ended
(in thousands, except per share amounts)	September 30, 2017	September 30, 2016
Numerator:
Net loss	$(295,561)	$(451,642)
Denominator:
Weighted-average number of shares outstanding, basic and diluted	641,061	640,723
Net loss per share, basic and diluted	$(0.46)	$(0.70)

Unaudited Pro Forma Net Loss Per Share

On February 16, 2017, the Company paid a dividend in an aggregate amount of $550 million to equity holders of the Company and Ultimate Parent, which includes distributions to our Sponsor. On April 18, 2017, we paid an additional dividend of $200 million to equity holders of the Company and Ultimate Parent, which includes distributions to its Sponsor (collectively, the “Special Dividend”). The Company did not declare or pay any dividend during the nine months ended September 30, 2016. On February 13, 2017, the Company issued an incremental $800 million under the First Lien Credit Facilities and used the proceeds together with cash on hand, to fund the Special Dividend and to pay related fees and expenses. To the extent that dividends declared in the 12 months preceding an initial public offering exceed earnings during such period, such dividends are deemed to be in contemplation of the offering, with the intention of repayment out of offering proceeds. Unaudited pro forma earnings per share for the nine months ended September 30, 2017 give effect to the sale of the number of shares the proceeds of which would be necessary to pay the dividend amount that is in excess of earnings from the last 12 months.

The below table sets forth the computation of unaudited pro forma basic and diluted net loss per share as of September 30, 2017:

(in thousands, except per share amounts)
Numerator:
Net loss	$(295,561)

Denominator:
Weighted-average number of shares outstanding, basic and diluted	641,061
Adjustment for common shares issued whose proceeds will be used to pay dividends in excess of earnings(a)	41,667
Pro forma weighted average common shares used in computing basic and diluted loss per common share outstanding	682,728
Pro forma net loss per share, basic and diluted	$(0.43)

(a) Dividends declared in the past twelve months	$749,999
Net loss attributable to common shareholders in the past twelve months	(380,506)

Dividends paid in excess of earnings	$749,999
Offering price per common share	$18.00

Common shares assumed issued in this offering necessary to pay dividends in excess of earnings	41,667

Note 11. Mandatorily Redeemable Preferred Securities

In 2016, the Company issued 750,000 shares of Series A cumulative preferred securities (the “Koch Preferred Securities”) at $0.01 par value per share.

The Company paid cash dividends of $41 million and elected to satisfy the dividend obligation to the holders of the Koch Preferred Securities through a payment-in-kind, which increased mandatorily redeemable preferred securities on our consolidated balance sheet by approximately $22 million as of September 30, 2017. Such amounts are reflected in interest expense in the Condensed Consolidated Statement of Operations for the nine months ended September 30, 2017.

See Note 1 for information on the fair value of the Company’s redeemable Koch Preferred Securities.

Note 12. Related Party Transactions

Management Consulting Agreement

In 2016, in connection with the ADT Acquisition, Apollo Management Holdings, L.P., an affiliate of the Company’s Sponsor (the “Management Service Provider”) entered into a management consulting agreement with the Company (the “Management Consulting Agreement”) relating to the provision of certain management consulting and advisory services to the Company following the ADT Acquisition. In exchange for the provision of such services, the Company is required to pay a fee of $5 million each quarter to the Management Service Provider.

Fees under the Management Consulting Agreement were $15 million for the nine months ended September 30, 2017 and $8 million for the nine months ended September 30, 2016. These costs are included in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations.

Transaction Fee Agreement

Also in 2016, in connection with the ADT Acquisition, Apollo Global Securities, LLC (the “Service Provider”) entered into a transaction fee agreement with the Company (“Transaction Fee Agreement”), relating to the provision of certain structuring, financial, investment banking, and other similar advisory services by the Service Provider to the Company. During the second quarter of 2016, the Company paid the Service Provider a one-time transaction fee of $65 million in the aggregate in exchange for services rendered in connection with structuring, arranging the financing, and performing other services in connection with the ADT Acquisition. This transaction fee is reflected in merger, restructuring, integration, and other costs in the Condensed Consolidated Statements of Operations for the nine months ended September 30, 2016.

Participation of our Sponsor in the Issuance of the Prime Notes

An affiliate of our Sponsor purchased $4 million of the Prime Notes upon their issuance on May 2, 2016. All of such Prime Notes have been sold by such affiliate.

Koch

In connection with the ADT Acquisition, we issued the Koch Preferred Securities, and Ultimate Parent issued the Warrants, to the Koch Investor for an aggregate amount of $750 million. Of this amount, $659 million, net of issuance costs of $27 million, was allocated to the Koch Preferred Securities and reflected as a liability in our consolidated balance sheet. The remaining $91 million in proceeds was allocated to the Warrants and was contributed by Ultimate Parent in the form of common equity to the Company, net of $4 million in issuance costs.

The Company paid cash dividends of $41 million to meet the dividend obligation associated with the Koch Preferred Securities to the Koch Investor during the nine months ended September 30, 2017, and this amount is reflected in interest expense in the Condensed Consolidated Statement of Operations.

As discussed in Note 4, we incurred fees of $64 million during the nine months ended September 30, 2017 in connection with the February and June 2017 amendments and restatements to the First Lien Credit Agreement and the payment of the Special Dividend. Of this amount, $45 million of structuring fees was paid to the Koch Investor.

Other Transactions

During the nine months ended September 30, 2017, the Company paid $750 million of dividends to certain investors of the Company and Ultimate Parent, which primarily includes distributions to its Sponsors. Such dividends are presented on the condensed consolidated statement of stockholders’ equity for the nine months ended September 30, 2017. Refer to Note 9 for further discussion regarding the Company’s equity distributions.

During the nine months ended September 30, 2017, the Company paid approximately $980,000 to the Service Provider related to the February and June 2017 amendments and restatements to the First Lien Credit Agreement. These expenses are reflected in selling, general and administrative expenses in the Condensed Consolidated Statement of Operations for the nine months ended September 30, 2017. Similar fees paid to the Service Provider related to amendments and restatements of the First Lien Credit Agreement during the nine months ended September 30, 2016 were not material.

Additionally, during the second quarter of 2016, the Company paid various structuring fees associated with the ADT Acquisition, primarily to the Service Provider, in the amount of $9 million. These fees are reflected in merger, restructuring, integration, and other costs in the Condensed Consolidated Statements of Operations for the quarter and nine months ended September 30, 2016.

Note 13. Subsequent Events

The Company has evaluated the impact of subsequent events to the condensed consolidated financial statements presented herein through November 21, 2017, the date the financial statements were available for issuance, for the nine months ended September 30, 2017.

Events Subsequent to Original Issuance of Financial Statements (Unaudited)

On January 4, 2018, the board of directors of the Company effected a 1.681-for-one stock split of the Company’s common stock. All common stock share and per-share data included in these financial statements give effect to the stock split and have been adjusted retroactively for all Successor periods presented.

Report of Independent Registered Certified Public Accounting Firm

To the Board of Directors and Stockholders’ of ADT Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of ADT Inc. and its subsidiaries (Successor) as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the year ended December 31, 2016 and for the period from May 15, 2015 (date of inception) through December 31, 2015 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule of valuation and qualifying accounts for the year ended December 31, 2016 and for the period from May 15, 2015 (date of inception) through December 31, 2015 presents fairly, in all material respect, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Fort Lauderdale, Florida

September 28, 2017, except for the effects of the stock split discussed in Note 19 to the consolidated financial statements, as to which the date is January 5, 2018

Report of Independent Registered Certified Public Accounting Firm

To the Board of Members of Prime Security Services Borrower, LLC

In our opinion, the consolidated statements of operations, comprehensive loss, shareholder’s equity and cash flows for the period from January 1, 2015 through June 30, 2015 and for the year ended December 31, 2014 present fairly, in all material respects, the results of their operations and their cash flows of Protection One, Inc. and its subsidiaries (Predecessor) for the period from January 1, 2015 through June 30, 2015 and for the year ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule of valuation and qualifying accounts for the period from January 1, 2015 through June 30, 2015 and for the year ended December 31, 2014 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Fort Lauderdale, Florida

March 31, 2016, except for the effects of disclosing loss per share information as discussed in Note 14 to the consolidated financial statements, as to which the date is September 28, 2017

ADT INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Successor)

(in thousands, except share and per share data)

	December 31, 2016	December 31, 2015
Assets
Current Assets:
Cash and cash equivalents	$75,891	$15,759
Current portion of restricted cash and cash equivalents	14,932	26,820
Accounts receivable trade, less allowance for doubtful accounts of $28,109 and $1,498, respectively	135,218	71,501
Inventories	89,513	13,107
Work-in-progress	19,376	10,927
Prepaid expenses and other current assets	53,426	3,579

Total current assets	388,356	141,693
Property and equipment, net	342,994	34,822
Subscriber system assets, net	2,836,733	—
Intangible assets, net	8,308,749	1,149,912
Goodwill	5,013,376	927,896
Deferred subscriber acquisition costs, net	179,100	43,366
Other assets	107,173	21,826

Total Assets	$17,176,481	$2,319,515

Liabilities and Stockholder’s Equity
Current Liabilities:
Current maturities of long-term debt	$40,288	$16,813
Accounts payable	212,239	21,128
Deferred revenue	313,278	69,143
Accrued expenses and other current liabilities	286,734	64,875

Total current liabilities	852,539	171,959
Long-term debt	9,469,682	1,330,145
Mandatorily redeemable preferred securities—authorized 1,000,000 shares Series A of $0.01 par value; issued and outstanding 750,000 shares as of December 31, 2016	633,691	—
Deferred subscriber acquisition revenue	167,075	9,967
Deferred tax liabilities	2,117,943	89,404
Other liabilities	130,575	15,143

Total Liabilities	13,371,505	1,616,618

Commitments and contingencies (See Note 8)

Stockholders’ Equity:
Common stock—authorized 3,999,000,000 shares of $0.01 par value; issued and outstanding shares—641,046,968 as of December 31, 2016 and 640,722,848 as of December 31, 2015	2	—
Additional paid-in capital	4,424,321	757,150
Accumulated deficit	(590,840)	(54,253)
Accumulated other comprehensive loss	(28,507)	—

Total Stockholders’ Equity	3,804,976	702,897

Total Liabilities and Stockholders’ Equity	$17,176,481	$2,319,515

See Notes to Consolidated Financial Statements

ADT INC. AND SUBSIDIARIES (SUCCESSOR) AND

PROTECTION ONE, INC. AND SUBSIDIARIES (PREDECESSOR)

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Successor		Predecessor
	Year Ended December 31, 2016	From Inception through December 31, 2015	Period from January 1, 2015 through June 30, 2015	Year Ended December 31, 2014
Monitoring and related services	$2,748,222	$238,257	$189,028	$358,439
Installation and other	201,544	73,310	48,681	108,118

Total revenue	2,949,766	311,567	237,709	466,557
Cost of revenue (exclusive of depreciation and amortization shown separately below)	693,430	148,521	100,591	200,054
Selling, general and administrative expenses	858,896	84,134	74,977	134,299
Depreciation and intangible asset amortization	1,232,967	83,650	41,548	79,650
Merger, restructuring, integration, and other costs	393,788	35,036	9,361	10,252

Operating (loss) income	(229,315)	(39,774)	11,232	42,302
Interest expense, net	(521,491)	(45,169)	(29,129)	(59,329)
Other (expense) income	(51,932)	325	331	1,087

Loss before income taxes	(802,738)	(84,618)	(17,566)	(15,940)
Income tax benefit (expense)	266,151	30,365	(1,025)	(2,548)

Net loss	$(536,587)	$(54,253)	$(18,591)	$(18,488)

Net loss per share:
Basic and Diluted	$(0.84)	$(0.08)	$(185,910)	$(184,880)

Weighted-average number of shares:
Basic and Diluted	640,725	640,723	0.1	0.1

Pro forma net loss per share (unaudited):
Basic and Diluted	$(0.79)

Pro forma weighted-average number of shares (unaudited):
Basic and Diluted	682,392

See Notes to Consolidated Financial Statements

ADT INC. AND SUBSIDIARIES (SUCCESSOR) AND

PROTECTION ONE, INC. AND SUBSIDIARIES (PREDECESSOR)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

	Successor		Predecessor
	Year Ended December 31, 2016	From Inception through December 31, 2015	Period from January 1, 2015 through June 30, 2015	Year Ended December 31, 2014
Net loss	$(536,587)	$(54,253)	$(18,591)	$(18,488)
Other comprehensive (loss) income:
Foreign currency translation and other	(28,507)	—	—	2,419

Total other comprehensive (loss) income, net of tax	(28,507)	—	—	2,419

Comprehensive loss	$(565,094)	$(54,253)	$(18,591)	$(16,069)

See Notes to Consolidated Financial Statements

PROTECTION ONE, INC. AND SUBSIDIARIES (PREDECESSOR)

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

(in thousands, except share data)

	Number of Common Shares	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholder’s Equity
Predecessor:
Balance as of December 31, 2013	100	$—	$130,580	$(72,113)	$(2,419)	$56,048
Net loss	—	—	—	(18,488)	—	(18,488)
Share-based compensation expense	—	—	1,913	—	—	1,913
Other comprehensive income, net of tax	—	—	—	—	2,419	2,419

Balance as of December 31, 2014	100	—	132,493	(90,601)	—	41,892
Net loss	—	—	—	(18,591)	—	(18,591)
Share-based compensation expense	—	—	781	—	—	781

Balance as of June 30, 2015	100	$—	$133,274	$(109,192)	$—	$24,082

See Notes to Consolidated Financial Statements

ADT INC. AND SUBSIDIARIES (SUCCESSOR)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands)

	Number of Common Shares	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Successor:
Balance as of May 15, 2015 (“Inception”)	640,723	$—	$—	$—	$—	$—
Equity capital contributions	—	—	754,891	—	—	754,891
Net loss	—	—	—	(54,253)	—	(54,253)
Share-based compensation expense	—	—	2,259	—	—	2,259

Balance as of December 31, 2015	640,723	—	757,150	(54,253)	—	702,897
Issuance of shares	324	2	4,013	—	—	4,015
Equity capital contributions	—	—	3,658,186	—	—	3,658,186
Net loss	—	—	—	(536,587)	—	(536,587)
Other comprehensive loss, net of tax	—	—	—	—	(28,507)	(28,507)
Share-based compensation expense	—	—	4,625	—	—	4,625
Other	—	—	347	—	—	347

Balance as of December 31, 2016	641,047	$2	$4,424,321	$(590,840)	$(28,507)	$3,804,976

See Notes to Consolidated Financial Statements

ADT INC. AND SUBSIDIARIES (SUCCESSOR) AND

PROTECTION ONE, INC. AND SUBSIDIARIES (PREDECESSOR)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Successor		Predecessor
	Year Ended December 31, 2016	From Inception through December 31, 2015	Period from January 1, 2015 through June 30, 2015	Year Ended December 31, 2014
Cash Flows from Operating Activities:
Net loss	$(536,587)	$(54,253)	$(18,591)	$(18,488)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and intangible asset amortization	1,232,967	83,650	41,548	79,650
Amortization of deferred subscriber acquisition costs and revenue, net	6,052	770	7,578	10,656
Amortization of unearned revenue fair value adjustment	62,845	18,574	—	—
Share-based compensation expense	4,625	2,259	781	1,913
Deferred income taxes	(272,512)	(30,491)	958	2,296
Provision for losses on accounts receivable and inventory	37,620	2,141	862	2,416
Loss on extinguishment of debt	24,787	—	—	377
Other non-cash items	60,038	3,435	2,508	7,551
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable, net	(34,221)	(7,741)	(1,495)	3,331
Inventories and work-in-progress	(8,797)	(1,941)	(3,912)	(7,002)
Accounts payable	(9,103)	(12,176)	9,753	(1,393)
Deferred subscriber acquisition costs	(144,583)	(16,615)	(19,634)	(37,322)
Deferred subscriber acquisition revenue	167,784	10,345	6,827	14,980
Other	26,608	3,797	7,373	1,860

Net cash provided by operating activities	617,523	1,754	34,556	60,825

Cash Flows from Investing Activities:
Dealer generated customer accounts and bulk account purchases	(407,102)	—	—	—
Subscriber system assets and deferred subscriber installation costs	(468,594)	(29,556)	(24,527)	(48,996)
Capital expenditures	(78,499)	(4,490)	(6,095)	(8,916)
Acquisition of businesses, net of cash acquired	(8,501,542)	(1,988,126)	(9,377)	(1,787)
Proceeds received from settlement of derivative contracts, net	41,586	—	—	—
Other investing	29,282	(39,850)	361	1,480

Net cash used in investing activities	(9,384,869)	(2,062,022)	(39,638)	(58,219)

Cash Flows from Financing Activities:
Proceeds from long-term borrowings	6,040,019	1,367,625	—	99,875
Proceeds received from issuance of preferred securities	658,551	—	—	—
Repayment of long-term borrowings	(1,392,549)	(6,393)	(5,932)	(11,220)
Equity capital contribution	3,662,201	754,891	—	—
Deferred financing costs	(104,205)	(38,727)	—	(1,563)
Other financing	(35,242)	(1,369)	(280)	(3,229)

Net cash provided by (used in) financing activities	8,828,775	2,076,027	(6,212)	83,863

Effect of currency translation on cash	(1,297)	—	—	—
Net increase (decrease) in cash and cash equivalents	60,132	15,759	(11,294)	86,469
Cash and cash equivalents at beginning of period	15,759	—	89,834	3,365

Cash and cash equivalents at end of period	$75,891	$15,759	$78,540	$89,834

Supplementary Cash Flow Information:
Interest paid	$430,686	$42,320	$26,667	$54,046
Income taxes paid, net of refunds	5,446	(38)	87	114

See Notes to Consolidated Financial Statements

ADT INC. (SUCCESSOR) AND PROTECTION ONE, INC. AND SUBSIDIARIES (PREDECESSOR)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

Nature of Business—ADT Inc. (“ADT Inc.”), a company incorporated in the state of Delaware, and its wholly owned subsidiaries (collectively the “Company”), is principally engaged in the sale, installation, servicing, and monitoring of electronic home and business security and automation systems in the United States (or “U.S.”) and Canada. ADT Inc. is owned by Prime Security Services TopCo Parent, L.P. (“Ultimate Parent”). Ultimate Parent is owned by Apollo Investment Fund VIII, L.P. and related funds that are directly or indirectly managed by Apollo Global Management, LLC, its subsidiaries, and its affiliates (“Apollo” or the “Sponsor”), and management investors.

On July 1, 2015, ADT Inc.’s wholly owned subsidiary, Prime Protection One MS, Inc. (“Merger Sub”) was merged with and into Protection Holdings II, Inc., which is the holding company of Protection One, Inc. (“Protection One”) (the “Protection One Acquisition”). Upon consummation of the Protection One Acquisition, the separate corporate existence of Merger Sub ceased and Protection Holdings II, Inc. continued as a wholly owned subsidiary of ADT Inc. Additionally, on July 1, 2015, ADT Inc. acquired all of the outstanding stock of ASG Intermediate Holding Corp. (“ASG”) (the “ASG Acquisition”). Following the ASG Acquisition, ASG became a wholly owned subsidiary of ADT Inc. The Protection One Acquisition and the ASG Acquisition are hereinafter, unless otherwise noted, referred to collectively as the “Formation Transactions.” Prior to the Formation Transactions, ADT Inc. was a holding company with no assets or liabilities. The periods presented after Inception is comprised of Company activity and is hereinafter referred to as the “Successor.”

Prior to the Protection One Acquisition, Protection Holdings II, Inc. was owned by affiliates of GTCR Golder Rauner II, LLC (collectively, “GTCR”), management investors, and certain co-investors. Protection One is the predecessor of ADT Inc. for accounting purposes. The period presented prior to the Protection One Acquisition is comprised solely of Predecessor activity and is hereinafter referred to as the “Predecessor.”

On May 2, 2016, ADT Inc.’s wholly owned subsidiary, Prime Security One MS, Inc., a Delaware corporation, (“Prime Merger Sub”) was merged with and into The ADT Security Corporation (formerly named The ADT Corporation) (“The ADT Corporation”) (the “ADT Acquisition”). Upon consummation of the ADT Acquisition, the separate corporate existence of Prime Merger Sub ceased, and The ADT Corporation continued as a wholly owned subsidiary of ADT Inc.

Refer to Note 3 for additional information regarding these acquisitions.

Basis of Presentation—The Consolidated Financial Statements include the accounts of the Company and its wholly owned subsidiaries and have been prepared in U.S. dollars in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

The Protection One Acquisition established a new accounting basis, and therefore, the Consolidated Financial Statements present both Predecessor and Successor periods. The Predecessor and Successor periods are separated by a vertical line on the face of the Consolidated Financial Statements, or elsewhere as necessary, to highlight that the financial information for such periods has been prepared under two different historical bases of accounting.

The Company conducts business through its operating entities based on the manner in which the Chief Executive Officer, who is the chief operating decision maker (“CODM”), evaluates performance and makes decisions about how to allocate resources. Prior to the ADT Acquisition, the Company had two operating segments, retail and wholesale. Beginning with the second quarter of 2016, the Company added two additional operating segments, ADT United States and ADT Canada, in connection with the ADT Acquisition.

Then, in connection with the integration of the ADT businesses, the Company changed its operating segment structure beginning with the second quarter of 2017 to a single operating segment to better align with how the CODM evaluates the performance of the business. In connection with this realignment, the Company also changed its reporting units, which are now comprised of two reporting units: United States and Canada. The United States reporting unit is comprised of the Company’s historical retail, wholesale, and ADT United States reporting units. The Company’s historical ADT Canada reporting unit (now referred to as “Canada”) was not impacted by this change. Refer to Note 4 for additional information regarding the Company’s goodwill impairment tests performed associated with this reporting unit change.

All intercompany transactions have been eliminated. The results of companies acquired are included in the Consolidated Financial Statements from the effective dates of the acquisitions.

Use of Estimates—The preparation of the Consolidated Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities, and reported amounts of revenue and expenses. Significant estimates in these Consolidated Financial Statements include, but are not limited to, estimates of future cash flows and valuation related assumptions associated with asset impairment testing, useful lives and methods for depreciation and amortization, loss contingencies, income taxes and tax valuation allowances, and purchase price allocations. Actual results could differ materially from these estimates.

Reclassifications—Certain prior period amounts have been reclassified to conform with the current period presentation.

Note 2. Summary of Significant Accounting Policies

Revenue Recognition—Substantially all of the Company’s revenue is generated by contractual monthly recurring fees received for monitoring services provided to customers. Revenue from monitoring services is recognized as those services are provided to customers. Customer billings for services not yet rendered are deferred and recognized as revenue as the services are rendered. The balance of deferred revenue is included in current liabilities or long-term liabilities, as appropriate.

For transactions in which the Company retains ownership of the security system, non-refundable fees (referred to as deferred subscriber acquisition revenue) received in connection with the initiation of a monitoring contract are deferred and amortized over the estimated life of the customer relationship.

Sales of security monitoring systems, whereby ownership of the system is transferred to the customer, may have multiple elements, and can include equipment, installation, monitoring services, and maintenance agreements. The Company determines the deliverables under such arrangements, as well as the appropriate units of accounting for those deliverables. Revenues associated with the sale of equipment and related installations are recognized once delivery, installation, and customer acceptance is complete, while the revenue for monitoring and maintenance services are recognized as those services are rendered. Amounts assigned to each unit of accounting are based on an allocation of total arrangement consideration using a hierarchy of estimated selling price for the deliverables. The selling price used for each deliverable is based on Vendor Specific Objective Evidence (“VSOE”) if available, Third Party Evidence (“TPE”) if VSOE is not available, or estimated selling price if neither VSOE or TPE is available.

Early termination of the contract by the customer results in a termination charge in accordance with the customer contract, which is recognized when collectability is reasonably assured. Contract termination charges recognized in revenue during 2016, 2015, and 2014 were not material.

Advertising—Advertising costs were $105 million for the year ended December 31, 2016. Advertising costs were not material for the Successor and Predecessor 2015 periods and Predecessor year ended December 31, 2014. These costs are expensed when incurred, and are included in selling, general and administrative expenses in the Consolidated Statements of Operations.

Radio Conversion Costs—In 2015, the Company began a program to upgrade cellular technology used in many of its security systems. During the year ended December 31, 2016, the Company incurred charges of $34 million related to this program, which include costs related to The ADT Corporation customers under a similar program from the date of the ADT Acquisition. Charges related to this program during the Successor and Predecessor 2015 periods were not material. These costs are reflected in selling, general and administrative expenses in the Consolidated Statements of Operations.

Merger, Restructuring, Integration, and Other Costs—Included in merger, restructuring, integration, and other costs in the Consolidated Statements of Operations are certain direct and incremental costs resulting from acquisitions made by the Company and certain related integration efforts as a result of those acquisitions, as well as costs related to the Company’s restructuring efforts. For the year ended December 31, 2016, these costs are primarily related to transaction costs and restructuring efforts incurred in connection with the ADT Acquisition. In addition, costs incurred during the Successor and Predecessor 2015 periods primarily relate to charges associated with the Formation Transactions. Costs incurred during the Predecessor year ended December 31, 2014 were not material. Furthermore, included in other costs, are certain impairment charges. Refer to Note 3 for additional information regarding the Company’s acquisitions and Note 10 for further discussion on restructuring activities.

Other (Expense) Income—Included in other (expense) income for the year ended December 31, 2016 are charges primarily related to (i) net foreign currency transaction losses of $16 million from the translation of monetary assets and liabilities that are denominated in Canadian dollars, most of which relates to intercompany loans, and (ii) losses on extinguishment of debt of $28 million primarily relating to the write-off of debt discount and issuance costs associated with the aggregate voluntarily paydown of $260 million of second lien borrowings in July 2016 and October 2016, and amendments to the first lien credit agreement as of June 23, 2016 and December 28, 2016. Charges included in other (expense) income were not material for the Successor and Predecessor 2015 periods and Predecessor year ended December 31, 2014.

Cash and Cash Equivalents—All highly liquid investments with original maturities of three months or less from the time of purchase are considered to be cash equivalents.

Restricted Cash and Cash Equivalents—Restricted cash and cash equivalents are restricted for a specific purpose and cannot be included in the general cash account. At December 31, 2016 and December 31, 2015, the Company’s restricted cash and cash equivalents were held by a third-party trustee and primarily related to amounts placed in escrow to cover potential adjustments to the purchase price of the Protection One Acquisition and ASG Acquisition. Restricted cash and cash equivalents consist of highly liquid investments with remaining maturities when purchased of three months or less. The fair value of restricted cash and cash equivalents is determined using quoted prices available in active markets for identical investments, which is a Level 1 input.

Allowance for Doubtful Accounts—The allowance for doubtful accounts reflects the best estimate of probable losses inherent in the Company’s receivable portfolio determined on the basis of historical experience and other currently available evidence.

Inventories—Inventories are primarily comprised of security system components and parts, as well as finished goods. The Company records inventory at the lower of cost or market value. Inventories are presented net of an obsolescence reserve.

Work-in-Progress—Work-in-progress includes certain costs incurred for customer installations that have not yet been completed.

Prepaid Expenses and Other Current Assets—Prepaid expenses are assets resulting from expenditures for goods or services that occur before the goods are used or services are received. Prepaid expenses are presented in prepaid expenses and other current assets on the Consolidated Balance Sheet and were $25 million as of December 31, 2016.

Property and Equipment, net—Property and equipment, net is recorded at cost less accumulated depreciation. Depreciation expense, including depreciation associated with capital lease assets, was $77 million for the year ended December 31, 2016, $8 million and $7 million for the Successor and Predecessor 2015 periods, respectively, and $12 million for the Predecessor year ended December 31, 2014. Repairs and maintenance expenditures are expensed when incurred. Depreciation expense, which is included in depreciation and intangible asset amortization in the Consolidated Statements of Operations, is calculated using the straight-line method over the estimated useful lives of the related assets as follows:

Buildings and related improvements	Up to 40 years
Leasehold improvements	Lesser of remaining term of the lease or economic useful life
Capitalized software	3 to 10 years
Machinery, equipment, and other	Up to 14 years

The carrying value of property and equipment, net as of December 31, 2016 and December 31, 2015 was as follows ($ in thousands):

	December 31, 2016	December 31, 2015
Land	$13,448	$1,054
Buildings and leasehold improvements	73,353	2,837
Capitalized software	135,439	7,762
Machinery, equipment, and other	96,844	9,127
Construction in progress	64,146	5,932
Capital leases	44,385	15,915
Accumulated depreciation	(84,621)	(7,805)

Property and equipment, net	$342,994	$34,822

Included in accumulated depreciation in the table above is accumulated depreciation related to capital leases of $13 million and $3 million for the years ended December 31, 2016 and December 31, 2015, respectively.

Subscriber System Assets and Deferred Subscriber Acquisition Costs—The Company capitalizes certain costs associated with transactions in which the Company retains ownership of the security system. These costs include equipment, installation costs, and other direct and incremental costs. These costs are recorded in subscriber system assets, net and deferred subscriber acquisition costs, net. These assets embody a probable future economic benefit as they contribute to the generation of future monitoring revenue for the Company.

Subscriber system assets represent capitalized equipment and installation costs incurred in connection with the transactions described above. Upon customer termination, the Company may retrieve such assets. Accumulated depreciation and depreciation expense of subscriber system assets was $346 million as of and for the year ended December 31, 2016.

Deferred subscriber acquisition costs, net primarily represent direct and incremental selling expenses (i.e., commissions) related to acquiring customers. Commissions paid in connection with the establishment of a monitoring contract are determined based on a percentage of the contractual fees and generally do not exceed deferred subscriber acquisition revenue. Amortization expense relating to deferred subscriber acquisition costs was $27 million for the year ended December 31, 2016, $3 million and $29 million for the Successor and Predecessor 2015 periods, respectively, and $47 million for the Predecessor year ended December 31, 2014.

Subscriber system assets and any related deferred subscriber acquisition costs and deferred subscriber acquisition revenue resulting from customer acquisitions are accounted for using pools based on the month and year of acquisition. The Company amortizes its pooled subscriber system assets and related deferred subscriber acquisition costs and deferred subscriber acquisition revenue using an accelerated method over the expected life of the customer relationship, which is 15 years. In cases where deferred subscriber acquisition costs are in excess of deferred subscriber acquisition revenues, the Company amortizes such costs over the initial term of the contract on a straight-line basis. In order to align the amortization of subscriber system assets and related deferred costs and deferred revenue to the pattern in which their economic benefits are consumed, the accelerated method utilizes an average declining balance rate of approximately 250% and converts to straight-line methodology when the resulting amortization charge is greater than that from the accelerated method, resulting in an average amortization of approximately 55% of the pool within the first five years, 25% within the second five years and 20% within the final five years.

Definite-Lived Intangible Assets—Definite-lived intangible assets primarily include customer and dealer relationships which originated from the Formation Transactions and the ADT Acquisition. The amortizable life and method of amortization of the Company’s customer relationship intangible assets are based on management estimates about the amounts and timing of expected future revenue from customer accounts and average customer account life. The amortizable life and method of amortization of the Company’s dealer relationship intangible assets are based on management estimates about the longevity of the underlying dealer network and the attrition of those respective dealers that existed as of the Formation Transactions and the ADT Acquisition, respectively.

Certain contracts and related customer relationships are generated from an external network of independent dealers who operate under the ADT authorized dealer program. These contracts and related customer relationships are recorded at their contractually determined purchase price. During the charge-back period, generally twelve to fifteen months, any cancellation of monitoring service, including those that result from customer payment delinquencies, results in a charge-back by the Company to the dealer for the full amount of the contract purchase price. The Company records the amount charged back to the dealer as a reduction of the intangible assets.

Definite-lived intangible assets arising from the ADT authorized dealer program, as described above, are accounted for using pools based on the month and year of acquisition. The Company amortizes its pooled dealer intangible assets using an accelerated method over the expected life of the pool of customer relationships, which is 15 years. The accelerated method for amortizing these intangible assets utilizes an average declining balance rate of approximately 300% and converts to straight-line methodology when the resulting amortization charge is greater than that from the accelerated method, resulting in an average amortization of approximately 65% of the pool within the first five years, 25% within the second five years, and 10% within the final five years.

Other definite-lived intangible assets are amortized on a straight-line basis over 2 to 10 years. The Company evaluates amortization methods and remaining useful lives of intangible assets on a periodic basis to determine whether events and circumstances warrant a revision to the amortization method or remaining useful lives. Refer to Note 4 for additional information regarding the Company’s definite-lived intangible assets.

Long-Lived Asset Impairments—The Company reviews long-lived assets, including property and equipment, definite-lived intangible assets, and deferred subscriber acquisition costs for impairment whenever events or changes in business circumstances indicate that the carrying amount of an asset may not be fully recoverable. Recoverability is measured by a comparison of the carrying value of the asset or asset group to the future undiscounted cash flows expected to be generated by the assets. The Company groups assets and liabilities at the lowest level for which cash flows are separately identified. The amount of impairment recognized, if applicable, is calculated based on the amount by which the carrying value exceeds fair value. There were no material long-lived asset impairments during the year ended December 31, 2016, during the Predecessor and Successor 2015 periods, or during the Predecessor year ended December 31, 2014.

Goodwill and Other Indefinite-Lived Intangible Assets—The Company evaluates goodwill for its reporting units and indefinite-lived intangible assets for impairment annually, or more frequently, any time an event occurs or circumstances change that would indicate that it is more likely than not that the carrying value of a reporting unit or indefinite-lived intangible asset exceeds its fair value. Refer to Note 4 for a discussion regarding the Company’s 2016 annual impairment test.

Business Combinations and Acquisitions—The Company accounts for businesses combinations using the acquisition method of accounting. Under the acquisition method of accounting, the Consolidated Financial Statements reflect the operations of an acquired business starting from the completion of the acquisition. In addition, the assets acquired and liabilities assumed are recorded at the date of acquisition at their estimated fair values, with any excess of the purchase price over the estimated fair values of the net assets acquired recorded as goodwill.

Additionally, as noted above, the Company purchases customer accounts from an external network of independent dealers who operate under the ADT authorized dealer program. Purchases of new accounts are considered asset acquisitions and are recorded at their contractually determined purchase price. Refer to Note 3 for a discussion regarding the Company’s acquisitions.

Accrued Expenses and Other Current Liabilities—Accrued expenses and other current liabilities as of December 31, 2016 and December 31, 2015 consisted of the following ($ in thousands):

	December 31, 2016	December 31, 2015
Accrued interest	$92,901	$227
Payroll-related accruals	44,253	13,159
Current portion of escrow liability	14,932	26,820
Other accrued liabilities	134,648	24,669

Total accrued expenses and other current liabilities	$286,734	$64,875

Concentration of Credit Risks—The primary financial instruments that could potentially subject the Company to concentrations of credit risks are accounts receivable. The Company’s concentration of credit risk with respect to accounts receivable is limited due to the significant size of its customer base which is primarily homogeneous in nature.

Financial Instruments—The Company’s financial instruments consist primarily of cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, accounts payable, debt, preferred securities, and derivative financial instruments. Due to their short-term and/or liquid nature, the fair values of cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, and accounts payable approximated their respective carrying values as of December 31, 2016 and December 31, 2015.

Cash Equivalents—Included in cash and cash equivalents as of December 31, 2016 and December 31, 2015 are investments in money market mutual funds, which were not material as of December 31, 2016, and were $8 million as of December 31, 2015. These investments are classified as Level 1 for purposes of fair value measurement.

Long-Term Debt Instruments and Preferred Securities—The fair value of the Company’s debt instruments was determined using broker-quoted market prices, which are considered Level 2 inputs. The carrying amount of debt outstanding, if any, under the Company’s revolving credit facilities approximates fair value as interest rates on these borrowings approximate current market rates, and are considered Level 2 inputs. The fair value of the preferred securities was estimated using a discounted cash-flow approach in conjunction with a binomial lattice interest rate model to incorporate the contractual dividends and the Company’s ability to redeem the Koch Preferred Securities. Key input assumptions to the valuation analysis are the credit spread and yield volatility associated with the preferred securities, which are considered Level 3 inputs. The credit spread was estimated using the credit spread at issuance of the Koch Preferred Securities and adjusted for the change in observed publicly traded debt of the Company between the issuance date and the measurement date. The yield volatility estimate was based on the historical yield volatility observed from comparable public high yield debt. Refer to Note 5 and Note 6 for additional details on the Company’s debt and Koch Preferred Securities.

The carrying value and fair value of the Company’s debt and Koch Preferred Securities that are subject to fair value disclosures as of December 31, 2016 and December 31, 2015 were as follows ($ in thousands):

	December 31, 2016		December 31, 2015
	Carrying Value	Fair Value	Carrying Value	Fair Value
Debt instruments, excluding capital lease obligations and other	$9,464,251	$10,014,292	$1,332,036	$1,351,235
Koch Preferred Securities	$633,691	$776,800	$—	$—

Derivative Financial Instruments—All derivative financial instruments are reported on the Consolidated Balance Sheets at fair value. The Company has not designated any of its derivative financial instruments as hedges, and therefore, all changes in fair value are recognized in the Consolidated Statements of Operations. Refer to Note 9 for more information about the Company’s derivatives.

Translation of Foreign Currency—The Company’s Consolidated Financial Statements are reported in U.S. dollars. As a result of the ADT Acquisition, a portion of the Company’s business is transacted in Canadian dollars. The functional currency of Company’s Canadian entities is the Canadian dollar. The assets and liabilities of the Company’s Canadian entities are translated into U.S. dollars using rates of exchange at the balance sheet date and translation adjustments are recorded in accumulated other comprehensive loss. Revenues and expenses are translated at average rates of exchange in effect during the year.

Income Taxes—The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. The calculation of income taxes for the Company requires a considerable amount of judgment and use of both estimates and allocations.

In determining taxable income for the Company’s Consolidated Financial Statements, the Company must make certain estimates and judgments. These estimates and judgments affect the calculation of certain tax liabilities and the determination of the recoverability of certain of the deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenue and expense.

In evaluating the Company’s ability to recover its deferred tax assets, the Company considers all available positive and negative evidence including its past operating results, the existence of cumulative losses in the most recent years, and its forecast of future taxable income. In estimating future taxable income, the Company develops assumptions including the amount of future pre-tax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates the Company is using to manage its underlying businesses.

The Company does not have any significant valuation allowances against its net deferred tax assets.

Changes in tax laws and rates could also affect recorded deferred tax assets and liabilities in the future. Management records the effect of a tax rate or law change on the Company’s deferred tax assets and liabilities in the period of enactment. Future tax rate or law changes could have a material effect on the Company’s results of operations, financial condition, or cash flows. Refer to Note 7 for additional information regarding the Company’s income taxes.

Loss Contingencies—The Company records accruals for various contingencies including legal proceedings and other claims that arise in the normal course of business. The accruals are based on judgment, the probability of losses, and where applicable, the consideration of opinions of internal and/or external legal counsel, and actuarially determined estimates. The Company records an accrual when a loss is deemed probable to occur and is reasonably estimable. Additionally, the Company records insurance recovery receivables from third-party insurers when recovery has been determined to be probable.

Guarantees—In the normal course of business, the Company is liable for contract completion and product performance. The Company does not believe such obligations will significantly affect its financial position, results of operations, or cash flows. As of December 31, 2016, the Company had no material guarantees other than $53 million in standby letters of credit, which primarily relate to its insurance programs. As of December 31, 2015, there were no material guarantees.

Recently Adopted Accounting Pronouncements—In August 2014, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance which requires management to assess a company’s ability to continue as a going concern within one year after the date that the financial statements are issued and to provide related footnote disclosures in certain circumstances. The evaluation requires management to perform two steps. Management must first evaluate whether there are conditions and events that raise substantial doubt about the entity’s ability to continue as a going concern. If management concludes that substantial doubt is raised, management also is required to consider whether its plans alleviate that doubt. Disclosures in the notes to the financial statements are required if management concludes that substantial doubt exists or that its plans alleviate the substantial doubt that was raised. The Company adopted this guidance for the year ended 2016, and has determined that no additional disclosures are required in the Consolidated Financial Statements as a result of the adoption.

In April 2015, the FASB issued authoritative guidance to simplify the presentation of debt issuance costs and require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. The recognition and measurement guidance for debt issuance costs were not affected by the amendments in this guidance. In the first quarter of 2016, the Company adopted this guidance on a retrospective basis, and as a result, the Company decreased other assets and long-term debt by $33 million in the Consolidated Balance Sheet as of December 31, 2015 to conform with current-period classifications. There was no other impact to the Consolidated Financial Statements as a result of the adoption.

In April 2015, the FASB issued authoritative guidance regarding the accounting for fees paid in a cloud computing arrangement. The new standard provides guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. The Company adopted this guidance in the first quarter of 2016 using a prospective approach for all arrangements entered into or materially modified after the effective date. There was no material impact to the Consolidated Financial Statements as a result of the adoption.

In August 2015, the FASB issued authoritative guidance which specifically discusses debt issuance costs incurred related to line-of-credit arrangements. Given the absence of authoritative guidance within the April 2015 debt issuance costs guidance mentioned above, this guidance indicates that an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the debt issuance costs ratably over the term of the line-of-credit arrangement would be appropriate. The amortization term would be the length of the line-of-credit arrangement and would disregard whether there were any outstanding borrowings on the line-of-credit arrangement. In the first quarter of 2016, the Company adopted this guidance, and will continue to reflect debt issuance costs incurred related to line-of-credit arrangements in other assets in the Consolidated Balance Sheet. Refer to Note 5 for additional information related to the Company’s debt.

In September 2015, the FASB issued authoritative guidance intended to reduce the cost and complexity of financial reporting when recognizing adjustments to provisional amounts in connection with a business combination. This guidance eliminates the requirement to restate prior period financial statements, but requires entities to present separately on the face of the income statement, or disclose in the notes, the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. In the first quarter of 2016, the Company adopted this guidance. There was no material impact to these Consolidated Financial Statements as a result of the adoption.

In November 2015, the FASB issued authoritative guidance to simplify the presentation of deferred income taxes, and require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position instead of separating deferred tax assets and liabilities into current and non-current amounts. The current requirement that deferred tax liabilities and assets be offset and presented as a single amount for each jurisdiction is not affected by the amendments in this guidance. In the first quarter of 2016, the Company adopted this guidance on a retrospective basis. There was no material impact to these Consolidated Financial Statements as a result of the adoption.

Recently Issued Accounting Pronouncements—In May 2014, the FASB issued authoritative guidance which sets forth a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. Companies may use either a full retrospective or a modified retrospective approach to adopt this guidance. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. Early adoption is permitted. This guidance, including subsequently issued amendments by the FASB, will be effective for the Company in the first quarter of 2018.

A final decision regarding the adoption method has not been finalized at this time. The Company’s final determination will depend on a number of factors such as the significance of the impact of the new standard on the Company’s financial results, system readiness and the Company’s ability to accumulate and analyze the information necessary to assess the impact on prior period financial statements, as necessary.

The Company is in the early stages of its evaluation of the impact of the new standard on its accounting policies, processes, and system requirements. The Company has assigned internal resources in addition to the engagement of third-party service providers to assist in the evaluation. While the Company continues to assess the potential impacts under the new standard, the Company is assessing the potential impacts related to the allocation of contract revenues between various services and equipment, and the timing in which those revenues are recognized. The Company is still in the process of determining the impact on the timing of revenue recognition and the allocation of revenue to products and segments.

As part of its preliminary evaluation, the Company has also considered the impact of the guidance in ASC 340-40, Other Assets and Deferred Costs; Contracts with Customers, and the interpretations of the FASB Transition Resource Group for Revenue Recognition (TRG) from their November 7, 2016 meeting with respect to capitalization and amortization of incremental costs of obtaining a contract. As a result of this new guidance, the Company is assessing all incremental costs of obtaining contracts, as the new cost guidance, as interpreted by the TRG, requires the capitalization of all incremental costs that the Company incurs to obtain a contract with a customer that it would not have incurred if the contract had not been obtained, provided the Company expects to recover the costs.

While the Company continues to assess the potential impacts of the new standard, including the areas described above, the Company does not know or cannot reasonably estimate quantitative information related to the impact of the new standard on the financial statements at this time.

In July 2015, the FASB issued authoritative guidance to simplify the subsequent measurement of inventory. Under this new standard, an entity should measure inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. This guidance will be effective for the Company in the first quarter of 2017. The amendments in this guidance should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The Company is currently evaluating the impact of this guidance.

In January 2016, the FASB issued authoritative guidance related to the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, this update clarifies the guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from the unrealized losses on available-for-sale debt securities. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. This guidance will be effective for the Company in the first quarter of 2018. Entities may early adopt the provision within this guidance to record fair value changes for financial liabilities under the fair value option resulting from instrument-specific credit risk in other comprehensive income. An entity should apply the amendments in the standard by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The amendments in the standard that address equity securities without readily determinable fair values should be applied prospectively to equity investments that exist as of the date of adoption of the standard. The Company is currently evaluating the impact of this guidance.

In February 2016, the FASB issued authoritative guidance on accounting for leases. This new guidance requires lessees to recognize a right-to-use asset and a lease liability for substantially all leases and to disclose key information about leasing arrangements. The recognition, measurement, and presentation of expenses and cash flows for lessees will remain significantly unchanged from current guidance. This guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. This guidance will be effective for the Company in the first quarter of 2019. Early adoption is permitted. The guidance is to be adopted using a modified retrospective approach as of the earliest period presented. The Company is currently evaluating the impact of this guidance.

In March 2016, the FASB issued authoritative guidance to simplify the accounting for employee share-based payment transactions. The new guidance simplifies the accounting for income taxes, forfeitures, and statutory tax withholding requirements associated with share-based payment transactions, as well as simplifies the classification of transactions in the statement of cash flows. This guidance is effective for annual reporting periods beginning after December 15, 2016, including interim periods within those annual reporting periods. This guidance will be effective for the Company in the first quarter of 2017. Early adoption is permitted. The guidance also includes the acceptable or required transition methods for each of the various amendments included in the new standard. The Company is currently evaluating the impact of this guidance.

In January 2017, the FASB issued authoritative guidance to simplify the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. This guidance will be effective for the Company for annual or any interim goodwill impairment tests beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently evaluating the impact of this guidance.

Note 3. Acquisitions

The following briefly describes the Company’s material acquisition activity for the three years ended December 31, 2016.

The ADT Acquisition

On May 2, 2016, the Company completed its acquisition of The ADT Corporation, a leading provider of monitored security, interactive home and business automation, and related monitoring services in the United

States and Canada. The ADT Acquisition provides the Company the ability to continue to expand its market presence in the security industry by leveraging the ADT brand name and other best practices.

Upon completion of the ADT Acquisition, The ADT Corporation shareholders received $42.00 in cash, without interest and subject to applicable withholding taxes, for each share of common stock held immediately prior to the closing of the ADT Acquisition.

Additionally, and pursuant to the Merger Agreement, all outstanding stock option awards, and restricted stock awards (except for certain performance share awards), held by The ADT Corporation employees issued under various The ADT Corporation shareholder-approved plans were automatically canceled and converted into the right to receive cash consideration of $42.00 per share. Outstanding performance share awards held by The ADT Corporation employees were cancelled and converted to the right to receive cash at 115% of the target award, and will be paid only if the requisite service period vesting conditions are met or if The ADT Corporation employee is separated from the Company under certain conditions.

Total consideration in connection with the ADT Acquisition was $12,114 million, which includes the assumption, on the acquisition date, of The ADT Corporation’s outstanding debt (inclusive of capital lease obligations) at fair value of $3,551 million and cash of $54 million.

The Company funded the ADT Acquisition, as well as amounts due for merger costs, using the net proceeds from a combination of the following:

(i)	equity proceeds of $3,571 million, net of issuance costs, which resulted from equity issuances by the Company and Ultimate Parent to our Sponsor and certain other investors;

(ii)	incremental first lien term loan borrowings of $1,555 million and the issuance of $3,140 million of Prime Notes; and

(iii)	issuance by the Company of 750,000 shares of the Koch Preferred Securities and issuance by Ultimate Parent of the Warrants to the Koch Investor for an aggregate amount of $750 million. The Company allocated $659 million to the Koch Preferred Securities, which is reflected net of issuance costs of $27 million as a liability in the Company’s historical consolidated balance sheet. The Company allocated the remaining $91 million in proceeds to the Warrants, which was contributed by Ultimate Parent in the form of common equity to the Company, net of $4 million in issuance costs.

The Company accounted for the ADT Acquisition using the acquisition method of accounting for business combinations, whereby the total purchase price was allocated to the net tangible and intangible assets acquired and liabilities assumed, based on estimated fair values as of the acquisition date, with the excess of the purchase price over the fair values of the acquired net assets allocated to goodwill. The goodwill associated with the ADT Acquisition is not deductible for income tax purposes.

The purchase price allocation, as reflected in these Consolidated Financial Statements, is preliminary and is based on estimates from currently available information. The following table summarizes the allocation of the purchase price to the estimated fair values of the net tangible and intangible assets acquired and liabilities assumed at the date of acquisition:

Estimated fair value of assets acquired and liabilities assumed: ($ in thousands)
Current assets	$281,800
Property and equipment	296,246
Definite-lived intangible assets	6,245,564
Goodwill	4,126,532
Indefinite-lived intangible assets	1,333,000
Subscriber system assets	2,739,383
Other assets	167,454
Current liabilities	(626,707
Long-term debt (excluding capital lease obligations and other)	(3,519,351)
Deferred tax liabilities, net	(2,331,096)
Other liabilities	(149,409)

Total consideration transferred	$8,563,416

Some of the more significant assumptions inherent in developing the valuations included the estimated annual net cash flows for each indefinite-lived or definite-lived intangible asset (including net sales, cost of revenue, selling and marketing costs, and working capital/contributory asset charges), the discount rate that appropriately reflects the risk inherent in each future cash flow stream, and the assessment of each asset’s life cycle, as well as other factors. Some of the primary assumptions used in the financial forecasts were developed using historical data, supplemented by current and anticipated market conditions, estimated growth rates, and attrition rates.

Goodwill from the ADT Acquisition was assigned to the ADT United States and ADT Canada reporting units. Goodwill primarily represents the value of the assembled workforce, the value attributable to future customer additions and expansion of services to both new and existing customers, and expected synergies from combining operations.

Trade receivables and payables, as well as certain other current and non-current assets and liabilities were valued at the existing carrying values as they were determined to represent the fair value of those items at the time of the ADT Acquisition.

Property and equipment and subscriber system assets have been valued using the cost approach, which is based on current replacement and/or reproduction cost of the asset as new, less depreciation attributable to physical, functional, and economic factors.

Indefinite-lived intangible assets consist of the ADT trade name. The ADT trade name has been valued using the relief from royalty method. The relief from royalty method is an income approach that estimates the cost savings that accrue to the Company which it would otherwise have to pay in the form of royalties or license fees on revenues earned through the use of the asset.

Definite-lived intangible assets consist of customer relationships, dealer relationships under the ADT Authorized Dealer Program, and other intangible assets. Customer relationships and dealer relationships were valued using the excess earnings method. The excess earnings method is an income approach that estimates the amount of residual (or excess) cash flows generated by an asset which are reduced by certain contributory asset charges that represent the charges for the use of the asset. As of the acquisition date, customer relationships have a weighted average remaining useful life of approximately six years, and are amortized on an accelerated basis.

Dealer relationships have a remaining life of 19 years and are amortized on a straight-line basis. The values assigned to other definite-lived intangible assets were not material to the Consolidated Financial Statements.

The fair value of long-term debt assumed in the ADT Acquisition was determined using broker-quoted market prices of identical or similar instruments.

Deferred tax liabilities, net, which includes deferred tax assets and liabilities as of the acquisition date, represent the expected future tax consequences of temporary differences between the fair values of the assets acquired and liabilities assumed and their tax bases.

For the year ended December 31, 2016, the Company incurred $311 million in merger related costs on a pre-tax basis in connection with the ADT Acquisition. These costs consisted of (i) financing costs associated with unused bridge and backstop credit facilities, (ii) transaction fees paid to Apollo, (iii) incremental stock-based compensation expense as a result of the acceleration of vesting of all unvested stock options and restricted stock units outstanding as of the acquisition date, and (iv) other merger-related costs such as advisory fees, legal, accounting, and other professional costs. These costs are reflected in merger, restructuring, integration, and other costs in the Consolidated Statements of Operations.

Formation Transactions

The Formation Transactions were completed on July 1, 2015, and were funded by a combination of equity invested by Apollo and the Predecessor’s management of $755 million, as well as borrowings under (i) a first lien credit facility, which included a term loan facility with an initial borrowing amount of $1,095 million and a $95 million revolving credit facility, and (ii) a second lien term loan facility with an initial borrowing amount of $260 million (see Note 5 for information related to the Company’s debt).

Cash from these transactions was used to repay outstanding borrowings, purchase all of the outstanding stock of Alarm Security Group LLC (the primary operating entity of ASG), settle share-based awards, purchase equity units of the Company, and pay transaction fees and expenses. In addition, a portion of the total purchase price was placed in escrow to cover potential adjustments to the purchase consideration associated with general representations and warranties and adjustments to tangible net worth.

Total consideration in connection with the Protection One Acquisition and ASG Acquisition was $1,526 million and $509 million, respectively.

The fair values of the assets acquired and liabilities assumed for both the Predecessor and ASG are based on information obtained from various sources including management and historical experience. The fair value of the intangible assets was determined using the income, market, and cost approaches. Key assumptions used in the determination of fair value include projected cash flows, subscriber attrition rates, and discount rates.

The following table summarizes the fair values of the assets acquired and liabilities assumed for the Predecessor at the date of acquisition ($ in thousands):

Fair value of assets acquired and liabilities assumed:
Current assets	$84,194
Property and equipment	31,242
Definite-lived intangible assets	805,540
Goodwill	684,368
Indefinite-lived intangible assets	171,685
Other assets	3,709
Current liabilities	(91,375)
Deferred tax liabilities, net	(153,854)
Other liabilities	(9,917)

Total consideration transferred	$1,525,592

During 2016, in connection with the Company’s July 1, 2016 annual impairment test, the Company began amortizing the indefinite-lived intangible assets that were subject to impairment testing. Refer to Note 4 for additional information about the Company’s annual impairment tests.

Goodwill from the Protection One Acquisition primarily represents the value of the assembled workforce, as well as expected synergies from combining operations. Goodwill resulting from the Protection One Acquisition is not deductible for income tax purposes.

The following table summarizes the fair values of the assets acquired and liabilities assumed for ASG at the date of acquisition ($ in thousands):

Fair value of assets acquired and liabilities assumed:
Current assets	$18,678
Property and equipment	3,518
Definite-lived intangible assets	246,834
Goodwill	243,505
Long-term deferred tax asset	29,431
Other assets	179
Current liabilities	(31,305)
Other liabilities	(2,313)

Total consideration transferred	$508,527

Goodwill resulting from the ASG Acquisition is primarily attributable to expected synergies from combining operations. Goodwill resulting from the ASG Acquisition is not deductible for income tax purposes.

Definite-lived intangible assets acquired in the Formation Transactions were primarily comprised of customer accounts and dealer relationships. Customer accounts relate to the Company’s relationships with customers. Dealer relationships relate to the Company’s wholesale operations and relationships with dealers. The Company amortizes such assets using pools on an accelerated method over the expected future life of the customer account and dealer relationship. The amortization method for customer accounts is 15 years on a 210% declining balance, and 20 years on a 190% declining balance for dealer relationships.

The Company incurred costs associated with the Formation Transactions of approximately $20 million in the Successor period ended December 31, 2015. Costs incurred were $3 million during the Predecessor period ended June 30, 2015. These costs consisted of accounting, investment banking, legal, and other professional fees associated with the Formation Transactions, and are included in merger, restructuring, integration, and other costs in the Consolidated Statements of Operations. In addition, transaction costs of $14 million, that were contingent upon the Protection One Acquisition, were paid on July 1, 2015, and were included as part of the consideration for the Predecessor.

Pro Forma Results

The following summary, prepared on a pro forma basis, presents the Company’s unaudited Consolidated Results of Operations for the year ended December 31, 2016 and December 31, 2015 as if the ADT Acquisition had been completed as of January 1, 2015, and as if the Formation Transactions had been completed as of January 1, 2014. The pro forma results below include the impact of certain adjustments related to the amortization of intangible assets, merger-related costs incurred as of the acquisition dates, and interest expense on related borrowings, and in each case, the related income tax effects, as well as certain other post-acquisition adjustments directly attributable to the acquisitions. This pro forma presentation does not include any impact of transaction synergies. The pro forma results are not necessarily indicative of the results of operations that actually would have been achieved had the ADT Acquisition and the Formation Transactions been consummated as of that time ($ in thousands):

	Year Ended December 31, 2016	Year Ended December 31, 2015
Revenue	$4,104,071	$3,975,173
Net loss	(541,840)	(552,582)

Revenues and net loss attributable to The ADT Corporation of $2,260 million and $78 million, respectively, are included in the Consolidated Statements of Operations from the acquisition date, May 2, 2016, to December 31, 2016.

Dealer-Generated Customer Accounts and Bulk Account Purchases

The Company paid $407 million for customer contracts for electronic security services generated under the ADT Authorized Dealer Program and bulk account purchases during the period from the acquisition date, May 2, 2016, to December 31, 2016.

Note 4. Goodwill and Other Intangible Assets

Goodwill

The changes in the carrying amount of goodwill are as follows ($ in thousands):

Predecessor:
Balance as of December 31, 2014	$362,565
Acquisitions	964

Balance as of June 30, 2015	$363,529

Successor:
Balance as of Inception	$—
Acquisitions (Protection One and ASG)	927,896

Balance as of December 31, 2015	$927,896
Acquisition (The ADT Corporation)	4,126,532
Currency translation and other	(41,052)

Balance as of December 31, 2016	$5,013,376

During 2016, the Company performed its annual impairment test over the Company’s goodwill for its reporting units, which resulted in no impairment charges recorded during the year. Refer below for further discussion around the Company’s annual impairment test.

Other Intangible Assets

The following table sets forth the gross carrying amounts and accumulated amortization of the Company’s other intangible assets as of December 31, 2016 and December 31, 2015 ($ in thousands):

	December 31, 2016		December 31, 2015
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Definite-lived intangible assets:
Customer contracts acquired and customer relationships	$6,046,702	$(756,068)	$984,615	$(66,939)
Dealer relationships(1)	1,600,231	(60,570)	45,020	(2,097)
Other	202,502	(57,048)	22,801	(5,173)

Total amortizable intangible assets	7,849,435	(873,686)	1,052,436	(74,209)

Indefinite-lived intangible assets:
Trade names	1,333,000	—	171,685	—

Total intangible assets	$9,182,435	$(873,686)	$1,224,121	$(74,209)

(1)	Dealer relationships primarily include relationships with dealers under the ADT Authorized Dealer Program.

The Company’s definite-lived intangible assets are comprised primarily of customer accounts acquired and customer relationships and relationships with dealers. The Company recorded $985 million of acquired customer relationships in connection with the Formation Transactions and recognized related amortization expense of $67 million during the Successor period from Inception through December 31, 2015. The weighted-average amortization period for these acquired customer relationships was 15 years.

For the year ended December 31, 2016, the changes in the net carrying amount of customer contracts acquired and customer relationships were follows ($ in thousands):

Balance as of December 31, 2015	$917,676
Acquisition of customer relationships (The ADT Corporation)	4,676,000
Customer contract additions, net of dealer charge-backs	408,213
Amortization	(691,034)
Currency translation and other	(20,221)

Balance as of December 31, 2016	$5,290,634

The weighted-average amortization period for customer relationships acquired as part of the ADT Acquisition was six years. The weighted-average amortization period for customer contract additions primarily purchased through the ADT authorized dealer network during the year ended December 31, 2016 was 15 years. In addition, $1,561 million of dealer relationships were acquired as a result of the ADT Acquisition, which have a remaining estimated useful life of 19 years.

Amortization expense for definite-lived intangible assets for the periods presented was as follows ($ in thousands):

	Successor		Predecessor
	Year Ended December 31, 2016	From Inception through December 31, 2015	Period from January 1, 2015 through June 30, 2015	Year Ended December 31, 2014
Definite-lived intangible asset amortization expense	$800,203	$74,126	$17,157	$38,272

The estimated aggregate amortization expense for definite-lived intangible assets is expected to be as follows ($ in thousands):

2017	$1,102,489
2018	1,025,783
2019	961,929
2020	942,691
2021	864,507

In addition, the Company’s indefinite-lived intangible assets, as of December 31, 2016, is solely comprised of $1,333 million related to the ADT trade name acquired as part of the ADT Acquisition that was assigned to the ADT United States reporting unit. Indefinite-lived intangible assets, as of December 31, 2015, relate to the trade names acquired as part of the Formation Transactions. The Company performed its annual impairment test over the Company’s indefinite-lived intangible assets, which resulted in no impairment charges recorded during the year. Refer below for further discussion around the Company’s annual impairment test.

Annual Goodwill and Indefinite-Lived Intangible Asset Impairment Analysis

Annually and more frequently if events or changes in business circumstances indicate that it is more likely than not that the carrying value of a reporting unit exceeds its fair value, the Company tests goodwill for impairment by comparing the fair value of the Company’s reporting units with their carrying amounts. The Company tested the retail and wholesale reporting units for impairment as of the Company’s July 1, 2016 annual test date. The fair values of the reporting units tested were determined under a discounted cash flow approach which utilized forecasted cash flows that were then discounted using an estimated weighted-average cost of capital of market participants. In determining fair value, management relies on and considers a number of factors, including operating results, business plans, economic projections, anticipated future cash flows, and other market data. There are inherent uncertainties related to these factors which require judgment in applying them during the annual impairment test. The fair values of the retail and wholesale reporting units each exceeded their respective carrying values, resulting in no goodwill impairment.

On July 1, 2016, as part of its annual impairment test, the Company also tested certain indefinite-lived intangible assets included in the retail and wholesale reporting units, primarily consisting of the Protection One trade name. When performing the test, the Company compares the carrying value of the indefinite-lived intangible asset to its fair value. If the carrying value exceeds the fair value for any indefinite-lived intangible asset tested, that excess would be recorded as an impairment charge and the asset would be subsequently written down to its estimated fair value. When estimating the fair value of the Company’s indefinite-lived trade names, the Company uses the relief from royalty method, which is an income approach that estimates the cost savings that accrue to the Company which it would otherwise have to pay in the form of royalties or license fees on revenues earned through the use of the asset. The utilization of the relief from royalty method requires the Company to make significant assumptions including revenue growth rates, implied royalty rates, and discount rates. As a result of the test, the fair values of the indefinite-lived intangible assets tested exceeded their respective carrying values, resulting in no impairment. Following this annual impairment test and commencing on July 1, 2016, the Company began amortizing the indefinite-lived intangible assets that were subject to impairment testing, with the majority of which amortizing over a remaining period of two years. This resulted in the gross carrying amount of $172 million of indefinite-lived intangible asset trade names being reflected in other definite-lived intangible assets in the table included in the “Other Intangible Assets” section above.

On October 1, 2016, and as a result of the continued integration of The ADT Corporation business, the Company changed its annual impairment test date to the first day of the Company’s fourth quarter in order to align the annual impairment test dates for the Company’s goodwill and indefinite-lived intangible assets across all of its reporting units with the Company’s budgeting and forecasting cycle. As a result of the change in impairment test date, the Company qualitatively tested the goodwill associated with the retail and wholesale reporting units for impairment on October 1, 2016, due to the recency of the quantitative test, as described above. As a result of the qualitative test, the Company concluded that it was not more likely than not that the fair value of the retail and wholesale reporting units were less than their respective carrying values.

Additionally, on October 1, 2016, the Company quantitatively tested the goodwill associated with the ADT United States and ADT Canada reporting units for impairment. The fair values of the reporting units tested were determined under a discounted cash flow approach which utilized forecasted cash flows that were then discounted using an estimated weighted-average cost of capital of market participants. In determining fair value, management relies on and considers a number of factors, including operating results, business plans, economic projections, anticipated future cash flows, and other market data. There are inherent uncertainties related to these factors which require judgment in applying them during the annual impairment test. The fair values of the ADT United States and ADT Canada reporting units each exceeded their respective carrying values, resulting in no goodwill impairment. Furthermore, on October 1, 2016, the Company quantitatively tested the ADT trade name for impairment. When performing the test, the Company compares the carrying value of the trade name to its fair value. If the carrying value exceeds the fair value, that excess would be recorded as an impairment charge and the asset would be subsequently written down to its estimated fair value. When estimating the fair value of the ADT trade name, the Company uses the relief from royalty method, which is an income approach that estimates the cost savings that accrue to the Company which it would otherwise have to pay in the form of royalties or license fees on revenues earned through the use of the asset. The utilization of the relief from royalty method requires the Company to make significant assumptions including revenue growth rates, implied royalty rates, and discount rates. As a result of the test, the fair value of the ADT trade name exceeded its respective carrying value, resulting in no impairment.

As discussed in Note 1, in connection with the change in the Company’s reporting units during the second quarter of 2017, the Company tested goodwill for the historical retail, wholesale, and ADT United States reporting units prior to and immediately after this change. The fair values of the reporting units tested were determined under a discounted cash flow approach which utilized forecasted cash flows that were then discounted using an estimated weighted-average cost of capital of market participants. In determining fair value, management relies on and considers a number of factors, including operating results, business plans, economic projections, anticipated future cash flows, and other market data. There are inherent uncertainties related to these factors which require judgment in applying them during these impairment tests. As a result of the impairment tests, the fair values of the Company’s historical retail, wholesale, and ADT United States reporting units each substantially exceeded its respective carrying value, resulting in no impairment.

While the Company’s impairment tests resulted in fair values in excess of carrying values, if the Company’s assumptions are not realized, or if there are changes in any of the assumptions in the future due to a change economic conditions, it is possible that in the future an impairment charge may need to be recorded.

Note 5. Debt

Debt as of December 31, 2016 and December 31, 2015 was comprised of the following ($ in thousands):

	December 31, 2016	December 31, 2015
Current maturities of long-term debt:
First Lien Term B Loan and First Lien Term B-1 Loan	$27,626	$10,952
Capital lease obligations and other	12,662	5,861

Current maturities of long-term debt	40,288	16,813

Long-term debt:
First Lien Term B Loan due 2021	$—	$1,081,311
First Lien Term B-1 Loan due 2022	2,734,975	—
Second Lien Term B Loan due 2022	—	260,000
9.250% Second-Priority Senior Secured Notes due 2023	3,140,000	—
4.875% First-Priority Senior Secured Notes due 2032	547,832	—
5.250% First-Priority Senior Secured Notes due 2020	313,506	—
6.250% First-Priority Senior Secured Notes due 2021	1,050,000	—
3.500% First-Priority Senior Secured Notes due 2022	940,470	—
4.125% First-Priority Senior Secured Notes due 2023	651,000	—
4.875% First-Priority Senior Secured Notes due 2042	16,543	—
Revolving Credit Facilities	140,000	22,000
Unamortized discount and debt issuance costs(a)	(103,564)	(42,227)
Accretion of purchase accounting fair value adjustment	5,863	—
Capital lease obligations and other	33,057	9,061

Total long-term debt	9,469,682	1,330,145

Total debt	$9,509,970	$1,346,958

(a)	December 31, 2015 has been adjusted by $33 million based on an accounting standard adopted in the first quarter of 2016 related to the presentation of debt issuance costs. Refer to Note 2 under Recently Adopted Accounting Pronouncements for more information.

First Lien Credit Agreement

Concurrently with the consummation of the Formation Transactions, the Company entered into a first lien credit agreement (the “First Lien Credit Agreement”), which included a term loan facility with an initial aggregate principal amount of $1,095 million maturing on July 1, 2021 (the “First Lien Term B Loan”) and a first lien revolving credit facility maturing on July 1, 2020, with an aggregate commitment of up to $95 million (the “2020 Revolving Credit Facility”).

The interest rate for the First Lien Term B Loan was originally calculated as a margin of 4.00% over the greater of three-month London Interbank Offered Rate (“LIBOR”) or a floor of 1.00% and was payable on each interest payment date, at least quarterly, in arrears. In addition, the First Lien Credit Agreement requires the Company to pay a commitment fee between 0.375% and 0.50% (determined based on a net first senior secured lien leverage ratio) in respect of the unused commitments under the Revolving Credit Facilities (as defined herein).

Outstanding borrowings under the First Lien Term B Loan were $1,092 million as of December 31, 2015, and $22 million was outstanding under the 2020 Revolving Credit Facility at December 31, 2015. The Company repaid the entire remaining outstanding balance of $22 million under the 2020 Revolving Credit Facility during the year ended December 31, 2016. Refer to the discussion below regarding the amendments to the First Lien

Credit Agreement and resulting re-allocation of the First Lien Term B Loan during the year ended December 31, 2016.

Second Lien Credit Agreement

In addition, concurrently with the consummation of the Formation Transactions, the Company entered into a second lien credit agreement (the “Second Lien Credit Agreement”), which included second lien term loan facility with an initial aggregate principal amount of $260 million maturing on July 1, 2022 (the “Second Lien Term B Loan”). The interest rate for the Second Lien Term B Loan was originally calculated as a margin of 8.75% over the greater of three-month LIBOR or a floor of 1.00% and was payable on each interest payment date, at least quarterly, in arrears. Refer to the discussion below regarding the repayment of the entire remaining outstanding balance of the Second Lien Term B Loan during 2016.

Credit Facilities Amendments

On May 2, 2016, in connection with the ADT Acquisition, the Company amended and restated its First Lien Credit Agreement, dated as of July 1, 2015. Significant terms consist of the following:

•	The Company issued an incremental first lien term loan facility, in an aggregate principal amount of $1,555 million, maturing on May 2, 2022 (the “First Lien Term B-1 Loan”) and received net cash proceeds totaling $1,516 million. The interest rate for the First Lien Term B-1 Loan was originally calculated as a margin of 4.50% (subsequently reduced following amendments and restatements of the First Lien Credit Agreement on June 23, 2016 and December 28, 2016 described below) over the greater of LIBOR or a floor of 1.00% and is payable on each interest payment date, at least quarterly, in arrears.

•	The Company entered into an incremental first lien revolving credit facility, with an aggregate commitment of up to $255 million, maturing on May 2, 2021 (the “2021 Revolving Credit Facility,” collectively with the 2020 Revolving Credit Facility, the “Revolving Credit Facilities”). The interest rate for the 2021 Revolving Credit Facility is calculated as a margin of 4.50% over LIBOR, subject to adjustment to 4.25% pursuant to a leverage-based pricing grid, and is payable on each interest payment date, at least quarterly, in arrears. During the year ended December 31, 2016, the Company borrowed $210 million and repaid $70 million under the 2021 Revolving Credit Facility. As of December 31, 2016, $140 million remained outstanding.

•	The ADT Corporation and its domestic subsidiaries were added as guarantors under the First Lien Credit Agreement.

•	In connection with the amendment and restatement, the applicable margins utilized for the First Lien Term B Loan and the 2020 Revolving Credit Facility were increased from 4.00% to 4.50%.

On May 2, 2016, The ADT Corporation and its domestic subsidiaries were also added as guarantors under the Second Lien Credit Agreement. The Second Lien Credit Agreement was not otherwise amended or modified.

On June 23, 2016, the Company amended and restated its First Lien Credit Agreement, dated as of July 1, 2015, and as amended and restated as of May 2, 2016. Significant terms consist of the following:

•	The Company issued an incremental first lien term loan facility, in an aggregate principal amount of $125 million, maturing on May 2, 2022 (the “Incremental First Lien Term B-1 Loan”) and received net cash proceeds totaling $108 million. The proceeds were used to pay down a portion of the outstanding principal balance on the Second Lien Term B Loan on July 1, 2016, see below for further discussion. The interest rate for the Incremental First Lien Term B-1 Loan was originally calculated as a margin of 3.75% over the greater of LIBOR or a floor of 1.00% and is payable on each interest payment date, at least quarterly, in arrears.

•	The Company reallocated an aggregate principal amount of $172 million from the First Lien Term B Loan to the First Lien Term B-1 Loan.

•	The applicable margin utilized in the calculation of interest for all term borrowings under the First Lien Credit Agreement was decreased from 4.50% to 3.75%, and the applicable margin with respect to borrowings under the Revolving Credit Facilities remained at 4.50%, subject to adjustment to 4.25% pursuant to a leverage-based pricing grid.

On December 28, 2016 (together with May 2, 2016 and June 23, 2016, the “2016 First Lien Credit Agreement Amendment Dates”), the Company amended and restated its First Lien Credit Agreement, dated as of July 1, 2015, and as amended and restated as of May 2, 2016 and June 23, 2016 (collectively, the “2016 First Lien Credit Agreement Amendments”). Significant terms consist of the following:

•	The Company allocated the remaining outstanding principal amount of $916 million from the First Lien Term B Loan to the First Lien Term B-1 Loan.

•	The applicable margin utilized in the calculation of interest for all term borrowings under the First Lien Credit Agreement was decreased from 3.75% to 3.25%, and the applicable margin with respect to term borrowings under the Revolving Credit Facilities remained at 4.50%, subject to adjustment to 4.25% pursuant to a leverage-based pricing grid.

As a result of the 2016 First Lien Credit Agreement Amendments noted above, the Company incurred third-party modification fees of $22 million, a significant portion of which is included in merger, restructuring, integration, and other costs in the Consolidated Statement of Operations for the year ended December 31, 2016. The Company also recorded a loss on extinguishment of debt of $14 million, which is included in other (expense) income in the Consolidated Statement of Operations for the year ended December 31, 2016.

Additionally, and as discussed above, in July 2016, the Company used the proceeds received from the Incremental First Lien Term B-1 Loan to voluntarily prepay $125 million of the Second Lien Term B Loan. In October 2016, the Company voluntarily prepaid the remaining outstanding balance of $135 million of the Second Lien Term B Loan using proceeds from operations, and terminated the Second Lien Credit Agreement. In connection with these prepayments, the Company recorded a loss on extinguishment of debt of $14 million primarily related to the write-off of deferred financing costs and discount, which is included in other (expense) income in the Consolidated Statement of Operations for the year ended December 31, 2016.

The Company’s obligations relating to the First Lien Credit Facility are guaranteed, jointly and severally, on a senior secured first-priority basis, by substantially all of the Company’s domestic subsidiaries and are secured by first-priority security interests in substantially all of the domestic assets of the Company, subject to certain permitted liens and exceptions.

The First Lien Term B-1 Loan requires scheduled quarterly payments in annual amounts equal to 1.0% of the original principal amount of the term loan, as subsequently adjusted for the principal amount of the term loan outstanding on each of the 2016 First Lien Credit Agreement Amendment Dates, with the balance payable at maturity.

In addition, the Company is required to make mandatory prepayments on outstanding term loan borrowings with the Company’s excess cash flow, as defined in the First Lien Credit Agreement, if it exceeds certain specified thresholds.

9.250% Senior Secured Notes due 2023

On May 2, 2016, the Company successfully completed the offering of $3,140 million aggregate principal amount of 9.250% Second-Priority Senior Secured Notes that mature on May 15, 2023 (the “Prime Notes”) and received net cash proceeds totaling $3,096 million. Interest on the Prime Notes accrues at 9.250% per annum and will be paid semi-annually, in arrears, on May 15 and November 15 of each year.

The Prime Notes were offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), to persons outside of the United States in compliance with Regulation S under the Securities Act, and to certain accredited investors as defined under Regulation D under the Securities Act. The Prime Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or a transaction not subject to the registration requirements of the Securities Act or any state securities laws.

The Company’s obligations relating to the Prime Notes are guaranteed, jointly and severally, on a senior secured second-priority basis, by substantially all of the Company’s domestic subsidiaries and are secured by second-priority security interests in substantially all of the domestic assets of the Company, subject to certain permitted liens and exceptions.

On or after May 15, 2019, the Company may redeem the Prime Notes at its option, in whole at any time or in part from time to time, at the redemption prices set forth in the Prime Notes Indenture, including exhibits and attachments. In addition, prior to May 15, 2019, the Company may redeem the Prime Notes at its option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the Prime Notes redeemed, plus a make-whole premium and accrued and unpaid interest to, but excluding, the redemption date. Notwithstanding the foregoing, at any time and from time to time on or prior to May 15, 2019, the Company may redeem in the aggregate up to 40% of the original aggregate principal amount of the Prime Notes (calculated after giving effect to any issuance of additional notes) in an aggregate amount equal to the net cash proceeds of one or more equity offerings at a redemption price equal to 109.250%, plus accrued and unpaid interest, so long as at least 50% of the original aggregate principal amount of the Prime Notes (calculated after giving effect to any issuance of additional notes) shall remain outstanding after each such redemption.

ADT Notes

In connection with the ADT Acquisition, $718 million aggregate principal amount of The ADT Corporation’s existing 4.875% Notes due 2042 (the “2042 Notes”), held by qualified institutional buyers pursuant to Rule 144A under the Securities Act, persons outside of the United States in compliance with Regulation S under the Securities Act, and accredited investors as defined under Regulation D under the Securities Act, were exchanged for 4.875% First-Priority Senior Secured Notes due 2032 (the “2032 Notes”) which were assumed by the Company. In August 2016, an additional $10 million of 2042 Notes were exchanged for 2032 Notes pursuant to a second supplemental indenture and constitute part of the same series of notes as the $718 million of 2032 Notes. The 2032 Notes will mature on July 15, 2032. Interest on the 2032 Notes accrues at 4.875% per annum and is payable on January 15 and July 15 of each year.

The 2032 Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or a transaction not subject to the registration requirements of the Securities Act or any state securities laws.

The Company’s obligations pertaining to the 2032 Notes are guaranteed, jointly and severally, on a senior secured first-priority basis, by substantially all of the Company’s existing domestic subsidiaries and are secured by substantially all of the Company’s existing and future domestic assets.

The Company may redeem the 2032 Notes, in whole at any time or in part from time to time, at a price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon due on any date after the redemption date discounted to the redemption date at an adjusted treasury rate plus 0.035%.

Also in connection with the ADT Acquisition, the Company was added as a guarantor to the following notes originally issued by The ADT Corporation (collectively, the “ADT Notes”). These notes remained outstanding and became obligations of the combined Company:

•	$300 million aggregate principal amount of 5.250% Senior Notes due 2020, which will mature on March 15, 2020. Interest is payable on March 15 and September 15 of each year;

•	$1,000 million aggregate principal amount of 6.250% Senior Notes due 2021, which will mature on October 15, 2021. Interest is payable on April 15 and October 15 of each year;

•	$1,000 million aggregate principal amount of 3.500% Notes due 2022, which will mature on July 15, 2022. Interest is payable on January 15 and July 15 of each year;

•	$700 million aggregate principal amount of 4.125% Senior Notes due 2023, which will mature on June 15, 2023. Interest is payable on June 15 and December 15 of each year; and

•	$32 million aggregate principal amount of 4.875% Senior Notes due 2042, which will mature on July 15, 2042. Interest is payable on January 15 and July 15 of each year. As discussed above, in August 2016, an additional $10 million of 2042 Notes were exchanged for 2032 Notes pursuant to a second supplemental indenture.

The Company may redeem the ADT Notes, in whole at any time or in part from time to time, at a redemption price equal to the principal amount of the notes to be redeemed, plus a make-whole premium, plus accrued and unpaid interest to, but excluding, the redemption date.

In connection with the ADT Acquisition, the Company also entered into supplemental indentures providing for each series of ADT Notes to benefit from (i) guarantees by the Company and substantially all of its domestic subsidiaries and (ii) first-priority security interests, subject to permitted liens, in substantially all of the Company’s existing and future domestic assets.

Debt Covenants

The credit agreement and indentures associated with the borrowings above contain certain covenants and restrictions that limit the Company’s ability to, among other things, incur additional debt or issue certain preferred equity interests; create liens on certain assets; make certain loans or investments (including acquisitions); pay dividends on or make distributions in respect of our capital stock or make other restricted payments; consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; sell assets; enter into certain transactions with our affiliates; enter into sale-leaseback transactions; restrict dividends from our subsidiaries or restrict liens; change our fiscal year; and modify the terms of certain debt or organizational agreements.

The Company is also subject to a springing financial maintenance covenant under the Revolving Credit Facilities, which requires the Company to maintain a net first lien senior secured leverage ratio of no greater than 3.30 to 1.00 at the end of each fiscal quarter. The covenant is tested if the outstanding loans under the Revolving Credit Facilities, subject to certain exceptions, exceed 30% of the total commitments under the Revolving Credit Facilities at the testing date (i.e., the last day of any fiscal quarter).

Additionally, upon the occurrence of specified change of control events, the Company must offer to purchase the Notes at 101% of the principal amount, plus accrued and unpaid interest, if any, to, but not including, the purchase date.

Other

Aggregate annual maturities of long-term debt and capital lease obligations are as follows ($ in thousands):

2017	$42,571
2018	40,283
2019	37,678
2020	335,385
2021	1,032,707
Thereafter	8,356,906

Total	9,845,530
Less: unamortized discount and deferred financing costs	(103,564)
Less: unamortized purchase accounting fair value adjustment	(224,786)
Less: amount representing interest on capital leases	(7,210)

Total	9,509,970
Less: current maturities of long-term debt	(40,288)

Total long-term debt	$9,469,682

Interest expense, excluding interest on the Koch Preferred Securities, for the periods presented was as follows ($ in thousands):

	Successor		Predecessor
	Year Ended December 31, 2016	From Inception through December 31, 2015	Period from January 1, 2015 through June 30, 2015	Year Ended December 31, 2014
Interest expense	$467,995	$45,184	$29,178	$59,386

See Note 2 for information on the fair value of the Company’s debt.

Note 6. Mandatorily Redeemable Preferred Securities

On May 2, 2016 (the “Issuance Date”), and concurrent with the consummation of the ADT Acquisition, the Company issued 750,000 shares of Series A cumulative preferred securities (the “Koch Preferred Securities”) at $0.01 par value per share, and Ultimate Parent issued detachable warrants for the purchase of limited partnership interests of Ultimate Parent (the “Warrants”) to the Koch Investor in exchange for an aggregate amount of $750 million in consideration. The Koch Preferred Securities had a stated value of $1,000 share as of the Issuance Date, which is a contractually stated amount in the certificate of designation which governs the Koch Preferred Securities. The Company allocated $659 million to the Koch Preferred Securities and incurred issuance costs of $27 million. The Koch Preferred Securities are reflected in the Consolidated Balance Sheet as a liability in accordance with authoritative accounting guidance for distinguishing liabilities from equity, as the Koch Preferred Securities have a mandatory redemption feature which requires repayment at 100% of the stated value, adjusted for any declared but unpaid dividends, on May 2, 2030, the 14th anniversary of the Issuance Date.

Pursuant to the terms and conditions of the certificate of designation and other definitive agreements governing the Koch Preferred Securities, the Koch Preferred Securities have payment priority, liquidation preference, and rank senior to any other class or series of equity of the Company, except with respect to certain specified exceptions. The Koch Preferred Securities also have no voting rights, except with respect to certain specified actions as outlined in the certificate of designation. The Koch Preferred Securities accrue and accumulate preferential cumulative dividends in arrears on the then current stated value. Dividends are payable quarterly, or in the event that dividends are not paid for any reason, such unpaid dividends are added to the then-current stated value. Dividends are paid at a cash rate of the five-year U.S. Treasury yield plus 9.00% per annum compound quarterly, subject to increase in certain circumstances. The Company paid cash dividends of $53 million to meet the dividend obligation associated with the Koch Preferred Securities to the holders of the Koch Preferred Securities during the year ended December 31, 2016, and this amount is reflected in interest expense in the Consolidated Statement of Operations.

At its discretion, the Company may redeem the Koch Preferred Securities at various redemption prices, adjusted for any accrued but unpaid dividends. From Issuance Date to May 1, 2019, the Koch Preferred Securities may be redeemed at 105.5% of the stated value plus a “make-whole” premium. Thereafter, the Koch Preferred Securities may be redeemed based on varying redemption percentages of stated value through maturity. Redemption of the Koch Preferred Securities prior to maturity will result in a material impact on the Company’s consolidated financial statements.

Under the certificate of designation and other definitive agreements governing the Koch Preferred Securities, the holders of a majority of the Koch Preferred Securities have the right, upon the occurrence of certain events, including on or after the tenth anniversary of the closing date of the ADT Acquisition, to require the initiation of a process to consummate:

(i)	a sale of the Company and its subsidiaries, including a sale of all or substantially all of the assets of the Company,

(ii)	an initial public offering of the common stock of the Company, the net cash proceeds of which must allow for and be used to redeem the Koch Preferred Securities in full, or

(iii)	any other transaction resulting in the Company or any of its subsidiaries having sufficient cash on hand used to redeem the Koch Preferred Securities in full.

If any of the above transactions are not consummated within twelve months of such holders’ request, then the Koch Investor will have the right to control and implement any such transaction.

Under the certificate of designation, the Company is required to offer to redeem all the Koch Preferred Securities in cash upon the occurrence of (i) any liquidation, dissolution, winding up, or voluntary or involuntary bankruptcy (ii) a change of control, or (iii) any acceleration of long-term debt.

See Note 2 for information on the fair value of the Company’s redeemable preferred securities.

Note 7. Income Taxes

Significant components of loss before income taxes for the periods presented are as follows ($ in thousands):

	Successor		Predecessor
	Year Ended December 31, 2016	From Inception through December 31, 2015	Period from January 1, 2015 through June 30, 2015	Year Ended December 31, 2014
United States	$(792,118)	$(84,618)	$(17,566)	$(15,940)
Non-U.S.	(10,620)	—	—	—

Loss before income taxes	$(802,738)	$(84,618)	$(17,566)	$(15,940)

Significant components of income tax (benefit) expense for periods presented are as follows ($ in thousands):

	Successor		Predecessor
	Year Ended December 31, 2016	From Inception through December 31, 2015	Period from January 1, 2015 through June 30, 2015	Year Ended December 31, 2014
Current:
United States:
Federal	$(261)	$—	$—	$—
State	1,630	126	67	252
Non-U.S.	4,992	—	—	—

Current income tax expense	6,361	126	67	252

Deferred:
United States:
Federal	(246,089)	(28,165)	663	1,825
State	(19,347)	(2,326)	295	471
Non-U.S.	(7,076)	—	—	—

Deferred income tax (benefit) expense	(272,512)	(30,491)	958	2,296

Income tax (benefit) expense	$(266,151)	$(30,365)	$1,025	$2,548

The reconciliations between the actual effective tax rate on continuing operations and the statutory U.S. federal income tax rate for periods presented are as follows ($ in thousands):

	Successor		Predecessor
	Year Ended December 31, 2016	From Inception through December 31, 2015	Period from January 1, 2015 through June 30, 2015	Year Ended December 31, 2014
Federal statutory tax rate	35.0%	35.0%	35.0%	35.0%
Increases (reductions in taxes due to:
U.S. state income tax provision, net	1.5%	3.8%	5.0%	1.7%
Non-U.S. net earnings	0.6%	—%	—%	—%
Nondeductible charges	(4.1)%	(1.9)%	14.0%	(5.8)%
Valuation Allowance	—%	(1.0)%	(60.0)%	(38.6)%
Other	0.2%	—%	0.2%	(8.3)%

Provision for income taxes	33.2%	35.9%	(5.8)%	(16.0)%

Deferred income taxes result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes.

The components of the Company’s net deferred income tax liability as of December 31, 2016 and December 31, 2015 were as follows ($ in thousands):

	December 31, 2016	December 31, 2015
Deferred tax assets:
Property and equipment	$—	$16,272
Accrued liabilities and reserves	56,649	11,655
Tax loss and credit carryforwards	1,313,756	225,816
Post-retirement benefits	19,373	—
Deferred revenue	52,058	—
Other	7,911	6,457

	1,449,747	260,200

Deferred tax liabilities:
Property and equipment	$(20,287)	$—
Subscriber system assets	(734,327)	—
Intangible assets	(2,743,186)	(326,605)
Other	(55,909)	(13,069)

	(3,553,709)	(339,674)

Net deferred tax liability before valuation allowance	(2,103,962)	(79,474)
Valuation allowance	(10,948)	(9,930)

Net deferred tax liability	$(2,114,910)	$(89,404)

The Company had a significant change to its deferred tax assets and liabilities during the year ended December 31, 2016 as a result of the ADT Acquisition.

The valuation allowance for deferred tax assets relates to the uncertainty of the utilization of certain U.S. federal and state deferred tax assets. The Company believes that it is more likely than not that it will generate sufficient future taxable income to realize the tax benefits related to its remaining deferred tax assets, including credit and net operating loss (“NOL”) carryforwards, on the Company’s Consolidated Balance Sheet.

As of December 31, 2016, the Company had approximately $3,411 million of U.S. Federal NOL carryforwards with expiration periods between 2017 and 2036. Although future utilization will depend on the Company’s actual profitability and the result of income tax audits, the Company anticipates that the majority of its NOL carryforwards will be fully utilized prior to expiration. A valuation allowance has been recorded against the portion of the Company’s NOLs that are expected to expire prior to utilization. Of the $3,411 million of U.S. Federal NOL carryforwards, $3,109 million is subject to limitation due to “ownership changes” which have occurred under Internal Revenue Code (the “Code”) Section 382. The Company does not, however, expect that this limitation will impact its ability to utilize its tax attributes.

Unrecognized Tax Benefits

The Company had a significant change to its unrecognized tax benefits during the year ended December 31, 2016 as a result of the ADT Acquisition. As of December 31, 2016 and December 31, 2015, the Company had unrecognized tax benefits of $102 million and $109,000, respectively, all of which if recognized, would affect the effective tax rate. The Company recognized interest and penalties related to unrecognized tax benefits in income tax expense. Accrued interest and penalties related to the unrecognized tax benefits as of December 31, 2016 and December 31, 2015 were not material. All unrecognized tax benefits and related interest were presented as non-current in the Company’s Consolidated Balance Sheet as of December 31, 2016.

The following is a roll forward of unrecognized tax benefits for the periods presented ($ in thousands):

	Successor		Predecessor
	Year Ended December 31, 2016	From Inception through December 31, 2015	Period from January 1, 2015 through June 30, 2015	Year Ended December 31, 2014
Beginning balance	$109	$150	$3,619	$3,658
Additions/(Reductions) based on tax positions related to prior years	(470)	(41)	(21)	(41)
Additions/(Reductions) based on tax positions related to current years	—	—	—	2
Increases related to acquisitions	102,822	—	—	—
Other changes not impacting the statement of operations	(911)	—	—	—

Ending balance	$101,550	$109	$3,598	$3,619

Based on the current status of its income tax audits, the Company does not believe that a significant portion of its unrecognized tax benefits will be resolved in the next 12 months. The resolution of certain components of The ADT Corporation’s uncertain tax positions may be partially offset by an adjustment to the receivable from Tyco International plc. (“Tyco”), which was recorded pursuant to the 2012 Tax Sharing Agreement. See below for more information on the 2012 Tax Sharing Agreement, as defined therein.

A significant portion of the Company’s uncertain tax positions relate to tax years that remain subject to audit by the taxing authorities in the U.S. federal, state and local, or foreign jurisdictions. Open tax years in significant jurisdictions are as follows:

Jurisdiction	Years Open To Audit
Canada	2009 – 2015
United States	2008 – 2015

Tax Sharing Agreement and Other Income Tax Matters

In connection with the Separation from Tyco, the Company entered into a tax sharing agreement (the “2012 Tax Sharing Agreement”) with Tyco and Pentair Ltd., formerly Tyco Flow Control International, Ltd. (“Pentair”) that governs the rights and obligations of The ADT Corporation, Tyco and Pentair for certain pre-Separation from Tyco tax liabilities, including Tyco’s obligations under the tax sharing agreement among Tyco, Covidien Ltd. (“Covidien”), and TE Connectivity Ltd. (“TE Connectivity”) entered into in 2007 (the “2007 Tax Sharing Agreement”). The 2012 Tax Sharing Agreement provides that The ADT Corporation, Tyco and Pentair will share (i) certain pre-Separation from Tyco income tax liabilities that arise from adjustments made by tax authorities to The ADT Corporation’s, Tyco’s, and Pentair’s U.S. and certain non-U.S. income tax returns, and (ii) payments required to be made by Tyco in respect to the 2007 Tax Sharing Agreement (collectively, “Shared Tax Liabilities”). Tyco will be responsible for the first $500 million of Shared Tax Liabilities. The ADT Corporation and Pentair will share 58% and 42%, respectively, of the next $225 million of Shared Tax Liabilities. The ADT Corporation, Tyco and Pentair will share 27.5%, 52.5% and 20.0%, respectively, of Shared Tax Liabilities above $725 million.

In addition, under the terms of the 2012 Tax Sharing Agreement, in the event the distribution of The ADT Corporation’s common shares to the Tyco shareholders (the “Distribution”), the distribution of Pentair common shares to the Tyco shareholders (the “Pentair Distribution” and, together with the Distribution, the “Distributions”), or certain internal transactions undertaken in connection therewith were determined to be taxable as a result of actions taken by The ADT Corporation, Pentair or Tyco after the Distributions, the party responsible for such failure would be responsible for all taxes imposed on The ADT Corporation, Pentair or Tyco as a result thereof. Taxes resulting from the determination that the Distribution, the Pentair Distribution, or any internal transaction that were intended to be tax-free is taxable are referred to herein as “Distribution Taxes.” If such failure is not the result of actions taken after the Distributions by The ADT Corporation, Pentair or Tyco, then The ADT Corporation, Pentair and Tyco would be responsible for any Distribution Taxes imposed on The ADT Corporation, Pentair or Tyco as a result of such determination in the same manner and in the same proportions as the Shared Tax Liabilities. The ADT Corporation has sole responsibility of any income tax liability arising as a result of Tyco’s acquisition of Broadview Security in May 2010, including any liability of Broadview Security under the tax sharing agreement between Broadview Security and The Brink’s Company, dated October 31, 2008 (collectively, “Broadview Tax Liabilities”). Costs and expenses associated with the management of Shared Tax Liabilities, Distribution Taxes, and Broadview Tax Liabilities will generally be shared 20.0% by Pentair, 27.5% by The ADT Corporation, and 52.5% by Tyco. The ADT Corporation is responsible for all of its own taxes that are not shared pursuant to the 2012 Tax Sharing Agreement’s sharing formulae. In addition, Tyco and Pentair are responsible for their tax liabilities that are not subject to the 2012 Tax Sharing Agreement’s sharing formulae.

The 2012 Tax Sharing Agreement also provides that, if any party defaults in its obligation to another party to pay its share of the distribution taxes that arise as a result of no party’s fault, each non-defaulting party is required to pay, equally with any other non-defaulting party, the amounts in default. In addition, if another party to the 2012 Tax Sharing Agreement that is responsible for all or a portion of an income tax liability defaults in its payment of such liability to a taxing authority, The ADT Corporation could be legally liable under applicable tax law for such liabilities and required to make additional tax payments. Accordingly, under certain circumstances, The ADT Corporation may be obligated to pay amounts in excess of its agreed-upon share of its, Tyco’s and Pentair’s tax liabilities.

In conjunction with the Separation from Tyco, substantially all of Tyco’s outstanding equity awards were converted into like-kind awards of The ADT Corporation, Tyco and Pentair. Pursuant to the terms of the 2012 Separation from Tyco and Distribution Agreement, each of the three companies is responsible for issuing its own shares upon employee exercises of stock option awards or vesting of restricted stock units. However, the 2012 Tax Sharing Agreement provides that any allowable compensation tax deduction for such awards is to be claimed by the employee’s current employer. The 2012 Tax Sharing Agreement requires the employer claiming a tax deduction for shares issued by the other companies to pay a percentage of the allowable tax deduction to the company issuing the equity. During the year ended December 31, 2016, amounts recorded in connection with this arrangement were immaterial.

Note 8. Commitments and Contingencies

Lease Obligations

The Company leases facilities, vehicles, and equipment that have various lease terms and maturities that extend out through 2026. Rent expense under these leases was $30 million for the year ended December 31, 2016, $4 million and $3 million for the Successor and Predecessor 2015 periods, respectively, and $6 million for the Predecessor year ended December 31, 2014. Sublease income was not material for all years presented.

The following table provides a schedule of minimum lease payments under non-cancelable operating leases as of December 31, 2016 ($ in thousands):

2017	$63,051
2018	57,677
2019	47,701
2020	36,841
2021	20,792
Thereafter	28,609

254,671
Less sublease income	16,025

Total	$238,646

In addition to operating leases, the Company has commitments under capital leases for certain facilities and vehicles. Capital lease obligations were not material as of December 31, 2016.

Purchase Obligations

The following table provides a schedule of commitments related to agreements to purchase certain goods and services, including purchase orders, entered into in the ordinary course of business, as of December 31, 2016 ($ in thousands):

2017	$184,926
2018	4,765
2019	1,054

Total	$190,745

The purchase obligations in the table above primarily relate to an existing supply and purchasing agreement, as amended, between The ADT Corporation and one of its suppliers for the purchase of certain security system equipment and components. The agreement provides that The ADT Corporation meet minimum purchase requirements, which are subject to adjustments based on certain performance conditions. The agreement expires on December 31, 2017.

Legal Proceedings

The Company is subject to various claims and lawsuits in the ordinary course of business, including from time to time, contractual disputes, employment matters, product and general liability claims, claims that the Company has infringed on the intellectual property rights of others, claims related to alleged security system failures, and consumer and employment class actions. In the ordinary course of business, the Company is also subject to regulatory and governmental examinations, information requests and subpoenas, inquiries, investigations, and threatened legal actions and proceedings. In connection with such formal and informal inquiries, the Company receives numerous requests, subpoenas, and orders for documents, testimony, and information in connection with various aspects of its activities. The Company has recorded accruals for losses that it believes are probable to occur and are reasonably estimable. While the ultimate outcome of these matters cannot be predicted with certainty, the Company believes that the resolution of any such proceedings (other than matters specifically identified below), will not have a material adverse effect on its financial position, results of operations, or cash flows.

Environmental Matters relating to The ADT Corporation and Protection One

On October 25, 2013, The ADT Corporation was notified by subpoena that the Office of the Attorney General of California, in conjunction with the Alameda County District Attorney, is investigating whether certain of The ADT Corporation’s electronic waste disposal policies, procedures, and practices are in violation of the California Business and Professions Code and the California Health and Safety Code. During 2016, Protection One was also notified by the same parties that it was subject to a similar investigation. The Company is attempting to coordinate joint handling with the Protection One investigation and is otherwise cooperating fully with the respective authorities. The Company is currently unable to predict the outcome of this investigation or reasonably estimate a range of possible loss.

Wireless Encryption Litigation relating to The ADT Corporation

The Company is subject to five class action claims regarding wireless encryption in certain of ADT Corporation’s security systems. Jurisdictionally, three of the five cases are in Federal Court (in districts within Illinois, Arizona, and California), and both of the remaining two cases are in Florida State Court (both in Palm Beach County Circuit Court). Each of the five plaintiffs brought a claim under the respective state’s consumer fraud statute alleging that The ADT Corporation made misrepresentations and material omissions in its advertising regarding the unencrypted wireless signal pathways in certain security systems monitored by The ADT Corporation. The complaints in all five cases further allege that certain security systems monitored by The ADT Corporation are not secure because the wireless signal pathways are unencrypted, and can be easily hacked. The ADT Corporation filed motions to dismiss in all five cases. The courts in the Federal cases have all ruled on the motions, and the motions in the Florida State Court cases are pending. In the three Federal cases, the courts found that the vast majority of the allegedly misleading express marketing statements were unactionable puffery. However, those courts allowed the actions to proceed based on at least the claim that the relevant consumer fraud statute applies because The ADT Corporation omitted to disclose that the wireless communications with peripheral intrusion detection sensors are unencrypted, as well as unjust enrichment claims. On January 10, 2017, a mediation conference was held at which the parties agreed in principal to settle all five class action lawsuits. A settlement agreement has been finalized and executed. The parties will be seeking preliminary and final approval of the settlement in the U.S. District Court for the Northern District of California. The Company believes its reserves are adequate for this matter.

TCPA Class Action relating to 2G-3G Radio Conversion Project

In August 2016, the Company was served with a class action complaint pending in the United States District Court for the Northern District of Georgia filed by a customer alleging that The ADT Corporation violated the Telephone Consumer Protection Act of 1991 (“TCPA”) by calling his cell phone, which was the only telephone number he provided to The ADT Corporation for his customer account, as part of The ADT Corporation’s efforts to communicate with customers affected by the FCC order allowing wireless carriers to sunset 2G wireless networks. Plaintiff seeks to represent a nationwide class of all The ADT Corporation customers who received such calls to their cell phones from 2013 to present. The premise of the plaintiff’s claim is that The ADT Corporation’s calls were telemarketing calls, which require a higher level of consent, and not transactional/business relationship calls because The ADT Corporation used the 2G transactional calls in an attempt to “upsell” customers to Pulse. The ADT Corporation’s third-party call vendor was also joined as a co-defendant. Before launching the 2G-3G customer calling campaign in late 2013, The ADT Corporation took detailed and focused measures to assure adherence with all contact compliance statutes and regulations; accordingly, The ADT Corporation firmly disputes liability. The case is in the very early stages of discovery and the Company is currently unable to predict the outcome of this litigation.

Income Tax Matters

On September 28, 2012, Tyco distributed to its public stockholders The ADT Corporation’s common stock (the “Separation from Tyco”), and The ADT Corporation became an independent public company. In connection with the Separation from Tyco in September 2012, The ADT Corporation entered into 2012 Tax Sharing Agreement that governs the rights and obligations of The ADT Corporation, Tyco, and Pentair Ltd. for certain pre-Separation from Tyco tax liabilities, including Tyco’s obligations under the 2007 Tax Sharing Agreement among Tyco, Covidien, now operating as a subsidiary of Medtronic, and TE Connectivity. The ADT Corporation

is responsible for all of its own taxes that are not shared pursuant to the 2012 Tax Sharing Agreement’s sharing formulae. Tyco and Pentair Ltd. are likewise responsible for their tax liabilities that are not subject to the 2012 Tax Sharing Agreement’s sharing formulae. Tyco has the right to administer, control, and settle all U.S. income tax audits for the periods prior to and including the Separation from Tyco.

On May 31, 2016, the U.S. Tax Court entered decisions consistent with the Stipulation of Settled Issues that settled all matters on appeal with respect to audit cycles 1997 through 2007. As a result, Tyco has resolved all aspects of the disputes with respect to these audit cycles before the U.S. Tax Court and before the Appeals Division of the IRS. The resolution did not have a material impact on the Company’s financial position, results of operations, or cash flows.

During 2015, the IRS concluded its field examination of certain of Tyco’s U.S. federal income tax returns for the 2008 and 2009 tax years of Tyco and its subsidiaries. Tyco received Revenue Agents’ Reports (the “2008-2009 RARs”) proposing adjustments to certain Tyco entities’ previously filed tax return positions, including the predecessor to The ADT Corporation, relating primarily to certain intercompany debt. In response, Tyco filed a formal, written protest with the IRS Office of Appeals requesting review of the 2008-2009 RARs. Tyco has advised the Company that it strongly disagrees with the IRS position and intends to vigorously defend its prior filed tax return positions and believes the previously reported taxes for the years in question are appropriate. The 2008-2009 RARs are still under administrative review by the IRS, and are not covered by the U.S. Tax Court decision described above.

If the IRS should successfully assert its positions with respect to the matters in 2008 and 2009 described above, and any matters arising as a result of the current 2010-2012 IRS audit, the Company’s share of the collective liability, if any, would be determined pursuant to the 2012 Tax Sharing Agreement. In accordance with the 2012 Tax Sharing Agreement, Tyco is responsible for the first $500 million of tax, interest, and penalties assessed against pre-2013 tax years including its 27% share of the tax, interest, and penalties assessed for periods prior to Tyco’s 2007 spin-off transaction. In addition to the Company’s share of cash taxes pursuant to the 2012 Tax Sharing Agreement, the Company’s NOL and credit carryforwards may be significantly reduced or eliminated by audit adjustments to pre-2013 tax periods. NOL and credit carryforwards may be reduced prior to incurring any cash tax liability, and will not be compensated for under the tax sharing agreement. The Company believes that its income tax reserves and the liabilities recorded in the Consolidated Balance Sheet for the 2012 Tax Sharing Agreement continue to be appropriate. However, the ultimate resolution of these matters is uncertain, and if the IRS were to prevail, could have a material adverse impact on the Company’s financial position, results of operations, and cash flows, potentially including a significant reduction in or the elimination of the Company’s available NOL and credit carryforwards generated in pre-Separation from Tyco periods. Further, to the extent The ADT Corporation is responsible for any liability under the 2012 Tax Sharing Agreement, there could be a material impact on its financial position, results of operations, cash flows, or its effective tax rate in future reporting periods.

Other liabilities in the Company’s Consolidated Balance Sheet, as of December 31, 2016, include $11 million for The ADT Corporation’s obligations under certain tax related agreements entered into in conjunction with the Separation from Tyco. The maximum amount of potential future payments is not determinable as they relate to unknown conditions and future events that cannot be predicted.

Note 9. Derivative Financial Instruments

During the first half of 2016, the Company held derivative financial instruments with varying counterparties to hedge forecasted cash flows in connection with the ADT Acquisition. Additionally, in connection with the ADT Acquisition, the Company acquired $47 million of derivative assets related to The ADT Corporation interest rate swap transactions that were previously used to hedge certain of The ADT Corporation’s outstanding debt. The Company did not apply hedge accounting to these derivative instruments and all changes in fair market value were recorded to other (expense) income in the Consolidated Statement of Operations for the year ended December 31, 2016.

During the second quarter of 2016, the Company terminated these derivative instruments and received approximately $42 million in net proceeds which are reflected in the proceeds received from settlement of derivative contracts, net in the investing activities section of the Consolidated Statement of Cash Flows for the year ended December 31, 2016. There was an immaterial impact to the Consolidated Statement of Operations as a result of the settlements.

Note 10. Restructuring

The Company has identified and pursued opportunities for cost savings through restructuring activities and workforce reductions to improve operating efficiencies across the Company’s operations. This includes certain restructuring actions entered into in connection with the ADT Acquisition. The Company incurred certain expenses primarily related to employee severance and other employee benefits as a direct result of these restructuring efforts.

For the year ended December 31, 2016, the Company incurred restructuring charges of $54 million, which were primarily related to severance of certain former ADT Corporation executives and other employees in connection with the ADT Acquisition. Restructuring payments during the year ended December 31, 2016 were $52 million. Restructuring charges are reflected in merger, restructuring, integration, and other costs in the Consolidated Statements of Operations.

Note 11. Retirement Plans

Defined Contribution Plans

The Company maintains several qualified defined contribution plans, which include 401(k) matching programs in the United States, as well as similar matching programs outside the United States related to the ADT Canada business. Expense for the defined contribution plans is computed as a percentage of participants’ compensation and was $18 million for the year ended December 31, 2016, $1 million and $1 million for the Successor and Predecessor 2015 periods, respectively, and $2 million for the Predecessor year ended December 31, 2014.

Defined Benefit Plans

The Company has retirement obligations that were assumed in connection with the ADT Acquisition. These retirement obligations relate to The ADT Corporation’s defined benefit plans, which provide a defined benefit pension plan and certain other post-retirement benefits to certain employees. The Company measures its retirement plans as of year end. These plans were frozen prior to The ADT Corporation’s Separation from Tyco and are not material to the Company’s consolidated financial statements. As of December 31, 2016, the fair values of pension plan assets were $60 million, and the fair values of projected benefit obligations in aggregate was $88 million. As a result, the plans were underfunded by approximately $28 million at December 31, 2016, and were recorded as a net liability in the Consolidated Balance Sheet as of December 31, 2016. Net periodic benefit cost associated with these plans were not material for the year ended December 31, 2016.

Deferred Compensation Plan

Following the ADT Acquisition, the Company maintains the ADT nonqualified Supplemental Savings and Retirement Plan (“SSRP”), which permits eligible employees to defer a portion of their compensation. A record- keeping account is set up for each participant and the participant chooses from a variety of measurement funds for the deemed investment of their accounts. The measurement funds correspond to a number of funds in the Company’s 401(k) plan and the account balance fluctuates with the investment returns on those funds. Deferred compensation liabilities were $23 million as of December 31, 2016. Deferred compensation expense was $2 million for the year ended December 31, 2016.

Note 12. Share-Based Compensation

Successor

During the fourth quarter of 2016, the Company approved its 2016 Equity Incentive Plan (“Equity Incentive Plan”) which provides for the issuance of non-qualified stock options (the “Options”) and a special opportunity bonus to various employees of the Company. The Company records share-based compensation expense related to options granted to employees under the Equity Incentive Plan, as well as share-based compensation expense related to Profit Unit Award Agreements (“Profit Unit Plan”) granted to employees by Ultimate Parent.

Profit Unit Awards

The Ultimate Parent has authorized awards representing the right to share a portion of the value appreciation on the initial equity capital contribution (“Awards”). As of December 31, 2016, a total of 42,025 thousand Awards have been authorized under the Profit Unit Plan. A total of 22,657 thousand and 11,095 thousand Awards have been granted in 2016 and 2015, respectively, at a weighted average grant date fair value of $3.85 and $3.16, respectively. These Awards are subject to time-based and performance-based vesting conditions, with half of the Awards issued subject to ratable time-based vesting over a five-year period and the other half subject to the achievement of certain investment return thresholds by Apollo. The fair value of the Awards is measured at the grant date and is recognized as expense over the requisite service period. No share-based compensation expense was recorded related to the performance-based portion of the Awards, as the achievement of certain vesting conditions is not yet deemed probable. Share-based compensation expense is included in selling, general and administrative expenses in the Consolidated Statements of Operations, and was $5 million for the year ended December 31, 2016 and $2 million for the Successor period ended December 31, 2015.

The grant date fair value was determined using a Black-Scholes valuation approach with the following assumptions:

Successor
	Year Ended December 31, 2016	From Inception through December 31, 2015
Risk-free interest rate	0.76% – 1.58%	0.59% – 1.39%
Expected exercise term (years)	1.50 – 4.00	1.75 – 4.00
Expected dividend yield	— %	— %
Expected volatility	40% – 55%	60%

As of December 31, 2016, total unrecognized compensation cost related to the Awards subject to time-based vesting conditions was $44 million, which will be recognized over a period of 4.2 years.

Option Awards

As of December 31, 2016, a total of 42,025 thousand Options have been authorized under the Equity Incentive Plan. In 2016, 3,213 thousand Options were granted to employees at a weighted average grant date fair value $3.25. The fair value of the Options is measured at the grant date and is recognized as expense over the requisite service period. The grant date fair value was determined using a Black-Scholes valuation approach with the following assumption: risk-free interest rate of 0.93% – 1.58%, expected exercise term of 1.50 – 4.00 years, expected volatility 40% – 55%, and a dividend yield of 0%. Share-based compensation expense related to Options granted under the Equity Incentive Plan is not material for the year ended December 31, 2016. The Equity Incentive Plan has the same vesting conditions as the Profit Unit Plan, described above. As of December 31, 2016, total unrecognized compensation cost related to the Options subject to time-based vesting conditions was $3 million, which will be recognized over a period of 4.3 years.

Predecessor

The Predecessor had no share-based compensation arrangements of its own. However, profit interest awards were issued to certain employees (“Profit Interest Awards”). No Profit Interest Awards were granted during the year ended December 31, 2014 or the Predecessor period January 1, 2015 through June 30, 2015. The Predecessor accounted for the Profit Interest Awards using the Black-Scholes option-pricing model to determine the fair value.

All Profit Interest Awards became fully vested upon consummation of the Protection One Acquisition when it met certain criterion that qualified it as a sale or liquidation. The Predecessor recorded share-based compensation expense of $1 million for the Predecessor period January 1, 2015 through June 30, 2015 and $2 million for the year ended December 31, 2014.

Note 13. Equity

Common Stock

On May 15, 2015, in connection with the Formation Transactions, the Company issued 100 shares of common stock, par value $0.01 per share, to Ultimate Parent for total proceeds of $1.00.

On May 2, 2016, in connection with the ADT Acquisition, the Company effected a stock split whereby the 100 shares of common stock issued and outstanding as of such date were reclassified as 950,000 shares of common stock.

On November 7, 2016, the Company effected a stock split whereby the 950,000 shares of common stock issued and outstanding as of such date were reclassified as 381,155,769 shares of common stock.

On December 30, 2016, the Company issued 192,814 shares of common stock to Ultimate Parent for total proceeds of $2,514,291.

Equity Contributions

During the year ended December 31, 2016, as a result of the ADT Acquisition, the Company received equity proceeds in the amount of $3,571 million, net of issuance costs, which resulted from equity and detachable warrant issuances by Ultimate Parent to Apollo and certain other investors, which were contributed to the Company in the form of common equity. Additionally, the Company received $4 million in equity contributions from certain management investors during the fourth quarter of 2016. These contributions are reflected in the Consolidated Statement of Stockholders’ Equity for the year ended December 31, 2016.

During the year ended December 31, 2015, the Company received equity proceeds in the amount of $755 million from Apollo and the Predecessor’s management as a result of the Formation Transactions, which is reflected in the Consolidated Statements of Stockholder’s Equity for the year ended December 31, 2015.

Accumulated Other Comprehensive Loss

The components of accumulated other comprehensive loss reflected on the Consolidated Balance Sheets are as follows ($ in thousands):

	Currency Translation Adjustments	Deferred Pension Gains	Accumulated Other Comprehensive Loss
Balance as of December 31, 2015	$—	$—	$—
Pre-tax current period change	(30,663)	3,433	(27,230)
Income tax (expense) benefit	—	(1,277)	(1,277)

Balance as of December 31, 2016	$(30,663)	$2,156	$(28,507)

The Company did not record any adjustments to accumulated other comprehensive loss during the Predecessor or Successor 2015 periods. During the year ended December 31, 2014, the Company reclassified the entire remaining balance of $2 million, net of tax, out of accumulative other comprehensive loss.

Note 14. Net Loss Per Share and Unaudited Pro Forma Net Loss Per Share

Net Loss Per Share

Basic net loss per share is computed by dividing net loss attributable to common shares by the weighted average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted net loss per share is calculated by dividing net loss available to common stockholders by the diluted weighted average number of common shares outstanding for the period. Diluted net loss per share would reflect the potential dilutive effect of common stock equivalents outstanding for the period, determined using the treasury-stock method. For purposes of the diluted net loss per share calculation, Options of 943,000 shares for the year ended December 31, 2016 are considered to be common stock equivalents but are excluded from the calculation of diluted net loss per share because their effect would be anti-dilutive and therefore, basic and diluted net loss per share were the same for all periods presented. In addition, options of 943,000 shares with performance conditions have been excluded from diluted weighted-average number of shares outstanding for the year ended December 31, 2016 since performance condition on these awards were not met in the period.

The computations of basic and diluted net loss per share for the periods presented are as follows:

	Successor		Predecessor
(in thousands, except per share amounts)	Year Ended December 31, 2016	From Inception through December 31, 2015	Period from January 1, 2015 through June 30, 2015	Year Ended December 31, 2014
Numerator:
Net loss	$(536,587)	$(54,253)	$(18,591)	$(18,488)
Denominator:
Weighted-average number of shares outstanding, basic and diluted	640,725	640,723	0.1	0.1

Net loss per share, basic and diluted	$(0.84)	$(0.08)	$(185,910)	$(184,880)

Unaudited Pro Forma Net Loss Per Share

On February 16, 2017, the Company paid a dividend in an aggregate amount of $550 million to equity holders of the Company and Ultimate Parent, which includes distributions to our Sponsor. On April 18, 2017, we paid an additional dividend of $200 million to equity holders of the Company and Ultimate Parent, which includes distributions to our Sponsor (collectively, the “Special Dividend”). The Company did not declare or pay any dividend in the years ended December 31, 2016, 2015, and 2014. On February 13, 2017, the Company issued an incremental $800 million under the First Lien Credit Facilities and used the proceeds together with cash on hand, to fund the Special Dividend and to pay related fees and expenses. To the extent that dividends declared in the 12 months preceding an initial public offering exceed earnings during such period, such dividends are deemed to be in contemplation of the offering, with the intention of repayment out of offering proceeds. Unaudited pro forma earnings per share for the year ended December 31, 2016 give effect to the sale of the number of shares the proceeds of which would be necessary to pay the dividend amount that is in excess of earnings from the last 12 months.

The below table sets forth the computation of unaudited pro forma basic and diluted net loss per share as of December 31, 2016:

(in thousands, except per share amounts)
Numerator:
Net loss	$(536,587)
Denominator:
Weighted-average number of shares outstanding, basic and diluted	640,725
Adjustment for common shares issued whose proceeds will be used to pay dividends in excess of earnings(a)	41,667
Pro forma weighted average common shares used in computing basic and diluted loss per common share outstanding	682,392
Pro forma net loss per share, basic and diluted	$(0.79)
(a) Dividends declared in the past twelve months	$749,999
Net loss attributable to common shareholders in the past twelve months	(536,587)

Dividends paid in excess of earnings	$749,999
Offering price per common share	$18.00

Common shares assumed issued in this offering necessary to pay dividends in excess of earnings	41,667

Note 15. Geographic Data

Revenue by geographic area for the periods presented was as follows ($ in thousands):

	Successor		Predecessor
	Year Ended December 31, 2016	From Inception through December 31, 2015	Period from January 1, 2015 through June 30, 2015	Year Ended December 31, 2014
United States	$2,791,233	$311,567	$237,709	$466,557
Canada	158,533	—	—	—

Total revenue	$2,949,766	$311,567	$237,709	$466,557

Revenues are attributed to individual countries based upon the operating entity that records the transaction. Long-lived assets, which are comprised of subscriber system assets, net and property and equipment, net located in the United States approximate 94.8% and 100.0% of total long-lived assets as of December 31, 2016 and December 31, 2015, respectively, with the remainder residing in Canada.

Note 16. Related-Party Transactions

Transaction Fee Agreement

Apollo Global Securities, LLC, an affiliate of the Company’s Sponsor (the “Service Provider”) entered into a transaction fee agreement with the Company (the “Transaction Fee Agreement”), relating to the provision of certain structuring, financial, investment banking, and other similar advisory services by the Service Provider to the Company, in connection with the ADT Acquisition and future transactions. During the second quarter of 2016, the Company paid the Service Provider a one-time transaction fee of $65 million in the aggregate in exchange for services rendered in connection with structuring, arranging the financing, and performing other services in connection with the ADT Acquisition. This transaction fee is reflected in merger, restructuring, integration, and other costs in the Consolidated Statements of Operations for the year ended December 31, 2016.

Management Consulting Agreement

In connection with the ADT Acquisition, Apollo Management Holdings, L.P., an affiliate of the Company’s Sponsor (the “Management Service Provider”) entered into a management consulting agreement with the

Company (the “Management Consulting Agreement”) relating to the provision of certain management consulting and advisory services to the Company following the ADT Acquisition. In exchange for the provision of such services, the Company is required to pay the Management Service Provider $5 million each quarter. Fees under the Management Consulting Agreement of $13 million are included in selling, general and administrative expenses in the Consolidated Statements of Operations for the year ended December 31, 2016.

Participation of Our Sponsor in the Issuance of the Prime Notes

An affiliate of our Sponsor purchased $4 million of the Prime Notes upon their issuance on May 2, 2016. All of such Prime Notes have been sold by such affiliate.

Koch

In connection with the ADT Acquisition, we issued the Koch Preferred Securities, and Ultimate Parent issued the Warrants, to the Koch Investor for an aggregate amount of $750 million. Of this amount, $659 million, net of issuance costs of $27 million, was allocated to the Koch Preferred Securities and reflected as a liability in our consolidated balance sheet. The remaining $91 million in proceeds was allocated to the Warrants and was contributed by Ultimate Parent in the form of common equity to the Company, net of $4 million in issuance costs.

The Company paid cash dividends of $53 million to meet the dividend obligation associated with the Koch Preferred Securities to the Koch Investor during the year ended December 31, 2016, and this amount is reflected in interest expense in the Condensed Consolidated Statement of Operations.

Other Fees

During the second quarter of 2016, the Company also paid various structuring fees associated with the ADT Acquisition, primarily to the Service Provider in the amount of $9 million, which are reflected in merger, restructuring, integration, and other costs in the Consolidated Statements of Operations for the year ended December 31, 2016.

During the year ended December 31, 2016, the Company paid approximately $425 thousand to the Service Provider related to the amendments and restatements to the First Lien Credit Agreement as discussed in Note 5. These expenses are reflected in selling, general and administrative expenses in the Consolidated Statement of Operations for the year ended December 31, 2016.

In addition, in connection with the Formation Transactions, the Company incurred expenses of $10 million with the Service Provider. These expenses are reflected in merger, restructuring, integration, and other costs in the Consolidated Statements of Operations for the Successor period ended December 31, 2015.

During the Predecessor period ended June 30, 2015 and the year ended December 31, 2014, the Predecessor had a Professional Services Agreement with GTCR, which required Predecessor to pay GTCR a management fee as well as certain reimbursements for out-of-pocket expenses incurred in connection with the management services provided under a professional services agreement. The management fees were not material for the Predecessor period ended June 30, 2015 or the Predecessor year ended December 31, 2014.

Note 17. Quarterly Financial Data (Unaudited)

The following table presents quarterly financial data for the periods presented ($ in thousands):

	Successor
	For the Quarters Ended
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016
Revenue	$170,419	$690,688	$1,037,507	$1,051,152
Operating (loss) income	(1,602)	(332,579)	29,852	75,014
Net loss	(22,931)	(337,294)	(91,417)	(84,945)

	Predecessor		Successor
	For the Quarters Ended		For the Quarters Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015
Revenue	$114,553	$123,156	$149,504	$162,063
Operating income (loss)	8,303	2,929	(31,431)	(8,343)
Net (loss) income	(6,589)	(12,002)	(55,372)	1,119

Acquisitions—During the third quarter of 2015 and second quarter of 2016, we completed the Formation Transactions and the ADT Acquisition, respectively. The impact of these transactions on our operating results has been included from the dates of these acquisitions and impact quarter-over-quarter and year-over-year comparability. See Note 3 for details about these acquisitions.

Note 18. Condensed Financial Information of Registrant

ADT INC.

(PARENT COMPANY ONLY)

CONDENSED BALANCE SHEETS

(in thousands, except share data)

	December 31, 2016	December 31, 2015
Assets
Investment in subsidiaries	$4,438,667	$702,897

Liabilities and Stockholders’ Equity
Mandatorily redeemable preferred securities-issued and outstanding as of December 31, 2016, 750,000 shares Series A of $0.01 par value	633,691	—
Stockholders’ Equity:
Common stock—authorized 3,999,000,000 shares of $0.01 par value; issued and outstanding shares—641,046,968 as of December 31, 2016 and 640,722,848 as of December 31, 2015	2	—
Additional paid-in capital	4,424,321	757,150
Accumulated deficit	(590,840)	(54,253)
Accumulated other comprehensive loss	(28,507)	—

Total Stockholders’ Equity	3,804,976	702,897

Total Liabilities and Stockholders’ Equity	$4,438,667	$702,897

The accompanying note is an integral part of these condensed financial statements.

ADT INC. (PARENT COMPANY ONLY)

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except per share data)

	Year Ended December 31, 2016	From Inception through December 31, 2015
Interest expense	$(54,907)	$—
Equity in net loss of subsidiaries	(481,680)	(54,253)

Net loss and total comprehensive loss	$(536,587)	$(54,253)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.84)	$(0.08)
Weighted average number of common shares outstanding:
Basic and diluted	640,725	640,723

A statement of cash flows has not been presented as ADT Inc. parent company did not have any cash as of, or at any point in time during, the years ended December 31, 2016 and December 31, 2015.

The accompanying note is an integral part of these condensed financial statements.

Note to Condensed Financial Statements of Registrant (Parent Company Only)

Basis of Presentation

These condensed parent company-only financial statements have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X, as the restricted net assets of the subsidiaries of ADT Inc. (as defined in Rule 4-08(e)(3) of Regulation S-X) exceed 25% of the consolidated net assets of the Company. The ability of ADT Inc.’s operating subsidiaries to pay dividends may be restricted due to the terms of the subsidiaries’ first lien credit facilities and indenture, as described in Note 5 to the audited consolidated financial statements.

These condensed parent company financial statements have been prepared using the same accounting principles and policies described in the notes to the consolidated financial statements, with the only exception being that the parent company accounts for its subsidiaries using the equity method. These condensed financial statements should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this prospectus.

Note 19. Subsequent Events

The Company has evaluated the impact of subsequent events to the consolidated financial statements presented herein through September 28, 2017, the date the financial statements were available for issuance, for the year ended December 31, 2016.

On February 13, 2017, the Company amended and restated its First Lien Credit Agreement, dated as of July 1, 2015, and as amended and restated on the 2016 First Lien Credit Agreement Amendment Dates (the “2017 First Lien Credit Agreement Amendments”). As a result of the 2017 First Lien Credit Agreement Amendments, the Company issued an incremental first lien term loan facility in an aggregate principal amount of $800 million under the First Lien Credit Facilities (the “2017 Incremental First Lien Term B-1 Loan”). The 2017 Incremental First Lien Term B-1 Loan has the same terms as the existing term loans under the First Lien Credit Facilities.

The 2017 First Lien Credit Agreement Amendments adds an exception to the covenant under the First Lien Credit Facilities governing restricted payments to permit the Company to fund one or more distributions to the Company’s equity holders in an aggregate amount not to exceed $795 million (collectively, the “Special Dividend”).

The net proceeds from the 2017 Incremental First Lien Term B-1 Loan, together with cash on hand, were used to fund a portion of the Special Dividend and to pay related fees and expenses.

In September 2017, the Company was notified by Tyco that the IRS intended to disallow amortization deductions claimed on one of the Company’s trademarks. Tyco intends to challenge this decision before the Appeals Division of the IRS. If Tyco were to lose the dispute, it would materially impact the Company’s Net Operating Loss deferred tax asset. The Company strongly disagrees with the IRS’s position and maintains that the deductions claimed are appropriate. Tyco has advised the Company that they intend to vigorously defend its originally filed tax return position.

Events Subsequent to Original Issuance of Financial Statements (Unaudited)

On January 4, 2018, the board of directors of the Company effected a 1.681-for-one stock split of the Company’s common stock. All common stock share and per-share data included in these financial statements give effect to the stock split and have been adjusted retroactively for all Successor periods presented.

ADT INC. AND SUBSIDIARIES (SUCCESSOR) AND

PROTECTION ONE, INC. AND SUBSIDIARIES (PREDECESSOR)

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

	Successor		Predecessor
	Year Ended December 31, 2016	From Inception through December 31, 2015	Period from January 1, 2015 through June 30, 2015	Year Ended December 31, 2014
Allowance for Doubtful Accounts:
Beginning Balance	$1,498	$—	$5,692	$5,498
Additions Charged to Income	37,407	2,141	862	2,416
Deductions	(10,796)	(643)	(1,027)	(2,222)

Ending Balance	$28,109	$1,498	$5,527	$5,692

THE ADT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in millions, except share and per share data)

	March 31, 2016	September 25, 2015
Assets
Current Assets:
Cash and cash equivalents	$75	$78
Accounts receivable trade, less allowance for doubtful accounts of $21 and $23, respectively	86	102
Inventories	80	76
Prepaid expenses and other current assets	42	47
Deferred tax assets	94	96

Total current assets	377	399
Property and equipment, net	287	283
Subscriber system assets, net	2,610	2,502
Goodwill	3,687	3,680
Intangible assets, net	2,983	2,999
Deferred subscriber acquisition costs, net	648	631
Other assets	231	232

Total Assets	$10,823	$10,726

Liabilities and Stockholders’ Equity
Current Liabilities:
Current maturities of long-term debt	$6	$5
Accounts payable	173	190
Accrued expenses and other current liabilities	201	231
Deferred revenue	269	232

Total current liabilities	649	658
Long-term debt	5,347	5,389
Deferred subscriber acquisition revenue	922	895
Deferred tax liabilities	845	732
Other liabilities	136	133

Total Liabilities	7,899	7,807

Commitments and contingencies (See Note 7)

Stockholders’ Equity:
Common stock—authorized 1,000,000,000 shares of $0.01 par value; issued and outstanding shares—165,549,250 as of March 31, 2016 and 165,850,306 as of September 25, 2015	2	2
Additional paid-in capital	2,307	2,374
Retained earnings	687	633
Accumulated other comprehensive loss	(72)	(90)

Total Stockholders’ Equity	2,924	2,919

Total Liabilities and Stockholders’ Equity	$10,823	$10,726

See Notes to Condensed Consolidated Financial Statements

THE ADT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in millions, except per share data)

	For the Quarters Ended		For the Six Months Ended
	March 31, 2016	March 27, 2015	March 31, 2016	March 27, 2015
Revenue	$899	$890	$1,799	$1,777
Cost of revenue	404	392	805	780
Selling, general and administrative expenses	326	331	656	649
Radio conversion costs (See Note 1)	26	19	50	42

Operating income	143	148	288	306
Interest expense, net	(53)	(51)	(106)	(101)
Other income	—	3	—	3

Income before income taxes	90	100	182	208
Income tax expense	(28)	(32)	(56)	(68)

Net income	$62	$68	$126	$140

Net income per share:
Basic	$0.38	$0.40	$0.76	$0.81
Diluted	$0.37	$0.40	$0.76	$0.81

Weighted-average number of shares:
Basic	165	171	165	173
Diluted	166	172	166	173

Dividends declared per common share	$0.22	$0.42	$0.43	$0.42

See Notes to Condensed Consolidated Financial Statements

THE ADT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

(in millions)

	For the Quarters Ended		For the Six Months Ended
	March 31, 2016	March 27, 2015	March 31, 2016	March 27, 2015
Net income	$62	$68	$126	$140
Other comprehensive income (loss):
Foreign currency translation and other	40	(57)	18	(88)

Total other comprehensive income (loss), net of tax	40	(57)	18	(88)

Comprehensive income	$102	$11	$144	$52

See Notes to Condensed Consolidated Financial Statements

THE ADT CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(UNAUDITED)

(in millions)

	Number of Common Shares	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Balance as of September 25, 2015	166	$2	$2,374	$633	$(90)	$2,919
Other comprehensive income					18	18
Net income				126		126
Dividends declared				(72)		(72)
Common stock repurchases	(1)		(31)			(31)
Exercise of stock options and vesting of restricted stock units	1		10			10
Stock-based compensation expense			12			12
Pre-Separation related tax adjustments			(58)			(58)

Balance as of March 31, 2016	166	$2	$2,307	$687	$(72)	$2,924

See Notes to Condensed Consolidated Financial Statements

THE ADT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in millions)

	For the Six Months Ended
	March 31, 2016	March 27, 2015
Cash Flows from Operating Activities:
Net income	$126	$140
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and intangible asset amortization	583	553
Amortization of deferred subscriber acquisition costs	76	69
Amortization of deferred subscriber acquisition revenue	(86)	(80)
Stock-based compensation expense	12	12
Deferred income taxes	53	59
Provision for losses on accounts receivable and inventory	26	30
Changes in operating assets and liabilities and other	(1)	(27)

Net cash provided by operating activities	789	756

Cash Flows from Investing Activities:
Dealer-generated customer accounts and bulk account purchases	(282)	(267)
Subscriber system assets	(340)	(352)
Capital expenditures	(43)	(50)
Other investing	23	(39)

Net cash used in investing activities	(642)	(708)

Cash Flows from Financing Activities:
Proceeds from exercise of stock options	10	27
Repurchases of common stock under approved program	(30)	(138)
Dividends paid	(71)	(71)
Proceeds from long-term borrowings	130	505
Repayment of long-term debt	(188)	(367)
Other financing	(2)	(5)

Net cash used in financing activities	(151)	(49)

Effect of currency translation on cash	1	(2)

Net decrease in cash and cash equivalents	(3)	(3)
Cash and cash equivalents at beginning of period	78	66

Cash and cash equivalents at end of period	$75	$63

See Notes to Condensed Consolidated Financial Statements

THE ADT CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. Basis of Presentation and Summary of Significant Accounting Policies

Nature of Business—The ADT Corporation (“ADT” or the “Company”), a company incorporated in the state of Delaware, is a leading provider of monitored security, interactive home and business automation, and related monitoring services in the United States (“U.S.”) and Canada.

Merger—On February 14, 2016, the Company, as authorized by the Company’s Board of Directors, entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Prime Security Services Borrower, LLC, a Delaware limited liability company (“Parent”), Prime Security One MS, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and solely for the purposes of Article IX thereof, Prime Security Services Parent, Inc., a Delaware corporation (“Parent Inc.”) and Prime Security Services TopCo Parent, L.P., a Delaware limited partnership (“Parent LP”), pursuant to which, on May 2, 2016 (the “Closing Date”), Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

At the effective time of the Merger, each share of the Company’s common stock, par value $0.01 per share, issued and outstanding immediately prior to the effective time of the Merger (other than shares of the Company’s common stock held by Parent, Merger Sub, or any other direct or indirect wholly owned subsidiary of Parent, shares owned by the Company, including shares held in treasury, or any of its direct or indirect wholly owned subsidiaries, and shares owned by stockholders who have properly made and not withdrawn a demand for appraisal rights under Delaware law) was cancelled and converted into the right to receive cash consideration of $42.00 per share, without interest and subject to applicable withholding taxes.

In connection with the closing of the Merger, on the Closing Date, the Company’s common stock was delisted from the New York Stock Exchange. The Company deregistered under the Securities Exchange Act of 1934 on May 12, 2016.

The completion of the Merger was subject to customary closing conditions including, among others, ADT stockholder approval and regulatory approval. On March 9, 2016, the U.S. Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and on March 11, 2016, the Commissioner of Competition issued a no-action letter and waiver of the obligations to notify with respect to the Merger under Section 113(c) of the Competition Act (Canada). On April 22, 2016, ADT’s stockholders adopted the Merger Agreement.

Refer to the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 16, 2016 for additional information on the Merger and the definitive proxy statement relating to the Merger filed with the SEC on Schedule 14A on March 25, 2016.

Consent Solicitations

On April 1, 2016, in connection with the Merger, the Company commenced consent solicitations (the “Consent Solicitations”) with respect to ADT’s 5.250% Senior Notes due 2020, 6.250% Senior Notes due 2021, 3.500% Notes due 2022, 4.125% Senior Notes due 2023, and 4.875% Notes due 2042 (collectively, the “ADT Notes”), and such consents would (i) waive (with respect to each series of ADT Notes, the “Waiver” and, collectively, the “Waivers”) any potential “Change of Control Triggering Event,” including any potential obligation of ADT to make a “Change of Control Offer” (each as defined in the indentures governing the ADT Notes), and (ii) amend the indentures governing each series of ADT Notes, which would (a) amend the definition of “Change of Control” and (b) limit any required grant of capital stock as collateral with respect to the ADT

Notes to the extent necessary not to be subject to any requirement pursuant to the SEC rules to file separate financial statements with the SEC or any other governmental agency (clauses (a) and (b) together, with respect to each series of ADT Notes, the “Proposed Amendments”).

In the Consent Solicitations, the Company was seeking consents to the applicable Waiver and the Proposed Amendments for each series of ADT Notes as a single proposal, which under each ADT Rollover Note Indenture requires the consent of holders of not less than a majority in aggregate principal amount of each such series of ADT Notes. As of April 25, 2016, the requisite consents for the Waiver and the Proposed Amendments (the “Requisite Consents”) were obtained with respect to each series of ADT Notes. On the Closing Date, Parent funded the payment of consent fees in connection with the Consent Solicitations.

Following receipt of the Requisite Consents, the Company has executed a supplemental indenture to each series of ADT Notes (each, a “Supplemental Indenture”) giving effect to (a) the Waiver of any “Change of Control Triggering Event” in connection with the Merger and (b) the Proposed Amendments. The Supplemental Indentures also provide each series of ADT Notes the benefit of (1) guarantees by Parent and all wholly owned domestic subsidiaries of the combined company and (2) a first-priority security interest in substantially all of the combined company’s existing and future assets. The Supplemental Indenture became operative upon the closing of the Merger.

Tender Offers

On April 1, 2016, in connection with the Merger, Merger Sub commenced tender offers (the “Tender Offers”) to purchase for cash any and all of the Company’s outstanding $750 million aggregate principal amount of 2.250% Notes due 2017 (the “2017 Notes”) and $500 million aggregate principal amount of 4.125% Senior Notes due 2019. On the Closing Date, $667 million aggregate principal amount of the 2017 Notes were purchased in the applicable Tender Offer, leaving $83 million aggregate principal amount of the 2017 Notes outstanding (the “Remaining 2017 Notes”), and $453 million aggregate principal amount of the 2019 Notes were purchased in the applicable Tender Offer, leaving $47 million aggregate principal amount of the 2019 Notes outstanding (the “Remaining 2019 Notes” and, together with the Remaining 2017 Notes, the “Remaining Notes”).

On the Closing Date, following the completion of the Merger and the purchase of the tendered 2017 and 2019 Notes in the Tender Offers, the Company delivered a notice of redemption (the “Redemption Notice”) to the holders of the Remaining Notes. The Redemption Notice provides for the Company’s redemption of the Remaining Notes on June 1, 2016 (the “Redemption Date”) at a redemption price as specified in the Company’s Current Report on Form 8-K filed with the SEC on May 6, 2016.

Exchange Offer

On April 1, 2016, Merger Sub launched an offer to exchange (the “Exchange Offer”) new 4.875% First-Priority Senior Secured Notes due 2032 (the “Exchange Notes”) for any and all of ADT’s outstanding 4.875% Notes due 2042 that are held by eligible holders. On the Closing Date, Merger Sub successfully completed the Exchange Offer and issued $718 million aggregate principal amount of Exchange Notes pursuant to the Exchange Offer. Following the completion of the Exchange Offer, $32 million aggregate principal amount of the ADT’s 4.875% Notes due 2042 remained outstanding as of the Closing Date. The Exchange Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or a transaction not subject to the registration requirements of the Securities Act or any state securities laws.

Revolving Credit Facility

On the Closing Date, the Company terminated its five-year unsecured senior revolving credit facility, dated as of June 22, 2012. In connection with the termination, the Company repaid all of its outstanding obligations in respect of principal, interest, and fees under its revolving credit facility.

Basis of Presentation—The Condensed Consolidated Financial Statements include the accounts of the Company and its wholly owned subsidiaries and have been prepared in United States dollars (“USD”) in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The Condensed Consolidated Financial Statements included herein are unaudited, but in the opinion of management, such financial statements include all adjustments, consisting of normal recurring adjustments, necessary to summarize fairly the Company’s financial position, results of operations, and cash flows for the interim periods presented. The interim results reported in these Condensed Consolidated Financial Statements should not be taken as indicative of results that may be expected for the entire year. For a more comprehensive understanding of ADT and its Condensed Consolidated Financial Statements, please review these interim financial statements in conjunction with the Company’s audited financial statements included in its Annual Report on Form 10-K for the fiscal year ended September 25, 2015 (“2015 Form 10-K”), which was filed with the SEC on November 12, 2015.

Historically, the Company had a 52- or 53-week fiscal year that ended on the last Friday in September. Fiscal year 2015 was a 52-week fiscal year. On October 14, 2015, the Company’s Board of Directors approved a change to the Company’s fiscal year end from the last Friday in September to September 30 of each year, and thereafter the end of each fiscal quarter will be the last day of the calendar month-end. The fiscal year change is effective for the 2016 fiscal year, which began on September 26, 2015, the day after the last day of the 2015 fiscal year, and will end on September 30, 2016. This change better aligns the Company’s external reporting with the monthly recurring nature of revenues and expenses associated with its customer base.

The Company conducts business through its operating entities. During the fourth quarter of fiscal year 2015, the Company changed its segment reporting structure in connection with a change in the manner in which the Chief Executive Officer, who is the chief operating decision maker (“CODM”), evaluates performance and makes decisions about how to allocate resources. This change resulted in the reorganization of the Company’s single operating segment into two operating segments, United States and Canada. These operating segments are also the Company’s reportable segments and are identified by the Company based on how resources are allocated and operating decisions are made. Where applicable, presentation of the Company’s operating segments and prior period amounts reported herein are based on the new segment structure. Refer to Note 9 for segment data.

All intercompany transactions have been eliminated. The results of companies acquired are included in the Condensed Consolidated Financial Statements from the effective date of acquisition.

Radio Conversion Costs—Charges incurred related to a three-year conversion program to replace 2G radios used in many of the Company’s security systems are reflected in radio conversion costs in the Company’s Condensed Consolidated Statements of Operations.

Inventories—Inventories are recorded at the lower of cost (average cost) or market value. Inventories consisted of the following ($ in millions):

	March 31, 2016	September 25, 2015
Work in progress	$3	$3
Finished goods	77	73

Inventories	$80	$76

Prepaid Expenses and Other Current Assets—Prepaid expenses and other current assets includes prepaid expenses of $22 million and $15 million as of March 31, 2016 and September 25, 2015, respectively.

Subscriber System Assets—Subscriber system assets represent capitalized equipment and installation costs incurred in connection with transactions in which the Company retains ownership of the security system. The following table sets forth the gross carrying amount and accumulated depreciation of the Company’s subscriber system assets as of March 31, 2016 and September 25, 2015 ($ in millions):

	March 31, 2016	September 25, 2015
Gross carrying amount	$5,391	$5,124
Accumulated depreciation	(2,781)	(2,622)

Subscriber system assets, net	$2,610	$2,502

Depreciation expense relating to subscriber system assets for the quarters and six months ended March 31, 2016 and March 27, 2015 was as follows ($ in millions):

	For the Quarters Ended		For the Six Months Ended
	March 31, 2016	March 27, 2015	March 31, 2016	March 27, 2015
Subscriber system assets depreciation expense	$120	$107	$237	$211

Financial Instruments—The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, debt, and derivative financial instruments. Due to their short-term nature, the fair value of cash and cash equivalents, accounts receivable, and accounts payable approximated carrying value as of March 31, 2016 and September 25, 2015.

Long-Term Debt Instruments—The fair value of the Company’s unsecured notes was determined using broker-quoted market prices, which are considered Level 2 inputs. The carrying amount of debt outstanding under the Company’s revolving credit facility approximates fair value as interest rates on these borrowings approximate current market rates, which are considered Level 2 inputs.

The carrying value and fair value of the Company’s debt that is subject to fair value disclosures as of March 31, 2016 and September 25, 2015 were as follows ($ in millions):

	March 31, 2016		September 25, 2015
	Carrying Value	Fair Value	Carrying Value	Fair Value
Long-term debt instruments, excluding capital lease obligations and other	$5,321	$4,865	$5,361	$5,044

Derivative Instruments—All derivative financial instruments are reported on the Condensed Consolidated Balance Sheets at fair value. For derivative financial instruments designated as fair value hedges, the changes in fair value of both the derivatives and the hedged items are recognized in the Condensed Consolidated Statements of Operations. The fair values of the Company’s derivative financial instruments are not material.

Accrued Expenses and Other Current Liabilities—Accrued expenses and other current liabilities as of March 31, 2016 and September 25, 2015 consisted of the following ($ in millions):

	March 31, 2016	September 25, 2015
Payroll-related accruals	$44	$79
Insurance-related accruals	36	39
Accrued interest	44	44
Other accrued liabilities	77	69

Total accrued expenses and other current liabilities	$201	$231

Guarantees—In the normal course of business, the Company is liable for contract completion and product performance. In the opinion of management, such obligations will not significantly affect the Company’s financial position, results of operations, or cash flows. As of March 31, 2016 and September 25, 2015, there were no material guarantees.

Recent Accounting Pronouncements—In May 2014, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance which sets forth a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. Companies may use either a full retrospective or a modified retrospective approach to adopt this guidance. In August 2015, the FASB issued an amendment to defer the effective date of this guidance by one year to December 15, 2017, for annual reporting periods, including interim reporting periods within those periods, beginning after that date. Early adoption is permitted, but not before the original effective date of December 15, 2016. This guidance, including all subsequently issued amendments by the FASB to this guidance, will be effective for the Company in the first quarter of fiscal year 2019. The Company is currently evaluating the impact of this guidance.

In April 2015, the FASB issued authoritative guidance to simplify the presentation of debt issuance costs and require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this guidance. This guidance is to be applied on a retrospective basis and is effective for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. This guidance will be effective for the Company in the first quarter of fiscal year 2017. Early adoption is permitted for financial statements that have not been previously issued. The adoption of this guidance is not expected to have a material impact on the Company’s financial position, results of operations, or cash flows.

In April 2015, the FASB issued authoritative guidance regarding the accounting for fees paid in a cloud computing arrangement. The new standard provides guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. This guidance will be effective for the Company in the first quarter of fiscal year 2017. Early adoption is permitted. Companies may elect to adopt this guidance using either (1) a prospective approach for all arrangements entered into or materially modified after the effective date, or (2) a retrospective approach. The Company is currently evaluating the impact of this guidance.

In July 2015, the FASB issued authoritative guidance to simplify the subsequent measurement of inventory. Under this new standard, an entity should measure inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016, and will be effective for the Company in the first quarter of fiscal year 2018. The amendments in this guidance should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The Company is currently evaluating the impact of this guidance.

In November 2015, the FASB issued authoritative guidance to simplify the presentation of deferred income taxes, and require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The current requirement that deferred tax liabilities and assets be offset and presented as a single amount for each jurisdiction is not affected by the amendments in this guidance. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016, and will be effective for the Company in the first quarter of fiscal year 2018. The amendments in this guidance may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. Early adoption is permitted as of the beginning of an interim or annual reporting period. The Company is currently evaluating the impact of this guidance.

In January 2016, the FASB issued authoritative guidance related to the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, this update clarifies the guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from the unrealized losses on available-for-sale debt securities. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. This guidance will be effective for the Company in the first quarter of 2019. Entities may early adopt the provision within this guidance to record fair value changes for financial liabilities under the fair value option resulting from instrument-specific credit risk in other comprehensive income. An entity should apply the amendments in the standard by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The amendments in the standard that address equity securities without readily determinable fair values should be applied prospectively to equity investments that exist as of the date of adoption of the standard. The Company is currently evaluating the impact of this guidance.

In February 2016, the FASB issued authoritative guidance on accounting for leases. This new guidance requires lessees to recognize a right-to-use asset and a lease liability for substantially all leases and to disclose key information about leasing arrangements. The recognition, measurement, and presentation of expenses and cash flows for lessees will remain significantly unchanged from current guidance. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018, and will be effective for the Company in the first quarter of fiscal year 2020. Early adoption is permitted. The guidance is to be adopted using a modified retrospective approach as of the earliest period presented. The Company is currently evaluating the impact of this guidance.

In March 2016, the FASB issued authoritative guidance to simplify the accounting for employee share-based payment transactions. The new guidance simplifies the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as simplifies the classification of transactions related to share-based payments in the statement of cash flows. The guidance is effective for annual reporting periods beginning after December 15, 2016, including interim periods within those annual reporting periods, and will be effective for the Company in the first quarter of fiscal year 2018. Early adoption is permitted, provided that all amendments are adopted in the same period. The guidance also includes the acceptable or required transition methods for each of the various amendments included in the new standard. The Company is currently evaluating the impact of this guidance.

2. Acquisitions

Dealer Generated Customer Accounts and Bulk Account Purchases

During the six months ended March 31, 2016 and March 27, 2015, the Company paid $282 million and $267 million, respectively, for customer contracts for electronic security services generated under the ADT authorized dealer program and bulk account purchases.

3. Goodwill and Other Intangible Assets

Goodwill

There were no material changes in the carrying amount of goodwill in either of the Company’s reportable segments during the six months ended March 31, 2016.

Other Intangible Assets

The following table sets forth the gross carrying amounts and accumulated amortization of the Company’s other intangible assets as of March 31, 2016 and September 25, 2015 ($ in millions):

	March 31, 2016		September 25, 2015
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable:
Contracts and related customer relationships	$8,223	$(5,274)	$8,147	$(5,183)
Other	41	(7)	41	(6)

Total	$8,264	$(5,281)	$8,188	$(5,189)

The changes in the net carrying amount of contracts and related customer relationships during the six months ended March 31, 2016 were as follows ($ in millions):

Balance as of September 25, 2015	$2,964
Customer contract additions, net of dealer charge-backs	285
Amortization	(308)
Currency translation and other	8

Balance as of March 31, 2016	$2,949

The weighted-average amortization period for contracts and related customer relationships acquired during the six months ended March 31, 2016 was 15 years. Intangible asset amortization expense for the quarters and six months ended March 31, 2016 and March 27, 2015 was as follows ($ in millions):

	For the Quarters Ended		For the Six Months Ended
	March 31, 2016	March 27, 2015	March 31, 2016	March 27, 2015
Intangible asset amortization expense	$155	$153	$309	$309

The estimated aggregate amortization expense for intangible assets is expected to be as follows ($ in millions):

Remainder of fiscal 2016	$296
Fiscal 2017	516
Fiscal 2018	430
Fiscal 2019	368
Fiscal 2020	295
Fiscal 2021	214

Other than goodwill, the Company does not have any other indefinite-lived intangible assets as of March 31, 2016.

4. Debt

Revolving Credit Facility

As of March 31, 2016, the Company had $280 million outstanding borrowings under its $750 million revolving credit facility compared with $335 million outstanding as of September 25, 2015. During the six months ended March 31, 2016, the Company borrowed $130 million under the revolving credit facility and repaid $185 million. The interest rate for borrowings under the revolving credit facility is based on the London Interbank Offered Rate or an alternative base rate, plus a spread, based upon the Company’s credit rating. The revolving credit facility has a maturity date of June 22, 2017.

Other

Refer to Note 1 for information on the fair value of the Company’s debt including the Company’s unsecured notes as well as information about the Merger’s impact on the Company’s debt.

5. Equity

Dividends

During the six months ended March 31, 2016, the Company’s Board of Directors declared and paid the following dividends on ADT’s common stock:

Declaration Date	Dividend per Share	Record Date	Payment Date
October 14, 2015	$0.21	October 28, 2015	November 18, 2015
January 7, 2016	$0.22	January 27, 2016	February 17, 2016

On December 15, 2015, the Company’s Board of Directors authorized an increase in the Company’s quarterly dividend from $0.21 per share to $0.22 per share of its common stock.

Pursuant to the terms of the Merger Agreement, the Company was not permitted to declare, authorize, or pay any dividends prior to the consummation of the Merger, other than the quarterly dividend announced on January 7, 2016, or dividends to its wholly owned subsidiaries.

Share Repurchase Programs

On November 18, 2013, the Company’s Board of Directors authorized a $1 billion increase to the $2 billion, three-year share repurchase program that was previously approved on November 26, 2012 (“FY2013 Share Repurchase Program”). On November 26, 2015, the FY2013 Share Repurchase Program expired. Prior to the expiration of this share repurchase program, during the six months ended March 31, 2016, the Company made open market repurchases of 985 thousand shares of ADT’s common stock at an average price of $30.01 per share. The total cost of open market repurchases was approximately $30 million, all of which was paid during the period. On the expiration date of this share repurchase program, the remaining authorized amount of $27 million expired.

The Company’s share repurchases for the six months ended March 31, 2016 were made in accordance with the publicly announced board approved FY2013 Share Repurchase Program. In addition, the Company’s repurchases were treated as effective retirements of the purchased shares, and therefore reduced reported shares issued and outstanding by the number of shares repurchased. The Company recorded the excess of the purchase price over the par value of the common stock as a reduction to additional paid-in capital.

On July 17, 2015, the Company’s Board of Directors approved a new, three-year share repurchase program authorizing the Company to purchase up to $1 billion of ADT’s common stock (“FY2015 Share Repurchase Program”). Pursuant to this approval, the Company may enter into accelerated share repurchase plans, as well as repurchase shares on the open market pursuant to pre-set trading plans meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, in private transactions, or otherwise. The FY2015 Share Repurchase Program expires on July 17, 2018, and may be terminated at any time. As of March 31, 2016, no shares have been repurchased under the approved FY2015 Share Repurchase Program.

The Company may also repurchase shares in connection with tax withholding requirements associated with the vesting of share-based awards, which are separate from the share repurchase programs described above. During the six months ended March 31, 2016, shares repurchased to satisfy tax withholding requirements were not material.

Pursuant to the terms of the Merger Agreement, the Company was not permitted to repurchase shares of its common stock prior to the consummation of the Merger, subject to certain exceptions.

Other

During the six months ended March 31, 2016, the Company did not record any material reclassifications out of Accumulated Other Comprehensive Loss.

Effective on September 28, 2012, Tyco International plc (“Tyco”) distributed to its public stockholders the Company’s common stock (the “Separation from Tyco”), and ADT became an independent public company. During the second quarter of fiscal year 2016, the Company increased its unrecognized tax benefits and reduced additional paid-in capital by approximately $58 million associated with certain pre-Separation from Tyco intercompany transactions which potentially impact the Company’s NOL carryforwards. Refer to Note 6 and Note 7 for more information regarding the Company’s unrecognized tax benefits and the 2012 Tax Sharing Agreement, as defined therein.

6. Income Taxes

Unrecognized Tax Benefits

During the second quarter of fiscal year 2016, the Company increased its unrecognized tax benefits and reduced additional paid-in capital by approximately $58 million associated with certain pre-Separation from Tyco intercompany transactions which potentially impact NOL carryforwards. Refer to Note 5 for a discussion. The Company’s uncertain tax positions relate to tax years that remain subject to audit by the taxing authorities in the U.S. federal, state and local, and foreign jurisdictions. Based on the current status of its income tax audits, the Company does not believe that the balance of its unrecognized tax benefits will be resolved in the next 12 months. The resolution of certain components of the Company’s uncertain tax positions may be partially offset by an adjustment to the receivable from Tyco, which was recorded pursuant to the 2012 Tax Sharing Agreement. Refer to Note 7 for more information on the 2012 Tax Sharing Agreement, as defined therein.

Effective Tax Rate

The Company’s income tax expense for the quarter and six months ended March 31, 2016 totaled $28 million and $56 million, respectively, resulting in an effective tax rate for the periods of 31.1% and 30.8%, respectively. The Company’s income tax expense for the quarter and six months ended March 27, 2015 totaled $32 million and $68 million, respectively, resulting in an effective tax rate for the periods of 32.0% and 32.7%, respectively. The effective tax rates reflect the tax impact of permanent items, state tax expense, changes in tax laws, and non-U.S. net earnings. The effective tax rate can vary from period to period due to permanent tax adjustments, discrete items such as the settlement of income tax audits and changes in tax laws, as well as recurring factors such as changes in the overall effective state tax rate.

7. Commitments and Contingencies

Purchase Obligations

As of March 31, 2016, there have been no material changes to the Company’s purchase obligations outside the ordinary course of business as compared to September 25, 2015.

Legal Proceedings

The Company is subject to various claims and lawsuits in the ordinary course of business, including from time to time, contractual disputes, employment matters, product and general liability claims, claims that the Company has infringed on the intellectual property rights of others, claims related to alleged security system failures, and consumer and employment class actions. In the ordinary course of business, the Company is also subject to regulatory and governmental examinations, information requests and subpoenas, inquiries, investigations, and threatened legal actions and proceedings. In connection with such formal and informal inquiries, the Company receives numerous requests, subpoenas, and orders for documents, testimony, and information in connection with various aspects of its activities. The Company has recorded accruals for losses that it believes are probable to occur and are reasonably estimable. While the ultimate outcome of these matters cannot be predicted with certainty, the Company believes that the resolution of any such proceedings (other than matters specifically identified below), will not have a material adverse effect on its financial position, results of operations, or cash flows.

Environmental Matter

On October 25, 2013, the Company was notified by subpoena that the Office of the Attorney General of California, in conjunction with the Alameda County District Attorney, is investigating whether certain of the Company’s waste disposal policies, procedures, and practices are in violation of the California Business and Professions Code and the California Health and Safety Code. The Company is cooperating fully with the respective authorities. The Company is currently unable to predict the outcome of this investigation or reasonably estimate a range of possible loss.

Securities Litigation

On April 28, 2014, the Company and certain of its current and former officers and directors were named as defendants in a lawsuit filed in the United States District Court for the Southern District of Florida. The plaintiff alleges violations of the Securities Exchange Act of 1934 and SEC Rule 10b-5 and seeks monetary damages, including interest, and class action status on behalf of all plaintiffs who purchased the Company’s common stock during the period between November 27, 2012 and January 29, 2014, inclusive. The claims focus primarily on the Company’s statements concerning its financial condition and future business prospects for fiscal 2013 and the first quarter of fiscal 2014, its stock repurchase program in 2012 and 2013, and the buyback of stock from Corvex Management LP (“Corvex”) in November 2013. On June 27, 2014, another plaintiff filed a similar action in the same court. On July 14, 2014, the Court entered an order consolidating the two actions under the caption Henningsen v. The ADT Corporation, Case No. 14-80566-CIV-DIMITROULEAS, and appointing IBEW Local 595 Pension and Money Purchase Pension Plans, Macomb County Employees’ Retirement System, and KBC Asset Management NV as Lead Plaintiffs in the consolidated action. In addition to the Company, the defendants named in the action are Naren Gursahaney, Kathryn A. Mikells, Michael S. Geltzeiler, Keith A. Meister, and Corvex. On September 25, 2014, defendants moved to dismiss this action. On November 13, 2014, Mr. Geltzeiler was dismissed as a defendant without prejudice from this action. On June 4, 2015, the Court entered an order granting the motions to dismiss and dismissed plaintiffs’ complaint in its entirety. The Court granted plaintiffs leave to file an amended complaint on or before July 1, 2015. That deadline passed, and the Court dismissed the action with prejudice on July 8, 2015. Plaintiffs filed a notice of appeal to the United States Court of Appeals for the Eleventh Circuit on August 7, 2015. On August 21, 2015, defendants filed a motion to dismiss the appeal as untimely, and on December 7, 2015, the Court denied the motion. The appeal is still pending before the United States Court of Appeals for the Eleventh Circuit.

On January 14, 2015, the SEC sent the Company a letter stating that it is investigating the matters at issue in the foregoing litigation and requesting that the Company voluntarily provide the information and documents set forth in the letter concerning the same litigation. On February 16, 2016, the SEC sent the Company a letter stating they have concluded their investigation, and they do not intend to recommend an enforcement action against the Company.

Derivative Litigation

In May and June 2014, four derivative actions were filed against a number of past and present officers and directors of the Company. Like the securities actions described above, the derivative actions focus primarily on the Company’s stock repurchase program in 2012 and 2013, the buyback of stock from Corvex in November 2013, and the Company’s statements concerning its financial condition and future business prospects for fiscal 2013 and the first quarter of fiscal 2014. Three of the derivative actions were filed in the United States District Court for the Southern District of Florida. On July 16, 2014, the Court consolidated those three actions under the caption In re The ADT Corporation Derivative Litigation, Lead Case No. 14-80570-CIV-DIMITROULEAS/SNOW, and on May 20, 2015, the Florida federal court entered an order of dismissal. The fourth derivative action, entitled Seidl v. Colligan, Case No. 2014CA007529, was filed in the Circuit Court of the 15th Judicial Circuit, Palm Beach County, Florida. The action was stayed pending the resolution of the Ryan Action, described below, and was voluntarily dismissed by the plaintiff on November 19, 2015. A fifth derivative action asserting similar claims, entitled Ryan v. Gursahaney, C.A. No. 9992-VCP (the “Ryan Action”), was filed in the Delaware Court of Chancery on August 1, 2014. The Delaware Court of Chancery dismissed the Ryan Action on April 28, 2015, and on November 19, 2015, the Delaware Supreme Court affirmed the dismissal. A sixth derivative action asserting similar claims against the same group of past and present officers and directors was filed in the Delaware Court of Chancery on January 27, 2015 under the caption entitled Binning v. Gursahaney, C.A. No. 10586-VCP (the “Binning Action”). Defendants moved to dismiss Binning’s amended complaint on July 7, 2015 and, on December 11, 2015, also forwarded a copy of the Delaware Supreme Court’s affirmance of the Ryan Action dismissal. On May 6, 2016, the Court granted Defendants’ motion and dismissed the complaint.

Merger Litigation

Following the February 16, 2016 announcement of the execution of the Merger Agreement, six purported stockholders of ADT initiated legal actions challenging the Merger. On February 24, 2016, two purported stockholders filed putative class action complaints, entitled Shannon Seidl v. The ADT Corporation, et al., C.A. No. 50-2016-CA-1984-XXXX-MBN and Yun Li v. The ADT Corporation, et al., C.A. No. 50-2016-CA-1995-XXXX-MB, in the Circuit Court of the Fifteenth Judicial Circuit in and for Palm Beach County, Florida against ADT, the members of the ADT Board, Apollo Global Management, LLC (together with its consolidated subsidiaries and affiliates, “Apollo”), Parent, Merger Sub, Parent Inc., and Parent LP. On March 9, 2016 and March 10, 2016, respectively, two purported stockholders filed putative class action complaints, entitled Rosenfeld Family Foundation v. The ADT Corporation, et al., C.A. No. 50-2016-CA-002566-XXXX-MB and Federico Castro v. The ADT Corporation, et al., C.A. No. 50-2016-CA-002661-XXXX-MB, also in the Circuit Court of the Fifteenth Judicial Circuit in and for Palm Beach County, Florida against the same defendants (collectively the “Florida Actions”). The complaints in all four of the Florida Actions included claims for breach of fiduciary duty against the individual directors, alleging that the directors violated the duties of loyalty, good faith, due care, and/or disclosure owed to ADT stockholders. The complaints also included claims for aiding and abetting breaches of fiduciary duty against Apollo, Parent, Merger Sub, Parent Inc., and Parent LP.

Plaintiffs Seidl, Rosenfeld, and Castro sought an order, inter alia, permanently enjoining the defendants from consummating the Merger and enjoining the director defendants from initiating any defensive measures that would inhibit their ability to maximize value for ADT stockholders. Plaintiff Li sought an order, inter alia, requiring the director defendants to fulfill their fiduciary duties. All plaintiffs also sought certification of the actions as class actions, an accounting of all damages suffered or to be suffered as a result of the transaction, and attorneys’ fees and costs. On April 8, 2016, the plaintiffs in each of the Florida Actions filed notices voluntarily dismissing each of those actions.

On March 24, 2016 and April 4, 2016, two purported stockholders filed putative class action complaints, respectively entitled MSS 12-09 Trust v. Thomas Colligan, et al., Case No. 12133 and Peter Roy v. The ADT Corporation, et al., Case No. 12160 (the “Delaware Actions”), in the Court of Chancery of the State of Delaware asserting claims for breach of fiduciary duty against the individual ADT directors. Plaintiffs sought an order finding the directors liable for breaching their fiduciary duties based on the claim that the definitive proxy statement, defined herein, failed to disclose certain allegedly material information necessary to permit ADT stockholders to cast a fully informed vote on the Merger transaction. Plaintiff Peter Roy also filed motions seeking expedited discovery and a preliminary injunction.

ADT believes that the Florida Actions and the Delaware Actions were without merit and that no further disclosure was required to supplement the Company’s definitive proxy statement that was filed with the SEC on March 25, 2016 (as amended or supplemented from time to time, the “definitive proxy statement”), under applicable laws. However, to eliminate the burden, expense, and uncertainties inherent in such litigation, and without admitting any liability or wrongdoing, ADT determined to make certain supplemental disclosures to the definitive proxy statement, as set forth in the Company’s Form 8-K filed on April 11, 2016. Nothing in the supplemental disclosures shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures. On April 12, 2016 and April 13, 2016, Plaintiff MSS 12-09 Trust and Plaintiff Roy, respectively, filed notices voluntarily dismissing the Delaware Actions.

ADT and the other named defendants have vigorously denied, and continue to vigorously deny, that they have committed any violation of law or engaged in any of the wrongful acts that were alleged in the Florida Actions or the Delaware Actions.

Income Tax Matters

In connection with the Separation from Tyco, the Company entered into a tax sharing agreement with Tyco and Pentair Ltd. (the “2012 Tax Sharing Agreement”) that governs the rights and obligations of the Company, Tyco, and Pentair Ltd. for certain pre-Separation from Tyco tax liabilities, including Tyco’s obligations under the tax sharing agreement among Tyco, Covidien plc (“Covidien”) now operating as a subsidiary of Medtronic plc (“Medtronic”), and TE Connectivity Ltd. (“TE Connectivity”) entered into in 2007 (the “2007 Tax Sharing Agreement”). The Company is responsible for all of its own taxes that are not shared pursuant to the 2012 Tax Sharing Agreement’s sharing formulae. Tyco and Pentair Ltd. are likewise responsible for their tax liabilities that are not subject to the 2012 Tax Sharing Agreement’s sharing formulae. Tyco has the right to administer, control, and settle all U.S. income tax audits for the periods prior to and including the Separation from Tyco.

With respect to years prior to and including the 2007 separation of Covidien and TE Connectivity by Tyco, tax authorities have raised issues and proposed tax adjustments that are generally subject to the sharing provisions of the 2007 Tax Sharing Agreement. On July 1, 2013, Tyco announced that the IRS issued Notices of Deficiency to Tyco primarily related to the treatment of certain intercompany debt transactions (the “Tyco IRS Notices”). These notices assert that additional taxes of $883 million plus penalties of $154 million are owed based on audits of the 1997 through 2000 tax years of Tyco and its subsidiaries, as they existed at that time. Further, Tyco reported receiving Final Partnership Administrative Adjustments (the “Partnership Notices”) for certain U.S. partnerships owned by its former U.S. subsidiaries, for which Tyco has indicated that it estimates an additional tax deficiency of approximately $30 million will be asserted. The additional tax assessments related to the Tyco IRS Notices and the Partnership Notices exclude interest and do not reflect the impact on subsequent periods if the IRS challenge to Tyco’s tax filings is proved correct. Tyco has filed petitions with the U.S. Tax Court to contest the IRS assessments. Consistent with its petitions filed with the U.S. Tax Court, Tyco has advised the Company that it strongly disagrees with the IRS position and believes (i) it has meritorious defenses for the respective tax filings, (ii) the IRS positions with regard to these matters are inconsistent with applicable tax laws and Treasury regulations, and (iii) the previously reported taxes for the years in question are appropriate. No payments with respect to the Tyco IRS Notices would be required until the dispute is resolved in the U.S. Tax Court. At the request of the IRS, the trial start date was postponed and rescheduled for October 2016.

On January 15, 2016, Tyco entered into a Stipulation of Settled Issues with the IRS regarding the Tyco IRS Notices and the Partnership Notices intending to resolve all disputes related to the intercompany debt issues for IRS audits of 1997 through 2000 tax years of Tyco and its subsidiaries, as they existed at the time. On May 17,

2016, the IRS Office of Appeals issued fully executed Forms 870-AD that effectively settle the matters on appeal on the same terms as those set forth in the Stipulation of Settled Issues and, on May 31, 2016, the U.S. Tax Court entered decisions consistent with the Stipulation of Settled Issues. As a result, Tyco has resolved all aspects of the controversy before the U.S. Tax Court and before the Appeals Division of the IRS for audit cycles 1997 through 2007. The resolution resulted in a total cash payment to the IRS shared among Tyco, Medtronic, and TE Connectivity in accordance with the formula in the 2007 Tax Sharing Agreement. Consequently, the cash payment was split among Tyco, Medtronic, and TE Connectivity 27%, 42%, and 31%, respectively. ADT’s share of the collective liability is determined pursuant to the 2012 Tax Sharing Agreement, and, under such agreement, ADT is not responsible for any cash payments under the resolution. The resolution has no impact on ADT’s financial position, results of operations, or cash flows.

During the fiscal year 2015, the IRS concluded its field examination of certain of Tyco’s U.S. federal income tax returns for the 2008 and 2009 tax years of Tyco and its subsidiaries. Tyco received anticipated Revenue Agents’ Reports (the “2008-2009 RARs”) proposing adjustments to certain Tyco entities’ previously filed tax return positions, including the predecessor to ADT, relating primarily to certain intercompany debt. In response, Tyco filed a formal, written protest with the IRS Office of Appeals requesting review of the 2008-2009 RARs. Tyco has advised the Company that it strongly disagrees with the IRS position and intends to vigorously defend its prior filed tax return positions and believes the previously reported taxes for the years in question are appropriate. The 2008-2009 RARs are still under administrative review by the IRS, and are not covered by the Stipulation of Settled Issues.

If the IRS should successfully assert its positions with respect to the matters described above, the Company’s share of the collective liability, if any, would be determined pursuant to the 2012 Tax Sharing Agreement. In accordance with the 2012 Tax Sharing Agreement, Tyco is responsible for the first $500 million of tax, interest, and penalty assessed against pre-2013 tax years, including its 27% share of the tax, interest, and penalty assessed for periods prior to Tyco’s 2007 spin-off transaction (“Pre-2007 Spin Periods”). In accordance with the 2012 Tax Sharing Agreement, the amount ultimately assessed against Pre-2007 Spin Periods with respect to the Tyco IRS Notices and the Partnership Notices would have to be in excess of $1.85 billion, including other assessments for unrelated historical tax matters Tyco has, or may settle in the future, before the Company would be required to pay any of the amounts assessed. In addition to the Company’s share of cash taxes pursuant to the 2012 Tax Sharing Agreement, the Company’s net operating loss (“NOL”) and credit carryforwards may be significantly reduced or eliminated by audit adjustments to pre-2013 tax periods. NOL and credit carryforwards may be reduced prior to incurring any cash tax liability, and will not be compensated for under the tax sharing agreement. The Company believes that its income tax reserves and the liabilities recorded in the Condensed Consolidated Balance Sheet for the 2012 Tax Sharing Agreement continue to be appropriate. However, the ultimate resolution of these matters is uncertain, and if the IRS were to prevail, it could have a material adverse impact on the Company’s financial position, results of operations, and cash flows, potentially including a significant reduction in or the elimination of the Company’s available NOL and credit carryforwards generated in pre-Separation from Tyco periods. Further, to the extent ADT is responsible for any liability under the 2012 Tax Sharing Agreement, there could be a material impact on its financial position, results of operations, cash flows, or its effective tax rate in future reporting periods.

Refer to Note 6 for information regarding a change to the Company’s unrecognized tax benefits during the second quarter of fiscal year 2016.

Other liabilities in the Company’s Condensed Consolidated Balance Sheets, as of both March 31, 2016 and September 25, 2015, include $19 million for ADT’s obligations under certain tax-related agreements entered into in conjunction with the Separation from Tyco. The maximum amount of potential future payments is not determinable as they relate to unknown conditions and future events that cannot be predicted.

8. Earnings Per Share

Basic earnings per share is computed by dividing net income attributable to common shares by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could participate in earnings, but not securities that are anti-dilutive. The computations of basic and diluted earnings per share for the quarters and six months ended March 31, 2016 and March 27, 2015 are as follows:

	For the Quarters Ended		For the Six Months Ended
	March 31, 2016	March 27, 2015	March 31, 2016	March 27, 2015
(in millions, except per share amounts)
Basic Earnings Per Share
Numerator:
Net income	$62	$68	$126	$140
Denominator:
Basic weighted-average shares outstanding	165	171	165	173
Basic earnings per share	$0.38	$0.40	$0.76	$0.81

	For the Quarters Ended		For the Six Months Ended
	March 31, 2016	March 27, 2015	March 31, 2016	March 27, 2015
(in millions, except per share amounts)
Diluted Earnings Per Share
Numerator:
Net income	$62	$68	$126	$140
Denominator:
Basic weighted-average shares outstanding	165	171	165	173
Effect of dilutive securities:
Dilutive effect of stock options and restricted stock units	1	1	1	—

Diluted weighted-average shares outstanding	166	172	166	173

Diluted earnings per share	$0.37	$0.40	$0.76	$0.81

The computation of diluted earnings per share excludes potentially dilutive securities whose effect would have been anti-dilutive in the amount of approximately 2.9 million shares and 2.2 million shares for the quarters ended March 31, 2016 and March 27, 2015, respectively, and approximately 2.8 million shares and 2.2 million shares for the six months ended March 31, 2016 and March 27, 2015, respectively.

9. Segment Data

The Company’s operating segments are also its reportable segments and are comprised of the following:

•	United States: Includes sales, installation, and monitoring for residential, business, and health customers in the U.S. and Puerto Rico, as well as corporate and other operating expenses associated with support functions in the United States.

•	Canada: Includes sales, installation, and monitoring for residential, business, and health customers in Canada, as well as operating expenses associated with certain support functions in Canada.

The Company’s CODM evaluates segment performance based on several factors, of which the primary financial measures are revenue and adjusted earnings before interest, taxes, depreciation and amortization

(“Adjusted EBITDA”). Revenue is attributed to individual countries based upon the operating entity that records the transaction. Adjusted EBITDA is defined as net income adjusted for interest, taxes, and certain non-cash items including depreciation of subscriber system assets and other fixed assets, amortization of deferred costs and deferred revenue associated with customer acquisitions, and amortization of dealer and other intangible assets. Adjusted EBITDA is also adjusted to exclude charges and gains related to the Merger, acquisitions, integrations, restructurings, impairments, and other income or charges. Such items are excluded to eliminate the impact of items that management does not consider indicative of the Company’s core operating performance and/or business trends of the Company.

All discussions and amounts reported below, including the prior year period, are based on the new segment structure. There is no impact on the previously reported condensed consolidated balance sheet, statement of operations, or statement of cash flows.

Segment results for the quarters and six months ended March 31, 2016 and March 27, 2015 are as follows ($ in millions):

	For the Quarters Ended		For the Six Months Ended
	March 31, 2016	March 27, 2015	March 31, 2016	March 27, 2015
Revenue:
United States	$837	$820	$1,673	$1,631
Canada(1)	62	70	126	146

Total	$899	$890	$1,799	$1,777

Adjusted EBITDA:
United States	$442	$412	$871	$834
Canada(1)	26	32	54	63

Total	$468	$444	$925	$897

Depreciation and Amortization:
United States	$311	$291	$617	$576
Canada(1)	21	22	42	46

Total	$332	$313	$659	$622

(1)	Results include the impact of fluctuations in foreign currency exchange rates.

The Company’s CODM does not evaluate the performance of the Company’s assets on a segment basis for internal management reporting. Therefore, such information is not presented.

The following table sets forth a reconciliation of segment Adjusted EBITDA to the Company’s consolidated income before income taxes for the quarters and six months ended March 31, 2016 and March 27, 2015 ($ in millions):

	For the Quarters Ended		For the Six Months Ended
	March 31, 2016	March 27, 2015	March 31, 2016	March 27, 2015
Income before income taxes	$90	$100	$182	$208
Interest expense, net	53	51	106	101
Depreciation and intangible asset amortization	294	278	583	553
Amortization of deferred subscriber acquisition costs	38	35	76	69
Amortization of deferred subscriber acquisition revenue	(43)	(40)	(86)	(80)
Restructuring and other	2	2	5	4
Merger, acquisition, and integration costs	8	—	9	1
Radio conversion costs	26	19	50	42
Separation related other income	—	(1)	—	(1)

Adjusted EBITDA	$468	$444	$925	$897

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

The ADT Corporation

Boca Raton, Florida

We have audited the accompanying consolidated balance sheets of The ADT Corporation and subsidiaries (the “Company”) as of September 25, 2015 and September 26, 2014, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the three fiscal years in the period ended September 25, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The ADT Corporation and subsidiaries as of September 25, 2015 and September 26, 2014, and the results of their operations and their cash flows for each of the three fiscal years in the period ended September 25, 2015, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP
Certified Public Accountants Boca Raton, Florida November 12, 2015

THE ADT CORPORATION

CONSOLIDATED BALANCE SHEETS

As of September 25, 2015 and September 26, 2014

(in millions, except share and per share data)

	2015	2014
Assets
Current Assets:
Cash and cash equivalents	$78	$66
Accounts receivable trade, less allowance for doubtful accounts of $23 and $24, respectively	102	101
Inventories	76	76
Prepaid expenses and other current assets	47	55
Deferred tax assets	96	111

Total current assets	399	409
Property and equipment, net	283	265
Subscriber system assets, net	2,502	2,260
Goodwill	3,680	3,738
Intangible assets, net	2,999	3,120
Deferred subscriber acquisition costs, net	631	571
Other assets	232	186

Total Assets	$10,726	$10,549

Liabilities and Stockholders’ Equity
Current Liabilities:
Current maturities of long-term debt	$5	$4
Accounts payable	190	208
Accrued and other current liabilities	231	260
Deferred revenue	232	236

Total current liabilities	658	708
Long-term debt	5,389	5,096
Deferred subscriber acquisition revenue	895	838
Deferred tax liabilities	732	651
Other liabilities	133	128

Total Liabilities	7,807	7,421

Commitments and contingencies (See Note 7)

Stockholders’ Equity:
Common stock—authorized 1,000,000,000 shares of $0.01 par value; issued and outstanding shares—165,850,306 as of September 25, 2015 and 174,109,318 as of September 26, 2014	2	2
Additional paid-in capital	2,374	2,643
Retained earnings	633	445
Accumulated other comprehensive (loss) income	(90)	38

Total Stockholders’ Equity	2,919	3,128

Total Liabilities and Stockholders’ Equity	$10,726	$10,549

See Notes to Consolidated Financial Statements

THE ADT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

Fiscal Years Ended September 25, 2015, September 26, 2014, and September 27, 2013

(in millions, except per share data)

	2015	2014	2013
Revenue	$3,574	$3,408	$3,309
Cost of revenue	1,575	1,457	1,378
Selling, general and administrative expenses	1,305	1,231	1,173
Radio conversion costs (See Note 1)	55	44	—
Separation costs (See Note 1)	—	17	23

Operating income	639	659	735
Interest expense, net	(205)	(192)	(117)
Other income (expense)	3	(35)	24

Income before income taxes	437	432	642
Income tax expense	(141)	(128)	(221)

Net income	$296	$304	$421

Net income per share:
Basic	$1.73	$1.67	$1.90
Diluted	$1.72	$1.66	$1.88

Weighted-average number of shares:
Basic	171	182	222
Diluted	172	183	224

See Notes to Consolidated Financial Statements

THE ADT CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Fiscal Years Ended September 25, 2015, September 26, 2014, and September 27, 2013

(in millions)

	2015	2014	2013
Net income	$296	$304	$421
Other comprehensive loss:
Foreign currency translation and other, net of tax	(128)	(42)	(13)

Total other comprehensive loss, net of tax	(128)	(42)	(13)

Comprehensive income	$168	$262	$408

See Notes to Consolidated Financial Statements

THE ADT CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Fiscal Years Ended September 25, 2015, September 26, 2014, and September 27, 2013

(in millions)

	Number of Common Shares	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Total Stockholders’ Equity
Balance as of September 28, 2012	231	$2	$5,062	$—	$93	$5,157
Other comprehensive loss					(13)	(13)
Net income				421		421
Dividends declared ($0.625 per share)				(138)		(138)
Common stock repurchases	(27)		(1,274)			(1,274)
Exercise of stock options and vesting of restricted stock units	5		85			85
Stock-based compensation expense			19			19
Separation-related adjustments to additional paid-in capital			65			65

Balance as of September 27, 2013	209	2	3,957	283	80	4,322
Other comprehensive loss					(42)	(42)
Net income				304		304
Dividends declared ($0.80 per share)				(142)		(142)
Common stock repurchases	(36)		(1,353)			(1,353)
Exercise of stock options and vesting of restricted stock units	1		17			17
Stock-based compensation expense			20			20
Other			2			2

Balance as of September 26, 2014	174	2	2,643	445	38	3,128
Other comprehensive loss					(128)	(128)
Net income				296		296
Dividends declared ($0.63 per share)				(108)		(108)
Common stock repurchases	(9)		(324)			(324)
Exercise of stock options and vesting of restricted stock units	1		32			32
Stock-based compensation expense			23			23

Balance as of September 25, 2015	166	$2	$2,374	$633	$(90)	$2,919

See Notes to Consolidated Financial Statements

THE ADT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Fiscal Years Ended September 25, 2015, September 26, 2014 and September 27, 2013

(in millions)

	2015	2014	2013
Cash Flows from Operating Activities:
Net income	$296	$304	$421
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and intangible asset amortization	1,124	1,040	942
Amortization of deferred subscriber acquisition costs	141	131	123
Amortization of deferred subscriber acquisition revenue	(163)	(151)	(135)
Stock-based compensation expense	23	20	19
Deferred income taxes	124	123	207
Provision for losses on accounts receivable and inventory	60	41	51
Other non-cash items	4	3	7
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable, net	(63)	(52)	(55)
Inventories	(1)	(5)	(25)
Accounts payable	(1)	(18)	58
Accrued and other liabilities	24	(7)	35
Income taxes, net	(4)	(30)	16
Deferred subscriber acquisition costs	(209)	(184)	(181)
Deferred subscriber acquisition revenue	231	226	232
Other	19	78	(49)

Net cash provided by operating activities	1,605	1,519	1,666

Cash Flows from Investing Activities:
Dealer-generated customer accounts and bulk account purchases	(559)	(526)	(555)
Subscriber system assets	(699)	(658)	(580)
Capital expenditures	(103)	(84)	(71)
Acquisition of businesses, net of cash acquired	(4)	(517)	(162)
Other investing	(41)	(7)	(26)

Net cash used in investing activities	(1,406)	(1,792)	(1,394)

Cash Flows from Financing Activities:
Proceeds from exercise of stock options	32	17	85
Repurchases of common stock under approved program	(324)	(1,384)	(1,235)
Dividends paid	(142)	(132)	(112)
Proceeds received for allocation of funds related to the Separation	—	—	61
Proceeds from long-term borrowings	755	2,100	850
Repayment of long-term debt	(500)	(378)	(3)
Other financing	(5)	(21)	(12)

Net cash (used in) provided by financing activities	(184)	202	(366)

Effect of currency translation on cash	(3)	(1)	(2)
Net increase (decrease) in cash and cash equivalents	12	(72)	(96)
Cash and cash equivalents at beginning of year	66	138	234

Cash and cash equivalents at end of year	$78	$66	$138

Supplementary Cash Flow Information:
Interest paid	$202	$171	$107
Income taxes paid, net of refunds	18	61	(2)

See Notes to Consolidated Financial Statements

THE ADT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation and Summary of Significant Accounting Policies

Nature of Business—The ADT Corporation (“ADT” or the “Company”), a company incorporated in the state of Delaware, is a leading provider of monitored security, interactive home and business automation, and related monitoring services in the United States and Canada.

Basis of Presentation—The Consolidated Financial Statements include the accounts of the Company and its wholly owned subsidiaries and have been prepared in United States dollars (“USD”) in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Unless otherwise indicated, references to 2015, 2014, and 2013 are to the Company’s fiscal years ended September 25, 2015, September 26, 2014, and September 27, 2013, respectively.

The Company has a 52- or 53-week fiscal year that ends on the last Friday in September. Fiscal years 2015, 2014, and 2013 were 52-week years. The Company’s next 53-week year will occur in fiscal year 2016. Subsequent to September 25, 2015, the Company’s Board of Directors approved a change to the Company’s fiscal year end from the last Friday in September to September 30 of each year. See Note 14 for further information.

The Company conducts business through its operating entities. During the fourth quarter of fiscal year 2015, the Company finalized its reporting structure following the acquisition of Reliance Protectron Inc. (“Protectron”), which the Company acquired during the fourth quarter of fiscal year 2014. See Note 2 for details about this acquisition. In connection with this reporting structure finalization, the manner in which the Chief Executive Officer, who is the chief operating decision maker (“CODM”), evaluates performance and makes decisions about how to allocate resources changed, resulting in the reorganization of the Company’s operating segment. The Company now has two reportable segments, which are the Company’s operating segments, United States (“U.S.”) and Canada. See Note 12 for further discussion on the Company’s segments.

All intercompany transactions have been eliminated. The results of companies acquired are included in the Consolidated Financial Statements from the effective date of acquisition.

Use of Estimates—The preparation of the Consolidated Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities and reported amounts of revenue and expenses. Significant estimates in these Consolidated Financial Statements include, but are not limited to, estimates of future cash flows and valuation-related assumptions associated with asset impairment testing, useful lives, and methods for depreciation and amortization, loss contingencies, income taxes and tax valuation allowances, and purchase price allocations. Actual results could differ materially from these estimates.

Revenue Recognition—Substantially all of the Company’s revenue is generated by contractual monthly recurring fees received for monitoring services provided to customers. Revenue from monitoring services is recognized as those services are provided to customers. Customer billings for services not yet rendered are deferred and recognized as revenue as the services are rendered. The balance of deferred revenue is included in current liabilities or long-term liabilities, as appropriate.

For transactions in which the Company retains ownership of the security system, non refundable fees (referred to as deferred subscriber acquisition revenue) received in connection with the initiation of a monitoring contract are deferred and amortized over the estimated life of the customer relationship. Transactions in which the Company transfers ownership of the security system to the customer occur only in certain limited circumstances.

Early termination of the contract by the customer results in a termination charge in accordance with the customer contract, which is recognized when collectability is reasonably assured. Contract termination charges recognized in revenue during fiscal years 2015, 2014, and 2013 were not material.

Advertising—Advertising costs which amounted to $199 million, $168 million, and $163 million for fiscal years 2015, 2014, and 2013, respectively, are expensed when incurred and are included in selling, general and administrative expenses.

Radio Conversion Costs—During fiscal year 2013, the Company implemented a three-year conversion program to replace 2G cellular technology used in many of its security systems, and began incurring costs under this program in fiscal year 2014. The Company incurred charges of $55 million and $44 million in fiscal years 2015 and 2014, respectively, related to the conversion program. These costs are reflected in radio conversion costs in the Consolidated Statements of Operations.

Separation Costs—Effective on September 28, 2012 (the “Distribution Date”), Tyco International Ltd. (“Tyco”) distributed to its public stockholders the Company’s common stock (the “Separation from Tyco”), and the Company became an independent public company. Charges incurred directly related to the Separation from Tyco are reflected in separation costs in the Company’s Consolidated Statements of Operations.

Other Income (Expense)—During fiscal year 2015, there was no material activity in other income (expense). During fiscal year 2014, the Company recorded $35 million of other expense, which is comprised primarily of $38 million of non-taxable expense representing a reduction in the receivable from Tyco pursuant to the tax sharing agreement entered into in conjunction with the Separation from Tyco largely due to the resolution of certain components of the Company’s unrecognized tax benefits. During fiscal year 2013, the Company recorded $24 million of other income, which is comprised primarily of $23 million of non-taxable income recorded pursuant to the tax sharing agreement for amounts owed by Tyco and Pentair Ltd. in connection with the exercise of ADT share based awards held by certain Tyco and Pentair Ltd. employees. See Note 6 for further information.

Translation of Foreign Currency—The Company’s Consolidated Financial Statements are reported in U.S. dollars. A portion of the Company’s business is transacted in Canadian dollars. The Company’s Canadian entities maintain their records in Canadian dollars. The assets and liabilities are translated into U.S. dollars using rates of exchange at the balance sheet date and translation adjustments are recorded in accumulated other comprehensive income. Revenue and expenses are translated at average rates of exchange in effect during the year.

Cash and Cash Equivalents—All highly liquid investments with original maturities of three months or less from the time of purchase are considered to be cash equivalents.

Allowance for Doubtful Accounts—The allowance for doubtful accounts receivable reflects the best estimate of probable losses inherent in the Company’s receivable portfolio determined on the basis of historical experience and other currently available evidence.

Inventories—Inventories are recorded at the lower of cost (average cost) or market value. Inventories consisted of the following ($ in millions):

	September 25, 2015	September 26, 2014
Work in progress	$3	$2
Finished goods	73	74

Inventories	$76	$76

Property and Equipment, Net—Property and equipment, net is recorded at cost less accumulated depreciation. Depreciation expense on property and equipment for fiscal years 2015, 2014, and 2013 was

$71 million, $70 million, and $48 million, respectively. Repairs and maintenance expenditures are expensed when incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets as follows:

Buildings and related improvements	Up to 40 years
Leasehold improvements	Lesser of remaining term of the lease or economic useful life
Other machinery, equipment, and furniture and fixtures	3 to 14 years

Subscriber System Assets and Deferred Subscriber Acquisition Costs—The Company records certain assets in connection with the acquisition of new customers depending on how the accounts are generated: subscriber system assets and deferred subscriber acquisition costs for customer accounts that are generated internally; and dealer intangibles for customer accounts that are generated through the ADT dealer program.

Subscriber system assets represent capitalized equipment and installation costs incurred in connection with transactions in which the Company retains ownership of the security system. These assets embody a probable future economic benefit as they generate future monitoring revenue for the Company. The Company pays property taxes on the subscriber system assets and upon customer termination, may retrieve such assets. Accumulated depreciation of subscriber system assets was $2.6 billion and $2.4 billion as of September 25, 2015 and September 26, 2014, respectively. Depreciation expense relating to subscriber system assets for fiscal years 2015, 2014, and 2013 was $436 million, $381 million, and $325 million, respectively.

Deferred subscriber acquisition costs represent direct and incremental selling expenses (i.e., commissions) related to acquiring the customer. Commissions paid in connection with the establishment of the monitoring contract are determined based on a percentage of the contractual fees and do not exceed deferred subscriber acquisition revenue. Amortization expense relating to deferred subscriber acquisition costs for fiscal years 2015, 2014, and 2013 was $141 million, $131 million, and $123 million, respectively.

Subscriber system assets and any related deferred subscriber acquisition costs and deferred subscriber acquisition revenue resulting from the customer acquisition are accounted for using pools based on the month and year of acquisition. The Company amortizes its pooled subscriber system assets and related deferred costs and deferred revenue using an accelerated method over the expected life of the customer relationship, which is 15 years. In order to align the amortization of subscriber system assets and related deferred costs and deferred revenue to the pattern in which their economic benefits are consumed, the accelerated method utilizes an average declining balance rate of 250% and converts to straight-line methodology when the resulting amortization charge is greater than that from the accelerated method, resulting in an average amortization of 60% of the pool within the first five years, 24% within the second five years, and 16% within the final five years.

Dealer and Other Amortizable Intangible Assets, Net—Intangible assets primarily include contracts and related customer relationships. Certain contracts and related customer relationships are generated from an external network of independent dealers who operate under the ADT dealer program. These contracts and related customer relationships are recorded at their contractually determined purchase price. During the charge-back period, generally 12 to 15 months, any cancellation of monitoring service, including those that result from customer payment delinquencies, results in a charge-back by the Company to the dealer for the full amount of the contract purchase price. The Company records the amount charged back to the dealer as a reduction of the intangible assets.

Intangible assets arising from the ADT dealer program described above are accounted for using pools based on the month and year of acquisition. The Company amortizes its pooled dealer intangible assets using an accelerated method over the expected life of the customer relationship, which is 15 years. The accelerated method for amortizing these intangible assets utilizes an average declining balance rate of 300% and converts to straight-line methodology when the resulting amortization charge is greater than that from the accelerated method, resulting in an average amortization of 67% of the pool within the first five years, 22% within the second five years, and 11% within the final five years.

Other amortizable intangible assets are amortized on a straight-line basis over six to 40 years. The Company evaluates the amortization methods and remaining useful lives of intangible assets on a periodic basis to determine whether events and circumstances warrant a revision to the amortization method or remaining useful lives.

Long-Lived Asset Impairments—The Company reviews long-lived assets, including property and equipment and amortizable intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the asset may not be fully recoverable. The Company analyzes undiscounted future net cash flow associated with that asset to determine if impairment exists. For purposes of recognition and measurement of an impairment for assets held and used, the Company groups assets and liabilities at the lowest level for which cash flows are separately identified. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal. There were no material long-lived asset impairments in fiscal years 2015, 2014, and 2013.

Goodwill—Goodwill is assessed for impairment at the reporting unit level annually or more frequently if events or changes in business circumstances indicate that it is more likely than not that the carrying value of a reporting unit exceeds its fair value. In performing these assessments, management relies on various factors and assumptions, including operating results, business plans, economic projections, anticipated future cash flows, and other market data. There are inherent uncertainties related to these factors and judgment is required in applying them to the goodwill impairment test. The Company performs its annual impairment tests for goodwill at the reporting unit level as of the first day of the Company’s fourth fiscal quarter of each year. See Note 4 for further information.

In testing goodwill for impairment, the Company has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the estimated fair value of the reporting unit is less than its carrying amount. If the Company elects to perform a qualitative assessment and determines that an impairment is more likely than not, a two-step, quantitative impairment test is then required, otherwise no further analysis is required. The Company also may elect not to perform the qualitative assessment and, instead, proceed directly to the quantitative impairment test and may resume performing the qualitative assessment in any subsequent period.

Under the qualitative goodwill assessment, events and circumstances that would affect the estimated fair value of a reporting unit are identified and evaluated. Factors such as the inputs to and results of the most recent two-step quantitative impairment test, current and long-term forecasted financial results, changes in strategic outlook or organizational structure, industry and market changes, and macroeconomic indicators are also considered in the assessment.

As discussed above, the two-step, quantitative goodwill impairment test is performed either at the Company’s election or when the results of the qualitative goodwill assessment indicate that it is more likely than not that the estimated fair value of the reporting unit is less than its carrying amount. Under the two-step, quantitative goodwill impairment test, the Company first compares the fair value of a reporting unit with its carrying amount. The estimated fair value of the reporting unit used in the goodwill impairment test is determined utilizing a discounted cash flow analysis based on the Company’s forecasts discounted using market participants’ weighted average cost of capital and market indicators of terminal year cash flows. If the carrying amount of a reporting unit exceeds its fair value, goodwill is considered potentially impaired and step two of the goodwill impairment test is performed to measure the amount of impairment loss. In the second step of the goodwill impairment test, the Company compares the implied fair value of the reporting unit’s goodwill with the carrying amount of the reporting unit’s goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess of the carrying amount of goodwill over its implied fair value. The implied fair value of goodwill is determined in the same manner that the amount of goodwill recognized in a business combination is determined. The fair value of the reporting unit is then allocated to all of the assets and liabilities of that unit, including intangible assets, as if the reporting unit had been acquired in a business combination. Any excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities represents the implied fair value of goodwill.

Accrued Expenses and Other Current Liabilities—Accrued and other current liabilities as of September 25, 2015 and September 26, 2014 consisted of the following ($ in millions):

	September 25, 2015	September 26, 2014
Payroll-related accruals	$79	$45
Insurance-related accruals	39	38
Accrued interest	44	44
Accrued dividends	—	35
Other accrued liabilities	69	98

Total	$231	$260

Income Taxes—The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. The calculation of income taxes for the Company requires a considerable amount of judgment and use of both estimates and allocations. Prior to the Separation from Tyco, the Company primarily operated within a Tyco U.S. consolidated group and within a standalone Canadian entity. In certain instances, tax losses or credits generated by Tyco’s other businesses continue to be available to the Company in periods after the Separation from Tyco.

In determining taxable income for the Company’s Consolidated Financial Statements, the Company must make certain estimates and judgments. These estimates and judgments affect the calculation of certain tax liabilities and the determination of the recoverability of certain of the deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenue and expense.

In evaluating the Company’s ability to recover its deferred tax assets, the Company considers all available positive and negative evidence including its past operating results, the existence of cumulative losses in the most recent years, and its forecast of future taxable income. In estimating future taxable income, the Company develops assumptions including the amount of future pre-tax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates the Company is using to manage its underlying businesses.

The Company does not have any significant valuation allowances against its net deferred tax assets.

Changes in tax laws and rates could also affect recorded deferred tax assets and liabilities in the future. Management records the effect of a tax rate or law change on the Company’s deferred tax assets and liabilities in the period of enactment. Future tax rate or law changes could have a material effect on the Company’s results of operations, financial condition, or cash flows.

In addition, the calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax regulations in the United States and Canada. The Company recognizes potential liabilities and records tax liabilities for anticipated tax audit issues in the United States and other tax jurisdictions based on its estimate of whether, and the extent to which, additional taxes will be due in accordance with the authoritative guidance regarding the accounting for uncertain tax positions. These tax liabilities are reflected net of related tax loss carryforwards. The Company adjusts these reserves in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the Company’s current estimate of the tax liabilities. If the Company’s estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities would result in tax benefits being recognized in the period when the Company determines the liabilities are no longer necessary.

Concentration of Credit Risks—The primary financial instruments which potentially subject the Company to concentrations of credit risks are accounts receivable. The Company’s concentration of credit risk with respect to accounts receivable is limited due to the significant size of its customer base.

Financial Instruments—The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, debt, and derivative financial instruments. Due to their short-term nature, the fair value of cash and cash equivalents, accounts receivable and accounts payable approximated book value as of September 25, 2015 and September 26, 2014.

Long-Term Debt Instruments—The fair value of the Company’s unsecured notes was determined using broker-quoted market prices, which are considered Level 2 inputs. The carrying amount of debt outstanding under the Company’s revolving credit facility approximates fair value as interest rates on these borrowings approximate current market rates, which are considered Level 2 inputs.

The carrying value and fair value of the Company’s debt that is subject to fair value disclosures as of September 25, 2015 and September 26, 2014 is as follows ($ in millions):

	September 25, 2015		September 26, 2014
	Carrying Value	Fair Value	Carrying Value	Fair Value
Long-term debt instruments, excluding capital lease obligations and other	$5,361	$5,044	$5,065	$4,759

Derivative Instruments—All derivative financial instruments are reported on the Consolidated Balance Sheets at fair value. For derivative financial instruments designated as fair value hedges, the changes in fair value of both the derivatives and the hedged items are recognized currently in the Consolidated Statements of Operations. The fair values of the Company’s derivative financial instruments are not material.

During the year ended September 26, 2014, the Company entered into interest rate swap transactions to hedge $500 million of its $1 billion, 6.250% fixed-rate notes due October 2021, and all $500 million of its 4.125% fixed-rate notes due April 2019. During the year ended September 25, 2015, the Company entered into interest rate swap transactions to hedge all $300 million of its 5.250% fixed-rate notes due March 2020. These transactions are designated as fair value hedges with the objective of managing the exposure to interest rate risk by converting the interest rates on the fixed-rate notes to floating rates. These transactions did not have a material impact on the Company’s Consolidated Financial Statements as of and for the years ended September 25, 2015 and September 26, 2014.

Restructuring and Other Charges—During the year ended September 25, 2015, restructuring and other charges were not material. During the year ended September 26, 2014, the Company recognized $8 million in severance charges related to the separation of employees in conjunction with actions taken to reduce general and administrative expenses, $6 million in charges primarily related to a loss on the sublease of a portion of its office space and $3 million of other costs associated with consulting services focused on identifying actions to reduce its cost structure and streamline operations. Substantially all of these charges were paid as of September 25, 2015.

The Company also recognized other charges of $8 million related to accelerated depreciation on certain assets in fiscal year 2014 in connection with the rationalization of its business processes and system landscape. Restructuring and other charges during fiscal year 2013 were not material.

Guarantees—In the normal course of business, the Company is liable for contract completion and product performance. In the opinion of management, such obligations will not significantly affect the Company’s financial position, results of operations or cash flows. As of September 25, 2015 and September 26, 2014, the Company did not have material guarantees.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance which sets forth a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. The guidance is effective for annual reporting periods, including interim reporting periods within those periods, beginning after December 15, 2016, and early adoption is not permitted. Companies may use either a full retrospective or a modified retrospective approach to adopt this guidance. The Company is currently evaluating the impact of this guidance.

In August 2015, the FASB issued an amendment to the above-mentioned revenue recognition guidance. This amendment defers the effective date by one year to December 15, 2017, for annual reporting periods, including interim reporting periods within those periods, beginning after that date. Early adoption is permitted, but not before the original effective date of December 15, 2016.

In April 2015, the FASB issued authoritative guidance to simplify the presentation of debt issuance costs and require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this guidance. The guidance is to be applied on a retrospective basis and is effective for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted for financial statements that have not been previously issued. The adoption of this guidance is not expected to have a material impact on the Company’s financial position, results of operations, or cash flows.

In April 2015, the FASB issued authoritative guidance regarding the accounting for fees paid in a cloud computing arrangement. The new standard provides guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. The guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Companies may elect to adopt this guidance using either (1) a prospective approach for all arrangements entered into or materially modified after the effective date or (2) a retrospective approach. The Company is currently evaluating the impact of this guidance.

In July 2015, the FASB issued authoritative guidance to simplify the subsequent measurement of inventory. Under this new standard, an entity should measure inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. The amendments in this guidance should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The Company is currently evaluating the impact of this guidance.

2. Acquisitions

Dealer-Generated Customer Accounts and Bulk Account Purchases

During fiscal years 2015, 2014, and 2013, the Company paid $559 million, $526 million, and $555 million, respectively, for customer contracts for electronic security services generated under the ADT dealer program and bulk account purchases.

Acquisitions

On July 8, 2014, the Company acquired all of the issued and outstanding capital stock of Protectron, a leading electronic security services company in Canada. The primary purpose of the acquisition was to expand the Company’s market share in Canada and create a stronger organization that is better positioned to serve Canadian customers. The consideration transferred in Canadian dollars (“CAD”) was CAD $560 million ($525 million), and cash paid during fiscal year 2014 was $517 million, net of cash acquired. The transaction was financed with borrowings of $375 million under the Company’s revolving credit facility and cash on hand.

Under the acquisition method of accounting, the purchase price has been allocated to Protectron’s tangible and identifiable intangible assets acquired and liabilities assumed based on estimates of fair value using available information and making assumptions management believes are reasonable. The excess of the purchase price over those fair values was recorded as goodwill. The following table summarizes the allocation of the purchase price of this acquisition and the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition for fiscal year 2014:

Estimated fair value of assets acquired and liabilities assumed ($ in millions):
Cash and cash equivalents	$5
Customer relationships	253
Trade name and other intangibles	43
Goodwill	296
Deferred tax liabilities	(65)
Other, net	(7)

Consideration transferred	$525

Adjustments made to the purchase price allocation for the Protectron acquisition during fiscal 2015 were not material to the Consolidated Financial Statements. The amortization period for intangible assets acquired ranges from seven to 20 years. The Company recorded approximately $296 million of goodwill, reflecting the strategic fit and the value of Protectron’s recurring revenue and earnings growth potential to the Company. The goodwill amount was not deductible for tax purposes. Protectron’s impact on the Company’s Consolidated Results of Operations for fiscal year 2014 and pro-forma results for fiscal years 2014 and 2013 was immaterial.

On August 2, 2013, the Company acquired all of the issued and outstanding capital stock of Devcon Security Holdings, Inc. (“Devcon Security”) for cash consideration of $146 million, net of cash acquired. Devcon Security provides alarm monitoring services and related equipment to residential homes, businesses, and homeowner associations in the United States. As part of this acquisition, the Company recognized intangible assets of $84 million in customer relationships and $60 million of goodwill as well as insignificant amounts of net working capital and tangible assets. On October 1, 2012, the Company completed its acquisition of Absolute Security, which had been an ADT authorized dealer, with $16 million of cash paid during fiscal year 2013. As part of this acquisition, the Company recognized $20 million of goodwill.

3. Property and Equipment

Property and equipment as of September 25, 2015 and September 26, 2014 consisted of the following ($ in millions):

	September 25, 2015	September 26, 2014
Land	$9	$9
Buildings and leasehold improvements	108	101
Machinery and equipment	404	392
Property under capital leases	45	45
Construction in progress	40	15
Accumulated depreciation	(323)	(297)

Property and equipment, net	$283	$265

4. Goodwill and Other Intangible Assets

Goodwill

On the first day of the fiscal fourth quarter of 2015, the Company performed a quantitative impairment assessment on its two reporting units and concluded that goodwill was not impaired. Additionally, there were no goodwill impairments as a result of performing the Company’s annual impairment tests for fiscal years 2014 and 2013.

As discussed further in Note 1, effective for the fourth quarter of fiscal year 2015, the Company changed its operating segment reporting structure. Under this new structure, the Company now has two operating segments, which are also the Company’s reporting units. As a result of this change, the Company reallocated goodwill to the U.S. and Canada reporting units using the relative fair value approach.

The changes in the carrying amount of goodwill by segment for the years ended September 25, 2015 and September 26, 2014 are as follows ($ in millions):

	United States	Canada	Total
Balance as of September 27, 2013	$3,409	$67	$3,476
Acquisition	—	296	296
Currency translation and other	(13)	(21)	(34)

Balance as of September 26, 2014	$3,396	$342	$3,738
Currency translation and other	(1)	(57)	(58)

Balance as of September 25, 2015	$3,395	$285	$3,680

All prior period balances in the table above are presented under the new segment structure.

Other Intangible Assets

The following table sets forth the gross carrying amounts and accumulated amortization of the Company’s other intangible assets as of September 25, 2015 and September 26, 2014 ($ in millions):

	September 25, 2015		September 26, 2014
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable:
Contracts and related customer relationships	$8,147	$(5,183)	$8,098	$(5,022)
Other	41	(6)	51	(7)

Total	$8,188	$(5,189)	$8,149	$(5,029)

The changes in the net carrying amount of contracts and related customer relationships for the years ended September 25, 2015 and September 26, 2014 are as follows ($ in millions):

Balance as of September 27, 2013	$2,917
Acquisition of customer relationships	253
Customer contract additions, net of dealer charge-backs	523
Amortization	(587)
Currency translation and other	(30)

Balance as of September 26, 2014	$3,076
Customer contract additions, net of dealer charge-backs	561
Amortization	(614)
Currency translation and other	(59)

Balance as of September 25, 2015	$2,964

Other than goodwill, the Company does not have any other indefinite-lived intangible assets as of September 25, 2015 and September 26, 2014. Intangible asset amortization expense for fiscal years 2015, 2014 and 2013 was $617 million, $589 million, and $569 million, respectively. The weighted-average amortization periods for contracts and related customer relationships acquired during fiscal years 2015 and 2014, were 15 and 14 years, respectively.

The estimated aggregate amortization expense for intangible assets is expected to be as follows ($ in millions):

Fiscal 2016	$571
Fiscal 2017	476
Fiscal 2018	398
Fiscal 2019	342
Fiscal 2020	274

5. Debt

Debt as of September 25, 2015 and September 26, 2014 consisted of the following ($ in millions):

	September 25, 2015	September 26, 2014
Current maturities of long-term debt:
Capital lease obligations and other	$5	$4

Current maturities of long-term debt	5	4

Long-term debt:
2.250% notes due July 2017	$750	$750
4.125% notes due April 2019	509	498
5.250% notes due March 2020	306	—
6.250% notes due October 2021	1,020	1,001
3.500% notes due July 2022	998	998
4.125% notes due June 2023	700	700
4.875% notes due July 2042	743	743
Revolving credit facility	335	375
Capital lease obligations and other	28	31

Total long-term debt	5,389	5,096

Total debt	$5,394	$5,100

Senior Unsecured Notes

Fiscal Year 2015

On December 18, 2014, the Company completed a public offering of $300 million of its 5.250% senior unsecured notes due March 15, 2020 (the “December 2014 Debt Offering”). Net cash proceeds from the issuance of this term indebtedness totaled $296 million and were primarily used to repay outstanding borrowings under the Company’s revolving credit facility and for general corporate purposes. Interest is payable on March 15 and September 15 of each year and commenced on March 15, 2015. The Company may redeem the notes, in whole or in part, at any time prior to the maturity date at a redemption price equal to the greater of the principal amount of the notes to be redeemed or a make-whole premium, plus, in each case, accrued and unpaid interest to, but excluding, the redemption date.

Additionally, in December 2014, the Company entered into interest rate swap transactions on all $300 million of the December 2014 Debt Offering. These transactions are designated as fair value hedges with the objective of managing the exposure to interest rate risk by converting the interest rates on the fixed-rate notes to floating rates. These transactions did not have a material impact on the Company’s Consolidated Financial Statements as of September 25, 2015.

Fiscal Year 2014

On October 1, 2013, the Company issued $1 billion aggregate principal amount of 6.250% senior unsecured notes due October 2021 in a private placement conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “October 2013 Debt Offering”). Net cash proceeds from the issuance of this term indebtedness totaled $987 million, of which $150 million was used to repay the outstanding borrowings under the Company’s revolving credit facility. The remaining net proceeds were used primarily for repurchases of outstanding shares of ADT’s common stock. Interest is payable on April 15 and October 15 of each year and commenced on April 15, 2014. The Company may redeem the notes, in whole or in part, at any time prior to the maturity date at a redemption price equal to the greater of the principal amount of the notes to be redeemed, or a make-whole premium, plus, in each case, accrued and unpaid interest to, but excluding, the redemption date. In connection with the October 2013 Debt Offering, the Company entered into an exchange and registration rights agreement with the initial purchasers, and on April 4, 2014, the Company commenced an offer to exchange the $1 billion notes. This exchange offer was completed on May 9, 2014.

On March 19, 2014, the Company completed a public offering of $500 million of its 4.125% senior unsecured notes due April 2019. Net cash proceeds from the issuance of this term indebtedness totaled $493 million, of which $200 million was used to repay outstanding borrowings under the Company’s revolving credit facility. The remaining net proceeds were used primarily for general corporate purposes and repurchases of outstanding shares of ADT’s common stock. Interest is payable on April 15 and October 15 of each year, and commenced on October 15, 2014. The Company may redeem the notes, in whole or in part, at any time prior to the maturity date at a redemption price equal to the greater of the principal amount of the notes to be redeemed, or a make-whole premium, plus in each case, accrued and unpaid interest to, but excluding, the redemption date.

Additionally, during the year ended September 26, 2014, the Company entered into interest rate swap transactions to hedge $500 million of its $1 billion October 2013 Debt Offering, and all $500 million of its 4.125% fixed-rate notes due April 2019. These transactions are designated as fair value hedges with the objective of managing the exposure to interest rate risk by converting the interest rates on the fixed-rate notes to floating rates. These transactions did not have a material impact on the Company’s Consolidated Financial Statements as of September 25, 2015 and September 26, 2014.

Fiscal Year 2013

On January 14, 2013, the Company issued $700 million aggregate principal amount of 4.125% unsecured notes due June 2023 in a private placement conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “January 2013 Debt Offering”). Net cash proceeds from the issuance of this term indebtedness totaled $694 million and were primarily used for the repurchase of outstanding shares of ADT’s common stock. Interest is payable on June 15 and December 15 of each year, and commenced on June 15, 2013. The Company may redeem the notes, in whole or in part, at any time prior to the maturity date at a redemption price equal to the greater of the principal amount of the notes to be redeemed, or a make-whole premium, plus in each case, accrued and unpaid interest to, but excluding, the redemption date. In connection with the January 2013 Debt Offering, the Company entered into an exchange and registration rights agreement with the initial purchasers, and on April 18, 2013 the Company commenced an offer to exchange the $700 million notes. This exchange offer was completed during the third quarter of fiscal year 2013.

Fiscal Year 2012

On July 5, 2012, the Company issued $2.5 billion aggregate principal amount of unsecured notes, of which $750 million aggregate principal amount of 2.250% notes will mature on July 15, 2017, $1.0 billion aggregate principal amount of 3.500% notes will mature on July 15, 2022, and $750 million aggregate principal amount of 4.875% notes will mature on July 15, 2042 in a private placement conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended. Cash proceeds from the issuance of this term indebtedness, net of debt issuance costs, totaled $2.47 billion and were used primarily to repay intercompany debt and to make other cash payments to Tyco in conjunction with the Separation from Tyco. Interest is payable on January 15 and July 15 of each year. The Company may redeem each series of the notes, in whole or in part, at any time at a redemption price equal to the principal amount of the notes to be redeemed, plus a make-whole premium, plus in each case, accrued and unpaid interest to, but excluding, the redemption date. In connection with the issuance of the $2.5 billion notes, the Company entered into an exchange and registration rights agreement with the initial purchasers, and on April 1, 2013 the Company commenced an offer to exchange such notes. This exchange offer was completed during the third quarter of fiscal year 2013.

Revolving Credit Facility

On June 22, 2012, the Company entered into an unsecured senior revolving credit facility with a maturity date of June 22, 2017 and an aggregate commitment of $750 million, which is available to be used for working capital, capital expenditures and other corporate purposes. The interest rate for borrowings under the revolving credit facility is based on the London Interbank Offered Rate (“LIBOR”) or an alternative base rate, plus a spread, based upon the Company’s credit rating. As of September 25, 2015 and September 26, 2014, the Company had outstanding borrowings under the facility of $335 million and $375 million, respectively, at interest rates of 1.651% and 1.606%, respectively.

The Company’s revolving credit facility contains customary covenants, including a limit on the ratio of debt to earnings before interest, taxes, depreciation, and amortization (“EBITDA”), a minimum required ratio of EBITDA to interest expense and limits on incurrence of liens and subsidiary debt. In addition, the indenture governing the Company’s senior unsecured notes contains customary covenants including limits on liens and sale/leaseback transactions. Furthermore, acceleration of any obligation under any of the Company’s material debt instruments will permit the holders of its other material debt to accelerate their obligations.

As of September 25, 2015, the Company was in compliance with all covenants on its debt instruments.

Aggregate annual maturities of long-term debt and capital lease obligations are as follows ($ in millions):

Fiscal 2016	$8
Fiscal 2017	1,093
Fiscal 2018	7
Fiscal 2019	506
Fiscal 2020	306
Thereafter	3,457

Total	5,377
Less amount representing discount on notes	9
Less amount representing interest on capital leases	9
Plus hedge accounting fair value adjustment	35

Total	5,394
Less current maturities of long-term debt	5

Total long-term debt	$5,389

Interest expense totaled $209 million, $193 million, and $118 million for the years ended September 25, 2015, September 26, 2014, and September 27, 2013, respectively. Interest expense for fiscal years 2015, 2014, and 2013 primarily represents interest incurred on the Company’s unsecured notes.

See Note 1 for information on the fair value of the Company’s debt.

6. Income Taxes

Significant components of income before income taxes for fiscal years 2015, 2014, and 2013 are as follows ($ in millions):

	2015	2014	2013
United States	$426	$408	$610
Non-U.S.	11	24	32

Income before income taxes	$437	$432	$642

Significant components of income tax expense for fiscal years 2015, 2014, and 2013 are as follows ($ in millions):

	2015	2014	2013
Current:
United States:
Federal	$7	$(17)	$7
State	2	7	1
Non-U.S.	8	15	6

Current income tax expense	$17	$5	$14

Deferred:
United States:
Federal	$110	$110	$172
State	16	20	33
Non-U.S.	(2)	(7)	2

Deferred income tax expense	124	123	207

Income tax expense	$141	$128	$221

The reconciliations between the actual effective tax rate on continuing operations and the statutory U.S. federal income tax rate for fiscal years 2015, 2014, and 2013 are as follows:

	2015	2014	2013
Federal statutory tax rate	35.0%	35.0%	35.0%
Increases (reductions) in taxes due to:
U.S. state income tax provision, net	2.7%	4.2%	3.5%
Non-U.S. net earnings	(1.2)%	(0.5)%	(0.5)%
Trademark amortization	(5.3)%	(5.3)%	(3.6)%
Nondeductible charges	—%	—%	(1.0)%
Resolution of unrecognized tax benefits	—%	(6.5)%	—%
2005-2009 IRS adjustments	—%	3.7%	—%
Other	1.1%	(1.0)%	1.0%

Provision for income taxes	32.3%	29.6%	34.4%

Deferred income taxes result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes.

The components of the Company’s net deferred income tax liability as of September 25, 2015 and September 26, 2014 are as follows ($ in millions):

	September 25, 2015	September 26, 2014
Deferred tax assets:
Accrued liabilities and reserves	$61	$35
Tax loss and credit carryforwards	959	1,023
Postretirement benefits	17	14
Deferred revenue	160	167
Other	21	13

`	$1,218	$1,252

Deferred tax liabilities:
Property and equipment	(29)	(34)
Subscriber system assets	(715)	(633)
Intangible assets	(1,097)	(1,111)
Other	(7)	(10)

	$(1,848)	$(1,788)

Net deferred tax liability before valuation allowance	(630)	(536)
Valuation allowance	(3)	(2)

Net deferred tax liability	$(633)	$(538)

The valuation allowance for deferred tax assets relates to the uncertainty of the utilization of certain state and U.S. deferred tax assets. The Company believes that it is more likely than not that it will generate sufficient future taxable income to realize the tax benefits related to its remaining deferred tax assets, including credit and net operating loss (“NOL”) carryforwards, on the Company’s Consolidated Balance Sheet. The valuation allowance for deferred tax assets as of September 25, 2015 and September 26, 2014 was not material.

As of September 25, 2015, the Company had approximately $2.5 billion of U.S. Federal NOL carryforwards, $1.2 billion of state NOL carryforwards and immaterial foreign NOL carryforwards. The U.S. Federal and state NOL carryforwards will expire between 2016 and 2033. Although future utilization will depend on the Company’s actual profitability and the result of income tax audits, the Company anticipates that its U.S. Federal NOL carryforwards will be fully utilized prior to expiration. Of the $2.5 billion U.S. Federal NOL carryforwards, $0.7 billion was generated prior to the Separation from Tyco and is subject to limitation as an “ownership change” is deemed to have occurred upon Separation from Tyco on September 28, 2012 pursuant to Internal Revenue Code (the “Code”) Section 382. The Company does not, however, expect that this limitation will impact its ability to utilize the tax attributes carried forward from pre-Separation from Tyco periods. The Company recognizes tax benefits associated with stock-based compensation directly to stockholders’ equity when realized. Accordingly, deferred tax assets are not recognized for net operating loss carryforwards resulting from windfall tax benefits. A windfall tax benefit occurs when tax deductions related to equity compensation are greater than compensation recognized for financial reporting. Stockholders’ equity will be increased by $17 million if and when such deferred tax assets are ultimately realized. The Company uses a tax law ordering approach to determine if the excess tax deductions associated with compensation costs have reduced income taxes payable.

Unrecognized Tax Benefits

As of September 25, 2015 and September 26, 2014, the Company had unrecognized tax benefits of $48 million and $49 million, respectively, of which $48 million and $49 million, if recognized, would affect the effective tax rate. The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense. Accrued interest and penalties related to the unrecognized tax benefits as of September 25, 2015 and September 26, 2014 were not material. All unrecognized tax benefits and related interest were presented as non-current in the Company’s Consolidated Balance Sheet as of September 25, 2015.

The impact to the income tax expense for interest and penalties related to unrecognized tax benefits was not material for fiscal years 2015, 2014, and 2013.

The following is a rollforward of unrecognized tax benefits for the years ended September 25, 2015, September 26, 2014, and September 27, 2013 ($ in millions):

	2015	2014	2013
Balance as of beginning of year:	$49	$87	$88
Reductions related to lapse of statute of limitations	—	—	(1)
Additions/(Reductions) based on tax positions related to prior years	1	(38)	—
Increase related to acquisitions	—	15	—
Decrease due to reductions in the AMT payable	—	(18)	—
Other changes not impacting the income statement	(2)	3	—

Balance as of end of year	$48	$49	$87

Based on the current status of its income tax audits, the Company believes that it is reasonably possible that an immaterial amount of unrecognized tax benefits may be resolved in the next 12 months.

Many of the Company’s uncertain tax positions relate to tax years that remain subject to audit by the taxing authorities in the U.S. federal, state and local, or foreign jurisdictions. Open tax years in significant jurisdictions are as follows:

Jurisdiction	Years Open To Audit
Canada	2008—2014
United States	1997—2014

Undistributed Earnings of Subsidiaries

The Company’s primary non-U.S. operations are located in Canada. The Company has not provided for U.S. income taxes and foreign withholding taxes on the undistributed earnings of its Canadian subsidiaries as of September 25, 2015, as earnings are expected to be permanently reinvested outside the U.S.  If these foreign earnings were to be repatriated in the future, the related U.S. tax liability may be reduced by any foreign income taxes previously paid on these earnings. As of September 25, 2015, the cumulative amount of earnings upon which U.S. income taxes have not been provided is approximately $193 million. The Company does not know the time or manner in which it would repatriate those funds. Because the time or manner of repatriation is uncertain, the Company cannot determine the impact of local taxes, withholding taxes, and foreign tax credits associated with the future repatriation of such earnings and therefore cannot quantify the tax liability. The Company provides for deferred or current income taxes on earnings of international subsidiaries in the period that the Company determines it will remit those earnings.

Tax Sharing Agreement and Other Income Tax Matters

In connection with the Separation from Tyco, the Company entered into a tax sharing agreement (the “2012 Tax Sharing Agreement”) with Tyco and Pentair Ltd., formerly Tyco Flow Control International, Ltd. (“Pentair”), that governs the rights and obligations of ADT, Tyco and Pentair for certain pre-Separation from Tyco tax liabilities, including Tyco’s obligations under the tax sharing agreement among Tyco, Covidien Ltd.

(“Covidien”), and TE Connectivity Ltd. (“TE Connectivity”) entered into in 2007 (the “2007 Tax Sharing Agreement”). The 2012 Tax Sharing Agreement provides that ADT, Tyco, and Pentair will share (i) certain pre-Separation from Tyco income tax liabilities that arise from adjustments made by tax authorities to ADT’s, Tyco’s, and Pentair’s U.S. and certain non-U.S. income tax returns and (ii) payments required to be made by Tyco in respect to the 2007 Tax Sharing Agreement (collectively, “Shared Tax Liabilities”). Tyco will be responsible for the first $500 million of Shared Tax Liabilities. ADT and Pentair will share 58% and 42%, respectively, of the next $225 million of Shared Tax Liabilities. ADT, Tyco, and Pentair will share 27.5%, 52.5%, and 20.0%, respectively, of Shared Tax Liabilities above $725 million.

In addition, under the terms of the 2012 Tax Sharing Agreement, in the event the distribution of ADT’s common shares to the Tyco shareholders (the “Distribution”), the distribution of Pentair common shares to the Tyco shareholders (the “Pentair Distribution” and, together with the Distribution, the “Distributions”), or certain internal transactions undertaken in connection therewith were determined to be taxable as a result of actions taken by ADT, Pentair, or Tyco after the Distributions, the party responsible for such failure would be responsible for all taxes imposed on ADT, Pentair, or Tyco as a result thereof. Taxes resulting from the determination that the Distribution, the Pentair Distribution, or any internal transaction that were intended to be tax-free is taxable are referred to herein as “Distribution Taxes.”  If such failure is not the result of actions taken after the Distributions by ADT, Pentair, or Tyco, then ADT, Pentair, and Tyco would be responsible for any Distribution Taxes imposed on ADT, Pentair, or Tyco as a result of such determination in the same manner and in the same proportions as the Shared Tax Liabilities. ADT has sole responsibility of any income tax liability arising as a result of Tyco’s acquisition of Broadview Security in May 2010, including any liability of Broadview Security under the tax sharing agreement between Broadview Security and The Brink’s Company dated October 31, 2008 (collectively, “Broadview Tax Liabilities”). Costs and expenses associated with the management of Shared Tax Liabilities, Distribution Taxes, and Broadview Tax Liabilities will generally be shared 20.0% by Pentair, 27.5% by ADT, and 52.5% by Tyco. ADT is responsible for all of its own taxes that are not shared pursuant to the 2012 Tax Sharing Agreement’s sharing formulae. In addition, Tyco, and Pentair are responsible for their tax liabilities that are not subject to the 2012 Tax Sharing Agreement’s sharing formulae.

The 2012 Tax Sharing Agreement also provides that, if any party defaults in its obligation to another party to pay its share of the distribution taxes that arise as a result of no party’s fault, each non-defaulting party is required to pay, equally with any other non-defaulting party, the amounts in default. In addition, if another party to the 2012 Tax Sharing Agreement that is responsible for all or a portion of an income tax liability defaults in its payment of such liability to a taxing authority, ADT could be legally liable under applicable tax law for such liabilities and required to make additional tax payments. Accordingly, under certain circumstances, ADT may be obligated to pay amounts in excess of its agreed-upon share of its, Tyco’s, and Pentair’s tax liabilities.

The Company recorded a receivable from Tyco for certain tax liabilities incurred by ADT but indemnified by Tyco under the 2012 Tax Sharing Agreement. This receivable totaled $41 million as of September 27, 2013, substantially all of which was released into other expense during fiscal year 2014. The actual amount that the Company may be entitled to receive could vary depending upon the outcome of certain unresolved tax matters, which may not be resolved for several years.

In conjunction with the Separation from Tyco, substantially all of Tyco’s outstanding equity awards were converted into like-kind awards of ADT, Tyco, and Pentair. Pursuant to the terms of the 2012 Separation from Tyco and Distribution Agreement, each of the three companies is responsible for issuing its own shares upon employee exercises of stock option awards or vesting of restricted stock units. However, the 2012 Tax Sharing Agreement provides that any allowable compensation tax deduction for such awards is to be claimed by the employee’s current employer. The 2012 Tax Sharing Agreement requires the employer claiming a tax deduction for shares issued by the other companies to pay a percentage of the allowable tax deduction to the company issuing the equity. During the year ended September 25, 2015, amounts recorded in connection with this arrangement were immaterial.

7. Commitments and Contingencies

Lease Obligations

The Company has facility, vehicle, and equipment leases that expire at various dates through fiscal year 2026. Rental expense under these leases was $56 million, $58 million, and $50 million for fiscal years 2015, 2014, and 2013, respectively. Sublease income was immaterial for all years presented. In addition to operating leases, the Company has commitments under capital leases for certain facilities, which are not material to the Company’s Consolidated Financial Statements.

The following table provides a schedule of minimum lease payments for non-cancelable operating leases as of September 25, 2015 ($ in millions):

Fiscal 2016	$58
Fiscal 2017	52
Fiscal 2018	45
Fiscal 2019	35
Fiscal 2020	28
Thereafter	46

264
Less sublease income	20

Total	$244

Purchase Obligations

The following table provides a schedule of commitments related to agreements to purchase certain goods and services, including purchase orders, entered into in the ordinary course of business, as of September 25, 2015 ($ in millions):

Fiscal 2016	$273
Fiscal 2017	182
Fiscal 2018	46
Fiscal 2019	1
Fiscal 2020	—
Thereafter	—

Total	$502

The purchase obligations in the table above primarily relate to an agreement with one of the Company’s suppliers for the purchase of certain security system equipment and components. The agreement, which was amended during the third quarter of fiscal year 2015, provides that the Company meet minimum purchase requirements, which are subject to adjustments based on certain performance conditions for each of the calendar years 2015, 2016, and 2017. The agreement expires on December 31, 2017.

Legal Proceedings

The Company is subject to various claims and lawsuits in the ordinary course of business, including from time to time, contractual disputes, employment matters, product and general liability claims, claims that the Company has infringed on the intellectual property rights of others, claims related to alleged security system failures, and consumer and employment class actions. In the ordinary course of business, the Company is also subject to regulatory and governmental examinations, information requests and subpoenas, inquiries, investigations, and threatened legal actions and proceedings. In connection with such formal and informal inquiries, the Company receives numerous requests, subpoenas, and orders for documents, testimony, and information in connection with various aspects of its activities. The Company has recorded accruals for losses that it believes are probable to occur and are reasonably estimable. While the ultimate outcome of these matters cannot be predicted with certainty, the Company believes that the resolution of any such proceedings (other than matters specifically identified below) will not have a material effect on its financial position, results of operations, or cash flows.

Environmental Matter

On October 25, 2013, the Company was notified by subpoena that the Office of the Attorney General of California, in conjunction with the Alameda County District Attorney, is investigating whether certain of the Company’s waste disposal policies, procedures, and practices are in violation of the California Business and Professions Code and the California Health and Safety Code. The Company is cooperating fully with the respective authorities. The Company is currently unable to predict the outcome of this investigation or reasonably estimate a range of possible loss.

Securities Litigation

On April 28, 2014, the Company and certain of its current and former officers and directors were named as defendants in a lawsuit filed in the United States District Court for the Southern District of Florida. The plaintiff alleges violations of the Securities Exchange Act of 1934 and SEC Rule 10b-5, and seeks monetary damages, including interest, and class action status on behalf of all plaintiffs who purchased the Company’s common stock during the period between November 27, 2012 and January 29, 2014, inclusive. The claims focus primarily on the Company’s statements concerning its financial condition and future business prospects for fiscal 2013 and the first quarter of fiscal 2014, its stock repurchase program in 2012 and 2013, and the buyback of stock from Corvex Management LP (“Corvex”) in November 2013. On June 27, 2014, another plaintiff filed a similar action in the same court. On July 14, 2014, the Court entered an order consolidating the two actions under the caption Henningsen v. The ADT Corporation, Case No. 14-80566-CIV-DIMITROULEAS, and appointing IBEW Local 595 Pension and Money Purchase Pension Plans, Macomb County Employees’ Retirement System and KBC Asset Management NV as Lead Plaintiffs in the consolidated action. In addition to the Company, the defendants named in the action are Naren Gursahaney, Kathryn A. Mikells, Michael S. Geltzeiler, Keith A. Meister, and Corvex. On September 25, 2014, defendants moved to dismiss this action. On November 13, 2014, Mr. Geltzeiler was dismissed as a defendant without prejudice from this action. On June 4, 2015, the Court entered an order granting the motions to dismiss and dismissed plaintiffs’ complaint in its entirety. The Court granted plaintiffs leave to file an amended complaint on or before July 1, 2015. That deadline passed, and the Court dismissed the action with prejudice on July 8, 2015. Plaintiffs filed a notice of appeal on August 7, 2015. On August 21, 2015, defendants filed a motion to dismiss the appeal as untimely. The appeal and the motion to dismiss the appeal are pending before the United States Court of Appeals for the Eleventh Circuit.

On January 14, 2015, the SEC sent the Company a letter stating that it is investigating the matters at issue in the foregoing litigation and requesting that the Company voluntarily provide the information and documents set forth in the letter concerning the same litigation. The Company is cooperating fully with the SEC in its investigation.

Derivative Litigation

In May and June 2014, four derivative actions were filed against a number of past and present officers and directors of the Company. Like the securities actions described above, the derivative actions focus primarily on the Company’s stock repurchase program in 2012 and 2013, the buyback of stock from Corvex in November 2013, and the Company’s statements concerning its financial condition and future business prospects for fiscal 2013 and the first quarter of fiscal 2014. Three of the derivative actions were filed in the United States District Court for the Southern District of Florida. On July 16, 2014, the Court consolidated those three actions under the caption In re The ADT Corporation Derivative Litigation, Lead Case No. 14-80570-CIV-DIMITROULEAS/SNOW, and on September 12, 2014, defendants moved to dismiss the consolidated action. The fourth derivative action, entitled Seidl v. Colligan, Case No. 2014CA007529, was filed in the Circuit Court of the 15th Judicial Circuit, Palm Beach County, Florida. The action is currently stayed pending the resolution of the appeal in the Ryan Action, described below. A fifth derivative action asserting similar claims, entitled Ryan v. Gursahaney, C.A. No. 9992-VCP (the “Ryan Action”), was filed in the Delaware Court of Chancery on August 1, 2014, and defendants moved to dismiss that action. In response to defendants’ motion, plaintiff filed an amended complaint asserting similar claims and on October 13, 2014, defendants moved to dismiss the amended complaint. On April 28, 2015, the Court granted defendants’ motion to dismiss the Ryan Action for failure to make a litigation demand on ADT’s Board of Directors or to adequately plead that making such a demand would be futile. A sixth derivative action asserting similar claims against the same group of past and present officers and directors was filed in the Delaware Court of Chancery on January 27, 2015 under the caption entitled Binning v. Gursahaney, C.A. No. 10586-VCP (the “Binning Action”). On February 18, 2015, the Delaware Court of Chancery entered an order staying the date for the defendants to respond to the Binning complaint until 45 days after its ruling on defendants’ motion to dismiss the Ryan Action. On May 15, 2015, plaintiffs in the consolidated derivative action in Florida federal court notified the Court that, in light of the Delaware Court of Chancery’s dismissal of the Ryan Action, they had made a demand on ADT’s Board of Directors to bring the claims that plaintiffs had asserted in that action. Following that notice, on May 20, 2015, the Florida federal court entered an order dismissing the consolidated derivative action. On May 27, 2015, plaintiff in the Ryan Action filed a notice of appeal to the Delaware Supreme Court. The appeal has been fully briefed and remains pending. On June 9, 2015, plaintiff in the Binning Action filed an amended complaint asserting claims similar to his initial complaint. Defendants moved to dismiss Binning’s amended complaint on July 7, 2015 and the motion is pending.

Income Tax Matters

In connection with the Separation from Tyco, the Company entered into the 2012 Tax Sharing Agreement with Tyco and Pentair Ltd. that governs the rights and obligations of the Company, Tyco, and Pentair, Ltd. for certain pre-Separation from Tyco tax liabilities, including Tyco’s obligations under the 2007 Tax Sharing Agreement among Tyco, Covidien, and TE Connectivity. The Company is responsible for all of its own taxes that are not shared pursuant to the 2012 Tax Sharing Agreement’s sharing formulae. Tyco and Pentair Ltd. are likewise responsible for their tax liabilities that are not subject to the 2012 Tax Sharing Agreement’s sharing formulae. Tyco has the right to administer, control, and settle all U.S. income tax audits for the periods prior to and including the Separation from Tyco.

With respect to years prior to and including the 2007 separation of Covidien and TE Connectivity by Tyco, tax authorities have raised issues and proposed tax adjustments that are generally subject to the sharing provisions of the 2007 Tax Sharing Agreement and which may require Tyco to make a payment to a taxing authority, Covidien, or TE Connectivity. Although Tyco has advised ADT that it has resolved a substantial number of these adjustments, a few significant items raised by the Internal Revenue Service (“IRS”) remain open with respect to the audits of the 1997 through 2007 tax years. On July 1, 2013, Tyco announced that the IRS issued Notices of Deficiency to Tyco primarily related to the treatment of certain intercompany debt transactions (the “Tyco IRS Notices”). These notices assert that additional taxes of $883 million plus penalties of $154 million are owed based on audits of the 1997 through 2000 tax years of Tyco and its subsidiaries, as they existed at that time. Further, Tyco reported receiving Final Partnership Administrative Adjustments (the “Partnership Notices”) for certain U.S. partnerships owned by its former U.S. subsidiaries, for which Tyco has indicated that it estimates an additional tax deficiency of approximately $30 million will be asserted. The additional tax assessments related to the Tyco IRS Notices and the Partnership Notices exclude interest and do not reflect the impact on subsequent periods if the IRS challenge to Tyco’s tax filings is proved correct. Tyco has filed petitions with the U.S. Tax Court to contest the IRS assessments. Consistent with its petitions filed with the U.S. Tax Court, Tyco has advised the Company that it strongly disagrees with the IRS position and believes (i) it has meritorious defenses for the respective tax filings, (ii) the IRS positions with regard to these matters are inconsistent with applicable tax laws and Treasury regulations, and (iii) the previously reported taxes for the years in question are appropriate. No payments with respect to the Tyco IRS Notices would be required until the dispute is resolved in the U.S. Tax Court. At the request of the IRS the trial start date was postponed and rescheduled for October 2016.

During fiscal year 2015, the IRS concluded its field examination of certain of Tyco’s U.S. federal income tax returns for the 2008 and 2009 tax years of Tyco and its subsidiaries. Tyco received anticipated Revenue Agents’ Reports (“RARs”) proposing adjustments to certain Tyco entities’ previously filed tax return positions, including the predecessor to ADT, relating primarily to certain intercompany debt. In response, Tyco filed a formal, written protest with the IRS Office of Appeals requesting review of the RARs. Tyco has advised the Company that it strongly disagrees with the IRS position and intends to vigorously defend its prior filed tax return positions and believes the previously reported taxes for the years in question are appropriate.

If the IRS should successfully assert its positions with respect to the matters described above, the Company’s share of the collective liability, if any, would be determined pursuant to the 2012 Tax Sharing Agreement. In accordance with the 2012 Tax Sharing Agreement, Tyco is responsible for the first $500 million of tax, interest, and penalty assessed against pre-2013 tax years, including its 27% share of the tax, interest, and penalty assessed for periods prior to Tyco’s 2007 spin transaction (“Pre-2007 Spin Periods”). In accordance with the 2012 Tax Sharing Agreement, the amount ultimately assessed against Pre-2007 Spin Periods with respect to the Tyco IRS Notices and the Partnership Notices would have to be in excess of $1.85 billion, including other assessments for unrelated historical tax matters Tyco has, or may settle in the future, before the Company would be required to pay any of the amounts assessed. In addition to the Company’s share of cash taxes pursuant to the 2012 Tax Sharing Agreement, the Company’s NOL and credit carryforwards may be significantly reduced or eliminated by audit adjustments to pre-2013 tax periods. NOL and credit carryforwards may be reduced prior to incurring any cash tax liability, and will not be compensated for under the tax sharing agreement. The Company believes that its income tax reserves and the liabilities recorded in the Consolidated Balance Sheet for the 2012 Tax Sharing Agreement continue to be appropriate. However, the ultimate resolution of these matters is uncertain, and if the IRS were to prevail, it could have a material adverse impact on the Company’s financial position, results of operations, and cash flows, potentially including a significant reduction in or the elimination of the Company’s available NOL and credit carryforwards. Further, to the extent ADT is responsible for any liability under the 2012 Tax Sharing Agreement, there could be a material impact on its financial position, results of operations, cash flows, or its effective tax rate in future reporting periods.

In fiscal year 2014, Tyco advised the Company of pending IRS settlements related to certain intercompany corporate expenses deducted on the U.S. income tax returns for the 2005 through 2009 tax years. The settlements reduced the Company’s NOL carryforwards, resulting in a decrease to the Company’s net deferred tax asset of approximately $17 million.

Other liabilities in the Company’s Consolidated Balance Sheets as of both September 25, 2015 and September 26, 2014 include $19 million for ADT’s obligations under certain tax-related agreements entered into in conjunction with the Separation from Tyco. The maximum amount of potential future payments is not determinable as they relate to unknown conditions and future events that cannot be predicted.

8. Retirement Plans

The Company measures its retirement plans as of its fiscal year end.

Defined Benefit Plans—The Company provides a defined benefit pension plan and certain other postretirement benefits to certain employees. These plans were frozen prior to Separation from Tyco and are not material to the Company’s financial statements. As of September 25, 2015 and September 26, 2014, the fair values of pension plan assets were $59 million and $62 million, respectively, and the fair values of projected benefit obligations in aggregate were $87 million and $84 million, respectively. As a result, the plans were underfunded by approximately $28 million and $22 million at September 25, 2015 and September 26, 2014, respectively, and were recorded as a net liability in the Consolidated Balance Sheets. Net periodic benefit cost was not material for fiscal years 2015, 2014, and 2013.

Defined Contribution Retirement Plans—The Company maintains several qualified defined contribution plans, which include 401(k) matching programs in the U.S., as well as similar matching programs outside the U.S. Expense for the defined contribution plans is computed as a percentage of participants’ compensation and was $25 million, $20 million, and $20 million for fiscal years 2015, 2014, and 2013, respectively.

Deferred Compensation Plan—The Company maintains a nonqualified Supplemental Savings and Retirement Plan (“SSRP”), which permits eligible employees to defer a portion of their compensation. A record keeping account is set up for each participant and the participant chooses from a variety of measurement funds for the deemed investment of their accounts. The measurement funds correspond to a number of funds in the Company’s 401(k) plan and the account balance fluctuates with the investment returns on those funds. Deferred compensation liabilities were $17 million as of September 25, 2015 and September 26, 2014. Deferred compensation expense was not material for fiscal years 2015, 2014, and 2013.

9. Share Plans

Stock Compensation Plans

Prior to the Separation from Tyco, the Company adopted The ADT Corporation 2012 Stock Incentive Plan (the “Plan”). The Plan provides for the award of stock options, stock appreciation rights, annual performance bonuses, long-term performance awards, restricted units, restricted stock, deferred stock units, promissory stock, and other stock-based awards (collectively, “Awards”). In addition to the incentive equity awards converted from Tyco awards, the Plan provides for a maximum of eight million common shares to be issued as Awards, subject to adjustment as provided under the terms of the Plan.

Stock-based compensation expense is included in selling, general and administrative expenses in the Consolidated Statements of Operations. The stock-based compensation expense recognized and the associated tax benefit for fiscal years 2015, 2014, and 2013 are as follows ($ in millions):

	2015	2014	2013
Stock-based compensation expense recognized	$23	$20	$19
Tax benefit associated with stock-based compensation	9	8	7
Stock Options—Options are granted to purchase common shares at prices that are equal to the fair market value of the common shares on the date the option is granted. Conditions of vesting are determined at the time of grant under the Plan. Options granted under the Plan generally vest in equal annual installments over a period of four years and generally expire 10 years after the date of grant. The grant-date fair value of each option grant is estimated using the Black-Scholes option pricing model and amortized on a straight-line basis over the requisite service period of the awards, which is generally the vesting period. The compensation expense recognized is net of estimated forfeitures. Forfeitures are estimated based on expected termination behavior, as well as an analysis of actual option forfeitures.

Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. Expected volatility for fiscal year 2015 is calculated based on a weighted average of ADT’s own historical and implied volatility. Fiscal 2014 and 2013 volatility is calculated based on an analysis of historic and implied volatility measures for a set of peer companies. The average expected life is based on the contractual term of the option and expected employee exercise and post-vesting employment termination behavior. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of grant. The assumptions used in the Black-Scholes option pricing model for fiscal years 2015, 2014, and 2013 are as follows:

	2015	2014	2013
Risk-free interest rate	1.73-1.87%	1.73-2.10%	0.81-1.62%
Expected life of options (years)	6	6	5.75-6.00
Expected annual dividend yield	2.23%	1.95%	1.09%
Expected stock price volatility	29%	41%	33%

The weighted-average grant-date fair value of options granted during fiscal years 2015, 2014, and 2013 was $8.41, $14.20 and $13.06, respectively, and the intrinsic value of options exercised during fiscal years 2015, 2014, and 2013 was $10 million, $8 million, and $59 million, respectively.

The following table summarizes the stock option activity for fiscal year 2015:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value ($ in millions)
Outstanding as of September 26, 2014	4,820,964	$31.77
Granted	796,660	35.99
Exercised	(971,503)	27.52
Canceled	(277,472)	41.33

Outstanding as of September 25, 2015	4,368,649	$32.88	5.54	$13
Shares expected to vest as of September 25, 2015(1)	1,413,712	$38.71	8.30	$—
Exercisable as of September 25, 2015	2,828,424	$29.73	4.01	$12

(1)	Shares expected to vest includes an estimate of expected forfeitures.

As of September 25, 2015, total unrecognized compensation cost related to non-vested stock options granted under the Company’s share option plan was approximately $10 million. This expense, net of forfeitures, is expected to be recognized over a weighted-average period of 2.4 years.

Restricted Stock Units—Restricted stock units are granted subject to certain restrictions. Conditions of vesting are determined at the time of grant under the Plan. Restrictions on the award generally lapse upon normal retirement, if more than 12 months from the grant date, and death or disability of the employee. Recipients of restricted stock units have no voting rights and receive dividend equivalent units. Dividend equivalent units are subject to forfeiture if the underlying awards do not vest.

The fair market value of restricted stock units, both time vesting and those subject to specific performance criteria, are expensed over the period of vesting. Restricted stock units that vest based upon passage of time generally vest over a period of four years. Restricted stock units that vest dependent upon attainment of various levels of performance (“performance share awards”) generally vest in their entirety three years from the grant date. The fair value of restricted stock units is generally determined based on the closing market price of the underlying stock on the grant date.

The following table summarizes the restricted stock unit activity, including performance share awards, for fiscal year 2015:

	Shares	Weighted-Average Grant-Date Fair Value
Non-vested as of September 26, 2014	1,112,692	$39.39
Granted	766,508	34.53
Vested	(315,484)	33.00
Canceled	(133,539)	39.53

Non-vested as of September 25, 2015	1,430,177	38.16

The weighted-average grant-date fair value of restricted stock units granted during fiscal years 2015, 2014, and 2013 was $34.53, $40.57, and $45.91, respectively. The total fair value of restricted stock units that vested during fiscal years 2015, 2014, and 2013 was $10 million, $15 million, and $32 million, respectively. No performance share awards vested during fiscal year 2015.

As of September 25, 2015, total unrecognized compensation cost related to non-vested restricted stock units was approximately $25 million. This expense, net of forfeitures, is expected to be recognized over a weighted-average period of 2.2 years.

10. Equity

Common Stock Shares Authorized and Outstanding—As of September 25, 2015, the Company had 1,000,000,000 shares of $0.01 par value common stock authorized, of which 165,850,306 shares were outstanding.

Dividends—Holders of shares of the Company’s common stock are entitled to receive dividends when, as, and if declared by its Board of Directors out of funds legally available for that purpose. Future dividends are dependent on the Company’s financial condition and results of operations, the capital requirements of its business, covenants associated with debt obligations, legal requirements, regulatory constraints, industry practice, and other factors deemed relevant by its Board of Directors.

During fiscal years 2015, 2014, and 2013, the Company’s Board of Directors declared the following dividends on ADT’s common stock:

Declaration Date	Dividend per Share	Record Date	Payment Date
July 17, 2015	$0.21	July 29, 2015	August 19, 2015
March 17, 2015	$0.21	April 29, 2015	May 20, 2015
January 8, 2015	$0.21	January 28, 2015	February 18, 2015

September 19, 2014	$0.20	October 29, 2014	November 19, 2014
July 18, 2014	$0.20	July 30, 2014	August 20, 2014
March 13, 2014	$0.20	April 30, 2014	May 21, 2014
January 9, 2014	$0.20	January 29, 2014	February 19, 2014

September 20, 2013	$0.125	October 30, 2013	November 20, 2013
July 19, 2013	$0.125	July 31, 2013	August 21, 2013
March 14, 2013	$0.125	April 24, 2013	May 15, 2013
January 10, 2013	$0.125	January 30, 2013	February 20, 2013
November 26, 2012	$0.125	December 10, 2012	December 18, 2012

Voting Rights—The holders of the Company’s common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.

Other Rights—Subject to any preferential liquidation rights of holders of preferred stock that may be outstanding, upon the Company’s liquidation, dissolution, or winding-up, the holders of ADT’s common stock are entitled to share ratably in the Company’s assets legally available for distribution to its stockholders.

Fully Paid—The issued and outstanding shares of the Company’s common stock are fully paid and non-assessable. Any additional shares of common stock that the Company may issue in the future will also be fully paid and non-assessable.

The holders of the Company’s common stock do not have preemptive rights or preferential rights to subscribe for shares of its capital stock.

Preferred Stock

The Company’s certificate of incorporation authorizes its Board of Directors to designate and issue from time to time one or more series of preferred stock without stockholder approval. The Board of Directors may fix and determine the preferences, limitations, and relative rights of each series of preferred stock. As of September 25, 2015, there were 50,000,000 shares of $0.01 par value preferred stock authorized of which none were outstanding. The Company does not currently plan to issue any shares of preferred stock.

Share Repurchase Programs

On November 26, 2012, the Company’s Board of Directors approved a $2 billion, three-year share repurchase program (“FY2013 Share Repurchase Program”) expiring November 26, 2015. Pursuant to this approval, the Company may enter into accelerated share repurchase plans as well as repurchase shares on the open market. During fiscal year 2013, the Company made open market repurchases of 15.5 million shares of ADT’s common stock at an average price of $43.01 per share. The total cost of open market repurchases for fiscal year 2013 was approximately $668 million, of which $635 million was paid during fiscal year 2013.

On January 29, 2013, the Company entered into an accelerated share repurchase agreement under which it repurchased 12.6 million shares of ADT’s common stock for $600 million at an average price of $47.60 per share. This accelerated share repurchase program, which was funded with proceeds from the January 2013 Debt Offering, was completed on April 2, 2013.

On November 18, 2013, the Company’s Board of Directors authorized a $1 billion increase to the previously approved, $2 billion authorized repurchases under the FY2013 Share Repurchase Program expiring November 26, 2015. During fiscal year 2014, the Company made open market repurchases of 14 million shares of ADT’s common stock at an average price of $35.72 per share under the FY2013 Share Repurchase Program. The total cost of open market repurchases for fiscal year 2014 was $500 million, all of which was paid during fiscal year 2014.

On November 19, 2013, the Company entered into an accelerated share repurchase agreement under which it paid $400 million for an initial delivery of approximately 8 million shares of ADT’s common stock. This accelerated share repurchase program was completed on February 25, 2014. In total during fiscal year 2014, the Company repurchased 10.9 million shares of ADT’s common stock at an average price of $36.86 per share under this accelerated share repurchase agreement in accordance with the previously approved repurchase program.

On November 24, 2013, the Company entered into a Share Repurchase Agreement (“Share Repurchase Agreement”) with Corvex. Pursuant to the Share Repurchase Agreement, the Company repurchased 10.2 million shares from Corvex for a price per share equal to $44.01, resulting in $451 million of cash paid during fiscal year 2014. This repurchase was completed on November 29, 2013.

During fiscal year 2015, the Company made open market repurchases of 9.8 million shares of ADT’s common stock at an average price of $33.16 per share. The total cost of open market repurchases for fiscal year 2015 was $324 million, all of which was paid during fiscal year 2015.

Open market share repurchases during fiscal years 2015, 2014, and 2013, including shares repurchased from Corvex and shares repurchased under the accelerated share repurchase agreement, were made in accordance with the FY2013 Share Repurchase Program. As of September 25, 2015, $57 million remains authorized for repurchase under the FY2013 Share Repurchase Program.

On July 17, 2015, the Company’s Board of Directors approved a new, three-year share repurchase program (“FY2015 Share Repurchase Program”) authorizing the Company to purchase up to $1 billion of its common stock. Pursuant to this approval, the Company may enter into accelerated share repurchase plans, as well as repurchase shares on the open market pursuant to pre-set trading plans meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, in private transactions or otherwise. The FY2015 Share Repurchase Program expires on July 17, 2018 and may be terminated at any time. The FY2015 Share Repurchase Program authorized amount of $1 billion is incremental to the remaining $57 million authorized to be repurchased under the FY2013 Share Repurchase Program noted above. As of September 25, 2015, no shares have been repurchased under the approved FY2015 Share Repurchase Program.

All of the Company’s repurchases were treated as effective retirements of the purchased shares and therefore reduced reported shares issued and outstanding by the number of shares repurchased. In addition, the Company recorded the excess of the purchase price over the par value of the common stock as a reduction to additional paid-in capital.

Accumulated Other Comprehensive (Loss) Income

The components of accumulated other comprehensive (loss) income reflected on the Consolidated Balance Sheets are as follows ($ in millions):

	Currency Translation Adjustments	Deferred Pension Losses(1)	Accumulated Other Comprehensive (Loss) Income
Balance as of September 28, 2012	$117	$(24)	$93
Pre-tax current period change	(19)	10	(9)
Income tax expense	—	(4)	(4)

Balance as of September 27, 2013	98	(18)	80
Pre-tax current period change	(41)	(1)	(42)
Income tax benefit	—	—	—

Balance as of September 26, 2014	57	(19)	38
Pre-tax current period change	(123)	(9)	(132)
Income tax benefit	—	4	4

Balance as of September 25, 2015	$(66)	$(24)	$(90)

(1)	The balances of deferred pension losses as of September 25, 2015, September 26, 2014, and September 27, 2013 are reflected net of tax benefit of $16 million, $12 million, and $11 million, respectively.

Other

During fiscal year 2013, the Company made adjustments to additional paid-in capital, which primarily resulted from the receipt of $61 million in cash from Tyco and Pentair related to the allocation of funds in accordance with the 2012 Separation and Distribution Agreement.

11. Earnings Per Share

Basic earnings per share is computed by dividing net income attributable to common shares by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could participate in earnings, but not securities that are anti-dilutive. The computation of basic and diluted earnings per share for fiscal years 2015, 2014 and 2013 are as follows:

	2015	2014	2013
(in millions, except per share amounts)
Basic Earnings Per Share
Numerator:
Net income	$296	$304	$421
Denominator:
Basic weighted-average shares outstanding	171	182	222
Basic earnings per share	$1.73	$1.67	$1.90

	2015	2014	2013
Diluted Earnings Per Share
Numerator:
Net income	$296	$304	$421
Denominator:
Basic weighted-average shares outstanding	171	182	222
Effect of dilutive securities:
Stock options	1	1	1
Restricted stock	—	—	1

Diluted weighted-average shares outstanding	172	183	224
Diluted earnings per share	$1.72	$1.66	$1.88

The computation of diluted earnings per share excludes potentially dilutive securities whose effect would have been anti-dilutive in the amount of 2.3 million shares for fiscal year 2015, 1.7 million shares for fiscal year 2014, and 0.8 million shares for fiscal year 2013.

12. Segment Data

As discussed in Note 1, during the fourth quarter of fiscal year 2015, the manner in which the CODM evaluates performance and makes decisions about how to allocate resources changed, resulting in the reorganization of the Company’s operating segments. The Company now has two reportable segments, which are the Company’s operating segments, United States and Canada. This change provides greater clarity and transparency regarding the markets, financial performance and business model of the United States and Canada businesses. All discussions and amounts reported below are based on the new segment structure.

The United States segment includes sales, installation and monitoring for residential, business, and health customers in the United States and Puerto Rico, as well as corporate expenses and other operating costs associated with support functions in the United States.

The Canada segment includes sales, installation and monitoring for residential, business, and health customers in Canada as well as operating expenses associated with certain support functions in Canada.

The accounting policies of the Company’s reportable segments are the same as those described in Note 1.

The Company’s CODM evaluates segment performance based on several factors, of which the primary financial measures is on the basis of revenue and Adjusted EBITDA. Revenues are attributed to individual countries based upon the operating entity that records the transaction. Adjusted EBITDA is defined as net income adjusted for interest, taxes, and certain non-cash items which include depreciation of subscriber system assets and other fixed assets, amortization of deferred costs and deferred revenue associated with customer acquisitions, and amortization of dealer and other intangible assets. Adjusted EBITDA is also adjusted to exclude charges and gains related to acquisitions, restructurings, impairments, and other income or charges. Such items are excluded to eliminate the impact of items that management does not consider indicative of the Company’s core operating performance and/or business trends of the Company.

Segment results for the years ended September 25, 2015, September 26, 2014 and September 27, 2013 are as follows ($ in millions):

	2015	2014	2013
Revenue:
United States	$3,294	$3,206	$3,123
Canada	280	202	186

Total	$3,574	$3,408	$3,309

	2015	2014	2013
Adjusted EBITDA:
United States	$1,685	$1,671	$1,592
Canada	123	96	98

Total	$1,808	$1,767	$1,690

	2015	2014	2013
Depreciation and Amortization:
United States	$1,176	$1,104	$1,004
Canada	89	67	61

Total	$1,265	$1,171	$1,065

The Company’s CODM does not evaluate the performance of the Company’s assets on a segment basis for internal management reporting and, therefore, such information is not presented.

The following table sets forth a reconciliation of segment Adjusted EBITDA to the Company’s consolidated income before income taxes ($ in millions):

	2015	2014	2013
Income before income taxes	$437	$432	$642
Interest expense, net	205	192	117
Depreciation and intangible asset amortization	1,124	1,040	942
Amortization of deferred subscriber acquisition costs	141	131	123
Amortization of deferred subscriber acquisition revenue	(163)	(151)	(135)
Restructuring and other, net	6	17	(1)
Acquisition and integration costs	4	7	2
Radio conversion costs	55	44	—
Separation costs	—	17	23
Separation related other (income) expense	(1)	38	(23)

Adjusted EBITDA	$1,808	$1,767	$1,690

Entity-Wide Disclosure

Long-lived assets, which comprise subscriber system assets, net and property and equipment, net, located in the United States approximate 95% and 94% of total long-lived assets as of September 25, 2015 and September 26, 2014, respectively, with the remainder residing in Canada.

13. Quarterly Financial Data (Unaudited)

Summarized quarterly financial data for fiscal years 2015 and 2014 are as follows ($ in millions, except per share data):

	2015
	December 26, 2014	March 27, 2015	June 26, 2015	September 25, 2015
Revenue	$887	$890	$898	$899
Operating income	158	148	163	170
Net income	72	68	75	81
Net income per share:
Basic	$0.41	$0.40	$0.44	$0.48
Diluted	$0.41	$0.40	$0.44	$0.48

	2014
	December 27, 2013	March 28, 2014	June 27, 2014	September 26, 2014
Revenue	$839	$837	$849	$883
Operating income	165	164	169	161
Net income	77	63	82	82
Net income per share:
Basic	$0.39	$0.35	$0.47	$0.47
Diluted	$0.39	$0.34	$0.47	$0.47

During the fourth quarter of fiscal year 2014, the Company acquired Protectron. The operating results of Protectron have been included from the date of the acquisition and impact quarter over quarter and year over year comparability. See Note 2 for details about this acquisition.

14. Subsequent Events

Dividend

On October 14, 2015, the Company’s Board of Directors declared a quarterly dividend on ADT’s common stock of $0.21 per share. This dividend will be paid on November 18, 2015 to stockholders of record on October 28, 2015.

Calendar Month Change

On October 14, 2015, the Company’s Board of Directors approved a change to the Company’s fiscal year end from the last Friday in September to September 30 of each year, and thereafter the end of each fiscal quarter will be the last day of the calendar month end. The fiscal year change is effective beginning with the Company’s 2016 fiscal year, which began on September 26, 2015, the day after the last day of the Company’s 2015 fiscal year, and will end on September 30, 2016. This change better aligns the Company’s external reporting with the monthly recurring nature of revenues and expenses associated with the Company’s customer base.

Share Repurchases

Subsequent to September 25, 2015, the Company repurchased 985 thousand shares of its common stock at an average price of $30.01 per share under the FY2013 Share Repurchase Program. The total cost of these share repurchases was approximately $29.6 million.

REPORT OF INDEPENDENT AUDITORS

The Board of Managers and Members

Alarm Security Holdings LLC and Subsidiaries

We have audited the accompanying consolidated financial statements of Alarm Security Holdings LLC and subsidiaries, which comprise the consolidated balance sheet as of June 30, 2015, and the related consolidated statements of operations, members’ deficit, and cash flows for the six-month period ended June 30, 2015, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provides a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Alarm Security Holdings LLC and subsidiaries at June 30, 2015, and the consolidated results of their operations and their cash flows for the six-month period ended June 30, 2015, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
October 23, 2015

ALARM SECURITY HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Units)

June 30, 2015
Assets
Current assets:
Cash	$1,124
Accounts receivable, net of allowance of $583	11,810
Revenues in excess of billings on uncompleted contracts	2,834
Inventories	6,383
Prepaid expenses and other current assets	1,098

Total current assets	23,249
Property and equipment, net	5,169
Customer acquisition costs, net	92,800
Purchased accounts, net	94,805
Goodwill	31,388
Other long-term assets	618

Total assets	$248,029

Liabilities and members’ deficit
Current liabilities:
Accounts payable and accrued expenses	$19,413
Deferred revenue	28,341
Due to former shareholders of acquired businesses	410
Long-term debt, current portion	306,565
Equity compensation plan liability	5,017
Deferred tax liability	158
Other current liabilities	2,014

Total current liabilities	361,918
Long-term liabilities:
Deferred tax liability	5,511
Long-term debt, net of current portion	1,190
Deferred revenue	33,372
Other long-term liabilities	710

Total liabilities	402,701

Members’ deficit:
Class A—Preferred Shares	84,055
Common Units	1
Class Y Units	1
Class Z Units	1
Accumulated deficit	(238,730)

Total members’ deficit	(154,672)

Total liabilities and members’ deficit	$248,029

See accompanying notes.

ALARM SECURITY HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(In Thousands)

For the Six-Month Period Ended June 30, 2015
Revenues:
Monitoring and service	$59,697
Installation	12,064

Total revenues	71,761
Expenses:
Cost of services	37,714
Selling expenses	13,488
General and administrative expenses	13,485
Depreciation and amortization	20,351
Change in equity compensation plan expense	(1,694)

Total expenses	83,344

Operating loss	(11,583)

Other expenses:
Interest expense	10,489

Total other expenses	10,489

Loss before income taxes	(22,072)
Income tax expense	(584)

Net loss	$(22,656)

See accompanying notes.

ALARM SECURITY HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF MEMBERS’ DEFICIT

(In Thousands, Except Units)

	Class A Shares		Common Shares		Class Y Shares		Class Z Shares		Accumulated Deficit
	Units	Amount	Units	Amount	Units	Amount	Units	Amount		Total
Balance at December 31, 2014	78,838	$84,055	8,961	$1	6,605	$1	6,605	$1	$(216,074)	$(132,016)
Net loss for the six-month period June 30, 2015	—	—	—	—	—	—	—	—	(22,656)	(22,656)

Balance at June 30, 2015	78,838	$84,055	8,961	$1	6,605	$1	6,605	$1	$(238,730)	$(154,672)

See accompanying notes.

ALARM SECURITY HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(In Thousands)

For the Six-Month Period Ended June 30, 2015
Operating activities:
Net Loss	$(22,656)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	19,996
Amortization of deferred financing fees	355
Amortization of deferred customer acquisition costs and revenue	5,178
Gain on sale of property and equipment	(53)
Change in deferred executive compensation plan expense	(1,694)
Interest applied to debt	4,587
Deferred income taxes	464
Changes in assets and liabilities, net of acquisitions:
Accounts receivable, net	987
Inventories	2,057
Prepaid expenses and other current assets	342
Accounts payable and accrued expenses	2,225
Other liabilities	126
Deferred revenue	(249)

Net cash provided by operating activities	11,665
Investing activities:
Payments for acquisitions of purchased accounts	(9,726)
Deferred customer acquisition costs	(15,399)
Deferred customer acquisition revenue	6,964
Purchases of property and equipment	(736)

Net cash used in investing activities	(18,897)
Financing activities:
Payments on capital leases	(535)
Proceeds from debt	11,324
Payments on debt	(2,128)
Payment of financing fees	(39)
Payments to former shareholders of acquired businesses	(793)

Net cash provided by financing activities	7,829

Net change in cash	597
Cash at beginning of period	527

Cash at end of period	$1,124

Supplemental disclosure of cash flow information
Cash paid for interest	$5,630

Cash paid for income taxes	$342

See accompanying notes.

ALARM SECURITY HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, Except Units)

1. Organization and Description of Business

The accompanying consolidated financial statements include the accounts of Alarm Security Holdings LLC (“Holdings” or the “Company”) and its wholly owned subsidiaries, ASG Intermediate Holding Corporation (“Intermediate Holdco”), ASG Holdings LLC (“ASG Holdings”), Alarm Security Group LLC, Brinkman Security Inc., ABC Security Corporation, and Nolan’s Protection Systems, Inc. (collectively, the “Company”). Alarm Security Group LLC is the primary operating entity of the Company.

The Company is a single-member Delaware limited liability corporation and provides alarm monitoring services, which includes the sale, installation, monitoring, and related servicing of security alarm systems for commercial and residential customers in the United States.

ASG Holdings was formed on May 16, 2007, for the sole purpose of acquiring Alarm Security Group LLC. On October 26, 2007, Intermediate Holdco, a Delaware corporation, purchased all of the outstanding equity of ASG Holdings. Intermediate Holdco’s sole shareholder is Holdings. Intermediate Holdco was formed on August 29, 2007 for the purpose of acquiring ASG Holdings.

The Company’s fiscal year has historically been the 12 months ended December 31. In connection with the acquisition of the Company on July 1, 2015 (see Note 13), these financial statements as of and for the six months ended June 30, 2015, were prepared.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the balances and results of operations of the Company and its wholly owned subsidiaries and have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). All intercompany transactions have been eliminated in consolidation.

Basis of Presentation and Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual amounts could differ from these estimates.

Fair Value of Financial Instruments

The carrying amounts of financial instruments, including cash, accounts receivable, accounts payable, and accrued expenses, approximate fair value given the short-term nature of these instruments.

Cash and Cash Equivalents

All highly liquid investments with original maturities of three months or less from the time of purchase are considered to be cash equivalents.

Accounts Receivable

The Company grants credit to its customers in the normal course of business. Substantially all of the Company’s accounts receivable are due within 30 days. The Company uses estimates to determine the allowance for doubtful accounts. The allowance is used to reduce accounts receivable to their expected net realizable value. The Company estimates the amount of the required allowance by reviewing the status of significant receivables and historical collection experience.

Other Assets

Other assets include security deposits and capitalized financing costs.

Inventories

Inventories, which primarily comprise alarm systems and parts, are stated at the lower of cost or market. The cost of inventories is based on the first-in, first-out method for raw materials and project-specific identification for work in process. Work in process inventory represents accumulated costs for installation projects accounted for under the percentage of completion method which are in process as of period end. Summarized inventory data is shown in the following table:

June 30, 2015
Raw materials	$4,370
Work-in-process	2,013

Total inventory	$6,383

Property and Equipment

Property and equipment are recorded at cost. Expenditures for maintenance and repairs are charged to operations as incurred. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

Leasehold improvements	Shorter of the lease term or 5 years
Furniture and equipment	5 years
Computer equipment	3 years
Monitoring software	3 years
Vehicles	5 years

Business Combinations, Accounting for Goodwill, and Other Intangibles

The Company accounts for business combinations, goodwill, and other intangibles in accordance with Accounting Standards Codification (ASC) 805, Business Combinations and ASC 350, Intangibles-Goodwill and Other. Accordingly, the operating results of acquisitions treated as a business combination are included in the Company’s consolidated financial statements since the date of each respective acquisition. Goodwill is recorded when the purchase price for an acquisition exceeds the estimated fair value of the net tangible and identified intangible assets acquired. Under ASC 805, goodwill is not amortized, but is subject to an impairment test on an annual basis, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Other definite-lived intangible assets are amortized over their estimated useful lives.

ASC 805-10, Business Combinations, requires the acquirer of a business to recognize and measure the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired business at fair value. ASC 805-10 also requires transaction costs related to the business combination to be expensed as incurred. Acquisitions that do not meet the criteria for a business combination are accounted for as an asset acquisition under the guidance ASC 805-50.

The Company performed its annual impairment test in the fourth quarter of 2014 by applying a market multiple of recurring monthly revenue to Company-specific recurring monthly revenue. The Company then considered the implied valuation of the Company based on the July 1, 2015 acquisition of the Alarm Security Holdings LLC (described in the Subsequent Events footnote, Note 13). No impairment was present upon performing the annual impairment test or upon considering the implied value of the Company using the July 1, 2015 transaction price.

Customer Acquisition Costs

The direct costs of acquiring customer-monitoring contracts is capitalized and amortized over the estimated useful life of the customer relationship, which is estimated to be eight years. Costs capitalized as part of customer acquisition costs include security system equipment and materials used in the installation process, direct labor required to install the equipment at subscriber sites, and certain other costs associated with the installation and sales process. These other costs include the cost of vehicles used for installation purposes, miscellaneous tools, and supplies used during the installation, and sales commissions directly associated with the sale. In addition to the capitalization of these costs, all revenues generated from the installation of systems installed at subscriber locations are also deferred and amortized over the estimated useful life of the customer relationship, which is eight years (see Note 6).

Purchased Accounts

Intangible assets, principally purchased accounts, resulting from the acquisition of blocks of customer-monitoring agreements which the Company concluded should be accounted for as asset acquisitions have been included in the Company’s consolidated financial statements in accordance with ASC 805 and ASC 350 (see Note 5).

Impairment of Long-Lived Assets

In accordance with ASC 360, Long-Lived Assets, assets subject to depreciation or amortization such as property and equipment, purchased intangibles, and customer acquisition costs, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group’s estimated fair value. If the carrying amount of an asset group exceeds its estimated fair value, an impairment charge is recognized for the amount that the carrying amount of the asset group exceeds the fair value of the asset group.

Revenue Recognition

The Company has two streams of revenues: monitoring and maintenance services and installation, that are realized through three sales channels, including residential, small business, and commercial.

Monitoring and service maintenance revenue is recognized when services are provided. Residential and small business customers generally require standard alarm installations with monitoring services to be provided thereafter, along with equipment maintenance, as necessary. In accordance with ASC 605-20, Services, system installation revenue, sales revenue on equipment upgrades, and direct and incremental costs of installation and sales (customer acquisition costs) are deferred for residential and small business customers with monitoring service contracts. Deferred revenue and related customer acquisition costs are recognized using the straight-line method over the eight-year estimated life of the customer relationship. The Company bases the estimated life of the customer relationship on its ongoing annual analysis of subscriber and site retention. The Company has adopted this policy because the deferred costs and revenue are integral to the future revenue generated by the monitoring and extended service contracts. See “Customer Acquisition Costs” within this footnote for additional details.

Commercial customers are large projects that require custom installation services and typically have installation contracts that are unaffected by accompanying service or monitoring agreements. However, commercial contracts may include multiple service deliverables, such as equipment installation, monitoring services, and maintenance agreements. Revenues earned from fixed-price contracts for commercial projects are accounted for using the percentage-of-completion method in accordance with ASC 605-35, Construction-Type and Production-Type Contracts. Revenue related to these contracts is measured based on the efforts-expended method in accordance with ASC 605-35, which is the total efforts expended as a percentage of the estimated efforts at the completion of the contract. These contracts generally allow for monthly billing or billing upon achieving certain specified milestones. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as supplies, tools, repairs, and travel costs. Selling, general and administrative costs are charged to expense as incurred. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to costs and revenue and are recognized in the period in which the revisions are determined. Sales of security monitoring systems may include multiple service deliverables, such as installation, monitoring services, and maintenance/service agreements. The Company assesses its revenue arrangements to determine the appropriate units of accounting. In accordance with ASC 605-25, Multiple-Element Arrangements, amounts assigned to each unit of accounting are based on an allocation of the total arrangement consideration using a hierarchy of the estimated selling price for the deliverables. The selling price used for each deliverable is based on the best estimate of the selling price if such items were to be sold separately as neither vendor-specific objective evidence (“VSOE”) nor third-party evidence (“TPE”) is available. The delivery of the installation project to the customer is upon completion of the installation. The delivery of the monitoring and maintenance components is generally over a three-year-average initial term upon the completion of the installation component. Generally, the selling prices of each component are based on company-prepared pricing schedules by market that are used to determine fees charged. For residential and small business projects, the general timing of the revenue recognition for the installation component is eight years. For commercial projects, the general timing of the revenue recognition for the installation component is based upon the percentage-of-completion method in accordance with ASC 605-35. For commercial projects, revenue recognized for installation is limited to the lesser of its allocated amount under the estimated selling price hierarchy or the noncontingent, up-front consideration received at the time of installation, since collection of future amounts under the arrangement with the customer can be contingent upon the delivery of monitoring and maintenance services. The general timing of the revenue recognition for the monitoring and service maintenance components for residential, small business, and commercial lines is monthly straight-line recognition over the term of the specific contracts.

Deferred Revenue

Deferred revenue arises from three sources. The first results from customers billed for monitoring and extended service protection services in advance of the period in which such services are provided. These billings generally take place on a monthly, quarterly, or annual basis. The second form of deferred revenue results from the acquisition of customer accounts. These amounts are recorded at fair value as part of the allocation of the purchase price and are recognized in income during the period in which service is provided. Lastly, residential and small business installation revenue, which has been deferred in accordance with ASC 605-20, as described in the revenue recognition section above, is also included in the deferred revenue balance. Costs of providing monitoring and maintenance services are charged to income in the period incurred. Contracts for monitoring and maintenance services are typically for an initial noncancelable term of three years.

Advertising Costs

Advertising costs are expensed the first time the advertising takes place and are included in selling expenses. Advertising expense totaled $1,171 for the six-month period ended June 30, 2015.

Equity Compensation Plan

The Company accounts for employee stock compensation using the intrinsic-value method in accordance with ASC 718, Compensation-Stock Compensation. Changes in the intrinsic value of a liability incurred under a share-based payment arrangement that occur during the requisite service period are recognized as compensation cost over that period. The percentage of the intrinsic value that is accrued as compensation cost at the end of each period is equal to the percentage of the requisite service that has been rendered at that date. Changes in the intrinsic value of a liability that occur after the end of the requisite service period are compensation costs of the period in which the changes occur. Any difference between the amount for which a liability award is settled and its fair value at the settlement date as estimated in accordance with the provisions of ASC 718 is an adjustment of compensation cost in the period of settlement.

In October 2007 and in January 2011, Holdings entered into Executive Securities Agreements (the “Agreements”) with certain of its key employees of the Company, in which it issued and sold these employees Common Units, Class Y Units, and Class Z Units of Holdings (“Management Units”). Pursuant to terms of these Agreements, select key employees also acquired Class A-Preferred Units of Holdings at fair value on the date of acquisition. The Common Units and Class Z Units vest over five years with 20% vesting on each anniversary of the date of grant, provided that if the employment of such key employee is terminated by the Company without cause or by such key employee for good reason prior to a vesting date, a pro rata portion will be deemed vested. Additionally, the vesting is accelerated upon a sale of Holdings in certain circumstances (e.g., if the key employee remains employed through such sale of Holdings and Holdings’ investors receive full cash liquidity on at least 75% of their units). The Class Y Units also have a “return threshold” that requires Holdings’ controlling investor to receive a two and one-quarter times cash return on its investment before the Class Y Units will participate in any distributions. The Class Y Units shall become vested as of the date of and immediately prior to the consummation of the sale of the Company if, and only if, the employee has been continuously employed by the Company from the effective date of the grant through, and including, such date. In the event that the employee’s employment with the Company is terminated for any reason prior to the date of the consummation of a sale of the Company, none of the Class Y Units shall become vested, and the Class Y Units shall be subject to repurchase. The Class A Preferred Units receive a 10% annual return through January 28, 2011, and a 5% annual return thereafter, compounded quarterly, on their investment prior to any distributions made to other classes of shareholders upon a sale of the Company. The accumulated value of the Class A Preferred Units, par plus accumulated yield, is $138,050 as of June 30, 2015. The Class Z Units also have a “return threshold” that requires Holdings’ controlling investor to receive a three-times cash return on its investment before the Class Z Units will participate in any distributions, other than in respect of the initial capital contribution made in respect of such units. Unvested Common Units and Class Z Units will not participate in distributions other than tax distributions at the time of such distributions, but amounts will be held back in respect of such units to be distributed at such time, if any, such units subsequently vest. The Company is accounting for the Management Units under the liability method and will record expense, if any, associated with these awards in its consolidated financial statements because its employees are the beneficiaries of the awards. The Company recorded a benefit of $1,694 related to the Management Units during the six-month period ended June 30, 2015, as a result in a reduction in the associated liability compared to December 31, 2014. As of June 30, 2015, the Company had recorded an equity compensation plan liability of $5,017, which represents the final payout based on the implied fair value of the Company as determined by the July 1, 2015, acquisition.

Income Taxes

The Company accounts for income taxes using the asset and liability method, in accordance with ASC 740, Income Taxes. Under this method, the Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. The Company measures deferred tax assets and liabilities using the enacted tax laws expected to apply to taxable income in the years in which it is expected that those temporary differences will be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax laws is recognized in the results of the Company’s operations during the period that includes the enactment date. Valuation allowances are recorded to reduce deferred tax assets when it is determined that it is more likely than not that some or all of the deferred tax assets will not be realized.

Recent Accounting Pronouncements

In July 2013, the Financial Accounting Standards Board issued guidance on the presentation of unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The new guidance requires that an unrecognized tax benefit be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except for a situation in which some or all of such net operating loss carryforward, a similar loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable tax jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose; the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In January 2014, the FASB issued guidance on the accounting for goodwill by private companies. The new guidance allows private companies to elect an accounting alternative to amortize goodwill on a straight-line basis over 10 years or less. Furthermore, instead of performing an annual impairment assessment, goodwill should be tested for impairment only when a triggering event occurs that indicates that the fair value of an entity or a reporting unit may be below its carrying amount. The accounting alternative, if elected, may be applied for annual periods beginning after December 15, 2014. The Company did not elect this accounting alternative and as a result continues to perform the tests for impairment on an annual basis.

3. Acquisitions

During the six-month period ending June 30, 2015, the Company acquired certain assets and liabilities from multiple companies that provide alarm monitoring services for commercial and residential customers. All acquisitions were accounted for as asset acquisitions. The results of each acquisition are included in the financial statements since the effective date of each transaction.

Under the terms of most acquisitions, the Company withholds a portion of the purchase price as a reserve to offset qualifying losses of the acquired customer accounts for a specified period and as a reserve for purchase price settlements of assets acquired and liabilities assumed. Any reduction in a holdback liability from its original amount is recorded as an adjustment to the portion of the purchase price assigned to the purchased accounts.

The following table summarizes the estimated fair values of the assets acquired, liabilities assumed, and holdback liabilities from the acquisitions made during the six-month period ended June 30, 2015.

	Acadian Protection Systems, LLC	TriStar Security Services, LLC	FPS, Inc.	Campbell Security Systems, LLC	Total
Acquisition date Operating region	Various Louisiana	January 20 Louisiana	February 12 Tennessee	March 20 Texas

Current assets	$—	$—	$—	$—	$—
Property and equipment	—	—	324	24	348
Purchased accounts	226	395	7,662	924	9,207

Total assets acquired	226	395	7,986	948	9,555

Deferred tax liability	—	—	—	—	—
Current liabilities assumed	20	41	464	55	580

Net assets acquired	$206	$354	$7,522	$893	$8,975

Holdback liability for 2015 acquisitions at June 30, 2015	$—	$39	$—	$92	$131

4. Property and Equipment

Property and equipment consisted of the following:

June 30, 2015
Leasehold improvements	$540
Furniture and equipment	1,398
Computer equipment	1,479
Software	1,663
Vehicles and trucks	8,121

13,201
Less: accumulated depreciation and amortization	(8,032)

Property and equipment, net	$5,169

Depreciation and amortization expense related to property and equipment for the six-months ended June 30, 2015 was $952. During the six-months ended June 30, 2015, the Company sold $288 of assets for which related accumulated depreciation was $162 and recognized a gain on the sale of assets of $53.

5. Purchased Accounts

The gross carrying value of purchased accounts and the accumulated amortization are as follows:

June 30, 2015
Purchased accounts	$305,451
Less accumulated amortization	(210,646)

Total	$94,805

Intangible asset amortization expense related to purchased accounts for the six-months ended June 30, 2015 was $19,044. The weighted-average amortization period for purchased accounts was 8.0 years for the period.

Amortization expense on purchased accounts for the next five years is expected to be (12-month periods ended June 30):

2016	$25,325
2017	17,549
2018	14,905
2019	13,607
2020	10,602

Total	$81,988

6. Customer Acquisition Costs

The gross carrying value of customer acquisition costs and the accumulated amortization are as follows:

June 30, 2015
Customer Acquisition Costs	$148,082
Less Accumulated Amortization	$(55,282)

$92,800

Intangible asset amortization expense related to customer acquisition costs for the six-months ended June 30, 2015 was $8,849. The weighted-average amortization period for customer acquisition costs was 8.0 years for the period. Amortization expense on customer acquisition costs for the next five years is expected to be (12-month periods ended June 30):

2016	$18,229
2017	17,021
2018	15,580
2019	13,899
2020	11,807

Total	$76,536

7. Fair Value Measurements

Financial and nonfinancial assets and liabilities are measured at fair value on a recurring basis under the provisions of ASC 820, Fair Value Measurements and Disclosures. ASC 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The fair value hierarchy requires the categorization of assets and liabilities into three levels based upon the assumptions (inputs) used to price the assets or liabilities. Level 1 provides the most reliable measure of fair value, whereas Level 3 generally requires significant management judgment. The fair value hierarchy is as follows:

Level 1	—	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.
Level 2	—	Inputs other than quoted prices in active markets for identical assets and liabilities that are observable either directly or indirectly through corroboration with market data at the measurement date.
Level 3	—	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

The following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such instruments pursuant to the valuation hierarchy. Equity Compensation Plan Liability: This balance is measured based on the enterprise fair value of the Company. The enterprise fair value of the Company was determined based on the implied value of the July 1, 2015 transaction (as described in Note 13). This liability of $5,017 is considered a Level 2 fair value measurement as of June 30, 2015. Prior to June 30, 2015, this was considered a Level 3 investment based on the fact that the fair value of the Company was estimated by management utilizing an RMR multiple; however, as of June 30, 2015, management considered the implied fair value of the July 1, 2015 transaction an observable input and thus a Level 2 fair value measurement.

The following is a reconciliation of the Level 3 liability beginning and ending liability recorded related to the Equity Compensation Plan:

June 30, 2015
Beginning balance	$6,711
Transfer to Level 2	(6,711)

Ending balance	$—

The benefit included in earnings for the period attributable to the change in the Equity Compensation Plan liability still held at the reporting date was $1,694 for the six-month period ended June 30, 2015. This amount was recorded in the consolidated statement of operations as change in equity compensation plan expense for the six-months ended June 30, 2015.

Certain assets and liabilities are measured at fair value on a nonrecurring basis using Level 3 inputs as defined in ASC 820. These assets are not measured at fair value on an ongoing basis but are subject to fair value adjustments only in certain circumstances. Included in this category are goodwill, customer acquisition costs, net, and purchased accounts, net that are written down to fair value when they are determined to be impaired. The Company concluded that these assets were not impaired at June 30, 2015, and, therefore, were reported at carrying value as opposed to fair value.

The carrying value of the Company’s long-term debt instruments reasonably approximates fair value due to the stated interest rates approximating current market interest rates of debt with similar terms to that of the Company’s arrangements. The information used to determine fair value of the Company’s long-term debt is considered Level 2 inputs under the fair value hierarchy.

8. Long-Term Debt

On October 26, 2007, the Company (through Intermediate Holdco) entered into a credit agreement with CapitalSource Finance LLC as agent. As of December 31, 2014, the total capacity on the original Credit Facility was $302,500 and comprised a $248,000 revolver and $54,500 term loan. As of December 31, 2014, the Company had $238,233 and $53,700 outstanding on the revolver and term loans, respectively.

On January 23, 2015, the Company entered into a Commitment Increase Agreement to add $15,000 of borrowing capacity under its revolving line of credit. This increased the Company’s total borrowing capacity under the Amended and Restated Credit Facility to $317,500. Other than this change, the Commitment Increase Agreement did not alter any terms of the original agreement.

The Company may borrow funds under the Amended and Restated Credit Facility using a formula based on qualified recurring monthly revenue and commercial accounts receivable. Draws under the revolver and term loan that are not rolled into fixed-rate contracts, which accrue interest at LIBOR plus a specified margin, will bear interest that is based on the prime rate plus a specified margin that is due monthly. When the fixed-rate contracts expire, principal and accrued interest may be rolled into a new contract at the current applicable rate or rolled into the principal balance that accrues interest at prime plus the specified margin.

As of June 30, 2015, the Company was not in compliance with all of its financial covenants; however, based upon the fact that all of the outstanding debt was paid off as of July 1, 2015 in conjunction with the transaction described in Note 13, there was no financial statement impact as a result of this violation.

As of June 30, 2015, the Company had $249,234 and $56,700 outstanding on the revolver and term loans, respectively. The annualized interest rates for the outstanding loans as of June 30, 2015, were 6% per annum on the revolving line of credit and 10.25% on the term loan. The Company paid financing fees of $39 in conjunction with the financing transactions that took place during the six months ended June 30, 2015. These fees are included in other assets and are being amortized over the term of the loan using the level-yield method and are recorded as additional interest expense. The facility also requires the Company to pay a commitment fee equal to 0.625% of the unutilized portion of the loan facility. All borrowings under this Amended and Restated Credit Facility were collateralized by all of the assets of the Company.

In connection with the Company’s acquisition of the assets of Texana in December 2011, the Company entered into subordinated promissory note agreements with two prior note holders of Texana. One promissory note is to Logan, Inc. (“Logan Note”) for $2,125 at an interest rate of 7.0% per annum with interest and principal payments made quarterly. The aggregate unpaid principal balance of the Logan Note was due to mature on December 1, 2016. The second promissory note is to Smith Investments RGV, Inc. (“Smith Note”) for $1,400 at an interest rate of 7.0% per annum with interest and principal payments made quarterly. The aggregate unpaid principal balance of the Smith Note was due to mature on December 1, 2016.

A summary of the Company’s outstanding debt balances as of June 30, 2015, is as follows:

June 30, 2015
Credit facility	$305,934
Logan Note	984
Smith Note	837

Total	307,755
Less: current portion	(306,565)

Long-term debt	$1,190

Future scheduled minimum principal payments of debt as of June 30, 2015, prior to the payoff on July 1, 2015 were as follows:

12-months ending June 30:
2016	$306,565
2017	1,190

Total	$307,755

9. Operating and Capital Leases

The Company has various operating leases for office space in facilities located throughout the Mid-Atlantic region, Massachusetts, North Carolina, Tennessee, Florida, Louisiana, Oklahoma, and Texas, which expire through 2020. Most of these leases generally have a renewal option. As of June 30, 2015, future minimum lease payments for noncancelable leases are as follows (12-month periods ended June 30):

2016	$1,387
2017	1,062
2018	774
2019	429
2020	127

Total	$3,779

Rent expense for the six-month period ended June 30, 2015 was $1,145.

The Company has assets under a three-year, noncancelable capital lease for vehicles, which had a gross carrying value of $3,394 at June 30, 2015.

Future minimum payments under these leases as of carrying value of $3,394 at June 30, 2015, are as follows:

Twelve months ending June 30:
2016	$1,049
2017	496
2018	111

Total	$1,656

Capital lease amortization expense for the six-month period ended June 30, 2015 was $491.

10. Income Taxes

The Company accounts for income taxes using the asset and liability method, in accordance with ASC 740, Income Taxes. Under this method, the Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. The Company measures deferred tax assets and liabilities using the enacted tax laws expected to apply to taxable income in the years in which it is expected that those temporary differences will be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax laws is recognized in the results of the Company’s operations during the period that includes the enactment date. Valuation allowances are recorded to reduce deferred tax assets when it is determined that it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company files a consolidated income tax return for federal tax purposes. Alarm Security Group LLC is the primary operating entity within the consolidated return. Current-period income tax expense and deferred income taxes are reflected in the accompanying consolidated financial statements.

ASC 740-10, Accounting for Uncertainty in Income Taxes, provides guidance on accounting for uncertainty in income taxes. The guidance clarifies the accounting for income taxes by prescribing a minimum recognition threshold, which all income tax positions must achieve before being recognized in the financial statements. The guidance requires companies to determine whether it is “more likely than not” that a tax position will be sustained upon examination by the appropriate taxing authorities before any part of the tax benefit can be recorded in the financial statements. It also provides guidance on the recognition, measurement, and classification of income tax uncertainties, along with any related interest and penalties. Previously recorded income tax benefits that no longer meet this standard are required to be charged to earnings in the period that such determination is made. In addition, the guidance requires expanded annual disclosures, including a roll forward of the beginning and ending aggregate unrecognized tax benefits, as well as specific detail related to tax uncertainties for which it is reasonably possible the amount of the unrecognized tax benefit will significantly increase or decrease within 12 months. There were no amounts recorded as uncertain tax positions as of June 30, 2015. The Company elected to classify interest and penalties related to unrecognized tax benefits as a component of income tax expense; however, no amounts were recorded during the period. The Company’s federal income tax returns have not been examined by the Internal Revenue Service during open or closed years. The federal statute of limitations remains open for the year ended December 31, 2012, and later years. Most state jurisdictions have statutes of limitation generally ranging from three to five years. The Company is not currently under examination with any state jurisdictions. Therefore, the Company does not believe that it is reasonably possible that the gross unrecognized tax benefit may change materially within the next 12 months. The components of the Company’s income tax provision are as follows:

Six-Month Period Ended June 30, 2015
Current income tax expense:
Federal	$—
State	171

Total current	171
Deferred income tax expense:
Federal	312
State	101

Total deferred	413

Total income tax expense	$584

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities calculated for financial reporting purposes and the amounts calculated for preparing income tax returns in accordance with tax regulations and the net tax effects of operating loss and tax credit carryforwards. As of June 30, 2015, a valuation allowance of approximately $90,654 was recorded against the Company’s deferred tax assets, with the exception of state tax credits of $577.

Components of deferred taxes are as follows:

June 30, 2015
Deferred tax assets:
State tax credit carryforwards	$577
Net operating loss carryforwards	54,233
Depreciation and amortization	35,881
Other	1,971

Total	92,662
Valuation allowance	(90,654)

Net deferred tax assets	2,008

June 30, 2015
Deferred tax liabilities:
Indefinite-lived intangibles	(6,247)
Depreciation and amortization	(661)
Purchase contracts	(516)
Other	(253)

Total deferred tax liabilities	(7,677)

Net deferred tax assets (liabilities)	$(5,669)

As of June 30, 2015, the Company has applied a full valuation allowance against its net deferred tax assets with the exception of its Texas Margin Tax Credits. The Company also does not consider deferred tax liabilities related to indefinite-lived intangibles in evaluating the realizability of its deferred tax assets as the timing of their reversal cannot be determined. The Company recorded the valuation allowance due to its current cumulative losses and the uncertainty of future taxable income.

In 2006, Texas transitioned its tax system from a franchise tax to a gross margin tax. This transition generated a temporary credit for business loss carryforwards. This credit allows companies to receive a tax benefit from historical franchise tax net operating losses that would be otherwise lost. The credit is available over a 20-year period. The gross margin tax is based on revenue with limited adjustments and is not dependent upon taxable income. As a result, the Company will derive a benefit from the tax credits against its Texas Margin Tax in future years in the amount of $577, as of June 30, 2015.

The Company has a federal net operating loss carryforward totaling $141,641 as of June 30, 2015, which expires over a 20-year period through 2035. The gross amount of the state net operating loss is equal to or less than the federal net operating loss carryforward and expires over various periods based on individual state tax law. The utilization of net operating losses to offset income in future periods may be limited.

A reconciliation of the U.S. federal statutory income tax rate to the Company’s actual income tax rate is provided below.

	June 30, 2015
Tax benefit at federal statutory rate	$(7,507)	34.00%
State, net of federal benefit	(902)	4.08
Tax credits	16	(0.07)
Deferred compensation	(576)	2.61
Other permanent differences	151	(0.69)
Impact of adjusting effective rate	(510)	2.31
Change in valuation allowance	9,902	(44.84)
Other	10	(0.04)

Recorded tax expense	$584	(2.64)%

11. Members’ Deficit

The Company has four classes of economic units outstanding as of June 30, 2015:

	Class A Units	Common Units	Class Y Units	Class Z Units
Authorized	78,838	8,961	6,605	6,605
Issued	78,838	8,961	6,605	6,605
Outstanding	78,838	8,961	6,605	6,605

Other than in respect of tax distributions, distributions shall be made to shareholders in the following order or priority:

First, to the holders of Class A Preferred Units (ratably among such holders based upon their aggregate unreturned capital), an amount equal to the unreturned capital in respect of the Class A Units;

Second, to the holders of Class A Preferred Units (ratably among such holders based on their aggregate unpaid yield), an amount equal to the accrued and unpaid yield of 10% per year compounded quarterly through January 28, 2011, and 5% per year compounded quarterly thereafter, in respect of the Class A Units;

Third, to the holders of Class A Preferred Units and vested Common Units (ratably among such holders based on the number of such Units held by each such holder immediately prior to such distribution) until certain return thresholds are achieved;

Fourth, 50% to the holders of the Class Y Units (ratably among such holders based on the number of such Units held by each such holder immediately prior to such distribution) and 50% to the holders of the Class A Units and Common Units (ratably among such holders based on the number of such Units held by each such holder immediately prior to such distribution), up to a specified amount; and

Fifth, to the holders of the Class A Preferred Units and Class Z Units, provided, however, that the holders of Class Y Units and Class Z Units shall only be entitled to distributions in the event that their return thresholds (see Note 2) are satisfied.

Upon a liquidation of the Company, all members receive a distribution in proportion to their respective capital accounts.

12. Related-Party Transactions

The Company is party to an arrangement to pay a quarterly fee equal to 0.7% of the amount invested by Parthenon, an investor in Holdings, to PCap, L.P. for business advisory services. PCap, L.P. is an affiliate of the investors in Holdings, which is the parent of ASG Intermediate Holdco. As of June 30, 2015, $221 is reflected as an expense within general and administrative expenses in the accompanying consolidated financial statements and no amounts are outstanding.

In connection with the Company’s acquisition of the assets of Texana in December 2011, the Company entered into a subordinated promissory note agreement with Smith Investments RGV, Inc. for $1,400 at an interest rate of 7.0% per annum with interest and principal payments made quarterly, and the aggregate unpaid principal balance due to mature on December 1, 2016. A principal of Smith Investments RGV, Inc. is a former employee of the Company.

13. Subsequent Events

The Company has evaluated subsequent events that have occurred for recognition or disclosure through October 23, 2015, the date the financial statements were available to be issued.

On July 1, 2015, all of the outstanding shares of ASG Intermediate Holding Corporation were sold to Apollo Security Services Borrower LLC. In conjunction with the transaction, all of the outstanding indebtedness of Alarm Security Holdings LLC was paid off as of that date.

REPORT OF INDEPENDENT AUDITORS

The Board of Managers and Members

Alarm Security Holdings LLC and Subsidiaries

We have audited the accompanying consolidated financial statements of Alarm Security Holdings LLC and subsidiaries, which comprise the consolidated balance sheet as of December 31, 2014, and the related consolidated statements of operations, members’ deficit, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Alarm Security Holdings LLC and subsidiaries at December 31, 2014, and the consolidated results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
April 30, 2015

ALARM SECURITY HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In Thousands, Except Units)

December, 31 2014
Assets
Current assets:
Cash	$527
Short-term investments	—
Accounts receivable, net of allowance of $583	12,177
Revenues in excess of billings on uncompleted contracts	3,454
Inventories	8,440
Prepaid expenses and other current assets	1,439

Total current assets	26,037
Property and equipment, net	5,331
Customer acquisition costs, net	86,250
Purchased accounts, net	104,765
Goodwill	31,388
Other long-term assets	934

Total assets	$254,705

Liabilities and members’ deficit
Current liabilities:
Accounts payable and accrued expenses	$17,188
Deferred revenue	27,803
Due to former shareholders of acquired businesses	1,845
Long-term debt, current portion	563
Deferred tax liability	387
Other current liabilities	2,171

Total current liabilities	49,957
Long-term liabilities:
Deferred tax liability	4,818
Long-term debt, net of current portion	293,409
Deferred revenue	30,865
Equity compensation plan liability	6,711
Other long-term liabilities	961

Total liabilities	386,721
Members’ deficit:
Class A—Preferred Shares	84,055
Common Units	1
Class Y Units	1
Class Z Units	1
Accumulated deficit	(216,074)

Total members’ deficit	(132,016)

Total liabilities and members’ deficit	$254,705

See accompanying notes.

ALARM SECURITY HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(In Thousands)

Year Ended December 31, 2014
Revenues:
Monitoring and service	$109,946
Installation	24,258

Total revenue	134,204
Expenses:
Cost of services	70,754
Selling expenses	26,372
General and administrative expenses	24,510
Depreciation and amortization	38,671
Equity compensation plan expense	1,954

Total expenses	162,261

Operating loss	(28,057)
Other expenses:
Interest expense	19,467
Debt modification expense	—

Total other expenses	19,467

Loss before income taxes	(47,524)
Income tax benefit (expense)	1,292

Net loss	$(46,232)

See accompanying notes.

ALARM SECURITY HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF MEMBERS’ DEFICIT

(In Thousands, Except Units)

	Class A Shares		Common Shares		Class Y Shares		Class Z Shares		Accumulated
	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Deficit	Total
December 31, 2013	77,424	80,555	8,961	$1	6,605	$1	6,605	$1	$(169,842)	$(89,284)
Net loss	—	—	—	—	—	—	—	—	(46,232)	(46,232)
Issuance of additional shares	1,414	3,500	—	—	—	—	—	—	—	3,500

December 31, 2014	78,838	$84,055	8,961	$1	6,605	$1	6,605	$1	$(216,074)	$(132,016)

See accompanying notes.

ALARM SECURITY HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(In Thousands)

Year Ended December 31, 2014
Operating activities:
Net loss	$(46,232)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	37,365
Amortization of deferred financing fees	1,306
Amortization of deferred customer acquisition costs and revenue	8,873
Gain on sale of property and equipment	(5)
Deferred executive compensation plan expense	1,954
Interest applied to long-term debt	15,955
Deferred income taxes	(1,644)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable, net	(617)
Inventories	(610)
Prepaid expenses and other current assets	(30)
Other long-term assets	(8)
Accounts payable and accrued expenses	(1,541)
Other liabilities	1,312
Deferred revenue	3,317

Net cash provided by operating activities	19,395
Investing activities:
Proceeds from short-term investment	56
Payments for acquisitions	(24,505)
Deferred customer acquisition costs	(29,896)
Deferred customer acquisition revenue	15,899
Purchases of property and equipment	(2,563)

Net cash used in investing activities	(41,009)
Financing activities:
Payments on capital leases	(952)
Proceeds from long-term debt	26,952
Payments on long-term debt	(6,778)
Payment of financing fees	(498)
Payments to former shareholders of acquired businesses	(208)
Proceeds from issuance of Class A shares	3,500

Net cash provided by financing activities	22,016

Net change in cash	402
Cash at beginning of year	125

Cash at end of year	$527

Supplemental disclosure of cash flow information
Cash paid for interest	$3,229

See accompanying notes.

ALARM SECURITY HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, Except Units)

December 31, 2014

1. Organization and Description of Business

The accompanying consolidated financial statements include the accounts of Alarm Security Holdings LLC (“Holdings” or the “Company”) and its wholly owned subsidiaries, ASG Intermediate Holding Corporation (“Intermediate Holdco”), ASG Holdings LLC (“ASG Holdings”), Alarm Security Group LLC, Brinkman Security Inc., ABC Security Corporation, and Nolan’s Protection Systems, Inc. (collectively, the “Company”). Alarm Security Group LLC is the primary operating entity of the Company.

The Company is a single-member Delaware limited liability corporation and provides alarm monitoring services, which includes the sale, installation, monitoring, and related servicing of security alarm systems for commercial and residential customers in the United States.

ASG Holdings was formed on May 16, 2007, for the sole purpose of acquiring Alarm Security Group LLC. On October 26, 2007, Intermediate Holdco, a Delaware corporation, purchased all of the outstanding equity of ASG Holdings. Intermediate Holdco’s sole shareholder is Holdings. Intermediate Holdco was formed on August 29, 2007 for the purpose of acquiring ASG Holdings.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the balances and results of operations of the Company and its wholly owned subsidiaries and have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). All intercompany transactions have been eliminated in consolidation.

Basis of Presentation and Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual amounts could differ from these estimates.

Fair Value of Financial Instruments

The carrying amounts of financial instruments, including cash, short-term investments, accounts receivable, accounts payable, and accrued expenses, approximate fair value given the short-term nature of these instruments.

Cash and Cash Equivalents

All highly liquid investments with original maturities of three months or less from the time of purchase are considered to be cash equivalents.

Short-Term Investments

The Company’s short-term investments consisted of a certificate of deposit with a maturity greater than three months. This deposit had been pledged as collateral with its primary financial institution for the Company’s automated clearinghouse processing obligation with the financial institution. The certificate of deposit was closed on December 18, 2014.

Accounts Receivable

The Company grants credit to its customers in the normal course of business. Substantially all of the Company’s accounts receivable are due within 30 days. The Company uses estimates to determine the allowance for doubtful accounts. The allowance is used to reduce accounts receivable to their expected net realizable value. The Company estimates the amount of the required allowance by reviewing the status of significant receivables.

Other Assets

Other assets include security deposits and capitalized financing costs.

Inventories

Inventories, primarily comprised of alarm systems and parts, are stated at the lower of cost or market. The cost of inventories is based on the first-in, first-out method for raw materials and project-specific identification for work in process. Summarized inventory data is shown in the following table:

December 31, 2014
Raw materials	$4,094
Work in process	4,346

Total inventory	$8,440

Property and Equipment

Property and equipment are recorded at cost. Expenditures for maintenance and repairs are charged to operations as incurred.

Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

Leasehold improvements	Shorter of the lease term or 5 years
Furniture and equipment	5 years
Computer equipment	3 years
Monitoring software	3 years
Vehicles	5 years

Business Combinations, Accounting for Goodwill, and Other Intangibles

The Company accounts for business combinations, goodwill, and other intangibles in accordance with Accounting Standards Codification (ASC) 805, Business Combinations; ASC 350, Intangibles-Goodwill and Other; and ASC 360, Property, Plant, and Equipment. Accordingly, the operating results of acquisitions treated as a business combination are included in the Company’s consolidated financial statements since the date of each respective acquisition. Goodwill is recorded when the purchase price for an acquisition exceeds the estimated fair value of the net tangible and identified intangible assets acquired. Under ASC 805, goodwill is not amortized, but is subject to an impairment test on an annual basis, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Other definite-lived intangible assets are amortized over their estimated useful lives.

ASC 805-10, Business Combinations, requires the acquirer of a business to recognize and measure the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired business at fair value. ASC 805-10 also requires transaction costs related to the business combination to be expensed as incurred. Acquisitions that do not meet the criteria for a business combination are accounted for as an asset acquisition under the guidance ASC 805-50.

The Company performed its annual impairment test in the fourth quarter of 2014. The Company estimates the recordable amounts of its reporting unit by applying market multiples of recurring monthly revenue to Company-specific recurring monthly revenue. No impairment was present upon performing these impairment tests. The Company cannot predict the occurrence of certain events that might adversely affect the reported value of goodwill. Such events may include, but are not limited to, strategic decisions made in response to economic and competitive conditions or the impact of the economic environment on the Company’s customer base.

Customer Acquisition Costs

For security systems installed at subscriber locations, costs are capitalized and amortized over the estimated useful life of the customer relationship (monitoring contract), which is eight years. Costs capitalized as part of security systems include equipment and materials used in the installation process, direct labor required to install the equipment at subscriber sites, and certain other costs associated with the installation and sales process. These other costs include the cost of vehicles used for installation purposes, miscellaneous tools and supplies used during the installation, and sales commissions directly associated with the sale. In addition to the capitalization of these costs, all revenues generated from the installation of systems installed at subscriber locations are also deferred and amortized over the estimated useful life of the customer relationship, which is eight years (see Note 6).

Purchased Accounts

Intangible assets, principally purchased accounts, resulting from the acquisition of blocks of customer-monitoring agreements for which the Company concluded should be accounted for as asset acquisitions have been included in the Company’s consolidated financial statements in accordance with ASC 805 and ASC 350 (see Note 5).

Impairment of Long-Lived Assets

In accordance with ASC 360, Long-Lived Assets, assets such as property and equipment, purchased intangibles, and customer acquisition costs subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group’s estimated fair value. If the carrying amount of an asset exceeds its estimated fair value, an impairment charge is recognized for the amount that the carrying amount of the asset group exceeds the fair value of the asset group.

Revenue Recognition

The Company has two streams of revenues: monitoring and maintenance services and installation, that are realized through three sales channels, including residential, small business, and commercial. Monitoring and service maintenance revenue is recognized when services are provided. Residential and small business customers generally require standard alarm installations with monitoring services to be provided thereafter, along with equipment maintenance, as necessary. In accordance with ASC 605-20, Services, system installation revenue, sales revenue on equipment upgrades, and direct and incremental costs of installation and sales are deferred for residential and small business customers with monitoring service contracts. Deferred revenue and related direct costs of installations are recognized using the straight-line method over the eight-year estimated life of the subscriber relationship. The Company bases the estimated life of the customer relationship on its ongoing annual analysis of subscriber and site retention. The Company has adopted this policy because the deferred costs and revenue are integral to the future revenue generated by the monitoring and extended service contracts. See “Customer Acquisition Costs” within this footnote for additional details.

Commercial customers are large projects that require custom installation services and typically have installation contracts that are unaffected by accompanying service or monitoring agreements. However, commercial contracts may include multiple service deliverables, such as equipment installation, monitoring services, and maintenance agreements. Revenues earned from fixed-price contracts for commercial projects are accounted for using the percentage-of-completion method in accordance with ASC 605-35, Construction-Type and Production-Type Contracts. Revenue related to these contracts is measured based on the efforts-expended method in accordance with ASC 605-35, which is the total efforts expended as a percentage of the estimated efforts at the completion of the contract. These contracts generally allow for monthly billing or billing upon achieving certain specified milestones. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as supplies, tools, repairs, and travel costs. Selling, general and administrative costs are charged to expense as incurred. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to costs and revenue and are recognized in the period in which the revisions are determined.

Sales of security monitoring systems may include multiple service deliverables, such as installation, monitoring services, and maintenance/service agreements. The Company assesses its revenue arrangements to determine the appropriate units of accounting. In accordance with ASC 605-25, Multiple-Element Arrangements, amounts assigned to each unit of accounting are based on an allocation of the total arrangement consideration using a hierarchy of the estimated selling price for the deliverables. The selling price used for each deliverable is based on the best estimate of the selling price if such items were to be sold separately as neither vendor-specific objective evidence (“VSOE”) nor third-party evidence (“TPE”) is available. The delivery of the installation project to the customer is upon completion of the installation. The delivery of the monitoring and maintenance components is generally over a three-year-average initial term upon the completion of the installation component. Generally, the selling prices of each component are based on company-prepared pricing schedules by market that are used to determine fees charged. For residential and small business projects, the general timing of the revenue recognition for the installation component is eight years. For commercial projects, the general timing of the revenue recognition for the installation component is based upon the percentage-of-completion method in accordance with ASC 605-35. For commercial projects, revenue recognized for installation is limited to the lesser of its allocated amount under the estimated selling price hierarchy or the noncontingent, up-front consideration received at the time of installation, since collection of future amounts under the arrangement with the customer can be contingent upon the delivery of monitoring and maintenance services. The general timing of the revenue recognition for the monitoring and service maintenance components for residential, small business, and commercial lines is monthly straight-line recognition over the term of the specific contracts.

Deferred Revenue

Deferred revenue arises from three sources. The first results from customers billed for monitoring and extended service protection services in advance of the period in which such services are provided. These billings generally take place on a monthly, quarterly, or annual basis. The second form of deferred revenue results from the acquisition of customer accounts. These amounts are recorded at fair value as part of the allocation of the purchase price and are recognized in income during the period in which service is provided. Lastly, residential and small business installation revenue, which has been deferred in accordance with ASC 605-20, as described in the revenue recognition section above, is also included in the deferred revenue balance.

Costs of providing monitoring and maintenance services are charged to income in the period incurred. Contracts for monitoring and maintenance services are typically for an initial noncancelable term of three years.

Advertising Costs

Advertising costs are expensed the first time the advertising takes place and are included in selling expenses. Advertising expense totaled $2,548 for the year ended December 31, 2014.

Equity Compensation Plan

The Company accounts for employee stock compensation using the intrinsic-value method in accordance with ASC 718, Compensation-Stock Compensation. Changes in the intrinsic value of a liability incurred under a share-based payment arrangement that occur during the requisite service period are recognized as compensation cost over that period. The percentage of the intrinsic value that is accrued as compensation cost at the end of each period is equal to the percentage of the requisite service that has been rendered at that date. Changes in the intrinsic value of a liability that occur after the end of the requisite service period are compensation costs of the period in which the changes occur. Any difference between the amount for which a liability award is settled and its fair value at the settlement date as estimated in accordance with the provisions of ASC 718 is an adjustment of compensation cost in the period of settlement.

In October 2007 and in January 2011, Holdings entered into Executive Securities Agreements (the “Agreements”) with certain of its key employees of the Company, in which it issued and sold these employees Common Units, Class Y Units, and Class Z Units of Holdings (“Management Units”). Pursuant to terms of these Agreements, select key employees also acquired Class A-Preferred Units of Holdings at fair value on the date of acquisition. The Common Units and Class Z Units vest over five years with 20% vesting on each anniversary of the date of grant, provided that if the employment of such key employee is terminated by the Company without cause or by such key employee for good reason prior to a vesting date, a pro rata portion will be deemed vested. Additionally, the vesting is accelerated upon a sale of Holdings in certain circumstances (e.g., if the key employee remains employed through such sale of Holdings and Holdings’ investors receive full cash liquidity on at least 75% of their units). The Class Y Units also have a “return threshold” that requires Holdings’ controlling investor to receive a two and one-quarter times cash return on its investment before the Class Y Units will participate in any distributions. The Class Y Units shall become vested as of the date of and immediately prior to the consummation of the sale of the Company if, and only if, the employee has been continuously employed by the Company from the effective date of the grant through, and including, such date. In the event that the employee’s employment with the Company is terminated for any reason prior to the date of the consummation of a sale of the Company, none of the Class Y Units shall become vested, and the Class Y Units shall be subject to repurchase. The Class A Preferred Units receive a 10% annual return through January 28, 2011, and a 5% annual return thereafter, compounded quarterly, on their investment prior to any distributions made to other classes of shareholders upon a sale of the Company. The accumulated value of the Class A Preferred Units, par plus accumulated yield, is $134,409 as of December 31, 2014. The Class Z Units also have a “return threshold” that requires Holdings’ controlling investor to receive a three-times cash return on its investment before the Class Z Units will participate in any distributions, other than in respect of the initial capital contribution made in respect of such units. Unvested Common Units and Class Z Units will not participate in distributions other than tax distributions at the time of such distributions, but amounts will be held back in respect of such units to be distributed at such time, if any, such units subsequently vest. The Company is accounting for the Management Units under the liability method and will record expense, if any, associated with these awards in its consolidated financial statements because its employees are the beneficiaries of the awards. The Company recorded compensation expense related to the Management Units in the amount of $1,954 during the year ended December 31, 2014. As of December 31, 2014, the Company had recorded an equity compensation plan liability of $6,711.

Income Taxes

The Company accounts for income taxes using the asset and liability method, in accordance with ASC 740, Income Taxes. Under this method, the Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. The Company measures deferred tax assets and liabilities using the enacted tax laws expected to apply to taxable income in the years in which it is expected that those temporary differences will be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax laws is recognized in the results of the Company’s operations during the period that includes the enactment date. Valuation allowances are recorded to reduce deferred tax assets when it is determined that it is more likely than not that some or all of the deferred tax assets will not be realized.

Liquidity and Capital Resources

Since its inception, the Company has experienced significant growth as a result of acquiring customer contracts and businesses from third parties, as well as through its own internal sales efforts. This growth has been financed by debt and member equity contributions. In order to continue this strategy, the Company may require additional member contributions and increased borrowing capacity.

The Company continually projects its anticipated cash needs, which include its operating needs, capital requirements, and principal and interest payments on its indebtedness. Management believes the Company can meet its liquidity needs through the end of fiscal year 2015 with cash and cash equivalents on hand, projected cash flows from operations, and, to the extent necessary, through its available borrowing capacity under the credit facility (“Credit Facility”) (see Note 8), which was $3,889 at December 31, 2014. The Company’s projected cash flows from operations include achieving specific revenue and earnings before interest, taxes, depreciation, and amortization (“EBITDA”) growth targets. Based on these projections, management also believes the Company will be in compliance with its debt covenants through the end of fiscal year 2015. Management considered the risks that the current economic conditions may have on its liquidity projections, as well as the Company’s ability to meet its debt covenant requirements. If economic conditions deteriorate unexpectedly to an extent that the Company could not meet liquidity needs or it appears that noncompliance with debt covenants is likely to result, the Company would implement several remedial measures, which could include further operating cost and capital expenditure reductions. Additionally, the Credit Facility provides a cure option whereby any person having an equity interest in the Company may make additional equity investments in the Company in such amounts as would be necessary to cure any breach of the debt service coverage ratio within 10 days of the reporting due date of the compliance certificate that contains such breach. Utilization of the cure option is limited to three times per annual period. If these measures are not successful in maintaining compliance with the Company’s debt covenants, the Company would attempt to negotiate for relief through an amendment with its lender or waivers of covenant noncompliance, which could result in higher interest costs, additional fees, and reduced borrowing limits. There is no assurance that the Company would be successful in obtaining relief from its debt covenant requirements in these circumstances. In addition to unexpected economic condition declines, management’s failure to meet its plan for any other reason would also have an adverse effect on its ability to comply with its debt covenants. Failure to comply with debt covenants and a corresponding failure to negotiate a favorable amendment or waivers with the Company’s lenders could result in the acceleration of the maturity of all the Company’s outstanding debt, which would have a material adverse effect on the Company’s consolidated financial statements.

Recent Accounting Pronouncements

In July 2013, the Financial Accounting Standards Board (“FASB”) issued guidance on the presentation of unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The new guidance requires that an unrecognized tax benefit be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except for a situation in which some or all of such net operating loss carryforward, a similar loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable tax jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose; the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The adoption of this guidance will not have a material impact on the Company’s consolidated financial statements.

In January 2014, the FASB issued guidance on the accounting for goodwill by private companies. The new guidance allows private companies to elect an accounting alternative to amortize goodwill on a straight-line basis over 10 years or less. Furthermore, instead of performing an annual impairment assessment, goodwill should be tested for impairment only when a triggering event occurs that indicates that the fair value of an entity or a reporting unit may be below its carrying amount. The accounting alternative, if elected, may be applied for annual periods beginning after December 15, 2014. The Company does not currently expect to adopt the accounting alternative and as a result would continue to perform the tests for impairment on an annual basis.

In May 2014, the FASB issued a new revenue recognition standard that supersedes existing revenue guidance under GAAP. The new standard requires that an entity should recognize revenue to coincide with the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard provides a five-step model to assist entities in making this evaluation. Furthermore, expanded qualitative and quantitative disclosures will be required to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The implementation of this new standard will be effective for reporting periods beginning after December 15, 2016 and December 15, 2017 for public and private entities, respectively. Entities will be required to implement this new standard on either a retrospective or a prospective basis. The Company is still assessing the impact that the adoption of this guidance will have on the Company’s consolidated financial statements.

In August 2014, the FASB issued a new standard which will require management to explicitly assess an entity’s ability to continue as a going concern, and to provide related footnote disclosures in certain circumstances. Although similar disclosures have been required under the current standards, management did not have specific guidance on when and how to assess or disclose going concern uncertainties, which are now included in this new standard. The implementation of this new standard will be effective for all entities for reporting annual and interim periods ending after December 15, 2016. The Company is still assessing the impact that the adoption of this guidance will have, but anticipates it may not have a significant impact on its consolidated financial statements or disclosures.

There were no other new accounting pronouncements issued during the year ended December 31, 2014 that had or are expected to have material impact on the Company’s financial statements.

3. Acquisitions

During 2014, the Company acquired certain assets and liabilities from multiple companies that provide alarm monitoring services for commercial and residential customers. All acquisitions were accounted for as asset acquisitions. The results of each acquisition are included in the financial statements since the effective date of each transaction.

Under the terms of most acquisitions, the Company withholds a portion of the purchase price as a reserve to offset qualifying losses of the acquired customer accounts for a specified period and as a reserve for purchase price settlements of assets acquired and liabilities assumed. Any reduction in a holdback liability from its original amount is recorded as an adjustment to the portion of the purchase price assigned to the purchased accounts.

The following table summarizes the estimated fair values of the assets acquired, liabilities assumed, and holdback liabilities from the acquisitions made during the year ended December 31, 2014.

	National Alarm Systems, Inc.	Amsafe of Miami, Inc.	Alarm Detection Systems, Inc.	Laredo Alarm Systems, Inc.	Home Technologies, Inc.	Selectronics, Inc.	Nolan’s Protection Systems, Inc.	ABV Security Corporation	Acadian Protection Systems, LLC	Titanium, LLC	Other Acquisitions	Total
2014 Acquisitions
2014 Acquisition date	January 31	March 31	April 14	June 27	July 17	September 4	September 16	September 30	December 18	December 23	Various
Operating region	Florida	Florida	Louisiana	Texas	Connecticut	North Carolina	Texas	North Carolina	Louisiana	Pennsylvania	Various
Current assets	$—	$—	$20	$—	$—	$—	$—	$—	$—	$—	$—	$20
Property and equipment	55	—	38	18	38	—	68	—	—	—	—	217
Purchased accounts	11,960	548	1,840	3,665	1,597	453	6,123	497	739	1,223	704	29,349

Total assets acquired	12,015	548	1,898	3,683	1,635	453	6,191	497	739	1,223	704	29,586

Deferred tax liability	—	—	—	—	—	—	2,187	—	—	—	—	2,187
Current liabilities assumed	264	24	299	21	290	52	181	55	84	47	43	1,360

Net assets acquired	$11,751	$524	$1,599	$3,662	$1,345	$401	$3,823	$442	$655	$1,176	$661	$26,039

Holdback liability for 2014 Acquisitions at December 31, 2014	$240	$55	$185	$351	$164	$45	$320	$50	$74	$183	$70	$1,737

4. Property and Equipment

Property and equipment consisted of the following:

December 31, 2014
Leasehold improvements	$522
Furniture and equipment	1,350
Computer equipment	1,412
Software	1,639
Vehicles and trucks	7,651

12,574
Less: accumulated depreciation and amortization	(7,243)

Property and equipment, net	$5,331

Depreciation and amortization expense related to property and equipment for the year ended December 31, 2014 was $1,881. In 2014, the Company sold $551 of assets for which related accumulated depreciation was $430, and recognized a gain on the sale of assets of $5.

5. Purchased Accounts

The gross carrying value of purchased accounts and the accumulated amortization are as follows:

December 31, 2014
Purchased accounts	$296,368
Less accumulated amortization	(191,603)

$104,765

Intangible asset amortization expense related to purchased accounts for the year ended December 31, 2014 was $35,484. The weighted-average amortization period for purchased accounts was 8.0 years for 2014. Amortization expense on purchased accounts for the next five years is expected to be:

Year ending December 31:
2015	$33,830
2016	17,399
2017	14,762
2018	13,303
2019	11,348

Total	$90,642

6. Customer Acquisition Costs

As of December 31, 2014, the gross carrying value of customer acquisition costs and the accumulated amortization are as follows:

Customer acquisition costs	$132,683
Less accumulated amortization	(46,433)

$86,250

Intangible asset amortization expense related to customer acquisition costs for the year ended December 31, 2014 was $14,816. The weighted-average amortization period for customer acquisition costs was 8.0 years for 2014. Amortization expense on customer acquisition costs for the next five years is expected to be:

Year ending December 31:
2015	$16,564
2016	15,751
2017	14,390
2018	12,857
2019	11,008

Total	$70,570

7. Fair Value Measurements

Financial and nonfinancial assets and liabilities are measured at fair value on a recurring basis under the provisions of ASC 820, Fair Value Measurements and Disclosures. ASC 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The fair value hierarchy requires the categorization of assets and liabilities into three levels based upon the assumptions (inputs) used to price the assets or liabilities. Level 1 provides the most reliable measure of fair value, whereas Level 3 generally requires significant management judgment. The fair value hierarchy is as follows:

Level 1	—	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.

Level 2	—	Inputs other than quoted prices included in Level 1 that are observable for the asset or liability through corroboration with market data at the measurement date.

Level 3	—	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

The following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheet, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Equity Compensation Plan Liability: This balance is measured based on the enterprise fair value of the Company. The enterprise fair value of the Company is calculated using recurring monthly revenue (“RMR”) as of year-end multiplied by an RMR multiple. The RMR multiple is derived based on a combination of market transactions and Company estimates. The significant unobservable input used in the fair value measurement of the Equity Compensation Plan liability, a Level 3 liability measured at fair value on a recurring basis, was the estimate of the RMR multiple, which was determined by management to be 50.0x as of December 31, 2014. Any significant increases or decreases in the estimate of the RMR multiple could result in a significantly higher or lower fair value measurement.

The following table summarizes fair value measurements by level for assets and liabilities measured at fair value on a recurring basis as of December 31, 2014.

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Liabilities subject to fair value measurement:
Equity Compensation Plan liability	$—	$—	$6,711	$6,711

Total	$—	$—	$6,711	$6,711

The following is a reconciliation of the beginning and ending liability recorded related to the Equity Compensation Plan:

December 31, 2014
Beginning balance	$4,757
Increase due to change in estimated fair value of the Company	1,954

Ending balance	$6,711

The amount of total cost for the period included in earnings attributable to the change in the Equity Compensation Plan liability still held at the reporting date was $1,954 for the year ended December 31, 2014. This amount was recorded in the consolidated statement of operations as equity compensation plan expense for the year ended December 31, 2014.

Certain assets and liabilities are measured at fair value on a nonrecurring basis using Level 3 inputs as defined in ASC 820. These assets are not measured at fair value on an ongoing basis but are subject to fair value adjustments only in certain circumstances. Included in this category are goodwill, customer acquisition costs, net, and purchased accounts, net that are written down to fair value when they are determined to be impaired. The Company concluded that these assets were not impaired at December 31, 2014, and, therefore, were reported at carrying value as opposed to fair value.

The carrying value of the Company’s long-term debt instruments reasonably approximates fair value due to the stated interest rates approximating current market interest rates of debt with similar terms to that of the Company’s arrangements. The information used to determine fair value of the Company’s long-term debt is considered level 2 inputs under the fair value hierarchy.

8. Long-Term Debt

On October 26, 2007, the Company (through Intermediate Holdco) entered into a credit agreement with CapitalSource Finance LLC as agent. The total original Credit Facility was $165,000 and comprised a $137,000 revolver and a $28,000 term loan.

On December 12, 2008, the Company amended its Credit Facility to add an additional $25,000 of borrowing capacity under its revolving line of credit. This brought the Company’s total borrowing capacity under the Credit Facility to $190,000. The amendment also increased the margin the Company will be charged for interest in addition to the London Interbank Offered Rate (“LIBOR”) by 0.50% and adjusted the debt service coverage ratio covenant requirement. Other than these changes, the amendment to the Credit Facility did not alter any terms of the original agreement.

On January 28, 2011, the Company amended and restated its Credit Facility (“Amended and Restated Credit Facility”) to add an additional $40,000 of borrowing capacity under its revolving line of credit. This brought the Company’s total borrowing capacity to $230,000. The most significant changes to the terms of the Credit Facility were an adjustment to the margin the Company will be charged for interest in addition to LIBOR, the extension of the maturity date from October 26, 2012 to October 25, 2014, and a change in the formula under which the Company may borrow funds.

On December 19, 2011, the Company entered into a Limited Waiver, Consent and First Amendment to the Amended and Restated Credit Facility, which, among other things, provided consent for the Texana Security, LLC (“Texana”) acquisition and amended the definition of Eligible RMR.

In connection with the Company’s acquisition of the assets of Texana in December 2011, the Company entered into subordinated promissory note agreements with two prior note holders of Texana. One promissory note is to Logan, Inc. (“Logan Note”) for $2,125 at an interest rate of 7.0% per annum with interest and principal payments made quarterly. The aggregate unpaid principal balance of the Logan Note is originally due to mature on December 1, 2015. The second promissory note is to Smith Investments RGV, Inc. (“Smith Note”) for $1,400 at an interest rate of 7.0% per annum with interest and principal payments made quarterly. The aggregate unpaid principal balance of the Smith Note is originally due to mature on December 1, 2015.

On March 2, 2012, the Company entered into a Limited Waiver and Second Amendment to its Amended and Restated Credit Facility to add an additional $20,000 of borrowing capacity under its revolving line of credit. This brought the Company’s total borrowing capacity under the Credit Facility to $250,000. The amendment also adjusted the debt service capital ratio covenant requirement. Other than these changes, the second amendment to the Credit Facility did not alter any terms of the original agreement.

On March 22, 2013, the Company entered into a Limited Waiver and Third Amendment to the Amended and Restated Credit Facility to extend the maturity from October 25, 2014, to January 25, 2016, reduce the interest rate by 0.50%, and add $20,000 of borrowing capacity under its revolving line of credit. This increased the Company’s total borrowing capacity under the Amended and Restated Credit Facility to $270,000. The amendment also adjusted the debt service coverage ratio and leverage covenant requirements and waived the covenant violation that had occurred in January 2013. Other than these changes, the amendment to the Credit Facility did not alter any terms of the original agreement.

On January 17, 2014, the Company entered into a Limited Waiver and Fourth Amendment to the Amended and Restated Credit Facility to reduce the interest rate by 0.50%, and add $30,000 of borrowing capacity under its revolving line of credit. This increased the Company’s total borrowing capacity under the Amended and Restated Credit Facility to $300,000. The amendment also extended the maturity dates of the Logan Note and Smith Note from December 1, 2015 to December 1, 2016, and from December 31, 2015 to December 1, 2016, respectively. The amendment also adjusted the debt service coverage ratio and leverage covenant requirements. Other than these changes, the amendment to the Credit Facility did not alter any terms of the original agreement.

On May 30, 2014, the Company entered into a Limited Waiver and Fifth Amendment to the Amended and Restated Credit Facility to adjust the capital expenditures financial covenant and waive the December 2013, debt service coverage covenant violation related to capital lease payments. Other than these changes, the amendment to the Credit Facility did not alter any terms of the original agreement.

On September 16, 2014, the Company entered into a Sixth Amendment to the Amended and Restated Credit Facility to consent to the purchase of all issued and outstanding shares of stock of Nolan’s Protection Systems, Inc., a Texas Corporation. The amendment also added $2,500 of borrowing capacity under its revolving line of credit. This increased the Company’s total borrowing capacity under the Amended and Restated Credit Facility to $302,500. Other than these changes, the amendment to the Credit Facility did not alter any terms of the original agreement.

The Company may borrow funds under the Amended and Restated Credit Facility using a formula based on qualified recurring monthly revenue and commercial accounts receivable. Draws under the revolver and term loan that are not rolled into fixed-rate contracts, which accrue interest at LIBOR plus a specified margin, will bear interest that is based on the prime rate plus a specified margin that is due monthly. When the fixed-rate contracts expire, principal and accrued interest may be rolled into a new contract at the current applicable rate or rolled into the principal balance that accrues interest at prime plus the specified margin.

As of December 31, 2014, the Company had $3,889 of available capacity due to covenant restrictions and was in compliance with all financial covenants. The covenants include debt service and leverage ratios, a capital expenditure limitation, a requirement to have a minimum percentage of customer payments deposited into the Company’s lockbox, and a customer revenue attrition covenant.

As of December 31, 2014, the Company had $238,223 and $53,700 outstanding on the revolver and term loans, respectively. The annualized interest rates for the outstanding loans as of December 31, 2014, were 6% per annum on the revolving line of credit and 10.25% on the term loan. The Company paid financing fees of $498 in conjunction with the financing transactions that took place in 2014. These fees are included in other assets and are being amortized over the term of the loan using the level-yield method and are recorded as additional interest expense. The facility also requires the Company to pay a commitment fee equal to 0.625% of the unutilized portion of the loan facility. All borrowings under this Amended and Restated Credit Facility are collateralized by all of the assets of the Company.

A summary of the Company’s outstanding debt balances as of December 31, 2014 is as follows:

December 31, 2014
Credit facility	$291,923
Logan Note	1,163
Smith Note	886
Other	—

Total	293,972
Less: current portion	(563)

Long-term debt	$293,409

Future scheduled minimum principal payments of debt as of December 31, 2014, are as follows:

Year ending December 31:
2015	$563
2016	293,409

Total	$293,972

9. Operating and Capital Leases

The Company has various operating leases for office space in facilities located throughout the Mid-Atlantic region, Massachusetts, North Carolina, Florida, Louisiana, Oklahoma, and Texas, which expire through 2020. Most of these leases generally have a renewal option. As of December 31, 2014, future minimum lease payments for noncancelable leases are as follows:

Year ending December 31:
2015	$1,459
2016	1,070
2017	866
2018	555
2019	270
Thereafter	38

Total	$4,258

Rent expense for the year ended December 31, 2014 was $2,095.

The Company has assets under a three-year, noncancelable capital lease for vehicles, which had a gross carrying value of $3,151 at December 31, 2014.

Future minimum payments under these leases as of December 31, 2014, are as follows:

Year ending December 31:
2015	$1,053
2016	704
2017	120

Total	$1,877

Capital lease amortization expense for the year ended December 31, 2014 was $832.

10. Income Taxes

The Company accounts for income taxes using the asset and liability method, in accordance with ASC 740, Income Taxes. Under this method, the Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. The Company measures deferred tax assets and liabilities using the enacted tax laws expected to apply to taxable income in the years in which it is expected that those temporary differences will be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax laws is recognized in the results of the Company’s operations during the period that includes the enactment date. Valuation allowances are recorded to reduce deferred tax assets when it is determined that it is more likely than not that some or all of the deferred tax assets will not be realized.

As a limited liability company, the Company’s taxable income or loss is allocated to members in accordance with their respective percentage ownership. Intermediate Holdco and subsidiaries are taxed as corporations. Alarm Security Group LLC is the primary operating entity within the consolidated return. Current-period income tax expense and deferred income taxes are reflected in the accompanying consolidated financial statements.

ASC 740-10, Accounting for Uncertainty in Income Taxes, provides guidance on accounting for uncertainty in income taxes. The guidance clarifies the accounting for income taxes by prescribing a minimum recognition threshold, which all income tax positions must achieve before being recognized in the financial statements. The guidance requires companies to determine whether it is “more likely than not” that a tax position will be sustained upon examination by the appropriate taxing authorities before any part of the tax benefit can be recorded in the financial statements. It also provides guidance on the recognition, measurement, and classification of income tax uncertainties, along with any related interest and penalties. Previously recorded income tax benefits that no longer meet this standard are required to be charged to earnings in the period that such determination is made. In addition, the guidance requires expanded annual disclosures, including a rollforward of the beginning and ending aggregate unrecognized tax benefits, as well as specific detail related to tax uncertainties for which it is reasonably possible the amount of the unrecognized tax benefit will significantly increase or decrease within 12 months. There were no amounts recorded as uncertain tax positions as of December 31, 2014. The Company elected to classify interest and penalties related to unrecognized tax benefits as a component of income tax expense; however, no amounts were recorded during 2014. The Company’s federal income tax returns have not been examined by the Internal Revenue Service during open or closed years. The federal statute of limitations remains open for the year ended December 31, 2011, and later years. Most state jurisdictions have statutes of limitation generally ranging from three to five years. During 2014, the Company was audited by the state of New York for the periods from 2010 through 2012. The examination is currently ongoing, however, the Company anticipates no material changes to the tax returns as filed. Therefore, the Company does not believe that it is reasonably possible that the gross unrecognized tax benefit may change materially within the next 12 months.

The components of the Company’s income tax provision are as follows:

Year Ended December 31, 2014
Current income tax expense:
Federal	$—
State	350

Total current	350
Deferred income tax (benefit) expense:
Federal	(1,461)
State	(181)

Total deferred	(1,642)

Total income tax (benefit) expense	$(1,292)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities calculated for financial reporting purposes and the amounts calculated for preparing income tax returns in accordance with tax regulations and the net tax effects of operating loss and tax credit carryforwards. As of December 31, 2014, valuation allowances of approximately $80,752 were recorded against the Company’s deferred tax assets, with the exception of state tax credits of $594.

Components of deferred taxes are as follows:

December 31, 2014
Deferred tax assets:
State tax credit carryforwards	$594
Net operating loss carryforwards	48,620
Depreciation and amortization	32,063
Other	1,817

Total	83,094
Valuation allowance	(80,752)

Net deferred tax assets	2,342
Deferred tax liabilities:
Indefinite-lived intangibles	(5,799)
Depreciation and amortization	(765)
Purchase contracts	(516)
Other	(468)

Total deferred tax liabilities	(7,548)

Net deferred tax assets	$(5,206)

As of December 31, 2014, the Company has applied a full valuation allowance against its net deferred tax assets with the exception of its Texas Margin Tax Credits. The Company does not consider deferred tax liabilities related to indefinite-lived intangibles in evaluating the realizability of its deferred tax assets as the timing of their reversal cannot be determined. The Company recorded the valuation allowance due to its current cumulative losses and the uncertainty of future taxable income.

In 2006, Texas transitioned its tax system from a franchise tax to a gross margin tax. This transition generated a temporary credit for business loss carryforwards. This credit allows companies to receive a tax benefit from historical franchise tax net operating losses that would be otherwise lost. The credit is available over a 20-year period. The gross margin tax is based on revenue with limited adjustments and is not dependent upon taxable income. As a result, the Company will derive a benefit from the tax credits against its Texas Margin Tax in future years in the amount of $594 as of December 31, 2014.

The Company has a federal net operating loss carryforward totaling $127,843 as of December 31, 2014, which expires over a 20-year period through 2034. The gross amount of the state net operating loss is equal to or less than the federal net operating loss carryforward and expires over various periods based on individual state tax law.

A reconciliation of the U.S. federal statutory income tax rate to the Company’s actual income tax rate is provided below.

	December 31, 2014
Tax at federal statutory rate	$(16,162)	34.00%
State, net of federal benefit	(1,603)	3.37
Tax credits	16	(0.03)
Deferred compensation	664	(1.40)
Other permanent differences	98	(0.21)
Impact of adjusting effective rate	302	(0.63)
Valuation allowance	15,388	(32.37)
Other	5	(0.01)

Recorded tax (benefit) expense	$(1,292)	(2.72)%

11. Members’ Deficit

The Company has four classes of economic units:

	Class A Units	Common Units	Class Y Units	Class Z Units
December 31, 2014
Authorized	78,838	8,961	6,605	6,605
Issued	78,838	8,961	6,605	6,605
Outstanding	78,838	8,961	6,605	6,605

Other than in respect of tax distributions, distributions shall be made to shareholders in the following order or priority:

First, to the holders of Class A Preferred Units (ratably among such holders based upon their aggregate unreturned capital), an amount equal to the unreturned capital in respect of the Class A Units;

Second, to the holders of Class A Preferred Units (ratably among such holders based on their aggregate unpaid yield), an amount equal to the accrued and unpaid yield of 10% per year compounded quarterly through January 28, 2011, and 5% per year compounded quarterly thereafter, in respect of the Class A Units;

Third, to the holders of Class A Preferred Units and vested Common Units (ratably among such holders based on the number of such Units held by each such holder immediately prior to such distribution) until certain return thresholds are achieved;

Fourth, 50% to the holders of the Class Y Units (ratably among such holders based on the number of such Units held by each such holder immediately prior to such distribution) and 50% to the holders of the Class A Units and Common Units (ratably among such holders based on the number of such Units held by each such holder immediately prior to such distribution), up to a specified amount; and

Fifth, to the holders of the Class A Preferred Units and Class Z Units, provided, however, that the holders of Class Y Units and Class Z Units shall only be entitled to distributions in the event that their return thresholds (see Note 2) are satisfied.

Upon a liquidation of the Company, all members receive a distribution in proportion to their respective capital accounts.

12. Related-Party Transactions

The Company is party to an arrangement to pay a quarterly fee equal to 0.7% of the amount invested by Parthenon, an investor in Holdings, to PCap, L.P. for business advisory services. PCap, L.P. is an affiliate of the investors in Holdings, which is the parent of ASG Intermediate Holdco. For the year ended December 31, 2014, $441 was reflected as an expense within general and administrative expenses in the accompanying consolidated financial statements and no amounts are outstanding.

In connection with the Company’s acquisition of the assets of Texana in December 2011, the Company entered into a subordinated promissory note agreement with Smith Investments RGV, Inc. for $1,400 at an interest rate of 7.0% per annum with interest and principal payments made quarterly, and the aggregate unpaid principal balance due to mature on December 1, 2016. A principal of Smith Investments RGV, Inc. is an employee of the Company.

13. Subsequent Events

The Company has evaluated subsequent events that have occurred for recognition or disclosure through April 30, 2015, the date the financial statements were available to be issued.

Through April 30, 2015, the Company acquired certain assets and assumed certain liabilities from six alarm service companies providing both commercial and residential services. The Company paid total cash consideration of $8,116, with the majority of the acquisitions being funded through draws against the Credit Facility. The most significant asset recorded related to the purchased accounts has a total value assigned of $7,958. Additionally, the transactions had holdback provisions totaling $783.

On January 23, 2015, the Company entered into a Commitment Increase Agreement to add $15,000 of borrowing capacity under its revolving line of credit. This increased the Company’s total borrowing capacity under the Amended and Restated Credit Facility to $317,500. Other than this change, the Commitment Increase Agreement did not alter any terms of the original agreement.

Through and including                    , 2018 (the 25th day after the date of this prospectus), all dealers effecting transactions in the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

111,111,111 Shares

ADT Inc.

Common Stock

PROSPECTUS

                    , 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Set forth below is a table of the registration fee for the Securities and Exchange Commission (the “SEC”) and estimates of all other expenses to be paid by the registrant in connection with the issuance and distribution of the securities described in the registration statement:

SEC registration fee	$302,258.33
Stock exchange listing fee	295,000.00
Financial Industry Regulatory Authority filing fee	210,000.00
Printing expenses	725,000.00
Legal fees and expenses	3,100,000.00
Accounting fees and expenses	2,254,193.00
Blue Sky fees and expenses	10,000.00
Transfer agent and registrar fees	5,000.00
Miscellaneous	100,000.00

Total	$7,001,451.33

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending, or completed actions, suits, or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders, or disinterested directors or otherwise. The registrant’s amended and restated bylaws provide for indemnification by the registrant of its directors, officers, and employees to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its amended and restated certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions, or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The registrant’s amended and restated certificate of incorporation provides for such limitation of liability.

The registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (b) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The proposed form of underwriting agreement we enter into in connection with the sale of common stock being registered will provide for indemnification of directors and officers of the registrant by the underwriters against certain liabilities.

We expect to enter into customary indemnification agreements with our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

Item 15. Recent Sales of Unregistered Securities

Set forth below is information regarding securities sold or granted by us within the past three years that were not registered under the Securities Act of 1933, as amended (the “Securities Act”). Also included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed for such sales and grants. Such information is rounded to the nearest whole number.

Options

•	On November 21, 2016, we issued 1,850,000 options to acquire shares of our common stock to certain employees pursuant to our 2016 Equity Incentive Plan.

•	On December 22, 2016, we issued 61,111 options to acquire shares of our common stock to certain employees pursuant to our 2016 Equity Incentive Plan.

•	On March 27, 2017, we issued 855,556 options to acquire shares of our common stock to certain employees pursuant to our 2016 Equity Incentive Plan.

•	On June 29, 2017, we issued 279,253 options to acquire shares of our common stock to certain employees pursuant to our 2016 Equity Incentive Plan.

•	On August 21, 2017, we issued 50,000 options to acquire shares of our common stock to certain employees pursuant to our 2016 Equity Incentive Plan.

Common Stock

•	On May 15, 2015, in connection with the Formation Transactions, we issued 100 shares of our common stock, par value $0.01 per share, to Prime Security Services TopCo Parent, L.P. for total proceeds of $1.00.

•	On May 2, 2016, in connection with the ADT Acquisition, we effected a stock split whereby the 100 shares of our common stock issued and outstanding as of such date were reclassified as 950,000 shares of our common stock.

•	On November 7, 2016, we effected a stock split whereby the 950,000 shares of our common stock issued and outstanding as of such date were reclassified as 381,155,769 shares of our common stock.

•	On December 30, 2016, we issued 192,814 shares of our common stock to Prime Security Services TopCo Parent, L.P. for total proceeds of approximately $2.5 million.

•	On June 28, 2017, we issued 24,217 shares of our common stock to Prime Security Services TopCo Parent, L.P. for total proceeds of approximately $290,000.

•	On October 17, 2017, we issued 3,771 shares of our common stock to Prime Security Services TopCo Parent, L.P.

•	On October 18, 2017, we issued 1,111 shares of our common stock to a former employee upon such former employee’s exercise of his vested options.

•	On October 27, 2017, we issued 12,108 shares of our common stock to Prime Security Services TopCo Parent, L.P. for total proceeds of approximately $200,000.

•	On November 3, 2017, we issued 1,389 shares of our common stock to a former employee upon such former employee’s exercise of his vested options.

•	On January 4, 2018, we effected a stock split whereby our issued and outstanding shares of common stock were reclassified as 644,277,740 shares of our common stock (excluding 20,330,014 unvested shares of common stock).

Preferred Securities

•	On May 2, 2016, in connection with the ADT Acquisition, we issued 750,000 shares of Series A Preferred Securities, par value $0.01 per share, to an affiliate of Koch Industries, Inc. for total proceeds of approximately $659 million.

Except as otherwise noted above, these transactions were exempt from registration pursuant to Section 4(a)(2) of the Securities Act, as they were transactions by an issuer that did not involve a public offering of securities.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Exhibit Description

1.1+	Form of Underwriting Agreement

3.1+	Form of Amended and Restated Certificate of Incorporation of ADT Inc.

3.2+	Form of Amended and Restated Bylaws of ADT Inc.

3.3+	Form of Certificate of Designation for Koch Preferred Securities

4.1+	Indenture, dated as of July 5, 2012, by and between The ADT Corporation and Wells Fargo Bank, National Association

4.2+	First Supplemental Indenture, dated as of July 5, 2012, by and among The ADT Corporation, Tyco International Ltd. and Wells Fargo Bank, National Association

4.3+	Second Supplemental Indenture, dated as of July 5, 2012, by and among The ADT Corporation, Tyco International Ltd. and Wells Fargo Bank, National Association

4.4+	Third Supplemental Indenture, dated as of July 5, 2012, by and among The ADT Corporation, Tyco International Ltd. and Wells Fargo Bank, National Association

4.5+	Fourth Supplemental Indenture, dated as of January 14, 2013, by and between The ADT Corporation and Wells Fargo Bank, National Association

4.6+	Fifth Supplemental Indenture, dated as of October 1, 2013, by and between The ADT Corporation and Wells Fargo Bank, National Association

4.7+	Sixth Supplemental Indenture, dated as of April 8, 2016, under 2012 Base Indenture, by and among The ADT Corporation, the guarantors party thereto and the Wells Fargo Bank, National Association

4.8+	Seventh Supplemental Indenture, dated as of April 22, 2016, under 2012 Base Indenture, by and among The ADT Corporation, the guarantors party thereto and the Wells Fargo Bank, National Association

4.9+	Eighth Supplemental Indenture, dated as of May 2, 2016, under 2012 Base Indenture, by and among Prime Finance, Inc., The ADT Corporation and the Wells Fargo Bank, National Association

4.10+	Indenture, dated as of March 19, 2014, by and between The ADT Corporation and Wells Fargo Bank, National Association

Exhibit Number	Exhibit Description

4.11+	Officer’s Certificate, dated as of December 18, 2014, of The ADT Corporation, establishing the terms of its 5.250% Senior Notes due 2020 (including form Note)

4.12+	First Supplemental Indenture, dated as of April 8, 2016 under 2014 Base Indenture, by and among The ADT Corporation, the guarantors party thereto and the Wells Fargo Bank, National Association

4.13+	Second Supplemental Indenture, dated as of May 2, 2016, under 2014 Base Indenture, by and among Prime Finance, Inc., The ADT Corporation and the Wells Fargo Bank, National Association

4.14+	Indenture, dated as of May 2, 2016, by and between Prime Security One MS, Inc. and the Wells Fargo Bank, National Association

4.15+	First Supplemental Indenture, dated as of May 2, 2016, by and among The ADT Corporation, the guarantors party thereto and the Wells Fargo Bank, National Association

4.16+	Second Lien Notes Indenture, dated as of May 2, 2016, by and among Prime Security Services Borrower, LLC, Prime Finance, Inc., Prime Guarantors and Wells Fargo Bank, National Association

4.17+	Second Lien Notes Supplemental Indenture, dated as of May 2, 2016, by and among Prime Security Services Borrower, LLC, Prime Finance, Inc., Prime Guarantors and Wells Fargo Bank, National Association

4.18+	Second Supplemental Indenture, dated as of August 9, 2016, by and between The ADT Corporation, the Notes Guarantors and Wells Fargo Bank, National Association

5.1+	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to the validity of the securities being offered

10.1+	Fifth Amended and Restated First Lien Credit Agreement, dated July 1, 2015, as amended and restated as of May 2, 2016, as further amended and restated as of June 23, 2016, December 28, 2016, February 13, 2017 and June 29, 2017, among Prime Security Services Holdings, LLC, as Holdings, Prime Security Services Borrower, LLC, as Borrower, the Lenders Party thereto and Barclays Bank PLC, as Administrative Agent

10.2+	Subsidiary Guarantee Agreement (First Lien), dated July 1, 2015, among the Subsidiaries of Prime Security Services Borrower, LLC named therein and Credit Suisse AG, Cayman Islands Branch, as Collateral Agent

10.3+	Supplement No. 1, dated as of May 2, 2016, to the Collateral Agreement (First Lien) dated as of July 1, 2015 by Prime Security Services Borrower, LLC and Barclays Bank PLC, as Collateral Agent

10.4+	Holdings Guarantee and Pledge Agreement (First Lien), dated and effective as of July 1, 2015, between Prime Security Services Holdings, LLC, as Holdings, and Credit Suisse AG, Cayman Islands Branch, as Collateral Agent

10.5+	Collateral Agreement (First Lien), dated as of July 1, 2015 among Prime Security Services Borrower, LLC, each Subsidiary of Prime Security Services Borrower, LLC from time to time identified therein as a party and Barclays Bank PLC, as Collateral Agent

10.6+	Supplement No. 1, dated as of May 2, 2016, to the Subsidiary Guarantee Agreement (First Lien) dated as of July 1, 2015, by each subsidiary of Prime Securities Services Borrower, LLC and Barclays Bank PLC, as Collateral Agent

10.7+	Collateral Agreement (Second Lien), dated as of May 2, 2016, among Prime Security Services Borrower, LLC, as Issuer, Prime Finance Inc., as Co-Issuer, each Subsidiary Guarantor party thereto and Wells Fargo Bank, National Association, as Collateral Agent

Exhibit Number	Exhibit Description

10.8+	First Lien/First Lien Intercreditor Agreement, dated as of May 2, 2016 among Barclays Bank PLC, as Collateral Agent, Barclays Bank PLC, as Authorized Representative under the Credit Agreement, Wells Fargo Bank, National Association, as the Initial Other Authorized Representative, and each additional Authorized Representative from time to time party hereto relating to Prime Security Services Borrower, LLC

10.9+	First Lien/Second Lien Intercreditor Agreement, dated as of July 1, 2015, between Credit Suisse AG, Cayman Islands Branch, as First Lien Facility Agent and Applicable First Lien Agent, and Credit Suisse AG, Cayman Islands Branch, as Second Lien Facility Agent and Applicable Second Lien Agent relating to Prime Security Services Borrower, LLC

10.10+	Acknowledgement of and Consent to First Lien/Second Lien Intercreditor Agreement, dated as of July 1, 2015, by the pledgers party thereto

10.11+	Consent and Acknowledgment (Other First Lien Obligations) (March 2014 Indenture), dated as of May 2, 2016, by Wells Fargo Bank, National Association, as an Other First Lien Obligations Agent

10.12+	Consent and Acknowledgment (Other First Lien Obligations) (July 2012 Indenture), dated as of May 2, 2016, by Wells Fargo Bank, National Association, as an Other First Lien Obligations Agent

10.13+	Consent and Acknowledgment (Other First Lien Obligations) (2032 Notes), dated as of May 2, 2016, by Wells Fargo Bank, National Association, as an Other First Lien Obligations Agent

10.14+	Consent and Acknowledgment (Other Second Lien Obligations), dated as of May 2, 2016, by Wells Fargo Bank, National Association, as an Other Second Lien Obligations Agent

10.15+	Consent of Grantors (First Lien/First Lien Intercreditor Agreement), dated as of May 2, 2016, by the grantors party thereto

10.16+	Acknowledgment of and Consent to First Lien/Second Lien Intercreditor Agreement by the pledgors party thereto

10.17+	Tax Sharing Agreement, dated as of September 28, 2012, by and among Pentair Ltd., Tyco International Ltd., Tyco International Finance S.A., and The ADT Corporation

10.18+	Non-Income Tax Sharing Agreement dated as of September 28, 2012, by and among Tyco International Ltd., Tyco International Finance S.A., and The ADT Corporation

10.19+	Trademark Agreement, dated as of September 25, 2012, by and among ADT Services GmbH, ADT US Holdings, Inc., Tyco International Ltd. and The ADT Corporation

10.20+	Patent Agreement, dated as of September 26, 2012, by and between Tyco International Ltd. and The ADT Corporation

10.21+	Separation and Distribution Agreement, dated September 26, 2012 by and among Tyco International Ltd., Tyco International Finance S.A., The ADT Corporation and ADT LLC

10.22+	ADT LLC Supplemental Savings and Retirement Plan, effective as of April 1, 2017

10.23+	Form of Stockholders Agreement by and between the ADT Inc. and Prime Securities Services TopCo, LP

10.24+	Form of Registration Rights Agreement by and between the ADT Inc. and Prime Securities Services TopCo, LP

10.25+	Amended and Restated Employment Agreement, dated December 19, 2017, between The ADT Security Corporation (together with any of its subsidiaries and Affiliates) and Donald Young

Exhibit Number	Exhibit Description

10.26+	Amended and Restated Employment Agreement, dated December 19, 2017, between The ADT Security Corporation (together with any of its subsidiaries and Affiliates) and Jamie Haenggi

10.27+	Amended and Restated Employment Agreement, dated December 19, 2017, between The ADT Security Corporation (together with any of its subsidiaries and Affiliates) and P. Gray Finney

10.28+	Amended and Restated Employment Agreement, dated December 19, 2017, between The ADT Security Corporation (together with any of its subsidiaries and Affiliates) and Daniel M. Bresingham

10.29+	Amended and Restated Employment Agreement, dated December 19, 2017, between The ADT Security Corporation (together with any of its subsidiaries and Affiliates) and Timothy J. Whall

10.30+	Amended and Restated Employment Agreement, dated December 19, 2017, between ADT LLC, (together with any of its subsidiaries and Affiliates) and James D. DeVries

10.31+	Amended and Restated Employment Agreement, dated December 19, 2017, between ADT LLC, (together with any of its subsidiaries and Affiliates) and Jeffrey Likosar

10.32+	ADT Inc. 2018 Omnibus Incentive Plan

10.33+	Form of Restricted Stock Unit Award Agreement for use under the ADT Inc. 2018 Omnibus Incentive Plan

10.34+	Form of Nonqualified Option Award Agreement for use under the ADT Inc. 2018 Omnibus Incentive Plan

10.35+	Form of Nonqualified Option Award Agreement for use under the ADT Inc. 2018 Omnibus Incentive Plan (Class B Unit Redemption)

10.36+	Form of Common Stock Award Agreement for use under the ADT Inc. 2018 Omnibus Incentive Plan

10.37+	Form of Investor Rights Agreement of Koch Preferred Securities

10.38+	Form of Consent of Preferred Majority Holder of Koch Preferred Securities

10.39	Form of Amended and Restated Management Investor Rights Agreement

21.1+	Subsidiaries of ADT Inc.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered certified public accounting firm

23.2	Consent of Ernst & Young LLP, Independent Auditors

23.3	Consent of Deloitte & Touche LLP, independent registered public accounting firm

23.4+	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1)

24.1+	Powers of Attorney (included in signature page)

+	Previously filed.

(b) Financial Statement Schedule

See the Index to the consolidated financial statements included on page F-1 for a list of the financial statements included in this registration statement. All schedules not identified above have been omitted because they are not required, are inapplicable, or the information is included in the consolidated financial statements or notes contained in this registration statement.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Exhibit Description

1.1+	Form of Underwriting Agreement

3.1+	Form of Amended and Restated Certificate of Incorporation of ADT Inc.

3.2+	Form of Amended and Restated Bylaws of ADT Inc.

3.3+	Form of Certificate of Designation for Koch Preferred Securities

4.1+	Indenture, dated as of July 5, 2012, by and between The ADT Corporation and Wells Fargo Bank, National Association

4.2+	First Supplemental Indenture, dated as of July 5, 2012, by and among The ADT Corporation, Tyco International Ltd. and Wells Fargo Bank, National Association

4.3+	Second Supplemental Indenture, dated as of July 5, 2012, by and among The ADT Corporation, Tyco International Ltd. and Wells Fargo Bank, National Association

4.4+	Third Supplemental Indenture, dated as of July 5, 2012, by and among The ADT Corporation, Tyco International Ltd. and Wells Fargo Bank, National Association

4.5+	Fourth Supplemental Indenture, dated as of January 14, 2013, by and between The ADT Corporation and Wells Fargo Bank, National Association

4.6+	Fifth Supplemental Indenture, dated as of October 1, 2013, by and between The ADT Corporation and Wells Fargo Bank, National Association

4.7+	Sixth Supplemental Indenture, dated as of April 8, 2016, under 2012 Base Indenture, by and among The ADT Corporation, the guarantors party thereto and the Wells Fargo Bank, National Association

4.8+	Seventh Supplemental Indenture, dated as of April 22, 2016, under 2012 Base Indenture, by and among The ADT Corporation, the guarantors party thereto and the Wells Fargo Bank, National Association

4.9+	Eighth Supplemental Indenture, dated as of May 2, 2016, under 2012 Base Indenture, by and among Prime Finance, Inc., The ADT Corporation and the Wells Fargo Bank, National Association

4.10+	Indenture, dated as of March 19, 2014, by and between The ADT Corporation and Wells Fargo Bank, National Association

4.11+	Officer’s Certificate, dated as of December 18, 2014, of The ADT Corporation, establishing the terms of its 5.250% Senior Notes due 2020 (including form Note)

4.12+	First Supplemental Indenture, dated as of April 8, 2016 under 2014 Base Indenture, by and among The ADT Corporation, the guarantors party thereto and the Wells Fargo Bank, National Association

4.13+	Second Supplemental Indenture, dated as of May 2, 2016, under 2014 Base Indenture, by and among Prime Finance, Inc., The ADT Corporation and the Wells Fargo Bank, National Association

4.14+	Indenture, dated as of May 2, 2016, by and between Prime Security One MS, Inc. and the Wells Fargo Bank, National Association

4.15+	First Supplemental Indenture, dated as of May 2, 2016, by and among The ADT Corporation, the guarantors party thereto and the Wells Fargo Bank, National Association

4.16+	Second Lien Notes Indenture, dated as of May 2, 2016, by and among Prime Security Services Borrower, LLC, Prime Finance, Inc., Prime Guarantors and Wells Fargo Bank, National Association

4.17+	Second Lien Notes Supplemental Indenture, dated as of May 2, 2016, by and among Prime Security Services Borrower, LLC, Prime Finance, Inc., Prime Guarantors and Wells Fargo Bank, National Association

4.18+	Second Supplemental Indenture, dated as of August 9, 2016, by and between The ADT Corporation, the Notes Guarantors and Wells Fargo Bank, National Association

Exhibit Number	Exhibit Description

5.1+	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to the validity of the securities being offered

10.1+	Fifth Amended and Restated First Lien Credit Agreement, dated July 1, 2015, as amended and restated as of May 2, 2016, as further amended and restated as of June 23, 2016, December 28, 2016, February 13, 2017 and June 29, 2017, among Prime Security Services Holdings, LLC, as Holdings, Prime Security Services Borrower, LLC, as Borrower, the Lenders Party thereto and Barclays Bank PLC, as Administrative Agent

10.2+	Subsidiary Guarantee Agreement (First Lien), dated July 1, 2015, among the Subsidiaries of Prime Security Services Borrower, LLC named therein and Credit Suisse AG, Cayman Islands Branch, as Collateral Agent

10.3+	Supplement No. 1, dated as of May 2, 2016, to the Collateral Agreement (First Lien) dated as of July 1, 2015 by Prime Security Services Borrower, LLC and Barclays Bank PLC, as Collateral Agent

10.4+	Holdings Guarantee and Pledge Agreement (First Lien), dated and effective as of July 1, 2015, between Prime Security Services Holdings, LLC, as Holdings, and Credit Suisse AG, Cayman Islands Branch, as Collateral Agent

10.5+	Collateral Agreement (First Lien), dated as of July 1, 2015 among Prime Security Services Borrower, LLC, each Subsidiary of Prime Security Services Borrower, LLC from time to time identified therein as a party and Barclays Bank PLC, as Collateral Agent

10.6+	Supplement No. 1, dated as of May 2, 2016, to the Subsidiary Guarantee Agreement (First Lien) dated as of July 1, 2015, by each subsidiary of Prime Securities Services Borrower, LLC and Barclays Bank PLC, as Collateral Agent

10.7+	Collateral Agreement (Second Lien), dated as of May 2, 2016, among Prime Security Services Borrower, LLC, as Issuer, Prime Finance Inc., as Co-Issuer, each Subsidiary Guarantor party thereto and Wells Fargo Bank, National Association, as Collateral Agent

10.8+	First Lien/First Lien Intercreditor Agreement, dated as of May 2, 2016 among Barclays Bank PLC, as Collateral Agent, Barclays Bank PLC, as Authorized Representative under the Credit Agreement, Wells Fargo Bank, National Association, as the Initial Other Authorized Representative, and each additional Authorized Representative from time to time party hereto relating to Prime Security Services Borrower, LLC

10.9+	First Lien/Second Lien Intercreditor Agreement, dated as of July 1, 2015, between Credit Suisse AG, Cayman Islands Branch, as First Lien Facility Agent and Applicable First Lien Agent, and Credit Suisse AG, Cayman Islands Branch, as Second Lien Facility Agent and Applicable Second Lien Agent relating to Prime Security Services Borrower, LLC

10.10+	Acknowledgement of and Consent to First Lien/Second Lien Intercreditor Agreement, dated as of July 1, 2015, by the pledgers party thereto

10.11+	Consent and Acknowledgment (Other First Lien Obligations) (March 2014 Indenture), dated as of May 2, 2016, by Wells Fargo Bank, National Association, as an Other First Lien Obligations Agent

10.12+	Consent and Acknowledgment (Other First Lien Obligations) (July 2012 Indenture), dated as of May 2, 2016, by Wells Fargo Bank, National Association, as an Other First Lien Obligations Agent

10.13+	Consent and Acknowledgment (Other First Lien Obligations) (2032 Notes), dated as of May 2, 2016, by Wells Fargo Bank, National Association, as an Other First Lien Obligations Agent

10.14+	Consent and Acknowledgment (Other Second Lien Obligations), dated as of May 2, 2016, by Wells Fargo Bank, National Association, as an Other Second Lien Obligations Agent

Exhibit Number	Exhibit Description

10.15+	Consent of Grantors (First Lien/First Lien Intercreditor Agreement), dated as of May 2, 2016, by the grantors party thereto

10.16+	Acknowledgment of and Consent to First Lien/Second Lien Intercreditor Agreement by the pledgors party thereto

10.17+	Tax Sharing Agreement, dated as of September 28, 2012, by and among Pentair Ltd., Tyco International Ltd., Tyco International Finance S.A., and The ADT Corporation

10.18+	Non-Income Tax Sharing Agreement dated as of September 28, 2012, by and among Tyco International Ltd., Tyco International Finance S.A., and The ADT Corporation

10.19+	Trademark Agreement, dated as of September 25, 2012, by and among ADT Services GmbH, ADT US Holdings, Inc., Tyco International Ltd. and The ADT Corporation

10.20+	Patent Agreement, dated as of September 26, 2012, by and between Tyco International Ltd. and The ADT Corporation

10.21+	Separation and Distribution Agreement, dated September 26, 2012 by and among Tyco International Ltd., Tyco International Finance S.A., The ADT Corporation and ADT LLC

10.22+	ADT LLC Supplemental Savings and Retirement Plan, effective as of April 1, 2017

10.23+	Form of Stockholders Agreement by and between the ADT Inc. and Prime Securities Services TopCo, LP

10.24+	Form of Registration Rights Agreement by and between the ADT Inc. and Prime Securities Services TopCo, LP

10.25+	Amended and Restated Employment Agreement, dated December 19, 2017, between The ADT Security Corporation (together with any of its subsidiaries and Affiliates) and Donald Young

10.26+	Amended and Restated Employment Agreement, dated December 19, 2017, between The ADT Security Corporation (together with any of its subsidiaries and Affiliates) and Jamie Haenggi

10.27+	Amended and Restated Employment Agreement, dated December 19, 2017, between The ADT Security Corporation (together with any of its subsidiaries and Affiliates) and P. Gray Finney

10.28+	Amended and Restated Employment Agreement, dated December 19, 2017, between The ADT Security Corporation (together with any of its subsidiaries and Affiliates) and Daniel M. Bresingham

10.29+	Amended and Restated Employment Agreement, dated December 19, 2017, between The ADT Security Corporation (together with any of its subsidiaries and Affiliates) and Timothy J. Whall

10.30+	Amended and Restated Employment Agreement, dated December 19, 2017, between ADT LLC, (together with any of its subsidiaries and Affiliates) and James D. DeVries

10.31+	Amended and Restated Employment Agreement, dated December 19, 2017, between ADT LLC, (together with any of its subsidiaries and Affiliates) and Jeffrey Likosar

10.32+	ADT Inc. 2018 Omnibus Incentive Plan

10.33+	Form of Restricted Stock Unit Award Agreement for use under the ADT Inc. 2018 Omnibus Incentive Plan

10.34+	Form of Nonqualified Option Award Agreement for use under the ADT Inc. 2018 Omnibus Incentive Plan

10.35+	Form of Nonqualified Option Award Agreement for use under the ADT Inc. 2018 Omnibus Incentive Plan (Class B Unit Redemption)

10.36+	Form of Common Stock Award Agreement for use under the ADT Inc. 2018 Omnibus Incentive Plan

10.37+	Form of Investor Rights Agreement of Koch Preferred Securities

10.38+	Form of Consent of Preferred Majority Holder of Koch Preferred Securities

10.39	Form of Amended and Restated Management Investor Rights Agreement

21.1+	Subsidiaries of ADT Inc.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered certified public accounting firm

23.2	Consent of Ernst & Young LLP, Independent Auditors

Exhibit Number	Exhibit Description

23.3	Consent of Deloitte & Touche LLP, independent registered public accounting firm

23.4+	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1)

24.1+	Powers of Attorney (included in signature page)

+	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boca Raton, Florida, on the 17th day of January, 2018.

ADT Inc.

By:	/s/ Timothy J. Whall
Timothy J. Whall
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy J. Whall Timothy J. Whall	Chief Executive Officer and Director (Principal Executive Officer)	January 17, 2018

/s/ Jeffrey Likosar Jeffrey Likosar	Chief Financial Officer (Principal Financial and Accounting Officer)	January 17, 2018

* Marc E. Becker	Director	January 17, 2018

* Reed. B. Rayman	Director	January 17, 2018

* Matthew H. Nord	Director	January 17, 2018

Signature	Title	Date

* Andrew D. Africk	Director	January 17, 2018

* Eric L. Press	Director	January 17, 2018

* Lee J. Solomon	Director	January 17, 2018

* Stephanie Drescher	Director	January 17, 2018

* Brett Watson	Director	January 17, 2018

* David Ryan	Director	January 17, 2018

*By:	/s/ P. Gray Finney
P. Gray Finney
Attorney-in-Fact